Exhibit 1.36

Notice to U.S. Investors

The proposed transaction relates to the securities of CaixaBank, S.A. and Bankia, S.A., both companies incorporated in Spain. Information distributed in connection with the proposed transaction and the related shareholder vote is subject to Spanish disclosure requirements that are different from those of the United States. Financial statements and financial information included herein are prepared in accordance with Spanish accounting standards that may not be comparable to the financial statements or financial information of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the proposed transaction, since the companies are located in Spain and some or all of their officers and directors are residents of Spain. You may not be able to sue the companies or their officers or directors in a Spanish court for violations of the U.S. securities laws. Finally, it may be difficult to compel the companies and their affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the companies may purchase shares otherwise than under the proposed transaction, such as in open market or privately negotiated purchases, at any time during the pendency of the proposed transaction.

The ordinary shares of CaixaBank, S.A. have not been and are not intended to be registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States of America except pursuant to an applicable exemption from the registration requirements of such Act.

Audit Report on Consolidated Financial Statements issued by an Independent Auditor

BANKIA, S.A. AND SUBSIDIARIES

Consolidated Financial Statements and Consolidated Management Report

for the year ended December 31, 2019

Ernst & Young, S.L. Calle de Raimundo Fernández Villaverde, 65 28003 Madrid	Tel: 915 727 200 Fax: 915 727 238 ey.com

AUDIT REPORT ON CONSOLIDATED FINANCIAL STATEMENTS
ISSUED BY AN INDEPENDENT AUDITOR

Translation of a report and financial statements originally issued in Spanish. In the event of discrepancy, the Spanish-language version prevails (See Note 47)

To the shareholders of Bankia, S.A.:

Audit report on the consolidated financial statements

Opinion

We have audited the consolidated financial statements of Bankia, S.A. (the Parent company) and its subsidiaries (the Group), which comprise the consolidated balance sheet at December 31, 2019, the consolidated income statement, the consolidated statement of other comprehensive income, the consolidated statement of changes in equity, the consolidated cash flow statement, and the notes thereto, for the year then ended.

In our opinion, the accompanying consolidated financial statements give a true and fair view, in all material respects, of the consolidated equity and the consolidated financial position of the Group at December 31, 2019 and of its financial performance and its consolidated cash flows, for the year then ended in accordance with International Financial Reporting Standards, as adopted by the European Union (IFRS-EU), and other provisions in the regulatory framework applicable in Spain.

Basis for opinion

We conducted our audit in accordance with prevailing audit regulations in Spain. Our responsibilities under those standards are further described in the Auditor’s responsibilities for the audit of the consolidated financial statements section of our report.

We are independent of the Group in accordance with the ethical requirements, including those related to independence, that are relevant to our audit of the consolidated financial statements in Spain as required by prevailing audit regulations. In this regard, we have not provided non-audit services nor have any situations or circumstances arisen that might have compromised our mandatory independence in a manner prohibited by the aforementioned requirements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Domicilio Social: Calle de Raimundo Fernández Villaverde, 65. 28003 Madrid - Inscrita en el Registro Mercantil de Madrid, tomo 9.364 general, 8.130 de la sección 3ª del Libro de Sociedades, folio 68, hoja nº 87.690-1, inscripción 1ª. C.I.F. B-78970506.
A member firm of Ernst & Young Global Limited.

Key audit matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the consolidated financial statements of the current period. These matters were addressed in the context of our audit of the consolidated financial statements as a whole, and in forming our audit opinion thereon, and we do not provide a separate opinion on these matters.

Estimate of credit impairment losses on loans and advances at amortised cost

Description

Estimating the impairment loss allowance for credit risk is one of the most significant and complex elements of the Group’s financial reporting process. The accompanying notes 2.9, 3.1 and 12 and Appendix X to the accompanying consolidated financial statements explain the main principles and criteria applied by the Group to estimate impairment losses and disclose the estimated amounts, which are assessed individually or collectively.

The approach used for individual estimates takes into account mainly the identification and classification of impaired exposures or those with a significant increase in risk, the debtor’s expected future cash flows and, where appropriate, estimates of the realisable value of the related collateral.

The collective estimate is made using internal models that take into account matters such as the aggregation of transactions, distributing them in homogeneous groups based on their credit risk (e.g. borrower, type of transaction, guarantee or collateral); the identification and classification of exposures with a significant increase in risk or defaulted exposures; risk parameters (exposure, probability of default, loss given default), and scenarios and forecasts of future economic conditions.

Therefore, the estimate of impairment loss allowances for credit risk on the portfolio of loans and advances at amortised cost was considered a key audit matter.

Our response

Among the audit procedures carried out in this respect, we assessed and evaluated internal control and performed substantive tests on impairment allowances assessed both individually and collectively.

Regarding internal control, our tests focused on:

•	Reviewing compliance of the policies and procedures established by the Group and the internal model with applicable regulatory requirements.

•	Reviewing, in the granting process, the procedures established by the Group to evaluate the borrower’s creditworthiness based on future cash flows and its financial information.

•	Evaluating whether the regular review process of credit files for monitoring of their classification and identification of impairment, where applicable, is performed adequately.

•	Assessing the classification criteria for exposures based on the ageing of arrears, the transaction terms, including refinancing or forbearance, and the monitoring indicators or warnings in place.

•	Assessing the relevant controls in place for managing and valuing the guarantees related to credit transactions.

•	Checking the reliability and coherence of the information sources used in the calculations.

2

We also performed substantive procedures, consisting mainly of:

•	Evaluating with the involvement of our financial risk specialists: i) the reasonableness of the methodology and segmentation of borrowers into the various credit risk portfolio categories; ii) the correct classification of credit transactions into the appropriate categories based on whether there has been a significant increase in credit risk or a default event has occurred; iii) the completeness of the information used for estimating impairment; iv) historical credit risk loss rates; and v) the reasonableness of the assumptions used regarding the future performance of the macroeconomic variables in the various scenarios used.

•	Performing checks, for a sample of transactions, of underlying data to validate key information used by the internal models.

•	Re-calculating credit losses assessed on a collective basis.

•	Assessing the suitability of the discounted cash flow models and the valuation of collaterals for the individual assessment model.

•	Reviewing a sample of loan files for which impairment was assessed individually to verify whether, where applicable, the related impairment losses have been classified and recognised correctly.

Finally, we assessed whether the accompanying consolidated financial statements contain the disclosures required in the financial regulatory framework applied by the Group.

Estimate of impairment losses on real estate assets from foreclosures

Description

In Notes 2.15.2 and 2.20 to the accompanying consolidated financial statements, the Group describes the process for estimating impairment losses on foreclosed real estate assets based on third-party appraisals adjusted to reflect the Group’s experience in sales of these assets. Notes 15, 18 and Appendix IX to the accompanying consolidated financial statements describe the Group’s exposure to these assets and the impairment losses recognised.

The process for estimating impairment losses on these assets involves a significant degree of judgement by management, as a result of which we have considered it to be a key audit matter.

Our response

Our audit procedures included, among others, assessing and evaluating internal control and performing substantive tests, which consisted primarily of:

•	Assessing the ability, capacity and objectivity of the specialists engaged by the Group to appraise its real estate assets and the appropriateness of their work for use as audit evidence.

•	Analysing, based on a sample of appraisals, the reasonableness of the valuation procedures and approaches used by the specialists engaged by the Group’s management, with the involvement of our specialists.

•	Analysing the reasonableness of the key assumptions used in the internal valuation model.

•	Checking the reliability and coherence of the information sources used.

•	Re-calculating the discounts used in the internal model.

3

•	Re-calculating impairment losses on real estate assets arising from foreclosures.

Lastly, we assessed whether the accompanying consolidated financial statements contain the disclosures required in the financial regulatory framework applied by the Group.

Provisions for legal contingencies

Description

In Notes 2.18 and 20 to the accompanying consolidated financial statements, the Group describes the legal and administrative proceedings to which it is party arising from its ordinary operations.

Based on the information available, the Group has estimated the probability of having to settle an obligation arising from past events or circumstances and the impact on the financial statements, in respect of provisions, or the disclosures included therein, in respect of contingent liabilities.

In general, these proceedings are subject to uncertainty and are completed after a lengthy period of time, resulting in complex estimation processes. Notes 2.18 and 20 to the accompanying consolidated financial statements disclose the amounts and relevant information related to these proceedings.

Our response

Our work consisted mainly of:

•	Obtaining an understanding of the control environment and the Group’s policies for identifying and classifying legal proceedings and claims, and for estimating the related provisions.

•	Obtaining and analysing, with the involvement of our legal specialists in the most significant matters, the information prepared by the Group’s legal advisors regarding the ongoing proceedings in relation to the provisions recognised and the contingencies disclosed. We reviewed, among others, the supporting legal or regulatory documents for the purposes of evaluating the events and circumstances surrounding each case analysed that could have a material impact on the financial statements.

•	Obtaining confirmation letters from external lawyers to weigh their assessment of the expected outcomes of claims or lawsuits against the provisions and contingencies identified by the Group.

•	Performing substantive audit procedures to evaluate historical data and assumptions used by management to estimate the provision and its adequacy.

•	Assessing the recognition and changes in accounting provisions.

In addition, our audit included assessing whether the information included in the accompanying notes meets the requirements in the financial reporting framework applied by the Group.

4

Evaluation of the Group’s ability to recover deferred tax assets

Description

In accordance with the Group’s policies, as explained in Note 2.14 to the accompanying consolidated financial statements, deferred tax assets are only recognised when it is considered probable that there will be sufficient future taxable income to enable their application. As indicated in Note 26 to the accompanying consolidated financial statements, at 31 December 2019, the Group had deferred tax assets amounting to EUR 10,421 million, of which the recovery of EUR 7,466 is guaranteed through the monetisation mechanisms established in Royal Decree Law 14/2013 and article 130 of the Law on Corporate Income Tax.

Management assesses the Group’s ability to recover deferred tax assets based on estimates of future taxable profit using the Group’s financial projections and business plans and taking into account applicable tax legislation. Therefore, the assessment of the Group’s ability to recover deferred tax assets is a complex exercise requiring significant judgement and estimation.

Our response

We performed audit procedures to evaluate the assumptions used by management to estimate the recovery of deferred tax assets, focusing our analysis on the economic and financial assumptions used by the Group to estimate future taxable income. We also carried out a sensitivity analysis of income and evaluated the disclosures in the accompanying notes.

Automated financial reporting systems

Description

The continuity of the Group’s business processes is highly dependent on its IT infrastructure. Access privileges to the various systems are granted to employees so they can perform and fulfil their duties. These privileges are relevant, since they are designed to ensure that changes in applications are authorised, implemented and monitored appropriately and constitute key controls for mitigating the potential risk of fraud or error caused by access and changes to applications.

Our response

In the scope of our audit, we evaluated the general controls over the key information systems for financial reporting. Our work consisted mainly of assessing the general systems of access controls, change management and applications development, and their security, as well as the application controls established in the key processes for financial reporting, with the involvement of our IT specialists.

Other information: consolidated management report

Other information refers exclusively to the 2019 consolidated management report, the preparation of which is the responsibility of the parent company’s directors and is not an integral part of the consolidated financial statements.

5

Our opinion on the consolidated financial statements does not cover the consolidated management report. In conformity with prevailing audit regulations in Spain, our responsibility in terms of the consolidated management report is defined in the company audit governing regulations, which establishes two differentiated responsibility levels:

a)       A specific level that is applicable to the statement of non-financial information, as well as to certain information included in the Annual Corporate Governance Report, defined in article 35.2. b) of Law 22/2015 on Accounts Auditing, which solely consists of verifying that the aforementioned information was included in the consolidated management report or otherwise report on it.

b)       A general level applicable to the remaining information included in the consolidated management report, which consists of evaluating and reporting on the agreement of the mentioned information with the consolidated financial statements, based on the knowledge of the Group acquired from the audit of the financial statements and without including information other than that obtained as evidence during such audit, as well as evaluating and reporting whether the content and presentation of this section of the consolidated management report comply with the applicable regulations. If we conclude, based on the work performed, that there are material misstatements, we are compelled to report on this.

Based on the work performed, as described in the above paragraph, we verified that the specific information mentioned in section a) above was included in the consolidated management report and that the remaining information included in the consolidated management report agrees with that included in the 2019 consolidated financial statements and their content and presentation comply with the applicable regulations.

Responsibilities of the parent company´s directors and the audit committee for the consolidated financial statements

The directors of the parent company are responsible for the preparation of the accompanying consolidated financial statements so that they give a true and fair view of the equity, financial position and results of the Group, in accordance with IFRS-EU, and other provisions in the regulatory framework applicable to the Group in Spain, and for such internal control as they determine is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, the directors of the parent company are responsible for assessing the Group’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the directors either intend to liquidate the Group or to cease operations, or has no realistic alternative but to do so.

The audit committee is responsible for overseeing the Group’s financial reporting process.

Auditor’s responsibilities for the audit of the consolidated financial statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion.

6

Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with prevailing audit regulations in Spain will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with prevailing audit regulations in Spain, we exercise professional judgement and maintain professional skepticism throughout the audit. We also:

•	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•	Conclude on the appropriateness of the directors’ use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Group’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Group to cease to continue as a going concern.

•	Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

•	Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Group to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with the audit committee of the parent company regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide the audit committee of the parent company with a statement that we have complied with relevant ethical requirements, including those related to independence, and to communicate with them all matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

From the matters communicated with the audit committee, we determine those matters that were of most significance in the audit of the consolidated financial statements of the current period and are therefore the key audit matters.

7

We describe these matters in our auditor’s report unless law or regulation precludes public disclosure about the matter.

Report on other legal and regulatory requirements

Additional report to the audit committee

The opinion expressed in this audit report is consistent with the additional report we issued to the audit committee on February 24, 2020.

Term of engagement

The ordinary general shareholders’ meeting held on March 22, 2019 appointed us as auditors of the Group for one year, starting on the year beginning as of January 1, 2019.

Previously, we were appointed as auditors by the ordinary general shareholders’ meeting for one year and we have been carrying out the audit of the consolidated financial statements continuously since the year commenced January 1, 2013.

ERNST & YOUNG, S.L. (Registered in the Official Register of Auditors under No. S0530) (Signed in the original version)

By:
Jaume Pallerols Cat
(Registered in the Official Register of Auditors under No. 22702)

February 24, 2020

8

2019 Consolidated Financial Statements

December 2019

Bankia Group

Contents

Page

CONSOLIDATED FINANCIAL STATEMENTS

•	Consolidated balance sheet	1
•	Consolidated income statement	6
•	Consolidated statement of recognised income and expense	8
•	Consolidated statement of changes in equity	10
•	Consolidated statement of cash flows	12

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(1)	Description of the Group, incorporation of Bankia, reporting framework applied to draw up the consolidated financial statements and other information.	8
(2)	Principles, accounting policies and measurement bases applied	17
(3)	Risk management	52
(4)	Capital management	70
(5)	Earnings per share and dividend policy	76
(6)	Remuneration of Board members and senior executives	76
(7)	Proposed distribution of profit of Bankia, S.A.	79
(8)	Cash, cash balances at Central banks and other demand deposits	79
(9)	Financial assets and liabilities held for trading	80
(10)	Non-trading financial instruments mandatorily measured at fair value through profit or loss	81
(11)	Financial assets at fair value through other comprehensive income	82
(12)	Financial assets at amortised cost	83
(13)	Derivatives – hedge accounting	90
(14)	Investments in joint ventures and associates	94
(15)	Tangible assets	97
(16)	Intangible assets	98
(17)	Other assets	99
(18)	Non-current assets and disposal groups classified as held for sale	99
(19)	Financial liabilities at amortised cost	104
(20)	Provisions	107
(21)	Other liabilities	109
(22)	Equity	109
(23)	Accumulated other comprenhensive income	112
(24)	Minority interests [Non-controlling interests]	113
(25)	Fair value	114
(26)	Tax matters	122
(27)	Other significant disclosures	130
(28)	Contribution to consolidated profit or loss by company	133
(29)	Interest income	134
(30)	Interest expense	134
(31)	Dividend income	134
(32)	Share of profit/loss of entities accounted for using the equity method	134
(33)	Fee and commission income	135
(34)	Fee and commission expense	135
(35)	Gains and losses on financial assets and liabilities	136
(36)	Other operating income	136
(37)	Other operating expenses	136
(38)	Administrative expenses – Staff costs	142
(39)	Administrative expenses – Other general administrative expenses	143
(40)	Depreciation	143
(41)	Provisions or reversal of provisions	143
(42)	Impairment or reversal of impairment on financial assets not measured at fair value through profit or loss	143
(43)	Impairment or reversal of impairment on non-financial assets and investments in joint ventures and associates	143
(44)	Gains/ (losses) on disposal of non-financial assets and investments, net	143

(45)	Profit or (loss) from non-current assets and disposal groups classified as held for sale not qualifying as discontinued operations	144
(46)	Related parties	144
(47)	Explanation added for translation to English	147

Translation of consolidated financial statements originally issued in Spanish and prepared in accordance with the regulatory financial reporting framework applicable to the Group (see Notes 1.3 and 47). In the event of a discrepancy. the Spanish-language version prevails

BANKIA, S.A. AND SUBSIDIARIES COMPOSING THE BANKIA GROUP

Consolidated balance sheets at 31
December 2019 and 2018

	NOTE	31/12/2019	31/12/2018 (*)
	(Thousands of euros)
ASSETS
Cash, cash balances at Central banks and other demand deposits	8	13,202,885	4,753,800
Financial assets held for trading	9	6,690,901	6,307,967
Derivatives		6,518,725	6,022,496
Equity instruments		1,381	3,901
Debt securities		170,795	281,570
Loans and advances		—	—
Central banks		—	—
Credit institutions		—	—
Customers		—	—
Memorandum item: loaned or advanced as collateral with right to sell or pledge		67,682	590
Non-trading financial assets mandatorily at fair value through profit or loss	10	34,755	9,348
Equity instruments		—	—
Debt securities		237	187
Loans and advances		34,518	9,161
Central banks		—	—
Credit institutions		23,263	—
Customers		11,255	9,161
Memorandum item: loaned or advanced as collateral with right to sell or pledge		—	—
Financial assets designated at fair value through profit or loss		—	—
Debt securities		—	—
Loans and advances		—	—
Central banks		—	—
Credit institutions		—	—
Customers		—	—
Memorandum item: loaned or advanced as collateral with right to sell or pledge		—	—
Financial assets at fair value through other comprehensive income	11	11,981,872	15,635,715
Equity instruments		75,817	76,300
Debt securities		11,906,055	15,559,415
Loans and advances		—	—
Central banks		—	—
Credit institutions		—	—
Customers		—	—
Memorandum item: loaned or advanced as collateral with right to sell or pledge		7,568,250	15,559,415
Financial assets at amortised cost	12	155,968,440	156,461,440
Debt securities		33,067,987	33,742,245
Loans and advances		122,900,453	122,719,195
Central banks		-
Credit institutions		5,467,442	4,433,419
Customers		117,433,011	118,285,776
Memorandum item: loaned or advanced as collateral with right to sell or pledge		25,284,204	23,310,362
Derivatives – Hedge accounting	13	2,498,821	2,626,997
Fair value changes of the hedged items in portfolio hedge of interest rate risk		—	—
Investments in joint ventures and associates	14	454,902	305,887
Joint ventures		9,034	3,818
Associates		445,868	302,069
Assets under insurance or reinsurance contracts		-	-
Tangible assets	15	2,617,290	2,189,693
Property, plant and equipment		2,135,988	1,669,319
For own use		2,135,988	1,669,319
Leased out under operating lease		—	—
Assigned to welfare projects (savings banks and credit cooperatives)		—	—
Investment property		481,302	520,374
Of which: leased out under operating lease		481,302	520,374
Memorandum item: acquired in leasing		504,863	-
Intangible assets	16	401,406	297,554
Goodwill		88,462	90,862
Other intangible assets		312,944	206,692
Tax assets		10,863,999	11,088,695
Current tax assets		443,103	485,289
Deferred tax assets	26	10,420,896	10,603,406
Other assets	17	1,601,403	1,639,569
Insurance contracts linked to pensions		1,061,912	1,034,030
Inventories		—	—
Other		539,491	605,539
Non-current assets and disposal groups classified as held for sale	18	2,151,599	3,906,205
TOTAL ASSETS		208,468,273	205,222,870

The accompanying Notes 1 to 47 and Appendices I to XIII are an integral part of the consolidated balance sheet at 31 December 2019.

(*)	The consolidated balance sheet for 2018 is presented solely and exclusively for comparison purposes (see Note 1.5).

Translation of consolidated financial statements originally issued in Spanish and prepared in accordance with the regulatory financial reporting framework applicable to the Group (see Notes 1.3 and 47). In the event of a discrepancy. the Spanish-language version prevails

BANKIA, S.A. AND SUBSIDIARIES COMPOSING THE BANKIA GROUP

Consolidated balance sheets at 31 December 2019 and 2018

	NOTE	31/12/2019	31/12/2018(*)
	(Thousands of euros)
LIABILITIES AND EQUITY
Financial liabilities held for trading	9	6,750,111	6,046,596
Derivatives		6,478,878	5,924,515
Short positions		271,233	122,081
Deposits		—	—
Central banks		—	—
Credit institutions		—	—
Customers		—	—
Debt securities issued		—	—
Other financial liabilities		—	—
Financial liabilities designated at fair value through profit or loss		—	—
Deposits		—	—
Central banks		—	—
Credit institutions		—	—
Customers		—	—
Debt securities issued		—	—
Other financial liabilities		—	—
Memorandum item: subordinated liabilities		—	—
Financial liabilities at amortised cost	19	185,176,254	181,868,586
Deposits		165,053,977	161,963,232
Central banks		13,808,756	13,856,000
Credit institutions		26,460,485	21,787,756
Customers		124,784,736	126,319,476
Debt securities issued		18,679,709	18,360,095
Other financial liabilities		1,442,568	1,545,259
Memorandum item: subordinated liabilities		2,983,031	2,989,889
Derivatives – Hedge accounting	13	87,402	183,189
Fair value changes of the hedged items in portfolio hedge of interest rate risk		—	—
Liabilities under insurance or reinsurance contracts		—	—
Provisions	20	1,754,035	1,922,116
Pensions and other post employment defined benefit obligations		1,038,243	1,080,822
Other long term employee benefits		—	—
Pending legal issues and tax litigation		224,539	193,670
Commitments and guarantees given		301,717	373,082
Other provisions		189,536	274,542
Tax liabilities		467,742	555,842
Current tax liabilities		129	43
Deferred tax liabilities	26	467,613	555,799
Share capital repayable on demand		—	—
Other liabilities	21	893,975	1,106,217
Of which: welfare fund (only saving banks and credit cooperatives)		—	—
Liabilities included in disposal groups classified as held for sale	18	3,657	350,885
TOTAL LIABILITIES		195,133,176	192,033,431
Own funds	22	13,141,770	13,029,511
Capital		3,069,522	3,084,963
Paid up capital		3,069,522	3,084,963
Unpaid capital which has been called up		—	—
Memorandum item: Uncalled capital		—	—
Share premium		619,154	619,154
Equity instruments issued other than capital		—	—
Equity component of compound financial instruments		—	—
Other equity instruments issued		—	—
Other equity		—	—
Retained earnings		—	—
Revaluation reserves		—	—
Other reserves		8,962,001	8,718,830
Reserves or accumulated losses of investments in joint ventures and associates		(138,669)	(158,969)
Other		9,100,670	8,877,799
(-) Treasury shares		(50,343)	(96,646)
Profit or loss attributable to owners of the parent		541,436	703,210
(-) Interim dividends		—	—
Accumulated other comprehensive income	23	180,002	147,454
Item that will not be reclassified to profit or loss		57,233	54,627
Actuarial gains or (-) losses on defined benefit pension plans		34,056	29,939
Non-current assets and disposal groups classified as held for sale		(9,347)	—
Share of other recognised income and expense of investments in joint ventures and associates		4,219	3,183
Fair value changes of equity instruments measured at fair value through other comprehensive income		28,305	21,505
Hedge ineffectiveness of fair value hedges for equity instruments measured at fair value through other comprehensive income		—	—
Fair value changes of equity instruments measured at fair value through other comprehensive income [hedged item]		—	—
Fair value changes of equity instruments measured at fair value through other comprehensive income [hedging instrument]		—	—
Fair value changes of financial liabilities at fair value through profit or loss attributable to changes in their credit risk		—	—
Item that may be reclassified to profit or loss		122,769	92,827
Hedge of net investments in foreign operations [effective portion]		—	—
Foreign currency translation		(113)	(293)
Hedging derivatives. Cash flow hedges reserve [effective portion]		(8,006)	(2,299)
Fair value changes of debt instruments measured at fair value through other comprehensive income		82,085	62,459
Hedging instruments [not designated elements]		—	—
Non-current assets and disposal groups classified as held for sale		(2,674)	4,187
Share of other recognised income and expense of investments in joint ventures and associates		51,477	28,773
Minority interests [Non-controlling interests]	24	13,325	12,474
Accumulated other comprehensive income		1,444	1,318
Other Items		11,881	11,156
TOTAL EQUITY		13,335,097	13,189,439
TOTAL EQUITY AND TOTAL LIABILITIES		208,468,273	205,222,870
MEMORANDUM ITEMS: OFF-BALANCE SHEET ITEMS	27.2	36,704,675	33,820,938
Loan commitments given		23,256,169	20,888,323
Financial guarantees given		376,728	427,621
Contingent commitments given		13,071,778	12,504,994

The accompanying Notes 1 to 47 and Appendices I to XIII are an integral part of the consolidated balance sheet at 31 December 2019.

(*)	The consolidated balance sheet for 2018 is presented solely and exclusively for comparison purposes (see Note 1.5).

Translation of consolidated financial statements originally issued in Spanish and prepared in accordance with the regulatory financial reporting framework applicable to the Group (see Notes 1.3 and 47). In the event of a discrepancy. the Spanish-language version prevails

BANKIA, S.A. AND SUBSIDIARIES COMPOSING THE BANKIA GROUP

Consolidated income statements for the years ended 31 December 2019 and 2018

	NOTE	2019	2018(*)
	(Thousands of euros)
Interest income	29	2,459,289	2,454,206
Financial assets at fair value through other comprehensive income		143,340	233,101
Financial assets at amortised cost		2,180,847	2,240,785
Other interest income		135,102	(19,680)
(Interest expenses)	30	(436,262)	(405,149)
(Expenses on share capital repayable on demand)		—	—
A) NET INTEREST INCOME		2,023,027	2,049,057
Dividend income	31	17,434	10,796
Share of profit/(loss) of companies accounted for using the equity method	32	60,024	56,290
Fee and commission income	33	1,167,639	1,149,537
(Fee and commission expenses)	34	(86,996)	(84,548)
Gains or (-) losses on the derecognition in financial assets and liabilities not measured at fair value through profit or loss, net	35	288,744	399,555
Financial assets at amortised cost		71,247	1,539
Other financial assets and liabilities		217,497	398,016
Gains or (-) losses on financial assets and liabilities held for trading, net	35	19,870	40,060
Reclassification of financial assets out of measured at fair value through other comprehensive income		—	—
Reclassification of financial assets out of measured at amortised cost		—	—
Other gains or (-) losses		19,870	40,060
Gains or (-) losses on non-trading financial assets mandatorily at fair value through profit or loss, net		905	(429)
Reclassification of financial assets out of measured at fair value through other comprehensive income		—	—
Reclassification of financial assets out of measured at amortised cost		—	—
Other gains or (-) losses	35	905	(429)
Gains or (-) losses on financial assets and liabilities designated at fair value through profit or loss, net		—	—
Gains or (-) losses from hedge accounting, net	35	(11,531)	(28,534)
Exchange differences [gain or (-) loss], net		15,321	14,708
Other operating income	36	55,041	65,651
(Other operating expenses)	37	(304,448)	(304,381)
Of which: Mandatory provisions to welfare fund (only savings banks and credit cooperatives)		—	—
Income of assets under insurance and reinsurance contracts		—	—
(Expenses of liabilities under insurance or reinsurance contracts)		—	—
B) GROSS INCOME		3,245,030	3,367,762
(Administrative expenses)		(1,615,728)	(1,696,323)
(Staff expenses)	38	(1,119,420)	(1,160,842)
(Other administrative expenses)	39	(496,308)	(535,481)
(Depreciation)	40	(200,952)	(173,911)
(Provisions or (-) reversal of provisions)	41	(14,552)	(9,974)
(Impairment or (-) reversal of impairment on financial assets not measured at fair value through profit or loss)	42	(462,941)	(426,506)
(Financial assets at fair value through other comprehensive income)		552	(971)
(Financial assets at amortised cost)		(463,493)	(425,535)
C) TOTAL OPERATING INCOME, NET		950,857	1,061,048
(Impairment or (-) reversal of impairment of investments in subsidiaries, joint ventures and associates)	43	928	40,623
(Impairment or (-) reversal of impairment on non-financial assets)	43	(20,244)	(30,632)
(Tangible assets)		(14,544)	(22,724)
(Intangible assets)		(5,700)	(7,865)
(Other)		—	(43)
Profit or (-) loss on the derecognition in non-financial assets and investments, net	44	4,414	4,508
Negative goodwill recognised in profit or loss		—	—
Gain or (-) loss from non-current assets and disposal groups classified as held for sale not qualifying as discontinued operations	45	(180,265)	(155,434)
D) PROFIT OR (-) LOSS BEFORE TAX FROM CONTINUING OPERATIONS		755,690	920,113
(Tax expense or (-) income related to profit or loss from continuing operations)	26.3	(213,401)	(222,662)
E) PROFIT OR (-) LOSS AFTER TAX FROM CONTINUING OPERATIONS		542,289	697,451
Profit or (-) loss after tax from discontinued operations	18.5	—	6,047
F) PROFIT OR (-) LOSS FOR THE YEAR		542,289	703,498
Attributable to minority interest [non-controlling interests]	24	853	288
Attributable to owners of the parent		541,436	703,210
EARNINGS PER SHARE
Basic	5	0.16	0.22
Diluted	5	0.16	0.22

The accompanying Notes 1 to 47 and Appendices I to XIII are an integral part of the consolidated income statement at 31 December 2019.

(*)	The consolidated income statement for 2018 is presented solely and exclusively for comparison purposes (see Note 1.5)

Translation of consolidated financial statements originally issued in Spanish and prepared in accordance with the regulatory financial reporting framework applicable to the Group (see Notes 1.3 and 47). In the event of a discrepancy. the Spanish-language version prevails

BANKIA, S.A. AND SUBSIDIARIES COMPOSING THE BANKIA GROUP

Consolidated statements of recognised income and expense for the years ended 31 December 2019 and 2018

	2019	2018
	(Thousands of euros)
Profit or (-) loss	542,289	703,498
Other comprehensive income	32,674	(390,355)
Items that will not be reclassified to profit or loss	2,606	(18,641)
Actuarial gains or (-) losses on defined benefit pension plans	5,881	(26,893)
Non-current assets and disposal groups held for sale	(13,353)	—
Share of other recognised income and expense of investments in joint ventures and associates	1,036	(5,531)
Fair value changes of equity instruments measured at fair value through other comprehensive income	9,714	8,164
Gains or (-) losses from hedge accounting of equity instruments at fair value through other comprehensive income, net	—	—
Fair value changes of equity instruments measured at fair value through other comprehensive income [hedged item]	—	—
Fair value changes of equity instruments measured at fair value through other comprehensive income [hedging instrument]	—	—
Fair value changes of financial liabilities at fair value through profit or loss attributable to changes in the credit risk	—	—
Income tax relating to items that will not be reclassified	(672)	5,619
Items that may be reclassified to profit or loss	30,068	(371,714)
Hedge of net investments in foreign operations [effective portion]	—	—
Valuation gains or (-) losses taken to equity	—	—
Transferred to profit or loss	—	—
Other reclassifications	—	—
Foreign currency translation	257	608
Translation gains or (-) losses taken to equity	257	608
Transferred to profit or loss	—	—
Other reclassifications	—	—
Cash flow hedges [effective portion]	(8,153)	11,234
Valuation gains or (-) losses taken to equity	(8,153)	11,234
Transferred to profit or loss	—	—
Transferred to initial carrying amount of hedged items	—	—
Other reclassifications	—	—
Hedging instruments [not designated elements]	—	—
Valuation gains or (-) losses taken to equity	—	—
Transferred to profit or loss	—	—
Other reclassifications	—	—
Fair value changes of debt securities	28,037	(534,710)
Valuation gains or (-) losses taken to equity	241,175	(136,676)
Transferred to profit or loss	(213,138)	(398,034)
Other reclassifications	—	—
Non-current assets and disposal groups held for sale	(7,406)	7,697
Valuation gains or (-) losses taken to equity	(7,406)	7,697
Transferred to profit or loss	—	—
Other reclassifications	—	—
Share of other recognised income and expense of Investments in joint ventures and associates	22,704	(11,343)
Income tax relating to items that may be reclassified to profit or (-) loss	(5,371)	154,800
Total comprehensive income for the year	574,963	313,143
Attributable to minority interest [non-controlling interest]	979	617
Attributable to owners of the parent	573,984	312,526

The accompanying Notes 1 to 47 and Appendices I to XIII are an integral part of the statement of recognised income and expense at 2019.

(*)	The statement of recognised income and expenses for 2018 is presented solely and exclusively for comparison purposes. See Note1.5.

Translation of consolidated financial statements originally issued in Spanish and prepared in accordance with the regulatory financial reporting framework applicable to the Group (see Notes 1.3 and 47). In the event of a discrepancy. the Spanish-language version prevails

BANKIA, S.A. AND SUBSIDIARIES COMPOSING THE BANKIA GROUP

												Minority interests
Sources of equity changes	Capital	Share premium	Equity instruments issued other than Capital	Other equity	Retained earnings	Revaluation reserves	Other reserves	(-) Treasury shares	Profit or (-) loss attributable to owners of the parent	(-) Interim dividends	Accumulated other comprehensive income	Accumulated Other Comprehensive Income	Other Items	Total
	(Thousands of euros)
Opening balance at 31 December 2018 [before the restatement]	3,084,963	619,154	—	—	—	—	8,718,830	(96,646)	703,210	—	147,454	1,318	11,156	13,189,439
Effects of corrections of errors	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Effects of changes in accounting policies	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Opening balance [current period]	3,084,963	619,154	—	—	—	—	8,718,830	(96,646)	703,210	—	147,454	1,318	11,156	13,189,439
Comprehensive accumulated income					—	—	—		541,436		32,548	126	853	574,963
Other changes in equity	(15,441)	—	—	—	—	—	243,171	46,303	(703,210)	—	—	—	(128)	(429,305)
Issuance of ordinary shares	—	—			—	—	—						—	—
Issuance of preference shares	—	—	—		—	—	—						—	—
Issuance of other equity instruments			—		—	—	—						—	—
Exercise or expiration of other equity instruments issued			—		—	—	—						—	—
Conversion of debt to equity	—	—	—	—	—		—	—					—	—
Capital reduction	(15,441)	—			—	—	(34,559)	50,000	—				—	—
Dividends (or remuneration to shareholders)	—	—	—	—	—	—	(353,515)	—		—			—	(353,515)
Purchase of treasury shares					—	—	—	(64,971)				—	—	(64,971)
Sale or cancellation of treasury shares					—	—	(12,143)	61,274				—	—	49,131
Reclassification of financial instruments from equity to liabilities	—	—	—	—									—	—
Reclassification of financial instruments from liabilities to equity	—	—	—	—									—	—
Transfers between components of equity			—	—	—	—	703,210		(703,210)	—	—	—	—	—
Equity increase or (-) decrease resulting from business combinations	—	—	—	—	—	—	—	—			—		—	—
Share based payments	—	—		—				—					—	—
Other increases or (-) decreases in equity			—	—	—	—	(59,822)	—	—	—	—	—	(128)	(59,950)
Of which: discretionary provision to welfare funds (only savings banks and credit cooperatives)					—		—							—
Closing balance at 31 December 2019 [current period]	3,069,522	619,154	—	—	—	—	8,962,001	(50,343)	541,436	—	180,002	1,444	11,881	13,335,097

The accompanying Notes 1 to 47 and Appendices I to XIII are an integral part of the consolidated statement of changes in equity for the year 2019.

Translation of consolidated financial statements originally issued in Spanish and prepared in accordance with the regulatory financial reporting framework applicable to the Group (see Notes 1.3 and 47). In the event of a discrepancy. the Spanish-language version prevails

BANKIA, S.A. AND SUBSIDIARIES COMPOSING THE BANKIA GROUP

Consolidated statement of changes in equity for the year ended 31 December 2018 (*)

												Minority interests
Sources of equity changes	Capital	Share premium	Equity instruments issued other than Capital	Other equity	Retained earnings	Revaluation reserves	Other reserves	(-) Treasury shares	Profit or (-) loss attributable to owners of the parent	(-) Interim dividends	Accumulated other comprehensive income	Accumulated other comprehensive income	Other items	Total
	(Thousands of euros)
Opening balance at 31 December 2017 (before the restatement)	3,084,963	619,154	—	—	—	—	9,093,630	(79,837)	504,513	—	365,780	989	23,902	13,613,094
Effects of corrections of errors	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Effects of changes in accounting policies (**)	—	—	—	—	—	—	(487,047)	—	—	—	172,358	—	—	(314,689)
Opening balance [current period]	3,084,963	619,154	—	—	—	—	8,606,583	(79,837)	504,513	—	538,138	989	23,902	13,298,405
Comprehensive accumulated income					—	—	—		703,210		(390,684)	329	288	313,143
Other changes in equity	—	—	—	—	—	—	112,247	(16,809)	(504,513)	—	—	—	(13,034)	(422,109)
Issuance of ordinary shares	—	—			—	—	—						—	—
Issuance of ordinary shares	—	—	—	—		—	—	—						—
Issuance of other equity instruments			—	—		—	—	—						—
Exercise or expiration of other equity instruments issued	—			—		—	—	—						—
Conversion of debt to equity	—	—	—	—	—		—	—	—					—
Capital reduction	—	—			—	—	—	—	—	—				—
Dividends (or remuneration to shareholders)	—	—	—	—	—	—	(338,015)	—		—	—			(338,015)
Purchase of treasury shares					—	—	—	(122,241)			—		—	(122,241)
Sale or cancellation of treasury shares	—					—	(6,429)	105,432	—				—	99,003
Reclassification of financial instruments from equity to liabilities	—	—	—	—									—	—
Reclassification of financial instruments from liabilities to equity	—	—	—	—	—									—
Transfers between components of equity			—	—	—	—	504,513	(504,513)		—	—	—	—	—
Equity increase or (-) decrease resulting from business combinations	—	—	—	—	—	—	—	—			—		—	—
Share based payments	—	—		—				—				—		—
Other increases or (-) decreases in equity			—	—	—	—	(47,822)	—	—	—	—	—	(13,034)	(60,856)
Of which: discretionary provision to welfare funds (only savings banks and credit cooperatives)					—		—							—
Closing balance at 31 December 2018 [current period]	3,084,963	619,154	—	—	—	—	8,718,830	(96,646)	703,210	—	147,454	1,318	11,156	13,189,439

(*)	The statement of changes in equity for 2018 is presented solely and exclusively for comparison purposes. See Note 1.5

(**)	First adoption of IFRS9. See consolidated financial statements for the year ended 31 December 2018.

Translation of consolidated financial statements originally issued in Spanish and prepared in accordance with the regulatory financial reporting framework applicable to the Group (see Notes 1.3 and 47). In the event of a discrepancy. the Spanish-language version prevails

BANKIA, S.A. AND SUBSIDIARIES COMPOSING THE BANKIA GROUP

Consolidated statements of recognised income and expense for the years ended 31 December 2019 and 2018

	2019	2018(*)
	(Thousands of euros)
A) CASH FLOWS USED IN OPERATING ACTIVITIES	7,447,535	1,394,580
Consolidated profit/(loss)	542,289	703,498
Adjustments made to obtain cash flows from operating activities	722,019	501,737
Depreciation and amortization	200,952	173,911
Other	521,067	327,826
Net increase/(decrease) in operating assets	3,724,907	5,505,835
Financial assets held for trading	113,295	(687,523)
Non-trading financial assets mandatorily at fair value through profit or loss	(24,502)	(1,281)
Financial assets designated at fair value through profit or loss	—	—
Financial assets at fair value through other comprehensive income	3,905,283	8,247,718
Financial assets at amortised cost	408,583	(397,819)
Other operating assets	(677,752)	(1,655,260)
Net increase/(decrease) in operating liabilities	2,315,570	(5,547,119)
Financial liabilities held for trading	207,286	(221,348)
Financial liabilities designated at fair value through profit or loss	—	—
Financial liabilities at amortised cost	2,493,225	(5,625,310)
Other operating liabilities	(384,941)	299,539
Income tax proceeds/(payments)	142,750	230,629
B) CASH FLOWS FROM INVESTING ACTIVITIES	1,195,425	620,244
Payments	(227,931)	(389,335)
Tangible assets	(63,794)	(16,789)
Intangible assets	(163,373)	(123,312)
Investments in joint ventures and associates	(17)	(5,276)
Subsidiaries and other business units	(3)	-
Non-current assets held for sale and associated liabilities	(744)	(243,958)
Other payments related to investing activities	—	—
Proceeds	1,423,356	1,009,579
Tangible assets	40,445	29,417
Intangible assets	—	—
Investments in joint ventures and associates	54,594	138,977
Subsidiaries and other business units	1,153	-
Non-current assets held for sale and associated liabilities	1,327,164	841,185
Other proceeds related to investing activities	—	—
C) CASH FLOWS FROM FINANCING ACTIVITIES	(193,875)	(1,764,935)
Payments	(4,378,006)	(2,863,938)
Dividends	(353,515)	(338,015)
Subordinated liabilities	(1,006,860)	—
Redemption of own equity instruments	—	—
Acquisition of own equity instruments	(64,971)	(122,241)
Other payments related to financing activities	(2,952,660)	(2,403,682)
Proceeds	4,184,131	1,099,003
Subordinated liabilities	1,000,000	500,000
Issuance of own equity instruments	—	—
Disposal of own equity instruments	49,131	99,003
Other proceeds related to financing activities	3,135,000	500,000
D) EFFECT OF EXCHANGE RATE DIFFERENCES	—	—
E) NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS (A+B+C+D)	8,449,085	249,889
F) CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD	4,753,800	4,503,911
G) CASH AND CASH EQUIVALENTS AT END OF THE PERIOD	13,202,885	4,753,800
MEMORANDUM ITEMS
COMPONENTS OF CASH AND CASH EQUIVALENTS AT END OF YEAR
Cash	951,826	929,837
Cash equivalents at Central banks	11,672,642	3,309,613
Other financial assets	578,417	514,350
Less: Bank overdrafts refundable on demand	—	—
Total cash and cash equivalents at end of year	13,202,885	4,753,800
Of which: held by consolidated entities but not drawable by the Group	—	—

The accompany Notes 1 to 47 and Appendices I to XIII are an integral part of the consolidated balance sheet at 2019

(*)	The statement of cash flows for 2018 is presented soley and exclusively for comparison purposes (see Note 1.5).

BANKIA, S.A. AND SUBSIDIARIES FORMING THE BANKIA GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2019

(1)	Description of the Group, incorporation of Bankia, reporting framework applied to draw up the consolidated financial statements and other information.

(1.1) Group description

Bankia, S.A. (hereinafter, “the Bank” or “Bankia” or the “Entity”) is a private-law entity subject to the legislation and regulations for banks operating in Spain. Its registered office is at calle Pintor Sorolla, 8, Valencia. At 31 December 2019, the Bank’s branch network comprised 2,275 branches. The company bylaws may be consulted, together with other relevant legal information, at its registered office and on its website (www.bankia.com).

Bankia’s bylaws stipulate the activities it may engage in, which are those commonly carried on by credit institutions and, in particular, satisfy the requirements of Law 10/2014, of 26 June, on the Discipline and Intervention in Credit Institutions.

Bankia is the parent of a business group (the “Group” or “Bankia Group”). At 31 December 2019, the scope of consolidation of the Bankia Group encompassed 48 companies, including subsidiaries, associates and joint ventures. These companies engage in a range of activities, including among others, insurance, asset management, financing, services and property management. Appendices II, III and IV list the entities that form part of the scope of consolidation of the Bankia Group at 31 December 2019 (subsidiaries controlled by the Bank, joint ventures and associates over which Bankia, directly or indirectly, exercises significant influence, distinguishing those classified under “Non-current assets held for sale”), and specifying the percentage of voting rights controlled by Bankia in each company.

Bankia’s main shareholder is BFA, Tenedora de Acciones, S.A.U., (hereinafter “BFA”) which at 31 December 2019 held shares representing 61.80% of its share capital (62.25% including the impact of treasury shares). Therefore, in addition to the operations it carries out directly, Bankia is a subsidiary of the BFA, Tenedora de Acciones Group (hereinafter “BFA Group”).

The Bankia Group’s consolidated financial statements for the year 2019 were authorised for issue by Bankia’s directors at the Board meeting held on 21 February 2020. The financial statements are pending approval by the General Meeting of Shareholders of Bankia. However, the Bank’s Board of Directors considers that these financial statements will be approved without any material changes. The Bankia Group’s consolidated financial statements for 2018 were approved by the shareholders at the general meeting held on 22 March 2019.

Appendix I presents the Bank’s balance sheet at 31 December 2019, the income statement, statement of recognised income and expense, the statement of total changes in equity and the statement of cash flows for the year then ended, together with the Bank’s separate financial statements for 2018 for purposes of comparison.

(1.2) Incorporation of the Group

The Group was founded in July 2010 when seven savings banks – Caja Madrid, Bancaja, Caja Canarias, Caja Ávila, Caixa Laietana, Caja Segovia and Caja Rioja – combined into an Institutional Protection Scheme (IPS). Under those initials, the new merged group integrated its organisaction and management, acting as a single entity for accounting and regulatory purposes. BFA was created in December 2010 and under it Bankia was later created, formed by the merger of those seven savings banks.

In 2012, several capital management actions were carried out and public aid was received, after which the Fund for Orderly Bank Restructuring (FROB) became BFA’s sole shareholder. On 28 November 2012, the BFA-Bankia Group’s Restructuring Plan was also approved by the European Commission, the Bank of Spain and the FROB for the 2012-2017 period. As at 31 December 2017, the Group completed the measures and commitments set out in the Restructuring Plan.

In December 2017, Bankia carried out the merger by absorption of Banco Mare Nostrum, S.A. (“BMN”), which was the result of the 2010 merger of four savings banks – Cajamurcia, Cajagranada, Sa Nostra and Caixa Penedès. Its sole shareholder was the FROB following the capital management measures carried out and the public aid received in 2012 and 2013 under the framework of its Restructuring Plan approved by the European Commission, the Bank of Spain and the FROB in December 2012.

Royal Decree-Law 4/2016, of 2 December, on urgent measures on financial matters, extended the period for the FROB to dispose of its stake in Bankia from five to seven years. It also provided for the possibility of further extensions subject to approval by the Council of Ministers. On 21 December 2018, the Council of Ministers approve a further 2-year extension of the sale period for Bankia’s privatisation to December 2021. The aim is to make more efficient use of public funds, maximising the recovery of the public aid given and allowing the FROB to exercise a divestment strategy that is more flexible in finding the right conditions in capital markets.

On 25 January 2019, the FROB, BFA and Bankia publicly announced an agreement regarding the management of the FROB’s indirect holding, through BFA Tenedora de Acciones S.A.U, en Bankia, S.A. Under prevailing legislation, this management is designed to favour the recovery of the public aid, ensuring maximum efficiency in the use of public funds and safeguarding the stability of the financial system.

With all the banks receiving public aid from the FROB having completed their restructuring and resolution plans and with the FROB having sold all its public holdings, except in the BFA-Bankia Group, the FROB’s policy was updated (article 54.7 of Law 11/2015). The update lends continuity to the way the stake in the BFA-Bankia Group was being managed; i.e. based on responsible monitoring and reporting on the investment; non-intervention in the administration of the credit institution, allowing the administrators to operate with independence; and promoting best practices in the securities market.

(1.3) Reporting framework applied to draw up the consolidated financial statements

In accordance with Regulation (EC) No. 1606/2002 of the European Parliament and of the Council of 19 July 2002, all companies governed by the laws of a member state of the European Union and whose securities are traded on a regulated market in any European Union country must file consolidated financial statements for periods beginning on or after 1 January 2005 in accordance with the International Financial Reporting Standards as adopted by the European Union (“IFRS-EU”).

The Bankia Group’s consolidated financial statements for 2019 are presented in accordance with IFRS-EU, taking into account Bank of Spain Circular 4/2017, of 27 November, on public and confidential financial reporting rules and formats for credit institutions (“Circular 4/2017”), and subsequent amendments thereto, which implements and adapts IFRS-EU for Spanish credit institutions.

The Group’s consolidated financial statements for 2019 were prepared taking into account all accounting principles and standards and mandatory measurement criteria applicable in order to give a true and fair view, in all material respects, of the consolidated equity and financial position of Bankia, S.A. and subsidiaries composing the Bankia Group at 31 December 2019 and of the consolidated results of its operations and consolidated cash flows during the financial year then ended, pursuant to the aforementioned financial information reporting framework, and in particular to the accounting principles and criteria herein.

The consolidated financial statements of the Bankia Group were prepared from the accounting records of Bankia and of the other Group entities. However, since the accounting policies and measurement bases used in preparing these consolidated financial statements may differ from those used by certain Group entities, the required adjustments and reclassifications were made on consolidation to unify such policies and criteria and to make them compliant with the IFRS-EU used by the Bank.

The main accounting policies and measurement bases applied in preparing the Group’s consolidated financial statements for 2019 are summarised in Note 2.

(1.3.1) Main regulatory changes during the period from 1 January to 31 December 2019

A) New mandatory standards, amendments and interpretations applicable in the calendar year beginning 1 January 2019 approved by the European Union

Following is a list of the main mandatory standards, amendments or interpretations endorsed by the European Union with mandatory application in the annual year began on or after 1 January 2019. Therefore, they have been applied in the preparation of these dated financial statements:

•	IFRS 16: “Leases”

[Effective for annual periods beginning on or after 1 January 2019, with early application permitted for entities also applying IFRS 15]

IFRS 16 was issued by the IASB in May 2017 and adopted by the European Union via Regulation (EU) 2017/1986 of 31 October 2017, and amends IFRS 1, IFRS 3, IFRS 4, IFRS 7, IFRS 9, IFRS 13 and IFRS 15, IAS 1, IAS 2, IAS 7, IAS 12, IAS 16, IAS 21, IAS 23, IAS 32, IAS 37, IAS 38, IAS 39, IAS 40 and IAS 41, IFRIC 1 and IFRIC 12, and SIC 29 and SIC 32, and repeals IAS 17, IFRIC 4, SIC 15 and SIC 27.

IFRS 16 sets out principles for the recognition, measurement, presentation and disclosure of leases. Lessor accounting is substantially unchanged from accounting under IAS 17 with the dual model, distinguishing between finance and operating leases.

For lessees, IFRS 16 eliminates the dual accounting model and develops a single model whereby the lessee is required to recognise most leases on the balance sheet similar to the accounting for finance leases under IAS 17. Lessees are required to initially recognise a lease liability for the obligation to make lease payments and a right-of-use asset for the right to use the underlying asset for the lease term. Lessees are required to recognise separately the interest expense on the lease liability and the depreciation expense on the right-of-use asset. The standard includes two recognition exemptions for leases: short- term leases or leases for which the underlying asset is of low value.

IFRS 16 required to remeasure the lease liability to reflect changes in lease payments from the commencement upon the occurrence of certain events (e.g. a change in the lease term, or a change in an index used to update those payments). The lessee will generally recognise the amount of the remeasurement of the lease liability as an adjustment to the right-of-use asset.

First implementation by Group

The Group has chosen to apply IFRS 16 to lease contracts in which it is the lessee retrospectively, recognising the cumulative effect of initially applying the standard as an adjustment to the opening balance of reserves at the date of initial application, electing the option under the standard not to restate comparative information.

Accordingly, for leases previously classified as finance leases under the previous standard, the carrying amount of the right- of-use asset and the lease liability at 1 January 2019 are the same, respectively, as the carrying amounts of the lease asset and lease liability at 31 December 2018 measured applying the previous standard. Subsequently, the right-of-use asset and the lease liability are accounted for under the new requirements for leases introduced by IFRS 16.

For leases previously classified as operating leases under the previous standard, from 1 January 2019 the lessee have recognised:

•	A lease liability, measured at the present value of the remaining lease payments, discounted using the incremental borrowing rate at that date.

•	A right-of-use asset, measured at an amount equal to the lease liability recognised as described in the preceding paragraph, adjusted by the amount of any prepaid or accrued lease payments relating to that lease recognised in the balance sheet at 31 December 2018.

The Group also applies the standard to contracts identified as containing a lease applying IAS 17 and IFRIC 4 and applies the exemptions for short-term leases or leases for which the underlying asset is of low value.

The impact of IFRS 16 first application to 1 January 2019 has resulted in the increase of the heading “Financial liabilities at amortised cost – Other financial liabilities” (Note 19) by approximately EUR 616 million, as well as the heading “Tangible assets – Property, plant and equipment”, (Note 15.1), in the same amount. In addition, income and expenses from tangible assets acquired under a lease amounted EUR 61,597 thousand and EUR 12,810 thousand, recognised in “Depreciation” and “Interest expenses”, respectively, in the consolidated income statement for the year ended 31 December 2019 (see Notes 15 and 30).

As indicated above, in accordance with the transitional arrangements contained in IFRS 16, the Group chose not to re-express comparative information, so that the principles, accounting policies and valuation criteria set out in the Note 2 of the Bankia Group’s audited consolidated annual accounts for the year ended 31 December 2018, are applicable to comparative information contained in these consolidated financial statements.

•	Amendment to IAS 28: “Investments in associates and joint ventures”

[[Effective for annual periods beginning on or after 1 January 2019, with early adoption permitted]

The purpose of this amendment is to clarify that an entity should apply IFRS 9 “Financial instruments” in associates or joint ventures that is not applied the equity method and that form part of the net investment. The amendment involves applying the model of the expected loan loss of IFRS 9 to such investments.

The application of IFRS 9 implies that the Entity will not consider any loss of the associate or the joint venture, or any impairment loss of net investment, that has been recorded as an adjustment to the net investment in the associate or the joint venture application of IAS 28 “Investments in associated entities and joint ventures”.

The standards described above have had no relevant impact on these consolidated financial statements or their breakdowns.

•	Annual “Improvements to IFRS” project (2015-2017 cycle)

[Effective for annual periods beginning on or after 1 January 2019, with early adoption permitted]]

The improvements included in this cycle affect the following standards:

•	IFRS 3 “Business combinations”: clarifications on the posting of acquisitions of shares in joint ventures. The requirements of the business combinations carried out in stages should be applied, again valuing the fair value of the shares previously held in the assets and liabilities of the joint venture. The Entity that acquires the stake, again values the entirety of its previous participation in the joint venture.

•	IFRS 11 “Joint arrangements”: clarifications on the posting of acquisitions of shares in joint ventures. The Entity that participates, but has no control, in a joint venture, and obtains joint control of that joint venture, which is a business in accordance with IFRS 3 “Business Combinations”, should not reassess the fair value of the shares previously held in the assets and liabilities of the joint venture.

•	IAS 12 “Income taxes”: recognition of the consequences of payments on financial instruments classified as equity. The tax consequences of a dividend in results, in other comprehensive income in equity, should be recognised in the interests of how past transactions or events that generated a distributable profit are recognised.

•	IAS 23 “Interest costs” means costs of capitalisation-eligible loans. They may be considered part of the overhead costs, any interest costs originally incurred to develop a qualifying asset when, substantially, all the activities necessary to prepare the asset for use or sale, have been completed.

The standards described above have had no relevant impact on these consolidated financial statements or their breakdowns.

•	Amendments to IAS 19: “Plan amendment, curtailment or settlement”

[[Effective for annual periods beginning on or after 1 January 2019, with early adoption permitted]

IAS 19 outlines how entities should account for changes defined-benefit plan, requiring remeasurement of the present value of benefit liabilities and the fair value of plan assets. Remeasurement requires the use of current assumptions to determine the current service cost and net interest on the net defined benefit liability (assets) resulting from a plan amendment.

The standard described above have had no relevant impact on these consolidated financial statements or their breakdowns.

•	Amendment to IFRS 9: “Financial instruments”

[[Effective for annual periods beginning on or after 1 January 2019, with early adoption permitted]

The purpose of the amendment is to allow debt instruments with negative compensation prepayment features to be measured at amortised cost or fair value through other comprehensive income rather than at fair value through profit or loss.

The Group opted for the early adoption of the standard at 1 January 2018, along with the changes arising from the first-time application of IFRS 9 “Financial Instruments”.

IFRIC 23: “Uncertainty over income tax treatments”

[Effective for annual periods beginning on or after 1 January 2019, with early adoption permitted]

This interpretation clarifies application of recognition and measurement requirements in IAS 12 when there is uncertainty over income tax treatments. In these circumstances, the entity shall recognise and measure its current or deferred tax assets or liabilities applying the requirements of IAS 12 to taxable profit (tax loss), tax bases, unused tax losses, unused tax credits and tax rates applying this interpretation.

The standard described above have had no relevant impact on these consolidated financial statements or their breakdowns.

B)	New standards, amendments and interpretations of mandatory application in fiscal years initiated from 1 January 2019 and beyond, approved by the European Union

Following is a list of the main mandatory standards, amendments or interpretations by the International Accounting Standards Board (“IASB”) and endorsed by the European Union with mandatory application for annual periods beginning after 1 January 2019. Therefore, they have not been applied in the preparation of these consolidated financial statements:

•	Amendments to the IFRS Conceptual Framework

[Enter into force in the financial years initiated from 1 January 2020]

The conceptual framework review includes revised asset and liability definitions, as well as a new guide to their measurement, derecognition, presentation and breakdown.

•	Amendments to IAS 1 “Presentation of financial statements” and IAS 8 “Accounting policies, changes in estimates”

[Enter into force in the financial years initiated from 1 January 2020]

Introduces modifications to align the materiality definition with that contained in the conceptual framework.

•	Amendments to IFRS 9, IAS 39 and IFRS 7: Interest Rate Benchmark Reform

[Enter into force in the financial years initiated from 1 January 2020, with early adoption permitted]

Amendments to IFRS 9, IAS 39 and IFRS 7 related to the ongoing interest rate benchmark reform.

Several regulators in different jurisdictions are currently revising the indices used as benchmarks for interest rates at which multiple financial transactions are arranged at different terms and using different currencies among the various financial market participants.

These benchmark indices will be replaced by other alternative risk-free rates anchored in actual transactions.

The interest rate benchmark reform could give rise to certain requirements of hedging relationships that might no longer be met. This could lead to the discontinuation of institutions’ designated hedging relationships at the reference date.

As a result, the IASB began a two-phase project to amend accounting standards to prevent the discontinuation of the hedges affected:

•	Phase 1 (completed and endorsed by the EU): required amendments during the period before the full replacement of the benchmarks.

•	Phase 2 (ongoing): required amendments after existing rates are modified or replaced.

The amendments to standards in phase 1 include certain temporary reliefs from generally applying the standards (IAS 39 and IFRS 9) and additional disclosure requirements (IFRS 7) if these temporary reliefs are applied. The amendments apply to hedging relationships directly affected by the interest rate benchmark reform under way. A hedging relationship is ‘directly affected’ if the reform gives rise to uncertainties about the timing or the amount of interest rate benchmark-based cash flows of the hedged item or the hedging instrument.

The temporary reliefs will cease under certain conditions. These include when there is no longer uncertainty arising from the interest rate benchmark reform over the timing or amount of the benchmark-based cash flows or when the hedging relationship is discontinued.

Regarding implementation of the changes arising directly from the interest rate benchmark reform, the Group has set up a multi-disciplinary working team with members from the Risk, Systems, Legal, Business, Regulatory Compliance and other divisions to manage the transition of the arrangements that could be affected. The Finance Division is overseeing the project, reporting regularly to the Group’s governing bodies on the progress of the implementation.

C)	New rules, amendments and interpretations issued of mandatory application in fiscal years initiated from 1 January 2019 and pending approval by the European Union

•	IFRS 17: “Insurance Contracts”

[[It shall enter into force in the financial years initiated from 1 January 2022, with early adoption permitted]

IFRS 17 sets out the principles of recognition, valuation, presentation and disclosure of insurance contracts. Its purpose is to ensure that an entity provides relevant information that faithfully represents such contracts. This information provides a basis for assessing the effect that insurance contracts have on the financial position of the entity, financial performance and cash flows. IFRS 17 replaces IFRS 4 on insurance contracts.

•	Amendments to IFRS 3: “Business Combinations”

[Enter into force in the financial years initiated from 1 January 2020]

Introduces clarifications to the definition of business.

•	Amendments to IAS 1 “Presentation of financial statements”

[Enter into force in the financial years initiated from 1 January 2022]

Introduces clarifications on requirements for the classification of liabilities as current or non-current.

(1.4) Responsibility for the information and estimates made

The information in these consolidated financial statements is the responsibility of Bankia’s directors.

In the Group’s consolidated financial statements for the year ended 31 December 2019, estimates were made in order to quantify certain of the assets, liabilities, income, expenses and obligations reported therein. These estimates relate basically to the following:

•	The fair value of certain financial and non-financial assets and liabilities (see Notes 2.2 and 2.20).

•	The impairment losses and level classification on certain financial assets – considering the value of the collateral received- and non-financial assets (mainly property), as well as contingent liabilities (see Notes 2.9, 2.15, 2.16, 2.17 and 2.20).

•	The classification of the financial assets as part of the assessment to determine whether the contractual cash flows are solely payments of principal and interest on the principal amount outstanding (see Note 2.2.4).

•	The assumptions used in the actuarial calculation of the post-employment benefit liabilities and obligations and other long- term commitments (see Note 2.13).

•	Estimate of the recoverable amount and of the costs to sell of non-current assets held for sale, investment property and inventories based on their nature, state of use and purpose for which they are intended, acquired by the Group as payment of debts, regardless of the legal format pursuant to which they were acquired (see Notes 2.15, 2.17 and 2.20).

•	The recoverability of recognised deferred tax assets (see Note 2.14 and 26).

•	The useful life, right of use value and recoverable value of tangible and intangible assets (see Notes 2.15 and 2.16).

•	The assumptions used to quantify certain provisions and the probability of occurrence of certain losses to which the Group is exposed due to its activity (see Notes 2.18 and 20).

Although these estimates were made on the basis of the best information available at 31 December 2019 and at the date of preparation of these consolidated financial statements on the events analysed, future events may make necessary to change these estimates (upwards or downwards). Any changes in accounting estimates would be applied prospectively in accordance with the applicable standards, recognising the effects of the change in estimates in the related consolidated income statement in the future periods affected.

(1.5) Comparative information

As required by current law, the information contained in these consolidated financial statements relating to 31 December 2018 is presented exclusively for the purposes of information for the year ended 31 December 2019 and therefore do not constitute the consolidated financial statements for the year ended 31 December 2018.

As explained in Note 1.3, IFRS 16 became effective for annual periods beginning on or after 1 January 2019. The Group elected to apply this standard to leases in which it is lessee retrospectively, recognising the cumulative effective of initially applying the standard as an adjustment to the opening balance of reserves at the date of initial application, as permitted in the standard. This should be considered when comparing information as at 31 December 2018 and information for the year ended 31 December 2018 with the information contained in the consolidated financial for the year ended 31 December 2019.

(1.6) Agency agreements

A list at 31 December 2019 of the Group’s agents which meet the conditions established in Article 21 of Royal Decree 84/2015, of 13 February, is provided in Appendix XI, attached.

(1.7) Investments in the capital of credit institutions

The Group’s ownership interests of 5% or more in the capital or voting rights of other Spanish or foreign credit institutions at 31 December 2019 are listed in Appendices II, III and IV.

The breakdown of ownership interests of more than 5% held by non-Group Spanish or foreign credit institutions in the share capital or voting rights of credit institutions forming part of the Bankia Group at 31 December 2019 and 2018 is as follows:

Shareholding institution	Investee	Ownership interest
Banco Popular de Ahorro de Cuba	Corporación Financiera Habana, S.A., en Liquidación	40.00%

(1.8) Environmental impact

In view of the business activities carried on by the Group (see Note 1.1), it does not have any environmental liability, expenses, assets, provisions or contingencies that might be material with respect to the Group’s consolidated equity, financial position and results. Therefore, no specific disclosures relating to environmental issues are included in these notes to the consolidated financial statements.

(1.9) Minimum reserve ratio

At 31 December 2019, the Group complied with the minimum reserve ratio required by applicable Spanish legislation.

(1.10) Deposit Guarantee Fund and Single Resolution Fund

The Bank is a member of the Credit Institution Deposit Guarantee Fund created by Royal Decree-Law 16/2011, of 14 October, whose purpose is to guarantee deposits in cash, securities or other financial instruments at credit limitations, up to a maximum of EUR 100,000 for cash deposits or, for deposits made in another currency, the equivalent amount applying the appropriate exchange rates, and of EUR 100,000 for investors entrusting a credit institution with securities or other financial instruments. These two guarantees by the Fund are different and mutually compatible.

The Management Committee of the FGDEC determined the annual contribution to be made at 1.8 per thousand of the calculation basis for the part relating to the guarantee of deposits which, added to the 2 per thousand for the part relating to the guarantee of securities, left an accrued amount at 31 December 2019 of EUR 167,261 thousand (EUR 160,384 thousand in 2018), recognised under “Other operating expenses” in the accompanying consolidated income statement (see Note 37).

At 30 July 2012, the Management Committee (FGDEC for its initials in Spanish) agreed to recognise a shortfall among the members, payable by each through 10 equal annual instalments to be settled on the same day as the members must make their ordinary annual contributions over the next 10 years. The instalment paid at each date by the member may be deducted from the member’s annual contribution payable on the same date, as appropriate, up to the amount of this ordinary contribution. In this respect, at 31 December 2019 and 31 December 2018, the Group recognised a financial liability equal to the present value of the payment commitments assumed and to be settled in the coming years for an amount of EUR 99,919 thousand, and EUR 125,681 thousand and an asset account for the same amount to recognise accrual of the payment in the income statement over the entire settlement period.

Meanwhile, Directive 2014/59/EU of the European Parliament and of the Council of 15 May 2014 establishing a framework for the recovery and resolution of credit institutions and investment firms requires Member states to, among other measures, to make financial arrangements to ensure the effective application by the resolution authority of its powers. With the entry into force on 1 January 2016 of Regulation (EU) No 806/2014 of the European Parliament and of the Council of 15 July 2014, the Single Resolution Board replaced the national resolution authorities and assumed management of the resolution financing arrangements of the credit institutions and certain investment firms under the Single Resolution Fund (SRF) as an key element of the Single Resolution Mechanism (SRM) established with Directive 2014/59/EU. The first ex-ante contributions made by institutions to SRF were for the 2016 contribution period.

In 2019, Bankia made a contribution to the SRF of EUR 75,062 thousand (EUR 71,566 thousand in 2018), using EUR 11,260 thousand of irrevocable payment commitments (EUR 10,735 thousand in 2018), recognising the cash collateral under “Loans and advances” and the remaining EUR 63,802 thousand (EUR 60,831 thousand in 2018) under “Other operating expenses” in the accompanying consolidated income statement.

(1.11) Events after the reporting period

On 23 January 2020, Bankia, S.A. signed a contract to sell its stake in Caja de Seguros Reunidos, Compañía de Seguros y Reaseguros, S.A. (“Caser”) to a third party. The price of the sale is estimated at around EUR 166 million, excluding the impact of Caser’s treasury shares. The sale is expected to have a positive impact on the Group’s capital (total solvency) of 12 basis points. The transaction is subject to compliance with certain conditions precedent, such as obtaining the appropriate regulatory and competition authority authorisations (see Note 1.15).

No other significant events occurred between 31 December 2019 and the date of authorisation for issue of the accompanying consolidated financial statements other than those included in this note or other notes to the consolidated financial statements.

(1.12) Customer care service

The Board of Directors of Bankia, S.A. approved the “Customer Protection Regulations of Bankia, S.A. and its Group”. Among other aspects, the Regulations stipulate that the Bankia, S.A. Customer Care Service must handle and resolve any complaints or claims submitted by those in receipt of financial services from all Bankia Group financial companies – one of which is the Bank – covered by the scope of the service (Bankia, S.A. and Group entities subject to Order ECO/734/2004 of 11 March governing Customer Care Departments and Services and Customer Ombudsmen of Financial Institutions).

Information on the activities of Bankia, S.A.’s Customer Care Service at 31 December 2019 and 2018, as required under Ministerial Order ECO/734/2004 is included in Appendix XIII attached hereto.

(1.13) Information on deferred payments to suppliers. Third additional provision. “Disclosure requirement” in Law 15/2010 of 5 July

Information on the average period of payment to suppliers in commercial transactions at 31 December 2019 and 2018, as required under Law 15/2010, of 5 July, is included in Appendix XIII attached hereto.

(1.14) Segment reporting and distribution of revenue from ordinary Group activities, by categories of activities and geographic markets

Segment reporting is carried out on the basis of internal control, monitoring and management of the Bankia Group’s activity and results, and developed in accordance with the various areas of business established with regard to the Group’s structure and organisation. The Board of Directors is the highest operational decision-making body of each business.

Business segments are defined bearing in mind the inherent risks and management characteristics of each. For the purposes of business segment reporting of activities and income, the core business units for which accounting and management figures are available are taken as a reference. The same general principles are applied as those used in Group management information, and the measurement, valuation bases and accounting principles applied are basically the same as those used to prepare the consolidated financial statements, with no asymmetric allocations.

The itemised segments on which the information in these consolidated financial statements is presented at 31 December 2019 and 2018 refer to the following business areas:

•	Retail Banking

•	Business Banking

•	Corporate Center

Retail Banking includes retail banking with legal and natural persons (with annual income of less than EUR 6 million, included Private Banking and Asset Management, also Bank Insurance Direction distributed through a large multi-channel network in Spain and operating a customer oriented business model.

Business Banking targets legal entities with annual income higher than EUR 6 million, and activity in Capital Markets (trading in derivatives, financial advisory, loan and special finance origination, fixed income origination and trading, and distribution of fixed income products to the network) and has teams of business development specialists (e.g. foreign trade, products and services, business intelligence and sustainable finance). Other customers, legal entities or self-employed professionals with income below this figure fall into the Retail Banking category.

Finally, the Corporate Centre deals with any areas other than those already mentioned, including companies. As well as “Non- current assets held for sale”.

Once the composition of each business segment is defined, the following management criteria are applied to determine segment results:

•	Internal transfer prices: An internal transfer price, cost or return, as appropriate, which replicates the market interest rates for the term of the various transactions, is applied to average balances of Private Banking and Business Banking positions. The 1-month Euribor rate is applied to average balances of Corporate Centre positions and to the average balances of the Capital Markets.

•	Cost allocations: direct and indirect costs, according to the activity carried out, are allocated to the different segments.

Geographical segment reporting regarding interest and similar income for the years ended 31 December 2019 and 2018 is as follows:

ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
Domestic market	2,458,518	2,453,807
Export:	771	399
European Union	—	—
Other OECD countries	—	—
Other countries	771	399
Total	2,459,289	2,454,206

The table below shows the Group’s consolidated ordinary income by geographic areas for the year ended 31 December 2019 and 2018:

ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
Domestic market	3,996,620	4,090,408
Export:	771	434
European Union	—	—
Other OECD countries	—	—
Other countries	771	434
Total	3,997,391	4,090,842

The table below shows the Group’s consolidated ordinary income by business segments for the years ended 31 December 2019 and 2018:

	Year 2019:
ITEM	Retail Banking	Business Banking	Corporate Centre	Group
	(Thousands of euros)
External customers	2,076,769	698,211	1,222,411	3,997,391
Inter-segment transactions	(49,770)	(87,732)	137,502	—
Total ordinary income (2)	2,026,999	610,479	1,359,913	3,997,391
	Year 2018(1):
ITEM	Retail Banking	Business Banking	Corporate Centre	Group
	(Thousands of euros)
External customers	2,077,558	698,952	1,314,332	4,090,842
Inter-segment transactions	(180,676)	(111,674)	292,350	—
Total ordinary income (2)	1,896,882	587,278	1,606,682	4,090,842

(1)	Comparative information for 2018 includes reclassifications among segments from the information included in the consolidated financial statements for the 2018 to make them consistent with the criteria applied in 2019.

(2)	In the table above, “Ordinary income” is understood as the balances under “Interest income”, “Dividend income”, “Fee and commission income”, “Gains or (-) losses on financial assets and liabilities not measured at fair value through profit or loss, net”, “Gains or (-) losses on financial assets and liabilities held for trading, net”, “Gains or (-) losses on financial assets and liabilities designated at fair value through profit or loss, net”, “Gains or (-) losses from hedge accounting, net” and “Other operating income” in the accompanying consolidated income statement period ended 31 December 2018, which can be regarded as comparable to the Group’s revenue from ordinary business.

No external customer individually represents 10% or more of the Group’s ordinary income.

Segment results for the year ended 31 December 2019 and 2018 are as follows:

	Year 2019:
ITEM	Retail Banking	Business Banking	Corporate Centre	Group
	(Thousands of euros)
NET INTEREST INCOME	1,283,839	398,767	340,421	2,023,027
Dividend income	—	185	17,249	17,434
Share of profit/(loss) of companies accounted for using the equity method	—	—	60,024	60,024
Net fees and commissions	870,037	178,752	31,854	1,080,643
+/- Gains and losses on financial assets and liabilities and exchange differences	524	40,398	272,387	313,309
+/- Other operating income and other operating expenses	(158,800)	(8,469)	(82,138)	(249,407)
GROSS INCOME	1,995,600	609,633	639,797	3,245,030
Administrative expenses	(934,499)	(61,675)	(619,554)	(1,615,728)
Depreciation	(91,778)	(1,840)	(107,334)	(200,952)
OPERATING INCOME BEFORE PROVISIONS	969,323	546,118	(87,091)	1,428,350
Provisions or (-) reversal of provisions	(3,523)	55,137	(66,166)	(14,552)
Impairments or (-) reversal of impairment of financial assets not at fair value through profit or loss	(287,760)	102,176	(277,357)	(462,941)
Impairment losses on other assets (net) and other gains and losses	(193)	—	(194,974)	(195,167)
PROFIT/(LOSS) BEFORE TAX	677,847	703,431	(625,588)	755,690
	Year 2018 (1):
ITEM	Retail Banking	Business Banking	Corporate Centre	Group
	(Thousands of euros)
NET INTEREST INCOME	1,140,778	389,748	518,531	2,049,057
Dividend income	—	104	10,692	10,796
Share of profit/(loss) of companies accounted for using the equity method	—	—	56,290	56,290
Net fees and commissions	863,036	156,760	45,193	1,064,989
+/- Gains and losses on financial assets and liabilities and exchange differences	273	46,615	378,472	425,360
+/- Other operating income and other operating expenses	(148,112)	(7,697)	(82,921)	(238,730)
GROSS INCOME	1,855,975	585,530	926,257	3,367,762
Administrative expenses	(964,966)	(59,822)	(671,535)	(1,696,323)
Depreciation	(61,207)	(1,226)	(111,478)	(173,911)
OPERATING INCOME BEFORE PROVISIONS	829,802	524,482	143,244	1,497,528
Provisions or (-) reversal of provisions	(11,963)	56,202	(54,213)	(9,974)
Impairments or (-) reversal of impairment of financial assets not at fair value through profit or loss	(251,128)	74,368	(249,746)	(426,506)
Impairment losses on other assets (net) and other gains and losses	59	(7)	(140,987)	(140,935)
PROFIT/(LOSS) BEFORE TAX	566,770	655,045	(301,702)	920,113

(1)	Comparative information for 2018 includes reclassifications among segments from the information included in the consolidated financial statements for the 2018 to make them consistent with the criteria applied in 2019.

Segment assets and liabilities at 31 December 2019 and 2018 are as follows:

	At 31 December 2019:
ITEM	Retail Banking	Business Banking	Corporate Centre	Group
	(Thousands of euros)
Financial assets at amortised cost - Loans and advances – Customers	80,485,273	32,314,690	4,633,048	117,433,011
Other assets	27,275,570	13,940,844	49,818,848	91,035,262
Total assets	107,760,843	46,255,534	54,451,896	208,468,273
Financial liabilities at amortised cost - Deposit – Customers	102,368,845	11,172,148	11,243,743	124,784,736
Net inter-segment financing	—	—	—	—
Other liabilities	5,391,998	35,083,386	29,873,056	70,348,440
Total liabilities	107,760,843	46,255,534	41,116,799	195,133,176

	At 31 December 2019(1):
ITEM	Retail Banking	Business Banking	Corporate Centre	Group
	(Thousands of euros)
Financial assets at amortised cost - Loans and advances – Customers	84,127,060	28,740,947	5,417,769	118,285,776
Other assets	22,619,691	11,017,219	53,300,184	86,937,094
Total assets	106,746,751	39,758,166	58,717,953	205,222,870
Financial liabilities at amortised cost - Deposit – Customers	101,631,615	11,584,254	13,103,607	126,319,476
Net inter-segment financing	—	—	—	—
Other liabilities	5,115,136	28,173,912	32,424,907	65,713,955
Total liabilities	106,746,751	39,758,166	45,528,514	192,033,431

(1)	Comparative information for 2018 includes reclassifications among segments from the information included in the consolidated financial statements for the 2018 to make them consistent with the criteria applied in 2019.

Amounts related to investments in associates and joint ventures accounted for using the equity method, increases in non- current assets held for sale that are not financial instruments, deferred tax assets are recognised in the Corporate Centre.

(1.15) Changes in the Groups´s composition

Merger between Bankia, S.A. and Bankia Inversiones Financieras, S.A.U.

On 18 November 2019, once all the administrative authorisations were secured, the deed of the merger by absorption between Bankia, S.A., as the absorbing company, and Bankia Inversiones Financieras, S.A.U, as the absorbed company, was executed. Bankia, S.A. was Bankia Inversiones Financieras, S.A.U.’s sole shareholder.

As the absorbed company was a single member company, the special procedure for the absorption of wholly owned subsidiaries provided for in article 49.1 of Law 3/2009, of 3 April, on structural modifications of business corporations, was implemented. Accordingly, the companies’ management bodies did not prepare the Directors Report and there was no Independent Expert Report. A capital increase was not required and no exchange ratio was determined. Also applied was the special regime provided in article 51.1 of that law whereby approval from shareholders of the absorbed company in general meeting was not required since the absorption was instrumented in the Common Terms of Merger drawn up by the companies’ respective boards and, in the case of absorbing company, posted on its corporate website, and in the case of the absorbed company, published in the Official State Gazette, BORME.

The merger balance sheets were the balance sheets as at 31 December 2018 included in the audited annual financial statements for 2018 of the two entities, closed within six months of the date of the Terms of Merger and approved at the Annual General Meeting of the absorbing company and the sole shareholder of the absorbed company (see Appendix XIII). The date of the merger for accounting purposes is 1 January 2019. From that date, the operations of the absorbed company are considered to be carried out by the absorbing company.

The merger is subject to the special tax regime provided for in Chapter VII of Title VII of Law 27/2014, of 27 November, on corporate income tax.

Other transactions

During 2019, the merger by absorption of BMN Mediación, Operador de Banca Seguros Vinculado, S.L.U. (absorbed company) by Bankia Mediación, Operador de Banca Seguros Vinculado, S.A.U. (absorbing company) was carried out.

During 2019, the Group’s 49% stakes in Caja Granada Vida Compañía de Seguros y Reaseguros, S.A. and Cajamurcia Vida y Pensiones de Seguros y Reaseguros, S.A. were reclassified to “Investments in joint ventures and associates – Associates” from “Non-current assets and disposal groups classified as held for sale” as at 31 December 2018. This did not have a significant impact on the Group’s consolidated equity following the completion of the sale in 2019 of the remaining 51% stakes (see Note 14.2).

Gramina Homes, S.L. was incorporated in 2019, with the Group holding a 20% interest in its share capital at 31 December 2019 (see Notes 14.2 and 18.5.1).

On 31 December 2019, the stake in Caser, which until then had been considered an associate and accounted for using the equity method, was reclassified to “Non-current assets and disposal groups classified as held for sale”. This did not have a significant impact on the Group’s consolidated equity (see Notes 1.11, 14.2 and 18.4).

There were no significant changes in the Group’s composition or scope of consolidation in 2019 other than those already described.

(2)       Principles, accounting policies and measurement bases applied

A summary of the main accounting policies and measurement bases applied to prepare the Bankia Group’s consolidated financial statements for the year ended 31 December 2019 is as follows:

(2.1) Business combinations and consolidation (2.1.1) Business combinations

A business combination is a transaction or another event in which the acquirer obtains control over one or more businesses. For these purposes, an entity controls another entity when it has the power to govern its financial and operating policies, as stipulated by law, the bylaws or agreement, so as to obtain economic benefits from its activities.

Accordingly, a business is defined as an integrated set of activities and assets which can be controlled and managed for the purpose of providing a return in the form of dividends, less costs and other economic benefits, directly to the investors or other owners, members or ventures.

In particular, the acquisition of control over an entity is considered a business combination.

The business combinations through which the Group acquired control of an entity or economic unit are recognised for accounting purposes using the acquisition method, the main phases of which are summarised as follows:

•	Identify the acquirer.

•	Determine the acquisition date.

•	Recognise and measure the identifiable acquired assets, the liabilities assumed and any non-controlling interest in the acquiree. Other than the exceptions mentioned in IFRS 3, in general the identified assets, liabilities and contingent liabilities of the entity or business acquired are measured at fair value when control is acquired.

•	Recognise and measure goodwill or the gain from a bargain purchase in the consolidated income statement comparing the price paid in the business combination and the initial value of the identified assets, liabilities and contingent liabilities of the acquired business.

In situations in which the Group obtained control of an acquiree, in which it holds equity interest immediately prior to the acquisition date (a business combination achieved in stages), its equity interests in the acquire, previously held at fair value at the acquisition date, are remeasured and the resulting gains or losses, if any, are recognised in the consolidated income statement.

In the case of business combinations carried out without transferring consideration, such as business combinations achieved by contract alone, the Group recognises, where applicable, the amount of the net assets and liabilities of the acquiree applying the policies and bases contained in IFRS 3 (in general and with the exceptions established in IFRS 3) at fair value in the Group’s equity, such that any goodwill or gains arising from the purchase are not recognised in business combinations of this type.

(2.1.2) Basis of consolidation

For the purposes of consolidation and in accordance with the criteria set out in IFRS 10, consolidated financial statements, IFRS 11 “Joint arrangements’’ and IAS 28 “Investments in Associates and Joint Ventures’’ the Group comprises four types of companies: subsidiaries, joint ventures, associates and structured entities, defined as follows:

(2.1.2.1) Subsidiaries

Subsidiaries are companies over which the Group has control. Control over an investee is understood as the exposure, or rights, to variable returns from involvement with the investee and the ability to use power over the investee to affect the amount of investor returns.

Consideration as subsidiaries requires:

•	Power: An investor has power over an investee when the investor has existing rights that give it the current ability to direct the relevant activities; i.e. the activities that significantly affect the investee’s returns;

•	Returns: An investor is exposed, or has rights, to variable returns from its involvement with the investee when the investor’s returns from its involvement have the potential to vary as a result of the investee’s performance. The investor’s returns can be only positive, only negative or both positive and negative.

•	Link between power and returns: An investor controls an investee if the investor not only has power over the investee and exposure or rights to variable returns from its involvement with the investee, but also has the ability to use its power to affect the investor’s returns from its involvement with the investee.

The financial statements of subsidiaries are fully consolidated with those of the Bank except those of subsidiaries classified as non-current assets held for sale, which are recognised and measured as described in Note 2.20.

The share of non-controlling interests of subsidiaries in the Group’s consolidated equity are presented under “Minority interests- [non-controlling interests]” in the consolidated balance sheet, while their share of profit and losses is presented under “Profit or loss- Attributable to minority interest” in the consolidated income statement (see Note 24).

The results of subsidiaries acquired during the period are included in the consolidated income statement from the date of acquisition to period end.

Similarly, the results of subsidiaries disposed of during the year are included in the consolidated income statement from the beginning of the year to the date of disposal.

Appendix II contains significant information on these entities.

(2.1.2.2) Joint ventures

These are entities over which there is contractually agreed sharing of control. A joint arrangement is a contractual agreement giving two or more entities, or “parties”, control of an activity subject to joint control. In a joint arrangement, no party has control over the arrangement, but rather control is shared with the other parties, which implies, contractually, that decisions about the relevant activities require the unanimous consent of the parties that share control. There are different types of joint arrangements, but they can be grouped as follows:

•	A joint operation, whereby the parties that have joint control of the arrangement have rights to the assets, and obligations for the liabilities, relating to the arrangement. It may be structured through a separate vehicle or not. In the consolidated financial statements, the party to joint operations recognises, according to their nature and in accordance with applicable IFRS:

•	its assets, including its share of the joint ventures assets;

•	its liabilities, including its share of any liability incurred jointly;

•	its revenue from the sale of its share of the output arising from joint operations;

•	its share of the revenue from the sale of the output by the joint operations, and

•	its expenses, including its share of any expenses incurred jointly.

•	Joint venture (jointly-controlled entities), in which the parties that have joint control of the arrangement have rights to the net assets of the arrangement. Joint ventures must necessarily be structured in a separate vehicle. A party to a joint venture must recognise its interest in the joint venture as an investment and account for this investment using the equity method in accordance with IAS 28.

The assets and liabilities assigned to jointly-controlled operations and the assets controlled jointly with other venturers are recognised in the consolidated balance sheet, classified according to their specific nature. Similarly, the Group’s share of the income and expenses of joint ventures is recognised in the consolidated income statement on the basis of the nature of the related items.

The financial statements of the joint ventures (“jointly-controlled entities companies”) are consolidated with those of the Bank using the equity method, except those classified as non-current assets held for sale, which are recognised and measured as described in Note 2.20.

Appendix III and IV contains significant information on these entities.

(2.1.2.3) Associates

“Associates” are entities over which the Bank has significant influence, but not control or joint control.

The influence is usually evidenced by a direct or indirect holding of 20% or more of the investee’s voting rights.

In the consolidated financial statements, investments in associates are accounted for using the equity method, as defined by IAS 28 except those classified as non-current assets held for sale, which are recognised and measured as described in Note 2.20.

Relevant information on associates is provided in Appendix III and IV.

At 31 December 2019, the Group’s investments in entities in which it holds an equity interest of over 20% that have not been classified as investments in associates on its consolidated balance sheet are immaterial and relate primarily to entities under the management of a bankruptcy administrator.

(2.1.2.4) Structured entities

Structured entity is an entity that has been designed so that voting or similar rights are not the dominant factor in deciding who controls the entity, such as when any voting rights relate to administrative tasks only and the relevant activities are directed by means of contractual arrangements. A structured entity often has some or all of the following features or attributes:

•	Restricted activities.

•	A narrow and well-defined objective, such as to effect a tax-efficient lease, carry out research and development activities, provide a source of capital or funding to an entity or provide investment opportunities for investors by passing on risks and rewards associated with the assets of the structured entity to investors.

•	Insufficient equity to permit the structured entity to finance its activities without subordinated financial support.

•	Financing in the form of multiple contractually linked instruments to investors that create concentrations of credit or other risks (tranches).

Examples of entities that are regarded as structured entities include, but are not limited to :

•	Securitization vehicles.

•	Asset-backed financings.

•	Some investment funds.

In those cases where the Group creates, or has interests in, entities designed to provide investment opportunities for customers or to transfer risks or for other purposes, it determines whether control exists over the investee using internal criteria and procedures and related regulations, and, therefore, whether it should or should not be consolidated.

These methods and procedures determine the existence of control by considering how decisions are taken regarding relevant activities and whether there is exposure to variability of returns and if there is a link between power and returns.

Consolidated structured entities:

These entities include the so-called “asset securitization funds” and vehicles, created to provide investments opportunities to customers or to transfer risks or for other purposes, and are fully consolidated where, based on analysis, it is concluded that the Group has control.

In the specific case of the securitization funds to which Group entities transfer lending portfolios, when assessing whether the Group has control, the following circumstances which indicate control are considered:

•	The activities of the securitization funds are carried out on behalf of the entity, in accordance with the specific needs of the business, such that it obtains benefits or advantages from the activities of the securitization funds.

•	The entity retains decision-making power to obtain most of the benefits of the activities of the securitization funds or delegates this power through an “automatic pilot” mechanism (securities funds are structured such that all decisions and activities have been predefined before their creation).

•	The entity has rights to the majority of the benefits of the securitization funds and, therefore, is exposed to the risks inherent in its activity. The Entity retains most of the residual benefits of the securitization funds.

•	The entity retains most of the risks of the securitization funds’ assets.

If control is determined to exist on the basis of these indicators, the securitization funds are included in the consolidated Group.

The Group determined that in none of the securitizations made from 1 January 2004, the securitised assets could be derecognised from the consolidated balance sheet, and that the funds should be consolidated, as the Group manages the impairment of collateral and retains substantially the expected credit losses and possible variations in net cash flows through subordinated finance and credit facilities in favour of the securitization funds (see note 2.2.2 and 12.7). However, if the entity transfers substantially these risks, it derecognises these assets.

Unconsolidated structured entities:

The Group has vehicles that provide investment opportunities to customers or transfer risks or for other purposes. These vehicles are not consolidated as the Group does not have control and as they do not meet the criteria for consolidation in IFRS 10. The amount of the assets and liabilities of these vehicles is not material in relation to the Group’s consolidated financial statements.

(2.1.2.5) Changes in levels of investments in subsidiaries, joint ventures and associates, and related impairment

Subsidiaries

Acquisitions and disposals that do not result in a change of control are accounted for as equity transactions, and gain and loss is not recognised in the income statement. Goodwill is not remeasured. The difference between the consideration paid or received and the decrease or increase in the amount of non-controlling interests, respectively, is recognised in reserves. Similarly, if a parent loses control of a subsidiary, it derecognises the assets, liabilities and non-controlling interests and any other items that could be recognised in valuation adjustments of the former subsidiary and recognises the fair value of the consideration received and any investment retained. The difference between these amounts is recognised in the income statement.

Joint ventures and associates

At the date on which joint control or significant influence is obtained, the Group estimates the fair value of the investment, which from that time is considered to be its cost, recognising any gains or losses deriving from differences between its carrying amount before joint control or significant influence was obtained and its fair value through profit or loss. The cumulative gain or loss in accumulated other comprehensive income in consolidated equity is retained until the investment is disposed, when is reclassified to reserves.

Investments, which on acquisition give rise to a situation of joint control or significant influence, are accounted for using the equity method from the moment they become a joint venture or associate. The difference between the cost of the investment and the Group’s share of the net fair value of the investee’s identifiable assets and liabilities is measured as follows:

•	Goodwill relating to the joint venture or associate is included in the carrying amount of the investments.

•	Any excess over the cost of the net fair value of the investee’s identifiable assets and liabilities is recognised as income in the consolidated income statement in the year in which joint control or significant influence is obtained.

Additionally, when joint control or significant influence in a joint venture or associate is lost, the retained investment is accounted for in a similar manner as a subsidiary; i.e. as an asset at fair value. The difference between the carrying amount and fair value is recognised in profit or loss. The irrevocable option of including the investment in the portfolio of financial assets at fair value through other comprehensive income is not available for investments originally measured at fair value through profit or loss.

Impairment losses for the period are recognised as an expense in the consolidated income statement, with a balancing entry in the carrying amount of the asset. Subsequent reversals are recognised as income in the consolidated income statement.

Indications of objective evidence of impairment for these investments include:

•	Significant financial difficulty of the issuer.

•	Significant changes in the technological, market, economic or legal environment in which the issuer operates, which may have adverse effects on the recovery of the investment.

•	A significant or prolonged decline in the fair value of an asset below its carrying amount. In these cases, a test should be carried out to assess whether the indications are clear evidence of impairment.

There is also objective evidence of impairment when the issuer has entered, or it is probable that it will enter, creditors’ agreement.

The Group recognises impairment losses for these investments whenever there is objective evidence that their carrying amount is not recoverable. The amount of the impairment loss recognised is the difference between the carrying amount of the instrument and its recoverable amount, understood as the higher of fair value less costs to sell or present value of future cash flows (value in use).

(2.2) Financial instruments

(2.2.1) Initial recognition of financial instruments

Financial instruments are initially recognised on the consolidated balance sheet when the Group becomes a party to the contract in accordance with the provisions thereof. Specifically, debt instruments, such as loans and cash deposits, are recognised from the date on which the legal right to receive or the legal obligation to pay cash arises. Derivative financial instruments are generally recognised from the trade date.

A regular way purchase or sale of financial assets, defined as one in which the parties’ reciprocal obligations must be discharged within a time frame established by regulation or convention in the marketplace and that may not be settled net, such as stock market and forward currency purchase and sale contracts, is recognised on the date from which the rewards, risks, rights and duties attaching to all owners are for the purchaser, which, depending on the type of financial asset purchased or sold, may be the trade date or the settlement or delivery date. In particular, transactions performed in the currency market and equity instruments traded in Spanish secondary securities markets are recognised on the trade date, and debt instruments traded in these markets are recognised on the settlement date.

(2.2.2) Derecognition of financial instruments

A financial asset is derecognised when one or some of these following conditions happens:

•	The contractual rights to the cash flows from the financial asset expire; or

•	The financial asset is transferred and substantially all its risks and rewards or, although these are not substantially transferred or retained, it transfers control over the financial asset (see Note 2.7).

Financial liabilities are derecognised from the consolidated balance sheet when the obligations are extinguished or when they are repurchased by the Group with the intention either to resell them or to cancel them.

(2.2.3) Fair value and amortised cost of financial instruments

The fair value of a financial instrument on a specific date is the amount at which it could be delivered or settled on that date between knowledgeable, willing parties in an arm’s length transaction. The most objective and common reference for the fair value of a financial instrument is the price that would be paid for it on an organised, transparent and deep market (“quoted price” or “market price”).

The Group measures daily all the positions that must be recognised at fair value based either on available market prices for the same instrument, or on valuation techniques supported by observable market inputs or, if appropriate, on the best available information, using assumptions that market agents would apply to measure the asset or liability assuming they are acting in its best interest.

Note 25 provides information on the fair value of the Group’s main assets and liabilities at 31 December 2019 and 2018.

Amortised cost is understood to be the acquisition cost of a financial asset or liability plus or minus, as appropriate, the principal repayments and interest payments and the cumulative amortisation (as reflected in the consolidated income statement) using the effective interest method) of any difference between the initial cost and the maturity amount of the financial instruments. In the case of financial assets, amortised cost furthermore includes any reductions for impairment or uncollectibility.

The effective interest rate is the discount rate that exactly matches the carrying amount of a financial instrument to the present value of all its estimated cash flows of all kinds over its remaining life, but disregarding future credit losses. For fixed rate financial instruments, the effective interest rate coincides with the contractual interest rate established on the acquisition date adjusted, where applicable, for the fees and transaction costs that, pursuant to IFRS 9, must be included in the calculation of the effective interest rate. In the case of floating rate financial instruments, the effective interest rate is determined in a similar fashion to fixed rate transactions and is recalculated on the date of every revision of the contractual interest rate of the transaction, taking into account any changes in the future cash flows.

(2.2.4) Classification and measurement of financial assets and liabilities

Financial instruments are classified in the Group’s consolidated balance sheet as follows:

•	Financial assets at amortised cost: financial assets classified in this category present contractual terms that result in cash flows that are solely payments of principal and interest on the principal amount outstanding and are managed within a business model whose objective is to hold assets to collect their contractual cash flows.

This category includes debt securities, financing granted to third parties in connection with ordinary lending activities carried out by Group companies and receivables from purchasers of their goods and users of their services, provided the assets are managed within a business model of holding the financial assets in order to collect their contractual cash flows and the cash flows are solely payments of principal and interest on the principal amount outstanding. It also includes finance lease transactions in which the Group act as the lessor.

The financial assets included in this category are initially measured at fair value adjusted by the amount of transactions costs that are directly attributable to the acquisition of the financial asset, which are allocated to the consolidated income statement using the effective interest method through maturity. Unless there is evidence to the contrary, the fair value at initial recognition is the transaction price; i.e. the fair value of the consideration given.

As an exception to the preceding paragraph, trade receivables that do not contain a significant financing component are measured initially at their transaction price. In addition, trade receivables that have a significant financing component with an original maturity of less than one year may be recognised initially at their transaction price.

Assets acquired at a discount are measured at the cash amount paid and the difference between their repayment value and the amount paid is recognised as finance income using the effective interest method during the remaining term to maturity.

Subsequently, all financial assets included in this category are measured at their amortised cost, calculated using their effective interest rate.

The interest accrued on these assets from their initial recognition, calculated using the effective interest method, is recognised under “Interest income” in the consolidated income statement. Exchange differences on securities included in this portfolio denominated in currencies other than the euro are recorded as set out in Note 2.4. Any impairment losses on these assets is recognised in accordance with Note 2.9. Debt securities included in fair value hedges are recognised in accordance with Note 2.3.

•	Financial assets at fair value through other comprehensive income: this category includes debt securities whose contractual terms result in cash flows that are solely payments of principal and interest on the principal amount outstanding, are managed within a business model whose objective is to hold assets to collect their contractual cash flows, and give rise to cash flows from the sale of those assets.

It also includes equity instruments that are not related to subsidiaries, joint ventures or associates, voluntarily and irrevocably designated initially in this category and that shall not be classified as held for trading.

The instruments included in this category are initially measured at fair value adjusted by the transaction costs that are directly attributable to the acquisition of the financial asset, which are recognised, through maturity, in the consolidated income statement by the effective interest method, except for those of financial assets with no fixed maturity, which are recognised in the income statement when these assets become impaired or are derecognised.

After acquisition, the financial assets included in this category are measured at fair value.

Changes in the fair value of financial assets classified as at fair value through other comprehensive income are recognised with a balance entry in “Accumulated other comprehensive income” in the consolidated balance sheet until the financial asset is derecognised, in the case of debt instruments, and in an item of reserves, in the case of investments in equity instruments. Any impairment losses on these instruments are recognised as set out in this Note. Exchange differences on financial assets denominated in currencies other than the euro are recorded as set out in Note 2.4. Changes in the fair value of financial assets hedged in fair value hedges are recognised as explained in Note 2.3.

The interest accrued on debt instruments calculated using the effective interest method is recognised under “Interest income” in the consolidated income statement. Dividends accrued on equity instruments classified in this category are recognised under “Dividend income” in the consolidated income statement.

•	Financial assets and financial liabilities mandatorily measured at fair value through profit or loss: this category includes financial instruments classified as held for trading and non-trading financial assets mandatorily measured at fair value through profit or loss:

•	Financial assets held for trading: those acquired with the aim of selling them in the near term or are part of a portfolio of identified financial instruments that are managed together and for which there is evidence of a recent actual pattern of short-term profit-taking, and derivatives that have not been designated as hedging instruments, including those separated from hybrid financial liabilities.

•	Financial liabilities held for trading: those that have been issued with an intention to repurchase them in the near term or that form part of a portfolio of identified financial instruments that are managed together and for which there is evidence of a recent pattern of short-term profit taking; short positions arising from financial asset sales under non- optional repurchase agreements or borrowed securities received on loan or to secure sales rights, and derivatives not designated as hedging instruments, including those separated from hybrid financial liabilities pursuant to applicable regulations.

•	Non-trading financial assets mandatorily at fair value through profit or loss: includes debt instruments that cannot be classified as at amortised cost or fair value through changes in other comprehensive income because, due to their contractual terms, they give rise to cash flows that are not solely payments of principal and interest on the principal amount outstanding.

This category also includes equity instruments that are not related to subsidiaries, joint ventures or associates that should not be classified as held for trading and have not been voluntarily and irrevocably been designated initially as at fair value through other comprehensive income.

•	Financial assets and financial liabilities designated at fair value through profit or loss: this includes, among others, financial assets designated voluntarily and irrevocably initially as at fair value through profit or loss if by doing so it eliminates or significantly reduces accounting mismatches, and hybrid instruments composed simultaneously of an embedded derivative and a host financial liability not held for trading that meets the requirements for accounting for the embedded derivative separately from the host financial instrument.

Financial assets and liabilities classified as held for trading, non-trading financial instruments mandatorily measured at fair value through profit or loss, and financial assets and financial liabilities designated at fair value through profit or loss are measured initially at fair value, with any subsequent changes in fair value recognised with a balancing entry in “Gains or losses on financial assets and liabilities held for trading, net”, “Gains or losses on non-trading financial assets mandatorily at fair value through profit or loss, net” and “Gains or losses on financial assets and liabilities designated at fair value through profit or loss, net” in the consolidated income statement, except for fair value changes due to returns accrued on the financial instrument other than from trading, which are recognised under “Interest income”, “Interest expenses”, and “Dividend income” in the consolidated income statement, depending on their nature. Returns on debt instruments included in this category are calculated using the effective interest method.

The amount of the change in fair value attributable to changes in the credit risk of financial liabilities designated as at fair value through profit or loss is recognised in “Accumulated other comprehensive income” in the consolidated balance sheet, unless it would create or enlarge an accounting mismatch, which must be appropriately documented and justified. In this case, the entity may elect to recognise the full amount of the change in fair value initially and definitively in profit or loss.

•	Financial liabilities at amortised cost: includes financial liabilities not included in any of the preceding categories.

The liabilities issued by consolidated entities which, although considered capital for legal purposes, do not meet the requirements for classification as equity; i.e., basically any shares issued by the consolidated entities that do not carry voting rights and entitle their holders to receive dividends if certain conditions are met, are accounted for in the same way as the rest of the financial liabilities classified as at amortised cost, and are recognised under “Financial liabilities measured at amortised cost - Debt securities issued” in the consolidated balance sheet. This category also includes financial liabilities arising from issues of contingent convertible bonds convertible into ordinary Bankia shares.

The financial liabilities are initially measured at fair value adjusted by the amount of transactions costs that are directly attributable to the issue of the financial liability, which are allocated to the consolidated income statement using the effective interest method defined in prevailing regulations through maturity. They are subsequently measured at amortised cost using the effective interest method.

The interest accrued on these liabilities from initial recognition, calculated using the effective interest method, is recognised under “Interest expenses” in the consolidated income statement, except for coupons accrued on the issuance of contingent convertible bonds convertible into ordinary Bankia shares, which are recognised in equity as they are payable at the Group’s discretion. Exchange differences on liabilities denominated in currencies other than the euro are recorded as set out in Note 2.4. Financial liabilities included in fair value hedges are recognised in accordance with Note 2.3.

Assessment of business models

The business model refers to how the Bank manages its financial assets in order to generate cash flows. The assessment of the business model of the various financial assets recognised in the balance sheet is performed at the level that best reflects how groups of financial assets are managed together to achieve a particular objective.

Accordingly, the assessment is not carried out on an instrument-by-instrument basis, but rather on a higher level of aggregation, based on the following factors:

•	How the performance of the business model and the financial assets held within that business model are evaluated and reported to Management.

•	The risks that affect the performance of the business model and the way in which those risks are managed.

•	How managers and Management in charge of these businesses models are compensated.

Contractual cash flow characteristics

The second step in the process carried out by the Bank to classify financial assets is to assess whether the contractual cash flows that are solely payments of principal and interest on the principal amount outstanding are consistent with a basic lending arrangement. This assessment is carried out through an ‘SPPI test’ (Solely Payments of Principal and Interest).

In a basic lending arrangement, consideration for the time value of money and credit risk are typically the most significant elements of interest, which also include the consideration for other risks (e.g. liquidity risk) and costs. To perform the SPPI test, the Group evaluates the facts and circumstances affecting the instrument. Key considerations include:

•	Contractual provisions that modify the timing or amount of contractual cash flows: the existence of contingent events that might affect the cash flows, extend the term or trigger prepayment, etc.

•	Contractual provisions that do not provide the Group with consideration for the time value of money and the credit risk: transactions in which the interest rate is periodically reset but the frequency of that reset does not match the tenor of the interest rate, returns linked to prices or performance of other assets, leverage, etc.

•	Non-recourse instruments: financial assets whose contractual cash flows are described as principal and interest, but those cash flows do not represent the payment of principal and interest on the principal amount outstanding.

•	Contractually linked instruments: situations in which an issuer may prioritise payments to the holders of financial assets using multiple contractually linked instruments that create concentrations of credit risk (tranches).

•	The currency in which the financial asset is denominated.

•	De minimis and non-genuine: variables that, while not passing the SPPI test, have an impact that is insignificant or immaterial (de minimis) or that affect contractual cash flows only on the occurrence of an event that is extremely rare, highly abnormal and very unlikely to occur (non-genuine). However, if a contractual cash flow characteristic could have an effect on the contractual cash flows that is more than de minimis or that cash flow characteristic is genuine, and introduces exposure to risks or volatility that is unrelated to a basic lending arrangement, it does not give rise to contractual cash flows that are solely payments of principal and interest on the principal amount outstanding.

Nevertheless, financial instruments that should be considered as non-current assets held for sale in accordance with IFRS 5 are recognised in the consolidated financial statements as explained in Note 2.20.

(2.2.5) Reclassification of financial instruments between portfolios

When, and only when, the Group changes its business model for managing financial assets, it reclassifies all affected debt instruments. On the basis that a change in the business model is considered to be exceptional or infrequent.

The Group has defined the following business models:

•	Hold assets in order to collect contractual cash flows, whose objective is to hold financial assets to maturity in order to collect the contractual cash flows. Some sales are permitted, if those sales are infrequent or insignificant in value or that irrespective of their frequency and value are carried out due to an increase in the assets’ credit risk.

•	Hold assets in order to collect contractual cash flows and sell financial assets, whose objective is to hold financial assets to maturity, but also to sell them in order to realise the contractual cash flows by selling them. These financial assets are measured at fair value through other comprehensive income.

•	Hold assets for sale, whose objective is to manage the financial assets in order to realise cash flows by selling them, which normally involves frequent purchases and sales of the assets. These financial assets are measured at fair value through profit or loss.

The following diagram illustrates potential reclassifications of debt instruments among categories:

There have been no changes in the Group’s business model during the period, and therefore no reclassification of debt instruments.

In no circumstance does the Group reclassify derivatives to a category other than fair value through profit or loss, nor does it reclassify any financial liabilities.

Reclassification to fair value through profit or loss is not allowed for equity instruments not held for trading and irrevocably designated at initial recognition as measured at fair value through other comprehensive income.

Similarly, the Group does not reclassify equity instruments measured at fair value through profit or loss to financial assets at fair value through other comprehensive income.

(2.3) Hedge accounting and mitigation of risk

The Group has elected to continue applying the recognition and measurement criteria for hedges included in IAS 39.

The Group uses financial derivatives as part of its strategy to reduce its exposure to interest rate, credit, foreign exchange risk and other risks. When these transactions meet certain requirements stipulated in the applicable accounting regulation, they qualify for hedge accounting.

When the Group designates a transaction as a hedge, it does so from the initial date of the transactions or instruments included in the hedge, and the hedging transaction is documented appropriately. The hedge accounting documentation includes identification of the hedged item(s) and the hedging instrument(s), the nature of the risk to be hedged and the criteria or methods used by the Group to assess the effectiveness of the hedge over its entire life, taking into account the risk to be hedged.

The Group enters into hedges on a transaction-by-transaction basis in accordance with criteria explained previously, continually monitoring the effectiveness of each hedge, to ensure that changes in the value of the hedging instrument and the hedged item offset each other.

To measure the effectiveness of hedges designated as such, the Group analyses whether, from the beginning to the end of the term defined for the hedge, it can expect, prospectively, that the changes in the fair value or cash flows of the hedged item that are attributable to the hedged risk will be almost fully offset by changes in the fair value or cash flows, as appropriate, of the hedging instrument and, retrospectively, that the actual results of the hedge will have been within a range of 80% to 125% of the results of the hedged item.

The Group discontinues hedge accounting when the hedging instrument expires or is sold, when the hedge no longer meets the requirements for hedge accounting or it revokes the designation as a hedge.

The Group’s hedging transactions are classified into the following categories:

•	Fair value hedges: these hedge exposure to changes in the fair value of recognised financial assets and liabilities or unrecognised firm commitments, or a component of any such item, that is attributable to a specific risk and could affect the consolidated income statement.

The Group applies hedge accounting to reduce the risk that the fair value of fixed-rate assets and liabilities will fluctuate as if they were instruments indexed to a floating interest rate. The Group only hedges changes in the fair value of the hedged instrument attributed to changes in the reference rate, which constitutes the main element of the total fluctuation in the fair value of the hedged item.

The Group uses the hypothetical derivative method to assess effectiveness, by comparing changes in the fair value of the hedging instruments and hedged items attributable to the change in the reference rate, as explained for fair value hedges. This method implies modelling a derivative instrument whose characteristics perfectly match those of the hedged risk, so that the change in the fair value of the hypothetical derivative should be equivalent to the change in the present value of the expected future cash flows of the hedged item. The measurement of hedge ineffectiveness is based on a comparison between the changes in the fair of the derivative actually entered into as a hedge and the changes in the fair value of the hypothetical derivative.

The Group also matches the principal of the hedging instruments with the principal of the hedged items. The Group’s main hedged positions and the financial hedging instruments used are as follows:

•	Financial assets at fair value through other comprehensive income: fixed-rate debt securities, whose risk is hedged with interest rate derivatives (basically swaps).

•	Financial assets at amortised cost: fixed-rate loans, whose risk is hedged with interest rate derivatives (basically swaps).

•	Financial liabilities at amortised cost: long-term fixed-rate deposits and marketable debt securities issued by the Group, whose risk is hedged with interest rate derivatives (basically swaps).

The main reason for the ineffectiveness of this type of hedge may arise from the divergence between payment dates of the hedging instruments and the use of different interest rate curves for the discount of the hedging instruments and the hedged item.

Specifically, for financial instruments designated as hedged and hedging items, the differences in value are recognised as follows:

•	The gains or losses arising on both the hedging instruments and the hedged items associated to hedged risk are recognised directly in the consolidated income statement. The balancing entry of changes in fair value of the hedged item attributable to hedged risk is recorded as an adjustment to fair value of the hedged instruments.

•	When hedge accounting is discontinued for a fair value hedge, in the case of hedged items at amortised cost, the value adjustments made as a result of the hedge accounting are recognised in the income statement through maturity of the hedged items, using the effective interest rate recalculated as at the date of discontinuation of hedge accounting.

•	Cash flow hedges: these hedge exposure to variability in cash flows that is attributable to a specific risk associated with all or a component of a recognised asset or liability or a highly probable forecast transaction, and could affect consolidated profit or loss.

The Group applies hedge accounting to reduce the risk that the cash flows of floating-rate assets and liabilities will fluctuate as if they were instruments indexed to a fixed interest rate.

The Group’s main hedged positions and the financial hedging instruments used are as follows:

•	Financial assets at fair value through other comprehensive income: Floating-rate debt securities, whose risk is hedged with interest rate derivatives (basically swaps).

•	Financial assets at amortised cost: Floating-rate loans, whose risk is hedged with interest rate derivatives (basically swaps).

The Group uses the hypothetical derivative method to assess effectiveness, by comparing changes in the fair value of the hedging instruments and hedged items attributable to the change in the reference rate, as explained for fair value hedges. The cash flow hedges entered into by the Group relate entirely to transactions in which the hedged transaction matches the hedging derivative. As a result, no significant causes of ineffectiveness for this type of hedge have arisen.

In the specific case of financial instruments designated as hedged items or qualifying for hedge accounting, gains and losses are recognised as follows:

•	The gains or losses attributable to the portion of the hedging instruments that qualifies as an effective hedge are recognised temporarily in consolidated equity under “Accumulated other comprehensive income - Items that may be reclassified to profit or loss - Hedging derivatives. Cash flow hedges [effective portion]”. Financial instruments hedged in this type of hedging transaction are recognised as explained in “Classification and measurement of financial assets and liabilities”, with no change made to the recognition criteria due to their consideration as hedged items.

•	As a general rule, in cash flow hedges, the gains or losses attributable to the effective portion of the hedging instruments are not recognised in the consolidated income statement until the gains or losses on the hedged item are recognised in the consolidated income statement or, if the hedge relates to a highly probable forecast transaction that will lead to the recognition of a non-financial asset or liability, they will be recognised as part of the acquisition or issue cost when the asset is acquired or the liability is assumed.

•	The gains or losses on the ineffective portion of the hedging instruments are recognised directly under “Gains or (-) losses from hedge accounting, net” in the consolidated income statement.

•	The cumulative gain or loss on the hedging instrument recognised in equity under “ Equity - Accumulated other comprehensive income” in the balance sheet will continue to be recognised under that heading until the forecast hedged transaction occurs, when it will be reclassified into the income statement or it will correct the acquisition cost of the asset or liability to be recorded, if the hedged item is a forecast transaction that results in the recognition of a non-financial asset or liability.

•	Hedges of net investment in a foreign operation: these hedge the currency risk deriving from investments in subsidiaries, associates, joint ventures and branches of the Group whose activities are based or undertaken in a different country or in a currency other than the euro. The treatment for this type of hedge is the same as for cash flow hedges. The amounts recognised as valuation adjustments in equity in accordance with the aforementioned criteria are recognised in the consolidated income statement when they are disposed of or derecognised.

(2.4) Foreign currency transactions

(2.4.1) Functional currency

The Group’s functional currency is the euro. Consequently, all balances and transactions denominated in currencies other than the euro are considered to be denominated in “foreign currency”.

The detail, by currency and item, of the equivalent euro value of the main asset and liability balances in the consolidated balance sheet at 31 December 2019 and 2018 denominated in foreign currency is as follows:

	31/12/2019		31/12/2018
ITEM	Assets	Liabilities	Assets	Liabilities
	(Thousands of euros)
Balances in US dollars
Cash, cash balances at Central banks and other demand deposits	160,994	—	79,109	—
Financial assets and liabilities held for trading	236,051	120,998	187,719	104,014
Financial assets at amortised cost	1,350,957	-	1,522,615	-
Financial liabilities at amortised cost	—	1,267,675	—	984,708
Financial assets designated at fair value through other comprehensive income	36,053	—	25,123	—
Other	36,695	19,486	36,781	31,948
Total	1,820,750	1,408,159	1,851,347	1,120,670
Balances in sterling pounds
Cash, cash balances at Central banks and other demand deposits	6,050	—	4,732	—
Financial assets and liabilities held for trading	104,682	106,657	104,020	106,939
Financial assets at amortised cost	175,839	—	160,692	-
Financial liabilities at amortised cost	—	73,353	—	96,180
Other	—	4	3,784	42
Total	286,571	180,014	273,228	203,161
Balances in other currencies
Cash, cash balances at Central banks and other demand deposits	20,662	—	21,812	—
Financial assets and liabilities held for trading	6,314	7,597	791	2,176
Financial assets at amortised cost	226,736	—	119,869	—
Financial liabilities at amortised cost	—	101,677	—	64,372
Other	8	1,786	233	2,843
Total	253,720	111,060	142,705	69,391
Total foreign currency balances	2,361,041	1,699,233	2,267,280	1,393,222

(2.4.2) Criteria for translation of foreign currency balances

Balances in foreign currencies are translated to euros in two consecutive phases:

•	Translation of foreign currency to the functional currency of the Group entities, joint ventures and entities accounted for using the equity method, and

•	Translation to euros of the balances of consolidated companies or companies accounted for using the equity method whose reporting currency is not the euro.

The functional currencies of all the Group entities or entities accounted for using the equity method in the consolidated financial statements are the same as their respective reporting currencies.

Translation of foreign currency to the functional currency: Foreign currency transactions performed by consolidated entities or entities accounted for using the equity method are initially recognised in their respective financial statements at the equivalent value in their functional currencies, translated using the exchange rates prevailing at the transaction date. Subsequently, the consolidated entities translate the foreign currency monetary items to their functional currencies using the exchange rates at year end.

Furthermore:

•	Non-monetary items measured at historical cost are translated to the functional currency at the exchange rate at the date of acquisition.

•	Non-monetary items measured at fair value are translated to the functional currency at the exchange rate at the date when the fair value was determined.

Entities whose functional currency is not the euro: The balances in the financial statements of the consolidated entities and entities accounted for using the equity method whose functional currency is not the euro are translated to euros as follows:

•	Assets and liabilities, at the closing rates.

•	Income and expenses and cash flows, at the average exchange rates for the year.

•	Equity items, at the historical exchange rates.

(2.4.3) Exchange rates applied

The exchange rates used by the Group in translating the foreign currency balances to euros for the purpose of preparing the consolidated financial statements, taking into account the methods mentioned above, were the official rates published by the European Central Bank.

(2.4.4) Recognition of exchange differences

Exchange differences arising on translating foreign currency balances into the functional currency of consolidated entities and their branch offices are generally recognised at their net value in the consolidated income statement under “Exchange differences [gain or (-) loss] (net)”. As an exception to this rule, exchange differences affecting the value of financial instruments measured at fair value through profit or loss are recognised in the consolidated income statement together with all other changes that may affect the fair value of the instrument, under “Gains or (-) losses on financial assets and liabilities held for trading, net” or “Gains or (-) losses on financial assets and liabilities designated at fair value through profit or loss, net”.

However, they exchange rate differences arising in non-monetary items, whose fair value is adjusted against counterparty in equity, are recognised in consolidated equity under “Accumulated other comprehensive income- Items that may be reclassified to profit or loss-Foreign currency translation” in the consolidated balance sheet until they are realised.

The exchange differences arising on the translation to euros of the financial statements in the functional currencies of the consolidated entities, whose functional currency is not the euro, are recognised in consolidated equity under “Accumulated other comprehensive income- Items that may be reclassified to profit or loss-Foreign currency translation” in the consolidated balance sheet, whereas those translated to euros of the financial statements of entities accounted for using the equity method are recognised under “Accumulated other comprehensive income- Items that may be reclassified to profit or loss- Share of other recognised income and expense of investments in joint ventures and associates”.

(2.5) Recognition of income and expenses

The most significant accounting criteria used by the Group to recognise its income and expenses are summarised as follows:

(2.5.1) Interest income, interest expense, dividends and similar items

As a general rule, interest income, interest expenses and similar items are recognised on the basis of their period of accrual using the effective interest method defined in IFRS 9. Dividends received from companies other than those within the scope of consolidation of the Group are recognised as income when the consolidated entities’ right to receive them arises.

However, when a debt security is assessed to be impaired individually or collectively because recovery is considered unlikely, except for purchased or originated credit-impaired financial assets, the interest accrued in the consolidated income statement is the result of applying the effective interest rate to amortised cost (i.e. adjusted for any loss allowance), recognising an impairment loss for the same amount.

For purchased or originated credit-impaired financial assets, interest income is calculated applying the credit-adjusted effective interest rate to the financial asset.

(2.5.2) Commissions, fees and similar items

Fee and commission income and expenses that are not to be included in the calculation of the effective interest rate of transactions and/or are not included in the cost of financial assets or liabilities other than those classified as at fair value through profit or loss are recognised in the consolidated income statement using criteria that vary according to their nature. The most significant fee and commission items are as follows:

•	Fees and commissions linked to the acquisition of financial assets and liabilities carried at fair value through profit or loss, which are recognised in the income statement at the settlement date.

•	Those arising from transactions or services that are performed over a period of time, which are recognised in the consolidated income statement over the life of these transactions or services.

•	Those relating to services provided in a single act, which are recognised in the income statement when the single act is carried out.

(2.5.3) Non-financial income and expenses

Non-financial income and expenses are recognised on an accrual basis.

(2.5.4) Deferred income and accrued expenses

These are recognised for accounting purposes at the present value of the estimated cash flows discounted at market rates.

(2.6) Offsetting

Asset and liability balances are offset, i.e. reported in the consolidated balance sheet at their net amount, when, and only when, they arise from transactions in which a contractual or legal right of set-off exists and the Group intends to settle them on a net basis, or to realise the asset and settle the liability simultaneously.

In this regard, when presenting the financial assets subject to valuation adjustments for depreciation or impairment net of these adjustments is not considered “offsetting”.

In addition, the Group offsets the positions in trading derivatives arranged through clearing houses as they met the criteria for offsetting a financial asset and a financial liability, as follows:

•	the entity has a legally enforceable right to set off the recognised amounts of the instruments; and

•	the entity intends either to settle on a net basis, or to realise the asset and settle the liability simultaneously.

IAS 32 “Financial Instruments: Presentation” clarifies when a financial asset and financial liability is eligible for offset. The criteria were considered for the aforementioned set-off. Specifically, regarding the first of the above criteria, the right of set-off cannot be contingent on a future event and must be legally enforceable in the following circumstances: the normal course of business, an event of default and an event of insolvency or bankruptcy of the entity or any of the counterparties.

Regarding the second one, the settlement mechanism through clearing houses must have features that eliminate or result in insignificant credit and liquidity risk, and that will process receivables and payables in a single settlement process or cycle, so that the result is, effectively, equivalent to net settlement.

Notes 9 and 13 present a detail of net positions by class of derivative. However, in accordance with prevailing regulations, other disclosures regarding offset positions are presented at their gross amount.

(2.7) Transfers of financial assets

The accounting treatment of transfers of financial assets depends on the extent to which the risks and rewards associated with the transferred assets are transferred to third parties:

•	If substantially all the risks and rewards of the assets transferred are transferred to third parties – unconditional sale of financial assets, sale of financial assets under an agreement to repurchase them at their fair value at the date of repurchase, sale of financial assets with a purchased call option or written put option that is deeply out of the money, securitization of assets in which the transferor does not retain a subordinated debt or grant any credit enhancement to the new holders, and other similar cases – the transferred financial asset is derecognised and any rights or obligations retained or created in the transfer are recognised simultaneously.

•	If substantially all the risks and rewards associated with the financial asset transferred are retained - sale of financial assets under an agreement to repurchase them at a fixed price or at the sale price plus interest, a securities lending agreement in which the borrower undertakes to return the same or similar assets, securitization of financial assets in which a subordinated debt or another type of credit enhancement is retained that absorbs substantially all the expected credit losses on the securitised assets, and other similar cases – the transferred financial asset is not derecognised and continues to be measured by the same criteria as those used prior to the transfer. However, the following items are recognised with no offsetting:

•	An associated financial liability, for an amount equal to the consideration received; this liability is subsequently measured at amortised cost, or, if the aforementioned requirements for classification as other financial liabilities at fair value through profit or loss are met, at fair value, in accordance with the aforementioned criteria for this type of financial liability.

•	The income from the financial asset transferred but not derecognised and any expense incurred on the new financial liability.

•	If the Group neither transfers nor retains substantially all the risks and rewards associated with the financial asset transferred – sale of financial assets with a purchased call option or written put option that is not deeply in or out of the money, securitization of financial assets in which the transferor retains a subordinated debt or other type of credit enhancement for a portion of the transferred asset, and other similar cases – the following distinction is made:

•	If the transferor does not retain control of the transferred financial asset, the transferred financial assets is derecognised and any right or obligation retained or created as a result of the transfer is recognised.

•	If the transferor retains control of the transferred financial asset, it continues to recognise it in the consolidated balance sheet for an amount equal to its exposure to changes in value and recognises a financial liability associated with the transferred financial asset. The net amount of the transferred asset and associated liability is the amortised cost of the rights and obligations retained, if the transferred asset is measured at amortised cost, or the fair value of the rights and obligations retained, if the transferred asset is measured at fair value.

Accordingly, financial assets are only derecognised when the cash flows they generate have been extinguished or when substantially all the inherent risks and rewards have been transferred to third parties.

Note 27.1 contains a summary of the main circumstances of the principal transfers of assets outstanding at 2019 and 2018 year end which did not lead to the de-recognition of the related assets.

(2.8) Exchanges of assets

Exchanges of assets entail the acquisition of tangible or intangible assets in exchange for other non-monetary assets or a combination of monetary and non-monetary assets. For the purposes of these consolidated financial statements, the foreclosure of assets to recover amounts owed to consolidated entities by third parties is not considered an exchange of assets.

The assets received in an exchange of assets are recognised at fair value, provided that the transaction can be deemed to have commercial substance, as defined in IAS 16 and IAS 38, and that the fair value of the asset received or, failing this, of the asset given up, can be estimated reliably. The fair value of the instrument received is determined as the fair value of the asset given up plus, where applicable, the fair value of any monetary consideration given up in exchange, unless there is clearer evidence of the fair value of the asset received.

If the exchanges of assets do not meet the above requirements, the asset received is recognised at the carrying amount of the asset given up plus the monetary consideration given up or assumed in the acquisition.

(2.9) Impairment of financial assets

The impairment model is applicable to debt instruments at amortised cost, debt instruments measured at fair value through other comprehensive income, and other exposures that give rise to credit risk, such as loan commitments given, financial guarantees given, and other commitments given.

The criteria for assessing and classifying transactions in the consolidated financial statements in accordance with their credit risk includes both the credit risk attributable to insolvency and the country-risk to which the transactions are exposed. For those credit transactions that are expose to both credit risk attributable to insolvency and country-risk are classified in the category attributable to insolvency risk. Notwithstanding, impairment losses attributable to insolvency are estimated on country-risk basis when the latter requirements are more stringent.

Impairment losses for the period are recognised as an expense in the consolidated income statement, with a balancing entry in the carrying amount of the asset. Reversals of previously recognised impairment losses are recognised as income in the consolidated income statement. For debt instruments measured at fair value through other comprehensive income, the instrument is adjusted to fair value, with a balancing entry in “Accumulated other comprehensive income” in consolidated equity.

A)	Classification of transactions for credit risk attributable to insolvency

Financial instruments – including off-balance sheet exposures – are classified into the following categories considering whether there has been a significant increase in credit risk since initial recognition of the transaction or a default event has occurred:

•	Stage 1 – Standard exposure: the risk of a default event has not increased significantly since initial recognition of the transaction. The amount of the loss allowance for this type of instruments is equal to 12-month expected credit losses.

•	Stage 2 – Standard exposure under special monitoring: the risk of a default event has increased significantly since initial recognition of the transaction. The amount of the loss allowance for this type of instruments is equal to lifetime expected credit losses.

•	Stage 3 – Doubtful exposure: a default event in the transaction has occurred. The amount of the loss allowance for this type of instruments is equal to lifetime expected credit losses.

•	Write-off: transactions in which the Group has no reasonable expectations of recovery. The amount of the loss allowance for this type of instruments is equal to its carrying amount and entails the full write-off of the asset.

The Group uses the following definitions for the purposes of classifying a financial instrument into one of the preceding categories:

Significant increase in credit risk

For financial instruments classified in Stage 1 – Standard exposure, the Group assesses whether to continue recognising 12-month expected credit losses. The Group assesses whether there has been a significant increase in credit risk since initial recognition. If so, it transfers the financial instrument to Stage 2 – Standard exposure under special monitoring and recognises lifetime expected credit losses. This assessment is performed from a dual perspective – qualitative and quantitative- and its symmetrical, such that the financial instrument may return to Stage 1 – Standard exposure.

To perform this assessment from a quantitative perspective, the Group has developed a specific approach for comparing probability of default (PD), whereby current PD is compared to the original PD associated with the rating level at inception. If the assessment shows an increase above absolute and relative thresholds, the Group considers that there has been a significant increase in the risk of the instrument. These thresholds were calibrated in accordance with the criteria set out in the Group’s Risk approval policy and consider the individual characteristics of the loan portfolios. The election of the thresholds for classification of transactions into Stage 2 – Standard risk under special monitoring was made based on analysis of the Group’s historical experience, in which transactions with similar PD levels were classified in Stage 2 – Standard risk under special monitoring using other quantitative and qualitative criteria.

For purposes of the quantitative comparison, the Group availed of the simplification allowed in the standard, which entails changes in the risk of a default occurring over the next 12 months as a reasonable approximation to changes in lifetime risk of default of the instrument. This approach is aligned with the Group’s credit risk management practices and provides a reasonable approximation of the changes in the lifetime risk of a default occurring. In this respect, no situations have been identified where the financial instrument only has significant payment obligations beyond the next 12 months, of changes in relevant macroeconomic or other credit-related factors occur that are not adequately reflected in the risk of a default occurring in the next 12 months, or of changes in credit-related factors that only have an impact on the credit risk of the financial instrument beyond 12 months indicating that a lifetime assessment is necessary.

Moreover, for comparison and considering the ageing of current transactions, for those in which no PD was available on origination, the Group has used the first PD available.

The Group’s credit risk management systems also include other quantitative and qualitative components which, combined or separately, could give rise to consideration that the credit risk of the financial instrument has increased significantly, such as adverse changes in the borrower’s financial position, downgrades in credit rating, unfavourable changes in the sector in which they operate, their regulatory or technological environment, among others, that do not provide evidence of impairment. These factors and weightings vary by type of product, type of borrower, and characteristics of the financial instrument, so it is not possible to detail a single set of criteria for determining the occurrence of a significant increase in credit risk.

Irrespective of the assessment based on probability of default and indications of deterioration in the credit risk of the exposure, a significant increase in credit risk is determined in transactions presenting the following circumstances:

•	More than 30 days past due rebuttable assumption, based on reasonable and supportable information. The Group has not applied a longer period of time for these purposes.

•	Refinance or restructuring that does not present evidence of impairment. Appendix X shows the classification and allowance policies and criteria applied by the Group for this type of transactions.

•	Special debt sustainability agreement that does not present evidence of impairment until the cure criteria is applied.

•	Agreements with issuers or holders involved in a creditors’ agreement that do not present evidence of impairment

•	Repeat default or increase in the default ladder that does not present evidence of impairment of mortgage loans extended to individuals.

However, for assets with a counterparty of low credit risk, the Group applies the possibility included in the standard of considering that their credit risk has not increased significantly. Such counterparties are primarily Central banks, public administrations, deposit guarantee and resolution funds, credit institutions, reciprocal guarantee companies, and non- financial public sector entities.

Default and credit-impaired financial assets

To determine the risk of default, the Group applies a definition that is consistent with the one used for internal credit risk management of financial instruments and considers quantitative and qualitative indicators.

In this respect, the Group considers that default occurs in credit exposures in the following circumstances:

•	More than 90 days past due. This includes all transactions of an obligor when the amount of balances more than 90 days past due exceeds 20% of the amount outstanding.

•	There are reasonable doubts that the full amount of the asset will be repaid.

A financial instrument is considered credit-impaired when one or more events that have a detrimental impact on its estimated future cash flows have occurred. Evidence that a financial asset is credit-impaired include observable data about the following events:

•	Significant financial difficulty of the issuer or the borrower.

•	Breach of contract, such as a default or past-due event.

•	Grant by the lender, for economic or contractual reasons relating to the borrower’s financial difficulty, a concession(s) to the borrower that it would not otherwise consider. Appendix X includes the classification and impairment policies and criteria applied by the Group/Bank in this type of transaction.

•	It’s becoming probable that the borrower will enter bankruptcy or other financial reorganisation.

•	The disappearance of an active market for that financial instrument because of the issuer’s financial difficulties.

•	The purchase or origination of a financial asset at a deep discount that reflects the incurred credit losses.

It may be possible to identify a single discrete event or, instead, the combined effect of several events may have caused the credit impairment.

Anyway, the Group’s definitions of default and credit-impaired asset are aligned.

No reasonable expectations of recovery

The Group classifies as write-off when, after an individualised assessment, it has no reasonable expectations of recovering the contractual cash flows due to the notorious and unrecoverable deterioration of the solvency of the transaction or borrower.

In this respect, the Group deems the recovery of the following transactions to be remote (automated classification factors):

•	Transactions classified as Stage 3 – Doubtful risk due to arrears that have been in this category for more than four years or that, before reaching this age, have 100% impaired for over two years, unless there is effective collateral covering at least 10% of the gross amount of the transaction.

•	Transactions of borrowers declared to be in creditor’s agreement for which there is evidence that the liquidation phase has been or is due to be declared, except those with effective collateral covering at least 10% of the gross carrying amount of the transaction.

Classification in this category for the above reasons does not preclude the Group to cease negotiations and legal action to recover the amount.

The Group also assesses the individual facts and circumstances that could indicate that recovery of the contractual cash flows of the transaction is remote. This could include situations where recovery has been exhausted although the age of default is less than four years; exposures in bankruptcy proceedings for which the expectation of recovery is low; or situations where high costs must be incurred that do not warrant the estimation of recovery.

B)	Approaches for estimating expected credit losses attributable to insolvency

The estimation of expected credit losses considers the following aspects, among others:

•	The existence of several possible outcomes for determining the various weights based on the probability of occurrence of the various scenarios.

•	The time value of money.

•	The estimation is based on the latest available information without undue cost or effort, reflecting past events, current conditions and forecasts of future economic conditions.

The process for estimating expected credit losses is carried out on an individual or collective basis.

B.1)       Individual estimation of credit losses

The Group takes into consideration the following characteristics to identify borrowers which, due to their credit exposure and level of risk, require individual assessment:

•	Individual assessment to determine the accounting classification: in this case, all borrowers exceeding the EUR 5 million EAD threshold, excluding those identified as having low credit risk, except for those classified as Stage 3 – Doubtful exposure.

•	Individual estimation of credit losses: in this case for:

•	All borrowers that exceed the aforementioned threshold and are classified as Stage 3 - Doubtful exposure, as well as those below the threshold classified as Stage 3 - Doubtful exposure and determined by expert judgement, including borrowers classified as Stage 3 – Doubtful exposure for reasons other than arrears, or as Stage 2 – Standard exposure under special monitoring, except those classified on the basis of automatic sorting factors.

•	Also subject to individual assets are borrowers with transactions identified as having low risk classified as Stage 3 - Doubtful exposures but below the threshold of significance.

The approach developed by the Group estimates expected credit losses of debt instruments as the negative difference between the present value of estimated future cash flows discounted at the effective interest rate and the respective amounts of credit exposure:

•	Forecast future cash flows: includes all the amounts the Group expects to obtain over the instrument’s remaining term. In this regard, it considers both going concern and gone concern approaches; i.e. settlement and enforcement of collateral.

•	Credit exposure: carrying amount of transactions at the calculation date and off-balance sheet amounts expected to be disbursed in the future. To estimate the amounts of off-balance-sheet exposures expected to be disbursed bearing credit risk, a credit conversion factor (CCF) is applied to the nominal amount of the transaction.

The assessment of the effectiveness of guarantees and collaterals considers, among others, the time required to enforce, and the ability to dipose, the collateral. Collateral or guarantees whose effectiveness depends substantially upon the credit quality of the debtor, or of any economic group to which the debtor may belong, are not eligible. The Group has policies and procedures on the valuation of collateral in accordance with applicable regulations.

Allowances for large borrowers for which no significant increase in credit risk or evidence of impairment has been determined, and have therefore been classified in Stage 1 – Standard exposure, are estimated collectively. The Group also collectively estimates expected credit losses on transactions assessed individually and classified in Stage 2 – Standard exposure under special monitoring solely on the basis of automatic classification factors or where no other factor has had a significant influence.

B.2)       Collective estimation of credit losses

The estimation of expected credit losses for all credit exposures not assessed individually is made collectively.

The calculation of collective allowances of significant portfolios for which sufficient information is available is made using internal models. For portfolios with insufficient depth of available information, approaches are used that include experience and information on the Spanish banking sector and forecasts for future conditions. Allowances for exposures with low credit risk not classified in Stage 3 – Doubtful risk are calculated using this approach, since there are not enough observations to develop internal models.

In accordance with applicable regulations and followed by the required approval by the Board of Directors and the corresponding internal validation process, at 1 January 2018, the Bank implemented the use of internal methodologies to carry out the collective estimation of allowances for credit losses. In line with the Group’s internal models for estimating capital requirements, this internal methodology includes the calculation of losses, based on internal data, through internal estimates of credit risk parameters. When calculating expected losses on a collective basis using internal methodologies, the Group considers the following:

a)       Criteria of grouping transactions

The Group distributes financial assets with credit risk in homogeneous groups based on the similar risk characteristics of the instruments included in the group. The criteria considered for this segmentation are representative of the patterns of estimated losses of each group.

Factors used by the Group for grouping transactions include the type of borrower or issuer (retail, self-employed, business, etc.), the classification of the borrower or issuer, the type of transaction (mortgage, consumer, card, etc.), the type of guarantee (personal, collateral, etc.). For certain portfolios, specific factors are applied, such as LTV ratios, the borrower’s or issuer’s turnover and sector for non-retail portfolios and the amount of time classified in Stage 3 – Doubtful exposure.

b)       Risk parameters

The aggregate amount of expected credit losses is determined using the following parameters:

•	The Exposure at default (EAD): the Group’s risk exposure at the time of default.

•	Probability of default (PD): the probability of a default occurring.

•	Loss given default (LGD): the percentage of exposure at risk that is not expected to recover in the event of default.

c)       Scenarios and use of forecasts of future economic conditions

Expected credit losses recognised in the consolidated financial statements are the result of a series a probability-weighted scenarios.

When making the estimate, the Group takes the most likely scenario (baseline scenario) as the starting point. The baseline scenario is consistent with the scenario used for the Group’s internal planning processes.

Taking the baseline scenario, a series of assumptions are made regarding the performance of macroeconomic variables, resulting in two additional scenarios: a more positive scenario and a more adverse scenario. Specifically, the Group has considered three macroeconomic scenarios: a baseline scenario, an adverse scenario and a favourable scenario, which have been defined for the Group, with probabilities of occurrence of 60%, 20% and 20%, respectively.

The macroeconomic variables used in the baseline scenario and additional scenarios are generated by Bankia Research.

The key macroeconomic variables vary across portfolios. However, the Group considers the most important macroeconomic variables to be:

•	Gross Domestic Product (“GDP”).

•	No. of Social Security registrations.

•	House prices.

The following table shows the forecasts for the main macroeconomic variables used to estimate expected losses for the Bankia Group over the next three years:

	Adverse	Average 2020-2022 Baseline	Positive
Probability of occurrence	20%	60%	20%
GDP	0.3%	1.6%	2.3%
No. of Social Security registrations	0.1%	1.6%	2.4%
House prices	(0.9%)	3.9%	6.2%

Bankia has carried out a sensitivity analysis of expected loss to changes in the model’s assumptions. In this respect, an upward or downward movement in GDP of ±0.5% over the next 12 months as a key macroeconomic variable with influence on the rest of the dependent variables would produce a variation in expected loss due to credit risk of less than ±1.5%, approximately.

C)	Credit risk attributable to country-risk

Country-risk is understood as the risk associated with counterparties resident in a specific country due to circumstances other than normal commercial risk (sovereign risk, transfer risk or risks arising from international financial activity) or risk attributable to insolvency. The Group classifies third-party transactions into groups based on their economic performance, political situation, regulatory and institutional framework, and payment capacity and record, allocating to each the percentages of allowances stipulated in prevailing regulations.

Doubtful assets attributable to country-risk include transactions with ultimate obligors resident in countries that have long- standing difficulties servicing their debt, with the possibility of recovering such debt as doubtful, and off-balance sheet exposures whose recovery is considered remote due to circumstances attributable to the country.

The Group does not have any significant exposures to credit risk attributable to country risk, so the level of provisions in this connection are not significant relative to total impairment allowances set aside by the Group.

(2.10) Financial guarantees and provisions for financial guarantees

“Financial guarantees” are defined as contracts whereby an entity undertakes to make specific payments on behalf of a third party if the latter fails to do so, irrespective of the various legal forms they may take: deposits, financial guarantees, irrevocable documentary credits issued or confirmed by the entity, etc.

In accordance with IFRS-EU, the Group generally treats financial guarantees provided to third parties as financial instruments within the scope of IFRS 9.

To determine whether a derivative sold is recognised as a financial guarantee or a trading derivative, a financial instrument is considered a derivative financial instrument when it meets the following conditions:

•	Its value changes in response to the changes in a variable, sometimes called the “underlying”, such as an interest rate, financial instrument and commodity price, foreign exchange rate, a credit rating or credit index, where this involves non- financial variables that are not specific to one of the parties to the contract.

•	It requires no initial investment or one that is much smaller than would be required for other financial instruments that would be expected to have a similar response to changes in market factors.

•	It is settled at a future date, except where it relates to a regular way purchase or sale of financial assets in conventional agreements, defined as one in which the parties’ reciprocal obligations must be discharged within a time frame established by regulation or convention in the market place and that may not be settled net.

Financial guarantees are considered contracts that require or may require the Group to make specific payments to reimburse the creditor for the loss incurred when a specific debtor fails to meet its payment obligations under the original or amended terms of a debt instrument, regardless of its legal form, which may be, inter alia, a deposit, financial guarantee, insurance contract or credit derivative.

Specifically, guarantee contracts related to credit risk where execution of the guarantee does not require, as a necessary condition for payment, that the creditor is exposed to and has incurred a loss due to a debtor’s failure to pay as required under the terms of the financial asset guaranteed, as well as in contracts where execution of the guarantee depends on changes in a specific credit rating or credit index, are considered derivative financial instruments.

The Group initially recognises the financial guarantees provided on the liabilities side of the consolidated balance sheet at fair value, plus the directly attributable transaction costs, which is generally the amount of the premium received plus, where applicable, the present value of the fees, commissions and interest receivable from these contracts over the term thereof, and it simultaneously recognises, on the asset side of the consolidated balance sheet, the amount of the fees, commissions and similar amounts received at the start of the transactions and the amounts receivable at the present value of the fees, commissions and interest receivable. Subsequently, these contracts are recognised on the liabilities side of the consolidated balance sheet at the higher of the following two amounts:

•	The amount determined in accordance with IRFS 9, taking into account that set forth in Appendix IX of Bank of Spain Circular 4/2017 in this estimate. In this regard, financial guarantees, regardless of the guarantor, instrumentation or other circumstances, are reviewed periodically so as to determine the credit risk to which they are exposed and, if appropriate, to consider whether a provision is required. The credit risk is determined by application of criteria similar to those established for quantifying impairment losses on debt instruments carried at amortised cost, which are described in Note 2.9 above.

•	The amount initially recognised for these instruments, less the related amortisation which, in accordance with IRFS 15, is charged to the consolidated income statement on a straight-line basis over the contract term.

The provisions made, if applicable, for these instruments are recognised under “Provisions – Commitments and guarantees given” on the liability side of the consolidated balance sheet. These provisions are recognised and reversed with a charge or credit, respectively, to “(Provisions or (-) reversal of provisions)” in the consolidated income statement.

If, in accordance with the foregoing, a provision is required for these financial guarantees, the unearned commissions on these transactions, which are recognised under “Financial liabilities at amortised cost – Other financial liabilities” on the liabilities side of the consolidated balance sheet, are reclassified to the appropriate provision.

(2.11) Leases

In lease accounting, different treatments applies when the Group acts as a lessee or as a lessor:

A)	The Group as lessee

At inception of a contract, the Group assesses whether the contract is, or contains, a lease. For all contracts which, after this assessment, are considered to be, or contain, a lease, the Group recognises an asset in the consolidated balance sheet, which represents the right to control the use of the identified asset for a period of time. At the same time, the Group recognises a lease liability, which represents the Group’s obligation to make lease payments for the use of the underlying asset that are not paid at that date.

There are exemptions for short-term leases (leases with a lease term of 12 months or less) or leases in which the underlying asset is of low value. For these two types of leases, the Group recognises the lease payments as an expense on a straight-line basis over the lease term under “Administrative expenses – Other general administrative expenses” in the consolidated income statement.

At the commencement date of the lease, the Group recognises the lease liability of the underlying asset at the present value of the lease payments that are not paid at that date, discounted using the interest rate implicit in the lease, if that rate can be readily determined. If that rate cannot be readily determined, the Group uses its incremental borrowing rate. The lease liability is recognised in “Financial liabilities at amortised cost - Other financial liabilities” in the consolidated balance sheet. The finance cost related to the lease liability is recognised under “Interest expenses” in the consolidated income statement. After the commencement date, the Group measures the lease liability by increasing the carrying amount to reflect interest, calculated using the effective interest rate method, and reducing the carrying amount to reflect the lease payments made.

The right-of-use asset is presented at the commencement date under “Tangible assets - Property, plant and equipment” and “Tangible assets - Investment Property” in the consolidated balance sheet measured at the amount of the lease liability less any lease payments made at or before the commencement date, any initial direct costs incurred or the cost to be incurred in dismantling and removing the underlying asset or restoring it to the condition required by the terms and conditions of the lease.

Subsequently, the right-of-use asset is adjusted for the following:

•	The asset’s depreciation. The right-of-use asset is depreciated over the shorter of the useful life of the underlying asset and the lease term. Annual depreciation charges are recognised with the balancing entry in “Depreciation” in the consolidated income statement.

•	Any impairment losses are recognised in “Impairment or (-) reversal of impairment on non-financial assets” in the consolidated income statement.

•	Reflecting any new measurement of the lease liability.

The criteria for depreciation, the estimation of the assets’ useful lives and the recognition of potential impairment losses are consistent with those described for property, plant and equipment for own use in Note 2.15.1 to the annual consolidated financial statements of the Bankia Group.

Variable lease payments that do not depend on an index or a rate are not included in the measurement of the lease obligation or the related right-of-use asset. These payments are recorded as an expense in the period under “Administrative expenses - Other general administrative expenses” in the consolidated income statement.

Sale and leaseback transactions

In transactions in which the Group sells an asset it owns to a third party and leases that asset back, the Group assesses whether the terms of the contract satisfies the requirements for the disposal to be considered the sale of the underlying asset; i.e. control of the asset is transferred to the buyer.

•	In transactions in which the Group sells an asset it owns to a third party and leases that asset back, the Group assesses whether the terms of the contract satisfies the requirements for the disposal to be considered the sale of the underlying asset; i.e. control of the asset is transferred to the buyer.

•	If the transfer does not satisfy the requirements to be accounted for as a sale, the Group continues to recognise the transferred asset and recognises a financial liability equal to the consideration received.

B)	The Group as lessor:

Lease contracts in which the Group acts as lessor are classified as finance or operating leases. If the analysis of the contractual terms and conditions determine that the lease transfers substantially all the risks and rewards incidental to ownership of the assets, the contract is classified as a finance lease. All other leases are classified as operating leases.

Finance leases

The factors considered by the Group to determine whether a lease agreement is a finance lease and therefore transfers substantially all the risks and rewards incidental to ownership of the asset include:

•	Whether the lease term covers the major part of the useful life of the asset.

•	Whether the price of exercising the purchase option is lower than the fair value of the residual value of the asset at the end of the lease term.

•	Whether the present value of the minimum lease payments amounts to substantially all the fair value of the leased asset.

•	Whether use of the asset is restricted to the lessee.

When the Group acts as lessor of an asset in a finance lease, the sum of the present values of the lease payments receivable from the lessee plus the guaranteed residual value, which is generally the exercise price of the lessee’s purchase option at the end of the lease term, is recognised as lending to third parties and is therefore included under “Financial assets at amortised cost” in the consolidated balance sheet based on the type of lessee.

When the Group acts as lessee in a finance lease, it recognises the cost of the leased assets in the consolidated balance sheet according to the nature of the leased asset, and, simultaneously, a liability for the same amount (at the lower of the fair value of the leased asset and the sum of the present values of the amounts payable to the lessor plus, where applicable, the exercise price of the purchase option). The depreciation policy for these assets is consistent with that for the Group’s property, plant and equipment for own use (see Note 2.15.1). In both cases, the finance income and finance charges arising under these agreements are credited and debited, respectively, to “Interest income” and “Interest expense”, respectively, in the consolidated income statement and the accrued interest is estimated using the effective interest method as defined in IFRS 9.

Operating leases

In operating leases, the ownership of the leased asset and substantially all the risks and rewards relating to the leased asset are retained by the lessor. When the Group act as lessor in operating leases, it presents the acquisition cost of the leased assets under “Tangible assets” as “Investment property” or as “Property, plant and equipment leased out under operating lease”, depending on the type of assets leased. The depreciation policy for these assets is consistent with that for similar items of property, plant and equipment for own use, and income from operating leases is recognised on a straight-line basis under “Other operating income” in the consolidated income statement”.

(2.12) Investment funds, pension funds, assets under management and savings insurance policies marketed and managed by the Group

Assets owned by third parties and managed by the consolidated entities are not presented on the face of the consolidated balance sheet. Management fees are included in “Fee and commission income” in the consolidated income statement. Details of third-party assets managed by the Group at 31 December 2019 and 2018 are disclosed in Note 27.3.

The investment funds and pension funds managed and savings insurance policies marketed and managed by the Group are not recognised on the Group’s consolidated balance sheet since the related assets are owned by third parties (see Note 27.3). The fees and commissions earned in the year for the services rendered by the Group entities to these funds (asset management and custody services, etc.) are recognised under “Fee and commission income” in the consolidated income statement (see Note 33).

(2.13) Staff costs

(2.13.1) Post-employment benefits

(2.13.1.1) Types of commitments

Post-employment benefits are forms of compensation payable after completion of employment. The Group has undertaken to pay post-employment benefits to certain employees and to their beneficiary right holders.

Under current law, post-employment obligations are classified as defined-contribution or defined-benefit obligations, depending on the terms of the commitments assumed in each specific case. The Group’s post-employment obligations to its employees are deemed to be “defined contribution plan obligations” wherever the Group makes predetermined contributions to a separate entity and will have no legal or effective obligation to pay further contributions if the separate entity cannot pay the employee benefits relating to the service rendered in the current and prior periods. Post-employment obligations that do not meet the aforementioned conditions are considered as defined-benefit obligations.

All pension obligations to current and former employees of the Group are covered by pension plans and insurance policies. All pension obligations to current and former employees of the Group are covered by pension plans in Spain.

(2.13.1.2) Description of the post-employment obligations undertaken by the Group

The post-employment obligations assumed by the Group with employees and their characteristics:

•	Non-accrued pensions:

A system is in place whereby The Group makes individual, annual contributions based on a percentage of certain remuneration items, always observing the minimums set out in the collective bargaining agreement.

At 31 December 2019, there were 2 employees with defined-benefit obligations for retirement who were pre-retired. These obligations are covered with the pension plan or insurance policies.

•	Vested pensions:

All the commitments for vested pensions assumed by Group are externalised through the pension plan and insurance policies.

In addition to these obligations, Note 6 describes the obligations with members of the Board of Directors of Bankia, S.A. and senior executives of Bankia.

(2.13.1.3) Actuarial assumptions applied in calculation of post-employment benefits

As a rule, the Group measures its obligations and commitments and cover and determines coverage evenly based on:

•	the projected credit unit method (which treats each year of service as giving rise to an additional unit of benefit entitlement and measures each unit separately);

•	actuarial assumptions, which when determined:

•	are not biased, and neither reckless nor excessively conservative;

•	are mutually compatible and adequately reflect the economic relations existing between factors such as inflation, expected salary increases, discount rates and expected return on plan assets, future levels of salaries and benefits based on market expectations at the date of the consolidated financial statements for the period in which the obligations should be settled;

•	the interest rate used to discount cash flows is based on market rates at the date of the consolidated financial statements corresponding to the issuance of high quality bonds or obligations.

(2.13.1.4) Accounting criteria for post-employment commitments

The Group classifies post-employment obligations for accounting purposes as follows:

•	Defined-contribution plans. Group contributions to defined contribution plans are recognised under “Administrative expenses

•	Staff costs” in the consolidated income statement.

If at 31 December 2019 there are any outstanding contributions to be made to the external plan funding the post- employment benefit obligations, the related amount is recognised at its present value under “Provisions - Provisions for pensions and other post-employment defined benefit obligations”. At 31 December 2019, there were no outstanding contributions to be made to external defined-contribution plans.

•	Defined-benefit plans. Under the caption “Provisions - Provisions for pensions and other post-employment defined benefit obligations”. on the liability side of the consolidated balance sheet, the Group recognises the present value of obligations assumed net of the fair value of assets qualifying as “plan assets” (or under “Other assets – Other” on the asset side of the consolidated balance sheet, depending on whether the resulting difference is positive or negative and on whether or not the conditions for recognition are satisfied).

“Plan assets” are defined as those that are related to certain defined benefit obligations, that will be used directly to settle such obligations, and that meet the following conditions:

•	they are not owned by the Group, but by a legally separate third party that is not a related party;

•	they are only available to pay or fund post-employment benefits for employees; and,

•	they cannot be returned to the Group unless the assets remaining in the plan are sufficient to meet all the benefit obligations of the plan or of the Group to current and former employees, or they are returned to reimburse employee benefits already paid by the Group;

•	they may not be non-transferable financial instruments issued by the Group if held by a long-term post-employment benefits fund or entity.

If the Group has recourse to an insurer to pay part or all of the expenditure required to settle a defined benefit obligation, and it is practically certain that the insurer will reimburse some or all of the expenditure required to settle that obligation, but the insurance policy does not qualify as a plan asset, the Group recognises its right to reimbursement, which in all other respects is treated as a plan asset, under “Insurance contracts linked to pensions” on the asset side of the balance sheet.

Pursuant to the provisions of IAS 19, the Bankia Group recognised in its consolidated financial statements the liabilities (or, as the case may be, and/or the assets) related to post-employment benefit obligations at the present value of the obligations, less the fair value of any plan assets.

Defined benefit post-employment payments are recognised as follows:

•	In the consolidated income statement:

•	service cost in the current period;

•	any past service cost and gains or losses on plan settlements;

•	The net interest on the defined benefit liability (asset), which is determined by multiplying the net defined benefit liability (asset) by the interest rate used to estimate the present value of the obligations at the start of the annual reporting period, taking account of any changes in the net defined benefit liability (asset). Net interest comprises the interest income on plan assets, interest cost on the obligation and interest from measuring plan assets at the present value of the cash flows available to the entity from plan curtailments or reduction in future contributions to the plan.

•	In the consolidated statement of changes in equity:

•	actuarial losses and gains, which are changes in the present value of the defined benefit obligations resulting from the effects of changes in actuarial assumptions and experience adjustments;

•	the return on plan assets, excluding amounts included in net interest on the net defined benefit liability (asset);

•	any change in the effect of the asset ceiling, excluding amounts included in net interest on the net defined benefit liability (asset).

(2.13.2) Other long-term employee benefits

“Other long-term employee benefits” mainly comprises the early-retirement commitments to employees who no longer render services but, not being retirees for legal purposes, continue to hold economic rights against their employers until they become legal retirees. It also comprises any other long-term or similar commitments to employees.

These long-term commitments are recognised under the same caption as defined-benefit post-employment plans, except regarding amounts recognised in the statement of changes in equity that are recognised in the consolidated income statement, with the special features disclosed below for each specific cases.

(2.13.2.1) Pre-retirements and partial retirements

At 31 December 2019, these commitments were covered by insurance policies and an internal fund.

(2.13.2.2) Commitments derived from the Labour Agreement adopted as result of the creation of BFA

On 14 December 2010, a majority of labour union representatives at the Cajas entered into an agreement entitled “Labour Agreement in the Framework of the Process of Integration under an IPS entered into by Caja Madrid, Bancaja, Caja Insular de Canarias, Caja Ávila, Caixa Laietana, Caja Segovia and Caja Rioja” (the “Labour Agreement”) and as a result of the integration of the Cajas and the creation of BFA. (the central body of the IPS) set out in the Integration Agreement approved by the Boards of Directors and ratified by the General Meetings of the Cajas.

The Labour Agreement set forth an array of measures offered to the “Cajas” employees on an elective basis until 31 December 2012 so that the necessary staff restructuring could be carried out, with staff reduced by approximately 4,594 employees. The array of measures included pre-retirements, relocation, indemnified redundancies, contract suspension and shorter working time.

(2.13.2.3) Labour Agreement - Bankia Restructuring Plan

On 8 February 2013, a labour agreement was entered into with the majority of the Bank’s union representatives, which includes the collective dismissal of up to 4,500 Bank employees, with variable termination benefits depending on the age of the worker and changes to the working conditions of employees that continue to work at the Bank through measures to eliminate or reduce fixed remuneration conditions, variable remuneration conditions, pension plan contributions, entitlements for risk and promotion measures. The agreement encourages voluntary redundancies and employability with the creation of an employment pool for those affected, while also enabling the Bank to move towards an efficiency ratio below 50%.

(2.13.2.4) Commitments derived from the Labour Agreement adopted as a result of the creation of BMN

The savings banks or Cajas that founded BMN entered into the so-called “Labour Agreement among the Cajas under the Framework of the Process of Integration under an IPS”, which contemplated, among other measures, the resizing of the workforce of the founding Cajas with the extinction of a maximum of 1,049 jobs, coupled with the commitment to continuing to contribute to their pension plans and make special payments under certain circumstances. In keeping with the content of the above labour agreements and the nature and characteristics of the commitments, these commitments have been classified as “Other long- term commitments”.

(2.13.2.5) Labour agreements entered into with the representatives of BMN’s employees

Against the backdrop of BMN’s Restructuring Plan, the Bank’s management and its employees’ representatives entered into a series of agreements which mainly contemplated the modification of employment terms, with the aim of minimising the impact on employment. The measures included paid leaves of absence, contract suspensions, and voluntary leaves of absence.

(2.13.2.6) Workforce Restructuring Agreement due to the merger between Bankia and BMN

As a result of the merger by absorption of BMN by Bankia, on 15 February 2018, a Workforce Agreement was signed, with 92% representation of the Bank’s trade unions.

The Workforce Agreement contains a series of voluntary redundancy measures to implement the required restructuring. The collective procedure includes up to a maximum of 2,000 Bank employees, along with geographical mobility arrangements.

The Workforce Agreement also sets the framework for working conditions of Bank employees and the conditions under which BMN employees will be taken on, as well as other labour-related issues.

At 31 December 2019, the Group had covered its liabilities under the aforementioned Labour Agreement in terms of outstanding settlements to employees already on the scheme, with appropriate provisions under “Provisions – Pensions and other post employment defined benefit obligations” (to cover pre-retirement commitments) and “Provisions – Other provisions” (for the remaining commitments assumed) on the balance sheet (see Note 20).

(2.13.2.7) Death and disability

The obligations assumed for coverage of death and disability of serving employees were set out in the Pension Agreements. These obligations are covered by an insurance policy under the Pension Plan and are recognised in the income statement at an amount equal the contributions made to the fund.

The amount accrued and paid in 2019 to cover these obligations was EUR 5,757 thousand (EUR 5,072 thousand on 31 December 2018) of which EUR 5,681 thousand were covered by the Employee Pension Plan and EUR 76 thousand recognised under “Administrative expenses - Staff costs” in the income statement for the year (EUR 4,429 thousand on 31 December 2018).

(2.13.3) Financial aid for employees

Financial assistance for employees is set out in the Savings Bank collective wage agreement. Certain terms and conditions have been improved via internal agreements. Assitance mainly entails advances, social loans and loans for the acquisition of primary residences.

Where appropriate, the difference between arm’s length terms and the interest rates applied for each type of loan mentioned above is recognised as an increase in staff costs with a balancing entry under “Interest income” in the income statement.

(2.13.4) Termination benefits

Under current legislation, Spanish consolidated companies and certain foreign companies are required to pay termination benefits to employees made redundant without just cause. Termination benefits must be recognised when the Group is committed to terminate the employment contracts of its employees and has a detailed formal termination plan. In addition to the commitments described in Note 2.13.2, the Bank signed a labour agreement whose related commitments are adequately covered with insurance policy and provisions recognised at 31 December 2019 (see Note 20).

(2.14) Income tax

Expenses for Spanish corporate income tax and similar taxes levied on foreign consolidated subsidiaries are recognised in the consolidated income statement, except when it results from a transaction recognised directly in equity. In this case, the income tax is also recognised in the Group’s equity.

Income tax expense is calculated as the tax payable on taxable profit for the year, after adjusting for variations in assets and liabilities due to temporary differences, tax credits for tax deductions and benefits, and tax losses (see Note 26).

The Group considers that a temporary difference exists when there is a difference between the carrying amount of an asset or liability and its tax base. The tax base of an asset or liability is the amount attributed to that asset or liability for tax purposes. A taxable temporary difference is one that will generate a future obligation for the Group to make a payment to the relevant tax authorities. A deductible temporary difference is one that will generate a right for the Group to a rebate or a reduction in the amount payable to the related tax authorities in the future.

Tax credit and tax loss carry forwards are amounts that, after performance of the activity or obtainment of the profit or loss giving entitlement to them, are not used for tax purposes in the related tax return until the conditions for doing so established in the tax regulations are met and the Group considers it probable that they will be used in future periods.

Current tax assets and liabilities are the taxes that are expected to be recoverable from or payable to, respectively, the related tax authorities within 12 months of the reporting date. Deferred tax assets and liabilities are the taxes that are expected to be recoverable from or payable to the related tax authorities more than 12 months from the reporting date.

Deferred tax liabilities are recognised for all taxable temporary differences. In any case, there will be no recognition of deferred tax liabilities arising from accounting for goodwill.

The Group only recognises deferred tax assets arising from deductible temporary differences and from tax credit and tax loss carryforwards when the following conditions are met:

•	Deferred tax assets are only recognised when it is considered likely that the consolidated entities will have sufficient future taxable profit to make these effective; and, in the case of deferred tax assets arising from tax loss carryforwards, when the carryforwards have arisen for identified reasons that are unlikely to be repeated.

•	No deferred tax assets or liabilities are recognised if they arise from the initial recognition of an asset or liability (except in the case of a business combination) that at the time of recognition affects neither accounting profit nor taxable profit.

Deferred tax assets and liabilities are reviewed at the end of each reporting period to ascertain that they remain in force, and the appropriate adjustments are made on the basis of the results of the review.

Note 26.5 explains the main implications of this legislation on the recognised deferred taxes.

Constitution of the Bankia tax group

The Bankia Tax Group opted to pay taxes under the special tax consolidation scheme regulated by Chapter VII, Title VII of the TRLIS, approved by Royal Decree-Law, for the tax period commencing on 1 January 2011, and informed the tax authorities of this decision.

Note 26.1 provides a breakdown of the companies making up the Tax Group headed by Bankia, S.A.

(2.15) Tangible assets

(2.15.1) Property, plant and equipment for own use

Property, plant and equipment for own use include assets, owned by the Group or held under a lease, for present or future administrative use or for the production or supply of goods and services that are expected to be used for more than one economic period. This category includes, inter alia, tangible assets received by the consolidated entities in full or partial satisfaction of financial assets representing receivables from third parties which are intended to be held for continuing use. Property, plant and equipment for own use are presented in the consolidated balance sheet at acquisition cost, which is the fair value of any consideration given for the asset plus any monetary amounts paid or committed, less:

•	The corresponding accumulated depreciation and,

•	If relevant, any estimated impairment losses (carrying amount higher than recoverable amount).

The right-of-use assets from leases in which the Group acts as lessee are presented under this item and recognised in accordance with the measurement rules explained in Note 2.11.

Depreciation is calculated using the straight-line method on the basis of the acquisition cost of the assets less their residual value. The land on which the buildings and other structures stand has an indefinite life and, therefore, is not depreciated. Right- of-use assets from leases are depreciated on a straight-line basis over the shorter of the useful life of the underlying asset (determined based on the following percentages) and the lease term.

The tangible asset depreciation charge for the period is recognised under “Depreciation and amortisation charge” in the consolidated income statement and is calculated basically using the following depreciation rates (based on the average years of estimated useful life of the various assets):

Annual rate
Buildings for own use	2%
Furniture and fixtures	10% to 25%
Computer hardware	25%

The Group assess at the reporting date whether there is any internal or external indication that a tangible asset carrying amount may exceed its recoverable amount. If this is the case, the carrying amount of the asset is reduced to its recoverable amount and future depreciation charges are adjusted in proportion to the revised carrying amount and to the new remaining useful life (if the useful life has to be re-estimated). When necessary, the carrying amount of tangible assets for own use is reduced with a charge to “Impairment or (-) reversal of impairment on non-financial assets” in the consolidated income statement.

Similarly, if there is an indication of a recovery in the value of an impaired tangible asset, the consolidated entities recognise the reversal of the impairment loss recognised in prior periods with the related credit to “Impairment or (-) reversal of impairment on non-financial assets” in the consolidated income statement, and adjust the future depreciation charges accordingly. Under no circumstances may the reversal of an impairment loss on an asset raise its carrying amount above that which it would have if no impairment losses had been recognised in prior years.

The estimated useful lives of property, plant and equipment for own use are reviewed at least once a year with a view to detecting significant changes therein. If changes are detected, the useful lives of the assets are adjusted by correcting the depreciation charge to be recognised in the consolidated income statement in future years on the basis of the new useful lives.

Upkeep and maintenance expenses on tangible assets for own use are recognised as an expense in the consolidated income statement in the period in which they are incurred.

Tangible assets that require more than twelve months to be ready for use include as part of their acquisition or production cost the borrowing costs which have been incurred before the assets are ready for use and which have been charged by the supplier or relate to loans or other types of borrowings directly attributable to their acquisition, production or construction. Capitalisation of borrowing costs is suspended, if appropriate, during periods in which the development of the assets is interrupted, and ceases when substantially all the activities necessary to prepare the asset for its intended use have been completed.

The Group’s buildings for own use that are no longer part of its branch network and that, under current regulations, satisfy the requirements for recognition as non-current assets held for sale given the existence of a detailed plan for their immediate sale are measured as described in Note 2.20.

(2.15.2) Investment property

“Investment property” on the consolidated balance sheet reflects the net values of the land, buildings and other structures held to earn rentals or for potential capital appreciation the event of sale, through potential increases in their market value.

The criteria used to recognise the acquisition cost of investment property, to calculate its depreciation and its respective estimated useful life and to recognise the possible impairment losses thereon are consistent with those described in relation to property, plant and equipment for own use (Note 2.15.1).

However, in the process for estimating impairment losses on investment properties foreclosed or received in payment of debt (see Note 2.20) reclassified from non-current assets held for sale to investment properties, among others, when the property is earmarked for lease, when determining the appropriate method for estimating fair value, the Group assesses whether the lease transaction satisfies the following two requirements:

•	The lessee’s ability to pay is sufficient to service the lease payments, and

•	The lease price indicates that the market value of the leased asset is above its carrying amount

If either of these two requirements is not met, fair value is estimated as explained in Note 2.20 for assets foreclosed or received in payment of debt classified as non-current assets held for sale.

Appendix IX provides further information about foreclosed property assets and assets received by the Group in settlement of debts and classified under this consolidated balance sheet heading on the basis of ultimate purpose, as referred to above.

(2.16) Intangible assets

Intangible assets are identifiable non-monetary assets without physical substance which arise as a result of a legal transaction or which are developed internally by the consolidated entities. Only intangible assets whose cost can be estimated reasonably objectively and from which the consolidated entities consider it probable that future economic benefits will be generated are recognised.

Intangible assets are recognised initially at acquisition or production cost and are subsequently measured at cost less any accumulated depreciation and any accumulated impairment losses.

(2.16.1) Goodwill

Any differences between the cost of investments in consolidated entities accounted for by the equity method and other forms of business combinations other than those carried out with no transfer of consideration, carried out with respect to the net fair values of the assets and liabilities acquired, adjusted by the acquired percentage holding of the net assets and liabilities in the event of purchase of shareholdings, at the date of acquisition, are recognised as follows:

•	If the acquisition price exceeds the aforementioned fair value, as goodwill under “Intangible assets - Goodwill” on the asset side of the consolidated balance sheet. In the case of acquisition of holdings in associates or joint ventures accounted for using the equity method, any goodwill that may arise from the acquisition is recognised as forming part of the value of the investment and not as an individual item under “Intangible assets – Goodwill”.

•	Any negative differences between the costs of acquisition less the aforementioned fair value are recognised, once the valuation process has been completed, as income in the consolidated income statement under “Negative goodwill recognised in profit or loss”.

Positive goodwill (excess between the acquisition price of an investee or business and the net fair value of the assets, liabilities and contingent liabilities acquired from this entity or business) –which is only recognised on the consolidated balance sheet when acquired for consideration– thus represents advance payments made by the acquiring entity for future economic benefits arising from the assets of the entity or business acquired that are not individually and separately identifiable and recognisable.

Goodwill is allocated to one or more cash-generating units that are expected to benefit from the synergies of the business combination. The cash-generating units represent the smallest identifiable group of assets that generates cash inflows to the Group that are largely independent of the cash inflows from other assets or groups of assets of the Group. Each unit or group of units to which the goodwill is allocated:

•	Represents the lowest level within the entity at which the goodwill is monitored for internal management purposes.

•	Is not larger than an operating segment.

The cash-generating units to which goodwill has been allocated are tested for impairment (including the amount of goodwill allocated in their carrying amount). Impairments tests are carried out at least annually, or whenever there is any indication that an asset may be impaired.

Goodwill is not amortised, but tested for impairment regularly and written down if there is evidence of impairment of goodwill. A cash-generating unit to which goodwill has been allocated is tested for impairment by comparing the unit’s carrying amount, excluding any goodwill attributable to non-controlling interests if the entity has opted not to measure non-controlling interests at fair value, with its recoverable amount.

The recoverable amount of a cash-generating unit is the higher of its fair value less costs of disposal and its value in use. To estimate value in use, the Group generally uses models based on the following assumptions:

•	The recoverable value is the value in use of the investment, obtained from the present value of the cash flows that are expected to be obtained from the cash-generating unit, from its ordinary activities (adjusted for extraordinary items) or from the possible disposal thereof.

•	Estimated cash flow projections usually have a maximum time horizon of five years and include cyclical growth rates based on various factors such as the economic situation at the time the assessment is performed, growth in the industry, historical rates etc. At 31 December 2019, no estimates had been made with cash flows for longer periods.

•	The cash flows are discounted using specific discount rates for each asset, on the basis of a risk-free interest rate which is increased by a risk premium for each investment based on various capital-weighting factors (ratings, internal scorings, etc.).

If the carrying amount of the cash-generating unit is higher than its recoverable amount, the Group recognises an impairment loss. The impairment loss is allocated, first, to reduce the carrying amount of any goodwill allocated to the cash-generating unit, and then, for any remaining amount of the impairment loss, to reduce the carrying amount of the other assets pro rata on the basis of the carrying amount of each asset in the unit. If the entity has opted to measure non-controlling interests at fair value, it would recognise the impairment of goodwill attributable to these non-controlling interests.

Impairment losses on goodwill are recognised “Impairment or (-) reversal of impairment on non-financial assets – intangible assets” in the consolidated income statement. Impairment losses recognised on goodwill recognised under “Intangible Assets- Goodwill” as indicated in the preceding paragraph cannot be reversed in a subsequent period.

(2.16.2) Other intangible assets

Intangible assets other than goodwill are recorded on the consolidated balance sheet at cost of acquisition or production, net of accumulated amortisation and any impairment losses.

Intangible assets can have an indefinite useful life – when, based on an analysis of all the relevant factors, it is concluded that there is no foreseeable limit to the period over which the asset is expected to generate net cash inflows for the consolidated entities – or a finite useful life, in all other cases.

Intangible assets with an indefinite useful life are not amortised. At the end of each reporting period, however, consolidated entities review the remaining useful life of each asset to confirm that it is still indefinite and, if this is not the case, appropriate action is taken.

Intangible assets with finite lives are amortised using the same criteria as for the depreciation of property, plant and equipment. Annual amortisation of items with a finite useful life is recognised under “Depreciation” in the consolidated income statement. None of the Group’s significant intangible assets other than goodwill have an indefinite useful life. These intangible assets, which were developed by non-Group companies, have an average useful life of ten years.

The estimated useful life of these assets is updated periodically through an individual analysis of the various items, considering among other aspects the type of applications, their functional and technical state, and their alignment with business strategy. According to applicable accounting standards, the effects of changes in useful life are applied prospectively over the estimated years of useful life remaining.

Consolidated entities recognise any impairment loss on the carrying amount of these assets with a charge to “Impairment or (-) reversal of impairment on non-financial assets – intangible assets” in the consolidated income statement. Criteria for recognising impairment losses on these assets and any recovery of impairment losses recognised in past years are similar to those used for property, plant and equipment for own use (Note 2.15.1).

(2.17) Inventories

“Inventories” in the consolidated balance sheet includes non-financial assets:

•	Held for sale in the ordinary course of business,

•	In the process of production, construction or development for such sale, or

•	To be consumed in the production process or in the rendering of services.

Consequently, inventories include land and other property (other than investment properties) held for sale or for inclusion in a property development.

Inventories are measured at the lower of cost (which comprises all costs of purchase, costs of conversion and direct and indirect costs incurred in bringing the inventories to their present location and condition, as well as the directly attributable borrowing costs, provided that the inventories require more than one year to be sold, taking into account the criteria set forth above for the capitalisation of borrowing costs relating to property, plant and equipment for own use) and net realisable value. Net realisable value is the estimated selling price of inventories in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale.

The cost of inventory items that are not normally exchangeable and the cost of goods and services produced and reserved for specific projects are determined individually for each case.

Any write-downs of inventories to net realisable value and any subsequent reversals of write-downs to below their carrying amount are recognised under ““Impairment or (-) reversal of impairment on non-financial assets “of the consolidated income statement.

The carrying amount of inventories sold is derecognised and recognised as an expense under “Other operating expenses -

Changes in inventories” in the consolidated income statement.

For this purpose, the acquisition cost of foreclosed inventories or inventories otherwise acquired in payment of debts is estimated as the lower of:

•	Financial assets recognised at their book value.

•	Fair value at the time of adjudication or reception of the asset net of the estimated sales costs.

After initial recognition, the fair value less estimated costs of disposal is updated at least annually, with impairment, or reversal thereof, recognised for the difference with the carrying amount if the Group has the ability to realise the asset at the estimated fair value, up to the limit of the cumulative impairment loss.

As at 31 December 2019, the Group did not have any balance of inventories. At 31 December 2018, the gross carrying amount of inventories was EUR 682 thousand, which had been fully written off, with the recognition of net impairment losses in 2018 of EUR 43 thousand.

Appendix IX provides further information about foreclosed property assets and assets received by the Group in settlement of debts and classified under this consolidated balance sheet heading on the basis of ultimate purpose, as referred to above.

(2.18) Provisions and contingent liabilities

When preparing the consolidated financial statements, the Group’s directors made a distinction between:

•	Provisions: credit balances covering present obligations at the reporting date arising from past events which could give rise to a loss for the Group, which is considered to be likely to occur and certain as to its nature, but uncertain as to its amount and/or timing, and

•	Contingent liabilities: possible obligations arising from past events, whose existence will be confirmed by the occurrence or non-occurrence of one or more future events not wholly within the control of the consolidated entities, present obligations of the entity when it is not probable that an outflow of resources embodying economic benefits will be required to settle them or when, in extremely rare cases, their amount cannot be measured with sufficient reliability.

The Group’s financial statements include all significant provisions with respect to which it is considered more likely than not that the obligation will have to be settled. Contingent liabilities are not recognised in the consolidated financial statements, but rather are disclosed in accordance with the requirements of IAS 37.

Provisions are measured based on the best information available on the consequences of the events giving rise to them and remeasured at the end of each reporting period. They are used to meet the specific obligations for which they were originally recognised. They may be wholly or partly reversed if these obligations cease to exist or diminish.

The recognition and reversal of provisions considered necessary pursuant to the foregoing criteria are recognised with a charge or credit, respectively, to “(Provisions or (-) reversal of provisions)” in the consolidated income statement, unless expressly indicated otherwise.

(2.18.1) Legal proceedings related to the 2011 IPO

Civil proceedings regarding the invalidity of the subscription of shares.

At present, there are claims being processed, albeit a small number, seeking the invalidity of the subscription of shares issued in 2011 in the public offering for the stock market listing of Bankia, S.A., including those related to subsequent purchases. In application of prevailing legislation, this contingency was recognised in accordance with the information disclosed in Note 20.

On 19 July 2016, Bankia was informed of the class action suit presented by ADICAE (Spain’s Association of Bank, Savings Bank and Insurance Users), these proceedings are currently on hold.

Processing of Summary Proceedings 1/2018 with preliminary proceedings No. 59/2012 in the Central Court of Instruction of the National Court (Nacional Court).

Criminal procedure in which the court accepted for processing the lawsuit filed by Unión Progreso y Democracia against Bankia, BFA and former members of their respective Boards of Directors. Subsequently, other complaints were added by the alleged injured parties from Bankia’s IPO (private accusation) and by persons without this status (public accusation). Bankia raised a total of EUR 3,092 million in July 2011 from the IPO, EUR 1,237 million from institutional and EUR 1,855 million from retail investors.

Since retail investors have been reimbursed for virtually the entire amounts invested in the IPO through civil lawsuits or the voluntary repayment process carried out by Bankia, the contingency existing with these is practically resolved.

On 23 November 2015, as part of the civil liability proceedings, a bail deposit of EUR 38.3 million was set. At present, requests for bail deposits amounting to EUR 5.8 million had been issued for which a ruling by the Court is pending.

The judge presiding Central Examining Court No. 4 of the National High Court has closed the discovery process and is continuing to process the case by means of the Summary Procedure, having issued the corresponding Transformation Ruling on 11 May 2017, as detailed in Note 20.

On 17 November 2017, Central Examining Court No. 4 of the National High Court ordered the start of the hearings. Specifically, the court has ordered the start of the hearings for the crimes of financial statement forgery (categorised in article 290 of Spain’s Criminal Code) and investor fraud (article 282 bis of the Criminal Code) against certain former directors and executives of Bankia and BFA, the external auditor, in IPO´s time, and against BFA and Bankia as legal persons. As detailed in note 20, the State Prosecutor and the FROB have presented written allegations requesting the dismissal of the criminal charges against BFA and Bankia. The FROB is not seeking subsidiary civil liability on the part of Bankia or BFA.

Hearings began on 26 November 2018 and the case was ready for judgement on 5 October 2019. In addition, under the scope of this proceeding, three separate cases are ongoing:

•	Two Separate Pieces of Credit of Caja Madrid and Bancaja, for which the Orders of 17 May 2018 decreed their file, since the existence of a crime of fraud in the emissive and the marketing of preferred shares.

Individual plaintiffs have appealed the rulings, not the Tax Ministry, which have been opposed by Bankia and BFA -not considered defendants-.

•	In the separate case related to credit cards, the Supreme Court issued a ruling on 3 October 2018 upholding the sentence handed down on 23 February 2017 sentencing certain former directors and executives of Caja Madrid and Bankia and stipulating that the civil liability claims related with the criminal charges should accrue to Bankia.

On 26 November 2018, an enforcement decree was issued opening the individual subsidiary civil liability cases of each convicted party, determining and establishing the amounts payable by them.

The Group considered the lawsuit included in the Abreviated Proceeding 1/2018(with origin in the preliminary proceedings No. 59/2012 as a contingent liability with an uncertain outcome.

(2.18.2) Other court proceedings / claims in process

At year-end 2019, the Group was party to a number of legal proceedings and claims arising in the ordinary course of its business activities. The directors believe that, based on the information available at the reporting date and considering the amounts provided for by the Group to this end (note 20), the conclusion of these proceedings and claims will not have a material impact on the Group’s financial situation.

The main claims against the Group with its situation are as follows:

Class actions

•	Civil proceedings regarding hybrid instruments (preferred participating securities and subordinated bonds. The EUR 246 million provision set aside for this was used in full in 2015. Under the terms of the agreement signed between Bankia and BFA, this provision covers the maximum loss for Bankia derived from the costs related to the enforcement of rulings against the Bank in the various proceedings against it related to the aforementioned issues. There are other class action suits filed by ADICAE seeking the cessation and nullity of emissions and the sale of those hybrid instruments. Of the six actions initially brought, two of which are already completed on the occasion of the appeals brought by ADICAE, and the main claims brought by the applicant in collective actions.

•	Claims seeking nullity of floor clauses. There were 6,063 legal proceedings underway regarding individual actions seeking nullity at 31 December 2019. Bankia, in addition to virtually all Spanish financial institutions, is also being sued in a class action brought by ADICAE being processed in Madrid mercantile court 11, under case no. 471/2010. On 12 November 2018, Section 28 of the Madrid Regional Court issued ruling no. 603/2018 rejecting the appeals filed by the financial institutions against the ruling in first instance partially upholding the claim. This ruling upholds the injunctions and restitution of amounts exercised by ADICAE and, as a result, ordering the defendants (including Bankia in its own name and as successor of Banco Mare Nostrum, SA [BMN]) (i) to eliminate the floor clauses in contracts with consumers and (ii) to reimburse the amounts paid as a result of these stipulations, with no statute of limitations. The main argument for the declaration of nullity is the abstract of judgement of material or substantive transparency after an examination of each bank’s standard loan arrangement practices. The analysis focused primarily on the wording and contractual treatment of the floor clause in the contract clauses with a view to determining whether, in the eyes of the average consumer, there was a lack of transparency. The implications of the sentence, without prejudice to potential appeals before the Supreme Court, are limited for Bankia because of the out-of-court procedure. Nevertheless, the ruling of the Madrid Regional Court does not have any automatic effects on all consumers, especially with respect to the claim for restitution of the amounts paid which, as appropriate, must be addressed in enforcement of the ruling on a case-by-case basis.

•	Lawsuits presented in connection with mortgage arrangement fees. At 31 December 2019, a total of 15,826 suits had been filed, in addition to a class action presented by Asufin seeking the cessation and reimbursement of fees and the use of the IRPH mortgage price index. There is also a class action suit seeking the cessation of the IRPH and reimbursement of expenses filed by Asufin. The case has been suspended due to a preliminary ruling by the Court of Justice of the European Union (CJEU) over the IRPH.

The following judgments of the Supreme Court regarding mortgage agreement fees, dated 23 January 2019, the existing economic contingency is significantly reduced, since it clarifies that the main component of those expenditures, the Documented Legal Acts Tax, the borrower must be assumed by the borrower in the event that a Court declares the clause void, and this in respect of loans made prior to the entry into force of Royal Decree Law 17/2018, of 8 November, amending the factual text of the Law of Patrimonial Transmissions and Documented Legal Actions Tax.

In 2019, eight class actions brought by ADICAE have been notified to Bankia, bringing an action for an injunction and invalidity of the clauses of expenses agreed in contracts concluded by different savings banks that formed Bankia. Those actions incorporate different members of the members and they also request the restitution of amounts, all these proceedings are pending judgment at first instance, although in four of them the court has refused the admission of the accumulated return actions to injunctions and invalidity. As at 31 December 2019, only one ruling at first instance was issued in a proceeding, which was partially favourable for Bankia as despite invalidating the clause covered by the proceeding, it rejected reimbursement of the amounts to the consumers involved. This ruling is not final.

Moreover, in December 2019, Bankia was notified of a class action by Asociación Contra la Usura de Sociedades (ACUSA) against Bankia and another 17 financial institutions seeking invalidation of loan arrangement fees and costs, and reimbursement of amounts paid. Three consumers are involved. The court has rejected the restitution sought for all consumers, accepting for processing only that of specific consumers involved.

•	The Group and other Spanish financial institutions are parties to proceedings regarding mortgage loans indexed to the IRPH mortgage loan benchmark in which the plaintiffs filed claims over the validity of the loans. On 14 December 2017, the Supreme Court issued a ruling in which it concluded that the mortgage loan was valid, and that the clause related to the IRPH was transparent. The entity considers that this ruling is well grounded and sets a clear precedent regarding credit transactions indexed to the IRPH, a benchmark that was determined by the Bank of Spain and published in the Official State Gazette.

After the Supreme Court ruling, on 16 February 2018, Court of First Instance 38 of Barcelona, under the proceeding in which Bankia is defendant, submitted a request for a preliminary ruling by the Court of Justice of the European Union (CJEU) over the control of transparency provided for in article 4.2 of Directive EU 93/13 for a loan indexed to the IRPH.

In September 2019, the Advocate General of the CJEU issued its findings over this preliminary ruling. While not binding, they are considered to be a relevant opinion. The Advocate General said that the customer, before signing a loan agreement, should have received sufficient information to taken a prudent and knowledgeable decision, stating that, in its opinion, Bankia complied with its duties under the European Directive and Bankia’s customer was capable of assessing the economic consequences of the loan signed.

The Advocate General also understands that Spanish judges and courts are the only competent bodies to decide in each individual case and loan whether the IRPH mortgage index is valid. It recalled that Spain’s Supreme Court, in ruling 669/2017 of 14 December 2017, concluded after analysing a loan indexed to the IRPH that it was valid, and that the clause related to the IRPH was transparent.

The CJEU notified the parties that a final ruling will be issued on 3 March.

In any event, with the final judgement delivered, the national court requesting the preliminary ruling will have jurisdiction to conclude on the case, in accordance with the CJEU ruling. Accordingly, without prejudice to the CJEU’s binding decision, the national court’s decision will be subject to the national court’s own system of legal appeals for interpretation or validity of the ruling in accordance with the applicable national law. The case may reach the Supreme Court.

The potential impact of the CJEU’s ruling on the institution is difficult to quantify since it depends on a series of factors. The competent national courts could not only consider that the claims have merits due to a lack of transparency, but they could also assess other considerations arising from the CJEU ruling and specific circumstances surrounding each individual case. They could also apply national law (alternative interest rate, retroactivity, etc.). Nonetheless, depending on the outcome, the impact could be material.

As at 31 December 2019, the amount of existing retail loans current on payment that include a contractual clause indexed to the IRPH agreed between the consumer and the bank was approximately EUR 1,300 million. There were also EUR 1,600 million current on payment corresponding to portfolios of residential and land loans with the IRPH as the benchmark index in the loan clauses not agreed between the consumer and the bank, but rather imposed by a legal provision applicable in accordance with the prevailing legal and factual framework when the loans were taken out. Examples include government- subsidised housing. As at 31 December 2019, there were 282 lawsuits in progress, with an immaterial financial risk.

Bearing in mind how the status of the proceeding and the outlook for the amounts and lawsuits, and the related uncertainty, it has been considered a contingent liability with an uncertain outcome for Bankia.

Other lawsuits

•	Lawsuits filed in accordance with Law 57/1968. At 31 December 2019, there were 747 legal proceedings in progress.

•	Lawsuits related to derivatives. There were 144 legal proceedings in progress at 31 December 2019.

•	Lawsuit brought against Bankia, S.A. and Others before the 1st Instance Court No. 48 of Madrid: Bankia, S.A. and Corporación Industrial Bankia, S.A. entered into a transactional agreement with the creditors holding credit rights to Alazor y Accesos de Madrid on settlement of liabilities, whereby all liabilities required of both companies related to the Comfort Letter and Support Agreement were settled, without prejudice to the formal termination of the proceeding after the pertinent procedural steps are completed. Settlement of the transactional agreement has not had a significant impact on the Group’s profit or loss or its equity.

•	Appeals against the forfeiture of construction and operation surety bonds issued to four toll road concessionaires The Supreme Court has agreed, as an injunction, suspension of the effectiveness of the agreement of forfeiture.

•	Lawsuit brought by the Banco de Valencia Small Shareholder Association “Apabankval”: In 2012, Apabankval filed a lawsuit against the Board of Directors of Banco de Valencia and Deloitte S.L. for corporate crimes. It is in the pre-trial phase. The amount of the civil liability claims has yet to be quantified. The APABANKVAL lawsuit has given rise to pre-trial proceedings 65/2013-10 at Central Examining Court No. 1 of the National High Court.

Subsequently, a second lawsuit was brought by several individuals (“Banco de Valencia”). Against this backdrop, in a ruling dated 6 June 2016, Central Court of Instruction 1 of the National Court admitted the addition to preliminary proceedings 65/2013-10 of a new claim submitted by shareholders of Banco de Valencia against several members of the board of directors of Banco de Valencia, external auditor and Bankia, S.A. (“in place of Bancaja”) for the corporate crime of falsification of accounting documents set out in article 290 of the Spanish Penal Code.

On 13 March 2017, section three of the High Court’s Criminal Chamber issued a ruling confirming that: (i) Bankia cannot be held criminally liable for the events; and (ii) Bankia should be held subsidiarily liable in the civil liability case.

As of 1 June 2017, Apabankval (Asociación de pequeños accionistas de Banco de Valencia) encompasses approximately 351 affected parties. In addition, in keeping with the ruling issued on 8 January 2018, Central Examining Court No. 1 has so far identified another 89 people who have come forward as affected parties whose legal representation and defence has been assumed by the Apabankval association, as provided for in article 113 of Spain’s Criminal Prosecution Act.

On 6 September 2017, an individual presented a new lawsuit regarding the crime of accounting forgery under article 290.2 of the Criminal Code. On this occasion the lawsuit has been taken against the former natural person directors in respect of the criminal liability and against Bankia only in respect of the civil liability (with criminal liability also being sought of Valenciana de Inversiones Mobiliarias and external auditor).

On 13 December 2017, Central Examining Court No. 1 ordered the inclusion of BFA, Tenedora de Acciones S.A.U and Fundación Bancaja as parties subsidiarily liable in the civil liability proceedings. BFA filed an appeal for amendment against this order -which was rejected in a ruling of 13 December 2017- not only for BFA to abide by the ruling, but because it is reserving, for a later stage in the proceeding, the re-filing of pleas presented it considers solid and well founded.

On 19 October 2018, a ruling was issued rejecting the FROB’s appeal against the ruling upholding BFA’s subsidiary civil liability, with a dissenting vote implying that the FROB -a public body- cannot be included in the proceedings because subsidiary civil liability is required of BFA, in which it has 100% ownership.

On 2 December 2019, Central Examining Court 1 issued a transformation ruling agreeing the continuation of the pre-trial stage in the fast-track procedure for alleged involvement in the ongoing crime of falsifying Banco de Valencia’s annual financial statements for 2009 and 2010, provided for and punishable by paragraphs 1 and 2 of article 290 and article 74 of Spain’s Penal Code against directors and Banco de Valencia and holding subsidiarily liable other companies, including: BFA, Bankia, Bankia Habitat S.L. and Valenciana de Inversiones Mobiliarias, S.L. These companies have filed appeals before the same Central Examining Court and, subsidiarily, before the Criminal Chamber of the National Higher Court or directly on appeal.

The Group considered this contingency as a contingent liability with an uncertain outcome at the reporting date.

(2.19) Non-financial guarantees provided

The guarantees or guarantee agreements in which the Group undertakes to compensate an obligee in the event of non- compliance with a specific obligation other than a payment obligation by a particular debtor of the obligee, such as deposits given to ensure participation in auctions or tender processes, surety bonds, irrevocable promises to provide surety and guarantee letters which are claimable by law, are considered, for the purpose of preparing these consolidated financial statements, to be insurance contracts.

When the Group provides the guarantees or sureties indicated in the preceding paragraph, it recognises them under “Other Liabilities” in the consolidated balance sheet at fair value plus the related transaction costs, which, unless there is evidence to the contrary, is the same as the value of the premiums received plus, if applicable, the present value of cash flows to be received for the guarantee or surety provided, and an asset is recognised simultaneously for the present value of the cash flows to be received. Subsequently, the present value of the fees or premiums to be received is discounted, and the differences are recognised in the consolidated income statement under “Interest income” in the consolidated income statement; and the value of the amounts initially recognised in liabilities is allocated on a straight-line basis to the consolidated income statement (or, if applicable, using another method which must be indicated). In the event that, in accordance with IAS 37, a provision is required for the surety which exceeds the liability recognised, the provision is recognised using criteria similar to those described for the recognition of impairment of financial assets and the amount recorded is reclassified as an integral part of the aforementioned provision.

(2.20) Non-current assets and disposal group classified as held for sale and discontinued operations

“Non-assets and disposal groups classified as held for sale” in the consolidated balance sheet includes the carrying amounts of items -individual (“non-current assets”) or items that form part of a group (“disposal group”) or part of a business unit to be disposed of (“discontinued operations”) - whose sale is highly probable in their current conditions within one year from the date of the consolidated financial statements. Therefore, the carrying amount of the items –which may be financial or non-financial– is expected to be recovered through a sale transaction rather than through continuing use.

Subsidiaries that meet the criteria to be classified as non-current assets held for sale are fully consolidated and their assets and liabilities are presented and measured accordingly as a disposal group. Also considered, where appropriate, as non-current assets held for sale are investments in associates or joint ventures that meet the requirements of the preceding paragraph.

“Liabilities included in disposal groups classified as held for sale” includes the payables related to disposal groups or to discontinued operations of the Group.

In general, non-current assets and disposal groups classified as held for sale are measured at the lower of their carrying amount calculated as at the classification date and their fair value less estimated costs to sell. As long as they are classified in this category, the tangible and intangible assets, which by their nature would be depreciable, are not depreciated.

If the carrying amount of the assets exceeds their fair value less costs to sell, the Group adjusts the carrying amount of the assets by the amount of the excess with a charge to “Profit or (-) loss from non-current assets and disposal groups classified as held for sale not qualifying as discontinued operations” in the consolidated income statement. If the fair value of such assets subsequently increases, the Group reverses the losses previously recognised and increases the carrying amount of the assets without exceeding the carrying amount prior to the impairment, with a counterpart in the same heading of the consolidated income statement.

The gains or losses arising on the sale of non-current assets held for sale are presented under “Profit or (-) loss from non-current assets and disposal groups classified as held for sale not qualifying as discontinued operations” in the consolidated income statement.

However, financial assets, assets arising from employee remuneration, deferred tax assets and assets under insurance contracts that are part of a disposal group or of a discontinued operation are not measured as described in the preceding paragraphs, but rather in accordance with the accounting policies and rules applicable to these items, which were explained in previous sections of Note 2.

Income and expenses of components classified as discontinued operations are shown, net of the related tax effect, under “Profit or (-) loss after tax from discontinued operations” in the consolidated income statement.

Assets foreclosed or received in payment of debts by the Group, for the full or partial settlement of debtors’ payment obligations, are considered non-current assets held for sale unless the Group has decided to make continuing use of the assets or to hold them to earn rentals and/or for future capital appreciation, in which case they are measured as described in Note 2.15.

Initial recognition

Non-current assets held for sale foreclosed or received in payment of debts are measured initially at the lower of:

•	Financial assets recognised at their book value.

For the purposes of calculating the carrying amount of the financial assets applied, at the date of initial recognition the allowances or provisions for these financial assets is estimated on the basis of their accounting classification before the repossession, treating the asset as collateral. The amount of the allowance is compared with the previous amount and the difference is recognised as an addition to or release of allowances and provisions, as applicable.

To estimate the allowances and provisions for the financial assets applied, the recoverable amount of the collateral shall be taken as the fair value less the estimated costs to sell of the asset foreclosed or received in payment of debt, calculating by applying the discounts detailed below to the reference value (updated appraisal value), provided that the entity’s experience of sales bears out its ability to realise the asset at its fair value. Otherwise, if the experience of sales does not corroborate this ability, the recoverable amount is estimated by applying to its reference value (updated appraisal value) market information on the Spanish banking sector regarding average discounts for real estate collateral.

•	The Group’s sales experience bears out its ability to realise the asset as each year it sells at least 25% of its finished dwellings, 20% of its completed offices, commercial premises or multipurpose buildings, and 15% of the rest of its real estate assets.

The market value in full individual appraisals set out in Ministerial Order ECO/805/2003, of 27 March, is used (see Note 25.3.2), to which certain discounts are applied in accordance with the type of foreclosed property. For the types of foreclosed real estate assets for which the Group has appropriate experience of sales and approved internal models, it uses those models to calculate the discounts to apply to the reference value in order to obtain the fair value less the estimated costs to sell.

•	Fair value at the time of repossession or reception of the asset net of the estimated costs to sell.

The Group has an internal methodology for estimating discounts on the reference value and costs to sell real estate assets foreclosed or received in payment of debt classified as non-current assets held for sale. This method is based on the Group’s prior experience of sales of similar assets, in terms of time scales, prices and volumes, and the time taken for their sale. The methodology complies with the principles and requirements governing the development and use of internal methodologies for estimating discounts on the reference value and the cost of sale of foreclosed assets or those received in payment of debt. It has also undergone the necessary internal validation process prior to its approval and use.

For assets located in Spain, the Group is understood to have appropriate experience in sales for a type of property when it sells at least 10% of its annual average stock and 75 properties of this type.

Real estate assets foreclosed or received in payment of debts classified as non-current assets held for sale for which the Group has not attained sufficient sales volume, meaning therefore that its management unit does not possess the sales experience needed to sell or otherwise realise those assets at their fair value, are measured by taking the reference value, market information on the Spanish banking sector regarding average discounts for foreclosed assets.

All court costs associated with the claiming and foreclosure of these assets are recognised immediately in the consolidated income statement for the foreclosure period. Registry costs and taxes paid may be added to the value initially recognised provided that, as a result, such value does not exceed the fair value less the estimated costs to sell mentioned in the paragraph above. All expenses related to the administration and management of the assets are recognised in the consolidated income in the period in which they are accrued.

Subsequent measurement

Subsequent measurement is made at fair value less estimated costs to sell:

•	Fair value less estimated costs to sell is obtained by applying to the reference value the discounts obtained internally or, where appropriate, using market information on the Spanish banking sector regarding average discounts for foreclosed assets according to whether there is appropriate experience of sales for each category or asset, as explained above. The difference with the carrying amount of the assets is recognised as a potential impairment or, where appropriate, reversal if the Group has the ability to realise the asset at the estimated fair value, up to the amount of accumulated impairment. This ability remains provided the asset foreclosed or received in payment of debts has not exceeded the average holding period of real estate with active sales policies.

•	The reference value used to estimate fair value is the market value obtained in appraisals updated at least annually with the following considerations:

•	If fair value is greater than EUR 300,000: the reference value is taken from the latest full individual appraisal available.

•	If fair value is lower than or equal to EUR 300,000: the reference value is the latest available appraisal. Automated appraisal methods – statistical appraisals – can be used. In any event, once this real estate has been on the balance sheet for three years, its valuation is updated by means of the full individual appraisal. After that date (see Note 25.3.2), a combination of automated appraisal methods and full individual appraisals may be used, such that the frequency of the latter is at least every three years.

In general, the reference value updated with a full individual appraisal must comply when the properties have remained on the balance sheet for three years, and at least every three years thereafter by a different appraiser than the previous one. In any event, the appraisal company or service must change after two consecutive individual appraisals performed by the same appraisal company or service.

Appendix IX provides further information about foreclosed property assets and assets received by the Group in settlement of debts and classified under this consolidated balance sheet heading on the basis of ultimate purpose, as referred to above. Notes18.3 and 18.5.1 provide details of assets held for sale and assets included in disposal groups, respectively, classified under “Non- current assets held for sale and disposal groups classified as held for sale”.

(2.21) Consolidated statement of cash flows

The following terms are used in the consolidated cash flow statement with the meanings specified:

•	Cash flows: inflows and outflows of cash and cash equivalents. Cash equivalents are short-term, highly liquid investments that are subject to an insignificant risk of changes in value (where applicable: and, exclusively, since they form part of cash management, bank overdrafts repayable on demand, which reduce the amount of cash and cash equivalents).

•	Operating activities: the principal revenue-producing activities of credit institutions and other activities that are not investing or financing activities. Operating activities also include interest paid on any financing received, even if this financing is considered to be a financing activity. Activities performed with the various financial instrument categories stipulated in paragraph i) above are classified, for the purpose of this statement, as operating activities, except for subordinated financial liabilities and investments in equity instruments classified as held for sale which are strategic investments. For these purposes, a strategic investment is that made with the intention of establishing or maintaining a long-term operating relationship with the investee, since, inter alia, one of the circumstances that could determine the existence of significant influence prevails, even though this influence does not actually exist.

•	Investing activities: the acquisition and disposal of long-term assets and other investments not included in cash and cash equivalents, such as tangible assets, intangible assets, investments, non-current assets held for sale and associated liabilities, equity instruments classified as held for sale which are strategic investments.

•	Financing activities: activities that result in changes in the size and composition of equity and liabilities that are not operating activities, such as subordinated liabilities and market debt securities.

In preparing the consolidated cash flow statement, “Cash and cash equivalents” were considered to be short-term, highly liquid investments that are subject to a low risk of changes in value. Thus, for the purposes of drawing up the cash flow statement, the balance of “Cash, cash balances at Central banks and other demand deposits” on the asset side of the consolidated balance sheet was considered as cash and cash equivalents.

(2.22) Share-based payment transactions

Share-based remuneration of senior executives and Board members

When the Bank immediately delivers shares to eligible employees with no requirement of a certain period of time before the employee becomes the unconditional owner of the shares, the total services received are expensed under “Staff expenses” in the consolidated income statement, with a balancing entry of corresponding increase in equity.

When the shares are delivered to employees after a certain period of service, the expense is recognised under “Staff expenses” in the consolidated income statement, along with the corresponding increase in the equity of the company making the payment.

At the grant date on which the employee is entitled to receive share-based payments (the grant date is understood as the date on which employees and the entity agree to the share remuneration format, its periods and conditions), the amount of the remuneration to be paid, i.e. the amount of the increase in the equity of the company making the payment, is measured at the fair value of the shares committed. If fair value cannot be reliably estimated, the shares are measured at their intrinsic value. Changes in the fair value of shares between the grant date and the date on which they are delivered are not recognised. If the shares are measured at their intrinsic value, the variation in this value between the grant date and the date on which they are delivered is recognised with a balancing entry in the consolidated income statement.

The policy is in accordance with the best corporate governance practices and pursuant to European regulations concerning remuneration policies at credit institutions and also to the provisions of Royal Decree 2/2012 of 3 February, Order ECC/1762/2012, of 3 August, and Law 10/2014, of 26 June. For detailed liquidation scheme see Note 38.8.

(2.23) Treasury shares

Bankia’s Board of Directors approved an update to the Treasury Share policy, determining the framework for the control and management of transactions with treasury shares and the related risk. All purchases and sales of treasury shares by Bankia or its subsidiaries must comply with prevailing legislation and resolutions adopted at the Annual General Meeting of Shareholders.

Transactions involving treasury shares are recognised directly in equity, along with all the expenses and potential income that may arise therefrom.

“Equity (-) equity shares” in equity presents the value of Bankia, S.A. treasury shares held by the Group at 31 December 2019 and 2018.

Note 22.2 includes the disclosures required by applicable regulations regarding transactions with treasury shares.

(2.24) Consolidated statement of recognised income and expense

As indicated above, according to the options available under IAS 1, the Group has elected to present separately, first, a statement displaying the components of consolidated profit or loss (“Consolidated income statement”) and, secondly, a statement that begins with profit or loss for the year and displays the components of other comprehensive income for the year, which in these consolidated financial statements, in accordance with the Circular terminology 4/2017, is termed the “Consolidated statement of recognised income and expense”.

The consolidated statement of recognised income and expense presents the income and expenses generated by the Group as a result of its business activity in the year. A distinction is made between income and expenses recognised in the consolidated income statement, on one hand, and, on the other, income and expenses recognised directly in consolidated equity pursuant to prevailing laws and regulations.

Accordingly, this statement presents:

•	Consolidated profit or loss for the years ended 31 December 2019 and 2018.

•	The net revenue or expenses temporarily recognised in consolidated equity as valuation adjustments.

•	The net revenue or expenses definitively recognised in consolidated equity.

•	The tax accrued on the items referred to in the preceding two subparagraphs, except in relation to impairment losses on investments in associates or joint ventures using the equity method, which are presented on a net basis.

•	Total recognised consolidated income and expense for the year, calculated as the sum of four previous amounts, showing separately the total amounts attributable to equity holders of the parent and to non-controlling interests.

•	The amount of the income and expenses relating to entities accounted for using the equity method recognised directly in equity is presented in this statement, irrespective of the nature of the related items, under” Share of other recognised income and expense of investments in joint ventures and associates”.

The changes in consolidated income and expenses recognised in consolidated equity under “Valuation adjustments” are broken down – subject to the constraints set out above – as follows:

•	Revaluation gains/ (losses): includes the amount of the income, net of the expenses incurred in the year, recognised directly in consolidated equity. The amounts recognised in the year under this item are maintained in this line, but in the same year are transferred to the consolidated income statement, where they are added to the initial value of other assets and liabilities or are reclassified to another item.

•	Amounts transferred to the income statement: includes valuation gains and losses previously recognised in consolidated equity, even in the same year, which are taken to the consolidated income statement.

•	Amount transferred to the initial carrying amount of hedged items: comprises the valuation gains and losses previously recognised in consolidated equity, even in the same year, which are recognised at the initial carrying amount of the assets and liabilities as a result of cash flow hedges.

•	Other reclassifications: includes the amount of the transfers made in the year between valuation adjustment items in accordance with current regulations.

As required by the amendment of IAS 1, all items of the consolidated statement of recognised income and expense may be recognised in the consolidated income statement except “Actuarial gains or (-) losses on defined benefit pension plans”.

The amounts of these items are presented gross and, except as indicated above for the items relating to Share of other recognised income and expense of Investments in joint ventures and associates, the related tax effect is recognised in this statement under “Income tax relating to items that may be reclassified to profit or loss (-)”.

(2.25) Statement of changes in consolidated equity

The consolidated statement of changes in equity (which appears in these consolidated financial statements as “Statement of changes in total equity” in accordance with the terminology used by Bank of Spain Circular 4/2017) reflects all the changes in consolidated equity, including those due to accounting policy changes and error corrections. This statement accordingly presents reconciliation between the carrying amount of each component of the consolidated equity at the beginning and at the end of the period, separately disclosing any change into the following headings:

•	Adjustments due to accounting policy changes and error adjustments: includes changes in Group equity as a result of the retrospective restatement of financial statement balances on account of changes in accounting policies or for correction of errors, if any.

•	Income and expense recognised in the year: represents the aggregate of all items of recognised income and expense, as outlined above.

•	Other changes in equity: includes the remaining items recognised in equity such as capital increases or decreases, distribution of results, treasury share transactions, equity-based payments, transfers between equity items, and any other increase or decrease in consolidated equity.

(3)       Risk management

Risk management is a strategic pillar in the Bank, the primary objective of risk management is to safeguard the Group’s financial stability and asset base, while creating value and developing the business in accordance with the risk tolerance levels set by the governing bodies. It involves the use of tools for measuring, controlling and monitoring the requested and authorised levels of risk, managing non-performing loans and recovering unpaid risks.

The Board of Directors is responsible for determining the risk control and management policy, and for monitoring the effectiveness of internal control, internal audit, regulatory compliance and systems for risk management, which it carries out, mainly, through the Audit and Compliance Committee and the Risk Advisory Committee.

The Group implements its risk strategy with a view to ensuring stable, recurring income with a medium-low enterprise risk profile. The key pillars of this strategy are:

1.	An effective internal control framework based on the three lines of defence approach governed by the following general principles, covering all types of relevant risks for the Group as a whole, independence of the risk function and the commitment of senior management, bringing behaviour to the highest ethical standards and strict compliance with laws and regulations:

•	Independent and global risk function, which assures there is adequate information for decision-making at all levels.

•	Objectivity in decision-making, taking account of all relevant (quantitative and qualitative) risk factors.

•	Active management throughout the life of the risk, from preliminary analysis until the risk is extinguished.

•	Clear processes and procedures, reviewed regularly as needs arise, with clearly defined levels of responsibility.

•	Comprehensive management of all risks through identification, measurement and consistent management based on a common measure (economic capital).

•	Individual treatment of risks, channels and procedures based on the specific characteristics of the risk.

•	Generation, implementation and promotion of advanced tools to support decision-making which, with efficient use of new technologies, aids risk management.

•	Decentralisation of decision-making based on the approaches and tools available.

•	Inclusion of risk in business decisions at all levels (strategic, tactical and operational).

•	Alignment of overall and individual risk targets in the Entity to maximise value creation.

2.	An Effective risk governance, in which the Group has various inter-related processes approved annually by the Board of Directors:

a)       Risk Appetite Framework integrated with the Capital Planning Framework and the Recovery Plan:

The Group has a Risk Appetite Framework (RAF) approved by the Board of Directors of the Bank which provides a management tool for the Board of Directors to: (i) formalise the Group’s risk appetite statement, (ii) establish a risk monitoring mechanism that ensures compliance with the risk appetite and (iii) strengthen the Entity’s risk culture.

The RAF sets out the desired levels of risk and the maximum levels of risk (appetite and tolerance) that the Entity’s governing bodies are willing to accept to achieve the business objectives, the mechanisms for monitoring the various kinds of risk, and the responsibilities of the various directorates, committees, and governing bodies involved.

If any of the key indicators in the RAF breaches the limits approved, an action procedure is in place where the Management Committee is charged with proposing, as appropriate, to the Risk Advisory Committee, for its analysis and subsequent escalation to the Board of Directors, the action plans that the Group may undertake to bring the indicators back to normal levels.

The Board of Directors reviews the framework annually, updating the desired and maximum levels, and the metrics considered most appropriate for correct monitoring.

b)	Additionally, the Board of Directors approves the Capital Planning Framework which, together with the RAF, sets out the Group’s strategic lines of action with respect to risk and capital in normal business situations. Both processes shape the planning of the Group’s activities and businesses.

c)	The Recovery Plan, also approved by the Board of Directors, is triggered to manage potentially critical situations with a view to returning the Entity to a normal situation and includes the potential measures the Group can adopt in a hypothetical crisis situation.

d)	The Group performs regular asset allocation exercises to establish targets and limits for exposure and expected loss for the various portfolios. The aim is to maximise risk-adjusted returns within the overall limits established in the RAF. Annual budgets, beyond being commensurate with the risk appetite statement, are drawn up comparing business development proposals with the optimal portfolios provided by the system.

e)	Internal Capital Adequacy Assessment Process (ICAAP) and Internal Liquidity Adequacy Assessment Process (ILAAP) in accordance with criteria provided in prevailing regulations. In these processes, the Group identifies and assesses the various risks to which it is exposed, performing a self-assessment of capital and liquidity adequacy in different stress scenarios. The results of the assessments are approved by the Board of Directors and reported to the European supervisor. This exercise is a core element of the single European banking supervision process.

3.	An organisational model consistent with the function’s general principals. The Group has a transparent organisational structure that includes clear allocation of duties and responsibilities, from senior management down to the Company’s lowest levels. It has a responsible management team and an active internal control system, in which the Board of Directors is charged with setting the risk control and management policies and overseeing the effectiveness of internal control.

The Audit and Compliance Committee supervises the effectiveness of internal control, the internal audit, regulatory compliance and the risk management systems. It may issue recommendations or proposals related to these matters to the Board of Directors and verify their monitoring, where appropriate.

The Risk Advisory Committee advises the Board of Directors on the Company’s overall propensity of current and future risk and the risk strategies. It also proposes to the Board of Directors the Company’s and Group’s risk control and management policy through the ICAAP report.

The Board Risk Committee is the body responsible for approving risks within the scope of authority delegated by the Board of Directors, and guides and administers the exercise of delegated authority by lower-ranking bodies, without prejudice to the supervisory authority corresponding to the Audit and Compliance Committee.

Accordingly, the Group’s risk management and control model is based on the three lines of defence approach, the main functions and responsibilities of which are:

•	The risk management directorates, which own the risk processes and are responsible for executing the established controls, comprise the first line of defence. Specifically, it comprises the business units and any Company unit that takes risks. These units carry out their activities in compliance with the Group’s risk profile base on the approved risk appetite and policies.

To perform its day-to-day risk management function within the scope of its activity and responsibility, the first line of defence has resources to identify, measure, address and reports the risks taken. It applies appropriate control and reporting procedures in accordance with the internal control framework in place and the procedures for monitoring the risk limits approved in the Group’s RAF and policies.

•	The second line of defence consists of the areas that oversee risks and define controls to mitigate them. It comprises the Corporate Risk Directorate and the Corporate Regulatory Compliance Directorate.

In April 2015, the Board of Directors appointed the Group’s Chief Risk Officer (“CRO”), setting the conditions necessary for performance, its main responsibilities, and the rules and powers for appointment and removal. The status reinforces the independence of the Chief Risk Officer, which must maintain constant functional reporting to the Risk Advisory Committee and its Chairman. The CRO has two-way direct access to Senior Management and the governing bodies. The Corporate Risk Directorate’s main task is to monitor, control and oversee all the Group’s risks from a comprehensive and forward-looking vision. Accordingly, there is ongoing dialogue between the directorate and the Board of Directors through the Risk Advisory Committee.

The Corporate Regulatory Compliance Directorate is in charge of identifying and assessing compliance risk by checking compliance with the internal policies and procedures in place and exercising appropriate controls, and coordinating the preparation and execution of action plans to mitigate compliance risk. It reports to Senior Management on the results of this activity. It is also responsible for liaising with regulatory and supervisory agencies.

•	The third line of defence is composed of the Corporate Internal Audit Directorate. Internal auditing is an independent, objective assurance and consulting activity designed to add value and improve the Group’s operations. Its mission is to enhance and protect Bankia’s and its Group’s value by providing risk-based and objective assurance, advice and insight. It helps the Group accomplish its objectives by bringing a systematic, disciplined approach to evaluate and improve the effectiveness of risk management, control, and governance processes.

4.	The organisational model described is rounded off with a number of committees, including:

•	Management Committee. This committee is presented with the documentation analysed at previous meetings of the organisation’s various units. Under the scope of the Risk Appetite Framework, this committee is in charge of proposing the pertinent measures when limits are approached.

•	Capital Committee. Among this committee’s responsibilities are the monitoring of the regulatory framework and its potential impact on the Group’s regulatory capital, and the monitoring and analysis of the main capital ratios and their components, as well as the leverage ratio. It also monitors the capital initiatives being carried out within the Group.

•	Assets and Liabilities Committee. This committee is charged with monitoring and managing structural balance sheet and liquidity risks, reviewing the balance sheet structure, business performance, product profitability, earnings, etc. bearing in mind the policies and authorities approved by the Board of Directors. It must also decide on investment and hedging strategies to keep risks within the approved limits and the budget for the year.

•	Risk Committee. This committee oversees the operation under its remit and performs a preliminary analysis and assessment of all credit risk which must be resolved by high-ranking levels (Board of Directors and the Board Risk Committee). It is also in charge of designing a risk authorisation system and interpreting regulations to improve operations in accordance with general criteria approved by the Board of Directors.

•	Provisioning Committee: Its responsibility to ensure compliance with prevailing standards for recognising impairments for credit risk; approve the framework of risk classification policies, criteria and approaches and of allowances under the general framework of policies established by the Board of Directors; to monitor and control the budget of non-performing loans and NPL provisions, as well as watchlist; to approve the proposals of individual classification following the appearance of evidence of impairment; to authorize the approvals scheme to allow the risks teams to decide on the classification and individualised allowances for borrowers and exposures of smaller amounts; to approve reclassifications (standard, watchlist , doubtful ,failed) and changes in portfolio provisions of sets of exposures; to approve the approach for determining credit valuation adjustments (CVA) in the derivatives portfolio; and to monitor the CVA.

•	The Models Committee. Its main job is to manage, approve and monitor the Entity’s internal models (including the extension/modification of existing models). It has also inherited the functions of the now defunct Ratings and Credit Scoring Committees. In short, the Models Committee is tasked with ensuring the integrity of the ratings and credit scores, establishing criteria for situations not contemplated by the ratings models and setting up a body to monitor the credit scoring systems.

•	The Contingency Committee meets quarterly. Its duties include identifying, monitoring and measuring legal and tax contingencies, analysing their probability of occurrence and adopting mitigation measures, as well as analysing the sufficiency of the provisions set aside for the contingencies.

•	Risk Control and Oversight Committee: Its risk-related functions include controlling, overseeing and exercising effective challenge to trends in the Group’s risk profile, the risk appetite approved by the Board of Directors, and the business model from a holistic and forward-looking perspective, analysing any deviations affecting the Group’s risk profile, solvency and/or liquidity, proposing, where necessary, any measures considered appropriate.

•	Regulatory Compliance Committee: this committee meets monthly. Its duties related to risk include mainly identifying, assessing and managing compliance risks related to the Group’s operations; updating and managing codes of conduct; and drafting, maintaining and overseeing compliance manuals and policies.

•	Operational and Technological Risk Committee: It meets on a monthly basis and among its functions related to risks, are to know the Operational Risk profile of the Group, propose the annual framework of appetite and tolerance to operational risk and approve the implementation of specific policies and procedures affecting the field of operational and technological risk.

•	Cybersecurity Committee: It meets on a monthly basis and its functions include monitoring the status of cybersecurity and reporting periodically to the Board of Directors. In addition, its competencies include strategic decision-making on cybersecurity investments.

In view of the activity carried on by the Group, the main risks to which it is exposed are as follows:

•	Credit risk (including concentration risk), arising primarily from the business activity performed by the Individual, Business and Treasury and Capital Markets business areas, as well as from certain investments held by the Group.

•	Financial instrument liquidity risk, which relates to the possibility that the funds needed to settle the Group’s commitments in a timely manner and to allow its lending activity to grow will not be available at reasonable prices.

•	Structural balance sheet interest rate risk, which relates to potential losses in the event of adverse trends in market interest rates.

•	Market risk, which relates to the potential losses due to adverse changes in the market prices of financial instruments with which the Group operates, primarily through the Treasury and Capital Markets area.

•	Operational risk, which relates to possible losses arising from failures or shortcomings in processes, personnel or internal systems, or from external events.

(3.1) Exposure to credit risk

(3.1.1) Credit risk management objectives, policies and processes

A.       Aim of credit risk management

Credit risk, understood as the risk that the Group will assume losses in the regular course of its banking business if its customers or counterparties fail to comply with their contractual obligations. This risk is inherent to all traditional banking products of financial institutions (loans, credits, financial guarantees given, etc.), and other types of financial assets (debt securities, derivatives and other) and affects financial assets measured at both amortised cost and fair value.

The main objectives of credit risk management policies are as follows:

•	Responsible risk approval. Customers should be offered the financing facilities that are tailored to their needs, for amounts and under terms and conditions that match their payment ability. The necessary support should be provided so that borrowers of good faith can overcome their financial difficulties.

•	Alignment with the Risk Appetite Framework. Policies must be seen as a set of action guidelines and restrictions aimed at ensuring compliance with the Risk Appetite statement approved by the Board of Directors.

•	Establishing criteria that feed through to best banking practices. In this vein, specific policies are defined for industries or borrowers that may be sensitive on account of their social implications, such as investments in or financing of controversial businesses, such as arms and ammunition, or that infringe on human rights, or any activity that could compromise the Entity’s ethics.

•	Transparent environment. It creates a transparent environment, integrating the various systems developed to prevent crimes and correct fraud, acting at all times in compliance with applicable law.

•	Stable general approval criteria. Although the specific conditions are subject to change, the general guidelines have a vocation for permanence.

•	Adaptation. Segment-specific criteria should combine stability with adaptation to the Group’s strategic targets, as well as the prevailing economic environment.

•	Adapting price to risk, considering both the customer as a whole and individual transactions, and guaranteeing the achievement of business objectives and coverage of cost of risk.

•	Data quality. To assess risk appropriately, sufficient and accurate data are required. Therefore, the coherence and integrity of the data must be assured.

•	Two-way relationship with internal scoring systems. Policies must establish clear lines of action designed to ensure that the internal scoring systems are fed with accurate and sufficient information to guarantee that they work properly. At the same time, decisions related to credit risk must be shaped by the rating of the borrower and/or the transactions.

•	Continuous monitoring of exposures. Monitoring is underpinned by the allocation of specific management responsibilities for customers/transactions, supported by policies, procedures, tools and systems that allow for their appropriate identification and assessment throughout their life-cycle.

•	Fostering the recovery activity. Based on policies, procedures, tools and systems that ensure a flexible and early procedure by the parties, specified in actions and decision-making aimed at minimising the loss from exposures for the Entity.

Moreover, the Group develops credit risk implementation and management based on:

•	The involvement of senior management in decision-making.

•	A holistic view of the credit risk management cycle:

•	Planning the key credit risk metrics to guide the actions of the business and risk-taking.

•	Specialising in each stage of risk management with policies, procedures and resources according to each: approval, monitoring and recoveries.

•	An approval policy containing criteria that identify, for instance, minimum requirements of transactions and customers, the Group’s desired target profile for each type of material risk in line with the Risk Appetite Framework, and the elements or variables to be considered in the analysis and decision-making.

•	Preventative customer monitoring system.

•	Flexible recoveries model, adaptable to changes in the regulatory environment.

•	Tools to assist risk decision-making and measurement, underpinned by credit quality of exposures (scoring, rating), with a view of objectifying and maintaining a risk management policy attuned with the strategy pursued by the Group at any given time.

•	Clear separation of roles and responsibilities. The Bank understands the risk control function as a function that is spread across the entire organisation and is based on a three-lines-of-defence system

B.       Credit risk management policies

To achieve these objectives, the Group has a “Credit Risk Document Structure” in place, approved by the Board of Directors with the Risk Statement and Manual.

The purpose of the new “Credit Risk Document Structure” is to define, regulate and disseminate common standards of action that act as a benchmark and allow basic rules of credit risk management to be set within the Bankia Group and to determine the roles and responsibilities of the bodies, committees and directorates involved in procedures to identify, measure, control and manage the Group’s credit risk, in accordance with its risk appetite. The structure comprises a Framework of credit risk methods and procedures, Credit Risk Policies, Specific Criteria Manuals, and Operating Manuals, which regulate, among others, the methodologies, procedures and criteria used for transaction approvals, applying changes in terms and conditions, the assessment, monitoring and control of credit risk, including the classification of transactions and assessment of allowances, in addition to defining and establishing effective guarantees, and registering and assessing foreclosed assets or assets received in payment of debt so that any impairment can be detected early and a reasonable estimate of credit risk allowances can be made. A brief summary of each document is provided below:

•	The Credit Risk Policies, Methods and Procedures Framework contains criteria and guidelines to ensure adequate management of the approval, monitoring and recovery process and the proper classification and coverage of transactions over their entire life cycle. It also allows the Group to establish high-level action limits by setting general principles that are adjusted accordingly in the policies.

•	The Credit Risk Policies contain a set of rules and main instructions governing the management of credit risk. They are effective and consistent with the general principles set out in the Policies Framework and in the Risk Appetite Framework and are applied across the entire Group. They are used internally to create and develop rules and regulations on risks when it comes to competencies related to risk strategy, implementation and control.

•	The Specific Criteria Manuals provide a detailed description of the criteria set out in the policies regulating the activities carried out by the Bank. They are there for consultative purposes to enable the correct and proper performance of activities in accordance with the requirements previously put in place by minimising operational risk. The Specific Criteria Manuals combine with the Credit Risk Policies to provide transversal risk management across the Group.

•	The Operating Manuals are methodological documents that develop and expand upon the criteria set out in the Specific Criteria Policies and Manuals. They are there for consultative purposes to enable the correct and proper performance of activities in accordance with the requirements previously established. These manuals remain permanently in sync with the Credit Risk Policies and Criteria Manuals.

C.       Assessment, monitoring and control of credit risk

Risk is managed in accordance with the limits and instructions established in the policies, underpinned by the following processes and systems:

•	Transaction approvals and amendments

•	Transaction monitoring

•	Transaction recoveries

•	Concentration risk management

•	Risk forecasting

•	Risk-adjusted return

•	Driving up business

•	Risk classification

•	Risk quantification

Approval and amendment of credit risk transactions

When arranging credit risk positions, the Group carefully assesses the creditworthiness of the customer or counterparty by obtaining information on any existing or proposed risk transactions, the collateral provided and payment capacity, among other factors, taking into account the risk-adjusted return expected by the Group on each transaction.

To this end, the Approval Policy is aligned with the standards established by senior management in terms of segments, products, markets, risk-adjusted return and other variables, in line with the management objectives set out in the Risk Appetite Framework. The policies include general approval criteria, underpinned by next cornerstones:

•	Responsible approval.

•	Activity geared toward Retail – SMEs banking in Spain.

•	Borrower solvency.

•	Operation: financing commensurate with the customer size and profile, balance with short- and long-term financing, assessment of guarantees or collateral.

•	Environmental and social risk.

The approval policies are governed by credit scoring systems, which allow a response to be given that is objective, consistent and coherent with the Bank’s risk policies and risk appetite. The scoring systems not only rate risk, but also produce a binding recommendation in accordance with the most restrictive of the three following components:

•	Score. Cut-off points are established using risk-adjusted return (RAR) criteria or by determining the maximum default level. Based on the rating given by the model, there are three possible outcomes:

•	Reject, if the score is below the lower cut-off point.

•	Review, if the score is between the lower and higher cut-off points.

•	Accept, if the score is above the higher cut-off point.

•	Indebtedness. The level of indebtedness is established based on the financial burden which the transaction represents over the stated net income of the applicants. In no case can the resulting available income after allowing for debts represent a noticeable limit to cover the living expenses of the borrower. Specifically, in the mortgage segment, the longer the term of the loan, the higher the maximum limit of indebtedness with a view to mitigating the increased sensitivity to fluctuations in interest rates.

•	Exclusion filters. The existence of significant incidents in internal and external databases would result in a rejection. Moreover, a set of criteria are in place to cap maximum loan terms, both absolute levels and in relation to the age of the loan applicant or maximum loan amounts. At any rate, loans are only granted in euros, thereby avoiding any currency risk. Moreover, a set of criteria are in place to cap maximum loan terms, both absolute levels and in relation to the age of the loan applicant or maximum loan amounts.

A key issue for the mortgage segment is the set of criteria that define the eligibility of assets as mortgage collateral and the valuation criteria. In particular, the risk assumed by the borrower may not depend substantially on the potential return the borrower may obtain on the mortgaged property, but rather the borrower’s ability to pay the debt by other means. Meanwhile, only appraisals by Bank of Spain authorised appraisers are accepted. These are regulated by Royal Decree 775/1997, of 30 May, on the legal framework governing the certification of services and appraisal companies, ensuring the quality and transparency of the appraisals. In addition, appraisal values must be calculated unconditionally as set out in Ministerial Order ECO/805/2003, of 27 March, on rules for the valuation of properties and certain financial rights, taking into consideration Bank of Spain Circular 4/2017.

However, both Finance Ministry Order EHA/2899/2011, of 28 October, on transparency and consumer protection in banking services, and Bank of Spain Circular 5/2012, of 27 June, addressed to credit institutions and payment service providers, on transparency of banking services and responsibility in the granting of loans, also introduce, as a feature of responsible consumer lending, the requirement that, on the one hand, borrowers provide the entities with complete and accurate information on their financial position and their intentions and needs regarding the purpose, amount and other conditions of the loan or credit, and, on the other, that they be adequately informed about the characteristics of the products that are suitable to what they are requesting and the inherent risks. Law 5/2019, of 15 March, on real estate credit agreements includes provisions aimed to promoting legal security, transparency and understanding contracts and their clauses, and a fair balance between the parties. It contains rules on transparency and conduct that impose obligations on lenders and loan brokers, and their appointed representatives. It completes and improves the current framework in Finance Ministry Order EHA/2899/2011 and Law 2/2009, of 31 March, governing customer loan and mortgage agreements and brokerage services in the execution of loan or credit contracts.

In this regard, the Group has responsible approvals policies for loans and credits, which, as mentioned above, establish the need to offer customers financing facilities that best adapt to their needs, adjusting the terms and conditions and the amounts borrowed to the borrower’s payment ability, providing the necessary information so that borrowers of good faith can overcome their financial difficulties, and making the required pre-contractual information available to the customer, which is stored in their file.

In relation to changes in authorised credit transactions, Appendix X shows a summary of the policies and standards established by the Group for refinancing or forbearance transactions, in addition to quantitative information relating to these transactions.

Monitoring of credit risk transactions

The monitoring activity is predicated on anticipation, proactiveness and efficiency and the core principles for managing monitored customers are:

•	Integral view of the customer: the monitoring approach is geared towards overall management of customers (or groups), not just at contract level.

•	Involvement of all Bank centres in monitoring activity.

•	Symmetry with the approval process.

•	Efficiency and sharing opinions.

•	Executive in terms of management.

The Group uses a set of tools to analyse and monitor the concentration of risks. First, as part of the calculation of economic capital, it identifies the component of specific economic capital as the difference between systemic economic capital (assuming maximum diversification) and total economic capital, which includes the effect of the concentration. This component provides a direct measure of concentration risk. An approach similar to that used by ratings agencies is applied, paying attention to the weight of the main risks on the volume of capital and income-generation ability.

Recovery credit risk transactions

Recovery management is defined as a full process that begins even before a payment is missed, covering all phases of the recovery cycle until an amicable or contentious solution is reached.

Early warning models are applied in lending to retail customers. They are designed to identify potential problems and offer solutions, which may entail adapting the conditions of the loan. In fact, a large number of the mortgage loan renegotiations during the period resulted from the proposals put forward pro-actively by the Group.

With business loans, the system of levels described above has the same objective: pro-active non-performing loan management. Therefore, the entire portfolio is monitored and default is always a failure after prior negotiation.

Risk projection

Stress models are another key element of credit risk management, allowing for the risk profiles of portfolios and the sufficiency of capital under stressed scenarios to be evaluated. The tests are aimed at assessing the systemic component of risk, while also bearing in mind specific vulnerabilities of the portfolios. The impact of stressed macroeconomic scenarios on risk parameters and migration matrices are assessed, allowing expected loss under stress scenarios and the impact on profit and loss to be determined.

Risk-adjusted return

The profitability of a transaction must be adjusted by the costs of the various related risks, not only the cost of the credit. And it must be compared to the volume of capital that must be assigned to cover unexpected losses (economic capital) or to comply with regulatory capital requirements (regulatory capital).

RAR (risk-adjusted return) is a core risk management tool. In wholesale banking, pricing powers depend on both the RAR of the new transactions proposed and the RAR of the relationship, considering all the outstanding business with a customer. In retail banking, RAR is taken into account to determine approval criteria (cut-off points) in accordance with the fees in effect at any given time. The Board, through the Board Risk Committee, is informed regularly on the RARs of all the lending portfolios, distinguishing between the total portfolio and new business.

Business revitalisation

One of Risk Management’s functions is to create value and develop the business in accordance with the risk appetite established by the governing bodies. In this respect, the Risks Directorate is equally responsible for revitalising the lending business, providing tools and establishing criteria that identify potential customers, simplify the decision-making processes and allocate risk lines, always within pre-defined tolerance levels. It has tools and pre-authorisation and limit assignment processes for lending to both companies and retail customers.

Risk classification

Rating and scoring tools are used to classify borrowers and/or transactions by risk level. Virtually all segments of the portfolio are classified, mostly based on statistical models. This classification not only aids in decision-making, but allows for the addition of the appetite and tolerance of risk decided by the governing bodies through the limits established the Policies.

The Models Committee reviews and decides on scorings and ratings for non-retail borrowers, which as such are subject to ratings. Its objective is to achieve consistency in decisions on the ratings of the portfolio and include information not covered by models that could affect these decisions.

The Models Committee ensures that the credit scoring system works properly and proposes potential changes in criteria for decision-making to the Risk Committee. The Group has both approval (reactive) and performance (pro-active) scoring models. Performance models form the basis of pre-authorisation for lending to both companies and retail customers. There are also recovery models applicable to groups in default.

Risk classification also includes the “Monitoring levels system”. This system aims to develop pro-active management of risks related to business activities through classification into four categories:

•	Level I or high risk: risks to be extinguished in an orderly manner.

•	Level II or medium-high risk: reduction of the risk.

•	Level III or medium risk: maintenance of the risk.

•	Other exposures deemed standard risks.

Each level is determined in accordance with rating, but also with other factors, e.g. activity, accounting classification, existence of non-payment, the situation of the borrower’s group, etc. The level determines the credit risk authorisation powers.

Risk quantification

Credit risk is quantified through two measures: expected loss on the portfolio, which reflects the average amount of losses and is related to the calculation of provisioning requirements, and unexpected losses, which is the possibility of incurring substantially higher losses over a period of time than expected, affecting the level of capital considered necessary to meet objectives; economic capital.

The credit risk measurement parameters derived from internal models are exposure at default (EAD), probability of default (PD) based on the rating and loss given default (LGD) or severity.

Expected loss, obtained as a product of the previous parameters, represents the average amount expected to be lost on the portfolio at a given future date. This is the key metric for measuring the underlying risks of a credit portfolio as it reflects all the features of transactions and not only the borrower’s risk profile. Expected loss allows a constrained assessment of a specific, real or hypothetical economic scenario or refers to a long time period during which a full economic cycle may have been observed. Depending on the specific use, it is better to use one or the other expected loss.

The Group uses internal methods for collective estimates of credit risk allowances. In line with the Group’s internal models for estimating capital requirements, this internal methodology includes the calculation of losses, based on internal data, through own estimates of credit risk parameters.

With the economic capital model, extreme losses can be determined with a certain probability. The difference between expected loss and value at risk is known as unexpected loss. The Group must have sufficient capital to cover potential losses therefore, the higher the cover, the higher the solvency. This model simulates the default events, so it can quantify concentration risk.

(3.1.2) Exposure to credit risk by segment and activity

The maximum credit risk exposure for financial assets recognised in the accompanying consolidated balance sheet is their carrying amount. The maximum credit risk exposure for financial guarantees extended by the Group is the maximum amount the Group would have to pay if the guarantee were executed.

At 31 December 2019 and 2018, the original credit risk exposure, without deducting collateral or any other credit enhancements received, and without applying the credit conversion factors grouped in accordance with the main exposure segments and activities established, is as follows:

	31 December 2019
SEGMENT AND ACTIVITY	Financial assets held for trading	Non-trading financial assets mandatorily at fair value through profit or loss	Financial assets designated at fair value through profit or loss	Financial assets at fair value through other other comprehensive income	Financial assets at amortised cost	Derivatives –Hedging accounting	Loan commitment, financial guarantees and contingent commitment given
Loans and advances	—	34,518	—	—	122,900,453	—	36,704,675
Credit institutions	—	23,263	—	—	5,467,442	—	363,116
Government agencies	—	—	—	—	4,885,268	—	912,487
Others financial companies	—	—	—	—	1,960,074	—	3,172,284
Companies	—	11,255	—	—	35,310,571	—	26,716,202
Households	—	—	—	—	75,277,098	—	5,540,586
Mortgage loans	—	—	—	—	66,829,665	—	—
Consumer credit	—	—	—	—	5,547,783	—	—
Cards	—	—	—	—	889,748	—	—
Others	—	—	—	—	2,009,902	—	—
Debts securities	170,795	237	—	11,906,055	33,067,987	—	—
Credit institutions -	—	—	—	18,020	25,006	—	—
Government agencies	160,898	—	—	11,447,063	14,268,694	—	—
Other financial companies	—	148	—	79,319	18,774,287	—	—
Companies	9,897	89	—	361,653	—	—	—
Households	—	—	—	—	—	—	—
Equity instruments	1,381	—	—	75,817	—	—	—
Derivatives	6,518,725	—	—	—	—	2,498,821	—
Total	6,690,901	34,755	—	11,981,872	155,968,440	2,498,821	36,704,675
Memorandum item: Breakdown by country of the Public Agency
Spanish government agencies	142,413	—	—	11,155,671	14,898,125	—	912,487
Italian government agencies	18,485	—	—	102,197	4,154,793	—	—
French government agencies	—	—	—	188,291	101,044	—	—
Other government agencies	—	—	—	904	—	—	—
Total	160,898	—	—	11,447,063	19,153,962	—	912,487

	31 December 2018
SEGMENT AND ACTIVITY	Financial assets held for trading	Non-trading financial assets mandatorily at fair value through profit or loss	Financial assets designated at fair value through profit or loss	Financial assets at fair value through other other comprehensive income	Financial assets at amortised cost	Derivatives –Hedging accounting	Loan commitment, financial guarantees and contingent commitment given
Loans and advances	—	9,161	—	—	122,719,195	—	33,820,938
Credit institutions	—	—	—	—	4,433,419	—	3,170,181
Government agencies	—	—	—	—	5,139,351	—	509,456
Others financial companies	—	—	—	—	1,662,479	—	349,509
Companies	—	9,161	—	—	33,222,032	—	24,353,861
Households	—	—	—	—	78,261,914	—	5,437,931
Mortgage loans	—	—	—	—	70,524,379	—	—
Consumer credit	—	—	—	—	4,821,710	—	—
Cards	—	—	—	—	854,877	—	—
Others	—	—	—	—	2,060,948	—	—
Debts securities	281,570	187	—	15,559,415	33,742,245	—	—
Credit institutions -	—	—	—	27,633	29,992	—	—
Government agencies	276,188	—	—	15,042,412	14,376,789	—	—
Other financial companies	1,992	136	—	213,477	19,335,464	—	—
Companies	3,390	51	—	275,893	—	—	—
Households	—	—	—	—	—	—	—
Equity instruments	1,381	—	—	76,300	—	—	—
Derivatives	6,022,496	—	—	—	—	2,626,997	—
Total	6,307,967	9,348	—	15,635,715	156,461,440	2,626,997	33,820,938
Memorandum item: Breakdown by country of the Public Agency
Spanish government agencies	94,421	—	—	12,409,056	15,956,718	—	509,456
Italian government agencies	181,767	—	—	2,632,473	2,632,473	—	—
French government agencies	—	—	—	—	—	—	—
Other government agencies	—	—	—	833	883	—	—
Total	276,188	—	—	15,042,412	15,042,412	—	509,456

(3.1.3) Breakdown of original exposure by product

Original credit risk exposure (net of impairment for credit risk) at 31 December 2019 and 2018, by product (excluding equity products), is shown in the table below. Loans and credits, account 64.50% at 31 December 2019 (69.66% at 31 December 2018). Fixed income products represent the second-highest customer demand, accounting for 23.08% at 31 December 2019 (24.06% at 31 December 2018). The breakdown at 31 December 2019 and 2018 is as follows:

	At 31 December 2019:
PRODUCT	Financial assets held for trading	Non-trading financial assets mandatorily at fair value through profit or loss	Financial assets designated at fair value through profit or loss	Financial assets at fair value through other other comprehensive income	Financial assets at amortised cost	Derivatives –Hedging accounting	Loan commitment, financial guarantees and contingent commitment given
	(Thousands of euros)
Loans and advances	—	34,518	—	—	177,433,011	—	23,632,897
Fixed Income	170,795	237	—	11,906,055	33,067,987	—	—
Interbank deposits	—	—	—	—	5,467,442	—	—
Gurantees and documentary credits	—	—	—	—	—	—	13,071,778
Derivatives	6,518,725	—	—	—	—	2,498,821	—
Total	6,689,520	34,755	—	11,906,055	155,968,440	2,498,821	36,704,675

PRODUCT	Financial assets held for trading	Non-trading financial assets mandatorily at fair value through profit or loss	Financial assets designated at fair value through profit or loss	Financial assets at fair value through other other comprehensive income	Financial assets at amortised cost	Derivatives –Hedging accounting	Loan commitment, financial guarantees and contingent commitment given
	(Thousands of euros)
Loans and advances	—	9,161	—	—	118,285,776	—	20,887,127
Fixed Income	281,570	187	—	15,559,415	33,742,245	—	—
Interbank deposits	—	—	—	—	4,433,419	—	—
Gurantees and documentary credits	—	—	—	—	—	—	12,933,811
Derivatives	6,022,496	—	—	—	—	2,626,997	—
Total	6,304,066	9,348	—	15,559,415	156,461,440	2,626,997	33,820,938

(3.1.4) Credit quality

All ratings appearing in this section reflect the definitions given by the Standard & Poor’s scale. The rating system designed by the Group primarily covers two dimensions:

•	Risk of default by the borrower: reflected in the probability of default (PD) by the borrower or rating.

•	Specific factors in transactions: reflected in loss given default (LGD), such as guarantees or interests in various tranches of leveraged financing. The term also constitutes a major factor.

The rating system used makes a distinction between the following:

•	Exposure to risk with companies, governments, institutions and banks: each exposure with the same borrower is given the same credit quality grading (known as borrower grade), regardless of the nature of the exposures. This is known as the borrower rating.

•	Retail exposures: the systems focus both on borrower risk and the characteristics of the transactions. This is known as scoring.

There are three different types of rating:

•	External rating: this refers to the ratings issued by external rating agencies (S&P’s, Moody’s and Fitch).

•	Automatic rating: these ratings are obtained through internal models, depending on the segment to which the customer belongs.

•	Internal rating: these are the final ratings assigned to customers when all the available information has been reviewed. The internal rating may be the external rating, the automatic rating or the rating determined by the Rating Committee from all the information analysed.

Customers form part of the same rating system, when financial information is added to the (NEO) corporate system, the rating is automatically produced by the appropriate model.

Credit quality. Exposure and average (rating/scoring), by segment

The breakdown by segment of the Group’s original credit risk exposure (net of impairment for credit risk) at 31 December 2019 and 2018, excluding variable income and derivatives, with the average ratings per segment, is as follows:

31 December 2019

	With Rating		Without Rating
Segment	Amount	Average rating	Amount
	(Thousands of euros)
Credit instituions	5,565,645	A-	296,801
Government agencies	31,564,061	A-	14,734
Other financial companies	21,057,456	A-	3,110,429
Companies	58,761,666	BBB-	605,928
Households	77,509,734	BB+	1,235,582
Mortgage loans	64,880,524	BBB-	1
Consumer credit	5,476,386	BB-	662
Cards	877,534	BB-	662
Rest	6,275,290	BB	1,234,527
Total (default exluded)	194,458,559	BBB-	5,263,474
Total (Default)	5,062,686	D	—

	With Rating		Without Rating
Segment	Amount	Average rating	Amount
	(Thousands of euros)
Credit instituions	2,478,382	A-	5,176,310
Government agencies	35,171,744	BBB+	107,091
Other financial companies	21,226,722	A-	328,504
Companies	53,851,193	BB+	505,638
Households	80,001,123	BB	1,055,258
Mortgage loans	67,938,738	BBB	—
Consumer credit	4,773,385	BB-	287
Cards	846,167	BB-	388
Rest	6,442,833	BB	1,054,583
Total (default exluded)	192,729,194	BBB-	7,172,801
Total (Default)	6,230,716	D	—

Credit quality. Rating distribution by exposure of financial institutions, Public sector and corporate portfolio

The distribution of original exposure (net of impairment for credit risk) by credit ratings, at 31 December 2019 and 2018, is shown in the table below:

RATING	31/12/2019	31/12/2018
	(Thousands of euros)
AAA to A-	45,670,830	45,929,192
BBB+ to BB-	11,922,630	12,604,858
B+ to B-	412,466	281,004
CCC+ to C	78,499	61,825
Not rated	3,421,964	5,613,177
Default	50,982	78,422
Total	61,557,371	64,568,478

Credit quality. Rating distribution by exposure of financial institutions, Public sector and corporate portfolio

The distribution of original exposure (net of impairment for credit risk) by credit ratings, at 31 December 2019 and 2018, is shown in the table below:

RATING	31/12/2019	31/12/2018
	(Thousands of euros)
AAA to A-	45,670,830	45,929,192
BBB+ to BB-	11,922,630	12,604,858
B+ to B-	412,466	281,004
CCC+ to C	78,499	61,825
Not rated	3,421,964	5,613,177
Default	50,982	78,422
Total	61,557,371	64,568,478

Credit quality. Rating distribution by exposures of corporates

The distribution of the original exposure (net of impairment for credit risk) by credit ratings at 31 December 2019 and 2018, is shown in the table below:

RATING	31/12/2019	31/12/2018
	(Thousands of euros)
AAA to A-	6,589,357	5,756,225
BBB+ to BB-	41,899,429	37,184,274
B+ to B-	9,983,898	10,258,074
CCC+ to C	390,762	652,620
Not rated	605,928	553,061
Default	2,940,294	3,460,134
Total	62,409,668	57,864,388

Credit quality. Rating distribution by exposures of households

The distribution of the original exposure (net of impairment for credit risk) by credit ratings at 31 December 2019 and 2018, is shown in the table below:

RATING	31/12/2019	31/12/2018
	(Thousands of euros)
AAA to A-	8,141,229	6,115,931
BBB+ to BB-	49,994,858	46,611,735
B+ to B-	19,218,720	27,050,181
CCC+ to C	155,883	175,922
Not rated	1,235,582	1,053,915
Default	2,071,411	2,692,161
Total	80,817,683	83,699,845

Credit quality. Historical default rates

The Group’s default rate, understood as the ratio between default risks at any given time and the Group’s total credit risks stood at 5.0% at 31 December 2019 (6.5% at 31 December 2018). This rate increases to 5.3% (7.5% at 31 December 2018) factoring in doubtful exposures transferred to the portfolio of non-current assets and disposal groups classified as held for sale (see Note 18).

(3.1.5) Concentration of risks

Appendix X provides information on risk concentration by activity and geographic area.

The table below shows information concerning the diversification of risks by business sectors, measured by credit risk, excluding equity income and derivatives, in accordance with the borrower’s NACE code and regardless of the purpose of the financing at 31 December 2019 and 2018:

SECTOR	31/12/2019		31/12/2018
	Thousands of euros	%	Thousands of euros	%
Foodstuffs	1,018,970	0.50%	958,305	0.46%
Associations	50,333	0.02%	350,037	0.17%
Automotive and auto services	2,246,734	1.10%	1,510,913	0.73%
Wholesale	6,979,378	3.41%	6,536,369	3.17%
Retail	2,201,804	1.08%	2,147,656	1.04%
Construction and development (*)	10,789,361	5.27%	9,643,115	4.68%
Machinery and equipment manufacturing	3,284,791	1.60%	3,461,446	1.68%
Manufacturing of intermediate products	4,706,941	2.30%	4,549,021	2.21%
Finance	28,104,119	13.72%	30,052,040	14.58%
Catering and tour operators	2,438,398	1.19%	2,405,481	1.17%
Food, beverages and tobacco industry	3,331,889	1.63%	2,924,093	1.42%
Basic manufacturing, textiles, furniture	830,395	0.41%	815,880	0.40%
Mining, energy and infrastructures	4,650,834	2.27%	4,583,488	2.22%
Public sector	31,049,552	15.16%	34,566,632	16.77%
Company services	4,385,494	2.14%	3,925,349	1.90%
Leisure, culture, health and education	5,007,842	2.45%	4,635,816	2.25%
Supplies: electricity, gas, steam, water	6,225,304	3.04%	5,599,447	2.72%
Telecommunications	1,315,525	0.64%	1,172,831	0.57%
Transport	2,323,672	1.13%	2,369,453	1.15%
Other sectors (home included)	83,843,384	40.94%	83,925,339	40.71%
TOTAL	204,784,720	100.00%	206,132,711	100.00%

(*)	Included financing not related to real estate development.

The Group regularly monitors major customer risk, and these are periodically reported to the Bank of Spain.

(3.1.6) Netting agreements and collateral agreements

In addition to amounts that can accounting be set off in accordance with IAS 32 (see Note 2.6), there are other offsetting (netting) and collateral agreements that effectively reduce credit risk, but do not meet the requirements for offsetting in the financial statements.

The table below lists these derivatives, along with the effects of the arrangements and the collateral received and/or posted.

Amounts related to cash collateral and collateral in financial instruments are shown at their fair values. Rights to set off are related to the guarantees and collateral in cash and financial instruments and depend on non-payment by the counterparty:

	31/12/2019		31/12/2018
Derivatives (trading and hedging)	Assets	Liabilties	Assets	Liabilities
	(Thousands of euros)
Gross exposure	15,779,616	13,328,350	12,678,569	10,136,780
Amount netted (Notes 9 and 13)	(6,762,070)	(6,762,070)	(4,029,076)	(4,029,076)
Carrying amount	9,017,546	6,566,280	8,649,493	6,107,704
Netting agreement	(4,549,919)	(4,549,919)	(4,256,967)	(4,256,967)
Collaterals (*)	(3,573,881)	(1,999,857)	(3,516,355)	(1,848,773)
Net exposure	893,746	16,504	876,171	1,964

(*)	Guarantee value received included.

In addition, under the framework of repurchase and reverse repurchase transactions carried out by the Group (see Note 27.1), there are other agreements entailing the receipt and/or delivery of the following additional guarantees or collateral to the contractual guarantees in the transactions:

	31/12/2019		31/12/2018
Collateral	Delivered	Received	Delivered	Received
	(Thousands of euros)
Cash	1,079	30,829	8,269	17,438
Securities	8,851	—	—	81,512
Total	9,930	30,829	8,269	98,950

(3.1.7) Exposure with collateral received and other credit enhancements

At 31 December 2019 and 2018, the distribution by segments of original exposure (net of impairment from credit risk), excluding equities and trading derivatives, with collateral and other credit enhancements is as follows:

	31 December 2019
	Net exposure of impairment from credit risk
SEGMENT	Mortgage Collateral	Other Collateral	Unsecured Guarantees	Other Guarantees	TOTAL
	(Thousands of euros)
Credit Institutions	—	—	5,866,485	—	5,866,485
Public Administrations	182,956	142,282	31,296,108	1,003	31,622,349
Other financial corporations	86,773	15,692	23,962,485	3,586	24,068,536
Companies	7,852,968	5,820,432	47,933,226	803,040	62,409,666
Households	67,765,781	147,383	12,784,023	120,497	80,817,684
Mortgage loans	66,807,448	3,589	18,415	213	66,829,665
Consumer Credits	—	3,998	5,535,481	8,304	5,547,783
Cards	—	—	889,746	—	889,746
Others	958,333	139,796	6,340,381	111,980	7,550,490
TOTAL	75,888,478	6,125,789	121,842,327	928,126	204,784,720

	31 December 2018
	Net exposure of impairment from credit risk
SEGMENT	Mortgage Collateral	Other Collateral	Unsecured Guarantees	Other Guarantees	TOTAL
	(Thousands of euros)
Credit Institutions	—	—	7,661,225	—	7,661,225
Public Administrations	219,781	195,846	34,927,549	1,020	35,344,196
Other financial corporations	91,724	18,083	21,450,650	2,600	21,563,057
Companies	7,849,113	6,252,901	42,773,878	988,496	57,864,388
Households	71,495,487	142,284	11,925,684	136,390	83,699,845
Mortgage loans	70,523,596	772	11	—	70,524,379
Consumer Credits	—	4,647	4,808,103	8,960	4,821,710
Cards	—	—	854,877	—	854,877
Others	971,891	136,865	6,262,693	127,430	7,498,879
TOTAL	79,656,105	6,609,114	118,738,986	1,128,506	206,132,711

For the purposes envisaged in the tables above, the following are explained:

•	Transactions with mortgage collateral: property mortgage, concession mortgage, chattel mortgage, shipping mortgage and aircraft mortgage.

•	Other collateral: equity securities, fixed-income securities and other types of securities, government securities, term deposits and other account deposits, goods and receipts, investment funds, bills of exchange, deposit certificates, mortgage-backed securities, etc.

•	Personal guarantees: with or without guarantor, joint guarantee and insurance policy.

•	Other guarantees: endorsement by a reciprocal guarantee association, CESCE credit insurance policy, bank guarantee and comfort letter.

From the legal viewpoint, a guarantee is a contract which provides greater security towards compliance with an obligation or payment of a debt in such a way that, in the event of default by the borrower, the guarantee reduces the losses arising from the transaction.

Guarantees will enjoy legal certainty so that all contracts contain the conditions legally stipulated to make them fully valid, and so they are fully documented in such a way as to establish a clear effective procedure to enable the guarantee to be executed rapidly.

These are the principles inspiring the functional definition of the Corporate Guarantee System.

Guarantees and collateral provided in each transaction must be duly reported and measured in the system. The Credit Risk Policy document details the main characteristics that these measurements must have, both in terms of type of eligible appraisals and the frequency with which the appraisals must be updated.

Note 12 shows additional information on the guarantees received.

(3.1.8) Renegotiated financial assets

As part of its credit risk management procedures, the Group carried out renegotiations of assets, modifying the conditions originally agreed with borrowers in terms of repayment deadlines, interest rates, collateral given, etc.

Appendix X contains the classification and hedging policies and criteria applied by the Group in this type of transaction, along with the amount of refinanced operations detailing their risk and respective coverages of credit risk.

(3.1.9) Assets impaired and derecognised

Following are the changes in 2019 and 2018 in the Group’s impaired financial assets that were not recognised on the consolidated balance sheet because their recovery was considered unlikely, although the Group had not discontinued actions in order to recover the amounts owed (“written-off assets”):

ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
Accounting balance at the beginning of the year	1,831,595	1,980,236
Additions from:
Assets unlikely to be recovered	618,026	361,355
Uncollected past-due amounts	184,547	163,598
Sum	802,573	524,953
Derecognition through
Cash collection	(39,200)	(100,058)
Foreclosure of assets and other causes	(206,296)	(573,826)
Sum	(245,496)	(673,884)
Net change due to exchange differences	(13)	290
Accounting balance at the end of the year	2,388,659	1,831,595

(3.2) Liquidity risk of financial instruments

Liquidity risk can be expressed as the probability of incurring losses through insufficient liquid resources to comply with the agreed payment obligations (both expected and unexpected) within a certain time horizon, and having considered the possibility of the Group managing to liquidate its assets in reasonable time and price conditions.

The Group strives to maintain a long-term financing structure that is in line with the liquidity of its assets, with a maturity profile that is compatible with the generation of stable, recurring cash flows to enable the Group to manage its balance sheet without short-term liquidity pressures.

For this purpose, the Group’s liquidity position is identified, controlled and monitored daily. According to the retail business model underpinning the Group’s banking activity, the main funding source is customer deposits. Bankia taps domestic and international capital markets, particular repo markets, to raise finance so that it meets its additional liquidity needs as well as the long-term financing provided through TLTRO by the ECB. At the same time, and as a prudent measure to prepare for potential stress or crises, the Group has deposited certain assets in the European Central Bank (ECB) that it can use to raise liquidity immediately.

Through ongoing monitoring of assets, the Group can identify those that are readily usable as liquidity reserves at times of market stress, differentiating between assets that are considered eligible by the ECB, or by clearing houses or other financial counterparties (e.g. insurance companies, investment funds).

The undrawn amount on the facility, coupled with the high-quality liquid asset buffer, make up the bulk of the liquidity reserve estimated by the Group to confront internal and systemic stress events.

ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
Cash (*)	11,418	2,921
Undrawn amount on the facility	6,161	11,339
Highly liquid available assets (**)	15,538	17,678

(*)	Notes and coins plus balances at Central banks less the amount of minimum reserves.

(**)	Market value considering the ECB haircut.

Other assets have been identified which, although not considered to be highly liquid, can be converted at relatively short notice.

Regarding the structure of roles and responsibilities in relation to this risk, the Board of Directors is ultimately responsible the liquidity risk assumed. It is the maximum authority for the risk appetite and tolerance level and for establishing a framework of policies and procedures to ensure a robust liquidity risk management and control framework.

To guarantee this good governance, an organisational structure based on the three lines of defence model has been designed. According to this model, senior management, represented basically by the Management Committee and the ALCO, is charged with developing and applying the risk management strategy in accordance with this risk appetite statement and the risk policies and limits framework governing the Liquidity and Funding function. The ALCO takes decisions based on reports and proposals provided by various departments and, where appropriate, requests them through departments authorised to do so. The Deputy General Directorate of Finance carries out the related transactions in capital markets and sets transfer costs. In managing the business, the Deputy General Directorates of Retail Banking and Business Banking generate liquidity and funding risks, which is quantified through the commercial gap and LtD ratio.

The Board of Directors, assisted by the Risk Advisory Committee (RAC), oversees that the strategy is implemented and that the defined tolerance limits are not breached. The Global Risk Control and Supervision Committee (GRCSC) reinforces the governance bodies by controlling, overseeing and effectively challenging trends in the Entity’s risk profile, the risk appetite approved by the Board of Directors and the business model.

The Corporate Risks Department, through the Markets and Operational Risks Department (MORD), which operates as an independent unit, monitors and analyses liquidity risk, among other responsibilities. It promotes the integration of these activities in management by developing metrics and methodologies to ensure that the risk remains within the tolerance levels. Lastly, the Markets and Structural Risks Audit Directorate, which operates as an independent unit, conducts audits of the various processes related to the function.

The structure is rounded off with the creation of two specific bodies, the Contingent Liquidity Committee (CLC) and the Technical Liquidity Committee (TLC), geared towards managing risk under stress events. The CLC’s objective is to respond to contingent liquidity events quickly and effectively. The TLC is an advisory body that meets at least monthly to assess both Bankia’s and the overall market’s liquidity and funding situation, and to monitor early warning indicators related to the LCP. Its conclusions and analyses are laid before the ALCO so managers of the function are apprised of any problems or situations that in the Committee’s opinion could potentially pose a threat to the Entity’s liquidity.

Strategy

Five key indicators are used currently to define the strategy for this risk covering a dual perspective: regulatory-economic and liquidity-funding risk. At 31 December 2019, the indicators were within Bankia’s risk limits and regulatory requirements.

Liquidity risk:

•	LCR: the strategy is defined from the regulatory viewpoint, related to a survival period using regulatory assumptions of 30 days. At the end of December 2019, the LCR (Bankia at individual level) stood at 204.2%.

•	SLCR30d: the liquidity strategy is defined from an economic viewpoint through additional metrics other than the regulatory LCR taking expanded stress scenarios in two ways:

•	It builds more survival horizons, which implies adapting the regulatory assumptions to these horizons, as well as envisaging and adopting corrective measures to address future liquidity vulnerabilities.

•	It creates varying degrees of stress for each survival horizon. This approach allows the stressed LCR (SLCR) to be built and calculated at different horizons using more stringent assumptions than the regulatory assumptions, based on expert criteria, past experience or a combination of both.

The SLCR30d is the result of the 30-day horizon of the hybrid crisis, for which an appetite and tolerance level are established. At 31 December 2019, the LCR was within Bankia’s risk limits and regulatory requirements.

Funding Risk:

•	NSFR: through this indicator, the Entity draws up the funding strategy from a regulatory viewpoint. At 31 December 2019, the NSFR was 123.9%, within Bankia’s risk limits and regulatory requirements. According to the CRR2, a minimum level of 100% will become a prudential requirement as of June 2021.

•	LtD Strict: through this indicator, the Entity draws up the funding strategy from the economic viewpoint, setting the appetite for self-financing of the commercial balance sheet and limiting reliance on funding from capital markets.

•	Asset Encumbrance Ratio (%AE): the objective of this indicator is to design a strategy on the desired level of encumbered assets that does not limit the capacity to raise contingent liquidity in stress scenarios or reduce investor appetite for our “unsecured funding” (i.e. without collateral) instruments that could undermine or increase the cost of achieving the MREL objectives.

Each year, under the scope of the ILAAP, a quantitative self-assessment is carried out with projections of RAF indicators to determine the capacity and viability of implementing the liquidity and funding strategy established in the financial planning process and to maintain this within the risk limits allocated in the risk appetite statement.

In addition to these indicators, the Entity has a set of metrics and indicators that complement the various aspects of liquidity and funding risk management, monitoring and control.

Maturities of issues

The following table provides information on the term to maturities of the Group’s issues at 31 December 2019 and 2018, by type of founding instrument, including promissory notes and issues placed via the network.

	31 December 2019
ITEM	2020	2021	2022	> 2022
	(Thousands of euros)
Mortgage-backed bonds and securities	417,917	2,025,000	3,235,185	10,280,323
Senior debt	2,331	35,000	30,000	2,570,032
Subordinate, preference and convertible securities	—	175,000	1,250,000	1,500,000
Securitizations sold to third parties	—	—	—	1,369,538
Total maturities of issues (*)	420,248	2,235,000	4,515,185	15,719,893

(*) Figures shown in nominal amounts less treasury shares and issues withheld.

	31 December 2018
ITEM	2019	2020	2021	> 2021
	(Thousands of euros)
Mortgage-backed bonds and securities	2,764,179	417,917	2,025,000	12,880,508
Senior debt	1,004,662	—	35,000	100,352
Subordinate, preference and convertible securities	1,000,000	—	175,000	1,750,000
Securitizations sold to third parties	—	—	—	1,601,774
Total maturities of issues (*)	4,768,841	417,917	2,235,000	16,332,634

(*)	Figures shown in nominal amounts less treasury shares and issues withheld.

Issuance capacity

ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
Mortgage-backed securities issuance capacity (Appendix VIII)	18,873,244	16,526,637
Territorial bond issuance capacity	1,175,730	1,278,790

(3.3) Residual maturities

The following table provides a breakdown of balances of certain items in the accompanying consolidated balance sheet, by residual contractual maturity, excluding, as appropriate, valuation adjustments and impairment losses:

ITEM	On demand	Up to 1 months	1 to 3 months	3 months to 1 year	1 to 5 years	Ore than 5 years	Total
	(Thousands of euros)
Assets
Cash and balance with dentral Banks and other demand deposits	13,202,885	—	—	—	—	—	13,202,885
Loans and advances to credit institutions	—	3,191,937	32,075	2,041,431	205,896	—	5,471,339
Loans and advances to customers	—	3,970,877	6,396,611	13,294,227	38,986,972	54,552,508	117,201,195
Financial assets held for trading and financial assets at fair value through profit or loss	—	329	—	—	—	170,703	171,032
Other portfolios – Debt securities	—	861,702	1,981,497	14,719,729	12,618,070	14,803,176	44,984,174
Derivatives (trading and hedging) (1)	—	265,557	411,762	1,371,477	6,106,962	7,623,858	15,799,616
Total	13,202,885	8,290,402	8,821,945	31,426,864	57,917,900	77,150,245	196,810,241
Liabilities
Deposits from Central banks and credit institutions	—	13,142,365	114,848	11,754,708	12,929,245	2,462,684	40,403,850
Customer deposits	96,856,589	5,094,945	6,181,150	17,360,682	4,199,865	4,593,824	123,624,578
Marketable debt securities	—	—	—	2,331	5,180,333	12,443,527	17,626,191
Other financial liabilities (2)	930,568	—	—	—	—	—	13,328,350
Derivatives (trading and hedging (1)	—	153,464	369,260	1,320,495	5,533,129	5,952,002	13,328,350
Total	87,124,680	18,390,774	6,665,258	30,438,216	27,842,572	25,452,037	195,913,537

(1)	Gross exposure excluding netting arrangements (see Notes 3.1.6, 9 and 13).

(2)	A residual item comprising items that are generally transitory or do not have a contractual maturity, making it impossible to allocate reliably the amounts recognised by term of maturity, and therefore classified under demand liabilities.

	31 December 2018
ITEM	On demand	Up to 1 months	1 to 3 months	3 months to 1 year	1 to 5 years	Ore than 5 years	Total
	(Thousands of euros)
Assets
Cash and balance with dentral Banks and other demand deposits	4,753,800	—	—	—	—	—	4,753,800
Loans and advances to credit institutions	—	3,146,641	528,938	751,104	—	—	4,426,683
Loans and advances to customers	—	3,393,616	5,658,849	10,170,061	31,683,010	71,414,136	122,319,672
Financial assets held for trading and financial assets at fair value through profit or loss	—	6,052	—	1,000	198,646	76,059	281,757
Other portfolios – Debt securities	—	8,892	4,770,600	6,477,600	20,723,909	17,329,293	49,310,294
Derivatives (trading and hedging) (1)	—	224,023	429,460	1,483,597	5,272,130	5,269,359	12,678,569
Total	4,753,800	6,799,224	11,387,847	18,883,362	57,877,695	94,088,847	193,770,775
Liabilities
Deposits from Central banks and credit institutions	—	9,023,709	2,274,908	3,046,133	18,303,610	2,990,798	35,639,158
Customer deposits	82,856,589	4,834,334	6,298,548	22,555,681	5,764,879	2,824,977	125,135,008
Marketable debt securities	—	1,508,980	6,927	1,299,190	5,439,731	9,158,446	17,413,274
Other financial liabilities (2)	1,545,259	—	—	—	—	—	1,545,259
Derivatives (trading and hedging (1)	—	13,656	386,371	1,412,624	4,648,682	3,675,447	10,136,780
Total	84,401,848	15,380,679	8,699,754	28,313,628	34,156,902	18,649,668	189,869,479

(1)	Gross exposur excluding arrangements (see Notes 3.1.6, 9, and 13)

(2)	A residual item comprising items that are generally transitory or do not have a contractual maturity, making it impossible to allocate reliably the amounts recognised by term of maturity, and therefore classified under demand liabilities.

(3.4) Exposure to interest rate risk

Interest rate risk reflects the probability of incurring losses because of changes in the benchmark interest rates for asset and liability positions (or certain off-balance sheet items) that could have an impact on the stability of the Group’s results. Interest rate risk management is designed to lend stability to margins, maintaining levels of solvency that are appropriate for the Group’s level of risk tolerance.

Interest rate risk monitoring and management at the Group is performed in accordance with the criteria approved by the governing bodies.

Each month, information on risk in the banking book is reported to the ALCO in terms of both economic value (sensitivities to different scenarios and VaR) and interest margin (net interest income projections in different interest-rate scenarios for horizons of 1 and 3 years). At least quarterly, the Board of Directors is informed through the Risk Advisory Committee on the situation and monitoring of limits. Any excesses are reported immediately to the Board by the Board Risk Committee. In addition, information prepared by the ALCO is reported by the Global Risk Management Division, along with other risks, to the Bank’s senior management.

According to Bank of Spain regulations, the sensitivity of the net interest margin and the value of equity to parallel shifts in interest rates (currently ±200 basic points) is controlled. In addition, different sensitivity scenarios (EBA scenarios) are established based on implied market interest rates, comparing them to non-parallel shifts in yield curves that alter the slope of the various references of balance sheet items.

Sensitivity analyses performed by analysing interest rate risk scenarios from both perspectives provide the following information:

•	Impact on profit and loss. At 31 December 2019, the sensitivity of net interest income, excluding the trading portfolio and financial activity not denominated in euros, in the most adverse scenario of a 200 bp parallel shift in yield curve over a one-year time horizon in a scenario of a stable balance sheet is -8.22% (-1.97% at 31 December 2018).

•	Impact on economic value of equity, understood as the present value of estimated cash flows from different assets and liabilities. At 31 December 2019, the sensitivity of economic value, excluding the trading portfolio and financial activity not denominated in euros, facing the most adverse scenario of a parallel downward shift in the yield curve of 200 bp is -3.18% of consolidated equity and -2.30% of economic value of the Bank (-9.70% and -4.77%, respectively, at 31 December 2018).

The sensitivity analysis was performed using static assumptions. Specifically, this means maintaining the balance sheet structure and applying new spreads with the Euribor interest rate for the same term to maturing transactions. Irregular deposits are presumed to be refinanced at a higher cost.

(3.5) Exposure to other market risks

This risk arises from the possibility of incurring losses on positions in financial assets caused by changes in market risk factors (interest rates, equity prices, foreign exchange rates or credit spreads). It stems from Treasury and Capital Markets positions and can be managed by arranging financial instruments.

The Board of Directors delegates proprietary trading in financial markets to the Financial Department and its business areas, so they can exploit business opportunities using the most appropriate financial instruments at any given time, including interest rate, exchange rate and equity derivatives. In general, the financial instruments traded must be sufficiently liquid and entail hedging instruments.

Each year, the Board of Directors approves the risk limits and internal risk measurement procedures for each product and market in which the various trading areas operate. The Market and Operational Risks Area, depending of Risk Division has the independent function of measuring, monitoring and controlling the Entity’s market risk and the limits issued by the Board of Directors. VaR (value at risk) and sensitivity analysis approaches are used, specifying different scenarios for each class of risk.

Market risks are monitored daily, with existing risk levels and compliance with the limits established for each unit reported to the control bodies. In this way, variations in risk levels caused by changes in prices of financial products and their volatility can be detected.

The reliability of the VaR approach used is confirmed through backtesting, verifying that the VaR estimates are within the confidence level considered. Backtesting is extended to measure the effectiveness of the hedging derivatives In 2019, there were no changes in the methods used to make the estimates included in the consolidated financial statements from those used the preceding year.

The following chart shows the trend in one day VaR with a 99% confidence level for operations in the markets area in trading activities in 2019.

The impact on equity and on the accompanying consolidated income statement of reasonable future changes in the various market risk factors at 31 December 2019 and 2018, calculated for the Group’s portfolio registered at fair value (excluding investments held for trading), is as follows:

	Accumulated Other Comprehensive Income (1)		Impact on profit and loss (1)
MARKET RISK FACTORS	2019	2018	2019	2018
	(Thousands of euros)
Interest rate	(10,672)	(233,518)	2,649	1,825
Equity instruments	—	—	(528)	(11)
Exchange rates	—	—	395	335
Credit spread	(329,349)	(246,528)	(308)	(465)

(1)       Amounts shown net of the related tax effect.

The assumptions used in the calculation of sensitivity were as follows:

•	Interest rates: 100 bp increase

•	Equities: 20% fall

•	Exchange rates: 10% fluctuation

•	Credit spreads: increase consistent with credit rating, as follows:

AAA	AA	A	BBB	<BBB
5 bp	10 bp	20 bp	50 bp	150 bp

In addition, at 31 December 2019 there was a structural portfolio consisting of debt securities designed to provide stability to interest margin. The nominal value of this portfolio at 31 December 2019 is EUR 42,729,620 thousand (EUR 46,724,398 thousand at 31 December 2018). The following table shows the sensitivity of the portfolio in which the debt securities that comprise it are classified and the related risks:

	Interest rate risk	31/12/2019 Credit Risk (spreads)	Total	Interest rate risk	31/12/2018 Credit risk (spreads)	Total
	(Millions of euros)
Non-trading financial assets mandatorily at fair value through profit or loss	—	—	—	—	—	—
Financial assets at fair value through other comprehensive income	(11)	(329)	(340)	(234)	(247)	(481)
Financial assets at amortized cost	—	(520)	(50)	—	(522)	(522)
Total	(11)	(849)	(860)	(234)	(769)	(1,003)

As for the sensitivities in the preceding table:

•	For debt securities classified at fair value through other comprehensive income, the impact would have a balancing entry in “Accumulated other comprehensive income” in the consolidated equity.

•	For debt securities classified as financial assets at amortised cost, although the sensitivity shows the theoretical impact of credit risk (default) that would require the recognition of higher credit loss provisions (impairment losses) than presented in the accompanying consolidated annual financial statements, this is highly unlikely given the portfolio’s composition; i.e. mainly debt securities issued directly or guaranteed by the government.

At 31 December 2019 and 2018, the Bankia Group’s net exposure to currency risk is not significant.

(4)	Capital management

(4.1) Capital requirements

On 26 June 2013, Regulation 575/2013 of the European Parliament and of the Council on prudential requirements for credit institutions and investment firms (the “CRR”), and Directive 2013/36/EU on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms (the “CRD IV”) were approved, repealing regulations on solvency in force until now. They came into effect on 1 January 2014.

The CRR and CRD IV regulate capital requirements in the European Union and include the recommendations set out in the Basel III capital regulatory framework or agreement, specifically:

•	The CRR, which is directly applicable to Member States, contains prudential requirements for credit institutions and covers, inter alia, the following:

•	The definition of elements of eligible own funds, establishing requirements for hybrid instruments to be included and limiting the eligibility of minority interests.

•	The definition of prudential filters and deductions of items in each capital levels. In this respect, the Regulation includes new deductions compared to Basel II (deferred tax assets, pension funds…) and introduces changes to existing deductions. Nevertheless, it notes that the Regulation establishes a phase calendar until its final full implementation l between 5 and 10 years.

•	Establishment of minimum requirements (Pillar I), with three levels of own funds: a Common Equity Tier I capital ratio of 4.5%, a Tier I capital ratio of 6% and a minimum requirement total capital ratio of 8%.

•	Requirement of financial institutions to calculate a leverage ratio, defined as Tier 1 capital divided by total exposure unadjusted for risk. The disclosure requirement will be applicable from 2015 onwards.

•	The aim and main purpose of the CRD IV, which must be transposed into national legislation by the Member States according to their criteria, is to coordinate national legislation regarding the access to the activity of credit institutions and investment firms and their governance and supervisory framework. The CRD IV includes, inter alia, additional capital requirements to those established in the CRR, which have been phased in gradually until 2019. Failure to comply will imply restrictions on the discretionary distributions of profit, specifically:

•	A capital conservation buffer and a countercyclical capital buffer, extending the regulatory framework of Basel III, to mitigate pro-cyclical effects of financial regulation. All financial institutions must maintain a common capital buffer of 2.5% above Common Equity Tier 1 and an institution-specific countercyclical buffer above Common Equity Tier 1.

•	A systemic risk buffer. For global systemically important instituhtions and other systemically important institutions to mitigate systemic or macroprudential risks; i.e. risks of disruptions in the financial system with the potential to have serious negative consequences for the financial system and the real economy in a specific Member State.

•	In addition, Article 104 of the CRD IV, Article 68 of Law 10/2014 and Article 16 Council Regulation (EU) No 1024/2013, of 15 October 2013, confer specific tasks on the European Central Bank concerning policies relating to the prudential supervision of credit institutions (Single Supervision Mechanism or SSM by its acronym). This regulation allows supervisory authorities to impose additional capital requirements to the Pillar I minimum capital requirements for risks not covered therein; known as Pillar II capital requirements.

On 7 June 2019, the European Parliament and the Council of the European Union published a legislative package for the reform of (i) CRD IV, (ii) CRR, (iii) Directive 2014/59/EU of the European Parliament and of the Council of 15 May 2014 , establishing a framework for the recovery and resolution of credit institutions and investment firms (the “BRRD”) and (iv) Regulation (EU) 806/2014 of the European Parliament and of the Council (the “SRM Regulation”) (the “EU Banking Reforms” ) in order to strengthen the capital and liquidity situation of banks and to consolidate the framework for the restructuring and resolution of distressed financial institutions. The entry into force of these EU Banking Reforms is on 27 June 2019, with a progressive implementation timetable of up to 2 years for certain modifications.

In relation to capital requirements, the following have been approved:

•	The CRR II- Regulation of the European Parliament and of the Council amending Regulation No 575/2013 on the leverage ratio by setting a minimum requirement of 3% for all entities and an additional requirement buffer in the case of those considered to be entities of global systemic relevance, the requirements on eligible own funds and liabilities (MREL), capital requirement for counterparty credit risk and market risk, treatment of exposures to counterparties exposures to collective investment bodies, large risks, reporting and disclosure requirements and amending Regulation No. 648/2012.

•	The CRD V- Directive of the European Parliament and of the Council amending Directive 2013/36/EU as regards exempt entities, joint holding companies, remuneration, supervisory measures and measures to conserve powers and capital.

In addition, at year-end 2017, the European Central Bank had notified the Bankia Group of the capital requirements applicable to it in 2018, specifically a minimum common equity tier 1 ratio of 8.563% and a minimum total capital ratio of 12.063%, both of which taking into account transitional arrangements, i.e., on a phase-in basis. These thresholds include the minimum required under Pillar I (4.5% in terms of common equity tier 1 capital and 8% at the total capital level), the Pillar II requirement (2%) and the combined buffers applicable to the Group (2.063%).

In February 2019, the European Central Bank notified the Bankia Group of the capital requirements applicable to it in 2019: a minimum Common Equity Tier 1 ratio of 9.25% and a minimum Total Capital ratio of 12.75%, both measured in relation to its transitional (phase-in) regulatory capital. These thresholds include the minimum required under Pillar I (4.5% in terms of common equity tier 1 capital and 8% at the total capital level), as well as the Pillar II requirement (2%) and the combined buffers applicable to the Group.

Regarding combined capital buffer requirements, bearing in mind the phase-in period provided for in Law 10/2014, the capital conservation buffer applicable in 2019 has been 2.5% (which will amount to 1.875% in 2018), corresponding to 100% (75% in 2018) of the total. Similarly, as the Bank of Spain has identified the Bank Group as another systemically important institution (O-SII), a Common Equity Tier I capital buffer was established at 0.25% of its total risk exposure on a consolidated basis. In 2019, it corresponds 100% (75% in 2018) of this buffer; i.e. 0.25% (0.1875% in 2018). Finally, the Group’s own countercyclical buffer, calculated based on the geographical location of its exposures, is 0%. This is because the Group’s exposures are located in countries (mainly Spain) whose supervisors have established the buffer at 0% for exposures in their territories. The combined buffer requirements applicable for 2019 has been 2.75% (2.5% for the capital conservation buffer and 0.25% for the “other systemically important institution” (O-SII)) buffer after the end of the phase-in period.

In December 2019, the European Central Bank notified the Bankia Group of the capital requirements applicable to it in 2020: a minimum Common Equity Tier 1 ratio of 9.25% and a minimum Total Capital ratio of 12.75%, both measured in relation to its transitional (Phase-in) regulatory capital. These thresholds include the minimum required under Pillar I (4.5% in terms of common equity tier 1 capital and 8% at the total capital level), the Pillar II requirement (2%) and the combined buffers applicable to the Group (2.75%).

Regarding Spanish regulations, the new legislation is aimed at transposing European rules at local level:

•	Bank of Spain Circular 2/2014, of 31 January, for credit institutions regarding the various regulatory options contained in Regulation (EU) No. 575/2013. The purpose is to establish, in accordance with the powers granted, which options of those contained in the CRR attributed to national competent authorities will be required to consolidable groups of credit institutions and credit institutions, whether part of a consolidable group or not, by 1 January 2014 and to what extent. In this Circular, the Bank of Spain makes use of some of the permanent regulatory options included in the CRR, to allow the treatment that Spanish law had been giving to certain questions before the entry into force of the EU regulation to be continued, justifying this by the business model that Spanish institutions have traditionally followed. This does not preclude the exercise in future of other options for competent authorities provided for in the CRR, in many cases mainly when they are specific for direct application of the CRR without the requirement to be included in a Bank of Spain circular.

•	Law 10/2014, of 26 June, on the organisation, supervision and solvency of credit institutions, to continue the transposition of the CRD IV initiated by Royal Decree Law 14/2013, of 29 November, and recast certain national provisions in place at the time regarding the organisation and discipline of credit institutions. This law introduces, inter alia, an express obligation for the first time on the part of the Bank of Spain to present an annual Supervisory Programme setting out the content and how it will perform its supervisory activity, together with the actions to be taken in accordance with the outcome. This programme must include a stress test at least once a year.

•	Bank of Spain Circular 3/2014, of 30 July, for credit institutions and authorised appraisal firms and services. Among other measures, this Circular amends Circular 2/2014 of 31 January on the exercise of the regulatory options contained in Regulation (EU) No. 575/2013, on prudential requirements for credit institutions and investment firms in order to unify the treatment of the deductions of intangible assets during the transitional period set out in Regulation (EU) No. 575/2013, equating the treatment of goodwill to that of all other intangible assets.

•	Royal Decree Law 84/2015, of February 13, implementing Law 10/2014, of June 26, on the management and supervision of credit institutions.

•	Circular 2/2016, of 2 February. This Circular completes the transposition of Directive 2013/36/EU and includes additional regulatory options for the national competent authorities to those included in Circular 2/2014 and developed in Royal Decree Law 84/2015. Specifically, it includes the possibility of treating, subject to prior authorisation by the Bank of Spain, certain exposures with public sector entities with the level weightings as the administrations to which they belong.

•	Bank of Spain Circular 3/2017 (of 24 October 2017) amending certain aspects of Circular 2/2014 (of 31 January 2014). Its scope of application has been limited to the less significant entities, the contents of the Circular have been fine-tuned to reflect the guidelines issued by the ECB and it eliminates the rules regarding the transitional arrangements that were in effect until 2017.

•	Royal Decree Law 22/2018 of 14 December 2018 establishing macroprudential tools and limits on sectoral concentration, along with conditions on the granting of loans and other exposures. In this respect, the Bank of Spain may require application of a countercyclical buffer for all of an entity’s exposures or exposures in a specific sector.

In addition, in 2016 the European Central Bank published Regulation (EU) 2016/445, of 14 March 2016. With this regulation, the European Central Bank aims to further harmonise legislation applicable to credit institutions under its direct supervision (significant credit institutions) and establish a level playing field for credit institutions. This regulation became effective on 1 October 2016, supplementing the options and discretions conferred on the national competent authorities.

The Group applies the following to its minimum capital requirements:

•	For credit risk requirements:

•	For exposure retail customers and companies:

•	Both advanced internal-rating based (IRB) approved by the Bank of Spain models and the standardized approach depending on the origin of the portfolio.

•	Advanced internal models for all new business.

•	For exposures to institutions, both advanced internal-rating based (IRB) and the standardised approach.

•	The standardized approach for all other exposures.

•	Requirements linked to the held-for-trading portfolio (foreign currency and market rates) were calculated using internal models, including additional counterparty credit risk requirements to OTC derivatives (CVA credit value adjustment). The calculation model for market risk is in the process of being reviewed. During this period, the risk-weighted assets (RWA) included an increase for market risk related to the calculation method and not to market activity.

•	For the portfolio of equity securities, it used the simple risk-weight approach, the PD/LGD method and the standard approach, depending on the origin of the various sub-portfolios.

•	To calculate the capital requirements for operational risk, the standardized approach was used.

As for the calculation of the Group’s capital requirements using internal models, the ECB’s Supervisory Board has initiated a Targeted Review of Internal Models (TRIM) with the aim of standardising current differences across entities in the risk weightings they apply to their exposures that are not attributable to their risk profiles but rather stem from their calculation models, all framed by a standardised supervisory model. This review takes in around 70 European financial institutions, including the Bankia Group.

The following table provides a detail of the Bankia Group’s capital levels at 31 December 2019 and 2018 as well as the RWA (Risk Weighted Assets) calculated in accordance with applicable regulation:

ITEM	31/12/2019 (*)	31/12/2018
	(Thousands of euros and %)
Common Equity Tier I (CET 1)	11,120,019	11,366,651
Equity	3,069,522	3,084,963
Share Premium	619,154	619,154
Profit or loss admissible attributable to owners of the parent	541,436	703,211
Reserves and treasury shares	8,899,497	8,606,331
Other comprehensive eligible and accumulated income	153,953	123,001
Non-competing minority interests	—	—
Deductions	(2,163,543)	(1,770,009)
Deferred tax assets depend on future incomes	(1,089,172)	(846,699)
Prudent valuation related to assets side (AVA)	(38,442)	(35,947)
Dividend to be deducted for regulatory purposes	(355,328)	(357,115)
Intangible assets and others deductions	(680,601)	(530,248)
Additional Tier I Capital (AT1)	1,250,000	1,250,000
TIER I (TIER1=CET1+AT1)	12,370,019	12,616,651
TIER2	1,672,270	1,862,961
Subordinated debt	1,672,270	1,672,270
Others eligible/deductibles elements	—	190,691
Total capital (TIER1+TIER2)	14,042,289	14,479,612
Total Risk Weighted Assets	77,634,917	82,381,203
Credit risk, counterparty and dilution	70,990,148	74,921,505
Standardized approach	27,657,492	33,121,634
Internal ratings-based approach	43,332,656	41,799,871
By market risk	1,080,319	1,578,723
By operational risk	5,564,450	5,880,975
Common Equity Tier I ratio	14.32%	13.80%
Equity Tier I ratio	15.93%	15.31%
Total capital ratio	18.09%	17.58%

(*)	Estimated data.

On 31 December 2019, the Bankia Group shows a surplus of EUR 3,939 million (EUR 4,313 million on 31 December 2018) over the regulatory minimum Common Equity Tier 1 of 9.25%. (8.563% % on 31 December 2018) established considering Pillar I, Pillar II and the combined requirement of buffers.

At the same date, the Bankia Group shows a surplus of EUR 4,144 million (EUR 4,542 million on 31 December 2018) over the regulatory minimum Common Equity Tier 1 of 12.750%. (12.063% on 31 December 2018) established considering Pillar I, Pillar II requirement and the combined requirement of buffers.

(4.2) Leverage ratio

The leverage ratio was designed by the Basel Committee on Banking Supervision in its Capital Accord of December 2010 as a supplementary measure to the capital requirements. Therefore, plans are to make it a binding Pillar I requirement. The entry into force of the CRR imposed on entities the obligation to calculate and report the ratio to the Supervisor quarterly from January 2014, and to publicly disclose the ratio from 1 January 2015. On 10 October 2014, Commission Delegated Regulation (EU) No. 2015/62 was approved. It became effective from 1 January 2015 and replaced the CRR with respect to calculating the leverage ratio.

The CRR does not require compliance with a minimum level. There is only an indicative reference level of 3% of the Tier 1 Capital established by the Basel Committee on Banking Supervision with the entry into force of CRR II on 27 June 2019, a binding leverage ratio requirement of 3% level I capital is established, in line with the reference value established by the Basel Committee on Banking Supervision in 2014.

The leverage ratio is calculated as an entity’s Tier 1 capital divided by its total exposure. For these purposes, total exposure is the sum of the exposure values of assets on the balance sheet, derivatives (with different treatment to the rest of the assets on the balance sheet), part of off-balance sheet items and counterparty risk in repurchase transactions, securities or commodities lending or borrowing transactions, long settlement transactions and margin lending transactions.

The Bankia Group’s leverage ratio at 31 December 2019 and 2018 calculated in accordance with Commission Delegated Regulation (EU) No. 2015/62 is as follows:

ITEM	31/12/2019 (*)	31/12/2018
	(Thousands of euros and %)

Tier I Capital	12,370,019	12,616,651
Exposure	210,098,403	207,077,825
Leverage ratio	5.89%	6.09%
(+) Exposures in balance sheet	195,719,816	193,061,853
(+) Derivatives exposures	2,605,920	2,516,452
(+) Counterparty credit risk add-on in securities financing transactions (SFTs)	3,475,213	3,925,402
(+) Exposure to off-balance sheet items (includes application of CCFs)	8,297,454	7,574,118
Total leverage ratio exposures	210,098,403	207,077,825

(*)	Estimated data.

At 31 December 2019 and 2018, the leverage ratio exceeded minimum defined by the Basel Committee on Banking Supervision.

(4.3) Minimum requirement for own funds and eligible liabilities (MREL)

Directive No 2014/59/EU of the European Parliament and of the Council on the recovery and resolution of credit institutions (Bank Recovery and Resolution Directive or BRRD) was approved in May 2014 and became effect in January 2015. It was transposed into Spanish legislation through Law 11/2015 on the Resolution and Recovery of Credit Institutions, of 18 June. This legislation determines in what circumstances the resolution scheme of a financial institution entries into force, designing an internal mechanism where shareholders and creditors absorb losses (bail-in) in order to protect deposits, minimise the costs for taxpayers and avoid as far as possible recourse to the Singe Resolution Fund (SRF).

Regarding the mechanism for internal loss-absorption, a minimum requirement for own funds and eligible liabilities with loss- absorbing capacity MREL (Minimum Required Elegible Liabities) has been established. That implies that entities subject to themselves, those that have the things that have characteristics that favor the absorption of losses in the case of resolution of the entity.

On 23 June 2017, on the Spanish legislative front, Royal Decree Law 11/2017 on urgent measures in financial matters was enacted. Among other things, the legislation created a new category of senior non-preferred debt, with a lower ranking relative to other preferred claims or ordinary senior debt and established the requirements for classification in this category to guarantee loss-absorption capacity in the event of resolution. Enactment of this Royal Decree takes non-preferred ordinary claims to a legal status, in line with other EU Member States and the regulatory proposals being put forward in Europe in this respect.

The Group is currently reporting its MREL levels to the Group’s resolution authorities, the Single Resolution Board, FROB, and the Bank of Spain in terms of resolution, in accordance with the BRRD definition, as the ratio of the amount of own funds and eligible liabilities as a percentage of the entity’s total liabilities and own funds and, in addition, indicating its level of percentage terms by dividing the numerator by the Group’s RWAs.

The SRB published its annual policy paper on the MREL, which serves as a basis for setting minimum MREL requirements for banks not considered “complex” (subject to resolution colleges) and that, therefore, did not having binding targets at 20 November 2018, including the Bankia Group. In this regard, on 16 May 2019, the Entity was formally notified by the Bank of Spain of a decision taken by the Single Resolution Board regarding the minimum requirements for own funds and eligible liabilities (MREL). According to this communication, the Group will have to reach from 1 July 2021 a minimum volume of own funds and eligible liabilities of 23.66% in terms of risk-weighted assets calculated at the end of the 2017 financial year. This MREL requirement, expressed in terms of total liabilities and own funds of the entity (“TLOF” by its name) would be 10.02%. Thus, as of 31 December 2019, the Bankia Group’s MREL ratio, calculated according to the current computability criteria of the Single Resolution Board, would amount to 21.92% on the total Risk-Weighted Assets.

As mentioned above, the EU Banking Reforms package includes, inter alia, the reform of Directive 2014/59/EU of the European Parliament and of the Council of 15 May 2014 and whose entry into force took place on 27 June 2019. These reforms introduce amendments to BRRD, inter alia, in relation to the minimum subordination requirements of eligible MREL liabilities and the MDA (Maximum Distributable Amounts) level setting, limitation on the discretionary allocation of capital) in terms of MREL. In this regard, on 25 June 2019, the SRB published an Addendum to its MREL Policy Paper in January 2019, with the aim of clarifying the relationship between the new regulatory package and its MREL methodology. The SRB will publish its annual MREL Policy Paper in early 2020, based on the new regulatory framework.

(4.4) Transparency Exercise 2019

During 2019, the European Banking Authority (EBA) undertook a new transparency exercise in coordination with the national competent authorities and the European Central Bank. The goal of this exercise is to boost transparency and familiarity with the capital adequacy and solvency of the European banks, thereby contributing to market discipline (Pillar 3) and financial stability in the European Union.

On 29 November 2019, the European Banking Authority (EBA) published the results of its 2019 EU-wide transparency exercise, for 131 banks across the 27 EU countries with consolidated data as at 30 September 2018, 31 December 2018, 31 March 2019 and 30 June 2019. As on prior occasions, the information published relates to the banks’ capital positions, risk-weighted assets, asset quality (non-performing exposures), profitability, sovereign exposures, credit and market risk exposures, all from the perspective of supervisor reporting. This exercise is completed with the RAR (Risk assessment report) based on a sample of banks (147 EU institutions with information at consolidated level).

The capital ratios published are for the BFA Group, Bankia’s parent. At 30 June 2019, the phase-in common equity tier 1 ratio stood at 13.94% and at 30 June 2018, stood at 13.45% including the earnings for the period. According to the Risk Assessment of European Banking System, the average phase-in common equity tier 1 ratio for European banks at 30 June 2019 was 14.6%, up from 14.5% at 30 June 2018.

(4.5) Capital management objectives and policies

The Group’s capital management covers two targets, a regulatory capital and an economic capital target.

The regulatory capital target implies amply satisfying the minimum capital requirements in applicable regulations (Pillar I and Pillar II), including additional capital buffers applicable at all times.

The economic capital target is set internally based on the results of the Internal Capital Adequacy Assessment process (ICAAP), which analyses the Group’s risk profile and evaluates its internal control and corporate governance systems.

The capital planning process is part of the Strategic Planning process to ensure that the capital plan in consistent, coherent and aligned with the strategic objectives, the Group’s Risk Appetite Framework and the rest of the tactical plans comprising the financial plan for the forecast macroeconomic environment. The Management Committee updates the financial plan and, accordingly, the capital plan annually then submits then for approval by the Board of Directors. They form the basis for all planning, for shorter periods and for the budgeted period, and for the preparation of the ICAAP as a supervisory review document that includes the simulation of scenarios (i.e. stress tests). An organisational structure with a clear segregation of duties that prevents potential conflicts of interest and allows for the functions to be discharged within the capital planning process is required to carrying out these processes.

In early 2017, the ECB embarked on a multi-year plan to drive improvements regarding the ICAAP so that the document meets supervisors’ expectations, publishing its guides to the ICAAP and ILAAP in November 2018, which have been application in 2019 SREP. Accordingly, the Bankia Group will align its regulatory capital planning to the principles outlined in the guides. Capital planning starts from the need to have sufficient capital to guarantee the Entity’s survival over time. The actions carried out are underpinned by risk management to comply with both Pillar I (credit, market and operational risk) and Pillar II (other risks; e.g. business, reputation) requirements, such as the Pillar I Requirement, Pillar II Guidance and capital buffers, which impact the Group and its remuneration policy (including the distribution of dividends). They are also geared towards integrated management of risks extended by the Entity in the scope of its corporate governance, the nature of the business, management of strategic planning and market demands, among other areas. Decision-making on capital management considers this enterprise-wide impact, whereby decisions are aligned with capital adequacy targets.

The capital planning exercise is based on financial planning (e.g. balance sheet, income statement, etc.) in the macroeconomic scenarios forecast by the Group and in the impact analysis of potential changes in capital adequacy regulations or those that may affect it. The Group’s capital management policies are aligned with the Corporate Risk Appetite Framework and the Group’s Strategic Plans established by senior management. The capital planning process is formally documented in the following reports approved by the Bank’s Board of Directors, which are reviewed at least once a year:

•	The Corporate Risk Appetite and Tolerance Framework, which defines the level of risk appetite (internal capital target) based on the risks the Group is willing to assume in carrying out its business. Together with the capital target, tolerance or maximum levels of deviation from the established target which the Bank considers acceptable are determined.

•	The Corporate Capital Planning Framework, which sets out a clear governance framework to ensure the involvement and coordinated orientation of the Group’s various divisions related to the capital planning process to achieve a common objective and that this objective fits in the Group’s Risk Appetite and Tolerance Framework.

•	Capital Planning Policies, which include Senior Management’s guidelines regarding capital preservation and correct risk measurement, as well as the corrective measures for potential deviations included in the Capital Contingency Plan.

•	Recovery Plan, which sets out the solvency and leverage indicator levels below the Entity’s tolerance level which, prior to potential non-compliance with regulations, would trigger the corrective measures in crises situations, as well as the range of measures and execution of each.

Capital planning is a dynamic and ongoing process, therefore, these documents define a series of regulatory and financial indicators and metrics, with related minimum thresholds, calibrated and graded in accordance with the various levels of admission (risk appetite and tolerance levels, early warning levels and Recovery Plan levels). The objective is to facilitate appropriate monitoring and control of the established targets and identify in advance future capital requirements and the corrective measures to be adopted.

In this respect, real capital adequacy ratios are measured against these metrics and indicators, and their various thresholds. Potential deviations are analysed to determine whether the causes relate to one-off or structural events. The measures required to adapt the level of capital, so it complies with the established targets is analysed and decided. In the case of default, this could ultimately trigger the Capital Contingency Plan or even the Recovery Plan.

(5)       Earnings per share and dividend policy

Basic and diluted earnings per share are calculated in accordance with the criteria stipulated in IAS 33:

•	Earnings per share is calculated by dividing “Profit/(loss) attributable to the the parent”, adjusted for the after-tax amount corresponding to remuneration recognised in equity in connection with the contingent convertible bonds (Note 19), by the weighted average number of shares outstanding, excluding the average number of shares held as treasury stock, over the course of the reporting period.

•	Diluted earnings per share are determined using a method similar to that used to calculate basic earnings per share, by adjusting the weighted average number of shares in circulation and, where applicable, the profit for the year attributable to equity holders of the parent, in order to take into account the potential dilutive effect of certain financial instruments that could generate the issue of new Bank shares (share option commitments with employees, warrants on parent company shares, convertible debt instruments) or for discontinued operations.

The table below shows loss per share for the years ended 31 December 2019 and 2018:

ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
Net earnings/loss attributed to owners of the parent (thousands of euros)	541,436	703,210
Adjusted for: remuneration on contingent convertible bonds	(53,803)	(37,884)
Net earnings/loss attributed to owners of the parent (thousands of euros)	487,633	665,326
Of which:
Earnings/Loss for the year from discontinued operations (net) (thousands of euros)	—	6,047
Earnings/Loss from ordinary business (thousands of euros)	487,633	659,279
Weighted average number of shares outstanding	3,050,399,004	3,065,240,741
Basic earnings/(loss) per share (in euros)	0.16	0.22
Basic earnings/(loss) per share for discontinued operations (in euros)	—	—
Basic earnings/(loss) per share for continuing operations (in euros)	0.16	0.22
Dilutive effect
Entitlement to receive shares	—	—
Adjusted average number of shares for the calculation	3,050,399,004	3,065,240,741
Diluted earnings/(loss) per share (in euros)	0.16	0.22
Diluted earnings/(loss) per share for discontinued operations (in euros)	—	—
Diluted earnings/(loss) per share for continuing operations (in euros)	0.16	0.22

Dividend Policy

At its meeting held 21 February 2020, the Board of Directors agreed to submit a proposal to the General Meeting of Shareholders for the payment of a gross EUR 0.11576 cents cash dividend out of 2019 profit.

A resolution was adopted at the General Meeting of Shareholders of Bankia held on 22 March 19 to distribute, against earnings for the year ended 31 December 2018, a gross dividend of EUR 0.11576 per share of Bankia, S.A. entitled to dividend and outstanding at the date payment is made. The dividend was paid on 11 April 2019 with distribution of EUR 353,514,598,26 (Note 7).

(6)	Remuneration of Board members and senior executives

(6.1) Remuneration of Board members

a)	Remuneration accrued at the Bank

Regarding remuneration of directors for the performance of their duties as members of the Board of Directors, the Bank applies the provisions of Royal Decree-Law 2/2012 of 3 February, on the reorganisation of the financial sector and Order ECC/1762/2012, of 3 August. In this respect, fixed remuneration at Bankia, S.A. for all items of members of the various boards of directors other than executive chairmen, CEOs and executives of the companies is capped at EUR 100,000 per year. The limit for executive directors is EUR 500,000.

i)	Gross remuneration in cash

Name	Salaries	Fixed Compensation	Short-term variable remuneration (2)	Long-term variable remuneration (2)	Remuneration for membership on Board committees	Termination benefits	Total 2019
	(thousands of euros)
Mr. José Ignacio Goirigolzarri Tellaeche	500	—	213	57	—	—	770
Mr. José Sevilla Álvarez	500	—	213	57	—	—	770
Mr. Antonio Ortega Parra	500	—	213	57	—	—	770
Mr. Carlos Egea Krauel (1)	147	51	—	—	—	—	198
Mr. Joaquín Ayuso García	—	100	—	—	—	—	100
Mr. Francisco Javier Campo García	—	100	—	—	—	—	100
Mrs. Eva Castillo Sanz	—	100	—	—	—	—	100
Mr. Jorge Cosmen Menéndez-Castañedo	—	100	—	—	—	—	100
Mr. José Luis Feito Higueruela	—	100	—	—	—	—	100
Mr. Fernando Fernández Méndez de Andés	—	100	—	—	—	—	100
Mr. Antonio Greño Hidalgo	—	100	—	—	—	—	100
Mrs. Laura González Molero	—	100	—	—	—	—	100

(1)	On 26 March 2019, Mr. Carlos Egea Krauel stepped down from his executive duties on Bankia’s Board of Directors, retaining his director status. The impact of his resigning from his executive duties resulted in an adjustment to the terms and conditions of the commercial contract entered into between Bankia and Mr. Egea Krauel, leaving him with the status of other external director as of 28 June 2019. The amounts shown correspond to the period from 1 January to 27 June 2019 as executive director and from 28 June to 31 December 2019 as other external director.

(2)	The amount of annual bonuses for 2019 of Mr. Goirigolzarri, Mr. Sevilla and Mr. Ortega is pending both definitive assessment and the permits and approvals contemplated in prevailing legislation.

ii)	Golden parachute clauses in Board of Directors’ contracts

Pursuant to additional provision seven of Law 3/2012, Bankia may not pay “compensation for termination of contract” for employment contracts of directors of Bankia in excess of the lower of the following amounts:

•	EUR 1,000,000; or

•	Two years of the fixed compensation stipulated.

Compensation for termination of contract includes any amount of a compensatory nature that the director may receive as a consequence of termination of contract, whatever the reason, origin or purpose, so that the sum of all the amounts that may be received may not exceed the established limits.

The contracts of Sir Goirigolzarri, Sevilla and Ortega contain a termination benefit of one year of fixed remuneration if the Company decides to terminate their employment unilaterally or in the event of a change of control of the Company. The contracts also contain a post-contractual non-compete clause for the one year of fixed remuneration. Mr. Egea’s employment contract includes maximum severance equal to two years of his fixed remuneration, which will decrease proportionally as he provides service. After two years, he will not be entitled to any severance. Pursuant to prevailing legislation, Bankia has amended these contracts, establishing that any compensation and/or amounts received by these executive directors must comply with Royal Decree-Law 2/2012, Law 3/2012 and Law 10/2014.

iii)       Share-based payment schemes

No shares have delivered in 2019 as no amounts of variable compensation has paid.

iv)       Long-term saving schemes

Name	Contribution Funds and Pension Plans (1) 2019 by the Entity	2019 Life Premiums 2019 by the Entity
(Thousands of euros)
Mr. José Ignacio Goirigolzarri Tellaeche	—	—
Mr. José Sevilla Álvarez	—	—
Mr. Antonio Ortega Parra	—	—
Mr. Carlos Egea Krauel	—	—
Mr. Joaquín Ayuso García	—	—
Mr. Francisco Javier Campo García	—	—
Mrs. Eva Castillo Sanz	—	—
Mr. Jorge Cosmen Menéndez-Castañedo	—	—
Mr. José Luis Feito Higueruela	—	—
Mr. Fernando Fernández Méndez de Andés	—	—
Mr. Antonio Greño Hidalgo	—	—
Mrs. Laura González Molero	—	—

(1)	Regarding pension obligations, there are no cumulative amounts as there is no pension scheme for directors.

b)       Remuneration accrued for membership on the Boards of other Group companies or investees

On 7 June 2012, the Company reported, in a material disclosure, a review of its policy for remunerating directors in Group companies and investees. In this filing, it stated that the Bank’s Board of Directors had decided that directors representing it in investees would receive no remuneration and that the per diems to which they are entitled would be paid by the Group.

i)       Gross remuneration in cash

Not applicable.

ii)       Share-based payment schemes

Not applicable.

iii)       Long-term saving systems

Not applicable.

iv)       Other benefits

Not applicable.

c)       Remuneration summary:

Name	Total remuneration in the entity (2)	Total remuneration in the Group (2)	Total 2019
	(Thousands of euros)
Mr. José Ignacio Goirigolzarri Tellaeche	770	—	770
Mr. José Sevilla Álvarez	770	—	770
Mr. Antonio Ortega Parra	770	—	770
Mr. Carlos Egea Krauel (1)	198	—	198
Mr. Joaquín Ayuso García	100	—	100
Mr. Francisco Javier Campo García	100	—	100
Mrs. Eva Castillo Sanz	100	—	100
Mr. Jorge Cosmen Menéndez-Castañedo	100	—	100
Mr. José Luis Feito Higueruela	100	—	100
Mr. Fernando Fernández Méndez de Andés	100	—	100
Mr. Antonio Greño Hidalgo	100	—	100
Mrs Laura González Molero	100	—	100

(1)	On 26 March 2019, Mr. Carlos Egea Krauel stepped down from his executive duties on Bankia’s Board of Directors, retaining his director status. The impact of his resigning from his executive duties resulted in an adjustment to the terms and conditions of the commercial contract entered into between Bankia and Mr. Egea Krauel, leaving him with the status of other external director as of 28 June 2019. The amounts shown correspond to the period from 1 January to 27 June 2019 as executive director and from 28 June to 31 December 2019 as other external director.

(2)	The amount of annual bonuses for 2019 of Mr. Goirigolzarri, Mr. Sevilla and Mr. Ortega is pending both definitive assessment and the permits and approvals contemplated in prevailing legislation.

(6.2) Remuneration of the Bank’s senior executives (Management Committee)

a) Remuneration accrued at the Bank

For the purposes of these consolidated financial statements, the members of the Management Committee, without taking into consideration the executive directors. A total of nine people, Mr. Miguel Crespo Rodríguez, Mrs. Amalia Blanco Lucas, Mr. Fernando Sobrini Aburto, Mr. Gonzalo Alcubilla Povedano, Mr. Leopoldo Alvear Trenor, Mr. Manuel Galarza Pont, Mr. David López Puig, Mr. Eugenio Solla Tomé y Mr. Carlos Torres García, were classified for these purposes as key personnel for the Bank.

Regarding remuneration of senior executives, the Entity applies the provisions of Royal Decree-Law 2/2012, of 3 February, on the reorganisation of the financial sector, Law 3/2012, of 6 July, on urgent measures to reform the labour market, Ministry of Economy Order ECO/1762/2012, of 3 August and Law 10/2014, of 26 June, on the organisation, supervision and solvency of credit institutions.

i)       Gross remuneration

The following table shows the remuneration received by the senior executives:

	Short-term remuneration (1)	Long-term remuneration (1)	Post-employment benefits (2)	Termination benefits	Total (3)
	(Thousands of euros)
Senior Executives	4,558	405	287	—	5,250

(1)	Target variable remuneration for period 2019 is subject to definitive assessment and approval is pending.

(2)	Corresponds to contributions made in respect of pensions and life insurance premiums.

(3)	Remunerations of Mr. Alvear, Mr. Galarza, Mr. López, Mr. Solla and Mr. Torres for the period from 24 January 2019 to 31 December 2019 have been considered, as well as the amount accrued by Mr. Cánovas for the period from 1 January to 23 January 2019. In addition, Mr. Cánovas has not received any compensation amount by having a post-contractual non-compete agreement for a period of two years for the equivalent amount of two years fixed remuneration.

ii)       Golden parachute clauses in senior executive contracts

Pursuant to additional provision seven of Law 3/2012, Bankia may not pay “compensation for termination of contract” for employment contracts of senior executives of Bankia in excess of the lower of the following amounts:

•	EUR 1,000,000; or

•	Two years of the fixed compensation stipulated.

Compensation for termination of contract includes any amount of a compensatory nature that the director may receive as a consequence of termination of contract, whatever the reason, origin or purpose, so that the sum of all the amounts that may be received may not exceed the established limits.

The contracts of nine senior executives included clauses that set compensation for all items if they are dismissed for legal reasons, except for disciplinary reasons considered legally valid, equivalent to two years’ fixed compensation. Pursuant to prevailing legislation, Bankia has amended these contracts, establishing that any compensation and/or amounts received by senior executives must comply with Royal Decree-Law 2/2012, Law 3/2012 and Law 10/2014.

iii)       Share-based payment schemes

In 2019, shares of 50% of the annual variable remuneration accrued in the 2015 financial year by Mrs. Blanco and Mr. Alcubilla and Mr. Sobrini were allocated.

(6.3) Situation of conflict of interest of Bank directors

In accordance with the disclosure requirements under Section 229 of Royal Legislative Decree 1/2010, of 2 July, enacting the Consolidated Text of the Spanish Enterprises Act, it is hereby stated that at 31 December 2019, directors are not in any of the situations constituting a conflict of interest set out said article.

According to the Regulations of the Board of Directors, directors must notify the Board of Directors of any direct or indirect conflict which they themselves or persons related to them may have with the interests of the Company. Moreover, directors must refrain from deliberating or voting on resolutions or decisions in which they, or persons related to them, have a direct or indirect conflict of interest.

In this respect, in accordance with Section 228.c) of Royal Legislative Decree 1/2010, of 2 July, enacting the Consolidated Text of the Spanish Corporations Act, it is hereby stated that in 2019:

•	On 15 occasions, Bank directors (Mr. Joaquín Ayuso García, Mr. Francisco Javier Campo, Mr. Jorge Cosmen Menéndez- Castañedo, Mr. Carlos Egea Krauel, Mr. José Luis Feito Higueruela, Mr. Fernando Férnandez Méndez de Andés and Mrs. Laura González Molero) refrained from participating in the deliberation and voting on matters at the Board of Directors’ meetings regarding transactions that they, or persons related to them, had a direct or indirect potential conflict of interest with the Bank

•	In addition, in keeping with the best practices of corporate governance, the Executive Directors of the Entity, José Ignacio Goirigolzarri Tellaeche, Mr. José Sevilla Álvarez and Mr. Antonio Ortega Parra, as members of the Board of Directors both of Bankia, S.A. as of BFA, Tenedora de Acciones, S.A.U. (dominant company of the former) have refrained from participating in the deliberation and vote on the agreement to manage the indirect participation of the FROB, through BFA, in Bankia and the SAREB bond financing agreement.

(7)	Proposed distribution of profit of Bankia, S.A.

The allocation of individual profit of Bankia, S.A. for the financial year ended 31 December 2019 proposed by the Board of Directors of Bankia, S.A., to be submitted for approval at the General Meeting of Shareholders (with data for 2018 presented for purposes of comparison), is as follows:

ITEM	2019	2018
	(Thousands of euros)
To reserves	207,621	476,553
To dividends	355,328	357,115
Net profit for the year	562,949	833,668

(8)       Cash, cash balances at Central banks and other demand deposits

The detail of “Cash, cash balances at Central banks and other demand deposits” in the accompanying consolidated balance is as follows:

ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
Cash	951,826	929,837
Balances with Central banks	11,673,382	3,170,075
Other demand deposits	577,677	653,888
Total	13,202,885	4,753,800

(9)       Financial assets and liabilities held for trading

Breakdown

The detail, by counterparty and type of instrument, of these items in the consolidated balance sheet at 31 December 2019 and 2018, showing their carrying amounts is as follows:

	31/12/2019		31/12/2018
ITEM	Asset positions	Liability positions	Asset positions	Liability positions
	(Thousands of euros)
By counterparty
Credit institutions	4,383,398	5,830,357	3,991,768	5,209,333
Resident public sector	273,336	—	224,060	35
Non-resident Government agencies	18,484	—	181,767	—
Other resident sectors	1,700,445	859,142	1,618,008	783,865
Other non-resident sectors	315,238	60,612	292,364	53,363
Total	6,690,901	6,750,111	6,307,967	6,046,596
By type of instrument
Trading derivatives	6,518,725	6,478,878	6,022,496	5,924,515
Equity instruments	1,381	—	3,901	—
Debt securities	170,795	—	281,570	—
Short positions	—	271,233	—	122,081
Total	6,690,901	6,750,111	6,307,967	6,046,596

Note 3.1 contains information on the credit risk assumed by the Group in relation to these financial assets. Notes 3.2 and 3.4 contain, respectively, information relating to the liquidity risk and interest rate risk assumed by the Group in relation to the financial assets included in this category.

Note 25 contains certain information on the fair value of these financial assets, while Note 3.1.5 discloses certain information on the risk concentration of, inter alia, certain assets included in this category of financial instruments.

Financial Assets and Liabilities held for trading. Derivatives

The breakdown of the derivatives held for trading at fair value, by type of derivatives, in the accompanying consolidated balance sheet at 31 December 2019 and 2018 is as follows:

	31/12/2019			31/12/2018
ITEM	Fair Value	Amount netted	Carrying amount	Fair Value	Amount netted	Carrying amount
	(Thousands of euros)
Debit balances
Unmatured foreign currency purchases and sales	66,859	—	66,859	51,453	—	51,453
Securities derivatives	7,583	—	7,583	4,563	—	4,563
Interest rate derivatives	12,690,868	(6,306,025)	6,384,843	9,719,224	(3,821,047)	5,898,177
Credit derivatives	178	—	178	2,170	—	2,170
Other	59,262	—	59,262	66,133	—	66,133
Total	12,824,750	(6,306,025)	6,518,725	9,843,543	(3,821,047)	6,022,496
Credit balances
Unmatured foreign currency purchases and sales	57,374	—	57,374	43,322	—	43,322
Securities derivatives	9,380	—	9,380	4,785	—	4,785
Interest rate derivatives	12,656,291	(6,306,025)	6,350,266	9,623,931	(3,821,047)	5,802,884
Credit derivatives	219	—	219	2,573	—	2,573
Resto	61,639	—	61,639	70,951	—	70,951
Total	12,784,903	(6,306,025)	6,478,878	9,745,562	(3,821,047)	5,924,515

The detail, by maturity, of the notional amount of the trading derivatives at 31 December 2019 and 2018, is as follows:

	31 December 2019
ITEM	0 to 3 years	3 to 10 years	More than 10 years	Total
	(Thousands of euros)
Unmatured foreign currency purchases and sales	4,016,455	7,786	—	4,024,241
Securities derivatives	1,719,043	2,780,862	349,401	4,849,306
Interest rate derivatives	99,181,161	109,166,808	56,575,436	264,923,405
Credit derivatives	615,727	—	—	615,727
Other	4,668,749	—	—	4,668,749
Total	110,201,135	111,955,456	56,924,837	279,081,428

	31 December 2018
ITEM	0 to 3 years	3 to 10 years	More than 10 years	Total
	(Thousands of euros)
Unmatured foreign currency purchases and sales	3,002,558	117,052	—	3,119,610
Securities derivatives	1,385,251	2,741,433	437,000	4,563,684
Interest rate derivatives	73,858,398	79,759,295	63,018,362	216,636,055
Credit derivatives	929,730	—	—	929,730
Other	4,509,180	—	—	4,509,180
Total	83,685,117	82,617,780	63,455,362	229,758,259

The notional amount of derivatives is the amount that is used as a basis for estimating the results associated therewith, although, bearing in mind that a highly significant portion of these positions offset each other, thus hedging the risks assumed, the notional amount cannot be understood to represent a reasonable measure of the Group’s exposure to the risks associated with these products.

Financial Assets held for trading. Equity instruments

The breakdown of this heading in the accompanying consolidated balance sheet is as follows:

ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
Shares of resident companies	1,250	3,639
Shares of non-resident foreign companies	131	262
Total	1,381	3,901

Financial Assets held for trading. Debt securities

The breakdown of this heading in the accompanying consolidated balance sheet is as follows:

ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
Spanish government debt securities	142,414	94,421
Foreing public debt	18,485	181,767
Debt issued by financial entities	—	—
Other foreing fixed-income securities	—	1,992
Other Spanish fixed-income securities	9,896	3,390
Total	170,795	281,570

The average effective annual interest rate of debt securities included in the held-for trading investments portfolio at 31 December 2019 was 0.50% (1.22% at 31 December 2018).

(10)       Non-trading financial instruments mandatorily measured at fair value through profit or loss

The detail, by counterparty and type of instrument, of these items in the consolidated balance sheet at 31 December 2019 and 2018, showing the carrying amounts is as follows:

ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
By counterparty
Other resident sectors	34,755	9,348
Total	34,755	9,348
By type of instrument
Debt securities	237	187
Loans and advances	34,518	9,161
Central banks	—	—
Credit institutions	23,263	—
Customers	11,255	9,161
Total	34,755	9,348

Note 3.1 contains information on the credit risk assumed by the Group in relation to these financial assets. Notes 3.2 and 3.4 contain, respectively, information relating to the liquidity risk and interest rate risk assumed by the Group in relation to the financial assets included in this category.

Note 25 contains certain information on the fair value of these financial assets, while Note 3.1.5 discloses certain information on the risk concentration of, inter alia, certain assets included in this category of financial instruments.

(11)       Financial assets at fair value through other comprehensive income

Breakdown

The detail of this item, by type of counterparty and type of financial instrument in the accompanying consolidated balance sheet, is as follows:

ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
By counterparty
Credit institutions	44,495	54,107
Resident public sector	11,155,672	12,409,054
Non-resident public sector	291,393	2,633,356
Other resident sectors	153,308	174,786
Other non-resident sectors	337,549	365,520
Doubtful assets	—	—
Impairment losses	(545)	(1,108)
Total	11,981,872	15,635,715
By type of instrument
Debt securities	11,906,055	15,559,415
Spanish government debt securities	11,155,672	12,409,054
Government bonds and obligations	10,861,586	12,100,879
Regional administrations	294,086	308,175
Foreign government debt securities	291,393	2,633,356
Issued by financial institutions	18,020	27,633
Other fixed-income securities	441,515	490,480
Impairment losses	(545)	(1,108)
Equity instruments	75,817	76,300
Total	11,981,872	15,635,715

Note 3.1 contains information on the credit risk assumed by the Group in relation to these financial assets. Notes 3.2 and 3.4 contain, respectively, information relating to the liquidity risk and interest rate risk assumed by the Group in relation to the financial assets included in this category.

Note 23 provides details of the gains and losses on these financial instruments recognised under “Accumulated other comprehensive income in the accompanying consolidated balance sheet.

Note 25 contains certain information on the fair value of these financial assets, while Note 3.1.5 discloses certain information on the risk concentration of, inter alia, certain assets included in this category of financial instruments.

The average effective annual interest rate of debt securities included in financial assets at fair value through other comprehensive income portfolio at 31 December 2019 was 0.90% (0.87% at 31 December 2018).

Past-due and/or impaired assets

At 31 December 2019 and 2018, no asset recognised under “Financial assets at fair value through other comprehensive income” was past-due but not impaired.

Changes for the year in impairment losses

A summary of the changes in relation to impairment losses and fair value adjustments due to credit risk of debt securities included in this portfolio for years 2019 and 2018 are as follows:

ITEM	2019	2018
	(Thousands of euros)
Balances at 31 December	1,108	4,624
Adjustments first application IFRS 9	—	(719)
Balances at 1 January	1,108	3,905
Impairment losses for the year charged to income	(23)	1,251
Available credit loss allowance	(529)	(280)
Net provision/(release) charged/(credited) to income statement (Note 42)	(552)	971
Amount used for depreciated assets	(11)	(766)
Other changes	—	(3,002)
Balances at 31 December	545	1,108
Of which by type of counterparty:	545	1,108
Entities resident in Spain	300	852
Entities resident abroad	245	256

During 2019 and 2018, the Group has not registered in the consolidated income statement for impairment losses on equity instruments recognised under “Non-current assets and disposal group classified as held for sale”.

(12)       Financial assets at amortised cost

(12.1) Breakdown

The detail of this item in the accompanying consolidated balance sheets, based on the nature of the related financial instruments, is as follows:

ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
Financial assets at amortised cost
Loans and advances	125,851,369	126,749,755
Credit institutions	5,471,339	4,426,683
Customers	120,380,030	122,323,072
Debt securities	33,077,574	33,749,771
Subtotal	158,928,943	160,499,526
Impairment losses	(3,189,159)	(4,219,010)
Other valuation adjustments	228,656	180,924
Total	155,968,440	156,461,440

Note 3.1 contains information on the credit risk assumed by the Group in relation to these financial assets. Notes 3.2 and 3.4 contain, respectively, information relating to the liquidity risk and interest rate risk assumed by the Group in relation to the financial assets included in this category.

Note 25 contains certain information on the fair value of these financial assets, while Note 3.1.5 discloses certain information on the risk concentration of, inter alia, certain assets included in this category of financial instruments.

(12.2)       Credit quality of Financial assets at amortised cost

The following table shows financial assets at amortised cost, based on their credit risk classification, differentiating between gross value from the related impairment losses at 31 December 2019 and 31 December 2018:

ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
Gross Amount (*)
Stage 1 – Standard risk	145,047,733	144,313,389
Stage 2 – Standard riskunder special monitoring	8,244,241	8,635,397
Stage 3 – Doubtful risk	5,865,625	7,731,664
Sum	159,157,599	160,680,450
Impairment allowace
Stage 1 – Standard risk l	(208,660)	(226,317)
Stage 2 – Standard riskunder special monitoring	(440,015)	(619,333)
Stage 3 – Doubtful risk	(2,540,484)	(3,373,360)
Sum	(3,189,159)	(4,219,010)
Net carrying amount
Stage 1 – Standard risk l	144,839,073	144,087,072
Stage 2 – Standard riskunder special monitoring	7,804,226	8,016,064
Stage 3 – Doubtful risk	3,325,141	4,358,304
Sum	155,968,440	156,461,440

(*)	Includes “other measurement asjustemnts”.

(12.3) Movement in financial assets at amortised cost. Stages of credit impairment

The following table sets out the movements in 2019 and 2018 between stages 1, 2 and 3 in terms of the gross carrying amount of financial assets at amortised cost:

	31 December 2019
ITEM	Phase 1	Phase 2	Phase 3	Total
	(Thousands of euros)
Balance at the beginning of the period	144,313,389	8,635,397	7,731,664	160,680,450
Inter-phase transfer	(726,693)	497,069	229,624	—
Phase 1 – Standard risk	(2,419,171)	2,007,104	412,067	—
Phase 2 – Standard risk under special monitoring	1,654,535	(2,167,437)	512,902	—
Phase 3 – Doubtful risk	37,943	657,402	(695,345)	—
Additions, disposals and balance variations	1,461,037	(888,225)	(1,467,866)	(895,054)
Failed	—	—	(627,797)	(627,797)
Balance at the end of the period	145,047,733	8,244,241	5,865,625	159,157,599

	31 December 2018
ITEM	Phase 1	Phase 2	Phase 3	Total
	(Thousands of euros)
Balance at the beginning of the period	140,176,548	11,952,799	11,318,382	163,447,729
Inter-phase transfer	1,219,886	(1,600,671)	380,785	—
Phase 1 – Standard risk	(1,197,583)	945,897	251,686	—
Phase 2 – Standard risk under special monitoring	2,375,573	(2,906,973)	531,400	—
Phase 3 – Doubtful risk	41,896	360,405	(402,301)	—
Additions, disposals and balance variations	2,916,955	(1,716,731)	(3,552,398)	(2,352,174)
Failed	—	—	(415,105)	(415,105)
Balance at the end of the period	144,313,389	8,635,397	7,731,664	160,680,450

(12.4)       Movement in credit impairment by stages

The following table sets out the movements in impairment losses by stages of credit impairment in 2019 and 2018 in financial assets at amortised cost:

	31 December 2019
ITEM	Phase 1	Phase 2	Phase 3	Total
Balances at the beginning of the period	226,317	619,333	3,373,360	4,219,010
Variations by origination and acquisition, account loss and credit risk variation (net)	(15,457)	(178,050)	694,090	500,583
Use of funds for amortised assets	—	—	(1,312,917)	(1,312,917)
Transfer to non-current assets for sale and other movements	(2,200)	(1,268)	(214,049)	(217,517)
Balances at the end of the period	208,660	440,015	2,540,484	3,189,159
Of which individually identified	—	69,067	886,007	955,074
Of which collectively identified	208,660	370,948	1,654,477	2,234,085

	31 December 2018
ITEM	Phase 1	Phase 2	Phase 3	Total
Balances at the beginning of the period	226,037	937,888	5,255,830	6,419,755
Variations by origination and acquisition, account loss and credit risk variation (net)	(7,313)	(350,725)	884,685	526,647
Use of funds for amortised assets	—	—	(1,958,947)	(1,958,947)
Transfer to non-current assets for sale and other movements	7,593	32,170	(808,208)	(768,445)
Balances at the end of the period	226,317	619,333	3,373,360	4,219,010
Of which individually identified	—	88,649	1,491,116	1,579,765
Of which collectively identified	226,317	530,684	1,882,244	2,639,245

(12.5)       Credit quality of Financial assets at amortised cost. Guarantees received

The breakdown at 31 December 2019 and 2018 of guarantees received related to Financial assets at amortised cost - Loans and Receivables in the accompanying consolidated balance sheet is as follows:

ITEM (*)	31/12/2019	31/12/2018
	(Thousands of euros)
Value of the collateral	75,939,912	81,129,164
Of which: collateral with standard risks under special monitoring	5,022,526	5,220,995
Of which: collateral with default risks	5,952,561	8,159,882
Value of others collateral	—	—
Total	75,939,912	81,129,164

(*)	Guarantees are stated at the lower of the value of the collateral received and the amount of the loans, except for non-performing transactions, for which fair value is used.

(12.6)       Financial assets at amortised cost. Loans and advances. Credit institutions

The detail, by instrument type, of this caption on the consolidated balance sheet is as follows:

ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
By instrument type
Time deposits	115,244	157,569
Reverse repurchase agreements	3,509,138	2,029,395
Other financial assets	1,842,619	2,233,695
Doubtful assets	4,338	6,024
Subtotal	5,471,339	4,426,683
Impairment losses	(737)	(1,205)
Other valuation adjustments	(3,160)	7,941
Total	5,467,442	4,433,419

The average effective annual interest rate of financial instruments included under this heading at 31 December 2019 was 0.81% (0.86% at 31 December 2018).

(12.7)       Financial assets at amortised cost. Loans and advances. Customers

The detail, by loan type and status and counterparty, of this caption on the accompanying consolidated balance sheet is as follows:

ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
By counterparty
Public sector	4,933,611	5,202,629
Other financial corporations	1,970,643	1,686,432
Non-financial corporations	37,068,929	35,752,981
Households	76,638,663	79,854,012
Sum	120,611,846	122,496,054
Impairment losses	(3,178,835)	(4,210,278)
Total	117,433,011	118,285,776

ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
By loan type and status
Commercial credit	5,764,769	5,245,839
Secured loans	71,625,751	74,892,673
Reverse repurchase agreements	15,397	13,618
Other term loans	33,588,126	30,637,255
Receivable on demand and other	2,583,290	2,949,292
Other financial assets	950,032	867,957
Doubtful assets	5,852,665	7,716,438
Sum	120,380,030	122,323,072
Impairment losses	(3,178,835)	(4,210,278)
Other valuation adjustments	231,816	172,982
Total	117,433,011	118,285,776

The carrying amount recorded in the foregoing table, disregarding the portion relating to “Other valuation adjustments”, represents the Group’s maximum level of credit risk exposure in relation to the financial instruments included therein.

The average effective annual interest rate of financial instruments included under this heading at 31 December 2019 was 1.73% (1.68% at 31 December 2018).

“Financial assets at amortised cost – Loans and advances – Customers” in the accompanying consolidated balance sheet includes certain loans with mortgage collateral which, as indicated in Appendix VIII and under the Mortgage Market Law are considered eligible to guarantee the issue of long-term mortgage-backed securities.

This item also includes certain securitised loans that have not been derecognised from the consolidated balance sheet (see Note 2.2.2). The amounts shown in the accompanying consolidated balance sheet related to securitised loans are:

ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
Securitised mortgage-backed assets	9,213,001	10,147,246
Of which:
Receivable on demand and other	2,423	2,324
Doubtful assets	467,718	535,652
Other securitised assets	11,530	3,910
Total securitised assets	9,224,531	10,151,156
Of which:
Liabilities associated with assets kept on the balance sheet (*)	1,531,026	1,741,860

(*)	Recognised under “Financial liabilities at amortised cost - Marketable debt securities” in the accompanying consolidated balance sheet.

Other securitised loans were derecognised from the accompanying consolidated balance sheet as the Group did not retain substantially either the risks or rewards, as follows (see Note 2.2.2):

Securitised loans	31/12/2019	31/12/2018
	(Thousands of euros)
Securitised mortgage-backed assets	1,459,950	197,352
Other securitised assets	1,821	—
Total (*)	1,461,771	197,352

(*)	As at 31 December 2019, this item includes transfers of assets through mortgage transfer certificates, excluding transactions written off and derecognised previously from the consolidated balance sheet. At 31 December 2018, it included transactions related to the securitisation of BANCAJA 6 FTA loans, which matured in 2019 (See Note 27.1.1).

In 2012 and 2013 assets classified under this consolidated balance sheet heading were transferred to the SAREB. In 2013, 2015 and 2016, an adjustment was made to the deed of transfer of assets.

(12.8)       Doubtful assets

The amounts shown in the accompanying consolidated balance sheet related to doubtful assets are:

ITEM	2019	2018
	(Thousands of euros)
Accounting balance at the beginning of the period	7,722,462	11,305,013
Additions	1,985,463	2,360,845
Disposals	(3,850,922)	(5,943,396)
Through foreclosure	(302,461)	(312,165)
Through portfolios sales	(410,163)	(1,312,273)
Through reversals and others	(1,853,877)	(2,530,704)
Through forgiveness and disposals of assets	(627,797)	(415,105)
Through to a Disposal group (*)	(656,624)	(1,373,149)
Accounting balance at the end of the period	5,857,003	7,722,462

(*)	Note 18.5.1 includes balance sheet heading classified as groups that, at 31 December 2019, were still recognised in the consolidated balance sheet because their disposal did to take place in 2019.

The table below shows the classification of the Bankia Group’s doubtful assets related to “Financial assets at amortised cost - Loans and advances - customers” and “Financial assets at amortised cost - Loans and advances - credit institutions” at 31 December 2019 and 2018, by counterparty, age of the oldest past-due amount of each operation or consideration as impaired, and the type of collateral:

ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
By counterparty
Credit institutions	4,337	6,024
Resident public sector	89,962	125,147
Other financial corporations	15,335	20,668
Non-financial corporations	2,690,948	3,814,179
Households	3,056,421	3,756,444
Total	5,857,003	7,722,462
By age
Up to 6 months (*)	2,516,688	3,626,380
Between 6 and 12 months	557,293	660,229
More than 12 months	2,783,022	3,435,853
Total	5,857,003	7,722,462
By type of collateral
Operation with full mortgage collateral	3,803,759	5,412,649
Operation with other collateral	44,493	76,935
Operation without collateral	2,008,751	2,232,878
Total	5,857,003	7,722,462

(*)	At 31 December 2019, approximately 83% of the balance consisted of transactions with no past-due amounts or amounts that are less than 90 days past due (87% at 31 December 2018).

The amount of past-due and impaired not accumulated doubtful assets by 31 December 2019 amounts to EUR 292,761 thousand (EUR 444,175 thousand by 31 December 2018).

The following table provides a breakdown of doubtful assets with collateral included in this category by the percentage of risk in relation to the value of the collateral (“loan to value”), as the key measure for the collateral in relation to the risks to which it is exposed:

ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
Lower than or equal to 40%	371,866	545,715
Greater than 40% and lower than or equal to 60%	416,114	534,993
Greater than 60% and lower than or equal to 80%	475,870	697,593
Greater than 80%	2,584,402	3,711,283
Total	3,848,252	5,489,584

(12.9)       Assets including past-due amounts not considered to be impaired

The table below shows the classification of assets past-due but not impaired related to loans and advances to customers and credit institutions at 31 December 2019 and 2018, by counterparty, age past-due and type of collateral:

ITEM	31/12/2019	31/12/2018
	(thousands of euros)
By counterparty
Credit institutions	6,808	30,705
Public sector	37,447	26,985
Other financial corporations	19,242	1,266
Non-financial corporations	101,373	467,136
Households	39,018	34,221
Total	203,888	560,313
By age
Less than 1 month	151,874	513,384
Between 1 and 3 months	52,014	34,598
More than 3 months	—	12,331
Total	203,888	560,313
By type of collateral
Operation with full mortgage collateral	29,832	28,962
Operation with other collateral	1,331	1,205
Operation without collateral	172,725	530,146
Total	203,888	560,313

The following table provides a breakdown of assets with collateral included in this category by the percentage of risk in relation to the value of the collateral (“loan to value”), as the key measure for the collateral in relation to the risks to which it is exposed:

ITEM	31/12/2019	31/12/2018
	(thousands of euros)
Lower than or equal to 40%	8,245	8,692
Greater than 40% and lower than or equal to 60%	6,477	4,786
Greater than 60% and lower than or equal to 80%	5,378	5,212
Greater than 80%	11,063	11,477
Total	31,163	30,167

(12.10)       Movement of provisions

The table below shows the changes for the years ended 31 December 2019 and 2018 in provisions for impairment losses and fair value adjustments due to credit risk in relation to assets in “ credit institutions” and “customers” under “Financial assets at amortised cost - Loans and advances “ on the accompanying consolidated balance sheet:

	31 December 2019
ITEM	Impairment losses due to credit risk	Country risk allowance	Total
	(Thousands of euros)
Balances at the beginning of the year	4,207,166	4,318	4,211,484
Individually assessed	1,574,212	—	1,574,212
Collectively assessed	2,632,954	4,318	2,637,272
Impairment losses for the year charged to income	1,110,940	9,389	1,120,329
Available credit loss allowance	(609,239)	(12,018)	(621,257)
Net provision/(release) charged/(credited) to income statement	501,701	(2,629)	499,072
Amounts used for depreciated assets	(1,322,647)	—	(1,322,647)
Exchange differences	1,447	—	1,447
Other changes	209,756	(28)	209,784
Balances at the ending of the year	3,177,911	1,661	3,179,572
Individually assessed	955,074	—	955,074
Collectively assessed	2,222,837	1,661	2,224,498
Of which:
Type of counterparty:	3,177,911	1,661	3,179,572
Entities resident in Spain	2,999,531	—	2,999,531
Entities resident abroad	178,380	1,661	180,041

	31 December 2018
ITEM	Impairment losses due to credit risk	Country risk allowance	Total
	(thousands of euros)
Balances at the beginning of the year	5,752,977	4,997	5,757,974
Individually assessed	2,263,709	—	2,263,709
Collectively assessed	3,489,268	4,997	3,494,265
Adjustments first application IFRS 9	652,914	—	652,914
Balances at 1 January 2018	6,405,891	4,997	6,410,888
Impairment losses for the year charged to income	851,447	3,122	854,569
Available credit loss allowance	(324,147)	(3,775)	(327,922)
Net provision/(release) charged/(credited) to income statement	527,300	(653)	526,647
Amounts used for depreciated assets	(1,958,947)	—	(1,958,947)
Exchange differences	7,774	2	7,776
Other changes	(774,852)	(28)	(774,880)
Balances at 31 December 2018	4,207,166	4,318	4,211,484
Individually assessed	1,574,212	-	1,574,212
Collectively assessed	2,632,954	4,318	2,637,272
Of which:
Type of counterparty:	4,207,166	4,318	4,211,484
Entities resident in Spain	4,044,917	—	4,044,917
Entities resident abroad	162,249	4,318	166,567

The different items recognised in 2019 and 2018 under “Impairment or (-) reversal of impairment on financial assets not measured at fair value through profit or loss” on the income statements for those years are summarised below:

ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
Net charge for the year	501,133	525,659
Written-off assets recovered	(37,640)	(100,124)
Impairment or (-) reversal of impairment on financial assets not measured at fair value through profit or loss – Loans and receivables (Note 42)	463,493	425,535

(12.11)       Financial assets at amortised cost. Debt securities

The breakdown, by counterparty, of this consolidated balance sheet heading:

ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
By counterparty
Credit institutions	25,006	29,992
Resident public sector	10,012,858	10,817,367
Non-resident public sector	4,255,837	3,559,422
Other resident sectors	18,752,317	19,289,243
Other non-resident sectors	22,936	44,544
Doubtful assets	8,620	9,203
Subtotal	33,077,574	33,749,771
Impairment losses	(9,587)	(7,526)
Other valuation adjustments	—	—
Total	33,067,987	33,742,245
By type of instrument
Spanish government debt securities	10,012,858	10,817,367
Foreign government debt securities	4,255,837	3,559,422
Bonds and obligations	18,808,879	19,372,982
Impairment loss	(9,587)	(7,526)
Total	33,067,987	33,742,245

The balances in “Other resident sectors” and “Bonds and obligations” include the debt securities issued by Sociedad de Gestión de Activos Procedentes de la Reestructuración Bancaria (SAREB) backed by the Spanish government, which were received as consideration for the assets transferred by the BFA Group to SAREB in December 2012, at a price of EUR 22,317 million —EUR 2,850 million at BFA in respect of the part of the price relating to its own assets and those of its subsidiaries and EUR 19,467 million at Bankia in respect of the part of the price relating to its own assets and those of Bankia subsidiaries—. They also include the debt securities received as consideration for the assets originally transferred by the BMN Group in February 2013 for EUR 5,820 million —absorbed following its merger by the Bankia Group.

The securities received by the Group (with original maturities at 31 December 2013, 2014 and 2015 and 28 February 2014, 2015 and 2016) include an annual renewal option for the issuer, although the estimated value of that option does not generate any negative difference between the fair value of the instruments and the nominal value at the transaction date.

In 2013 and subsequent periods, the SAREB redeemed and delivered new bonds. Accordingly, the securities received by the Bank and recognised under “Financial assets at amortised cost” at 31 December 2019 were as follows:

Titles	Amount	Maturity	Interest rate
	(Thousands of euros and %)
SAREB 2018-3 Bonds	7,623,700	31.12.2020	—
SAREB 2020-1 Bonds	5,549,800	31.12.2020	—
SAREB 2019-2 Bonds	2,425,000	28.02.2021	—
SAREB 2019-1 Bonds	1,681,300	28.02.2020	—
SAREB 2018-4 Bonds	965,300	31.12.2021	—
SAREB 2019-3 Bonds	394,200	28.02.2022	—

As these cancellations were made at the nominal amount, there were no differences with respect to the carrying amounts. Therefore, the transactions did not have a significant impact on the Group’s consolidated income statement for prior periods.

On 31 December 2019, the unamortised cash amount was exchanged for other bonds with a similar maturity (rollover option) and bearing interest at the 3-month Euribor, considered equivalent to market rates of interest for public debt with a similar term. Accordingly, the bonds were accounted for at their nominal amount, with no impact recognised on the Bank’s income statement in 2019. Rollovers of bonds carried out in previous years also did not have any impact on the Bank’s income statement for those years.

Note 3.1 contains information on the credit risk assumed by the Bank in relation to these financial assets. Notes 3.2 and 3.4 contain, respectively, information relating to the liquidity risk and interest rate risk assumed by the Bank in relation to the financial assets included in this category.

Note 25 contains certain information on the fair value of these financial assets, while Note 3.1.5 discloses certain information on the risk concentration of, inter alia, certain assets included in this category of financial instruments.

The average effective annual interest rate of debt securities classified in financial assets at amortised cost portfolio at 31 December 2019 was 0.52% (0.55% at 31 December 2018).

The Group’s debt securities classified as financial assets at amortised cost included assets of EUR 8,620 thousand at 31 December 2019 (EUR 9,203 thousand at 31 December 2018) that were assessed individually to be impaired due to credit risk

At 31 December 2019 and 2018, the Group had no debt securities classified as financial assets at amortised cost with past-due amounts and not impaired.

On 30 October 2018, the arbitration process between Sareb and, on the other hand, other entities, including Bankia (jointly referred to as the “Entities”), arising from the bonds issued by Sareb to deal with the payment of certain assets that the Entities transferred to Sareb in compliance with the obligation imposed by Law 9/2012, of 14 November. The discrepancy submitted to arbitration concerning the possibility that the quarterly coupon of the bonds corresponding to the Senior Issues of 2017 and 2018 could be negative and the Entities would be obliged to pay Sareb the amount of the negative coupon. The ruling concludes that the quarterly coupon of the Senior Bonds of the 2017-3 and 2018-1 issues cannot be negative and must be limited to 0%; a limitation that extends to future issues of Sareb Bonds when the calculation formula yields a negative result.

A summary of the changes in impairment losses, due to credit risk, on debt securities recognised as financial assets at amortised cost for the years ended 31 December 2019 and 2018 are as follows:

ITEM	2019	2018
	(Thousands of euros)
Balances at 31 December	7,526	9,120
Adjustments for first-time application of IFRS 9	—	(253)
Balances at 1 January	7,526	8,867
Impairment losses for the year charged to income	2,196	3,199
Available credit loss allowance	(135)	(4,187)
Net provision/(release) charged/(credited) to income statement	2,061	(988)
Provisions used for written-off assets and other movements (net)	—	(598)
Other changes	—	245
Balances at 31 December	9,587	7,526
Of which:
Type of counterparty:	9,587	7,526
Entities resident in Spain	9,439	7,368
Entities resident abroad	148	158

(13)       Derivatives – hedge accounting

At 31 December 2019 and 2018, the Group had entered into financial derivative hedging arrangements with counterparties of recognised creditworthiness as the basis of an improved management of the risks inherent to its business (see Note 3).

The Group enters into hedges on a transaction-by-transaction basis by assessing the hedging instrument and the hedged item on an individual basis and continually monitoring the effectiveness of each hedge, to ensure that changes in the value of the hedging instrument and the hedged item offset each other.

Note 2.3 details the Group’s main hedged positions and the financial hedging instruments.

Revisions by various regulators in different jurisdictions of indices used as benchmarks for interest rates did not have a significant impact on the Group’s designated hedging relationships as at 31 December 2019. This is because the market data of the main benchmark indices affecting the Group’s accounting hedges will continue to be available.

Following is a breakdown, by type of derivative and for each type of hedge, of the fair value of derivatives designated as hedging instruments at 31 December 2019 and 2018:

	31/12/2019			31/12/2018
ITEM	Fair Value	Netting	Carrying Amount	Fair Value	Netting	Carrying Amount
	(Thousands of euros)
Debit Balance:
Operations of fair value hedges	2,952,316	(456,045)	2,496,271	2,833,235	(208,029)	2,625,206
Operations of cash flow hedges	2,550	—	2,550	1,791	—	1,791
Total	2,954,866	(456,045)	2,498,821	2,835,026	(208,029)	2,626,997
Credit Balance:
Operations of fair value hedges	495,522	(456,045)	39,477	344,063	(208,029)	136,034
Operations of Cash flow hedges	47,925	—	47,925	47,155	—	47,155
Total	543,447	(456,045)	87,402	391,218	(208,029)	183,189

The detail, by maturity, of the notional amount of the derivatives classified as hedging derivatives at 31 December 2019 and 2018 is as follows:

	Remaining term to maturity as of 31 December 2019
ITEM	0 to 3 years	3 to 10 years	More than 10 years	Total
	(thousand of euros)
Interest rate derivatives	5,417,650	15,550,519	8,689,051	29,657,220
Total	5,417,650	15,550,519	8,689,051	29,657,220

	Remaining term to maturity as of 31 December 2018
ITEM	0 to 3 years	3 to 10 years	More than 10 years	Total
	(thousand of euros)
Interest rate derivatives	7,273,672	13,722,988	9,217,839	30,214,499
Total	7,273,672	13,722,988	9,217,839	30,214,499

Operations of fair value hedges

The following table presents a breakdown, by classes of hedged items, of the value of outstanding fair value hedges in the balance sheet and the accumulated amount of fair value hedge adjustments at 31 December 2019 and 2018:

	31 December 2019
ITEMS	Carrying amount of the hedged item		Accumulated amount of fair value hedge adjustments on the hedged item
	(Thousands of euros)
Debit Balance:
Fixed rate debt securities	A	9,355,790	315,539	D
Fixed rate loans and advances	B	90,465	2,685
Total		9,446,255	318,224
Credit Balance:
Fixed rate deposit	C	5,949,948	889,968)	E
Fixed rate debts issued by the Group	C	9,427,439	(1,611,260)	F
Total		15,377,387	(2,501,228)

	31 December 2018
ITEM	Carrying amount of the hedged item		Accumulated amount of fair value hedge adjustments on the hedged item
	(Thousands of euros)
Debit Balance:
Fixed rate debt securities	A	6,148,118	149,846	D
Fixed rate loans and advances	B	102,592	2,117
Total		6,250,710	151,963
Credit Balance:
Fixed rate deposit	C	6,398,715	(867,928)	E
Fixed rate debts issued by the Group	C	11,236,732	(1,436,970)	F
Total		17,635,447	(2,304,898)

The hedged item and the fair value hedge adjustment on the hedged item are recognised in the balance sheet under the following line items:

A.	Financial assets at fair value through other comprehensive income

B.	Financial assets at amortised cost

C.	Financial liabilities at amortised cost

In addition to the accumulated amount of fair value hedge adjustments on hedged items for outstanding hedges, also recognised at 31 December 2019 and 2018 is the amount of fair value hedge adjustments of terminated hedges to be amortised in the hedged items, as explained below:

D.	Debt securities classified as financial assets at fair value through other comprehensive income for EUR 6,393 thousand (EUR 5,543 thousand at 31 December 2018).

E.	Deposits classified as financial liabilities at amortised cost for EUR 65,501 thousand (EUR 91,687 thousand at 31 December 2018)

F.	Debt securities issued classified as financial liabilities at amortised cost for EUR 228 thousand (EUR 326 thousand at 31 December 2018).

The following table presents a breakdown, for of fair value hedges, by type of derivative, fair value and the notional amount of derivatives designated as hedging instruments at 31 December 2019 and 2018:

	31/12/2019
		Value in balance
ITEM	Notional Amount	Debit Balance	Credit Balance
Interest rate derivatives	23,603,741	2,496,271	39,477
Total	23,603,741	2,496,271	39,477

	31/12/2019
		Value in balance
ITEM	Notional Amount	Debit Balance	Credit Balance
Interest rate derivatives	23,663,934	2,625,206	136,034
Total	23,663,934	2,625,206	136,034

The following table presents a breakdown, for fair value hedges, of the change in the fair value of the hedging instrument and the hedged item used as a basis for recognising hedge ineffectiveness in 2019 and 2018:

	31 December 2019
ITEM	Gains/(losses) attributable to the hedged risk
Hedged ítem	Hedging instruments	Hedged item	Hedging instrument	Ineffectiveness
		(Thousand of euros)
Debit Balance:
Debt securities	Interest rate derivatives	285,699	(287,924)	(2,225)
Loans at amortised cost	Interest rate derivatives	(680)	614	(66)
Total		285,019	(287,310)	(2,291)
Credit Balance
Deposit	Interest rate derivatives	(22,040)	21,516	(524)
Debt securities issued	Interest rate derivatives	(174,290)	165,574	(8,716)
Total		(196,330)	187,090	(9,240)

	31 December 2018
ITEM	Gains/(losses) attributable to the hedged risk
Hedged ítem	Hedging instruments	Hedged item	Hedging instrument	Ineffectiveness
		(Thousand of euros)
Debit Balance:
Debt securities	Interest rate derivatives	13,426	(26,435)	(13,009)
Debt securities issued	Interest rate derivatives	(8,463)	8,367	(96)
Total		4,963	(18,068)	(13,105)
Credit Balance
Deposit	Interest rate derivatives	84,349	(85,265)	(916)
Debt securities issued	Interest rate derivatives	184,922	(199,435)	(14,513)
Total		269,271	(284,700)	(15,429)

The detail, by maturity, the notional amount of derivatives classified as fair value hedges at 31 December 2019 and 2018 is as follows:

	Remaining term to maturity as of 31 December 2019
ITEM	0 to 3 years	3 to 10 years	More than 10 years	Total
	(Thousand of euros)
Debts
Interest rate derivatives	890,217	8,136,100	12,400	9,038,717
Loans at amortised cost
Interest rate derivatives	8,965	48,385	81,468	138,818
Deposit
Interest rate derivatives	1,760,846	2,373,454	876,600	5,010,900
Debt securities Issued
Interest rate derivatives	2,646,000	4,548,200	2,221,106	9,415,306
Total	5,306,028	15,106,139	3,191,574	23,603,741

	Remaining term to maturity as of 31 December 2019
ITEM	0 to 3 years	3 to 10 years	More than 10 years	Total
Debts
Interest rate derivatives	561,800	5,344,667	10,000	5,916,467
Loans at amortised cost
Interest rate derivatives	15,148	55,890	91,037	162,075
Deposit
Interest rate derivatives	1,612,226	2,963,920	889,569	5,465,715
Debt securities Issued
Interest rate derivatives	5,002,550	4,895,700	2,221,427	12,119,677
Total	7,191,724	13,260,177	3,212,033	23,663,934

Operations of cash flow hedges

The cash flow hedges relate entirely to micro-hedges. Therefore, the hedged item and hedging derivative are perfectly identified. As a result, in 2019 and 2018, there was no ineffectiveness that, according to applicable regulations, required recognition on the Group’s income statement for that year.

The table below presents, for cash Flow hedges, a breakdown, by type of hedged item, of the change in the balance value of the hedged element in the year, and of the cash Flow hedge reserves as of 31 December 2019 and 2018:

		31 December 2019
			Cash flow hedge reserve
ITEM		Change in the value of the hedged item used as a the basis for recognising hedge ineffectiveness for the period	Continuing hedges	Discontinued hedges
		(Thousand of euros)
Debit balance:
Floating rate debt securities (*)	A	(9,016)	(5,641)	—
Floating rate loans and advances (*)	B	863	322	(6,118)
Total		(8,153)	(5,319)	(6,118)

		31 December 2018
			Cash flow hedge reserve
ITEM		Change in the value of the hedged item used as a the basis for recognising hedge ineffectiveness for the period	Continuing hedges	Discontinued hedges
		(Thousand of euros)
Debit balance:
Floating rate debt securities (*)	A	10,290	3,375	—
Floating rate loans and advances (*)	B	944	359	(7,019)
Total		11,234	3,734	(7,019)

(*)	Not taking into consideration the related tax effect.

The hedged item is recognised in the balance sheet under the following headings:

A.	Financial assets at fair value through other comprehensive income

B.	Financial assets at amortised cost

The detail for cash flow hedges, by class of derivative, fair value, notional amount, change in fair value of the hedging instrument used as a basis to recognise the ineffectiveness in the year, the ineffectiveness recognised in the year, and the amount reclassified due to the cash flow hedge adjustment at 31 December 2019 and 2018, is as follows:

	31 December 2019
				Change in the value of the hedging instrument used as the basis for recognising hedge ineffectiveness for the period
		Carrying amount					Amount reclassified to profit or loss
ITEMS	Notional amount	Debit balances	Credit balances	Total	Effective portion Accumulated other comprehensive income (*)	Ineffectiveness Gains or (-) losses from hedge accounting, net	Net interest income	Gains or (-) losses from hedge accounting, net
	(Thousands of euros)
Interest rate derivatives	6,053,479	2,550	47,925	(8,153)	(8,153)	—	—	—
Total	6,053,479	2,550	47,925	(8,153)	(8,153)	—	—	—

	31 December 2018
				Change in the value of the hedging instrument used as the basis for recognising hedge ineffectiveness for the period
		Carrying amount					Amount reclassified to profit or loss
ITEMS	Notional amount	Debit balances	Credit balances	Total	Effective portion Accumulated other comprehensive income (*)	Ineffectiveness Gains or (-) losses from hedge accounting, net	Net interest income	Gains or (-) losses from hedge accounting, net
	(Thousands of euros)
Interest rate derivatives	6,550,565	1,791	47,155	11,234	11,234	—	—	—
Total	6,550,565	1,791	47,155	11,234	11,234	—	—	—

(*)	Not taking into consideration the related tax effect.

The detail of the periods after 31 December 2019 and 2018 at which it is estimated that the amounts recognised in consolidated equity under “Accumulated other comprehensive income - Items that may be reclassified to profit or loss - Hedging derivatives. Cash flow hedges [Effective portion]” at that date will be recognised in future consolidated income statements is as follows:

	Remaining term to maturity as of 31 December 2019
ITEM	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years	Total
	(Thousand of euros)
Losses (*)	—	(374)	(2,253)	(7,529)	(10,156)
Profits (*)	1,551	400	119	80	2,150
Total	1,551	26	(2,134)	(7,449)	(8,006)

(*)	Taking into consideration the related tax effect.

	Remaining term to maturity as of 31 December 2018
ITEM	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years	Total
	(Thousand of euros)
Losses (*)	—	—	(442)	(6,100)	(6,542)
Profits (*)	4	3,237	484	518	4,243
Total	4	3,237	42	(5,582)	(2,299)

(*)	Taking into consideration the related tax effect.

The detail, by maturity, of the notional amount and average fixed interest of derivatives classified as cash value hedges at 31 December 2019 and 2018 is as follows:

	31 December 2019
	Remaining term to maturity as of 31 December 2019
ITEM	0 to 3 years	3 to 10 years	More than 10 years	Total
	(Thousand of euros)
Interest rate derivatives
Notional amount	111,622	444,380	5,497,477	6,053,479
Avegare fixed interest rate (%)	0.658	1.325	0.248	0.335
Total	111,622	444,380	5,497,477	6,053,479

	31 December 2018
	Remaining term to maturity as of 31 December 2018
ITEM	0 to 3 years	3 to 10 years	More than 10 years	Total
	(Thousand of euros)
Interest rate derivatives
Notional amount	81,948	462,811	6,005,806	6,550,565
Avegare fixed interest rate (%)	0.557	1.470	0.226	0.311
Total	81,948	462,811	6,005,806	6,550,565

(14)       Investments in joint ventures and associates

(14.1) Changes in the Group’s composition

Other than that disclosed in Note 1.15, there were no other material changes in the Group’s composition or consolidation scope in 2019.

(14.2)       Investments in joint ventures and associates

The detail of the investments included in this heading in the accompanying consolidated balance sheet is as follows:

COMPANY NAMEES	31/12/2019	31/12/2018
	(Thousands of euros)
Caja Granada Vida, Compañía de Seguros y Reaseguros, S.A.	21,871	—
Cajamurcia Vida y Pensiones de Seguros y Reaseguros, S.A.U.	12,870	—
Gramina Homes, S.L.	133,422	—
CACF Bankia Consumer Finance, EFC, S.A.	9,034	3,818
Redsys Servicios de Procesamiento, S.L.	11,020	9,889
Bankia Mapfre Vida, S.A., de Seguros y Reaseguros	144,350	132,365
Nettit Colaborative Payments, S.L.	928	—
Caja de Seguros Reunidos, Compañía de Seguros y Reaseguros, S.A. “CASER”	—	112,947
Subtotal	333,495	259,019
Goodwill	121,407	46,868
Total	454,902	305,887

As explained in Note 1.15, after the sale in 2019 of 51% of its share capital in 2019 the Group’s remaining 49% stakes in Caja Granada Vida Compañía de Seguros Reaseguros, S.A. y Cajamurcia Vida and Pensiones de Seguros y Reaseguros, S.A., were reclassified to “Investments in associates and joint ventures - Associates” at the fair value of the transaction, with no significant impact on the Group’s equity; at 31 December 2018, these investments were classified under “Non-current assets and disposal groups classified as held for sale (see Note 18.5.2).

As described in Note 18.5.1, Gramina Homes, S.L. was incorporated in 2019, with the Group holding a 20% interest in its share capital at 31 December 2019.

As explained in Note 1.15, in 2019, the investment in Caser was reclassified from “Investments in associates” and accounted for using the equity method, to “Non-current assets and disposal groups classified or held for sale”.

As described in Note 2.16.1, the cash-generating units to which goodwill has been allocated are tested for impairment (including the amount of goodwill allocated in their carrying amount). Impairments tests are carried out at least annually, or whenever there is any indication that an asset may be impaired.

At 31 December 2019, goodwill corresponds to the cash-generating units Bankia Mapfre Vida, S.A. de Seguros y Reaseguros, CajaGranada Vida Compañía de Seguros y Reaseguros, S.A. and Cajamurcia Vida y Pensiones de Seguros y Reaseguros, S.A. amounted by EUR 43,568, EUR 40,891 and EUR 36,948 thousand, respectively. At 31 December 2018, goodwill related entirely to Bankia Mapfre Vida, S.A.

As explained previously, CajaGranada Vida Compañía de Seguros y Reaseguros, S.A. and Cajamurcia Vida y Pensiones de Seguros y Reaseguros, S.A., were measured at the fair value of the transaction carried out in 2019, so no evidence of impairment has been considered. Regarding Bankia Mapfre Vida, S.A., a market multiples-based valuation method was used to perform the impairment test. After the goodwill was tested for impairment, an impairment loss of EUR 3,300 thousand was recognised in 2019 (EUR 3,300 thousand in 2018) (see Note 43).

The detail of the entities in the accompanying consolidated balance sheet is as follows at 31 December 2019 and 2018:

	31/12/2019 (*)
ITEMS	Caja Granada Vida, Compañía de Seguros y Reaseguros, S.A.	Cajamurcia Vida y Pensiones de Seguros y Reaseguros, S.A.U.	Gramina Homes, S.L.	CACF Bankia Consumer Finance, EFC, S.A.	Redsys Servicios de Procesamiento, S.L.	Bankia Mapfre Vida, S.A., de Seguros y Reaseguros
	(Thousands of euros)
Received dividends	7,167	8,578	—	—	—	52,489
Current Assets	7,427	14,544	692,744	4,980	31,447	92,535
Non-current assets	277,974	117,473	610	17,111	93,990	8,366,835
Current liabilities	14,437	2,001	25,403	3,651	48,584	550,056
Non-current liabilities	226,329	103,751	843	3	7,712	7,614,723
Ordinary income	18,878	23,681	23,127	284	192,620	239,379
Profit or (-) loss from continuing operations	5,104	5,297	(5,151)	(7,849)	9,376	96,765
Other comprehensive income	2,786	1,995	—	—	—	29,928
Total comprehensive income	7,890	7,292	(5,151)	(7,849)	9,376	126,693

(*)	Latest available data unaudited.

ITEMS	Caja de Seguros Reunidos, Compañía de Seguros y Reaseguros, S.A. “CASER”	CACF Bankia Consumer Finance, EFC, S.A.	Redsys Servicios de Procesamiento, S.L.	Bankia Mapfre Vida, S.A., de Seguros y Reaseguros
	(Thousands of euros)
Received dividends	—	—	—	109,847
Current assets	802,322	1,658	34,054	73,526
Non-current assets	6,714,941	8,465	87,981	7,884,469
Current liabilities	41,012	2,330	48,208	401,019
Non-current liabilities	6,723,275	—	11,785	7,286,844
Ordinary income	102,294	284	184,587	535,375
Profit or (-) loss from continuing operations	89,864	(2,207)	11,308	77,781
Other comprehensive income	148,658	—	—	78,953
Total comprehensive income	89,250	(2,207)	11,308	77,781

(*)	Latest available data unaudited.

The reconciliation of this information with the carrying amount of the investment is as follows:

	31/12/2019 (*)
ITEMS	Caja Granada Vida, Compañía de Seguros y Reaseguros, S.A.	Cajamurcia Vida y Pensiones de Seguros y Reaseguros, S.A.U.	Gramina Homes, S.L.	CACF Bankia Consumer Finance, EFC, S.A.	Redsys Servicios de Procesamiento, S.L.	Bankia Mapfre Vida, S.A., de Seguros y Reaseguros
	(Thousands of euros)
Adjusted Parent equality	44,635	26,266	667,108	18,437	69,142	294,591
Current interest attributable to the parent	49%	49%	20%	49%	16%	49%
Adjusted Equility attributable to the parent	21,871	12,870	133,422	9,034	11,020	144,350
Consolidated current interest value (*)	21,871	12,870	133,422	9,034	11,020	144,350

(*)	Latest available data unaudited.

	31/12/2018 (*)
	Caja de Seguros Reunidos, Compañía de Seguros y Reaseguros, S.A. “CASER”	CACF Bankia Consumer Finance, EFC, S.A.	Redsys Servicios de Procesamiento, S.L.	Bankia Mapfre Vida, S.A., de Seguros y Reaseguros
	(Thousands of euros)
Adjusted Parent equality	752,978	7,793	62,042	270,132
Current interest attributable to the parent	15%	49%	16%	49%
Adjusted Equility attributable to the parent	112,947	3,818	9,889	132,365
Consolidated current interest value	112,947	3,818	9,889	132,365

(*)	The goodwill is not considered in the carrying amount.

Regarding the change in the value of the stake in Bankia Mapfre Vida, S.A., de Seguros y Reaseguros, this company paid dividends in 2018, with the Group receiving EUR 109,847 thousand according to its percentage stake. This dividend was eliminated on consolidation.

(15)       Tangible assets

The detail of this item in the accompanying consolidated balance sheet is as follows:

ITEM	For own use	Investment property	Total	Of which: lease originated
	(Thousands of euros)
Cost
Balances at 31/12/2018	4,823,994	725,363	5,549,357	—
Additions/disposals (net) (*)	614,953	(43,029)	571,924	566,460
Transfers to non-current assets held for sale and other changes	(48,876)	(1,299)	(50,175)	—
Balances at 31/12/2019	5,390,071	681,035	6,071,106	566,460
Accumulated depreciation
Balances at 31/12/2018	(3,039,213)	(29,640)	(3,068,853)	—
Additions/disposals (net)	18,791	1,794	20,585	—
Depreciation during the year (Note 40)	(141,208)	(5,163)	(146,371)	(61,597)
Transfers to non-current assets held for sale and other changes	13,592	1,361	14,953	—
Balances at 31/12/2019	(3,148,038)	(31,648)	(3,179,686)	(61,597)
Impairment losses
Balances at 31/12/2018	(115,462)	(175,349)	(290,811)
Net provision/(release) charged/(credited) to income statement (Note 43)	22	(14,566)	(14,544)	—
Transfers to non-current assets held for sale and other changes	9,395	21,830	31,225	—
Balances at 31/12/2019	(106,045)	(168,085)	(274,130)	—
Total at 31 December 2018	1,669,319	520,374	2,189,693	—
Total at 31 December 2019	2,135,988	481,302	2,617,290	504,863

(*)	Includes the impact of the first-time application of IFRS 16 of EUR 615,629 thousand (see Note 1.3).

ITEM	For own use	Investment property	Total
	(Thousands of euros)
Cost
Balances at 31/12/2017	4,864,636	962,880	5,827,516
Additions/disposals (net)	22,408	(35,433)	(13,025)
Transfers to non-current assets held for sale and other changes	(63,050)	(202,084)	(265,134)
Balances at 31/12/2018	4,823,994	725,363	5,549,357
Accumulated depreciation
Balances at 31/12/2017	(2,972,394)	(59,293)	(3,031,687)
Additions/disposals (net)	44,150	4,606	48,756
Depreciation during the year (Note 40)	(101,141)	(11,908)	(113,049)
Transfers to non-current assets held for sale and other changes	(9,828)	36,955	27,127
Balances at 31/12/2018	(3,039,213)	(29,640)	(3,068,853)
Impairment losses
Balances at 31/12/2017	(134,732)	(237,463)	(372,195)
Net provision/(release) charged/(credited) to income statement (Note 43)	12	(22,736)	(22,724)
Transfers to non-current assets held for sale and other changes	19,258	84,850	104,108
Balances at 31/12/2018	(115,462)	(175,349)	(290,811)
Total at 31 December 2017	1,757,510	666,124	2,423,634
Total at 31 December 2018	1,669,319	520,374	2,189,693

Recoverable amount at 31 December 2019 and 2018 exceeded carrying amount.

(15.1) Tangible asset for own use

The detail, by type of asset, in this heading in the accompanying consolidated balance sheet is as follows:

	31 December 2019
ITEM	Cost	Accumulated depreciation	Impairment losses	Net balance
	(Thousands of euros)
Buildings and other structures	2,404,264	(523,644)	(54,435)	1,826,185
Furniture and vehicles	217,911	(190,036)	—	27,875
Facilities	1,600,983	(1,329,171)	(51,610)	220,202
Office equipments and mechanization	1,166,913	(1,105,187)	—	61,726
Balance at 31 December 2019	5,390,071	(3,148,038)	(106,045)	2,135,988

	31 December 2018
ITEM	Cost	Accumulated depreciation	Impairment losses	Net balance
	(Thousands of euros)
Buildings and other structures	1,900,977	(469,466)	(63,839)	1,367,672
Furniture and vehicles	217,676	(186,626)	—	31,050
Facilities	1,566,580	(1,298,934)	(51,623)	216,023
Office equipments and mechanization	1,138,761	(1,084,187)	—	54,574
Balance at 31 December 2018	4,823,994	(3,039,213)	(115,462)	1,669,319

At 31 December 2019 and 2018, there were no items of property, plant and equipment for own use of significant amounts which were:

•	Temporarily idle.

•	Fully depreciated but still in use.

•	Retired from active use but not classified as non-current assets held for sale.

(15.2) Tangible assets - Investment property

“Investment property” includes land, buildings and other structures held either to earn rentals or for capital appreciation.

At 31 December 2019 and 2018, the Group did not have any significant contractual obligations in connection with the future operation of the investment properties included on the balance sheet, and there were no relevant restrictions thereon, other than those inherent to the current conditions of the property market.

During the year ended at 31 December 2019 net income from the Group’s investment property totalled EUR 20,411 thousand (EUR 22,677 thousand in 2018) (see Note 36).

(16)       Intangible assets

(16.1) Goodwill

The breakdown by company of goodwill in the accompanying consolidated balance sheet is as follows:

COMPANY	31/12/2019	31/12/2018
	(Thousands of euros)
Bankia Pensiones, S.A. Entidad Gestora de Fondos de Pensiones	88,462	90,862
Total	88,462	90,862

The movements (gross amount) in goodwill recognised under this item in the consolidated balance sheet in the years ended 31 December 2019 and 2018 were as follows:

COMPANY	31/12/2019	31/12/2018
	(Thousands of euros)
Accounting balance at the beginning of the year	90,862	93,262
Provisions charged to the income statement (Note 43)	(2,400)	(2,400)
Accounting balance at the beginning of end year	88,462	90,862

As explained in Note 2.16.1, the cash-generating units to which goodwill has been allocated are tested for impairment, including the amount of goodwill allocated in their carrying amount. Impairments tests are carried out at least annually, or whenever there is any indication that an asset may be impaired. (Note 32).

(16.2) Other intangible assets

The breakdown of assets under this heading on the accompanying consolidated balance sheets is as follows:

ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
With a finite useful life	313,342	207,353
Computer software	1,314,337	1,152,194
Other	453	1,168
(Accumulated amortisation)	(1,001,448)	(946,009)
Total assets net of depreciation	313,342	207,353
Impairment losses	(398)	(661)
Total	312,944	206,692

The movements in this heading of the consolidated balance sheet during the years ending on 31 December 2019 and 2018, have been the following:

ITEM	2019	2018
	(Thousands of euros)
With finite useful life
Carrying amount at the beginning of the year	206,692	144,237
Additions	163,373	123,321
Amortisation recognised in income (Note 40)	(54,581)	(60,863)
Derecognition for disposal or other	(3,684)	—
Other changes	1,144	6
Accounting balance at the end of the year	312,944	206,692
Total	312,944	206,692

(17)       Other assets

Details of “Other assets” on the consolidated balance sheets at 31 December 2019 and 2018 are as follows:

ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
Insurance contracts linked to pensions (Note 38.2)	1,061,912	1,034,030
Other items	539,491	605,539
Total	1,601,403	1,639,569

“Other items” contains, inter alia, transactions in transit, accruals associated with operating income, and unaccrued prepayments

(18)       Non-current assets and disposal groups classified as held for sale

(18.1) Breakdown

The breakdown of this heading of the asset side of the accompanying consolidated balance sheet 31 December 2019 and 2018:

	31 December 2019
ITEM	Cost	Impairment losses	Carrying Amount
	(Thousands of euros)
Non-current Assets Held for Sale	2,261,030	(574,551)	1,686,479
Tangible asset for own use	232,334	(63,953)	168,381
Foreclosed real state or received in payment debts	1,774,326	(510,356)	1,263,970
Other equity instruments	134,919	—	134,919
Investments in joint ventures and associates	119,451	(242)	119,209
Disposal groups and discontinued operations	639,897	(174,777)	465,120
Total assets at 31 December 2019	2,900,927	(749,328)	2,151,599
Liabilities included in disposal group s	3,657	—	3,657
Total liabilities at 31 December 2019	3,657	—	3,657

	31 December 2018
ITEM	Cost	Impairment losses	Carrying Amount
	(Thousands of euros)
Non-current Assets Held for Sale	2,745,359	(682,700)	2,062,659
Tangible asset for own use	281,110	(80,959)	200,151
Foreclosed real state or received in payment debts	2,308,926	(600,526)	1,708,400
Other equity instruments	132,227	—	132,227
Investments in joint ventures and associates	23,096	(1,215)	21,881
Disposal groups and discontinued operations	3,501,008	(1,657,462)	1,843,546
Total assets at 31 December 2018	6,246,367	(2,340,162)	3,906,205
Liabilities included in disposal groups	350,885	—	350,885
Total liabilities at 31 December 2018	350,885	—	350,885

(18.2) Tangible assets for own use

At 31 December 2019 and 2018, the balance of this item comprised mainly certain of the Group’s buildings for own use that are no longer part of its branch network and that, under current regulations, satisfy the requirements for recognition as non-current assets held for sale given the existence of a detailed plan for their immediate sale.

As described in Note 2.20, the Group measures these assets at the lower of their carrying amount and fair value less costs to sell. It recognised an impairment loss in 2019 of EUR 825 thousand (EUR (-6,409 thousand in 2018).

(18.3) Foreclosed real state or received in payment debts

This item includes assets foreclosed or received in payment of debts by the Group, for the full or partial settlement of debtors’ payment obligations, which are considered non-current assets held for sale unless the Group has decided to make continuing use of the assets or to hold them to earn rentals and/or for future capital appreciation, which are recognised and measured as described in Note 2.15. The breakdown of assets foreclosed or received in settlement of debts recognised on the Group’s accompanying consolidated balance sheet is as follows:

ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
Property assets
Finished dwellings	821,837	1,133,425
Managed rural property and offices, commercial and industrial premises	314,163	409,656
Building plots, plots and other property assets	127,970	165,319
Total	1,263,970	1,708,400

Significant changes

The changes recognised in foreclosed assets in the years 2019 and 2018 are as follows:

ITEM	2019	2018
	(Thousands of euros)
Accounting balance at the beginning of the period	1,708,400	2,731,003
Additions during the year and other changes	279,760	259,636
Disposals during the year	(475,268)	(614,953)
Net impairment losses	(201,435)	(97,571)
Other changes	(47,487)	(569,715)
Accounting balance at the end of the period	1,263,970	1,708,400

Sales of foreclosed assets are made on an arm’s length basis. In 2019, financing was granted for an amount of approximately EUR 87 million, on average, 90.4% of the sales amount was financed (EUR 156 million and 90.3% in 2018).

Proceeds on disposals of foreclosed assets, by type, in the years ended 31 December 2019 and 2018 were as follows:

	31 December 2019
ITEM	Disposal of assets at carrying amount	Gain/(loss) recognised on disposal (*)
	(Thousand of euros)
Finished dwellings	341,239	7,883
Managed rural property and offices, commercial and industrial premises	106,160	6,493
Building plots, plots and other property assets	27,869	6,271
Total	475,268	20,647

(*)	Excludes fees paid to intermediaries.

	31 December 2018
ITEM	Disposal of assets at carrying amount	Gain/(loss) recognised on disposal (*)
	(Thousand of euros)
Finished dwellings	493,362	(3,537)
Managed rural property and offices, commercial and industrial premises	97,559	12,146
Building plots, plots and other property assets	24,032	16,973
Total	614,953	25,582

(*)	Excludes fees paid to intermediaries.

Appendix IX provides further details on the Group’s property assets at 31 December 2019 and 2018, including the foreclosed assets referred to in the preceding paragraph.

The table below shows the net value of the foreclosed assets at 31 December 2019 and 2018, by their estimated ages as of the date of acquisition:

	31/12/2019	31/12/2018
	(Thousands of euros)
Age of foreclosed Assets
Less than 12 months	84,123	178,691
12 months to 24 months	134,736	327,676
More than 24 months	1,045,111	1,202,033
TOTAL	1,263,970	1,708,400

Moreover, the table below presents the detail of forclosed property assets or received in payment of debts (transactions in Spain) at 31 December 2019 held, according to their final purpose, as “Non current assets held for sale” and “ Tangible assets- Investment Property” of the consolidated balance sheet by 31 December 2019 and 2018, excluding those held as disposal groups (see Note 18.5.1):

ITEM	31/12/2019	31/12/2018
	(Thousand of euros)
Property assets from financing intended for construction and property development	307,558	381,862
Finished products (completed property developments)	141,167	182,801
Work in progress (property developments under construction)	21,857	29,032
Lands	144,534	170,029
Property assets from mortgage-secured finacing granted to households for home in settlement of debt	1,391,317	1,742,882
Other real estate received in payment of debts	634,682	783,760

Appendix IX provides information on exposure to property and construction risk in Spain, including information on assets foreclosed or received in payment of debts and the real estate assets included in the preceding table.

(18.4) Other equity instruments and investments in joint ventures and associates

This includes balances related to investments in joint ventures and associates, and other equity instruments previously registered under “ Financial assets at fair value through other comprehensive income” that the Group reclassifies, to “Non-current assets held for sale” (see Note 2.20). The following table shows a breakdown of the balance by item under which the investments were recognised before their classification under “Non-current assets held for sale”:

ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
Financial assets at fair value through other comprehensive income	134,919	132,227
Investments in associates and joint ventures – joint ventures	20	24
Investments in associates and joint ventures – associates	119,189	21,857
TOTAL	254,128	154,108

The shareholding in Caser, which was previously classified as an associate and accounted for using the equity method, was classified at 31 December 2019 for EUR 118,242 thousand under “Non-current assets and disposal group classified as held for sale” since its carrying amount will be recovered principally through its sale, which is considered highly probable. The reclassification did not have a significant impact on the Group’s consolidated equity (see Note 1.15).

Changes in the impairment of investments in joint ventures and associates in the years ended 31 December 2019 and 2018 were as follows:

	31 December 2019
ITEM	Joint ventures	Associates	TOTAL
	(Thousand of euros)
Accounting balance at the beginning of the year	—	(1,215)	(1,215)
Net provision	—	973	973
Total	—	(242)	(242)

	31 December 2018
ITEM	Joint ventures	Associates	TOTAL
	(Thousand of euros)
Accounting balance at the beginning of the year	(5,440)	(13,447)	(18,887)
Net provision	5,440	12,232	17,672
Total	—	(1,215)	(1,215)

Appendix IV provides additional information on joint ventures and associated classified as “Non-current assets and disposal groups classified as held for sale”.

(18.5) Assets and liabilities included in disposal groups and discontinued operations

A disposal group is defined as a group of assets, possibly with some directly associated liabilities, which will be disposed of in a single transaction. The Group has classified these disposal groups as non-current assets held for sale since they satisfy the requirements for classification as “non-current assets held for sale”. Therefore, the assets and liabilities are presented and measured in accordance with the criteria established for “Disposal groups” (see Note 2.20).

	31 December 2019
ITEM	Cost or Gross value	Impairment losses	Carrying Amount
	(Thousand of euros)
Assets
Disposal groups	639,897	(174,777)	465,120
Loan and real estate assets portfolio	622,592	(174,777)	447,815
Group entities – assets	17,305	—	17,305
Total assets on 31 December 2019	639,897	(174,777)	465,120
Liabilities
Disposal groups	3,657	—	3,657
Group entities – liabilities	3,657	—	3,657
Total liabilities on 31 December 2019	3,657	—	3,657

	31 December 2018
ITEM	Cost or Gross value	Impairment losses	Carrying Amount
	(Thousand of euros)
Assets
Disposal groups	2,925,643	(1,657,462)	1,268,181
Loan and real estate assets portfolio	2,908,282	(1,657,462)	1,250,820
Group entities – assets	17,361	—	17,361
Discontinued operations	575,365	—	575,365
Total liabilities on 31 December 2018	3,501,008	(1,657,462)	1,843,546
Liabilities
Disposal groups	4,642	—	4,642
Group entities – liabilities	4,642	—	4,642
Discontinued operations	346,243	—	346,243
Total liabilities on 31 December 2018	350,885	—	350,885

(18.5.1) Loans and real estate assets portfolio

The Bank has classified certain portfolios of loans and credits, and certain real estate assets, with a gross amount at 31 December 2019 of EUR 623 million, approximately, as disposal groups classified as held for sale, since the carrying amounts of those portfolios will be recovered through a highly probable sale within a period of one year from the date of the classification as non- current assets held for sale. The assets were measured in the Bank’s balance sheet at 31 December 2019 at their estimated selling price less estimates costs to sell. This did not have a significant impact on the Group’s income statement.

As at 31 December 2018, this item included the balance of portfolios of mortgage loans and foreclosed assets whose sale agreed with Lone Star in December 2018 was pending completion until the pertinent administrative authorisations were obtained. Therefore, they were classified as a disposal groups classified as held for sale.

In 2019, within a year of the date of classification of the assets as non-current assets classified as held for sale, after complying with the conditions precedent, the transaction was completed. The assets were derecognised from the consolidated balance sheet, with no significant impact on the Group’s consolidated income statement. Pursuant to the agreement, the foreclosed real estate assets were acquired by Gramina Homes, S.L., incorporated in 2019 to manage, develop and dispose of the assets. Bankia held a 20% stake in this company at 31 December 2019, classifying the investment as an associate. The remaining 80% of the capital was owned by a subsidiary of Lone Star Fund XI. The portfolio of non-performing mortgage loans was acquired in full by a wholly owned vehicle of Lone Star Fund XI.

Meanwhile, the economic rights of the portfolio of loans and credits have been transferred through mortgage transfer certificates to a wholly owned vehicle of 100% Lone Star Fund XI, which has transferred them to a assets securitisation fund. The entity does not retain subordinated financing or hold any securities issued by that fund (see Note 27.1).

The breakdown of this item in the accompanying consolidated balance sheet by nature of the transaction is as follows:

ITEM	31/12/2019	31/12/2018
	(Thousand of euros)
Loans	356,068	1,377,441
Tangible Assets for own use	702	108,810
Assets from the foreclosed	265,822	1,422,031
Gross value	622,592	2,908,282
Impairment Losses	(174,777)	(1,657,462)
Net carrying amount	447,815	1,250,820

Loan and credit portfolio

As at 31 December 2019, of the portfolio of loans and credits, more than 95% of the gross balance related to non-performing loans by credit status and to households by counterparty sector, and more than 85% of the gross balance to other companies.

Appendix X includes the classification and impairment policies and criteria applied by the Group in refinancing and restructuring operations, along with their gross amount and the allowances and provisions for credit risk, with details of those classified as non-performing and a breakdown of those classified as “Non-assets and disposal groups classified as held for sale”.

Appendix X provides information on risk concentration by activity and geographic area. The information includes non-current assets classified as held for sale.

Real estate assets portfolio

The breakdown of real estate assets by classification in the balance sheet and type of asset is as follows, at 31 December 2019 and 2018:

ITEM	31/12/2019	31/12/2018
	(Thousand of euros)
Tangible assets for own use	702	108,810
Foreclosed assets	265,822	1,422,031
Finished dwellings - borrower’s primary residence	227,297	1,011,401
Managed rural property and offices, commercial and industrial premises	25,875	226,536
Building plots, plots and other property assets	12,650	184,094
Total	266,524	1,530,841

The following table provides a breakdown of the gross balance at 31 December 2019 and 2018 of real estate assets foreclosed or received in payment of debts (transactions in Spain) classified as a disposal group:

ITEM	31/12/2019	31/12/2018
	(Thousand of euros)
Property assets from financing intended for construction and property development	29,328	336,789
Finished products (completed property developments)	17,957	135,841
Work in progress (property developments under construction)	214	23,968
Lands	11,157	176,980
Property assets from mortgage-secured finacing granted to households for home in settlement of debt	199,603	843,482
Other real estate received in payment of debts	37,647	241,760

Appendix IX provides information on exposure to property and construction risk in Spain, including information on assets foreclosed or received in payment of debts and the real estate assets included in the preceding table.

(18.5.2) Discontinued operations

At 31 December 2018, the share capital of insurers Caja Granada Vida Compañía de Seguros Reaseguros, S.A. and Cajamurcia Vida y Pensiones de Seguros y Reaseguros, S.A., of which the Group held 100% of share capital were classified as “Disposal group - Discontinued operations”. Following approval on 29 March 2019 by the competition authority and the non-opposition of the Directorate-General for Insurance and Pension Funds of the sale arragend before 2018 of 51% of the share capital of these insurers to Mapfre Vida Sociedad Anónima de Seguros sobre la Vida Humana (“Mapfre Vida”), for a total price of EUR 110 million, the investment was derecognized in 2019 with no significant impact on the Bankia Group’s equity since they were measured at their selling price, less the estimated amounts of dividends to be distributed to Bankia as the sole shareholder of the companies, as provided for in the sale agreement. After the sale, the Group’s remaining 49% stakes in these companies were classified at the fair value of the transaction in “Investments in joint ventures and associates - Associates” (see Note 14.2)

(18.5.3) Group Entities – Assets and liabilities

The following table presents subsidiaries that meet the criteria for classification as “disposal groups” whose assets and liabilities are, therefore, presented as “Non-current assets and disposal groups classified as held for sale” and “Liabilities included in disposal groups classified as held for sale”:

	% participation
Entities	31/12/2019	31/12/2018
Corporación Financiera Habana, S.A., en Liquidación	60.00	60.00
Gestión y Recaudación Local, S.L .	99.75	99.75
Inversión General de Granada 2, S.L. en liquidación	—	75.00
Navicoas Asturias, S.L.	—	95.00

The table below provides the detail at 31 December 2019 and 2018 of the assets and liabilities corresponding to these companies by line item in the accompanying balance sheet under which they were recognised before classification as non- current assets held for sale:

	31/12/2019	31/12/2018		31/12/2019	31/12/2018
	(Thousand of euros)			(Thousand of euros)
Cash, cash balances at Central banks and other demand deposits	1	14	Financial liabilities at amortised cost	2,365	3,099
Financial assets at amortised cost	12,949	13,468	Provisions	1,228	1,228
Tangible assets	4	21	Other liabilities	64	315
Intangible assets	118	159
Other assets	4,233	3,699
TOTAL ASSETS	17,305	17,361	TOTAL LIABILITIES	3,657	4,642

Appendix II provides additional information on these companies.

(19)       Financial liabilities at amortised cost

Breakdown

The detail of this item in the accompanying consolidated balance sheets, based on the counterparty and nature of the related financial instruments, is as follows:

ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
Financial liabilities at amortised cost
Deposits from Central banks	13,937,693	13,855,970
Deposits from credit institutions	26,466,157	21,783,188
Customer deposits	123,624,577	125,135,008
Debt securities issued	17,626,191	17,478,163
Other financial liabilities	1,442,568	1,545,259
Sum	183,097,186	179,797,588
Valuation adjustments	2,079,068	2,070,998
Total	185,176,254	181,868,586

Financial liabilities at amortised cost – Deposits from Central banks

The breakdown of assets under this heading in the accompanying consolidated balance sheet is as follows:

ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
Bank of Spain / European Central Bank	13,937,693	13,855,970
Sum	13,937,693	13,855,970
Valuation adjustments	(128,937)	30
Total	13,808,756	13,856,000

These deposits from Central banks are taken using the credit policy with a securities pledge Bankia has set up in the ECB, which enables it to raise immediate liquidity (see Note 3.2).

This line item in the accompanying balance sheet taken under the framework of the programmes designed by the ECB (T-LTRO) to improve its long-term funding, which includes EUR 9,166,970 thousand from T-LTRO II with an average maturity of 6 months and 4,853,790 thousand from T-LTRO III with an average maturity of 3 years at 31 December 2019 (EUR 13,855,970 thousand by T-LTRO II with an average maturity of one year and 6 months, at 31 December 2018).

Regarding finance raised under the framework of the T-LTRO II programme, the Group received confirmation from the ECB that it had met the requirements to receive the incentive included in the terms of the programme. As a result, the Group recognised EUR 56,141 thousand in the year ended 31 December 2019 (EUR 55,905 thousand in 2018) under “Interest income” in the consolidated income statement (Note 29).

Financial liabilities at amortised cost – Deposits from credit institutions

The detail of this item in the accompanying balance sheets, based on the nature of the related operations, is as follows:

ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
Time deposits	3,712,983	3,769,763
Repos	19,593,061	14,643,061
Other accounts	3,160,113	3,370,364
Sum	26,466,157	21,783,188
Valuation adjustments	(5,672)	4,568
Total	26,460,485	21,787,756

The average effective annual interest rate on deposits from Central banks and other credit institutions at 31 December 2019 was 0.25% (0.20% at 31 December 2018).

Financial liabilities at amortised cost – Customer deposits

The detail of this item in the accompanying balance sheets, based on the nature of the related operations, is as follows:

ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
Public sector	4,778,218	6,608,051
Current accounts	4,249,765	5,826,475
Term deposits	528,453	781,576
Other financial corporations	12,608,848	14,510,107
Current accounts	4,926,023	5,730,785
Term deposits	7,637,299	8,735,368
Repos	45,526	43,954
Non-financial corporations	13,334,595	14,340,179
Current accounts	12,167,650	12,033,995
Term deposits	1,166,945	2,306,184
Households	94,063,075	90,861,139
Current accounts	67,515,663	59,632,449
Term deposits	26,547,412	31,228,690
Total	124,784,736	126,319,476

This consolidated balance sheet item includes one-off non-marketable mortgage-backed securities issued by the Group amounting to EUR 5,235,025 thousand at 31 December 2019 (EUR 6,247,854 thousand at 31 December 2018) (see Appendix VIII).

The average effective annual interest rate of these instruments at 31 December 2019 increased to 0.09% (0.12% at 31 December 2018).

Financial liabilities at amortised cost – Issued marketable debt securities

The detail of issues recognised under this heading in the consolidated balance sheet at 31 December 2019 and 2018 is set out in Appendix VI.

Interest accrued on subordinated liabilities in the year ended 31 December 2019 amounted to EUR 73,428 thousand (EUR 65,675 thousand at 31 December 2018), recognised under “Interest expenses” in the consolidated income statement for the year.

The coupons accrued on the issuances of contingent convertible bonds (convertible into ordinary shares of Bankia) have been recognised in Group equity as they are payable at the Entity’s discretion. At 31 December 2019, a balance of EUR 53,803 thousand (EUR 37,884 thousand at 31 December 2018) was recognised in this respect in the consolidated equity.

The average effective annual interest rate of these instruments at 31 December 2019 has been 1.11% (1.06% at 31 December 2018).

Issuances, repurchases and repayments of debt securities and subordinated liabilities

The table below shows information on the total issuances, repurchases and repayments of debt securities and subordinated liabilities in the years ended 31 December 2019 and 2018:

	31 December 2019
TYPE OF ISSUE	31/12/2018	Issues	Reimbursements	Value adjustments, treasury and other	31/12/2019
	(Thousands of euros)
Debt securities issued in an EU Member State requiring a prospectus to be registered	18,360,095	4,135,000	(3,986,237)	170,851	18,679,709
Total	18,360,095	4,135,000	(3,986,237)	170,851	18,679,709

	31 December 2018
TYPE OF ISSUE	31/12/2017	Issues	Reimbursements	Value adjustments, treasury and other	31/12/2019
	(Thousands of euros)
Debt securities issued in an EU Member State requiring a prospectus to be registered	19,784,810	1,000,000	(2,556,587)	131,872	18,360,095
Total	19,784,810	1,000,000	(2,556,587)	131,872	18,360,095

During 2019 the main issues and repurchases or repayments were:

•	On 17 January 2019, the “Bankia 2014-1 Bond” issuance was redeemed at maturity for EUR 1,000 million.

•	On 21 January 2019, the “BMN 5th Covered Bond” issuance was redeemed at maturity for EUR 500 million.

•	On 25 January 2019, the “Bankia 2019-1 Mortgage-Covered Bond” issuance was placed for EUR 475 million.

•	On 15 February 2019, the “Bankia 2019-1 Subordinated Bond” issuance was placed for EUR 1,000 million.

•	On 25 March 2019, the “Bankia 2019-1 Straight Bond” issuance was placed for EUR 500 million.

•	On 22 May 2019, the “Bankia 2014-1 Subordinated Bond” issuance was redeemed at maturity for EUR 1,000 million.

•	On 25 June 2019, the issuance of Bankia 2019-1 Non-Preferential Ordinary Bonus was issued in the amount of EUR 500 million.

•	On 28 June 2019, the repayment for the expiration of the issuance of “Cédula Hipotecaria Caja Madrid 2007-2” in the amount of 1,600 million euros.

•	On 9 July 2019, the “Bankia 2019-2 Straight Bond” issuance was placed for EUR 750 million.

•	On 12 July 2019, the “Banco Mare Nostrum 4th Covered Bond” issuance was redeemed at maturity for EUR 1,300 million.

•	On 12 November 2019, the issuance of Bankia 2019-2 Non-Preferential Straight Bonus was issued in the amount of EUR 750 million.

Appendices VI and VII provide a detail of issues comprising consolidated the balance sheet disclousure item “Debt securities issued”, along with issuances, repurchases or repayments of debt securities in 2019 and 2018 by the Bank or other Group companies.

Other information

In terms of seniority, the subordinated bonds rank junior to the claims held by all general creditors over the issuing entities.

The subordinated bond issue recognised under “Financial liabilities at amortised cost” at 31 December 2019 includes an option for the issuer to call, redeem, repurchase or repay early the securities after (at least) five years from the date of payment and on each coupon payment date, subject to prior authorisation by the Bank of Spain or, as appropriate, the competent authority, as long as it meets the requirements of Regulation (EU) No. 575/2013 and Directive 2013/36/EU. In addition, in compliance with regulatory requirements, authorisation may be given to the issuer for the full early redemption at any time in the following circumstances: i) in the event that there is a significant and unforeseen change in the applicable tax treatment and instruments, and ii) in the event that there is an unforeseen change, and with sufficient certainty, in the regulatory classification of the instruments that would likely result in their exclusion as capital.

The contingent convertible bonds, convertible into Bankia shares, targeted solely at professional investors, carry remuneration, payment of which is subject to certain terms and is discretionary. They are perpetual securities, although they can be repaid at Bankia’s option in the circumstances contemplated in the associated terms and conditions. Regardless, they will convert into ordinary new-issue Bankia shares if Bankia or the Group presents a common equity tier 1 capital ratio, calculated as required in Regulation (EU) 575/2013 of the European Parliament and of the Council, of 26 June 2013, on prudential requirements for credit institutions and investment firms, of less than 5.125%.

Issues of medium term notes are guaranteed by the issuing Group entities or are secured by restricted deposits.

Mortgage-backed securities were issued in accordance with Mortgage Market Law 2/1981, of 25 March, of the mortgage market regulation and the disposition built.

The Group has various registration documents on record in the Official Registers of the Spanish Securities Market Commission (CNMV) for non-participating securities, to be instrumented in mortgage-backed bonds, territorial bonds, non-convertible bonds and debentures, subordinated bonds and debentures, and special perpetual subordinated debentures.

Similarly, the Group has registration documents on record in the Official Registers of the CNMV for the issuance of promissory notes.

A detail, by maturity, of the balances of the Group’s main debt securites included in this heading is provided in Note 3.2, “Liquidity risk of financial instruments”.

Financial liabilities at amortised cost – Other financial liabilities

The detail, by type of transaction, of “Other financial liabilities” in the accompanying consolidated balance sheet is as follows:

ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
Obligations payable	124,500	156,738
Collateral received	1,925	2,098
Tax collection accounts	274,575	264,317
Special accounts and other items	994,319	1,076,719
Financial guarantees	47,249	45,387
Total	1,442,568	1,545,259

“Special accounts and other items” includes the lease liabilities related to the adoption of IFRS 16 (see Note 1.3.1).

Movement in 2019 in lease liabilities:

ITEM	Ejercicio 2019
(Thousands of euros)
Total at 31/12/2018	—
Aditions / disposals (net) (*)	566,460
Cost interest	12,810
Lease payments	(67,270)
Total at 31/12/2019	512,000

(*)	Includes the impact of the first-time application of IFRS 16 of EUR 615,629 thousand (see Note 1.3)

Present value of remaining lease payments, discounted at the incremental borrowing rate at 31 December 2019, by remain maturity:

ITEM	1 year	1 to 5 years	More than 5 years	Total
	(Thousands of euros)
Lease liabilities	60,220	161,602	290,178	512,000

(20)       Provisions

The detail of this heading in the accompanying consolidated balance sheet at 31 December 2019 and 2018 is as follows:

ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
Pensions and other post employment defined benefit obligations (see Note 38)	1,038,243	1,080,822
Pending legal issues and tax litigation	224,539	193,670
Commitments and guarantees given	301,717	373,082
Other provisions	189,536	274,542
Total	1,754,035	1,922,116

The changes in the provisions recognised in the consolidated balance sheet in the years ended 31 December 2019 and 2018 and the purposes thereof are as follows:

ITEM	Pensions and other postemployment defined benefit obligations	Pending legal issues and tax litigations	Commitment and guarantees given	Other provisions	Total
	(Thousands of euros)
Balances at 31 December 2017	442,407	363,803	379,484	848,881	2,034,575
Adjustments first application IFRS 9 (Note 1,3,2,3)	—	—	43,114	—	43,114
Balances at 1 January 2018	442,407	363,803	422,598	848,881	2,077,689
Net provisions/(reversals) charged to profit recognised for the year (Notes 38 and 41)	(10,418)	2,104	(51,008)	69,296	9,974
Provisions charged to the income statement	—	3,975	11,692	69,762	85,429
Reversals credited to the income statement	(10,418)	(1,871)	(62,700)	(466)	(75,455)
Amounts used	(31,767)	(172,237)	—	(643,635)	(847,639)
Transfers and other movements	680,600	—	1,492	—	682,092
Balances at 31 December 2018	1,080,822	193,670	373,082	274,542	1,922,116
Net provisions/(reversals) charged to profit recognised for the year (Notes 38 and 41)	(28,653)	104,233	(72,047)	11,019	14,552
Provisions charged to the income statement	—	104,233	27,362	34,390	165,985
Reversals credited to the income statement	(28,653)	—	(99,409)	(23,371)	(151,433)
Amounts used	(113,580)	(127,063)	—	(56,215)	(296,858)
Transfers and other movements	99,654	53,699	682	(39,810)	114,225
Balances at 31 December 2019	1,038,243	224,539	301,717	189,536	1,754,035

Pensions and other post-employment defined benefit obligations

The balance of pension and similar obligations at 31 December 2019 and 2018, recognised under “Provisions - Pensions and other post-employment defined benefit obligations” in the accompanying consolidated balance sheets stood at EUR 1,038,243 thousand and EUR 1,080,822 thousand, as disclosed in Notes 2.13 and 38.2 to the Group’s annual consolidated financial statements for the year ended 31 December 2019. Funds used and other movements carried out during 2019 include a payment of EUR 41 million to Bankia Mapfre Vida on the basis of assurance of commitments from the headcount restructuring 2019.

Pending legal issues and tax litigation

The balance of “Pending legal issues and tax litigation” includes, inter alia, provisions for tax and legal proceedings, was estimated applying prudent calculations in line with the uncertainty inherent in the contingencies covered and taking into account the estimating timing of the outflow of resources from the Group.

As indicated in Note 2.18 the Group is involved in various legal pr oceedings related to Bankia’s IPO.

Criminal procedure in the National Court

Both Bankia’s IPO and its 2011 financial statements were investigated in preliminary proceedings no, 59/2012 (currently Summary Procedure 1/2018) in Central Court of Instruction 4 of the National Court (Audiencia Nacional), This proceeding was initiated, among others, by Unión Progreso y Democracia (“UPyD”) against Bankia, BFA and their respective management bodies, accusing them of (i) fraud; (ii) misappropriation; (iii) falsification of financial statements; (iv) fraudulent or disloyal administration, and (v) price rigging.

The presiding judge of Central Court of Instruction No, 4 of the National Court (Audiencia Nacional) has concluded the pre-trial stage, continuing with the proceedings in an abbreviated procedure, through a fast-track ruling of 11 May 2017, In its ruling, the judge defined the punishable acts, classified them (as two alleged offences: (i) falsifying balance sheets and annual accounts, as set out in article 290 of the Spanish Penal Code, and (ii) misleading investors, as set out in article 282 bis therein) and determined the guilty parties, Accordingly, the ruling determines the prosecution of the Bank’s former chairman, Rodrigo De Rato Figaredo, the former deputy chairman, José Luis Olivas Martínez, and 32 other individuals (directors and senior executives of Bankia and the external auditor of the 2011 financial statements), as well as Banco Financiero y de Ahorros (BFA) and Bankia.

An appeal and appeals for inadmissibility against the transformation ruling were submitted, but were rejected, except the appeal by the savings banks’ employees’ union (CIC) with respect to the dismissal of the criminal liability charges against the external audit firm at the time of the IPO, which was accepted. As a result, an agreement was reached to keep external auditor in the proceeding.

On 17 November 2017, Central Examining Court No, 4 of the National High Court ordered the start of the hearings, Specifically, the court has ordered the start of the hearings for the crimes of financial statement forgery (categorised in article 290 of Spain’s Criminal Code) and investor fraud (article 282 bis of the Criminal Code) against certain former directors and executives.

Hearings began on 26 November 2018 and the case was ready for judgement on 5 October 2019.

In light of the above, the Group has treated this contingency, in accordance with the criteria explained in Note 2.18.1, as a contingent liability with an uncertain outcome at this date.

Civil proceedings by individual investors

In the years since Bankia’s IPO, the Group has received a large number of civil lawsuits from individual (individual and collective) and institutional investors, as well as out-of-court claims.

As of 31 December 2015, the Group estimated for a total EUR 1,840 million contingency as a result of those procedures, included EUR 1,040 million related to the cost of reimbursing shares pursuant to the enforcement of rulings and EUR 800 million to cover the related court costs and, as appropriate, any late-payment interest. At 31 December 2015, the estimates and assumptions were considered by an independent expert.

In execution of the Transactional Agreement - Convenio Transaccional - over the sharing between BFA, Tenedora de Acciones, S,A,U, and Bankia of the costs arising from the civil lawsuits brought by retail investors against the entities for the placement on the primary market of shares of Bankia and its addendum, provisions have been recognised in the amounts of EUR 416 million and EUR 320 million, respectively (EUR 736 million in total).

Until 31 December 2019, and as a result of the developments described above, the Group had utilised provisions in the amount of EUR 1,883 million, EUR 779 million of which corresponded to Bankia (EUR 556 million in respect of nullity of the share purchase contract and EUR 223 million in respect of damages, interest and expenses) and EUR 1,104 million of which corresponded to BFA pursuant to the agreement reached between the two parties under which Bankia assumed a first-tranche loss of 40% of the estimated cost, the remaining 60% therefore corresponding BFA, which is why the contingency associated with the retail shareholders who bought shares in the IPO is considered virtually closed.

At 31 December 2019, there are a total of 248 civil proceedings ongoing with respect to shares purchased in the IPO and subsequently.

Civil proceedings by institutional investors

Elsewhere, until 31 December 2019, 83 sentences have been handed down to institutional investors (of which 24 were favourable at first instance, 59 were unfavourable). On appeal, a total of 43 judgements have been delivered by the provincial courts of Spain, 30 of which were unfavourable and 13 favourable.

21 appeals have been lodged (eight by high-profile investors against four favourable rulings, given the high profile of the investors, which have been duly contested by Bankia in due time and form) and 13 have been lodged by Bankia, given the high profile of the investors).

The Group’s directors consider, at 31 December 2019, that the provision is sufficient to cover the amounts that the Group would have to pay as a result of the civil proceedings and restitution process described above, The key assumptions and, therefore, those whose changes could have the greatest impact on the amount of this provision are the number of claims to be received, and expectations regarding the outcome and the profile of the claimants, given the inherent uncertainty, The effects of these changes would be recognised in accordance with the criteria described in Note 1.4, unless expressly indicated otherwise.

Regarding the other legal and claims proceedings underway, other than those related to the Bankia IPO, which are detailed in Note 2.18.2, the Group has recognised the provisions it estimates will be necessary as of the reporting date. The change in provisions in 2019 relates to provisions set aside to cover the aforementioned lawsuits and litigation detailed in Note 2.18.2.

Provision for risk and contingent commitments

As described in Note 27.2 to the accompanying consolidated financial statements, “Provisions for contingent liabilities and commitments” includes provisions recognised to cover off-balance sheet exposures, calculated using the same criteria as for impairment of financial assets measured at amortised cost.

Other provisions

“Other provisions” at 31 December 2019 comprised mainly the provision for workforce restructuring, for EUR 86 million, additional provisions related to the restructuring of investees and the related liabilities and contingencies, and other provisions to cover certain contingencies arising from the ordinary course of business.

During 2019, the Group transferred approximately EUR 40 million of provisions to “Pending legal issues and tax litigation”.

(21)       Other liabilities

The detail of this heading in the consolidated balance sheet at 31 December 2019 and 2018 is as follows:

ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
Transactions in transit	60,025	108,678
Other items (1)	833,950	997,539
Total	893,975	1,106,217

(1)	Includes, inter alia, accruals associated with operating expenses.

(22)       Equity

(22.1) Capital

On 3 May 2019, the agreement of 25 April 2019 of the Board of Directors of the Bank was registered in the Commercial Register of Valencia, to partially implement the reduction of capital through the redemption of own shares approved by the General Meeting Shareholders on 22 March 2019.

Previously, on 5 March 2019, the European Central Bank was authorised to reduce capital by an effective amount of EUR 50 million by amortising 15,440,845 shares, representing 0.50% of the share capital.

As a result, Bankia’s share capital has been reduced by EUR 15,440,845, by the redemption of 15,440,845 shares of its own.

The purpose of the capital reduction has been the amortization of own shares. The reduction of capital has not meant the return of contributions, since Bankia is the owner of the amortised shares. The capital reduction has been implemented from voluntary reserves, making at the same time the corresponding provision of an unavailable reserve equal to the face value of the actually amortised own shares.

At 31 December 2019, the Bank’s share capital amounts to EUR 3,069,522 thousand, represented by 3,069,522,105 fully subscribed and paid up registered shares with a par value of EUR 1 each of the same class and series.

During 2019 and 2018, no transaction costs were recognised for the issuance or acquisition of own equity instruments.

Bankia, S.A.’s main shareholders at 31 December 2019 and 2018 were as follows:

	Number of shares		% of participation
Shareholder	31/12/2019	31/12/2018	31/12/2019	31/12/2018
BFA, Tenedora de Acciones, S.A.U.	1,896,894,838	1,893,698,598	61.797%	61.385%

(22.2) Transactions with treasury shares

In the years 2019 and 2018, changes to “Equity - Less: Treasury shares” on the balance sheet, showing the amount of Bankia’s equity instruments held by the Bank, were as follows:

	31/12/2019		31/12/2018
ITEM	No. Shares	Amount (thousands of euros)	No. Shares	Amount (thousands of euros)
Account balance at the beginning of the year	29,543,837	96,646	20,023,158	79,837
+ Purchases during the year	31,664,515	64,971	37,119,377	122,241
- Amortization of own securities (*)	(15,440,845)	(50,000)	—	—
- Sales and other changes	(23,436,947)	(61,274)	(27,598,698)	(105,432)
Account balance at the end of the year	22,330,560	50,343	29,543,837	96,646
Net incomes on transactions with treasury shares (reserves)		(12,143)		(6,429)

(*)	Amortization of own securities in the first half of 2019 by capital reduction (see Note 22.1)

In accordance with prevailing regulations, treasury share transactions are recognised directly in equity; no gain or loss may be recognised in respect of such transactions in the consolidated income statement.

Certain disclosures required by applicable regulations in connection with transactions involving treasury shares of Bankia, S,A, by the Group in 2019 and 2018 follow:

Acquisitions of treasury shares:

•	Number of treasury shares acquired in 2019: 31,664,515 (37,119,377 shares at 31 December 2018).

•	Par value of treasury shares acquired in 2019: 31,665 (EUR 37,119 thousand of EUR 1 par value at 31 December 2018).

•	Average price of treasury shares acquired in 2019: 2,052 (EUR 3,293 of EUR 1 par value at 31 December 2018).

•	Total amount charged to equity in 2019: EUR 64,971 thousand (EUR 122,241 thousand at 31 December 2018).

Disposals of treasury shares:

•	Number of treasury shares sold in 2019: 23,436,947 shares (27,598,698 shares at 31 December 2018).

•	Par value of treasury shares sold in 2019: EUR 23,437 thousand of EUR 1 par value (EUR 27,599 thousand of EUR 1 par value).

•	Average selling price of treasury shares sold in 2019: EUR 2.096 of EUR 1 par value (EUR 3.587 of EUR 1 par value).

•	Amount charged to equity for sales in 2019: EUR 61,274 thousand (EUR 105,432 thousand at 31 December 2018).

Treasury shares held at 31 December 2019 and 2018:

•	Number of treasury shares held: 22,330,560 (29,543,837 shares at 31 December 2018).

•	Par value of treasury shares held: EUR 22,331 thousand of EUR 1 par value (EUR 29,544 thousand of EUR 1 par value at 31 December 2018).

•	Average acquisition price of treasury shares held: EUR 2,254 (EUR 3,271 at 31 December 2018).

•	Amount charged to equity for acquisition of treasury shares: EUR 50,343 thousand (EUR 96,646 thousand at 31 December 2018).

(22.3) Other Reserves

The Group’s consolidated statement of changes in total equity for the six months ended 31 December 2019 and 2018 includes shows the changes to consolidated equity for this item in the period.

(22.3.1) Restricted reserves

Pursuant to the Consolidated Text of the Spanish Corporate Enterprises Act, companies must earmark an amount at least 10% of profit for the legal reserve until such reserve represents 20% of the capital, The legal reserve may be used to increase capital to the extent that it exceeds 10% of the increased capital figure, Other than for this purpose, the legal reserve may be used to set off losses if no other sufficient reserves are available for such purpose,This reserve is recognised under “Equity - Other reserves” under equity in the consolidated balance sheet and totalled EUR 613,904 thousand at 31 December 2019 (EUR 616,993 thousand at 31 December 2018).

During 2019, an unavailable reserve equivalent to the face value of the own shares amortised in the capital reduction referred to in Note 22.1, amounting to EUR 15,441 thousand, was established.

(22.3.2) Breakdown of reserves by entity

The detail, by fully and proportionately consolidated companies and those accounted for using the equity method, of “Reserves” in the consolidated balance sheets at 31 December 2019 and 2018 is as follows:

ITEM	31/12/2019	31/12/2018
	(Thousand of euros)
Bankia Inversiones Financieras, S.A.U. (See Note 1.15)	—	538,865
Bankia Mapfre Vida, S.A., de Seguros y Reaseguros	(53,536)	(38,223)
Bankia Habitat, S.L.U.	(2,173,112)	(2,114,501)
Caja Granada Vida, Compañía de Seguros y Reaseguros, S.A.	(4,148)	(3,663)
Cajamurcia Vida Y Pensiones de Seguros Y Reaseguros, S.A.	(9,870)	(11,512)
Corporación Industrial Bankia, S.A.U.	(1,038,530)	(1,017,903)
Geoportugal - Imobiliaria, LDA.	(32,712)	(32,710)
Inversiones y Desarrollos 2069 Madrid, S.L.U. en liquidación	(19,972)	(18,798)
Promociones y Proyectos Murcilor, S.L. en liquidación	(20,012)	(20,012)
Proyectos y Desarrollos Hispanomexicanos, S.A. de C.V.	12,968	12,968
Share Capital, S.L.	—	(23,341)

(22.4) Other information

(22.4.1) Investments in listed companies

Other than Bankia, S.A., no other Group subsidiary was listed on an active market at 31 December 2019.

(22.4.2) Other resolutions adopted at the Annual General Meeting regarding the issuance of shares and other securities

At the General Meeting of Shareholders held on 22 March 2019, resolutions were adopted to delegate to the Board of Directors of the Bank the following powers:

•	The authority to increase the share capital by up to a maximum of 50% of the subscribed share capital, by means of one or more increases and at any time within a maximum of five years, by means of cash contributions, with authority, if applicable, to misapply preemptive subscription rights up to a maximum of 20% of share.

•	The authority to issue, within a maximum term of five years, securities convertible into and/or exchangeable for shares of the Company, as well as warrants or other similar securities that may directly or indirectly entitle the holder to subscribe for or acquire shares of the Company, for an aggregate amount of up to one billion five hundred million (1,500,000,000) euro; as well as the authority to increase the share capital in the requisite amount, and the authority, if applicable, to misapply preemptive subscription rights up to a maximum of 20% of share capital.

•	Authorisation for the derivative acquisition of own shares in accordance with the limits and requirements established in the Corporations Act.

•	Authorization to the Board of Directors for the distribution of dividends on account during the 2019 financial year.

•	Authorise the Board of Directors to carry out the capital reduction through the cancellation of treasury shares.

(23)       Accumulated other comprenhensive income

The detail of the balances of this consolidated balance sheet item as at 31 December 2019 and 2018 is as follows:

ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
Items that will not be reclassified to profit or loss	57,233	54,627
Actuarial gains or (-) losses on defined benefit pension plans	34,056	29,939
Non-current assets and disposal groups classified as held for sale	(9,347)	-
Share of other recognised income and expense of investments in joint ventures and associates	4,219	3,183
Fair value changes of debt instruments measured at fair value through other comprehensive income	28,305	21,505
Items that may be reclassified to profit or loss	122,769	92,827
Foreign currency translation	(113)	(293)
Hedging derivatives. Cash flow hedges reserve [effective portion]	(8,006)	(2,299)
Fair value changes of debt instruments measured at fair value through other comprehensive income	82,085	62,459
Non-current assets and disposal groups classified as held for sale	(2,674)	4,187
Share of other recognised income and expense of investments in joint ventures and associates	51,477	28,773
Accumulated other comprehensive income	180,002	147,454

Items that may be reclassified to profit or loss. Fair value of equity instruments measured at fair value through other comprehensive income

This item in the accompanying consolidated balance sheet includes the net amount of the changes in Financial assets at fair value through other comprehensive income which must be recognised in the Group’s equity. These changes are recognised in the consolidated income statement when the assets which gave rise to them are sold or become impaired.

The following table provides details of the gains and losses by financial instrument at 31 December 2019 and 2018:

	31 December 2019			31 December 2019
Total Gross	Gains	Losses	Amounts Net Of Tax Effect	Gains	Losses
	(Thousands of euros)			(Thousands of euros)
Quoted debt securities	132,256	(14,992)	Quoted debt securities	92,579	(10,494)
Unquoted debt securities	—	—	Unquoted debt securities	—	—
Total	132,256	(14,992)	Total	92,579	(10,494)
Total Gains (Gross)	117,264		Total Gains (Net)	82,085

	31 December 2018			31 December 2018
Total Gross	Gains	Losses	Amounts Net Of Tax Effect	Gains	Losses
	(Thousands of euros)			(Thousands of euros)
Quoted debt securities	161,283	(72,056)	Quoted debt securities	112,898	(50,439)
Unquoted debt securities	—	—	Unquoted debt securities	—	—
Total	161,283	(72,056)	Total	112,898	(50,439)
Total Gains (Gross)	89,227		Total Gains (Net)	62,459

Items that may be reclassified to profit or loss. Hedging derivatives. Cash flow hedges [hedged item]

This item in the accompanying consolidated balance sheet includes the effective portion of the net gain or loss on financial derivatives designated as hedging instruments in cash flow hedges (see Note 2.3).

Items that may be reclassified to profit or loss. Foreign currency translation

This item in the accompanying consolidated balance sheet includes the amount of the exchange differences arising on monetary items whose fair value is adjusted against equity and of the differences arising on the translation to euros of the balances in the functional currencies of the consolidated entities accounted for using the equity method whose functional currency is not the euro.

The detail of this heading in the consolidated balance sheet at 31 December 2019 and 2018 is as follows:

ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
Bankia, S.A.	(113)	(292)
Beimad Investment Services Co, Ltd	—	(1)
Total	(113)	(293)

Items that may be reclassified to profit or loss. Share of other recognised income and expense of investments in joint ventures and associates

This caption in the accompanying consolidated balance sheet includes the carrying amount of valuation adjustments, of any type, recognised under equity in the consolidated financial statements of associates and joint ventures accounted for using the equity method.

The detail of this heading in the consolidated balance sheet at 31 December 2019 and 2018 is as follows:

ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
Bankia Mapfre Vida, S.A. de Seguros y Reaseguros	50,107	35,504
CajaGranada Vida Compañía Seguros y Reaseguros, S.A.	783	—
CajaMurcia Vida y Pensiones de Seguros y Reaseguros, S.A.	587	—
Caja de Seguros Reunidos, compañía de Seguros y Reaseguros, S.A.”CASER”	—	(6,731)
Total	51,477	28,773

Items that will not be reclassified to profit or loss. Actuarial gains or (-) losses on defined benefit pension plans

This item on the consolidated balance sheet shows the defined benefit post-employment payments profit/(loss) which not recognised in the consolidated income and expense (see Notes 2.13.1 and 38.3).

Changes in balances in those years are recognised in the consolidated income statements for 2019 and 2018 under

“Accumulated other comprehensive income”.

(24)       Minority interests [Non-controlling interests]

The detail, by consolidated company, of “Non-controlling interests” in the accompanying consolidated balance sheet is as follows:

COMPANY	31/12/2019	31/12/2018
	(Thousands of euros)
Arrendadora Aeronáutica, AIE	—	134
Corporación Financiera Habana, S.A., in liquidation	11,001	10,620
Other Companies	2,324	1,720
Balances at the end of the year	13,325	12,474

The detail, by company, of “Profit / (loss) attributable to non-controlling interests” in the accompanying consolidated income statement of the Group for 2019 and 2018 is as follows:

COMPANY	31/12/2019	31/12/2018
	(Thousands of euros)
Arrendadora Aeronáutica, A.I.E.	—	134
Arrendadora de Equipamientos Ferroviarios, S.A.	194	156
Corporación Financiera Habana, S.A., in liquidation	663	1
Garanair, S.L.	—	(2)
Inversión General de Granada 2, S.L in liquidation	(4)	(1)
Balances at the end of the year	853	288

The detail, by company, of the changes in the balance of “Non-controlling interests” in the consolidated balance sheet for the years ended 31 December 2019 and 2018 is as follows:

	31 December 2019
COMPANY	31/12/2018	Dividends paid to non—controlling shareholders	Profit or loss, capital increase and other	31/12/2019
	(Thousands of euros)
Arrendadora Aeronáutica, AIE	134	—	(134)	—
Arrendadora de Equipamientos Ferroviarios, S.A.	2,134	—	194	2,328
Corporación Financiera Habana, S.A., in liquidation	10,620	(16)	397	11,001
Other Companies	(414)	—	410	(4)
Balances at the end of the year	12,474	(16)	867	13,325

	31 December 2018
COMPANY	31/12/2017	Dividends paid to non-controlling shareholders	Profit or loss, capital increase and other	31/12/2018
	(Thousands of euros)
Arrendadora Aeronáutica, AIE	11,616	—	(11,482)	134
Arrendadora de Equipamientos Ferroviarios, S.A.	1,977	—	157	2,134
Corporación Financiera Habana, S.A., en liquidación	11,709	(2,626)	1,537	10,620
Other Companies	(411)	(75)	72	(414)
Balances at the end of the year	24,891	(2,701)	(9,716)	12,474

Following is a detail of the non-Group or related companies with ownership interests of 10% or more in Group companies at 31 December 2019 and 2018:

		Ownership interest
Group company	Investment holder	31/12/2019	31/12/2018
Arrendadora de Equipamientos Ferroviarios, S.A.	CAF Investment Projects, S.A.	15.00	15.00
Corporación Financiera Habana, S.A., en liquidación	Banco Popular de Ahorro de Cuba, S.A.	40.00	40.00
Inversión General de Granada 2, S.L., en liquidación	Caja Rural de Granada, Soc. Coop. de Crédito	—	25.00

(25)       Fair value

(25.1) Fair value of financial instruments

The fair value of a financial asset or liability on a specific date is the amount at which it could be delivered or settled, respectively, on that date between knowledgeable, willing parties acting freely and prudently in an arm’s length transaction. The Group generally uses the following methods to estimate the fair value of financial instruments:

•	When the market publishes closing prices, these prices are used to determine the fair value.

•	When the market publishes both bid and asking prices for the same instrument, the market price for a purchased asset or a liability to be issued is the bid price and that for an asset to be purchased or an issued liability is the asking price, If there is significant market-making activity or it can be demonstrated that the positions can be closed – settled or hedged – at the average price, the average price is used.

•	If there is no market price for a given financial instrument or for scantly active markets, its fair value is estimated on the basis of the price established in recent transactions involving similar instruments and, in the absence thereof, of valuation techniques sufficiently used by the international financial community, taking into account the specific features of the instrument to be measured and, particularly, the various types of risk associated with the instrument.

•	The valuation techniques used to estimate the fair value of a financial instrument meet the following requirements:

•	The techniques used are based on the most consistent and appropriate economic and financial methods, which have been demonstrated to provide the most realistic estimate of the financial instrument’s price.

•	They are those which are customarily used by market participants to measure this type of financial instrument, such as discounting of cash flows, condition-based or non-arbitrage option pricing models, etc.

•	They maximise the use of available information, in relation to both observable data and recent transactions of similar characteristics, and limit the use of non-observable data and estimates as far as possible.

•	They are sufficiently and amply documented, including the reasons why they were chosen in preference to other possible alternatives.

•	They are applied consistently over time so long as the reasons for choosing them do not change.

•	The validity of the models is examined periodically using recent transactions and current market data.

•	They take into account the following factors: the time value of money, credit risk, exchange rates, commodity prices, equity prices, volatility, liquidity, prepayment risk and servicing costs.

•	For financial instruments with no market or with a scantly active market, on initial recognition, the fair value is obtained either on the basis of the most recent transaction price, unless another value can be demonstrated through comparison with other recent market transactions in the same instrument, or by using a valuation technique in which all the variables are taken solely from observable market data.

•	The fair value of derivatives is determined as follows:

•	Financial derivatives included in the held-for-trading portfolios which are traded in organised, transparent and deep markets: the fair value is deemed to be their daily quoted price and if, for exceptional reasons, the quoted price at a given date cannot be determined, these financial derivatives are measured using methods similar to those used to measure OTC derivatives.

•	OTC derivatives or derivatives traded in scantly deep or transparent organised markets: the fair value is taken to be the sum of the future cash flows arising from the instrument, discounted to present value at the date of measurement (“present value” or “theoretical close”) using valuation techniques accepted by the financial markets: “net present value” (NPV), option pricing models, etc, Derivatives not supported by a CSA (market standard) collateral agreement: an own or third party credit risk adjustment (CVA and DVA) differentiated based on the internal rating of the counterparty (see Note 3.1):

•	Counterparties rated CCC or higher: all components are taken directly from the market (risk factors that affect the value of the derivative) or indirectly from the inputs that reflect credit risk through quoted prices in markets that are closest to that of the counterparty and of Bankia.

•	Counterparties classified as “doubtful”: internal expert criteria regarding recovery of the debt are used as there are no market indices to assess their credit risk due to the absence of a secondary market with prices and reasonable liquidity.

CVA and DVA are included in the valuation of derivatives, both assets and liabilities, to reflect the impact of counterparty and own credit risk, respectively, on fair value.

CVA is calculated taking into account potential exposure to each counterparty in each future period, The CVA for a specific counterparty is the sum of the CVAs for all periods. The adjustments are calculated by estimating exposure at default, probability of default and loss given default for all derivatives on any underlying at legal entity-level at which the Bankia Group is exposed.

DVA is a similar valuation adjustment to CVA, but arises from Bankia’s own risk assumed with OTC derivatives counterparties, Similarly, DVA is calculated by multiplying expected negative exposure by probability of default and multiplying the result by Bank’s loss given default.

The credit risk valuation adjustments amounts registered in the consolidated balance sheet at 31 December 2019 is EUR 100 million for CVA (EUR 103 million at 31 December 2018), and EUR 3 million for DVA (EUR 5 million at 31 December 2018). The impact registered in the caption “Gains or (-) losses on financial assets and liabilities held for trading, net” of the consolidated income statement at the year-end 2019 corresponding to the adjustment is EUR 0.4 million profits (EUR 8 million profits at 31 December 2018).

Determination of fair value of financial instruments

The following table compares the amounts at which the Group’s financial assets and financial liabilities are recognised in the accompanying consolidated balance sheet and their related fair value:

	31/12/2019		31/12/2018
ITEM	Total balance sheet	Fair value	Total balance sheet	Fair value
	(Thousands of seuros)
ASSETS
Cash, cash balances at Central banks and other demand deposits	13,202,885	13,202,885	4,753,800	4,753,800
Financial assets held for trading	6,690,901	6,690,901	6,307,967	6,307,967
Non-trading financial assets mandatorily at fair value through profit or loss	34,755	34,755	9,348	9,348
Financial assets at fair value through other comprenhensive income	11,981,872	11,981,872	15,635,715	15,635,715
Financial assets at amortised cost	155,968,440	166,555,103	156,461,440	167,886,708
Non-current assets and disposal groups classified as held for sale – Other equity instruments	134,919	134,919	132,227	132,227
Derivatives – Hedge accounting	2,498,821	2,498,821	2,626,997	2,626,997
LIABILITIES
Financial liabilities held for trading	6,750,111	6,750,111	6,046,596	6,046,596
Financial liabilities at amortised cost	185,176,254	185,121,750	181,868,586	182,189,468
Derivatives – Hedge accounting	87,402	87,402	183,189	183,189

For financial instruments whose carrying amount differs from their theoretical fair value, this latter value was calculated as follows:

•	The fair value of “Cash, cash balances at Central banks and other demand deposits” approximates their carrying amount as they are short-term balances.

•	The fair value of debt instruments classified as “Financial assets at amortised cost” and “Financial liabilities at amortised cost” was estimated using the discounted cash flow method taking market interest rates at the each of period without considering the issuer’s credit risk, This valuation is considered to use Level 3 inputs in the approaches described below for financial instruments whose carrying amount is equal to their fair value.

The fair value of the debt securities classified as “Financial assets at amortised cost” is considered equivalent to their quoted price in active markets except for the SAREB bonds (see Note 12), whose fair value was estimated using Level 2 inputs and did not differ significantly from their carrying amount (fair value was determined using quoted prices of Spanish government bonds of similar characteristics).

Financial instruments whose carrying amount coincides with their fair value were measured as follows:

•	LEVEL 1: Financial instruments whose fair value was determined by reference to their quoted price in active markets, without making any change to these prices.

•	LEVEL 2: Financial instruments whose fair value was estimated by reference to quoted prices on organised markets for similar instruments or using other valuation techniques in which all the significant inputs are based on directly or indirectly observable market data.

•	LEVEL 3: Instruments whose fair value was estimated by using valuation techniques in which one or another significant input is not based on observable market data. An input is deemed to be significant when it is important for determining the fair value as a whole.

The Group did not recognise any financial asset or financial liability whose fair value differed from the transaction price and that was not measured using the approaches and assumptions that allow them to be classified in Level 1 and Level 2. Therefore, no gain or loss was recognised to reflect changes in the inputs that market participants would take into account when pricing the asset or liability. If the transaction price differs from fair value, the gain or loss is recognised in profit or loss for financial instruments classified in Levels 1 and 2 of the fair value hierarchy.

The following table presents the main financial instruments measured at fair value in the accompanying consolidated balance sheet, by measurement method used to estimate fair value:

	Equity instruments
	31/12/2019			31/12/2018
ITEM	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
ASSETS
Financial assets held for trading	158,904	6,437,567	94,430	285,998	5,933,432	88,537
Debt securities	155,899	14,896	—	281,570	—	—
Equity instruments	1,381	—	—	3,901	—	—
Trading derivatives	1,624	6,422,671	94,430	527	5,933,432	88,537
Non-trading financial assets mandatorily at fair value through profit or loss	—	237	34,518	—	187	9,161
Debt securities	—	237	—	—	187	—
Equity instruments	—	—	—	—	—	—
Loans and advances	—	—	34,518	—	—	9,161
Financial assets at fair value through other comprehensive income	11,846,580	94,622	40,670	15,452,686	140,784	42,245
Debt securities	11,846,580	59,475	—	15,452,686	106,729	—
Equity instruments	—	35,147	40,670	—	34,055	42,245
Non-current assets and disposal groups classified as held for sale – Other equity instruments	—	—	134,919	42	—	132,185
Derivatives – Hedging accounting	—	2,498,821	—	—	2,626,993	4
LIABILITIES
Financial liabilities held for trading	271,233	6,474,061	4,817	122,121	5,920,496	3,979
Derivatives	—	6,474,061	4,817	40	5,920,496	3,979
Short positions	271,233	—	—	122,081	—	—
Derivatives – Hedge accounting	—	87,402	—	—	183,189	—

Below are the amounts recognised in the consolidated income statement for 2019 and 2018 due to changes in the fair value of the Group’s financial instruments, The changes relate to unrealised gains and losses, with a distinction made between financial instruments whose fair value is estimated using valuation techniques whose variables are obtained from observable market inputs (Level 2) and those for which one or more significant variables are not based on observable market inputs (Level 3), Also shown are the cumulative unrealised changes in value at 31 December 2019 and 2018:

	31 December 2019
	Unrealized gains or losses booked in the consolidated income statement			Accumulated fair value changes booked in the consolidated balance sheet
ITEM	Level 2	Level 3	Total	Level 2	Level 3	Total
	(Thousands of euros)
ASSETS
Financial assets held for trading	3,217,721	21,146	3,238,867	5,796,645	87,617	5,884,262
Debt securities	—	—	—	—	—	—
Trading derivatives	3,217,721	21,146	3,238,867	5,796,645	87,617	5,884,262
Non-trading financial assets mandatorily at fair value through	(12)	—	(12)	(233)	—	(233)
profit or loss
Equity instruments	—	—	—	—	—	—
Debts securities	(12)	—	(12)	(233)	—	(233)
Loans and advances	—	—	—	—	—	—
Financial assets held for trading	17,762	(807)	16,955	24,563	18,852	43,415
Equity securities	10,653	(807)	9,846	21,583	18,852	40,435
Debt securities	7,109	—	7,109	2,980	—	2,980
Derivatives – Hedge accounting	210,024	—	210,024	2,205,820	—	2,205,820
TOTAL ASSETS	3,445,495	20,339	3,465,834	8,026,795	106,469	8,133,264
LIABILITIES
Financial liabilities held for trading	(2,983,868)	158	(2,983,710)	6,405,436	(3,407)	6,402,029
Trading derivatives	(2,983,868)	158	(2,983,710)	6,405,436	(3,407)	6,402,029
Derivatives – Hedge accounting	(311,649)	—	(311,649)	34,520	—	34,520
TOTAL LIABILITIES	(3,295,517)	158	(3,295,359)	6,439,956	(3,407)	6,436,549

	31 December 2018
	Unrealized gains or losses booked in the consolidated income statement			Accumulated fair value changes booked in the consolidated balance sheet
ITEM	Level 2	Level 3	Total	Level 2	Level 3	Total
	(Thousands of euros)
ASSETS
Financial assets held for trading	(1,855,225)	15,435	(1,839,790)	5,256,051	83,257	5,339,308
Debt securities	—	—	—	—	—	—
Trading derivatives	(1,855,225)	15,435	(1,839,790)	5,256,051	83,257	5,339,308
Non-trading financial assets mandatorily at fair value through profit or loss	—	—	—	(221)	—	(221)
Equity instruments	—	—	—	—	—	—
Debts securities	—	—	—	(221)	—	(221)
Loans and advances	—	—	—	—	—	—
Financial assets held for trading	1	—	1	17,154	20,134	37,288
Equity securities	—	—	—	10,930	20,134	31,064
Debt securities	1	—	1	6,224	—	6,224
Derivatives – Hedge accounting	(406,184)	(2)	(406,186)	2,261,489	2	2,261,491
TOTAL ASSETS	(2,261,408)	15,433	(2,245,975)	7,534,473	103,393	7,637,866
LIABILITIES
Financial liabilities held for trading	3,185,917	206	3,186,123	5,932,998	(2,686)	5,930,312
Trading derivatives	3,185,917	206	3,186,123	5,932,998	(2,686)	5,930,312
Derivatives – Hedge accounting	101,669	—	101,669	106,827	—	106,827
TOTAL LIABILITIES	3,287,586	206	3,287,792	6,039,825	(2,686)	6,037,139

The following table presents the main methods, assumptions and inputs used to measure the fair value of Level 2 and 3 financial instruments and the related balances at 31 December 2019:

(Million of euros)
Level 2 financial instruments	Valuation techniques	Main assumptions	Inputs	Fair Value
Debt securities	Present value method (discounted cash flows or DCF) LMM	Calculation of the present value of financial instruments as the present value of the future cash flows (discounted at market interest rates), considering: Estimation of prepayment rates, issuer credit risk and current market interest rates, Inclusion of stochastic volatilities in LMM allows complete modelling of the volatility area.	• Yield Curves • Credit spread • Correlation	Debt securities: 75
Equity instruments	Present value method	Calculation of the present value of future cash flows. Considering: • Issuer credit spreads • Prepayment Rates • Yield Curves • Risk Neutrality, non-arbitrage	• Yield Curves • Credit spreads	Equity instruments: 35
Derivatives	Interest rate derivatives: Black and Libor Market Model	For measurement of widely traded instruments, e,g, caps, floors, European swaptions, etc.

For equity, inflation, currency or commodity derivatives:

•  Forward structure of the underlying

•  Option Volatily

•  Observable correlations among underlyings

For interest rate derivatives:

•  Term structure of interest ratess

•  Volatility of the underlying

•  For credit derivatives:

•  Quoted Credit Default Swaps (CDS) prices

Trading Derivatives: Assets: 6,423 Liabilities: 6,474
	For equity, currency or commodity derivatives: Black Scholes, Skew Model	For measurement of widely traded instruments, e,g, call, put, straddle, etc.		Hedging Derivatives: Assets: 2.499 Liabilities: 87
	For inflation derivatives: analytical formula	Absence of correlation between interest rates and inflation.
Risk neutrality, absence of arbitrage opportunities.
	For credit derivatives: analytical formula	Calculation of probability of default (PD) levels to ensure compliance with the risk neutrality and non- arbitrage assumptions.
(Million of euros)
Level 3 financial instruments	Valuation techniques	Main assumptions	Not observable inputs	Fair Value
Debt securities	Present value method, The Gaussian Copula Model Libor Market model.

Calculation of the present value of financial instruments as the present value of the future cash flows (discounted at market interest rates), bearing in mind: Estimation of prepayment rates, issuer credit risk and current market interest rates. To measure asset backed securities (ABS), future prepayments are calculated based on conditional prepayment rates provided by the issuers. The “time-to-default” model is used to measure the probability of default.

Inclusion of stochastic volatilities in LMM allows complete modelling of the volatility area.

			• Prepayment rates • Credit spread • Default correlation • Interest rate correlation	Debt securities: (*) Loans and advances: 35
Equity instruments	Present value method	Net asset value (NAV) for hedge funds and for equity instruments listed in thin or less active markets.	• Credit spread; • NAV provided by the fund manager or the issuer of the securities	Equity instruments: 41
Derivatives	For interest rate derivatives: the Libor Market, Hull and White model

Both methods are based on modelling of future interest rate performance, replicating the yield curve and volatility surface.

The HW model is used provided the volatility smile does not affect the value of the derivative. The inclusion of stochastic volatilities in LMM allows complete modelling of the volatility area, making the LMM model the most widely used to measure exotic derivatives.

			• Correlation • Term structure of volatilities based on the underlying	Trading Derivatives: Assets: 94 Liabilities: 5
	For equity and currency derivatives: Dupire, Heston, Black, solved by numerical methods	The options are measured using generally accepted valuation models and include implied volatility observed.	• Correlation • Term structure of volatilities • Dividends
	Inflation derivatives: Jarrow y Yildrim	The Jarrow and Yildirim model is used for modelling inflation and nominal rates. This model is based on the analogy between the inflation index and foreign exchange rates.	• Correlation • Inflation curve • Nominal rates
	Credit baskets: Gaussian Copula	The Gaussian Copula measurement method, which is widely accepted in financial markets for its simplicity.	• Correlation between defaults • Historical CDS volatilitY

(*)	There were no outstanding transactions at 31 December 2019.

Any reasonably possible changes in one or more variable or other assumptions would not result in a significant change in the fair value of Level 3 financial instruments relative to the total portfolio of financial instruments.

The Group has a formal policy that sets out the procedure for assigning fair value levels and potential changes therein.

According to this procedure, a Level is assigned to financial instruments measured at fair value, determined based on the quality and availability of the various inputs, models, market information etc, at the date of purchase of the position. These parameters are subsequently reviewed periodically in accordance with their trends.

This procedure is carried out by analysing the information available to the Group to set the valuation price, studying the necessary inputs, the sources and quality of the information, or the need to use more complex models.

Transfers of financial instruments not classified as non-current assets held for sale between fair value hierarchy levels during 2019 and 2018 were as follows:

		At 31 December 2019
	FROM:	Level 1		Level 2		Level 3
Transfers between levels	TO:	Level 2	Level 3	Level 1	Nivel 3	Nivel 1	Nivel 2
		(Thousands of euros)
Assets
Financial assets held for trading – Derivatives		—	—	—	4,765	—	3,883
Financial assets at fair value through other comprehensive income		—	—	35,980	—	—	—
Liabilities
Financial liabilities held for trading – Derivatives		—	—	—	4	—	4

		At 31 December 2018
	FROM:	Level 1		Level 2		Level 3
Transfers between levels	TO:	Level 2	Level 3	Level 1	Nivel 3	Nivel 1	Nivel 2
		(Thousands of euros)
Assets
Financial assets held for trading – Derivatives		—	—	—	4,488	—	66
Financial assets at fair value through other comprehensive income		35,323	—	—	—	—	—
Liabilities
Financial liabilities held for trading – Derivatives		—	—	—	9	—	6

The amount of financial instruments transferred between measurement levels in 2019 is immaterial relative to the total value of the portfolios and relates mainly to changes in one or more characteristics of the assets. Specifically:

•	Transfer from Level 2 to Level 3 for EUR 5 million: As relevant inputs that represent key assumptions (credit risk) used in the valuation technique to measure certain derivatives have become unobservable.

•	Transfer from Level 3 to Level 2 for EUR 4 million: As relevant observable inputs that represent key assumptions (credit risk) used in the valuation technique to measure certain derivatives have been found.

•	Transfer from Level 2 to Level 1 for EUR 36 millIon: as certain Level 2 debt instruments have returned to active markets with observable inputs.

The movement in balances financial assets and financial liabilities categorised within Level 3 excluding those classified as “Non- current assets and disposal groups classified as held for sale”, shown in the accompanying consolidated balance sheets at 31 December 2019 and 2018 follow:

	2019		2018
	Assets	Liabilities	Assets	Liabulities
	(Thousands of euros)
Opening balance	139,947	3,979	128,614	4,982
Gains (losses)	4,882	(1,060)	1,156	(1,324)
To profit and los	5,626	(1,060)	(3,786)	(1,324)
To reserves for sale	538	—	21	—
To equity	(1,282)	—	4,921	—
Purchases, sales and settlements	22,349	1,819	(4,757)	(3)
Net inflows/(outflows) in Level 3	2,440	79	14,934	324
Closing balance	169,618	4,817	139,947	3,979

Gains and losses in 2019 and 2018 on disposals of financial instruments categorised within Level 3 recognised in the accompanying consolidated income statement were not significant.

The table below shows, for measurements of the fair value of Level 3 instruments in the fair value hierarchy, recognised on the balance sheet as “Non-current assets and disposal groups classified as held for sale”, a reconciliation of balances recognised at 31 December 2019 and 2018:

	2019	2018
	(Thousands of euros)
Opening balance	132,185	208,074
Gains (losses)	(17,958)	8,208
Other net variations	20,692	(84,097)
Closing balance	134,919	132,185

(25.2) Fair value of assets and liabilities included in disposal groups and discontinued operations

Note 18.5.1 includes information on the sale of a portfolio of real estate loans and assets that make up a disposal group. These assets are stated at the sale price less the related costs to sell, so their fair value coincides with their carrying amount.

The table below provides a comparison between the carrying amount of financial assets and financial liabilities by line item in the accompanying consolidated balance sheet under which they were recognised before classification under “Non-current assets and disposal groups classified as held for sale” and their corresponding fair value:

	31/12/2019		31/12/2018
	Total balance sheet	Fair Value	Total balance sheet	Fair Value
	(Thousands of euros)
Assets
Cash and balances with Central banks and other demand deposits	1	1	14	14
Financial assets at amortised cost	12,949	12,949	13,468	13,468
Liabilities
Financial liabilities at amortised cost	2,365	2,365	3,099	3,099

At 31 December 2019 and 2018, there were no import financial assets and liabilities measured at fair value were recognised before its classification under financial assets held for trading - disposal groups in the accompanying consolidated balance sheet.

(25.3) Fair value of other assets, not considered as disposal group nor discontinued groups

(25.3.1) Real estate assets

The table below shows, for measurements of the fair value of certain tangible assets in the fair value hierarchy, recognised on the balance sheet, a reconciliation of balances recognised at 31 December 2019 and 2018:

	31/12/2019		31/12/2018
	Carrying amount (*)	Fair value	Carrying amount	Fair value
	(Thousands of euros)
Own use-Buildings and other structures	1,826,185	2,147,180	1,367,672	1,693,616
Investment property	481,302	672,405	520,374	717,261
Total	2,307,487	2,819,585	1,888,046	2,410,877

(*) Includes the carrying amount from lease assets from IFRS 16 (see Note 1.3.1).

The fair value of the tangible assets in the preceding table was estimated based on recoverable amount, which is the higher of the asset’s fair value less costs of disposal and its value in use (derived from the present value of the estimated future cash flows from the assets). In the specific case of tangible assets for own use, fair value is obtained from market inputs or, failing this, valuation techniques that consider the yields, flows or replacement cost of the asset. For investment property, the best evidence of fair value is the current price on an active market for similar assets, adjusted as appropriate in accordance with the peculiarities of each asset or, as appropriate, recent prices on less active markets and discounted cash flow projections of rents of similar properties. Regarding the estimation of the fair value of the tangible assets acquired under lease, given their initial measurement following the first-time application of the IFRS 16 (see Note 1.3.1) and their amount at 31 December 2019 (see Note 15), their carrying amount does not differ significantly from their fair value.

As explained in Note 2.17, at 31 December 2019, the Group did not have any balance of inventories. At 31 December 2018, the gross carrying amount of inventories was EUR 682 thousand, which had been fully written off, with the recognition of net impairment losses in 2018 of EUR 43 thousand, recognised in “(Impairment or (-) reversal of impairment on non-financial assets) – (Tangible assets)” (See note 43).

The amounts recognised in the 2019 and 2018 income statements relating to tangible assets were EUR 146,371 thousand and EUR 113,048 thousand, respectively, under “Depreciation and amortisation”, along with a reversal of EUR 14,544 thousand and a charge of EUR 22,724 thousand recognised under “(Impairment or (–) reversal of impairment on financial assets - (Tangible assets”), respectively.

Better and greater use of non-financial assets does not mean a different use, except for the real estate assets owned by the Group, where the building and facilities are considered as assets for the purpose of measuring land.

(25.3.2) Real estate assets classified as non-current assets held for sale

The fair values at 31 December 2019 and 2018 of the Bankia Group’s property, plant and equipment for own use classified under “Non-current assets held for sale” at those dates were EUR 168,381 thousand and EUR 200,151 thousand, respectively.

The carrying amount of the Bank’s foreclosed real estate assets, which were classified as “Non-current assets and disposal groups classified as held for sale”, does not differ significantly from their fair value.

As explained in Note 2.20, non-current assets foreclosed or received in payment of debts are recognised initially at the lower of the carrying amount of the financial assets applied and the fair value at the date of foreclosure or receipt of the assets less estimated costs to sell. After initial recognition, they are measured at fair value less estimated costs to sell.

The Group has an internal methodology for estimating discounts on the reference value and costs to sell real estate assets foreclosed or received in payment of debt classified as non-current assets held for sale. This method is based on its prior experience of sales of similar assets, in terms of time scales, prices and volumes, and the time taken for their sale. The methodology complies with the principles and requirements governing the development and use of internal methodologies for estimating discounts on the reference value and the cost of sale of foreclosed assets or those received in payment of debt. It underwent the necessary internal validation process prior to its approval and use.

The reference value used to estimate fair value is the market value obtained in appraisals updated at least annually. For appraisals, the Bank uses appraisals performed by appraisal services or companies in with the Bank of Spain’s Official Register of Appraisal Companies, using full individual appraisals or appraisals using automated appraisal methods.

The full individual appraisals comply with the requirements of ministerial order ECO 805/2003, of 27 March, on rules for the valuation of properties and certain financial rights. This order contains, inter alia, the various technical methods and measurement procedures for determining the appraisal value of the various real estate assets in accordance with their uses, and the preparation of the reports and certificates in which they are formalised. The content is based on the principle of prudence and the principle of sustainability for values with long-term impacts. This order, continuing along the lines of Royal Decree 775/1997, of 30 May, on the legal framework governing the certification of services and appraisal companies, aims to promote technical and formal quality of the appraisals with the overriding aim of better protecting the interest of third parties as investors or insured.

Automated appraisal methods are based on statistical models supported by computer programmes that use a broad database. This allows for mass appraisals bearing in mind the specific characteristics of each asset appraised, but assuming a confidence error in the results as, by definition, the models do not factor in all the variables that affect the value. Without prejudice to having a statistical base, throughout the process to obtain a value these appraisals include expert judgements by the appraisal company in the model’s construction and specification, and in comparisons, such as selecting the appropriate model for each specific appraisal engagement. In 2019, the Bank of Spain issued “Supervisory guidelines for the use of automated valuation models by appraisal companies” for use by registered appraisal companies, applicable to appraisers in appraisals using automated valuation methods for credit institutions. The guidelines identify best practices for the definition and application of sound valuation procedures using this type of appraisal. They are published under the Bank of Spain’s powers to supervise appraisal companies, as laid down in Royal Decree 775/1997.

During 2019 and 2018, the companies or agencies that preformed the appraisals are as follows:

	(% appraised)
Appraiser companies or agencies	2019	2018
Gesvalt	13.07%	4.96%
Tecnitasa	5.42%	14.17%
Tinsa	47.00%	55.52%
Sociedad de tasación	12.46%	—
Arco Valoraciones	13.43%	25.18%
KRATA	8.62%	—
Others	—	0.17%
Total	100.00%	100.00%

These valuations are considered Level 3 inputs according to the approaches described in the consolidated financial statements.

The reconciliation of the fair value of foreclosed assets whose measurements are included in Level 3 of the fair value hierarchy is detailed in Note 18.

(25.3.3) Investments classified as Non-current assets and disposal groups classified as held for sale

The following table details the fair value hierarchy for investments in joint ventures and associates classified as Non-current assets and disposal groups classified as held for sale at 31 December 2019 and 2018:

ITEM	Level 2	Level 3	Total	Level 2	Level 3	Total
	(Thousands of euros)
Accounting balance at the end of the year	—	119,209	119,209	—	21,881	21,881

The valuation techniques and inputs used were as follows:

Level 2: fair value determine using as inputs quoted prices in active markets, less estimated costs of disposal by reference to the discount generally required by the market for the block sale of significant shareholdings in quoted companies.

Level 3: fair value was estimated mainly using present value techniques based on net asset value (NAV).

The reconciliation of the opening balances to the closing balances of fair value measurements categorised within Level 3 of the fair value hierarchy is as follows:

ITEM	2019	2018
	(Thousands of euros)
Balances at the beginning of the year	21,881	34,669
Transfers	111,292	9,609
Allowances, Settlements and Sales	(13,964)	(22,397)
Closing balance	119,209	21,881

(26)       Tax matters

(26.1) Consolidated tax group

The entities within the tax consolidation group headed by Bankia, S.A., are, in addition to the parent itself:

ARRENDADORA DE EQUIPAMIENTOS FERROVIARIOS, S.A.
BANKIA COMMERCE, S.L. UNIPERSONAL
BANKIA FINTECH VENTURE S.A.U.
BANKIA FONDOS S.G.I.I.C., S.A.
BANKIA INVERSIONES FINANCIERAS (ANTES CAJA MADRID CIBELES, S.A.)
BANKIA MEDIACIÓN BANCA SEGUROS (ANTES CAJA SEGOVIA OPERADOR DE BANCA SEGUROS, S.A.)
BANKIA PENSIONES, S.A. E.G.F.P.
BANKIA HABITAT S.L
BMN MEDIACIÓN OPERADOR DE BANCA-SEGUROS VINCULADO, S.L.U.
CENTRO DE SERVICIOS OPERATIVOS E INGENIERIA DE PROCESOS
CORPORACION INDUSTRIAL BANKIA (ANTES CORPORACIÓN FINANCIERA CAJA DE MADRID, S.A.)
GESTIÓN GLOBAL DE PARTICIPACIONES, S.L.U. (antes GESNOSTRUM SOCIEDAD GESTORA, S.L.U.)
GESTION Y RECAUDACION LOCAL, S.L.
GESTIÓN Y REPRESENTACIÓN GLOBAL, S.L.U. (ANTES GESMARE SOCIEDAD GESTORA, S.L.U.)
INMOGESTION Y PATRIMONIOS, S.A.
NAVIERA CATA,S.A.
PARTICIPACIONES Y CARTERA DE INVERSIÓN, S.L. (PACIN)
PUERTAS DE LORCA DESARROLLOS EMPRESARIALES, S.L.U. in liquidation
SEGURBANKIA S.A.U CORREDURÍA DE SEGUROS DEL GRUPO BANKIA
VALENCIANA DE INVERSIONES MOBILIARIAS, S.L
VALORACION Y CONTROL, S.L.
VECTOR CAPITAL, S.L.U.

All other subsidiaries and other entities included in the scope of consolidation of the Bankia Group at 31 December 2019 file individual income tax returns.

(26.2) Years open for review by the tax authorities and provisions recognised

At 31 December 2019, the Bank had the last four years open to review by the tax inspection authorities for all the taxes applicable to it.

On 13 October and 20 October 2014, tax inspections began of the Bank to verify compliance with tax obligations and duties for the following taxes and tax periods:

ITEM	PERIOD
Income tax	2011 to 2013
Value added tax	2011 to 2012
Withholdings / Payments on account of earned income	2011 to 2012
Withholdings / Payments on account for investment income	2011 to 2012
Withholdings / Payments on account for leases	2011 to 2012
Withholdings on account on non-resident income	2011 to 2012
Annual statement of operations	2011 to 2012
Special tax for non-resident real estate	2011 to 2012
Value added tax	11/2013 to 12/2013

These tax inspections are still ongoing at present. No matter worthy of disclosure has arisen in this respect.

The scope of the value added tax inspections was expanded on 26 October 2017 (November and December 2013). On 26 September 2018, the scope of the income tax inspections for 2013 was expanded.

On 19 November 2019, assessments for withholdings on account for non-resident income for 2011 and 2012 for EUR 1,096 million were signed in protest. The fine arising from the disciplinary proceedings for this tax of EUR 506 thousand was signed in agreement.

Inspections performed at the “Cajas de Ahorros”

In relation to the “Cajas de Ahorros” which transferred their financial business on 16 May 2011, firstly to BFA and subsequently to the Bank, the information is as follows:

•	On 11 March 2014, inspections were performed at Caja de Ahorros y Monte de Piedad de Madrid in order to ascertain compliance with tax obligations and duties in respect of the following items and periods:

ITEM	PERIOD
Income tax	2008 to 2010
Value added tax	2010
Withholdings / Payments on account of earned income	2010
Withholdings / Payments on account for investment income	2010
Withholdings / Payments on account for leases	2010
Withholdings on account on non-resident income	2010
Annual statement of operations	2010
Special tax for non-resident real estate	2010

Assessments were signed on 26 January 2017 in respect of value added tax and withholdings/payments on account of earned income and on 26 October 2017 assessments were signed in respect of withholdings/payments on account of investment income in the following amounts:

ITEM	Thousands of euros
Value added tax	5,295
Withholdings / Payments on account of earned income	1,424
Withholdings / Payments on account for investment income	1,186

These debts were settled on 24 February 2017, with the exception of the amounts owed in respect of withholdings/payments on account of investment income, which were paid on 29 November 2017.

On 11 April 2018, the assessment of income tax for 2008, 2009 and 2010 was signed in agreement. This did not result in an additional amount payable, In light of the outcome of the tax inspections disciplinary proceedings were initiated in respect of the revised amounts, following issuance of the corresponding penalty agreement, EUR 6.2 million was paid 23 May 2018.

In addition, on the same date, 11 April 2018, the assessment of income tax for 2008, 2009 and 2010 was signed in protest for differing opinions on the criteria used in the inspection in the item of business combinations, certain items of earned income, and the deduction for R&D applied by the Bank.

•	Elsewhere, on 3 June 2014, the tax authorities began an inspection of Caja Insular de Ahorros de Canarias with the aim of verifying compliance with its tax obligations and duties in respect of the following taxes and tax periods:

ITEM	PERIOD
Income tax	2009 to 2010
Value added tax	05/2010 to 12/2010
Withholdings / Payments on account of earned income	05/2010 to 12/2010
Withholdings / Payments on account for leases	05/2010 to 12/2010
Withholdings on account on non-resident income	05/2010 to 12/2010
Withholdings / Payments on account for investment income	05/2010 to 12/2010

In 2019, assessments were signed in agreement for the following taxes for the periods 05/2012 to 12/2010:

•	VAT: the result of the inspection was verified and agreed, without giving rise to the payment of any amount.

•	Withholdings/Payments on account of earned income: as a result of the inspection, the tax authority issued an additional settlement for EUR 11.5 thousand.

•	Withholdings/Payments on account for leases: the result of the inspection was verified and agreed, without giving rise to the payment of any amount.

•	Withholdings on account of non-resident income: as a result of the inspection, the tax authority issued an additional settlement for EUR 5.5 thousand.

•	Withholdings/Payments on account for investment income: as a result of the inspection, the tax authority issued an additional settlement for EUR 63 thousand.

Tax inspections at BMN

•	On 21 October 2014, the tax authorities of the regional government of Andalusia notified the Bank of the start of verification and inspection proceedings aimed at determining due compliance with its tax obligations and duties in respect of ‘tax on customer deposits at credit institutions in Andalusia’ in 2011 and 2012.

The investigation encompassing 2011 ended on 11 November 2015 and no discrepancies were detected with respect to the amounts declared. With respect to 2012, on 5 October 2016, the Andalusian tax authorities handed down an assessment of 14,998 thousand euros, which was signed by the Group under protest; on that same date it was notified of the start of disciplinary proceedings, which contain a fine proposal of 6,546 thousand euros; the Andalusian tax authority having confirmed the content of the assessment, including the proposed settlement, and the settlement proposed in the disciplinary proceedings, on 16 January 2017, the Group lodged the corresponding appeals. The Group filed its pleadings in writing along with all the corresponding documentation on 23 June 2017.

As at the close of 2019, no ruling had been received.

•	In 2015, the Supreme Court ruled on the tax assessments handed down to Caixa Penedès (currently Fundación Pinnae); that sentence left a balance pending payment of EUR 741 thousand, mainly in respect of corporate income tax from 2001 to 2004. The Group had yet to receive notification of enforcement of the sentence at the reporting date.

In 2019, Bankia paid the corresponding amount as the ruling was enforced.

Inspection actions in investee companies

•	Meanwhile, on 16 November 2015, inspections began at Bankia Habitat S,L,U, in order to ascertain compliance with tax obligations and duties in respect of the following items and periods:

ITEM	PERIOD
Income tax	2011 to 2012
Value added tax	2011 to 2012
Withholdings / Payments on account for leases	09/2011 to 12/2012
Withholdings on account on non-resident income	09/2011 to 12/2012
Withholdings / Payments on account of earned income	09/2011 to 12/2012

Verification and inspection activities are still ongoing to date.

On 3 April 2018, the assessment for value added tax for 2012 of EUR 2,436 thousand of tax payable, EUR 470 thousand of late-payment interest and a penalty of EUR 119 thousand was signed in agreement, with payment made on 18 May 2018.

•	On 21 June 2018, the tax authorities began an inspection of Bankia Inversiones Financieras with the aim of verifying compliance with its tax obligations and duties in respect of the following taxes and tax periods:

ITEM	PERIOD
Income tax	2011 to 2012

Currently, the indicated verification and inspection actions are on going.

•	On 25 July 2018, the tax authorities began an inspection of Sociedad Promoción y Participación Empresarial with the aim of verifying compliance with its tax obligations and duties in respect of the following taxes and tax periods:

ITEM	PERIOD
Income tax	2011 to 2012

Currently, the indicated verification and inspection actions are on going.

•	On 10 September 2018, the tax authorities began an inspection of Corporación Industrial Bankia SAU with the aim of verifying compliance with its tax obligations and duties in respect of the following taxes and tax periods:

ITEM	PERIOD
Income tax	2011 TO 2012

Currently, the indicated verification and inspection actions are on going.

(26.3) Reconciliation of accounting and tax profit

The detail of income tax expense in the accompanying consolidated income statements for 2019 and 2018 to the consolidated profit/ (loss) before tax for the years, each other the breakdown of the significant losses (gains) for the income tax.

ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
Accounting profit/(loss) before tax	755,690	920,113
Adjustment to profit	(157,584)	(25,594)
Return on equity instruments	(17,434)	(10,796)
Share of profit/loss of entities accounted for using the equity method	(60,024)	(56,290)
Other permanent differences or adjustments	(80,126)	41,492
Profit before adjusted tax	598,106	894,519
Tax expense (Taxed income * 30%)	(179,432)	(268,356)
Deductions	51,236	57,086
Income tax expense	(128,196)	(211,270)
Income tax adjustments	(98,277)	(65,065)
Profit or (-) loss of the tax rates of gains or (-) losses on the continuing operations	(213,401)	(222,662)
Income tax for the year (income/(expense))	(226,473)	(276,335)
Effective rate	29.97%	30.03%
Income tax for previous years (income/(expense)	5,164	11,180
Other movements of deferred tax	7,908	42,493

(26.4) Tax recognised directly in consolidated equity

In addition to the income tax recognised in the consolidated income statement for 2019 and 2018, the Bank recognises in consolidated equity the taxes relating basically to “Accumulated other comprehensive income” (which includes financial assets at fair value through other comprehensive income, cash flow hedges, hedges of net investments in foreign operations, and exchange differences) and to “Own funds – Other reserves” in the accompanying consolidated balance sheet.

The amount of income tax related to each component of “Other comprehensive income” in 2019 and 2018 is as follows:

ITEM	31/12/2019	31/12/2018
Income tax relating to items that will not be reclassified to profit or (-) loss	(672)	5,619
Actuarial gains or (-) losses on defined benefit pension plans	(1,764)	8,068
Financial assets – Equity instruments	1,092	(2,449)
Income tax relating to items that may be reclassified to profit or (-) loss	(5,371)	154,800
Currency translation	(77)	(180)
Hedging derivatives. Cash flow hedges	2,446	(3,370)
Financial assets at fair value through other comprehensive income	(8,411)	160,413
Non-current assets and disposal groups held for sale	671	(2,063)
Total	(6,043)	160,419

In addition, income tax recognised by the Group directly in “Equity - Other reserves” in the accompanying consolidated balance sheet is detailed in the movement of deferred tax assets and liabilities (see Note 26.5).

(26.5) Deferred tax assets and liabilities

Royal Decree Law14/2013, of 29 December

On 30 November 2013, Royal Decree-Law 14/2013, of 29 December, on urgent measures to adapt Spanish law to European legislation on the supervision and solvency of financial institutions was published in the Official State Gazette (Boletín Oficial del Estado). With effect for tax periods commencing on or after 1 January 2014, this Royal Decree-Laws added a twenty-second additional provision to the TRLIS, enacted by Royal Decree-Law 4/2004, of 5 March “Conversion of deferred tax assets into credits that give rise to a receivable from the tax authorities”.

In light of this article, deferred tax assets related to credit loss allowances or other assets for potential debtor insolvency not related to the taxpayer, provided that article 12.2.a) of the TRLIS is not applicable, as well as those related to the application of articles 13.1.b) and 14.1.f) of the same law regarding contributions to employee welfare systems or pensions schemes and, as applicable, provisions for pre-retirement schemes, convert into credits that give rise to a receivable from the tax authorities when any of the following circumstances arise:

a)	That the taxpayer recognises accounting losses in its annual accounts (audited and approved by the corresponding body). In this case, the amount of deferred tax assets to be converted will be determined by applying the ratio of accounting losses to the sum of capital and reserves to these deferred tax assets.

b)	That the entity is in liquidation or has been legally declared insolvent.

For this conversion of deferred tax assets into a credit that gives rise to a receivable from the tax authorities, the taxpayer may request a credit from the tax authorities or offset the credit with other tax liabilities which the taxpayer itself generates as of the time of conversion.

In addition, these deferred tax assets may be exchanged for Spanish government debt once the legal offset period for tax losses has elapsed (currently 18 years), to be computed as from the accounting recognition of these tax assets.

A new section 13 of article 19 of TRLIS, Timing differences, has been added for determining taxable income/(tax loss) for income tax purposes, with retroactive effect from tax periods commencing on or after 1 January 2011.

In light of the new section 13 of article 19 of the TRLIS, provisions for impairment of loans or other insolvency-related assets vis- à-vis unrelated debtors to which the deductibility limitation provided for in article 12.2.a) of the TRLIS does not apply, as well as allowances or contributions to welfare of early retirement schemes to which the limitations on deductibility provided for in articles 13.1.b) and 14.1.f) of the same law apply, have generated deferred tax assets will be included in the tax base up to the limit of the positive tax base of the year before their inclusion and the offset of tax losses.

As a result of the new timing criteria, the Bank calculated a different tax base for 2011 and 2012 than declared, which it will report to the tax authorities in due time and form.

Law 27/2014, of 27 November

ELaw 27/2014, of 27 November on Corporate Income Tax (the CIT law or “LIS”) was enacted on 27 November 2014 and came into force on 1 January 2015, repealing the Revised Text of the Income Tax Law (TRLIS) approved by Royal Legislative Decree 4/2004, of 5 March, Article 11.12 of the new LIS includes the text of the repealed Article 19.13 of the TRLIS, with effect from 1 January 2015, although the new LIS introduced, inter alia, certain restrictions and the application of Article 11.12.

Meanwhile, Article 130 of the Corporate Income Tax Law (LIS) included in the new law additional provision twenty-two of the Revised Text of the TRLIS, stating that the aforementioned deferred tax assets may be exchanged for public debt securities after a period of 18 years from the last date of the tax period in which the assets were recognised. For assets recognised before the enactment of the law, the calculation period begins from the date of entry into force.

The new LIS included a change in the corporate income tax rate, setting this rate at 28% for 2015 and 25% from 2016. However, accordingly to section 5 of Article 58 of the LIS, consolidated tax groups that include at least one credit institution will be subject to a 30% tax rate. As Bankia is the parent of its tax group, the tax group continued to pay a CIT rate of 30% in 2015 and will maintain this rate in next years.

Meanwhile Article 26 of the LIS does not pose a time limit on the carryforward of unused tax losses existing in the period beginning on or after the law takes effect on 1 January 2015. In addition, transitional provision twenty-three does not include any time limit on availing of deductions to avoid double taxation established in Articles 30, 31 and 32 of the TRLIS that had not been used as of the period beginning on or after the new law becomes effective.

Law 48/2015, of 29 October, on the General State Budgets for 2016

Law 48/2015, of 29 October, on the General State Budgets for 2016 was enacted on 30 October 2015. Effective for tax periods beginning on or after 1 January 2016, this law modifies the tax regime to establish the aforementioned conversion, sets new conditions for eligibility for the regime and introduces certain reporting obligations with respect to the deferred tax assets affected by the regulation. It also provides for a transitional regime applicable to deferred tax assets generated before 1 January 2016, whereby unless certain conditions are met, the right to conversion may be retained, although to do so a financial contribution must be paid, which is regulated by the new additional provision 13 of the LIS.

The equity amount at the year-end 2019 was EUR 96,082 thousand (EUR 96,583 thousand in 2018 without BMN) and recognized in the epigraph “Tax expense or income related to profit or loss from continuing operations” of the consolidated income statement.

Royal Decree Law 3/2016, of 2 December

Lastly, Royal Decree Law 3/2016 of 2 December, adopting certain tax measures to consolidate public finances and other urgent social measures must be considered. According to this law, impairment losses on investments that were tax deductible for tax periods up to 2013 but not thereafter must be reversed at a minimum annual amount on a straight-line basis over a 5-year period.

This legislation regarding tax periods commencing on or after 1 January 2016 places a limit on the offset of prior year tax losses and tax loss carryforwards of 25% for companies with net revenue of EUR 60 million or more. The same restrictions apply to the reversal of deferred tax assets provided for in article 12.11 of the Corporate Income Tax law. In addition, this Royal Decree places a new limit on the use of double taxation tax credits of 50% of the full income tax charge, and any unused portion may be taken in future tax periods under the same terms and conditions and with no time limit.

In addition, for tax periods commencing on or after 1 January 2017, article 3 of Royal Decree-Law 3/2016 stipulates that losses arising on transfers of shareholdings are not deductible provided that they are eligible for exemption or a tax credit on gains, in respect of dividends or capital gains arising on the transfer of the shares.

Royal Decree Law 27/2018, of 28 December

On 28 December, Royal Decree Law 27/2018 (the “RDL”) was approved, adapting the Law on Corporate Income tax to the new Bank of Spain Circular 4/2017 regarding the application for the first time of IFRS 9, with effect from 1 January 2018.

The RDL includes, among others, the following measures:

Impacts of first-time application (Transitional provision thirty-nine)

•	The memorandum of the RDL states that “to reduce the tax effects of this accounting requirement, transitional rules have been put into place, whereby the aforementioned credits and debits are included in the gross income tax base as soon as they have tax effects in accordance with regulations of income tax in equal parts in each of the first three periods beginning on or after 1 January 2018”.

•	Credits and debits to reserve accounts arising from adjustments for the first-time application of IFRS 9 (when arising from the application of tax regulations) will have tax effects, i.e, they must be taken into consideration for determining the gross corporate income tax base in the 2018 tax period. The law affects credits and debits that do have tax effects, so they are deductible/taxable, and due to the integration by thirds, the provisions of article 130 on monetisation of DTAs will not apply and the deferral by thirds will not give rise to monetisable DTAs.

•	This inclusion in equal parts will remain applicable even if the element concerned is retired from the balance sheet. Only if the taxpayer is dissolved over the three tax periods concerned will the remaining amount be included in the gross tax base of the last tax period, unless it is dissolved as a result of a restructuring operation eligible for the tax neutrality regime.

•	In accordance with this legislation, the Bank included an amount of EUR 9,988 thousand this year. It still has EUR 9,988 thousand left to include.

Accounting for equity instruments under IFRS 9 (Article 17.1 of the TRLIS)

•	With the new Circular, investments in equity instruments must be measured at fair value through profit and loss unless the Entity elects irrevocably at inception to present these changes in fair value in other comprehensive income. If this option is elected, a major change in IFRS 9 is that the accumulated gains and losses recognised in other comprehensive income on the disposal are not reclassified to profit or loss (as previously with available-for-sale financial assets), but rather to reserves.

•	Accordingly, the RDL, to guarantee the inclusion in the tax base on the disposal, amends article 17.1 of the Spanish Corporate Income Tax Law, so that not only changes in value arising from the application of the fair value criterion are included when they should be taken to profit or loss, but also when they should be recognised in a “reserve account if established by a legal or regulatory standard”.

Adaptation of regulations on corporate income tax to Circular 4/2017

•	Regarding Circular 4/2017 and the terminology and credit risk loss model adopted, it should be remembered that the deductibility is set out in the regulations on corporate income tax and so far there have been no amendments thereto.

•	However, in its introduction, the RDL states: “Lastly, until approval is given for adaptation of the regulatory provisions for credit risk allowances and provisions of financial institutions, prevailing provisions are considered to be applicable, but with the terms used in the new Circular.”

Deferred tax assets and liabilities

Pursuant to the tax legislation in force in the countries in which the consolidated companies are located, certain temporary differences arose that must be taken into account when quantifying the related income tax expense.

The sources of deferred taxes recognised in the balance sheets at 31 December 2019 and 2018, bearing in mind the impact of the retroactive application of article 19.3 of the TRLIS, today the article 11.12 of the TRLIS, are as follows:

ITEMS	31/12/2019	31/12/2018
	(Thousands of euros)
Monetisable	7,466,027	7,473,350
Allowances for credit impairment	5,357,622	5,364,945
Impairment losses on foreclosed assets	1,221,078	1,221,078
Provisions for pension funds	280,811	280,811
Other, originating from Group companies	606,516	606,516
Non-monetisable	2,954,869	3,130,056
Allowances for credit impairment	210,027	402,615
Impairment losses of foreclosed assets	3,778	11,690
Impairment losses recognised against equity instruments	48,355	63,247
Provisions for pension funds	7,875	7,875
Other charges	177,815	175,021
Unused tax credits	139,606	88,367
Losses on financial assets	13,505	27,347
Tax assets recognised in respect of unused tax losses	2,353,908	2,353,894
Total deferred tax assets	10,420,896	10,603,406

ITEMS	31/12/2019	31/12/2018
	(Thousands of euros)
Deferred tax liabilities arising at the Bank	452,530	536,195
Unrealised gains on financial assets	307,949	378,830
Unrealised gains on real estate	136,194	148,923
Other items	8,387	8,442
Deferred tax liabilities arising at other Group entities	15,083	19,604
Total	467,613	555,799

The movements in 2019 and 2018 were as follows:

	Year 2019
ITEM	Balances at 31/12/2018	(Charged)/ credited to the income statement (**)	(Charged)/ credited to equity (*)	Other movements	Balances at 31/12/2019
	(Thousands of euros)
Deferred tax assets	10,603,406	(190,389)	9,395	(1,516)	10,420,896
Deferred tax liabilities	(555,799)	79,232	7,654	1,300	(467,613)
Total	10,047,607	(111,157)	17,049	(216)	9,953,283

(*)	Does not include taxes related to non-current assets held for sale.

(**)	Include expenses for tax related to non-current assets held for sale.

	Year 2018
ITEM	Balances at 31/12/2017	(Charged)/ credited to the income statement (**)	(Charged)/ credited to equity (*)	Other movements	Balances at 31/12/2018
	(Thousands of euros)
Deferred tax assets	10,529,975	(169,841)	238,228	5,044	10,603,406
Deferred tax liabilities	(705,448)	78,143	73,786	(2,280)	(555,799)
Total	9,824,527	(91,698)	312,014	2,764	10,047,607

(*)	Does not include taxes related to non-current assets held for sale. (**) Include expenses for tax related to non-current assets held for sale.

The detail of both recognised tax loss carryforwards of the Bank at 31 December 2019 of the Bank’s tax loss carryforwards, including the year in which they arose:

Year giving rise to the tax loss	Amount of the tax loss available for offset	Amount of the deferred tax asset recognised (tax credit)
	(Thousands of euros)
2010	597,244	167,797
2011 (*)	1,238,294	365,090
2012 (*)	8,702,554	1,771,092
2016	33,895	10,106
2017	94,550	28,365
TOTAL	10,666,537	2,342,450

(*)	As indicated above, the tax losses for 2011 and 2012 were calculated estimating the impact of article 19.13 of the TRLIS approved by Royal Decree-Law 14/2013, of 29 December, on urgent measures to adapt Spanish law to European legislation on the supervision and solvency of financial institutions.

The detail of recognised unused deductions and deductions available for offset by the Bank at 31 December 2019, including their year of origin, is as follows:

Year giving rise to the tax credits	Amount of the tax credits or tax relief available for offset	Amount of the deferred tax asset recognised
	(Thousands of euros)
2005 – Other deductions	102	-
2004 – Deduction for reinvestment	9	9
2005 – Deduction for reinvestment	4	4
2006 – Deduction for reinvestment	20	20
2007 – Deduction for reinvestment	43	43
2007 – Deduction for R&D&I	3	3
2008 – Deduction for reinvestment	23,201	9
2008 – Deduction for R&D&I	1,326	1,079
2009 – Deduction for reinvestment	7,472	7,472
2009 – Deduction for R&D&I	3,657	1,097
2009 – Other deductions	387	-
2009 – Deductions for donations (Law 49/2002)	419	-
2010 – Deduction for reinvestment	17,653	17,653
2010 – Deduction for R&D&I	2,967	1,372
2010 – Other deductions	338	—
2010 – Deductions for donations (Law 49/2002)	549	90
2011 – Deduction for reinvestment	3,949	3,949
2011 – Deduction for R&D&I	2,608	2,608
2011 – Other deductions	151	11
2012 – Deduction for internal double taxation	9,598	9,598
2012 – Deduction for international double taxation	33	33
2012 – Deduction for reinvestment	1,347	1,347
2012 – Deduction for R&D&I	1,537	1,537
2012 – Other deductions	1	1
2013 – Deduction for internal double taxation	21,323	21,323
2013 – Deduction for international double taxation	11	11
2013 – Deduction for reinvestment	175	175
2013 – Deduction for R&D&I	7,939	7,939
2013 – Other deductions	215	3
2014 – Deduction for internal double taxation	25,101	24,370
2014 – Deduction for international double taxation	1,734	1,734
2014 – Deduction for reinvestment	606	606
2014 – Deduction for R&D&I	5,459	5,459
2014 – Other deductions	434	283
2015 – Deduction for international double taxation	1,686	1,654
2015 – Deduction for reinvestment	841	841
2015- Deduction for R&D&I	6,158	6,158
2015 – Other deductions	801	—
2016 – Deduction for international double taxation	1,457	86
2016- Deduction for R&D&I	6,607	6,607
2016 – Other deductions	1,651	1,418
2017 – Deduction for international double taxation	1,208	18
2017- Deduction for R&D&I	7,011	7,011
2017 – Other deductions	1,729	1,729
2018 – Deduction for international double taxation	1,144	—
2018- Deduction for R&D&I	4,322	2,985
2018 – Other deductions	1,218	1,218
Total	176,204	139,563

(26.6) Other tax information

In accordance with prevailing law, Bankia’s individual financial statements for 2019 and prior years provide the following additional tax information: includes additional tax information related to Transactions carried out in previous years pursuant to Chapter VIII of Title VII of the Revised Tax of the Corporate Income Tax Law approved by Royal Legislative Decree 4/2004 of 5 March.

(26.7) Information regarding the assessment of the recoverability of tax assets

To assess the recoverability of the net deferred tax assets recognised by the Group at 31 December 2019, amounting to EUR 9,953 million (EUR 10,047 million at 31 December 2018), the directors analysed, based on the nature of the assets, the ability to generate sufficient taxable profit against which the deferred tax assets can be utilised. This analysis was based on the assumptions, conditions and estimates in forecasts for the period 2020 to 2022 on which a projection for the 2023 to 2029 is made based on projections of the yield curve for the period and the trend of the plan’s base variables, with a flat projection for the 2030 to 2039. Assuming constant growth thereafter for future periods estimated according to forecast inflation in the long term, full recovery of the net tax assets would be enabled within a period of no more than 20 years. As with any estimates subject to assumptions, future events may make it necessary to change them, which could lead to a prospective change in the net tax assets recognised by the Group, pursuant to the accounting principle explained in Note 1.4

In addition, regarding the assessment of the recoverability of deferred tax assets, it should be noted that, in accordance with Royal Decree-Law 14/2013, of 29 December, on urgent measures to adapt Spanish law to European legislation on the supervision and solvency of financial institutions, and articles 11.12 and 130 of Law 27/2014, of 27 November, on Corporate Income Tax - LIS- (see Note 26.5), at 31 December 2019, the Group had deferred tax assets amounting to EUR 7,466 million that meet the requirements under this regulation. Accordingly, their future recovery is guaranteed through the monetisation mechanisms established in the aforementioned RDL 14/2013 and article 130 of the LIS, although this recovery is not expected to be through the offset of future profit, bearing in mind the amendments made for tax periods beginning on or after 1 January 2016 by Law 48/2015, of 29 October, on the General State Budgets for 2016, although for it must be faced to a financial nature regulated by the new Thirteenth Additional Provision of the LIS.

(27)       Other significant disclosures

(27.1) Asset transfers

(27.1.1) Securitization

Group entities performed various securitization transactions whereby it transferred loans and credits in its portfolio to several securitization special-purpose vehicles. These assets were derecognised when substantially all the associated risks and rewards were transferred. The securitised assets are recognised in the consolidated balance sheet when all the associated risks were not substantially transferred (see Notes 2.2.2 and 2.7).

The consolidation of special-purpose vehicles entails the elimination of the related transactions between Group entities, including most notably: loans to special-purpose vehicles, liabilities associated with assets not derecognised, credit enhancements granted to special-purpose vehicles and bonds acquired by Group entities.

“Loans and advances - customers” includes, inter alia, loans transferred to third parties through securitization for which risk is retained, if only partially, which in accordance with applicable accounting standards cannot be derecognised from the balance sheet. The detail of securitised loans by nature of the underlying financial instrument and the securitised loans that meet the requirements for derecognition from the balance sheet (see Note 2.2.2) are shown in the table below.

ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
Derecognised out balance sheet	1,471,706	197,625
Of which mortgage assets securitised through	1,459,950	197,352
Mortgage participations	—	61,639
Mortgage transfer certificates	1,459,950	135,713
Other securitised Assets	11,756	—
Foreclosed assets from securitised mortgage-backed assets	—	273
On balance sheet	9,567,031	10,496,141
Of which mortgage assets securitised through	9,213,001	10,147,246
Mortgage participations	330,046	439,357
Mortgage transfer certificates	8,882,955	9,707,889
Other securitised Assets	11,530	3,910
Foreclosed assets from securitised mortgage assets	342,500	344,985

As explained in Note 18.5.1, in 2019, the Group transferred the economic rights of a portfolio of loans and credits through mortgage transfer certificates to a wholly owned vehicle of a third party, which then transferred them to a Spanish mortgage securitisation fund (Verde Iberia Loans, Fondo de Titulización). This resulted in their derecognition. They amounted to EUR 1,209,643 thousand at 31 December 2019.

In addition, in 2019, the Group transferred the economic rights of a portfolio of loans and credits, mostly non-performing, through mortgage transfer certificates to a wholly owned vehicle of a third party, which then transferred them to a Spanish mortgage securitisation fund (SLF, Fondo de Titulización). This resulted in their derecognition. They amounted to EUR 262,063 thousand at 31 December 2019.

Regarding the transferred loans and credits, for a total amount at 31 December 2019 of EUR 1,471,706 thousand, contributed by the buyers to those securitisation funds, the Group does not manage the transferred loans and credits or retain expected credit losses or potential variability in net cash flows, nor has it granted subordinated finance or credit facilities in favour of the securitisation funds.

Securitised loans derecognised from the consolidated balance sheet at 31 December 2018 related to transactions involving the securitisation of Bancaja 6, Fondo de Titulización de Activos loans, which were settled in 2019.

Appendix V to these consolidated financial statements shows detail of securitization transactions at 31 December 2019 and 2018.

(27.1.2) Repurchase and resale agreements

At 31 December 2019, the Group had sold financial assets under outstanding repurchase agreements amounting to EUR 19,900,276 thousand (EUR 14,801,225 thousand at 31 December 2018), and had purchased financial assets under outstanding resale agreements amounting to EUR 3,524,537 thousand (EUR 2,143,478 thousand at 31 December 2018), as follows:

	31/12/2019		31/12/2018
ITEM	Repurchase agreement	Resale agreement	Repurchase agreement	Resale agreement
	(Thousands of euros)
Government debt securities	10,102,078	467,992	8,624,769	75,043
Other debt securitie	9,798,198	3,056,545	6,176,456	2,068,435
Total	19,900,276	3,524,537	14,801,225	2,143,478

The sale of financial assets under a repurchase agreement inherently includes the delivery or pledge of these assets in guarantee of the transaction, At 31 December 2019, the average term of these repurchases and, accordingly, of the assets provided as collateral was 13 months (9 months at 31 December 2018).

(27.1.3) Assets assigned to other own and third-party obligations

At 31 December 2019 and 2018, the Group had significant assets guaranteeing their own obligations amounting to EUR 76,979 million and EUR 82,977 million, respectively. These amounts corresponded mainly to loans linked to the issue of long-term mortgage covered bonds (see Note 12 and Appendix VIII) which, pursuant to the Mortgage Market Law are considered eligible to guarantee the issue of long-term mortgage covered bonds.

(27.2) Off-balance exposures

Off-balance sheet exposures include loan commitments, financial guarantees and other commitments given, including both revocable and irrevocable commitments.

Loan commitments are irrevocable commitments, or revocable only in the event of a significant adverse change, to provide financing under certain previously stipulated terms and conditions, such as balances drawable by third parties within the limits defined previously by the Group.

Financial guarantees are contracts that require the Group, when it acts as issuer in the ordinary course of its business, to make specified payments to reimburse a creditor for a loss it incurs, because a specified debtor fails to make payment where due in accordance with the original or modified terms of a debt instrument, irrespective of its legal form, which may include, among others, a guarantee, a financial surety, an insurance contract or a credit derivative.

Contingent obligations are the off-balance sheet exposures included in Annex 1 of Regulation (EU) No 575/2013 of the European Parliament and of the Council, of 26 June 2013, that do not meet the definition of loan commitment or financial guarantee. They include, among others, non-financial guarantees.

The detail of these guarantees provided and drawable by third parties at 31 December 2019 and 2018 is as follows:

ITEM	31/12/2019	31/12/2018
	(thousands of euros)
Loan commitments given	23,256,169	20,888,323
Immediately drawable	16,661,672	15,543,376
Conditionally drawable	6,594,497	5,344,947
Financial guarantees given	376,728	427,621
Contingent commitments given	13,071,778	12,504,994
Other guarantees, indemnities and other contingent risks	7,658,488	7,390,264
Irrevocable documentary credits issued	462,430	426,209
Irrevocable documentary credits confirmed	204,772	67,872
Other contingent risk	416	416
Other commitments given (1)	4,745,672	4,620,233
Total	36,704,675	33,820,938

(1)	Includes mainly commitments to purchase financial assets and documents presented for collection in the various clearing systems.

Note 3.1 shows the maximum credit risk assumed by the Group in relation to these instruments at 31 December 2019 and 2018, and contains other information relating to the credit risk assumed by the Group in this connection.

A significant portion of these guarantees will expire without any payment obligation materialising for the consolidated entities. Therefore, the aggregate balance of these commitments cannot be considered as an actual future need for financing or liquidity to be provided by the Group to third parties.

The income generated on guarantee instruments is recognised in the consolidated income statement under “Fee and commission income” and “Interest income” (in amounts corresponding to the present value of the fees), calculated by applying the interest rate on the underlying contract to the face value of the guarantee.

The provisions established to cover these guarantees, which are calculated by applying similar criteria to those used to calculate the impairment of financial assets at amortised cost, are recognised in the consolidated balance sheet as “Provisions - Commitments and guarantees given” (see Note 20).

In adition, the maximum exposure to credit risk; i,e, the amount payable if the guarantees and commitments extended are called, is as follows:

ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
Commitments and given loans	23,256,169	20,888,323
Of which, classified as normal in special surveillance	396,192	673,937
Of which, classified as doubtful	361,942	447,095
Recognised as liabilities in the balance sheet (1)	91,017	76,423
Total commitments and given loans	23,256,169	20,888,323
Commitments and given guarantees	376,728	427,621
Of which, classified as normal in special surveillance	13,774	31,850
Of which, classified as doubtful	63,903	81,526
Recognised as liabilities in the balance sheet (1)	10,224	17,624
Total commitments and given guarantees	376,728	427,621
Other given commitments	13,071,778	12,504,994
Of which, classified as normal in special surveillance	726,650	963,637
Of which, classified as doubtful	535,639	602,424
Recognised as liabilities in the balance sheet (1)	200,476	279,035
Other given commitments	13,071,778	12,504,994
Total guarantees issued provided by the third party	36,704,675	33,820,938

(1)	Amount related to “Provision - Commitments and guarantees given” (Note 20).

(27.3) Third party funds managed and marketed by the Group

The breakdown of off-balance sheet funds managed and commercialized by the Group at 31 December 2019 and 2018 is as follows:

ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
Investment companies and funds	19,809,312	17,210,417
Pension funds	7,825,939	7,363,721
Discretionally managed customer portfolios	3,495,036	2,118,813
Total	31,130,287	26,692,951

In addition, the Group markets off-balance-sheet customer funds managed by third parties outside the Group. These amounted to EUR 11,377,769 thousand at 31 December 2019 (EUR 11,023,117 thousand at 31 December 2018).

(27.4) Leases

(27.4.1) Finance leases

In the normal course of its business the Group acts as lessor in transactions which, pursuant to the provisions of the regulations applicable, are classified as finance leases, Arrangements drawn up in this regard are performed in accordance with general market practices for such transactions.

Finance leases granted by the Group amounted to EUR 1,108,999 thousand at 31 December 2019 (EUR 1,162,034 thousand at 31 December 2018), recognised under “Finnacial assets at amortised cost - Loans and advances - Customers” in the consolidated balance sheet at that date. Impairment losses recognised on these transactions amounted to EUR 41,161 thousand at 31 December 2019 (EUR 78,358 thousand at 31 December 2018).

The gross investment in the lease is the sum of: the minimum payments receivable from the finance lease plus any unsecured residual value corresponding to the lessor. It should be remembered that the assets leased under finance leases are recognised at the present value of the lease payments payable by the lessee, plus the guaranteed and non-guaranteed residual value, excluding interest expenses and value-added tax.

The breakdown of these items is as follows:

ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
Present value of minimum lease payments receivable (1)	1,061,604	1,022,513
Residual values not guaranteed	47,395	139,521
Total gross investment in finance leases	1,108,999	1,162,034

(1)	Includes the value of the purchase option whose collection is guaranteed for the Bank.

Unearned finance income from the Bank’s finance leases amounted to EUR 60,415 thousand at 31 December 2019 (EUR 68,757 thousand at 31 December 2018).

Meanwhile, the breakdown by maturity of the gross investment and the current value of the minimum payments to be received is presented below:

	31 December 2019
MATURITY	Gross investment	Present value of minimum payments receivable
	(Thousands of euros)
Up to 1 year	357,219	351,528
1 to 5 years	606,107	575,349
More than 5 years	145,673	134,727
Total	1,108,999	1,061,604

	31 December 2018
MATURITY	Gross investment	Present value of minimum payments receivable
	(Thousands of euros)
Up to 1 year	317,627	311,629
1 to 5 years	615,047	536,724
More than 5 years	229,360	174,160
Total	1,162,034	1,022,513

(27.4.2) Operating leases

In relation to lease transactions which, pursuant to the provisions of prevailing regulations, must be considered as operating leases and in which the Group acts as the lessee, the amount of leases and subleases recognised as an expense in the consolidated income statement amounted to EUR 7,947 thousand for the year ended 31 December 2019 (EUR 73,362 thousand at 31 December 2018).

(27.5) Exchanges of assets

In the years ended 31 December 2019 and 2018, the Group did not carry out any significant exchanges of assets. In this regard, the acquisition by any means of tangible assets in payment of debts arising with the Group’s debtors is not considered an exchange of assets. Information concerning this type of transaction is shown in Note 2.8 above.

(28)       Contribution to consolidated profit or loss by company

The contribution by entity within the scope of consolidation of the Bankia Group to consolidated profit/(loss) for the years ended 31 December 2019 and 2018 is as follows:

	31/12/2019		31/12/2018
COMPANY	Fully consolidated entities of the Group	Share of profit/(loss) of entities accounted for using the equity method	Fully consolidated entities of the Group	Share of profit/(loss) of entities accounted for using the equity method
	(Thousands of euros)
Arrendadora Aeronáutica, AIE	—	—	422	—
Bankia Fondos, S.G.I.I.C., S.A.	33,119	—	28,943	—
Bankia Inversiones Financieras, S.A.U.	—	—	172	—
Bankia Mediación, Operador de Banca Seguros Vinculado, S.A.U.	5,117	—	40,079	—
Bankia Pensiones, S.A., Entidad Gestora de Fondos de Pensiones	19,048	—	14,006	—
Bankia, S.A.	400,200	—	604,745	—
BMN Mediación Operador de Banca-Seguros Vinculado, S.L.U.	—	—	(65,015)	—
Corporación Industrial Bankia, S.A.U.	(1,713)	—	5,805	—
Bankia Mapfre Vida, S.A., de Seguros y Reaseguros	—	49,810	—	40,476
Caja de Seguros Reunidos, Compañía de Seguros y Reaseguros, S.A., “CASER”	—	10,157	—	10,017
Other entities	25,641	57	17,763	5,797
TOTAL	481,412	60,024	646,920	56,290

(29)       Interest income

The breakdown of this item in the accompanying consolidated income statement for the years ended 31 December 2019 and 2018 is as follows:

	Income / (Expenses)
ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
By counterparty
Debt securities	316,974	424,303
Public sector	298,303	380,438
Credit institutions	1,181	10,555
Other financial corporations	2,323	21,821
Non-financial corporations	15,167	11,489
Loans and advances (1)	2,009,424	2,052,857
Public sector	52,415	61,624
Credit institutions	6,916	48,350
Other financial corporations	11,649	10,559
Non-financial corporations	687,303	749,660
Households	1,251,141	1,182,664
Other assets (2)	166,294	84,271
Derivatives – Hedge accounting, interest rate risk	(33,403)	(107,225)
Total	2,459,289	2,454,206

(1)	Of which interest income from, the doubtful assets profit at 31 December 2019 was EUR 195,093 thousand (EUR 173,969 thousand at 31 December 2018).

(2)	At 31 December 2019, includes EUR 56,141 thousand of interest accrued on deposits taken under the framework of the TLTRO II programme (55,905 at 31 December 2018) (See Note 19)

(30)       Interest expense

The breakdown of this item in the accompanying consolidated income statement for the years ended 31 December 2019 and 2018 is as follows:

	(Expenses) / Income
ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
By counterparty
Deposits	(343,205)	(395,779)
Central banks	(3,979)	(29)
Public sector	(1,999)	(2,463)
Credit institutions	(40,923)	(47,694)
Other financial corporations	(272,101)	(297,156)
Non-financial corporations	(5,053)	(15,122)
Households	(19,150)	(33,315)
Debt securities issued	(474,733)	(550,477)
Other financial liabilities	(21)	(103)
Derivatives – Hedge accounting, interest rate risk	450,385	553,387
Other liabilites (1)	(68,688)	(12,177)
Total	(436,262)	(405,149)

(1)	Of which, in 2019 included expenses accrued on operating leases for EUR 12,810 thousand.

(31)       Dividend income

The breakdown of this item in the accompanying consolidated income statement for the years ended 31 December 2019 and 2018 is as follows:

ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
Financial assets held for trading	185	104
Non-current assets held for sale – equity instruments	17,249	10,692
Total	17,434	10,796

(32)       Share of profit/loss of entities accounted for using the equity method

The breakdown of this item in the accompanying consolidated income statement for the years ended 31 December 2019 and 2018 is as follows:

	(Expense) / Income
ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
Associates	63,875	52,536
Joint ventures	(3,851)	3,754
Total	60,024	56,290

This caption includes the share of attributable profit after tax of each associate and joint venture entity of the Bankia Group (see Appendices III and IV). Thus, the Group’s income tax expense shown in the consolidated income statement does not reflect any tax effect in respect of profits or losses from entities accounted for using the equity method.

The detail of the contribution to profit or loss of entities accounted for using the equity method for the main companies is disclosed in Note 28 above.

Impairment tests of goodwill in Bankia Pensiones, S.A. Entidad Gestora de Fondos de Pensiones (Note 16.1), excluding the portion related to the business received, are carried out using projections of estimated cash flows based on a business plan for the next five years assuming 1% annual growth and growth to perpetuity after the fifth years of 2%. The rate used to discount the future cash flows was 10%.

The Group also performs a sensitivity analysis on the main variables as a supplement to the baseline scenario. Potential variations in the model’s key assumptions, discount rate (-1% and +1%) and growth rate (-1% and +1%) are calculated.

As a result of the above and based on the information available on the performances of the various cash-generating units that could give indications of impairment, the directors concluded that in 2019, an impairment loss of EUR 2.4 million (EUR 2.4 million in 2018) (see Note 43) was recognised based on the trend of the business received by the company at the date of the business combination.

In addition, the consolidated balance sheet includes goodwill under “Investments in joint ventures and associates - Associates”

at 31 December 2019 and 2018 (see Note 14).

(33)       Fee and commission income

The breakdown of this item in the accompanying consolidated income statement for the years ended 31 December 2019 and 2018 is as follows:

	Income
ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
Contingent liabilities	65,584	69,223
Contingent commitments	33,528	32,476
Collection and payment services	414,645	409,725
Securities services	68,660	57,076
Non-banking financial product sales	343,025	336,234
Other fees	242,197	244,803
Total	1,167,639	1,149,537

(34)       Fee and commission expense

The breakdown of this item in the accompanying consolidated income statement for the years ended 31 December 2019 and 2018 is as follows:

	(Expenses)
ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
Fees and commissions assigned to other entities and correspondents	(48,506)	(44,400)
Brokerage fees on asset and liability transactions	(7,407)	(12,223)
Other commissions	(31,083)	(27,925)
Total	(86,996)	(84,548)

(35)       Gains and losses on financial assets and liabilities

The breakdown of this item in the accompanying consolidated income statement for the years ended 31 December 2019 and 2018 by financial instrument portfolio, is as follows:

	Income / (Expenses)
ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
Origin of operations
Gains or (-) losses on the derecognition in financial assets and liabilities not measured at fair value through profit or loss, net	288,744	399,555
Financial assets at fair value through other comprehensive income	213,138	398,034
Financial assets at amortised cost – Debt securities	71,247	1,539
Financial liabilities measured at amortised cost	4,359	(18)
Gains or (-) losses on financial assets and liabilities held for trading, net	19,870	40,060
Gains o (-) on non-trading financial assets mandatorily at fair value through profit or loss, net	905	(429)
Gains or (-) losses from hedge accounting, net	(11,531)	(28,534)
Total	297,988	410,652

The most significant gains and losses were financial assets at fair value through other comprehensive income related to public and private debt securities sales, for EUR 213 million in 2019 (EUR 398 million in 2018).

(36)       Other operating income

The breakdown of this item in the accompanying consolidated income statement for the years ended 31 December 2019 and 2018 is as follows:

	Income
ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
Income from investment property (Note 15.2)	20,411	22,677
Financial fees and commissions offsetting direct costs	26,366	25,710
Other ítems	8,264	17,264
Total	55,041	65,651

(37)       Other operating expenses

The breakdown of this item in the accompanying consolidated income statement for the years ended 31 December 2019 and 2018 is as follows:

	(Expenses)
ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
Contribution to Deposit Guarantee Fund and Resolution Fund (Note 1.10)	(231,063)	(221,215)
Other operating expenses	(73,385)	(83,166)
Total	(304,448)	(304,381)

(38)       Administrative expenses – Staff costs

The detail of this item in the accompanying consolidated income statement for the years ended 31 December 2019 and 2018, by type of cost, is as follows:

	Income / (Expenses)
ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
Wages and salaries	(816,694)	(881,829)
Social security costs	(227,330)	(219,453)
Contributions to defined contribution pension plans (Note 38.3)	(50,309)	(31,714)
Contributions to defined benefit pension plans	(76)	(643)
Termination benefits	(4,375)	(17,870)
Training costs	(7,656)	(8,119)
Other staff costs	(12,980)	(1,214)
Total	(1,119,420)	(1,160,842)

(38.1) Composition and distribution by gender of employees

The numbers of Group employees, by gender and professional category (including executive directors and senior executives at the Bank), at 31 December 2019 and 2018, and the average headcount for the years ended 31 December 2019 and 2018 are as follows:

	Headcount at 31 December 2019
REMUNERATION LEVELS	Men	Women	Year-end headcount	Average headcount for 2019	Average headcount with disabilities >= 33% 2019 (1)
Directors	3	—	3	3	—
Senior executives	8	1	9	9	—
Other employees by remuneration level	6,823	8,774	15,597	15,483	182
Level I	84	9	93	94	—
Level II	464	147	611	611	5
Level III	688	302	990	995	9
Level IV	995	736	1,731	1,737	16
Level V	1,150	1,236	2,386	2,390	23
Level VI	990	1,376	2,366	2,365	32
Level VII	604	1,058	1,662	1,653	21
Level VIII	427	943	1,370	1,358	22
Level IX	347	732	1,079	1,033	8
Level X	793	1,764	2,557	2,521	27
Level XI	197	371	568	559	18
Level XII	15	24	39	39	—
Level XIII	—	—	—	—	—
Level XIV	66	75	141	124	—
Group 2 and others	3	1	4	4	1
Total Bankia, S.A.	6,834	8,775	15,609	15,495	182
Other Group companies	187	239	426	423	3
Total	7,021	9,014	16,035	15,918	185

(1)	The Bankia Group has adopted alternative measures for complying with the reserve quota for employees with disabilities.

	Headcount at 31 December 2018
REMUNERATION LEVELS	Men	Women	Year-end headcount	Average headcount for 2019	Average headcount with disabilities >= 33% 2018 (1)
Directors	4	—	4	4	—
Senior executives	4	1	5	5	—
Other employees by remuneration level	6,763	8,714	15,477	16,170	194
Level I	80	9	89	127	1
Level II	437	134	571	656	6
Level III	703	286	989	1,096	10
Level IV	1,025	765	1,790	1,898	20
Level V	1,085	1,154	2,239	2,359	25
Level VI	946	1,323	2,269	2,401	34
Level VII	554	932	1,486	1,537	19
Level VIII	463	1,015	1,478	1,528	22
Level IX	295	685	980	983	12
Level X	760	1,667	2,427	2,402	16
Level XI	391	712	1,103	1,122	28
Level XII	9	23	32	35	—
Level XIII	8	8	16	16	—
Level XIV	—	—	—	—	—
Group 2 and others	7	1	8	10	1
Total Bankia, S.A.	6,771	8,715	15,486	16,179	194
Other Group companies	199	239	438	508	4
Total	6,970	8,954	15,924	16,687	198

(1)	The Bankia Group has adopted alternative measures for complying with the reserve quota for employees with disabilities.

(38.2) Provisions for pensions and similar obligations (obligations to employees) and insurance contracts linked to pensions

As described in Note 2.13, the Group has defined post-employment benefit obligations with certain employees. Following is a detail of these pension obligations and long-term commitments, which are recognised in the Group’s consolidated balance sheet:

ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
Post-employment benefits	1,002,147	939,337
Other long-term employee benefits	227,057	313,469
Obligations assumed from the labour agreement entered into as a result of the incorporation of the BFA Group	1,386	9,088
Other long-term benefits	225,671	304,381
(Less) – Plan assets to commitments	(194,539)	(195,615)
Total obligations net of associated assets	1,034,665	1,057,191
Other obligations	—	—
Total obligations for pensions funds and similar obligations	1,034,665	1,057,191
of which:
Debit balances – Assets (1)	(3,559)	(23,631)
Credit balances – Liabilities (2)	1,038,224	1,080,822
Insurance contracts linked to pensions (defined-benefit)	836,660	772,825
Insurance contracts linked to other long-term obligations	225,252	261,205
Total insurance contracts (3)	1,061,912	1,034,030

(1)	Included in “Other assets” in the accompanying consolidated balance sheet.

(2)	Recognised under “Provisions - Provisions for pensions and similar obligations” in the accompanying consolidated balance sheet (Note 20).

(3)	The Group has a range of insurance policies covering the portion of the aforementioned obligations that do not satisfy the conditions for classification as plan assets, irrespective of the provisions included in the consolidated balance sheet in accordance with current legislation, which were recognised under “Insurance contracts linked to pensions” on the asset side of the balance sheet (Note 17).

The tables below provide a breakdown at 31 December 2019 and 2018 of total obligations for qualifying assets, distinguishing between those that exceed the value of plan assets and are therefore recognised under “Provisions - Pensions and other post employment defined benefit obligations” in the consolidated balance sheet, and those for which the obligations covered by plan assets with unrelated companies exceeds the present value of obligation which, under current regulations, are recognised at their net amount in “Other assets - Other” in the consolidated balance sheet:

	31 December 2019
	Post-employment benefits			Pre-retirement and other long-term commitments
ITEM	Value of the obligation (I)	Value of plan assets (II)	Total (III = I – II)	Value of the obligation (IV)	Value of plan assets (V)	Total (VI = IV – V)	Total (III + VI)
	(Thousands of euros)
Commitments for which the value of the obligations exceeds the value of the plan assets recognised under “Provisions – Pensions and other post employment defined benefit obligations”	812,596	294	812,302	227,057	1,135	225,922	1,038,224
Commitments for which the value of the obligations is less than the value of the plan assets recognised under “Other assets – Other”	189,551	193,110	(3,559)	—	—	—	(3,559)
Total at 31 December 2019	1,002,147	193,404	808,743	227,057	1,135	225,922	1,034,665

(38.3) Post-employment benefits

Details of the various post-employment benefit obligations, under both defined benefit and defined contribution plans, assumed by the Group are as follows:

Defined-contribution plans

As indicated in Note 2.13 above, the consolidated entities have assumed the obligation of making certain contributions to their employees’ external pension schemes that qualify as “defined-contribution” plans under applicable law.

The Group made contributions to external pension funds in the amount of EUR 51,628 thousand in 2019 of which EUR 1,318 thousand were covered by the employee pension plan and EUR 50,309 thousand were recognised under “Administrative expenses - Staff expenses” in the consolidated income statement. The Group made contributions to external pension funds in the amount of EUR 46,607 thousand in 2018 of which EUR 15,418 thousand were covered by the employee pension plan and EUR 31,714 thousand were recognised under “Administrative expenses - Staff expenses” in the consolidated income statement (see note 38).

Defined-benefit plans

The table below shows the reconciliation between the present value of defined-benefit pension obligations assumed by the Group with its employees at 31 December 2019 and 2018, the fair value of plan assets and the fair value of reimbursement rights that do not qualify as plan assets, in all cases within Spain, along with the amounts recognised on the consolidated balance sheet at those dates:

ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
Present value of the obligations	1,002,147	939,337
Obligations covered by plan assets	190,148	178,100
Obligations covered by non-qualifying assets	811,999	761,237
Less – Fair value of plan assets	(193,404)	(188,283)
Recognised under “Provisions – Provisions for pensions and similar obligations” on the consolidated balance sheet	812,302	774,685
Recognised under “Other Assets – Other” on the consolidated balance sheet	(3,559)	(23,631)
Fair value of Insurance contracts assets linked to other long-term obligations “non-qualifying assets”	836,660	772,825

“Fair value of Insurance contracts assets linked to other long-term obligations non-qualifying assets” in the above table includes the fair value of insurance policies arranged with Bankia Mapfre Vida (EUR 617,028 thousand) and Caser (EUR 194,971 thousand). The fair value of these insurance policies was calculated in accordance with the provisions applicable in section 16 of Rule Thirty- Five of Bank of Spain Circular 4/2017 and paragraph 115 of IAS 19; therefore, the present value of the insured pensions was considered fair value. The expected return on these policies was calculated using an interest rate of 0.50%, established in accordance with IAS 19 and the actuarial assumptions specified in prevailing legislation in Spain as they are obligations with employees subject to Spanish labour law covered with funds set up in accordance with Royal Decree 1588/1999, of 15 October, as required by Rule Thirty-five, indent 14 c), of Bank of Spain Circular 4/2017.

The fair value of plan assets stated in the above table is presented on the consolidated balance sheet as a reduction of the present value of the Group’s obligations.

The present value of the obligations was determined by qualified actuaries using the following techniques:

•	Valuation method: “projected unit credit method”, which sees each period of service as giving rise to an additional unit of benefit entitlement and measures each unit separately.

•	The estimated retirement age of each employee is the earliest at which the employee is entitled to retire.

•	Actuarial assumptions used: unbiased and mutually compatible. Specifically, the most significant actuarial assumptions used in the calculations were as follows:

Actuarial assumptions	Year 2019	Year 2018
Technical interest rate (1)	0.50%	1.65%
Mortality tables	PERMF-2000	PERMF-2000
Estimated return on reimbursement rights recognised as assets	0.50%	1.65%
Expected return on plan assets	0.50%	1.65%
Social security pensions costs growth rate	1.00%	1.00%
Rate of pension increase according to the Savings Bank collective wage agreement	1.00%	1.00%
Rate of pension increase according to the CPI	1.75%	2.00%
CPI Cumulative inflation	1.75%	2.00%
Annual salary increases (2)	No applicable	No applicable

(1)	Assumptions based on the duration of the post-employment obligations, which for this group is approximately 11.19 years, and in line with the yield on Aa rated corporate bonds in the euro area.

(2)	The assumption regarding the annual wage increase does not apply, since at the date of the actuarial measurement, 31.12.2019, no active employee had a defined-benefit scheme.

The reconciliation of the balances recognised at 31 December 2019 and 2018 for the present value of the Group’s defined- benefit obligations is as follows:

ITEM	Year 2019	Year 2018
	(Thousands of euros)
Balance at 1 January	939,337	819,736
Expected interest on obligation	15,034	11,919
Gains and losses recognised immediately in equity (*)	119,771	4,133
a) (Gain)/loss arising from changes in financial assumptions	136,039	(11,115)
b) Others (Gain)/loss arising from change	(16,268)	15,248
Benefits paid	(54,136)	(50,290)
Additions to obligation due to new commitments	1,875	174,663
Adittions to obligation – business combination	—	—
Curtailments	(19,734)	(20,824)
Balance at 31 December	1,002,147	939,337

(*)	These amounts are recognised directly in “Accumulated Other Comprehensive Income” in equity in the consolidated balance sheets (see Note 2.13).

The reconciliation of the fair value at 31 December 2019 and 2018 of plan assets in defined-benefit obligations is as follows:

ITEM	Year 2019	Year 2018
	(Thousands of euros)
Fair value at 1 January	188,283	443,729
Expected interest on Fund	2,992	6,453
Gains and losses recognised immediately in equity (*)	14,907	(32,742)
a) Expected return on plan assets, excluding interest on the plan	14,907	(32,742)
Net contributions/ (reimbursements) (1)	(136)	(34)
Benefits paid	(12,642)	(27,174)
Adittions to obligation – business combination	—	—
Reduction in plan assets – Reclassification of the value of the assets (transfer to linked insurance)	—	(201,949)
Fair value at 31 December	193,404	188,283

(*)	These amounts are recognised directly in “Accumulated Other Comprehensive Income” in equity in the consolidated balance sheets (see Note 2.13).

(1)	Contributions / (reimbursements) imply a change in the fair value of “Insurance contracts linked to pensions” and, therefore, do not have any impact on the income statement.

The reconciliation of the fair value at 31 December 2019 and 2018 of reimbursement rights recognised on the consolidated balance sheet as assets under “Other assets - Insurance contracts linked to pensions is as follows:

ITEM	Year 2019	Year 2018
	(Thousands of euros)
Fair value at 1 January	772,825	423,937
Expected interest on insurance contracts linked to pensions	12,402	6,188
Gains and losses recognised immediately in equity (*)	110,746	4,052
a) Expected return on insurance contracts, excluding interest on insurance contracts linked to pensions	110,746	4,052
Net contributions/(reimbursements) (1)	(19,693)	(178)
Benefits paid	(41,495)	(23,090)
Adittions to obligation – business combination	—	—
Increase in reimbursement rights – Reclassification of the value of the assets (transfer to linked insurance)	1,875	376,592
Settlements	—	(14,676)
Fair value at 31 December	836,660	772,825

(*)	These amounts are recognised directly in “Accumulated Other Comprehensive Income” in equity in the consolidated balance sheet (see Note 2.13).

(1)	Contributions/(reimbursements) imply a change in the fair value of “Insurance contracts linked to pensions” and, therefore, do not have any impact on the income statement.

The detail of the fair values of the main plan assets at 31 December 2019 and 2018 is as follows:

ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
Insurance policies	11,143	13,480
Other assets (*)	182,261	174,803

(*)	The fair value of plan assets classified as “Other assets”, quantified at EUR 182 million, included assets covered by employee pension plans or insured by insurance policies that do not fit into the categories set out in paragraph 142 of IAS 19.

The criteria used to determine the total expected return on plan assets are based on the duration of the post-employment obligations, which for this group is approximately 11.19 years (11.36 years for 2018), and in line with the yield on Aa rated corporate bonds in the euro area.

(38.4) Pre-retirement commitments and other long-term commitments

The table below shows the reconciliation between the present value of pre-retirement commitments and other long-term obligations assumed by the Group with its employees at 31 December 2019 and 2018, the fair value of plan assets and the fair value of reimbursement rights that do not qualify as plan assets, in all cases within Spain, along with the amounts recognised on the consolidated balance sheet at those dates:

ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
Present value of the obligations	227,057	313,469
Obligations covered by plan assets	1,139	7,355
Obligations covered by non-qualifying assets	225,248	260,967
Internal fund	670	45,147
Less – Fair value of plan assets	(1,135)	(7,331)
Recognised under “Provisions – Pensions and other post employment defined benefit obligations” of the consolidated balance sheet	225,922	306,138
Recognised under “Other assets – Other” of the consolidated balance sheet	—	—
Fair value of hedge assets for pre-retirement commitments and other long-term commitments	225,252	261,205

The present value of the obligations was determined by qualified actuaries using the following techniques:

•	Valuation method: projected unit credit method, which sees each period of service as giving rise to an additional unit of benefit entitlement and measures each unit separately.

•	The estimated retirement age of each employee is the earliest at which the employee is entitled to retire.

•	Actuarial assumptions used: unbiased and mutually compatible. Specifically, the most significant actuarial assumptions used in the calculation were as follows:

Actuarial assumptions	Year 2019	Year 2018
Technical interest rate (1)	0.00%	0.35%
Mortality tables	PERMF-2000	PERMF-2000
Estimated return on reimbursement rights recognised as assets	0.00%	0.35%
Expected return on plan assets	0.00%	0.35%
Social security costs growth rate	2.00%	2.00%
Rate of pension increase according to the Savings Bank collective wage agreement	1.00%	1.00%
Cumulative inflation	1.75%	2.00%
Annual salary increases	Not applicable	2.00%
Healthcare variation cost increase	Not applicable	Not applicable

(1)	Assumptions based on the duration of other long-term commitments, which for this group is approximately 2.09 years (2.19 years in 2018), and in line with the yield on Aa rated corporate bonds in the euro area.

Reconciliation of the balances recognised at 31 December 2019 and 2018 for the present value of obligations relating to pre- retirements and other long-term obligations assumed by the Group is as follows:

ITEM	Year 2019	Year 2018
	(Thousands of euros)
Balance at 1 January	313,470	43,798
Expected interest on the obligation	968	34
Gains and losses recognised immediately	(5,071)	(18,806)
a) (Gains)/losses arising on changes in financial assumptions	1,661	(1,771)
b) b)(Gains)/losses arising from other changes (data, experience, etc.)	(6,732)	(17,035)
Benefits paid	(82,310)	(35,641)
Increase in the obligation for new commitments	—	324,108
Adittion due to bussines combination	—	—
Settlements	—	(22)
Fair value at 31 December	227,057	313,471

The table below shows the reconciliation of the fair value at 31 December 2019 and 2018 of plan assets in pre-retirement commitments and similar defined-benefit obligations (all for Spanish companies):

ITEM	Year 2019	Year 2018
	(Thousands of euros)
Fair value at 1 January	7,331	31,959
Expected interest on the plan	16	29
Gains and loss recognised immediately	3,877	485
a) Expected return on plan assets, excluding interest on the plan	3,877	485
Net contributions/(reimbursements)	(6,070)	(18,842)
Benefits paid	(4,019)	(6,300)
Fair value at 31 December	1,135	7,331

The table below shows the reconciliation between 31 December 2019 and 2018 of the fair value of reimbursement rights recognised as assets under “Other assets - Insurance contracts linked to pensions” on the consolidated balance sheet for pre- retirement and other long-term obligations (all corresponding to the Group’s Spanish entities):

ITEM	Year 2019	Year 2018
	(Thousands of euros)
Fair value at 1 January	261,205	9,044
Expected interest on insurance contracts linked to pensions	811	3
Gains and losses recognised immediately	(138)	(16)
a) Expected return on insurance contracts, excluding interest on insurance contracts linked to pensionsss	(138)	(16)
Net contributions/(reimbursements)	44,134	278,914
Benefits paid	(80,760)	(26,740)
Fair value at 31 December	225,252	261,205

The table below shows the fair values of the main plan assets at 31 December 2019 and 2018 for early-retirement and similar obligations:

ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
Insurance policies	1,135	7,331

(38.5) Estimate of future payments for defined-benefit obligations

The following table shows the estimate of payments for defined-benefit obligations over the next 10 years:

FUTURE PAYMENTS	2020	2021	2022	2023	2024	2025-2029
	(Thousands of euros)
Pension commitments	54,442	53,296	52,131	50,842	49,436	225,065
Other long-term commitments	67,324	69,412	57,546	29,925	2,811	73

The best actuarial estimate used by the Group indicates that the amount of contributions to be made in respect of the pension and similar obligations assumed by the Group in 2020 will not be material with respect to the profit and equity estimated for the Group at the end of the year.

(38.6) Sensitivity analysis

The table below shows an analysis of the sensitivity of defined-benefit obligations at 31 December 2019 corresponding to pension commitments and other long-term commitments (pre-retirements) to changes in the main actuarial assumptions:

	Pension commitments	Pre-retirement commitments
	(Thousands of euros)
Technical interest rate
50bp increase	940,504	225,070
50bp decrease(*)	1,070,930	227,057
Annual salary increase(**)
50bp increase	Not applicable	Not applicable
50bp decrease	Not applicable	Not applicable
Annual pension increase
50bp increase	1,069,153	227,057
50bp decrease	941,524	227,057
Cumulative inflation
50bp increase	1,043,695	227,057
50bp decrease	965,002	227,057

(*)	As the interest rate for pre-retired employees was 0.00%, the measurement with the 0.5% decrease was madecat 0%.

(**)	Annual salary increases only affect assets. As there were no defined-benefit assets at 31 December 2019, this change is not applicable.

These changes in actuarial assumptions would not have a significant impact, as 99.92% of the obligations are guaranteed.

(38.7) Remuneration in kind

The Group’s remuneration policy includes certain remuneration in kind, mainly financial assistance and life and health insurance policies, taxed, as appropriate, in accordance with prevailing regulations.

(38.8) Share-based payment schemes

The direct remuneration policy in accordance with the best corporate governance practices and pursuant to European regulations concerning remuneration policies at credit institutions and RDL 2/2012 of 3 February, Order ECC/1762/2012 of 3 August and Law 10/2014 of 26 June.

The system sets out a specific scheme for settling variable compensation for directors who, in keeping with the principle of proportionality, perform control functions or whose activity has a significant impact on the risk profile:

Management Committee:

•	At least 50% of variable remuneration must be paid in Bankia shares.

•	100% of variable remuneration, in either shares or cash, must be deferred.

Rest of the identified collective:

•	At least 50% of variable remuneration must be paid in Bankia shares.

•	At least 40% of variable remuneration, in either shares or cash, must be deferred over a period of three years.

Accordingly, for members of the Management Committee, 25% of the annual variable remuneration shall be settled in shares once three years have elapsed from the assessment of the objectives, with deferral of another 25% to be settled in shares in two equal deliveries in the two following years.

For the rest of the identified collective, 30% of annual variable remuneration will be paid in shares following assessment of the year’s objectives. In addition, 20% of annual variable remuneration will be deferred in portions of one third over a period of three years.

The share price will be the average quoted price over the three months prior to the accrual date.

All shares delivered to directors as part of their annual variable remuneration will be unavailable during the year immediately following the date on which they are delivered.

(39)       Administrative expenses – Other general administrative expenses

The detail, by nature, of this item in the accompanying consolidated income statement for the financial years ended 31 December 2019 and 2018 is as follows:

	(Expenses)
ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
From property, fixtures and supplies(1)	(59,292)	(119,573)
IT and communications	(207,166)	(191,649)
Advertising and publicity	(54,375)	(51,591)
Technical reports	(36,662)	(27,452)
Surveillance and security courier services	(18,122)	(18,154)
Levies and taxes	(32,243)	(29,508)
Insurance and self-insurance premiums	(3,603)	(3,630)
Other expenses	(84,845)	(93,924)
Total	(496,308)	(535,481)

(1)	In 2018, included expenses accrued on operating leases for EUR 73,362 thousand before IFRS 16 became effective (see Note 1.3.1)

The detail of the fees paid by the various Bankia Group companies to firms belonging to the worldwide organisation of Ernst & Young (the auditor of Bankia, S.A. and the Bankia Group) in 2019 is as follows:

•	For the audit of the annual financial statements of Bankia, S.A. and of the consolidated interim and annual financial statements of the Bankia Group for 2019: EUR 1,804 thousand (2018: EUR 1,803 thousand).

•	For the audit and review of the financial statements of foreign subsidiaries and companies comprising the Bankia Group, all for 2019: EUR 210 thousand (2018: EUR 230 thousand).

•	For other assurance and services similar to auditing required by regulations or supervisory authorities 2019: EUR 135 thousand (2018: EUR 207 thousand).

•	For other professional services rendered: EUR 392 thousand, none related tax advice (2018: EUR 892 thousand, none related tax advice).

Meanwhile, in 2019, the various Bankia Group companies paid audit fees to firms other than the Parent’s auditor amounting to EUR 8 thousand (EUR 12 thousand in 2018) and have not paid fees for other audit-related assurance or similar services (EUR 3 thousand in 2018).

The services engaged by the Bankia Group meet the requirements of independence stipulated in Law 22/2015 of 20 July and do not include any work that is incompatible with the auditing function.

(40)       Depreciation

The detail of this item in the accompanying consolidated income statement for the years ended 31 December 2019 and 2018 is as follows:

	(Expenses)
ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
Depreciation of tangible assets (Note 15)	(146,371)	(113,048)
Depreciation of intangible assets (Note 16.2)	(54,581)	(60,863)
Total	(200,952)	(173,911)

(41)       Provisions or reversal of provisions

The detail of this item in the accompanying consolidated income statement for the years ended 31 December 2019 and 2018 is as follows (see note 20):

	(Expenses) / Income
ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
Pensions and other post employment defined benefit obligations	28,653	10,418
Pending legal issues and tax litigation	(104,233)	(2,104)
Commitments and guarantees given	72,047	51,008
Other provisions	(11,019)	(69,296)
Total	(14,552)	(9,974)

(42)       Impairment or reversal of impairment on financial assets not measured at fair value through profit or loss

The net provision recognised for this item of the consolidated income statement for the years ended 31 December 2019 and 2018 relates to the following financial instruments, by category:

	(Expenses) / Income
ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
Financial assets at amortised cost (Note 12)	(463,493)	(425,535)
Financial assets at fair value through other comprehensive income (Note 11)	552	(971)
Total	(462,941)	(426,506)

(43)       Impairment or reversal of impairment on non-financial assets and investments in joint ventures and associates

The detail by nature of the amount recognised for this item in the accompanying consolidated income statement for the years ended 31 December 2019 and 2018 is as follows:

	(Expenses) / Income
ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
Impairment losses (net) on goodwill and other intangible assets (Notes 14.2 and 16.1)	(5,700)	(7,865)
Impairment losses (net) on investment property (Note 15)	(14,566)	(22,736)
Impairment losses (net) on property, plant and equipment for own use (Note 15)	22	12
Impairment losses (net) on inventories (Note 17)	—	(43)
Impairment losses (net) on investments in joint ventures and associates (Note 32)	928	40,623
Total	(19,316)	9,991

(44)       Gains/ (losses) on disposal of non-financial assets and investments, net

The detail of this item in the accompanying consolidated income statement for the years ended 31 December 2019 and 2018 is as follows:

	Income / (Expenses)
ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
Gain/(loss) on disposal of tangible assets	3,088	560
Gain/(loss) on disposal of investment properties	962	3,158
Gain/(loss) on disposal of investments	364	801
Other items	—	(11)
Total	4,414	4,508

(45)       Profit or (loss) from non-current assets and disposal groups classified as held for sale not qualifying as discontinued operations

The detail of this item in the accompanying consolidated income statement for the years ended 31 December 2019 and 2018 is as follows:

	(Expenses) / Income
ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
Non-current assets – Tangible assets	(199,328)	(162,101)
Non-current assets – Investments in joint ventures and associates	19,063	6,667
Total	(180,265)	(155,434)

“Non-current assets –Tangible assets” in 2019 includes losses of impairment in assets amounting to EUR 200,610 thousand.

“Non-current assets – Investments in associates and joint ventures” includes mainly the gain generated on the sale of the assets in associates Ferromóvil 3000, S.L., Ferromóvil 9000, S.L. and Plan Azul 07, S.L. classified under “Non-current assets and disposal groups classified as held for sale” amounting to EUR 38,022 thousand.

(46)       Related parties

In addition to the disclosures made in Note 6 regarding the remuneration earned by members of the Board of Directors and senior executives of the Group, following is a detail of the balances recognised in the consolidated balance sheet at 31 December 2019 and the gains and losses recognised in the consolidated income statement for the year ended 31 December 2019 arising from transactions with related parties:

ITEM	Significant shareholders	Board of Directors and senior executives	Individuals, companies or Group entities	Other related parties	Total
	(thousands of euros)
PROFIT OR LOSS
(Interest expense)	59	—	4,500	185	4,744
Leases	—	—	—	—	—
Servies reception	—	—	—	—	—
Goods purchase (finished or under construction)	—	—	—	—	—
Other expenses	—	—	(62,638)	45	(62,593)
Total	59	—	(58,138)	230	(57,849)
Financial income	2	7	1,727	100	1,836
Received dividends	—	—	—	5,882	5,882
Services	3,790	117	1,118	477	5,502
Inventory sales	—	—	—	—	—
Other income	—	—	—	—	—
Total	3,792	124	2,845	6,459	13,220

ITEM	Significant shareholders	Board of Directors and senior executives	Individuals, companies or Group entities	Other related parties	Total
	(thousands of euros)
OTHER TRANSACTIONS
Financing agreement: loans and capital contributions (lender)	(100,231)	3,416	(97,866)	3,577	(191,104)
Financing agreements: loans and capital contributions (borrower)	(10,723)	4,296	(220,010)	11,347	(215,090)
Collateral and guarantees given	(264)	(9)	(10,426)	(1,477)	(12,176)
Collateral and guarantees received	—	—	—	—	—
Commitments acquired	—	36	(1,343)	67	(1,240)
Dividends and other benefits distributed	(219,360)	—	—	—	(219,360)
Other transactions	728	—	—	—	728

ITEM	Significant shareholders	Board of Directors and senior executives	Individuals, companies or Group entities	Other related parties	Total
	(Thousand of euros)
BALANCE AT THE END OF THE REPORTING PERIOD
Trade receivables	—	—	—	—	—
Loans and credit given	564	4,338	111,655	5,279	121,836
Other receivables	—	—	—	—	—
Total receivables	564	4,338	111,655	5,279	121,836
Trade payables	—	—	—	—	—
Loans and credit received	24,978	7,464	238,935	96,639	368,016
Other payment obligations	—	—	—	—	—
Total payables	24,978	7,464	238,935	96,639	368,016

The detail of balances recognised in the Bank’s balance sheet at 31 December 2018 and the gains and losses recognised in the income statement arising from transactions with related parties is as follows:

ITEM	Significant shareholders	Board of Directors and senior executives	Individuals, companies or Group entities	Other related parties	Total
	(Thousand of euros)
PROFIT OR LOSS
(Interest expenses)	102	—	4,699	144	4,945
Leases	—	—	—	—	—
Services reception	—	—	—	—	—
Good purchase (finished or under construction)	—	—	—	—	—
Other expenses	—	—	231	(5)	226
Total	102	—	4,930	139	5,171
Financial income	52	1	6,054	27	6,134
Dividends received	—	—	—	—	—
Services	21,650	109	918	614	23,291
Inventory sales	—	—	—	—	—
Other income	—	—	—	—	—
Total	21,702	110	6,972	641	29,425

ITEM	Significant shareholders	Board of Directors and senior executives	Individuals, companies or Group entities	Other related parties	Total
	(Thousand of euros)
OTHER TRANACTIONS
Financing agreements: loans and capital contributions (lender)	52,455	(62)	(29,966)	1,230	23,657
Financing afreements: loans and capital contributions (borrower)	27,578	1,770	323,120	40,434	392,902
Collateral and guarantees given	(205)	—	(1,150)	2,540	1,185
Collateral and guarantees received	—	—	—	—	—
Commitments acquired	—	30	1,548	153	1,731
Dividends and other benefits distributed	219,360	—	—	—	219,360
Other transactions	919	—	(1,488)	—	(569)

ITEM	Significant shareholders	Board of Directors and senior executives	Individuals, companies or Group entities	Other related parties	Total
	(Thousand of euros)
BALANCE AT THE END OF THE REPORTING PERIOD
Trade receivables	—	—	—	—	—
Loans and credit given	100,795	922	209,521	1,702	312,940
Other receivables	—	—	—	—	—
Total receivables	100,795	922	209,521	1,702	312,940
Trade payables	—	—	—	—	—
Loans and credit received	35,701	3,168	458,945	85,292	583,106
Other payment obligations	—	—	—	—	—
Total payables	35,701	3,168	458,945	85,292	583,106

Appendices III and IV to these consolidated financial statements show the details of associates and joint ventures entities, “Other related parties” includes balances held by close family relations of Bank directors (inter alia, directors’ spouses and their own and their spouses’ ancestors, descendants and siblings) other related parties to them, as well as the Employee Pension Fund, to the best of the Bank’s knowledge.

All the transactions between the Group and its related parties were performed on an arm’s-length basis.

At 31 December 2019, the FROB, through BFA, held a 61.80% (62.25% taking into account the effect of treasury shares) stake in Bankia, S. A. The FROB carries on its activity in accordance with Law 9/2012, of 14 November 2012. It is wholly owned by the Spanish government and its purpose is to oversee the restructuring and resolution of credit institutions. Given the indirect stake held by the FROB in Bankia, S.A., the Spanish government is a related party under prevailing regulations.

Balances with public administrations at 31 December 2019 are disclosed in the following notes to the consolidated financial statements:

•	Note 9 Financial Assets and Liabilities held for trading.

•	Note 10 Financial Assets non-trading financial assets mandatorily at fair value through profit or loss.

•	Note 11 Financial assets at fair value with changes in other comprenhensive income.

•	Note 12 Financial assets at amortised cost - Loans and advances – Customers.

•	Note 19 Financial liabilities at amortised cost – Customers deposits.

The income and expense recognised in the consolidated income statements for 2019 and 2018 are as follows:

ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
Spanish government agencies interest incomes(*)	47,368	56,339
(Spanish government agencies interest expenses)( *)	(1,999)	(2,375)

(*)	Interest rate income and expenses shown at their gross amounts.

There were no significant individual transactions with the Spanish public sector outside the ordinary course of the Group’s business.

Transactions carried out, balances held and contracts entered into with BFA

The main balances held by the Bank with BFA (significant shareholder) at 31 December 2019 include:

•	“Deposits-customers” on the liability side of the balance sheet includes a demand deneposit (interest-bearing) made by BFA for EUR 25 million;

•	“Other assets” includes the balance related to the accrual of fees and commissions explained below;

•	“Collaterals granted” includes the amounts drawn on the line of guarantees granted by Bankia to BFA;

•	“Interest income/ expense “ in the income statement includes income from services rendered by the Bank to recover BFA assets completely deteriorated and assets written off, calculated in accordance with the total, and other collaterals issued.

•	The table above showing related-party figures includes finance costs and income for interest, respectively, in connection with the loan and deposit transactions mentioned under the above headings.

Bankia and BFA have also entered into the following contracts and agreements:

•	A framework agreement governing relations between the two institutions.

•	A Service Level Agreement that enables BFA to correctly perform its activity by using Bankia’s human and material resources, while avoiding redundancies.

•	A CMOF “(Contrato Marco de Operaciones Financieras)” Master Agreement on derivatives trading between the two institutions.

•	A Global Master Repurchase Agreement (GMRA) and a Collateral Assignment Agreement linked to fixed-income asset sale and repurchase transactions.

•	A European Master Financial Transactions Agreement (EMFTA) covering securities loans and fixed-income repo agreements.

•	A cost-sharing agreement for lawsuits related to preferred participating securities and subordinated bonds.

•	An agreement establishing an access mechanism allowing BFA, through the Bank, to avail of the liquidity and funding mechanisms set up by the ECB for credit institutions, as well as private deals inherent in the business of credit institutions.

•	An agreement to apportion the cost of civil proceedings and claims filed in relation to Bankia’s IPO.

•	BFA/Bankia cooperation protocol, Article 11(2) CRR, designed to regulate relations between BFA and Bankia with respect to defining and implementing the necessary mechanisms and procedures to comply with the obligations imposed by article 11,2 of Regulation (EU) No 575/2013 and, in particular, to verify that BFA complies with the capital requirements imposed by applicable legislation.

•	An agreement for managing the FROB’s indirect stake in Bankia, through BFA.

All transactions between the two entities are carried out on normal market terms.

(47)       Explanation added for translation to English

These consolidated financial statements are presented on the basis of the regulatory financial reporting framework applicable to the Group (see Note 1.3), Certain accounting practices applied by the Company that conform with that regulatory framework may not conform with other generally accepted accounting principles and rules.

APPENDICES

Appendix I – Separate financial statements

BANKIA, S.A.
Balance sheet at 31 December 2019 and 2018

ASSETS	31/12/2019	31/12/2018 (*)
	(Thousands of euros)
Cash, cash balances at Central banks and other demand deposits	12,826,591	4,354,390
Financial assets held for trading	6,702,504	6,320,607
Derivatives	6,530,330	6,035,137
Equity instruments	1,381	3,901
Debt securities	170,793	281,569
Loans and advances	—	—
Central banks	—	—
Credit institutions	—	—
Customers	—	—
Memorandum item: loaned or advanced as collateral with right to sell or pledge	67,682	590
Non-trading financial assets mandatorily at fair value through profit or loss	34,435	9,348
Equity instruments	—	—
Debt securities	237	187
Loans and advances	34,198	9,161
Central banks	—	—
Credit institutions	23,263	—
Customers	10,935	9,161
Memorandum item: loaned or advanced as collateral with right to sell or pledge	—	—
Financial assets designated at fair value through profit or loss	—	—
Debt securities	—	—
Loans and advances	—	—
Central banks	—	—
Credit institutions	—	—
Customers	—	—
Memorandum item: loaned or advanced as collateral with right to sell or pledge	—	—
Financial assets at fair value through other comprehensive income	11,979,857	15,622,815
Equity instruments	75,816	66,484
Debt securities	11,904,041	15,556,331
Loans and advances	—	—
Central banks	—	—
Credit institutions	—	—
Customers	—	—
Memorandum item: loaned or advanced as collateral with right to sell or pledge	7,568,250	7,138,310
Financial assets at amortised cost	156,179,198	156,747,204
Debt securities	33,165,031	33,860,266
Loans and advances	123,014,167	122,886,938
Central banks	—	—
Credit institutions	5,464,732	4,432,818
Customers	117,549,435	118,454,120
Memorandum item: loaned or advanced as collateral with right to sell or pledge	25,284,204	23,310,362
Derivatives – Hedge accounting	2,491,810	2,619,883
Fair value changes of the hedged items in portfolio hedge of interest rate risk	—	—
Investments in subsidiaries, joint ventures and associates	1,772,674	2,713,637
Subsidiaries	1,322,649	2,549,079
Joint Ventures	9,034	3,818
Associates	440,991	160,740
Tangible assets	2,597,428	2,171,142
Property, plant and equipment	2,122,925	1,657,402
For own use	2,122,925	1,657,402
Leased out under an operating lease	—	—
Assigned to welfare projects (saving banks and credit cooperatives)	—	—
Investment property	474,503	513,740
Of which: assigned under operating leases	474,503	513,740
Memorandum item: acquired under a leasing	504,863	—
Intangible assets	312,047	205,523
Goodwill	—	—
Other intangible assets	312,047	205,523
Tax assets	10,214,679	10,449,957
Current tax assets	431,863	460,768
Deferred tax assets	9,782,816	9,989,189
Other assets	1,721,479	1,672,042
Insurance contracts linked to pensions	1,061,912	1,034,030
Inventories	—	—
Other	659,567	638,012
Non-current assets and disposal groups classified as held for sale	2,047,280	3,459,184
TOTAL ASSETS	208,879,982	206,345,732

(*)	Presented solely and exclusively for comparison purposes (See Note .1.5).

BANKIA, S.A.
Balance sheet at 31 December 2019 and 2018

LIABILITIES AND EQUITY	31/12/2019	31/12/2018 (*)
	(Thousands of euros)
Financial liabilities held for trading	6,783,073	6,078,800
Derivatives	6,511,840	5,956,719
Short positions	271,233	122,081
Deposits	—	—
Other financial liabilities	—	—
Financial liabilities designated at fair value through profit or loss	—	—
Deposits	—	—
Central banks	—	—
Credit institutions	—	—
Customers	—	—
Debt securities issued	—	—
Other financial liabilities	—	—
Memorandum item: subordinated liabilities	—	—
Financial liabilities measured at amortised cost	186,159,113	184,060,914
Depósitos	167,385,330	165,712,473
Central banks	13,808,756	13,856,000
Credit institutions	26,447,898	21,771,822
Customers	127,128,676	130,084,651
Debt securities issued	17,302,153	16,749,890
Other financial liabilities	1,471,630	1,598,551
Memorandum item: subordinated liabilities	2,983,031	2,989,889
Derivatives – Hedge accounting	85,541	182,331
Fair value changes of the hedged items in portfolio hedge of interest rate risk	—	—
Provisions	1,685,484	1,846,702
Pensions and other post employment defined benefit obligations	1,038,224	1,080,822
Other long term employee benefits	—	—
Pending legal issues and tax litigation	210,614	183,294
Commitments and guarantees given	301,731	373,119
Other provisions	134,915	209,467
Tax liabilities	452,531	536,194
Current tax liabilities	—	—
Deferred tax liabilities	452,531	536,194
Share capital repayable on demand	—	—
Other liabilities	885,606	1,106,381
Of which: welfare fund (only saving banks and credit cooperatives)	—	—
Liabilities included in disposal groups classified as held for sale	—	—
TOTAL LIABILITIES	196,051,348	193,811,322
Own Funds	12,701,647	12,421,199
Capital	3,069,522	3,084,963
Paid up capital	3,069,522	3,084,963
Unpaid capital which has been called up	—	—
Memorandum item: Uncalled capital	—	—
Share premium	619,154	619,154
Equity instruments issued other than capital	—	—
Equity component of compound financial instruments	—	—
Other equity instruments issued	—	—
Other equity	—	—
Retained earnings	—	—
Revaluation reserves	—	—
Other reserves	8,500,365	7,980,060
(-) Treasury shares	(50,343)	(96,646)
Profit or loss	562,949	833,668
(-) Interim dividends	—	—
Accumulated other comprehensive income	126,987	113,211
Items that will not be reclassified to profit or loss	52,907	51,684
Actuarial gains or (-) losses on defined benefit pension plans	34,056	29,939
Non-current assets and disposal groups classified as held for sale	(9,453)	—
Accumulated changes in fair value of equity instruments measured at fair value through other
comprehensive income	28,304	21,745
Hedge ineffectiveness of fair value hedges for equity instruments measured at fair value through other comprehensive income
Fair value changes of equity instruments measured at fair value through other comprehensive income [hedged item]
Fair value changes of equity instruments measured at fair value through other comprehensive income [hedging instrument]
Amount of changes in fair value of a financial liability at fair value through profit or loss that is attributable to changes in the credit risk of that liability
Items that may be reclassified to profit or loss	74,080	61,527
Hedge of net investments in foreign operations [effective portion]
Foreign currency translation	(113)	(292)
Hedging derivatives, Cash flow hedges [effective portion]	(8,006)	(2,299)
Fair value changes of debt instruments measured at fair value through other comprehensive income	82,199	62,554
Hedging instruments [not designated elements]		—
Non-current assets and disposal groups classified as held for sale	—	1,564
TOTAL EQUITY	12,828,634	12,534,410
TOTAL EQUITY AND TOTAL LIABILITIES	208,879,982	206,345,732
MEMORANDUM ITEM: OFF-BALANCE SHEET ITEMS	36,883,441	34,048,575
Loan commitments given	23,394,354	21,070,128
Financial guarantees given	376,728	427,621
Contingent commitments given	13,112,359	12,550,826

(*)	The Balance sheet in 2018 is presented solely for comparison purposes. See Note 1.5.

BANKIA, S.A.
Income statement for the years ended 31 December 2019 and 2018

	2019	2018 (*)
	(Thousands of euros)
Interest income	2,457,957	2,471,354
Financial assets at fair value through other comprehensive income	143,279	233,106
Financial assets at amortised cost	2,187,680	2,249,915
Other interest income	126,998	(11,667)
(Interest expenses)	(468,641)	(442,758)
(Expenses on share capital repayable on demand)	—	—
A) NET INTEREST INCOME	1,989,316	2,028,596
Dividend income	234,890	411,016
Fee and commission income	1,058,368	1,042,062
(Fee and commission expenses)	(82,539)	(78,090)
Gains or (-) losses on the derecognition in financial assets and liabilities not measured at fair value through profit or loss, net	288,776	399,874
Financial assets at amortised cost	71,247	1,539
Other financial assets and liabilities	217,529	398,335
Gains or (-) losses on financial assets and liabilities held for trading, net	26,466	48,036
Reclassification of financial assets out of measured at fair value through other comprehensive income category	—	—
Reclassification of financial assets out of measured at amortised cost	—	—
Other gains or (-) losses	26,466	48,036
Gains or (-) losses on non-trading financial assets mandatorily at fair value through profit or loss	905	(429)
Reclassification of financial assets out of measured at fair value through other comprehensive income category	—	—
Reclassification of financial assets out of measured at amortised cost	—	—
Other gains or (-) losses	905	(429)
Gains or (-) losses on financial assets and liabilities designated at fair value through profit or loss, net	—	—
Gains or (-) losses from hedge accounting, net	(11,531)	(28,534)
Exchange differences [gain or (-) loss], net	15,455	14,735
Other operating income	55,302	57,101
(Other operating expenses)	(303,033)	(297,562)
Of which: Mandatory provisions to welfare fund (only savings banks and credit cooperatives)	—	—
B) GROSS INCOME	3,272,375	3,596,805
(Administrative expenses)	(1,596,289)	(1,659,474)
(Staff expenses)	(1,100,444)	(1,124,440)
(Other administrative expenses)	(495,845)	(535,034)
(Amortisation)	(199,677)	(172,485)
(Provisions or (-) reversal of provisions)	(21,658)	16,755
(Impairment or (-) reversal of impairment on financial assets not measured at fair value through profit or loss)	(457,260)	(429,581)
(Financial assets at fair value through other comprehensive income)	552	(971)
(Financial assets measured at amortised cost)	(457,812)	(428,610)
C) TOTAL OPERATING INCOME, NET	997,491	1,352,020
(Impairment or (-) reversal of impairment of investments in subsidiaries, joint ventures and associates)	(95,276)	(160,522)
(Impairment or (-) reversal of impairment on non-financial assets)	(14,022)	(22,970)
(Tangible assets)	(14,022)	(22,970)
(Intangible assets)	—	—
(Other)	—	—
Gains or (-) losses on the derecognition in nonfinancial assets accounts and investments, net	(329)	1,271
Negative goodwill recognised in profit or loss	—	—
Profit or (-) loss from non-current assets and disposal groups classified as held for sale not qualifying as discontinued operations	(117,552)	(133,583)
D) PROFIT OR (-) LOSS BEFORE TAX FROM CONTINUING OPERATIONS	770,312	1,036,216
(Tax expense or (-) income related to profit or loss from continuing operations)	(207,363)	(202,548)
E) PROFIT OR (-) LOSS AFTER TAX FROM CONTINUING OPERATIONS	562,949	833,668
Profit or (-) loss after tax from discontinued operations	—	—
F) PROFIT OR (-) LOSS FOR THE PERIOD	562,949	833,668

(*)	The income statement in 2018 is presented solely for comparison purposes. See Note 1.5.

BANKIA, S.A.
Statement of recognised income and expense for the years ended 31 December 2019 and 2018

	2019	2018(*)
	(Thousands of euros)
Profit or (-) loss for the period	562,949	833,668
Other comprehensive income	13,776	(374,217)
Items that will not be reclassified to profit or loss	1,223	(12,870)
Actuarial gains or (-) losses on defined benefit pension plans	5,881	(26,893)
Non-current assets and disposal groups held for sale	(13,504)	—
Fair value changes value of equity instruments measured at fair value through other comprehensive income	9,370	8,507
Gains or (-) losses from hedge accounting of equity instruments at fair value through other comprehensive income, net	—	—
Fair value changes of equity instruments measured at fair value through other comprehensive income [hedged item]	—	—
Fair value changes of equity instruments measured at fair value through other comprehensive income [hedging instrument]	—	—
Fair value changes of financial liabilities at fair value through profit or loss attributable to changes in the credit risk	—
Income tax relating to items that will not be reclassified	(524)	5,516
Items that may be reclassified to profit or loss	12,553	(361,347)
Hedge of net investments in foreign operations [effective portion]	—	—
Valuation gains or (-) losses taken to equity	—	—
Transferred to profit or loss	—	—
Other reclassifications	—	—
Foreign currency translation	256	603
Translation gains or (-) losses taken to equity	256	603
Transferred to profit or loss	—	—
Other reclassifications	—	—
Cash flow hedges [effective portion]	(8,153)	11,234
Valuation gains or (-) losses taken to equity	(8,153)	11,234
Transferred to profit or loss	—	—
Transferred to initial carrying amount of hedged items	—	—
Other reclassifications	—	—
Hedging instruments [not designated elements]	—	—
Valuation gains or (-) losses taken to equity	—	—
Transferred to profit or loss	—	—
Other reclassifications	—	—
Debt instruments at fair value through other comprehensive income	28,064	(534,931)
Valuation gains or (-) losses taken to equity	241,234	(136,578)
Transferred to profit or loss	(213,170)	(398,353)
Other reclassifications	—	—
Non-current assets and disposal groups held for sale	(2,234)	6,884
Valuation gains or (-) losses taken to equity	(2,234)	6,884
Transferred to profit or loss	—	—
Other reclassifications	—	—
Income tax relating to items that may be reclassified to profit or (-) loss	(5,380)	154,863
Total comprehensive income for the period	576,725	459,451

(*)	The Statement of recognised income and expense in 2018 is presented solely for comparison purposes. See Note 1.5.

BANKIA, S.A.

Statement of changes in equity for the year ended 31 December 2019

Sources of equity changes	Capital	Share premium	Equity instruments issued other than Capital Equity	Other equity	Retained earnings	Revaluation reserves	Other reserves	(-) Treasury shares	Profit or (-) loss of the period	(-) Interim dividends	Accumulated Other Comprehensive Income	Total
	(Thousands of euros)
Opening balance 31/12/2018 [before restatement]	3,084,963	619,154	—	—	—	—	7,980,060	(96,646)	833,668	—	113,211	12,534,410
Effects of corrections of errors	—	—	—	—	—	—	—	—	—	—	—	—
Effects of changes in accounting policies	—	—	—	—	—	—	—	—	—	—	—	—
Opening balance [current period]	3,084,963	619,154	—	—	—	—	7,980,060	(96,646)	833,668	—	113,211	12,534,410
Total comprehensive income for the period									562,949	—	13,776	576,725
Other changes in equity	(15,441)	—	—	—	—	—	520,305	46,303	(833,668)	—	—	(282,501)
Issuance of ordinary shares	—	—			—	—	—					—
Issuance of preference shares	—	—	—		—	—	—					—
Issuance of other equity instruments			—		—	—	—					—
Exercise or expiration of other equity instruments issued			—		—	—	—					—
Conversion of debt to equity	—	—	—	—	—		—	—				—
Capital reduction	(15,441)	—			—	—	(34,559)	50,000	—			—
Dividends	—	—	—	—	—	—	(353,515)	—		—		(353,515)
Purchase of treasury shares					—	—	—	(64,971)				(64,971)
Sale or cancellation of treasury shares					—	—	(12,143)	61,274				49,131
Reclassification of financial instruments from equity to liabilities	—	—	—	—								—
Reclassification of financial instruments from liabilities to equity	—	—	—	—								—
Transfers among components of equity			—	—	—	—	833,668		(833,668)	—	—	—
Equity increase or (-) decrease resulting from business combinations	—	—	—	—	—	—	—	—			—	—
Share based payments	—	—		—				—			—	—
Other increase or (-) decrease in equity			—	—	—	—	86,854	—	—	—	—	86,854
Of which: discretionary provision to welfare funds (only savings banks and credit cooperatives)					—		—					—
Closing balance 31/12/2019 [current period]	3,069,522	619,154	—	—	—	—	8,500,365	(50,343)	562,949	—	126,987	12,828,634

BANKIA, S.A.

Statement of changes in equity for the year ended 31 December 2018

Sources of equity changes	Capital	Share premium	Equity instruments issued other than Capital Equity	Other equity	Retained earnings	Revaluation reserves	Other reserves	(-) Treasury shares	Profit or (-) loss of the period	(-) Interim dividends	Accumulated Other Comprehensive Income	Total
(Thousands of euros)
Opening balance 31/12/2017 [before restatement]	3,084,963	619,154	—	—	—	—	8,384,243	(79,837)	468,752	—	315,070	12,792,345
Effects of corrections of errors	—	—	—	—	—	—	—	—	—	—	—	—
Effects of changes in accounting policies	—	—	—	—	—	—	(487,047)	—	—	—	172,358	(314,689)
Opening balance [current period]	3,084,963	619,154	—	—	—	—	7,897,196	(79,837)	468,752	—	487,428	12,477,656
Total comprehensive income for the period									833,668		(374,217)	459,451
Other changes in equity	—	—	—	—	—	—	82,864	(16,809)	(468,752)	—	—	(402,697)
Issuance of ordinary shares	—	—			—	—	—					—
Issuance of preference shares	—	—	—		—	—	—					—
Issuance of other equity instruments			—		—	—	—					—
Exercise or expiration of other equity instruments issued			—		—	—	—					—
Conversion of debt to equity	—	—	—	—	—		—	—				—
Capital reduction	—	—			—	—	—	—	—			—
Dividends	—	—	—	—	—	—	(338,015)	—		—		(338,015)
Purchase of treasury shares					—	—	—	(122,241)				(122,241)
Sale or cancellation of treasury shares					—	—	(6,429)	105,432				99,003
Reclassification of financial instruments from equity to liabilities	—	—	—	—								—
Reclassification of financial instruments from liabilities to equity	—	—	—	—								—
Transfers among components of equity			—	—	—	—	468,752		(468,752)	—	—	—
Equity increase or (-) decrease resulting from business combinations	—	—	—	—	—	—	—	—			—	—
Share based payments	—	—		—				—				—
Other increase or (-) decrease in equity			—	—	—	—	(41,444)	—	—	—	—	(41,444)
Of which: discretionary provision to welfare funds (only savings banks and credit cooperatives)					—		—					—
Closing balance 31/12/2018 [current period]	3,084,963	619,154	—	—	—	—	7,980,060	(96,646)	833,668	—	113,211	12,534,410

(*)	Presented solely for comparison purposes (see Note 1.5).

BANKIA, S.A.

Statement of cash flows for the year ended 31 December 2019 and 2018

	2019	2018(*)
	(Thousand of euros)
A) CASH FLOWS USED IN OPERATING ACTIVITIES	7,161,341	2,635,201
Profit/(loss) for the period	562,949	833,668
Adjustments made to obtain the cash flows from operating activities	808,001	689,483
Depreciation and amortization	199,677	172,485
Other	608,324	516,998
Net increase/(decrease) in operating assets	4,695,113	5,096,622
Financial assets held for trading	113,296	(751,396)
Non-trading financial assets mandatorily at fair value through profit or loss	(24,182)	(1,281)
Financial assets at fair value through profit or loss	—	—
Financial assets at fair value through other comprehensive income	3,894,113	8,242,065
Financial assets at amortised cost	489,404	(369,873)
Other operating assets	222,482	(2,022,893)
Net increase/(decrease) in operating liabilities	952,528	(4,215,201)
Financial liabilities held for trading	209,080	(221,348)
Financial liabilities at fair value through profit or loss	—	—
Financial liabilities at amortised cost	1,051,106	(4,338,308)
Other operating liabilities	(307,658)	344,455
Income tax proceeds/(payments)	142,750	230,629
B) CASH FLOWS FROM INVESTING ACTIVITIES	1,272,084	842,678
Payments	(260,838)	(485,480)
Tangible assets	(63,794)	(16,528)
Intangible assets	(160,383)	(122,959)
Investments in subsidiaries, joint ventures and associates	(9,438)	(102,260)
Other business units	—	—
Non-current assets held for sale and associated liabilities	(27,223)	(243,733)
Other payments related to investing activities	—	—
Proceeds	1,532,922	1,328,158
Tangible assets	38,838	27,877
Intangible assets	—	—
Investments in subsidiaries, joint ventures and associates	221,105	486,491
Other business units	—	—
Non-current assets held for sale and associated liabilities	1,272,979	813,790
Other proceeds related to investing activities	—	—
C) CASH FLOWS FROM FINANCING ACTIVITIES	38,776	(2,878,559)
Payments	(4,145,355)	(3,977,562)
Dividends	(353,515)	(338,015)
Subordinated liabilities	(1,006,860)	—
Redemption of own equity instruments	—	—
Acquisition of own equity instruments	(64,971)	(122,241)
Other payments related to financing activities	(2,720,009)	(3,517,306)
Proceeds	4,184,131	1,099,003
Subordinated liabilities	1,000,000	500,000
Issuance of own equity instruments	—	—
Disposal of own equity instruments	49,131	99,003
Other proceeds related to financing activities	3,135,000	500,000
D) EFFECT OF EXCHANGE RATE DIFFERENCES	—	—
E) NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS (A+B+C+D)	8,472,201	599,320
F) CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD	4,354,390	3,755,070
G) CASH AND CASH EQUIVALENTS AT END OF THE PERIOD	12,826,591	4,354,390
COMPONENTS OF CASH AND CASH EQUIVALENTS AT END OF THE PERIOD
Cash	951,824	929,835
Cash equivalents at Central banks	11,672,642	3,309,614
Other financial assets	202,125	114,941
Less: Bank overdrafts refundable on demand	—	—

(*)	The Statement of cash flows in 2018 is presented solely for comparison. See Note 1.5.

Appendix II – Subsidiaries

The key details on subsidiaries, including those classified under “Non-current assets held for sale” at 31 December 2019 are as follows:

Company	Business activity	Location	% Ownership interest owned by the Group
			% Current interest		Total ownership interest
			Direct	Indirect
ARRENDADORA DE EQUIPAMIENTOS FERROVIARIOS, S.A.	Purchase and lease of trains	Barcelona – Spain	85.00	—	85.00
BANKIA COMMERCE, S.L.U.	Product commercialization	Madrid – Spain	100.00	—	100.00
BANKIA FINTECH VENTURE S.A.U.	Corporate management	Madrid – Spain	100.00	—	100.00
BANKIA FONDOS, S.G.I.I.C., S.A.	Manager of collective investment undertakings	Madrid – Spain	100.00	—	100.00
BANKIA HABITAT, S.L.U.	Real Estate	Valencia – Spain	100.00	—	100.00
BANKIA MEDIACIÓN, OPERADOR DE BANCA SEGUROS VINCULADO, S.A.U.	Insurance intermediary-Bancassurance operator	Madrid – Spain	100.00	—	100.00
BANKIA PENSIONES, S.A., ENTIDAD GESTORA DE FONDOS DE PENSIONES	Pension fund manager	Madrid – Spain	100.00	—	100.00
CENTRO DE SERVICIOS OPERATIVOS E INGENIERIA DE PROCESOS, S.L.U.	Other independent services	Madrid – Spain	100.00	—	100.00
CORPORACIÓN FINANCIERA HABANA, S.A., EN LIQUIDACIÓN(2)(1)	Industry, commerce and services financing	La Habana – Republic of Cuba	60.00	—	60.00
CORPORACIÓN INDUSTRIAL BANKIA, S.A.U.	Corporate management	Madrid – Spain	100.00	—	100.00
COSTA EBORIS, S.L.U., EN LIQUIDACIÓN (1)	Real Estate	Valencia – Spain	—	100.00	100.00
ENCINA LOS MONTEROS, S.L.U., EN LIQUIDACIÓN(1)	Real Estate	Valencia – Spain	—	100.00	100.00
GEOPORTUGAL - IMOBILIARIA, LDA.	Real Estate development	Oporto – Portugal	—	100.00	100.00
GESTIÓN Y REPRESENTACIÓN GLOBAL, S.L.U.	Corporate management	Madrid – Spain	100.00	—	100.00
GESTIÓN GLOBAL DE PARTICIPACIONES, S.L.U.	Corporate management	Madrid – Spain	100.00	—	100.00
GESTION Y RECAUDACION LOCAL, S.L. (2)	Tax managment	Atarfe (Granada) – Spain	—	99.75	99.75
INMOGESTIÓN Y PATRIMONIOS, S.A.	Corporate management	Madrid – Spain	0.10	99.90	100.00
INVERSIONES Y DESARROLLOS 2069 MADRID, S.L.U., EN LIQUIDACIÓN (1)	Real estate	Madrid – Spain	100.00	—	100.00
NAVIERA CATA, S.A.	Acquisition, leases and operation of ships	Las Palmas de Gran Canaria – Spain	100.00	—	100.00
PARTICIPACIONES Y CARTERA DE INVERSIÓN, S.L.	Corporate management	Madrid – Spain	0.01	99.99	100.00
PUERTAS DE LORCA DESARROLLOS EMPRESARIALES, S.L.U., EN LIQUIDACIÓN(1)	Real Estate development	Madrid – Spain	100.00	—	100.00
SEGURBANKIA, S.A.U., CORREDURÍA DE SEGUROS DEL GRUPO BANKIA	Insurance intermediary	Madrid – Spain	100.00	—	100.00
VALENCIANA DE INVERSIONES MOBILIARIAS, S.L.U.	Corporate management	Valencia – Spain	100.00	—	100.00
VALORACIÓN Y CONTROL, S.L.	Corporate management	Madrid – Spain	0.01	99.99	100.00

(1)	Companies in the process of liquidation

(2)	Classified under “Non current assets and disposal group classified as held for sale”

Appendix III – Associates and Joint ventures

The key details on associates entities and joint ventures at 31 December 2019 are as follows:

			% Ownership interest owned by the Group			Thousands of euros(*)
			% Current interest			2019
Company	Business activity	Location	Direct	Indirect	Total ownership interest	Assets(*)	Liabilities(*)	Profit/(Loss)(*)
Associates
AVALMADRID, S.G.R.	SEMs funding	Madrid – Spain	25.20	—	25.20	110,607	46,349	—
BANKIA MAPFRE VIDA, S.A., DE SEGUROS Y REASEGUROS	Life insurance	Majadahonda (Madrid) – Spain	49.00	—	49.00	8,499,506	8,166,314	96,765
CAJA GRANADA VIDA, COMPAÑÍA DE SEGUROS Y REASEGUROS, S.A.	Life insurance	Majadahonda (Madrid) – Spain	49.00	—	49.00	269,297	224,661	5,104
CAJAMURCIA VIDA Y PENSIONES DE SEGUROS Y REASEGUROS, S.A.	Life insurance	Majadahonda (Madrid) – Spain	49.00	—	49.00	135,888	109,623	5,297
GRAMINA HOMES, S.L.	Real estate	Madrid – Spain	20.00	—	20.00	689,535	22,426	(5,151)
NETTIT COLABORATIVE PAYMENTS, S.L.	Other services	Madrid – Spain	—	30.00	30.00	8,124	1,100	(1,300)
REDSYS SERVICIOS DE PROCESAMIENTO, S.L.	Payment methods	Madrid – Spain	15.94	—	15.94	125,438	56,296	9,376
Joint ventures
CACF BANKIA CONSUMER FINANCE, EFC, S.A.	Consumer finance	Madrid – Spain	49.00	—	49.00	22,090	3,654	(7,850)

(*)	Latest available data unaudited

Appenix IV – Joint Ventures and associates classified under Non-current assets and disposal groups classified as held for sale

The key details on joint venture and associates classified under “Non-currrent assets held for sale” as 31 December 2019 as follows:

			% Onwership interest owned by the Group			Thousands of Euros(*)
			% Current interest			2019
Company	Business activity	Location	Direct	Indirect	Total ownership interest	Asset(*)	Asset(*)	Profit/(Loss”(*)
Associates
ALAZOR INVERSIONES, S.A., EN LIQUIDACIÓN(1)	Other activities related to road transport	Villaviciosa de Odón (Madrid) – Spain	—	20.00	20.00	1,086,675	1,324,938	—
ARRENDADORA FERROVIARIA, S.A.	Purchase and lease of trains	Barcelona – Spain	29.07	—	29.07	235,064	235,617	19
CAJA DE SEGUROS REUNIDOS, COMPAÑÍA DE SEGUROS Y REASEGUROS, S.A., “CASER”	Insurance	Madrid – Spain	15.00	—	15.00	8,137,494	6,954,609	69,300
GESTIO DE MITJANS DE PAGAMENT, S.L. EN LIQUIDACIÓN (1)	Payment methods	Palma de Mallorca – Spain	20.00	—	20.00	—	2	—
MURCIA EMPRENDE, SOCIEDAD DE CAPITAL RIESGO DE REGIMEN SIMPLIFICADO, S.A.	Private equity	Murcia – Spain	28.68	—	28.68	3,202	46	(211)
NEWCOVAL, S.L.	Real estate	Valencia – Spain	—	50.00	50.00	739	653	—
NUEVA VIVIENDA JOVEN DE MURCIA, S.L. EN LIQUIDACIÓN (1)	Real estate development	Murcia – Spain	49.89	—	49.89	54	—	(4)
ROYACTURA, S.L.	Real estate	Las Rozas de Madrid (Madrid) – Spain	—	45.00	45.00	57,027	56,157	—
Joint Ventures
CARTERA PERSEIDAS, S.L.	Corporate management	Madrid – Spain	11.82	—	11.82	169	8	(43)
INMACOR DESARROLLOS, S.A. DE CV	Real estate	Playa del Carmen (Quintana Roo) – Mexico	—	72.57	72.57	884	2	(9,047)
INMOBILIARIA PIEDRA BOLAS, S.A. DE CV	Real estate	Playa del Carmen (Quintana Roo) – Mexico	55.93	16.64	72.57	45,367	138,713	69
METRO HOUSE INVEST, S.L.	Real estate development	Palma de Mallorca (Baleares) – Spain	—	50.00	50.00	—	6,902	—
PLAYA PARAISO MAYA, S.A. DE CV	Real estate	Playa del Carmen (Quintana Roo) – Mexico	58.03	14.54	72.57	92,205	2,964	(3,569)
PROMOCIONES Y PROYECTOS MURCILOR, S.L., EN LIQUIDACIÓN(1)	Real estate development	Lorca (Murcia) – Spain	50.00	—	50.00	9,623	31,166	(1,922)
PROYECTOS Y DESARROLLOS HISPANOMEXICANOS. S.A., DE CV	Real estate	Playa del Carmen (Quintana Roo) – Mexico	—	72.57	72.57	59,948	56,747	(3,687)
SOL EDIFICAT PONENT, S.L.	Real estate development	Villafranca del Penedés (Barcelona) – Spain	50.00	—	50.00	11,330	36,526	—

(*)	Latest available data unaudited

(1)	Companies in the process of liquidation

Appendix V – Securitization funds

	31/12/2019		31/12/2018
ITEM	Total	Maturity	Total	Maturity
	(Thousands of euros)
RMBS I Loan securitization	662,128	2049	716,345	2049
RMBS II Loan securitization	577,017	2049	626,121	2049
RMBS III Loan securitization	1,180,913	2050	1,261,612	2050
RMBS IV Loan securitization	877,069	2050	944,875	2050
MADRID RESIDENCIAL I Loan securitization	391,840	2051	419,692	2051
MADRID RESIDENCIAL II Loan securitization	356,077	2049	381,321	2049
BANCAJA 7 Loan securitization	229,153	2034	264,158	2034
BANCAJA 8 Loan securitization	280,439	2034	316,239	2034
MBS BANCAJA 2 Loan securitization	87,883	2035	103,866	2035
BANCAJA 9 Loan securitization	436,336	2040	486,530	2040
MBS BANCAJA 3 Loan securitization	141,838	2040	163,133	2040
BANCAJA 10 Loan securitization	882,937	2046	963,616	2046
MBS BANCAJA 4 Loan securitization	407,571	2050	463,010	2050
BANCAJA 11 Loan securitization	777,356	2047	837,811	2047
BANCAJA 13 Loan securitization	1,468,810	2048	1,565,662	2048
MBS BANCAJA 6 Loan securitization	351,491	2048	388,935	2048
BANCAJA-BVA VPO 1 Loan securitization	95,871	2047	115,897	2047
AYT Mortgage MIX II	18,920	2036	22,753	2036
AYT CAJA MURCIA Mortgage I	42,639	2035	51,385	2035
AYT CAJA MURCIA Mortgage II	45,959	2036	54,301	2036
Loan AYT Mortgage Mix V, ASF	54,067	2041	62,759	2041
AyT HIPOTECARIO MIXTO Loan securitization	10,453	2033	12,082	2033
AyT CAJA GRANADA HIPOTECARIO I Loan securitization	95,285	2037	107,707	2037
TDA 22 - MIX, ASF	10,149	2044	12,273	2044
TDA 27, FTA	52,918	2047	60,542	2047
CAIXA PENEDES 1 TDA	2,217	2043	2,507	2043
CAIXA PENEDES 2 TDA	1,428	2045	1,567	2045
CAIXA PENEDES FTGENCAT 1 TDA	3,306	2049	3,857	2049
CAIXA PENEDES SEMs 1 TDA	4,907	2045	5,697	2045
TDA 20 - MIX, ASF	20,054	2036	23,238	2036
TDA SA NOSTRA Entities 1, ASF	—	2040	10,870	2040
TDA SA NOSTRA Entities 2, ASF	—	2051	45,780	2051
Total balance	9,567,031		10,496,141

Appendix VI – Financial liabilities at amortised cost - Debt securities issues

The breakdown of this item, as of 31 December 2019 and 2018 on the accompanying balance sheet is as follows:

TYPE OF DEBT SECURITY	Currency	Latest maturity	Nominal amount 2019	Annual nominal interest rate	Nominal amount 2018	Credit rating Issuer/Issue(1)	Type of guarantee extended
	(Thousands of euros)
Marketable debt securities
Bankia 2014-1 bonds	euro	2019	—	3.50%	1,000,000	BBB (high)	Bankia Personal Guarantee
Bankia 2014-8 ICO facility bonds	euro	2020	524	EUR 6M + 2.35%	1,050	—	Bankia Personal Guarantee
Bankia 2014-15 ICO facility bonds	euro	2020	1,262	EUR 6M + 2.35%	2,522	—	Bankia Personal Guarantee
Bankia 2014-20 ICO facility bonds	euro	2020	546	EUR 6M + 2.35%	1,091	—	Bankia Personal Guarantee
Granada Senior Bonds	euro	2022	30,000	Inflation-linked coupon	30,000	BBB (high)	Bankia Personal Guarantee
BN BANKIA 2019-1	euro	2024	500,000	0.88%	—	BBB (high)	Bankia Personal Guarantee
BN BANKIA SNP 2019-1	euro	2024	500,000	1.00%	—	BBB	Bankia Personal Guarantee
BN BANKIA 2019-2	euro	2026	750,000	0.75%	—	BBB (high)	Bankia Personal Guarantee
BANKIA SNP 2019-2	euro	2026	750,000	1.13%	—	BBB	Bankia Personal Guarantee
CM 29/12/28 bonds	euro	2028	65,000	4.76%	65,000	BBB (high)	Bankia Personal Guarantee
Caymadrid Bonds	euro	2032	5,032	Variable and zero coupon	5,352	BBB (high)	Bankia Personal Guarantee
Securitization bonds	Euro	—	1,369,538	-	1,601,774	—	—
CM 28/06/19 mortgage bond	euro	2019	—	5.00%	1,600,000	AAA	Mortgage Portfolio-Mortgage Law
BMN 4ª mortgage bond	euro	2019	—	EUR 12M + 5.00%	1,300,000	AAA	Mortgage Portfolio-Mortgage Law
BMN 5ª mortgage bond	euro	2019	—	3.13%	500,000	AAA	Mortgage Portfolio-Mortgage Law
Bankia 2016-1 mortgage bond	euro	2021	1,000,000	0.88%	1,000,000	AAA	Mortgage Portfolio-Mortgage Law
CM 26/04/22 mortgage bond	euro	2022	1,500,000	4.50%	1,500,000	AAA	Mortgage Portfolio-Mortgage Law
Bankia 2015-2 mortgage bond	euro	2022	1,250,000	1.13%	1,250,000	AAA	Mortgage Portfolio-Mortgage Law
Bankia 2014-1 mortgage bond	euro	2023	2,500,000	EUR 1M+1.40%	2,500,000	AAA	Mortgage Portfolio-Mortgage Law
Bankia 2016-2 mortgage bond	euro	2023	1,000,000	1.00%	1,000,000	AAA	Mortgage Portfolio-Mortgage Law
CM 03/02/25 mortgage bond	euro	2025	2,000,000	4.00%	2,000,000	AAA	Mortgage Portfolio-Mortgage Law
Bankia 2015-1 mortgage bond	euro	2025	1,285,500	1%	1,285,500	AAA	Mortgage Portfolio-Mortgage Law
Bankia 2018-1 mortgage bond	euro	2026	100,000	EUR 6M + 0.18%	100,000	AAA	Mortgage Portfolio-Mortgage Law
Bankia 2018-2 mortgage bond	euro	2026	400,000	EUR 6M + 0.28%	400,000	AAA	Mortgage Portfolio-Mortgage Law
Bankia 2014-2 mortgage bond	euro	2027	2,500,000	EUR 1M + 1.40%	2,500,000	AAA	Mortgage Portfolio-Mortgage Law
Bankia 2019-1 mortgage bond	euro	2027	475,000	EUR 6M + 0.50%	—	AAA	Mortgage Portfolio-Mortgage Law
Bankia 2019-2 mortgage bond	euro	2027	160,000	0.15%	—	AAA	Mortgage Portfolio-Mortgage Law
Bankia 2014-3 mortgage bond	euro	2028	2,500,000	EUR 1M + 1.40%	2,500,000	AAA	Mortgage Portfolio-Mortgage Law
CM 24/03/36 mortgage bond	euro	2036	2,000,000	4.13%	2,000,000	AAA	Mortgage Portfolio-Mortgage Law
Bankia 2014 -1 Subordinated bonds-1	euro	2024	—	4.00%	1,000,000	BBB-	Bankia Personal Guarantee
Bankia 2017-1 subordinated bonds	euro	2027	500,000	3.38%	500,000	BBB-	Bankia Personal Guarantee
Bankia AT1 Bonds	euro	PERP	750,000	6.00%	750,000	BB-	Bankia Personal Guarantee
BANKIA AT1 2018 Bonds	euro	PERP	500,000	6.38%	500,000	BB-	Bankia Personal Guarantee
BMN Subordinated bonds	euro	2026	175,000	9.00%	175,000	BBB-	Bankia Personal Guarantee
2019-1 3,75% Subordinated Bond	EUR	2029	1,000,000	3.75%	—	BBB-	Bankia Personal Guarantee
Sum			25,567,402		27,067,289
Own shares			(7,941,211)		(9,589,126)
Valuation adjustments and other			1,053,518		881,932
Balances at the end of the year (amortised cost)			18,679,709		18,360,095

(1)	The ratings on the Bankia AT1 and Bankia AT1 Bonds are those assigned by S&P Global Ratings on 31 May 2019.

The ratings for the Subordinated Bond Bankia 2014-1, Subodirnated Bond BMN, Subordinated Bond Bankia 2017-1 and BANKIA 2019-1 subordinated bond were assigned by Fitch Ratings on 20 December 2019.

The ratings for all of the covered bonds were assigned by DBRS on 20 September 2019.

The rest of the ratings were assigned by DBRS on 2 July 2019.

Appendix VII – Movement in issues

Details of issues, repurchases and repayments of debt securities in 2019 and 2018 by the Bank or Group companies:

31/12/2019
Issuer information	Data concerning issuances, repurchases and repayments in 2019
Country of residence	Transaction	Credit rating Issuer/Issue(1)	ISIN code	Type of security	Transaction date	Maturity date	Market wehre listed	Issue currency	Amount of issue/repruchase or repayment	Balance outstanding	Coupon	Type of guarantee issued
									(Millions of euros)
Spain	Issue	BBB (low)	XS1951220596	Subordinate Bond 2019-1	15/02/2019	15/02/2029	Dublin	euro	1,000	1,000	0.0375	Bankia Personal Guarantee
Spain	Issue	AAA	ES0413307150	Mortgage Certificate BANKIA 2019-1	25/01/2019	25/01/2027	AIAF	euro	475	475	EUR 6M + 0.50%	Mortgage Portfolio-Mortgage Law
Spain	Issue	BBB (high)	ES0313307201	BANKIA Bond 2019-1	25/03/2019	25/03/2024	AIAF	euro	500	500	0.00875	Bankia Personal Guarantee
Spain	Issue	BBB	ES0313307219	Non-Preferential Ordinary Bonds 2019-1	25/06/2019	25/06/2024	AIAF	euro	500	500	0.01	Bankia Personal Guarantee
Spain	Issue	AAA	ES0413307168	Cédula hipotecaria BANKIA 2019-2	22/11/2019	22/11/2027	AIAF	euro	160	160	0.0015	Mortgage Portfolio-Mortgage Law
Spain	Issue	BBB	ES0213307061	Non-Preferential Ordinary Bonds 2019-2	12/11/2019	12/11/2026	AIAF	euro	750	750	0.01125	Bankia Personal Guarantee
Spain	Issue	BBB (high)	ES0213307053	BANKIA Bond 2019-2	09/07/2019	09/07/2026	AIAF	euro	750	750	0.0075	Bankia Personal Guarantee
Spain	Repayment	BBB (high)	ES0313307003	BANKIA Bond 2014-1	17/01/2019	17/01/2019	AIAF	euro	1,000	—	0.035	Bankia Personal Guarantee
Spain	Repayment	BBB (high)	ES0413056047	Mortgage Certificate BMN 5ª Emission	21/01/2019	21/01/2019	AIAF	euro	500	—	0.03125	Mortgage Portfolio-Mortgage Law
Spain	Repayment	BBB (low)	ES0213307004	Subordinate Bond 2014-1	22/05/2019	22/05/2024	AIAF	euro	1,000	—	0.04	Bankia Personal Guarantee
Spain	Repayment	AAA	ES0414950693	Mortgage Certificate CM 28/06/19	28/06/2007	28/06/2019	AIAF	euro	1,600	—	0.05	Mortgage Portfolio-Mortgage Law
Spain	Repayment	AAA	ES0413056039	Mortgage Certificate BMN 5ª Emission	12/07/2012	12/07/2019	AIAF	euro	1,300	—	EUR 12M + 5.00%	Mortgage Portfolio-Mortgage Law
Spain	Repayment	BBB (high)	XS0147547177	Caymadrid Bond	06/05/2002	01/04/2032	B.Luxembourg	euro	—	5	Irregular coupon until 2013. after zero coupon	Bankia Personal Guarantee
Spain	Repayment	—	ES0213307012	Bankia 2014-8 ICO facility Bonds	10/01/2019	10/07/2020	AIAF	euro	1	1	EUR 6M + 2.75%	Bankia Personal Guarantee
Spain	Repayment	—	ES0213307020	Bankia 2014-15 ICO facility Bonds	10/04/2019	10/10/2020	AIAF	euro	1	1	EUR 6M + 2.35%	Bankia Personal Guarantee
Spain	Repayment	—	ES0213307038	Bankia 2014-20 ICO facility Bonds	10/06/2019	10/12/2020	AIAF	euro	1	1	EUR 6M + 2.35%	Bankia Personal Guarantee
Various	Repayment	—	Various	Securitisation bonds	Various	Various	Various	Various	232	—	—	—

(1) The ratings on the Bankia AT1 Bonds are those assigned by S&P Global Ratings on 31 May 2019.

The ratings on the covered bonds (CH) were assigned by DBRS on 20 September 2019.

The rest of the ratings were assigned by DBRS 2 July 2019.

31/12/2018
Issuer information	Data concerning issuances, repurchases and repayments in 2018
Country of residence	Transaction	Credit rating Issuer/Issue(1)	ISIN code	Type of security	Transaction date	Maturity date	Market wehre listed	Issue currency	Amount of issue/repruchase or repayment	Balance outstanding	Coupon	Type of guarantee issued
									(Millions of euros)
Spain	Issue	AAA	ES0413307135	CED BANKIA 2018-1	01/06/2018	01/06/2026	AIAF	euro	100	100	EUR 6M + 0.18%	Mortgage Portfolio-Mortgage Law
Spain	Issue	BB-	XS1880365975	BN BANKIA AT1	19/09/2018	PERP	Dublin	euro	500	500	6.40%	Bankia Personal Guarantee
Spain	Issue	AAA	ES0413307143	CED BANKIA 2018-2	09/10/2018	09/10/2026	AIAF	euro	400	400	EUR 6M + 0.28%	Mortgage Portfolio-Mortgage Law
Spain	Repayment	BBB (high)	ES0214950190	BN CM 16/06/23	16/06/2018	16/06/2023	AIAF	euro	172	—	0.058	Bankia Personal Guarantee
Spain	Repayment	BBB (high)	ES0214977110	BN BANCAJA 22/05/18	22/05/2006	22/05/2018	AIAF	euro	50	—	1.50%	Bankia Personal Guarantee
Spain	Repayment	BBB (high)	XS0362375544	BN CM EMTN 2008-2 14/05/18	14/05/2008	14/05/2018	B.London	euro	25	—	EUR 3M + 0.98%	Bankia Personal Guarantee
Spain	Repayment	AAA	ES0414950651	CH CM 25/05/18	25/05/2006	25/05/2018	AIAF	euro	2,060	—	0.043	Mortgage Portfolio-Mortgage Law
Spain	Repayment	BBB (high)	XS0147547177	Caymadrid Bond	06/05/2002	01/04/1932	B.Luxembourg	euro	—	5	Irregular coupon until 2013. after zero	Bankia Personal Guarantee
Spain	Repayment	—	ES0313307029	Bankia 2014-2 ICO facility Bonds	10/05/2014	10/05/2018	AIAF	euro	—	—	EUR 6M + 3.50%	Bankia Personal Guarantee
Spain	Repayment	—	ES0313307045	Bankia 2014-4 ICO facility Bonds	10/06/2014	10/06/2018	AIAF	euro	—	—	EUR 6M + 2.75%	Bankia Personal Guarantee
Spain	Repayment	—	ES0313307052	Bankia 2014-5 ICO facility Bonds	10/06/2014	10/06/2018	AIAF	euro	—	—	EUR 6M + 3.00%	Bankia Personal Guarantee
Spain	Repayment	—	ES0313307078	Bankia 2014-7 ICO facility Bonds	10/07/2014	10/07/2018	AIAF	euro	2	—	EUR 6M + 2.75%	Bankia Personal Guarantee
Spain	Repayment	—	ES0213307012	Bankia 2014-8 ICO facility Bonds	10/07/2014	10/07/2020	AIAF	euro	1	1	EUR 6M + 2.75%	Bankia Personal Guarantee
Spain	Repayment	—	ES0313307102	Bankia 2014-11 ICO facility Bonds	11/08/2014	10/08/2018	AIAF	euro	1	—	EUR 6M + 2.75%	Bankia Personal Guarantee
Spain	Repayment	—	ES0313307136	Bankia 2014-14 ICO facility Bonds	10/10/2014	10/10/2018	AIAF	euro	1	—	EUR 6M + 2.35%	Bankia Personal Guarantee
Spain	Repayment	—	ES0213307020	Bankia 2014-15 ICO facility Bonds	10/10/2014	10/10/2020	AIAF	euro	1	3	EUR 6M + 2.35%	Bankia Personal Guarantee
Spain	Repayment	—	ES0313307151	Bankia 2014-17 ICO facility Bonds	10/11/2014	10/11/2018	AIAF	euro	2	—	EUR 6M + 2.35%	Bankia Personal Guarantee
Spain	Repayment	—	ES0313307177	Bankia 2014-19 ICO facility Bonds	10/12/2014	10/12/2018	AIAF	euro	1	—	EUR 6M + 2.35%	Bankia Personal Guarantee
Spain	Repayment	—	ES0213307038	Bankia 2014-20 ICO facility Bonds	10/12/2014	10/12/2020	AIAF	euro	1	1	EUR 6M + 2.35%	Bankia Personal Guarantee
Various	Repayment	—	Various	Securitisation bonds	Various	Various	Various	Various	239	—	—	—

(1)	The ratings on the Bankia AT1 Bonds are those assigned by S&P Global Ratings on 6 April de 2018. The ratings on the covered bonds (CH) were assigned by DBRS on 21 September 2018. The rest of the ratings were assigned by DBRS on 4 July 2018.

Appendix VIII – Information on the mortgage market

Mortgage-backed securities bonds, marketable and non-marketable, issued by the Group and outstanding at 31 December 2019 are recognised in the consolidated balance sheet under “Financial liabilities at amortised cost” (Note 19). The Group has no mortgage-backed debentures in issue. These mortgage securities are governed chiefly by Mortgage Market Law 2/1981, of 25 March, as amended by Law 41/2007, of 7 December, and by Royal Decree 716/2009, of 24 April, implementing certain provisions of the aforementioned Law.

Declarations by the Board of Directors of Bankia, S.A. concerning the existence of policies and procedures required by applicable regulations

In compliance with the requirements of applicable regulations, Bankia’s Board of Directors declares that the Entity has express policies and procedures in relation to its mortgage Market Business, and that the Board of Directors is responsible for compliance with mortgage market regulations applicable to this business. These policies and procedures include, inter alia, (i) the criteria applied concerning the relationship that must exist between the amount of the loan and the appraisal value of the mortgaged property, and the influence of the existence of other additional collateral and the criteria applied in the selection of the appraisers; (ii) the relationship between the debt and the income of the borrower and the existence of procedures aimed at assuring the information supplied by the borrower and the borrower’s solvency; (iii) the prevention of imbalances between flows from the hedging portfolio and those arising from making the payments owed on the securities.

Regarding Mortgage Market laws and regulations, Bankia has in place suitable mortgage risk policies and procedures in the two major areas – assets and liabilities – to monitor and quantify the mortgage portfolio and the related borrowing limits.

In terms of assets, mortgage risk exposure policy takes the form of multilevel decision-making in the Group by means of a system of authorities and delegated powers.

The Group has a “Credit Risk Documentary Structure”, approved by the Board of Directors adapting it to the management principles of the Entity and in line with supervisory expectations. The “Credit Risk Documentary Structure” is composed of the Credit Risk Policy Framework, Methods and Procedures, Credit Risk Policies, Specific Criteria Manuals and Operational Manuals.

•	The Credit Risk Policies, Methods and Procedures Framework. It describes the criteria and guidelines for carrying out an adequate management of the admission, monitoring, recovery process, as well as the classification and coverage of operations throughout their life cycle and to be able to establish limits of action setting general principles that are adjusted in the Policies.

•	The Credit Risk Policies contain a set of rules and main instructions governing the management of credit risk. They are effective and consistent with the general principles set out in the Policies Framework and in the Risk Appetite Framework and are applied across the entire Group. They are used internally to create and develop rules and regulations on risks when it comes to competencies related to risk strategy, implementation and control.

•	Meanwhile, the Specific Criteria Manuals provide a detailed description of the criteria set out in the policies regulating the activities carried out by the Bank. They are there for consultative purposes to enable the correct and proper performance of activities in accordance with the requirements previously put in place by minimising operational risk. The Specific Criteria Manuals combine with the Credit Risk Policies to provide transversal risk management across the Group.

•	The Operating Manuals are methodological documents that develop and expand upon the criteria set out in the Specific Criteria Policies and Manuals. They are there for consultative purposes to enable the correct and proper performance of activities in accordance with the requirements previously established. These manuals remain permanently in sync with the Credit Risk Policies and Criteria Manuals.

To ensure proper governance of the Credit Risk Policies Framework, the Board of Directors delegates authority to the Risks Committee to approve the Specific Criteria Manual for Credit Risk Policies, Methods and Procedures and authority to the Provisions Committee to approve the Specific Criteria Manual for Policies, Methods and Procedures for Classifying and Hedging Credit Risk.

The Risk Committee and the Provisions Committee exercise these powers by periodically reviewing and updating, over the course of the year, the Specific Criteria Manual for Credit Risk Policies, Methods and Procedures and the Specific Criteria Manual for Policies, Methods and Procedures for Classifying and Hedging Credit Risk. They adjust and tailor the specific criteria contained in both documents to the Bank’s prevailing risk strategy and appetite and to regulatory requirements.

The criteria are mandatory for the Committee resulting from applying the powers to the transaction, so at this level in terms of powers the person in charge of enforcing compliance with the Policies should appear in the approval of the transaction.

General approval criteria include those associated with borrower risk, mainly the ability of the borrower to repay, with no reliance on guarantors or assets delivered as collateral, which are considered as alternative methods of collection.

Consideration is also given to criteria associated with the transaction, mainly the suitability of financing in accordance with the customer’s risk profile and adaptation of the product to the intended purpose.

Specific policies for the mortgage portfolio establish considerations concerning the appraisal value associated with the loan as a cut-off point for the approval proposal.

Risk management of this portfolio is based on a mandatory scoring methodology approved by the Supervisor, with specific monitoring of the cut-off points associated with the decision-making structure.

Other basic criteria are the maximum timelines of the transactions and the type of products sold by the group.

The guidelines laid out in the credit risk policies acknowledge property-based collateral subject to certain requirements, such as a first-charge requirement, and compliance with measurement criteria in accordance with the stipulations of prevailing regulations.

Any imbalance between mortgage portfolio flows and issued securities is managed by a regular review of key portfolio parameters followed by a report to credit rating agencies for the purpose of monitoring issued securities.

IT systems are in place to record, monitor and quantify these elements and to assess the degree of compliance with mortgage market requirements for the purposes of portfolio eligibility for covering the Bank’s related borrowings.

In terms of liabilities, in line with its financing strategy in place at each given time in the light of the outstanding mortgage portfolio, the Bank makes covered security issuance decisions on the basis of records that enable it to keep its issued securities within the bounds of eligibility for covering borrowings in compliance with mortgage market laws and regulations.

Disclosures on the security and privileges enjoyed by holders of mortgage bonds and covered bonds issued by Bankia

Pursuant to current legislation, the principal and interest of the mortgage bonds issued by Bankia are specially secured (entry in the Property Register is not required) by mortgages on all the mortgage bonds that are registered in Bankia’s name at any time, without prejudice to its unlimited liability. The mortgage bonds entitle the holders not only to the aforementioned guaranteed financial claim but also to claim payment from the issuer after maturity, and confer on the holders the status of special preferential creditors vis-à-vis all other creditors in relation to all the mortgage loans and credits registered in the issuer’s name.

Information concerning covered bonds

Note 19 disclose the outstanding balances of non-marketable (one-off) mortgage-backed securities issued by the Bankia. In addition, Appendix VI individually itemises the outstanding balances of marketable mortgage-backed securities issued by Bankia with their maturities, currencies and reference rates.

The following table itemises the aggregate nominal value of marketable and non-marketable covered bonds outstanding at 31 December 2019 and 2018 issued by Bankia, regardless of whether or not they are recognised as liabilities of the Bank (in the latter case, due to the fact that they were not placed with third parties or because they were repurchased by Bankia), based on their residual maturity period, with a distinction made, in the case of those recognised by Bankia as debt securities, between those issued through a public offering and with no public offering, along with the aggregate nominal values of mortgage participation certificates and mortgage transfer certificates issued by Bankia and outstanding at 31 December 2019 and 2018, with their average residual maturity period.

	31/12/2019		31/12/2018
MORTGAGE SECURITIES	Nominal value	Average residual maturity period (months)	Nominal value	Average residual maturity period (months)
	(Thousands of euros)
Mortgage bonds issued(b)	—		—
Of which: recognised on the liability side of the balance sheet	—		—
Mortgage-backed securities issued(b)	23,905,525		27,683,354
Of which: recognised on the liability side of the balance sheet	15,958,425		18,087,604
Debt securities. Issued through a public offering(1)(c)	10,035,500		12,035,500
Residual maturity up to one year	—		2,000,000
Residual maturity over one year but not more than two years	1,000,000		—
Residual maturity over two years but not more than three years	2,750,000		1,000,000
Residual maturity over three years but not more than five years	1,000,000		3,750,000
Residual maturity over five years but not more than ten years	3,285,500		3,285,500
Residual maturity over ten years	2,000,000		2,000,000
Debt securities. Other issues(1)(c)	8,635,000		9,400,000
Residual maturity up to one year	—		1,400,000
Residual maturity over one year but not more than two years	—		—
Residual maturity over two years but not more than three years	—		—
Residual maturity over three years but not more than five years	2,500,000		2,500,000
Residual maturity over five years but not more than ten years	6,135,000		5,500,000
Residual maturity over ten years	—		—
Deposits(2)(d)	5,235,025		6,247,854
Residual maturity up to one year	417,917		1,012,829
Residual maturity over one year but not more than two years	1,025,000		417,917
Residual maturity over two years but not more than three years	585,185		1,025,000
Residual maturity over three years but not more than five years	325,000		910,185
Residual maturity over five years but not more than ten years	2,006,923		2,006,923
Residual maturity over ten years	875,000		875,000
Mortgage participation certificates issued(e)	330,046	145	439,357	150
Issued in a public offering	311,467	147	430,005	150
Other issues	18,579	118	9,352	136
Mortgage transfer certificates issued(e)	8,882,955	219	9,707,889	228
Issued in a public offering	29,143	121	33,578	129
Other issues	8,853,812	219	9,674,311	229

(a)	Weighted average residual maturity by amounts, expressed in months rounded up.

(b)	Mortgage bonds and mortgage-backed securities includes instruments issued and outstanding irrespective of whether they are recognised under liabilities (since they have not been placed with third parties or repurchased).

(c)	These securities are recognised under “Financial liabilities at amortised cost - Marketable debt securities” in the accompanying balance sheet at 31 December 2019 and 2018 (see Note 19).

(d)	These securities are recognised under “Financial liabilities at amortised cost - Deposits from credit institutions” and “Financial liabilities at amortised cost - Customer deposits” in the accompanying balance sheet at 31 December 2019 and 2018 (see Note 19).

(e)	Amount of mortgage participations and mortgage transfer certificates issued related exclusively to mortgage loans still recognised in assets (maintained on the balance sheet).

The nominal value at 31 December 2019 and 2018 of the amounts available (committed amounts not drawn down) of all mortgage loans and credits, with a distinction made between those potentially eligible and those that are not eligible, is shown in the table below:

	Undrawn Prinicipals(2)
ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
Mortgage loans that back the issuance of mortgage-backed securities (1)	1,292,621	801,290
Of which:
Potentially eligible(3)	66,859	75,085
Not eligible	1,225,762	726,205

(1)	At 31 December 2019 and 2018, the Group had no mortgage bonds in issue.

(2)	Committed amounts (limit) less amounts drawn down on all loans with mortgage collateral, irrespective of the percentage of total risk on the amount of the last appraisal (Loan to Value), not transferred to third parties or relating to financing received. Also includes balances that are only delivered to developers when the dwellings are sold.

(3)	Loans potentially eligible for issuance of mortgage-backed securities under Article 3 of Royal Decree 716/2009.

With regard to lending operations, the table below shows the breakdown at 31 December 2019 and 2018 of the nominal value of mortgage loans and credit facilities that back the issue of mortgage-backed securities issued by Bankia (as already mentioned, as at the reporting date the Bankia had no mortgage bonds in issue), indicating the total eligible loans and credit facilities, without regard to the limits under Article 12 of Royal Decree 716/2009 of 24 April, and those that are eligible which, pursuant to the criteria of the aforementioned Article 12 of Royal Decree 716/2009, are eligible for issuance of mortgage securities.

This amount is presented, as required by applicable legislation, as the difference between the nominal value of the entire portfolio of loans and credits secured through mortgages registered in favour of the Group and pending collection (including, where applicable, those acquired through mortgage participation certificates and mortgage transfer certificates), even if they have been derecognised, irrespective of the proportion of the risk of the loan to the last available appraisal for purposes of the mortgage market, less the mortgage loans and credits transferred through mortgage participation certificates and mortgage transfer certificates, regardless of whether or not they were derecognised from the balance sheet, and those designated as security for financing received (the amount recognised on the asset side of the consolidated balance sheet is also indicated for mortgage loans and credits transferred):

	Nominal value
ITEMS	31/12/2019	31/12/2018
	(Thousands of euros)
Total loans(a)	77,027,730	81,620,240
Mortgage certificates issued(b)	330,046	500,996
Of which: loans maintained on the assets of the balance sheet(c)	330,046	439,357
Mortgage transfer certificates issued	10,342,905	9,843,602
Of which: loans maintained on the assets of the balance sheet(c)	8,882,955	9,707,889
Mortgage loans pledged as security for financing received	—	—
Loans that back the issue of mortgage bonds and mortgage-backed securities	66,354,779	71,275,642
Loans not eligible(e)	12,767,505	15,878,578
Loans that meet the requirements to be eligible except for the limit established in Article 5.1 of Royal Decree 716/2009	6,686,745	7,978,562
Other	6,080,760	7,900,016
Eligible loans(f)	53,587,274	55,397,064
Loans to cover mortgage bonds issues	—	—
Loans eligible to cover mortgage-backed securities issues	53,587,274	55,397,064
Ineligible amounts(g)	113,813	134,575
Eligible amounts	53,473,461	55,262,489

(a)	Amount of principal drawn under mortgage loans in favour of the entity (including those acquired through mortgage participati ons or mortgage transfer certificates, even if such loans have been derecognised, regardless of the loan-to-value readings).

(b)	Amount of principal drawn under loans that have been transferred through mortgage participations or mortgage transfer certificates, even if such loans have been derecognised.

(c)	Amount of principal drawn under loans that have been transferred, but not derecognised.

(d)	Total loans less the sum of mortgage participations issued, mortgage transfer certificates issued and mortgage loans pledged to secure financing received.

(e)	Loans secured by mortgage guarantee not transferred to third parties and not pledged to secure financing received that do not meet the eligibility requirements of article 3 of Royal Decree 716/2009 for mortgage bonds and mortgage-backed securities issues.

(f)	Loans eligible for mortgage bonds and mortgage-backed securities issues according to article 3 of Royal Decree 716/2009, without deducting the computation limits established by article 12 therein.

(g)	Amount of the loans, elegible according to the criteria established in article 3 of Royal Decree 716/2009, not computable to hedge the issuance of mprtgage bonds and mortgage backed securities.

The reconciliation of eligible loans to mortgage-backed securities issued, along with issuance capacity and percentage of overcollateralization, is as follows:

	Nominal value
ITEMS	31/12/2019	31/12/2018
	(Thousands of euros)
Mortgage loans and credits which, pursuant to the criteria laid down in Article 12 of RD 716/2009, are eligible to cover issu ance of covered bonds securities	53,473,4611	55,262,489
Issue limit = 80% of eligible mortgage loans and credits	42,778,769	44,209,991
Mortgage-backed securities issued	23,905,525	27,683,354
Mortgage-backed securities issuance capacity(1) (Note 3.2)	18,873,244	16,526,637
Memorandum item:
Percentage of overcollateralization of the portfolio	278%	257%
Percentage of overcollateralization of the eligible portfolio	224%	200%

(1)	At 31 December 2019, EUR 7,947,100 thousand of mortgage-backed securities remained on the balance sheet. Therefore, the issuance capacity would be EUR 26,820,344 thousand (EUR 9,595,750 thousand at 31 December 2018, with a EUR 26,122,387 thousand issuance capacity).

The table below shows the detail at 31 December 2019 and 2018 of the nominal value of the loans and credits that back mortgage-backed securities issued by the Group and of those loans and credits that are eligible, without taking into consideration the restrictions on their eligibility established in Article 12 of Royal Decree 716/2009, based on (i) if they arose from the Group or from creditor subrogations and other cases; (ii) if they are denominated in euros or in other currencies; (iii) if they have a normal payment situation and other cases; (iv) their average residual maturity; (v) if the interest rate is fixed, floating or mixed; (vi) if the transactions are aimed at legal entities or individuals that are to use the loan proceeds for the purpose of their business activity (with a disclosure of the portion related to property development) and transactions aimed at households; (vii) if the guarantee consists of assets/completed buildings (with a distinction made between those used for residential, commercial and other purposes), assets/buildings under construction (with a disclosure similar to that of the finished buildings) or land (with a distinction made between developed land and other land), indicating the transactions that are secured by government- subsidised housing, even that under development:

	Loans that back mortgage bonds and covered bonds(a)		Of which: eligible loans(b)
ITEM	31/12/2019	31/12/2018	31/12/2019	31/12/2018
	(Thousands of euros)
TOTAL	66,354,779	71,275,642	53,587,274	55,397,064
ORIGIN OF OPERATIONS	66,354,779	71,275,642	53,587,274	55,397,064
Originated by Entity	65,924,173	70,610,703	53,164,603	54,766,906
Subrogated to other entities	430,606	664,939	422,671	630,158
Other	-	-	-	-
CURRENCY	66,354,779	71,275,642	53,587,274	55,397,064
Euro	66,209,707	71,131,611	53,472,955	55,320,114
Other currencies	145,072	144,031	114,319	76,950
PAYMENT SITUATION	66,354,779	71,275,642	53,587,274	55,397,064
Normal payment situation	62,645,748	64,974,214	52,856,551	54,528,909
Other situations	3,709,031	6,301,428	730,723	868,155
AVERAGE RESIDUAL MATURITY	66,354,779	71,275,642	53,587,274	55,397,064
Up to ten years	11,191,162	11,774,482	9,316,312	9,475,651
More than ten years and up to 20 years	26,267,433	27,931,806	23,471,889	24,171,928
More than 20 years and up to 30 years	20,770,047	20,685,575	17,777,422	17,167,260
More than 30 years	8,126,137	10,883,779	3,021,651	4,582,225
INTEREST RATES	66,354,779	71,275,642	53,587,274	55,397,064
Fixed	5,723,525	4,548,921	4,884,817	3,835,250
Floating	54,006,824	60,459,333	43,194,646	46,799,826
Mixed	6,624,430	6,267,388	5,507,811	4,761,988
OWNERS	66,354,779	71,275,642	53,587,274	55,397,064
Legal entities and natural person entrepreneurs	8,081,727	9,361,442	4,694,622	5,186,908
Of which: construction and property developments (land included)	732,463	680,928	239,404	258,661
Other	58,273,052	61,914,200	48,892,652	50,210,156
TYPE OF COLLATERAL	66,354,779	71,275,642	53,587,274	55,397,064
Assets/completed buildings	64,840,580	69,752,202	53,145,627	54,891,326
Residential	58,832,399	63,005,419	49,273,933	50,762,529
Of which: government-subsidised housing	2,270,496	2,364,210	1,935,044	1,952,266
Commercial	2,433,144	2,786,781	1,670,182	1,850,632
Other buildings and constructions	3,575,037	3,960,002	2,201,512	2,278,165
Assets/buildings under construction	409,717	256,311	75,023	66,152
Residential	273,761	139,853	29,937	36,932
Of which: government-subsidised housing	15,039	5,966	98	593
Commercial	34,433	25,604	10,971	11,724
Other buildings and constructions	101,523	90,854	34,115	17,496
Land	1,104,482	1,267,129	366,624	439,586
Developed	237,660	446,864	61,470	66,135
Other	866,822	820,265	305,154	373,451

(a)	Amount of principal drawn under mortgage loans in favour of the entity (including those acquired through mortgage participations or mortgage transfer certificates, even if such loans have been derecognised, regardless of the loan-to-value readings.

(b)	Loans eligible for mortgage bonds and mortgage-backed securities issues according to article 3 of Royal Decree 716/2009, without deducting the computation limits established by article 12 therein.

The nominal value of eligible mortgage loans and credits at 31 December 2019 and 2018, broken down by the ratios of the amount of the transactions to the last available appraisal of the mortgaged assets (Loan to Value), is shown in the table below:

31 December 2019
ITEM	Amount of the transactions to the last available appraisal (Loan to value)
	Less than or equal to 40%	More than 40% and less than 60%	More than 60% and less than or equal to 80%	More than 80%	Total
	(Thousands of euros
Loans eligible for issuance of mortgage-backed securities and mortgage bonds(a)					53,587,274
Housing	15,907,795	20,391,030	13,005,045	—	49,303,870
Other assets	2,589,144	1,694,260			4,283,404

a)	Loans eligible for mortgage bonds and mortgage-backed securities issues according to article 3 of Royal Decree 716/2009, without deducting the computation limits established by article 12 therein.

31 December 2018
ITEM	Amount of the transactions to the last available appraisal (Loan to value)
	Less than or equal to 40%	More than 40% and less than 60%	More than 60% and less than or equal to 80%	More than 80%	Total
	(Thousands of euros
Loans eligible for issuance of mortgage-backed securities and mortgage bonds(a)					55,397,064
Housing	15,839,206	20,890,927	14,069,327	-	50,799,460
Other assets	2,742,579	1,855,025			4,597,604

(a)	Loans eligible for mortgage bonds and mortgage-backed securities issues according to article 3 of Royal Decree 716/2009, without deducting the computation limits established by article 12 therein.

Movements in the nominal amounts of mortgage loans backing the issuance of mortgage bonds and mortgage-backed securities are as follows:

	31/12/2019		31/12/2018
MOVEMENTS	Eligible loans(a)	Non eligible loans(b)	Eligible loans(a)	Non eligible loans(b)
	(Thousands of euros)
Opening balance	55,397,064	15,878,578	57,683,131	17,201,071
Disposals at the period	(6,511,022)	(4,793,427)	(8,050,053)	(4,272,389)
Principal due cashed	(116,477)	(133,718)	(61,157)	(57,529)
Prepayments	(1,333,517)	(702,418)	(678,478)	(549,151)
Subrogation by other entities	—	—	—	—
Others	(5,061,028)	(3,957,291)	(7,310,418)	(3,665,709)
Additions at the period	4,701,232	1,682,354	5,763,986	2,949,896
Originated by the entity	4,668,503	1,679,759	5,712,464	2,931,118
Subrogation of other entities	32,729	2,595	28,484	2,401
Others	—	—	23,038	16,377
Additions due to business combination
Closing balance	53,587,274	12,767,505	55,397,064	15,878,578

(a)	Loans eligible for mortgage bonds and mortgage-backed securities issues according to article 3 of Royal Decree 716/2009, without deducting the computation limits established by article 12 therein.

(b)	Loans secured by mortgage guarantee not transferred to third parties and not pledged to secure financing received that do not meet the eligibility requ irements of article 3 of Royal Decree 716/2009 for mortgage bonds and mortgage-backed securities issues.

Finally, at 31 December 2019 and 2018 there were no replacement assets backing the Group’s mortgaged-backed issues.

Appendix IX – Exposure to property and construction risk (transactions in Spain)

1.       Disclosures on exposure to property development and construction

The table below shows cumulative figures on the financing granted by the Group at 31 December 2019 and 2018 for the purposes of construction and property development and the respective credit risk coverage in place at that date (a):

31 December 2019
ITEM	Gross carrying amount(b)	Surplus of gross exposure over the maximum recoverable amount of effective collateral(c)	Accumulated impairment charges(d)
	(Thousands of euros)
Loans recognised by credit institutions comprising the Group (transactions in Spain)(e)	727,316	178,023	(103,590)
Of which: Doubtful	173,140	96,496	(95,425)
Memorandum item:
Assets written off(f)	350,300

Memorandum item (Consolidated Group figures):

Item	Amount
(Thousands of euros)
Loans to customers, excluding the public sector (transactions in Spain) (carrying amount)(g)	111,657,346
Total consolidated assets (all transactions) (carrying amount)	208,468,273
Impairment and provisions for performing exposures (all transactions)(h)	(726,458)

(a)	Classification of financing in the table according to the purpose of the loans and not the borrower’s industry classification (CNAE). Accordingly, if the borrower is a real estate company, but uses the financing granted for a purpose other than the construction or development of real estate, it is not included in this table. And if the borrower is a company whose core business is not real estate construction or development, but the financing granted is used for properties for real estate development, it is included in this table.

(b)	Amount prior to the deduction of any impairment losses.

(c)	Amount calculated as provided for in rule 64.16.k) of Circular 4/2017.

(d)	Amount of allowances made by the company for these transactions.

(e)	Includes all types of financing in the form of loans, with and without mortgage collateral, debt securities for real estate construction and development related to the activity in Spain (businesses in Spain).

(f)	Gross loans to fund real estate construction and development recognised by the Group (businesses in Spain) derecognised from asset due to classification as “written-off assets”.

(g)	Amount at which the asset is recognised in the balance sheet after deduction of any amount of provisions and allowances.

(h)	Total amount of impairment provisions and allowances for credit risk for exposures classified as standard in accordance with Annex of Circular 4/2017, for total activity (all businesses).

31 December 2018
ITEM	Gross carrying amount(b)	Surplus of gross exposure over the maximum recoverable amount of effective collateral(c)	Accumulated impairment charges(d)
	(Thousands of euros)
Loans recognised by credit institutions comprising the Group (transactions in Spain)(e)	748,964	243,138	(158,326)
Of which: Doubtful	300,970	164,632	(145,404)
Memorandum item:
Assets written off(f)	333,794

Memorandum item (Consolidated Group figures):

Item	Importe
(Thousands of euros)
Loans to customers, excluding the public sector (transactions in Spain) (carrying amount)(g)	112,322,538
Total consolidated assets (all transactions) (carrying amount)	205,222,870
Impairment and provisions for performing exposures (all transactions)(h)	(931,654)

(a)	Classification of financing in the table according to the purpose of the loans and not the borrower’s industry classification (CNAE). Accordingly, if the borrower is a real estate company, but uses the financing granted for a purpose other than the construction or development of real estate, it is not included in this table. And if the borrower is a company whose core business is not real estate construction or development, but the financing granted is used for properties for real estate development, it is included in this table.

(b)	Amount prior to the deduction of any impairment losses.

(c)	Amount calculated as provided for in rule 64.16.k) of Circular 4/2017.

(d)	Amount of allowances made by the company for these transactions.

(e)	Includes all types of financing in the form of loans, with and without mortgage collateral, debt securities for real estate construction and development related to the activity in Spain (businesses in Spain).

(f)	Gross loans to fund real estate construction and development recognised by the Group (businesses in Spain) derecognised from asset due to classification as “written-off assets”.

(g)	Amount at which the asset is recognised in the balance sheet after deduction of any amount of provisions and allowances.

(h)	Total amount of impairment provisions and allowances for credit risk for exposures classified as standard in accordance with Annex of Circular 4/2017, for total activity (all businesses).

The table below breaks down construction and property development financing granted by Group credit entities at 31 December 2019 and 2018:

	Finance intended for construction and property development (gross)(a)
ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
1. Not mortgage-secured	41,876	59,106
2. Mortgage-secured(b)	685,440	689,858
2.1. Finished buildings(c)	379,580	441,861
2.1.1. Housing	219,755	231,948
2.1.2. Other	159,825	209,913
2.2. Buildings under construction(c)	198,952	101,285
2.2.1. Housing	173,376	71,607
2.2.2. Other	25,576	29,678
2.3. Land	106,908	146,712
2.3.1. Urban land	77,628	107,045
2.3.2. Other land	29,280	39,667
Total	727,316	748,964

(a)	Amount prior to the deduction of accumulated impairment losses, if any.

(b)	Includes all transaction secured by mortgages, regardless of the legal form of the guarantee or loan-to-value readings.

(c)	If a building serves more than one purpose (e.g. residential) and other uses, the related financing is included in the category representing the main use given to it.

2.       Loans to households for home purchases. Transactions recognised by credit institutions (transactions in Spain)

The table below presents the detail at 31 December 2019 and 2018 of financing granted by the credit institutions comprising the Group for the purpose of home purchase (business in Spain) (a):

	Gross carrying amount (b)	Of which: Doubtful	Gross carrying amount (b)	Of which: Doubtful
ITEM	31/12/2019		31/12/2018
	(Thousands of euros)
Loans for home purchases	62,359,686	2,044,531	66,472,123	3,517,740
Non-mortgage-secured	519,337	9,408	556,937	7,293
Mortgage-secured(c)	61,840,349	2,035,123	65,915,186	3,510,447

(a)	Loans with or without mortgage collateral to finance home acquisitions for businesses in Spain.

(b)	Amounts prior to the deduction of accumulated impairment losses, if any.

(c)	Includes all transaction secured by mortgages, regardless of the loan-to-value readings.

The table below presents the detail of mortgage-secured loans to households for home purchases mortgage-secured at 31 December 2019 and 2018, classified by the ratio of the outstanding amount to the latest available appraised value (LTV) in respect of transactions recognised by Group credit institutions (transactions in Spain):

31 December 2019
	LTV ranges(a)
ITEMS	Less than or equal to 40%	More than 40% and less than or equal to 60%	More than 60% and less than or equal to 80%	More than 80% and less than or equal to 100%	More than 100%	total
	(Thousands of euros)
Total gross(b)	15,561,386	22,210,415	17,464,604	3,338,254	3,265,690	61,840,349
Of which: doubtful(b)	143,307	204,084	273,533	311,556	1,102,643	2,035,123

(a)	The loan-to-value ratio is obtained by dividing the gross carrying amount of the exposure at the reporting date by the amount of the latest available appraisal.

(b)	Amount prior to the deduction of accumulated impairment losses, if any.

31 December 2018
	LTV ranges(a)
ITEMS	Less than or equal to 40%	More than 40% and less than or equal to 60%	More than 60% and less than or equal to 80%	More than 80% and less than or equal to 100%	More than 100%	total
	(Thousands of euros)
Total gross(b)	15,392,491	22,604,292	19,158,863	4,170,774	4,588,766	65,915,186
Of which: doubtful(b)	144,244	212,812	370,268	478,372	2,304,751	3,510,447

(a)	The loan-to-value ratio is obtained by dividing the gross carrying amount of the exposure at the reporting date by the amount of the latest available appraisal.

(b)	Amount prior to the deduction of accumulated impairment losses, if any.

3.       Information concerning foreclosed property assets or received in payment of debts (transactions in Spain)

The Bank devised an internal methodology for estimating discounts on the reference value and costs to sell of foreclosed real estate assets classified as non-current assets held for sale (see Note 2.20).

In order to dispose of its assets foreclosed or received in payment of debts (“foreclosed assets”), with the smallest impact possible on the income statement, the Bank engaged Haya Real Estate to manage, administer and sell its foreclosed assets under the supervision of the Corporate Investees Division, including all portfolio from BMN.

The process for restructuring the non-performing asset management business following the merger with BMN in a bid to become more efficient and speed up the reduction of these assets in the Bank’s balance sheet.

Extraordinary events in 2019 included the completion of the sale of certain assets agreed in December 2018. This, together with other sales carried out in the period and the outstanding sale agreed, the assets of which at 31 December 2019 were classified as a disposal group, enabled the Bank to reduce the volume of foreclosed real estate assets considerably, from EUR 1,708 million at 31 December 2018, to EUR 1,264 million at 31 December 2019 (see Note 18.5).

In addition, more projects were successfully completed, while various new projects were designed to enhance the real estate portfolio by acquiring further knowledge of the assets and improving the information available, boosting sales in a bid to continue reducing the stock of foreclosed assets.

As for recurring management and control of the assets, to maintain them in the best possible conditions for sale and ensure efficient control over the expenditure incurred in the process, technical monitoring is performed along with control and management of turnover and maintenance costs arising from their remaining on the balance sheet. Consideration is also given to maintaining lease contracts on assets in the portfolio and management of occupancy situations concerning the assets.

Moreover, the activities arising from the marketing process are carried out: customer care, review of the assets published and management of offers through various sales channels: branch network, brokers, web, events and trade fairs, etc.

The Group’s general policies for managing its foreclosed assets are summarised as follows:

•	The volume of foreclosed assets, irrespective of how they are managed (on the balance sheets of entities, in companies created for this purpose, in vehicles, etc.) makes it necessary at the outset to address the necessary measures for management purposes with the objective of disposing of the greatest amount of foreclosed assets at the least possible detriment to the income statement.

•	To unlock the value of foreclosed assets, the focus is first on sales and second on rentals, to obtain returns and address specific circumstances related to the Housing Social Fund and/or special rentals. In the case of unique assets (specific buildings, offices, commercial premises, industrial buildings and land), the general policy is to sell these assets.

•	Policy of transparency in all transactions to guarantee public offering of the asset.

•	Policies to set prices for assets and delegated powers. Sales in accordance with an authorisation system valid at all times.

•	General policy of non-exclusivity in mediation on sales of assets.

•	Assessment of asset sale offers in any situation.

•	The marketing process will be carried out through all the channels established: network branches, web, property sales desks at certain branches, brokers with or without keys, trade fairs and events, etc.

The pricing policies and principles for the property portfolio may be summarised as follows:

•	Transparency: all assets held for sale are published exclusively on the Real Estate Portal with their retail prices www.haya.es.

•	References to set prices: the price references will be those of comparable assets, the appraisal value of each asset, reports by mediators and book value.

•	Adaptation to changes in the housing market: dynamic adaptation and review of prices in accordance with changes on the property market. Prices will be reviewed regularly, with updates of appraisals and observance of regulations and consideration of changes to the official housing market indexes.

•	Special events: at trade fairs, real estate fairs or other temporary events, more attractive prices may be published for that period only.

•	Leases: property assets will be leased with a rent approved by the appropriate committee, which will at all times contemplate a minimum return in accordance with the value of the asset to be leased.

The table below presents the detail of foreclosure assets acquired by the Group through (transactions in Spain) at 31 December 2019 and 2018, classified by type (a):

	31 December 2019
	Gross carrying amount(b)	Impairment allowance	Of wich: post allocation impairment allowance	Net carrying amount
	(Thousands of euros)
1. Property assets from financing intended for construction and property development(c)	516,120	(301,015)	(121,821)	215,065
1.1. Finished buildings	238,459	(118,678)	(39,343)	119,781
1.1.1. Housing	182,714	(92,358)	(30,969)	90,356
1.1.2. Other	55,745	(26,320)	(8,374)	29,425
1.2. Buildings under construction	33,066	(20,007)	(9,052)	13,019
1.2.1. Housing	32,312	(19,510)	(8,514)	12,802
1.2.2. Other	754	(497)	(538)	217
1.3. Land	244,595	(162,330)	(73,426)	82,265
1.3.1. Urban land	150,610	(99,216)	(42,067)	51,394
1.3.2. Other land	93,985	(63,114)	(31,359)	30,871
2. Property assets from mortgage-secured financing granted to households for home purchases	2,466,678	(1,374,764)	(499,006)	1,091,914
3. Other property assets received in settlement of debt (d)	985,271	(440,720)	(127,778)	544,551
4. Equity instruments, investments and financing to companies holding such assets	—	—	—	—
5. Equity investments to entities holding the foreclosed property assets or assets received in payment of debts (e)	—	—	—	—
6. Financing to entities holding the foreclosed property assets or assets received in payment of debts (e)	—	—	—	—

(a)	Includes foreclosed assets or assets received in payment of debts from financing granted by the Entity in relation to its businesses in Spain, as well as equity investments in and financing granted to the entities holding these assets.

(b)	Amounts before the deduction of any impairment.

(c)	Includes property asset arising in connection with loans to construction and property development companies, regardless or the sector and main economic activity of the company or individual entrepreneur delivering the asset.

(d)	Includes property assets not arising in connection with loans to construction and property development companies, or to households for home purchases.

(e)	Includes all equity investments in and financing to entities holding the foreclosed property assets or assets received in payment of debts.

	31 December 2018
	Gross carrying amount(b)	Impairment allowance	Of wich: post allocation impairment allowance	Net carrying amount
	(Thousands of euros)
1. Property assets from financing intended for construction and property development (c)	1,051,089	(642,972)	(310,534)	408,117
1.1. Finished buildings	460,098	(247,568)	(106,112)	212,530
1.1.1. Housing	344,873	(182,454)	(85,440)	162,419
1.1.2. Other	115,225	(65,114)	(20,672)	50,111
1.2. Buildings under construction	78,832	(50,192)	(24,360)	28,640
1.2.1. Housing	75,488	(48,760)	(23,631)	26,728
1.2.2. Other	3,344	(1,432)	(729)	1,912
1.3. Land	512,159	(345,212)	(180,062)	166,947
1.3.1. Urban land	215,290	(148,933)	(59,563)	66,357
1.3.2. Other land	296,869	(196,279)	(120,499)	100,590
2. Property assets from mortgage-secured financing granted to households for home purchases	3,832,178	(2,232,769)	(986,956)	1,599,409
3. Other property assets received in settlement of debt (d)	1,532,454	(739,592)	(232,657)	792,863
4. Equity instruments, investments and financing to companies holding such assets	—	—	—	—
5. Equity investments to entities holding the foreclosed property assets or assets received in payment of debts (e)	—	—	—	—
6. Financing to entities holding the foreclosed property assets or assets received in payment of debts (e)	—	—	—	—

(a)	Includes foreclosed assets or assets received in payment of debts from financing granted by the Entity in relation to its businesses in Spain, as well as equity investments in and financing granted to the entities holding these assets.

(b)	Amounts before the deduction of any impairment.

(c)	Includes property asset arising in connection with loans to construction and property development companies, regardless or the sector and main economic activity of the company or individual entrepreneur delivering the asset.

(d)	Includes property assets not arising in connection with loans to construction and property development companies, or to households for home purchases.

(e)	Includes all equity investments in and financing to entities holding the foreclosed property assets or assets received in payment of debts.

The above tables set out property assets acquired through foreclosure or in settlement of debts, other than the exception referred to in the foregoing sub-paragraph (a), and classified by the Group on the basis of ultimate purpose, mainly under “Non-current assets held for sale” and “Property, plant and equipment – Investment property” and, to a lesser extent, under “Other assets – Inventory” in the accompanying consolidated balance sheet consolidated for those dates.

4.       Received and granted financial guarantee of real state exposure

The detail of the value of collateral and guarantees received to ensure collection at 31 December 2019 and 2018, distinguishing between collateral and other guarantees, is provided in the table below. The value is understood as the maximum amount of the guarantee considered, except for non-performing loans, which is the fair value.

ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
Collaterals	815,631	832,321
Other collateral	—	—
Total	815,631	832,321

The detail of the guarantees extended at 31 December 2019 and 2018 related to construction and property development loans; i.e. the amount the Group would have to pay if the guarantee or collateral was called, which could exceed the amount recognised under liabilities in the consolidated balance sheet, is as follows.

ITEM	31/12/2019	31/12/2018
	(Thousands of euros)
Financial guarantees extended	12,115	6,921
Recognised in the liability of the consolidated balance sheet	—	32

Appendix X – Refinancing and restructuring operations and other requirements of Bank of Spain Circular 4/2017

Refinancing and restructuring operations

As part of its credit risk management policy, the Group has carried out loan refinancing operations, modifying the original conditions agreed with the borrowers (e.g. interest rate, term, grace period, collateral or guarantee).

Loan refinancing and restructuring is designed to match financing to the customers’ current ability to meet its payment commitments, affording sufficient financial stability to ensure the continuity and operation of the borrower or its group. To do so, certain measures must be adopted that adapt to the source of the problem, whether they are systemic (affect all segments and borrowers the same, e.g. rises in interest rates) or specific (affect individual borrowers and require individual and structural.

Three diferente Customer Groups can be identified:

•	Large companies and borrowers whose nature requires special treatment (specific case-by-case analysis).

•	Small and medium-sized enterprises, micro enterprises, and self-employed professionals, which are offered more standardised products.

•	Retail customers.

In general, there is a series of key considerations applicable to the various customers groups, as follows:

•	Assesment of the customer’s situation: when a customer’s difficulties in meeting their obligations with the Entity are detected or arise, it is crucial that a detailed analysis be carried out with the greatest possible amount of documentation on their situation.

•	Non-interruption of arrears of refinancing or restructuring transactions that are not current in their payments until, after the cure period, the customers’ ability and willingness to meet their payment obligations on time are verified.

•	Review, at least annually, of decisions taken, once granted, to verify that the refinancing and restructuring policies operate appropriately and are complied with.

•	Limits to readjustment of transactions. This should be restricted to customers whose situation has changed from the original adjustment, verifying the transaction’s viability over the medium and long term with stable revenue over time.

•	Possible adjustment of transactions claimed legally, which will consider the status of the claim and the costs incurred, while ensuring the viability of repayment over the medium and long term. Nevertheless, other alternatives may be considered based on applicants’ guarantees or collateral, and income.

•	Data quality: certain updated supporting documents are required for proof of income, payment commitments and data.

•	Minimum experience with the borrower, the existence of a sufficiently extensive borrower compliance record, and the existence of new collateral/guarantee will be considered.

•	There may be exceptions for the minimum documentation required for certain groups or products.

The Group accounts for loan restructuring and refinancing operations in accordance with Bank of Spain Circular 4/2017, which in general is compatible aligned with the ECB and the EBA principles. These criteria set out certain rules for classification at source, as well as general criteria for a restructured or refinanced exposure to be considered cured, and therefore, reclassified to a lower risk level.

A transaction is deemed to be a restructuring or refinancing when:

•	A modified transaction was classified as Stage 3 – doubtful exposure before the modification or would be classified as Stage 3 – doubtful exposure without the modification.

•	The modification implies the partial derecognition of the balance of the debt for reasons such as forbearance or amounts written off.

•	When simultaneously or nearly simultaneously with the granting of additional financing, the borrower has made payments of the principal or interest on another transaction with the Entity classified as Stage 3 – doubtful or would be classified as Stage 3 – doubtful if the additional financing were not granted.

•	The Entity approves the use of implicit restructuring or refinancing clauses in relation to transactions classified as doubtful exposure or that would be classified as Stage 3 – doubtful exposure if such clauses were not exercised.

•	Some or all of the payments of the modified transaction have been due for more than 30 days (without being classified as Stage 3 – doubtful) at least once in the three months preceding its modification, or would be due for more than 30 days without said modification.

•	Simultaneously or nearly simultaneously with the granting of additional financing by the Entity, the borrower has made payments of the principal or interest on another transaction with it, on which some or all of the payments have been due for more than 30 days at least once in the three months prior to the refinancing.

•	When the Entity approves the use of implicit restructuring or refinancing clauses in relation to borrowers with outstanding amounts 30 days or more than 30 days past due if such clauses have not been exercised.

The criteria for the classification of refinanced or restructured operations are as follows:

•	Insignificant exposures (retail, micro companies and companies not subject to individual assessment) are classified in accordance with the following variables:

Financial effort	Grace period			Second refinancing (2)
	<=24 months		>24 months
	Forgiveness (1) No	Forgiveness (1) Yes
<= 50%	Standard under special monitoring	Doubtful	Doubtful	Doubtful
> 50%	Doubtful	Doubtful	Doubtful	Doubtful

(1)	Forgiveness above % of the allowances and provisions established in article 140 of Annex IX of Bank of Spain Circular 4/2017.

(2)	It will be classified as doubtful if the refinance operation was doubtful at the moment of the refinancing or if the financed transaction was classified as doubtful on initial classification. Otherwise, the classification is based on the result of the general analysis applicable to all refinancing transactions.

•	For customers assessed individually, classification is based on the result of the analysis, focusing mostly on the ability to pay and also considering forbearance or forgiveness agreements and sustainable debt.

Curing criteria have also been established so that refinancing transactions can change their risk classification, in accordance with the following scheme.

•	Refinance operation classified as Stage 3 – doubtful will remain in that category until the criteria that, in general, determine the reclassification of transactions out of the Stage 3 – doubtful exposure category and the specific criteria set out below are verified:

a)	It is concluded, after an exhaustive review of the borrower’s assets and financial position, that the borrower is unlikely to have any financial difficulties. To ensure there are no indications of financial difficulties, the transactions must meet the following requirements:

•	There have not been payments in arrears by more than 30 days in the past year.

•	The borrower is current on its payments.

•	The customer has no other transactions classified as doubtful or in arrears by more than 90 days.

•	The borrower is not in litigation or bankruptcy.

b)	That at least one year has elapsed from the date of the refinancing or restructuring. In particular, that at least one year has elapsed since the last of the following date:

•	The refinancing date.

•	The end of the grace period.

•	The date of the last entry into Stage 3 – Doubtful exposure.

During the probation period described, a new refinancing or restructuring of refinancing, refinanced or restructured transactions or the existence of amounts more than 30 days past due shall entail the reclassification of these transactions to the category of Stage 3 – doubtful for reasons other than arrears, provided they were classified in the Stage 3 – doubtful exposure category before the start of the probation period. The minimum one-year period established in the preceding point begins from the date of reclassification of the transaction to Stage 3 – doubtful.

The transacton will be classified as Stage 3 – doubtful if the refinanced transaction is doubtful at the date of refinancing or if the refinanced transaction was classified as Stage 3 – doubtful initially. Otherwise, it is classified based on the result of the general analysis applicable to all refinancing transactions.

c)	That the borrower has paid the accrued instalments of principal and interest, reducing the principal renegotiated, since the later of the date of entry into the restructuring or refinancing transaction or the date of reclassification from the category of doubtful. Accordingly, the transaction may not present past-due amounts. Also required:

•	that the borrower has settled, by means of regular payments, an amount equal to all the amounts (principal and interest) that were past due or written down at the time of the restructuring or refinancing, or

•	when it is more appropriate based on the characteristics of the transactions, that other objective criteria evidencing the borrower’s payment capacity have been verified.

d)	That the borrower does not have another transaction with amounts more than 90 days past due at the date of the reclassification to Stage 2 – standard under special monitoring of the refinancing, refinanced or restructured transaction.

•	Refinanced transactions classified as Stage 2 – standard under special monitoring will remain in this category until:

a)	It is concluded, after an exhaustive review of the borrower’s assets and financial position, that the borrower is unlikely to have any financial difficulties.

To ensure there are no indications of financial difficulties, the transactions must meet the following requirements:

•	Not be included in Stage 1 or 2 (excluding collectively assessed).

•	Not be classified as repeat default or high (six months or more in the ladder of default in the past year with past-due amounts of seven days or more, unless there have never been any amounts past-due by more than 30 days, in which case they are not considered repeat), in the mortgage portfolio.

•	There have been no payments in arrears by more than 90 days in the last three months.

•	Not be rated A01 or A02 in the behavioural model.

•	Not have an updated LTV greater than 100% when the repayment scheme entails increasing instalments or the percentage repaid is less than 5% (mortgage portfolio).

b)	A minimum of two years has elapsed since the later of the date of entry into the restructuring or refinancing transaction or the date of reclassification from the category of doubtful exposure. Therefore, the dates are as follows:

•	Date of entry.

•	The end of the grace period.

•	The date of the last entry into arrears.

c)	That the borrower has paid the accrued instalments of principal and interest since the later of the date of entry into the restructuring or refinancing transaction or the date of reclassification from the category of Stage 3 – doubtful. Also required:

•	i) that the borrower has settled, by means of regular payments, an amount equal to all the amounts (principal and interest) that were past due or written down at the time of the restructuring or refinancing. This information will be considered where available, but it may be replaced with expert criteria based on objective facts

•	ii) when it is more appropriate based on the characteristics of the transactions, that other objective criteria evidencing the borrower’s payment capacity have been verified.

Therefore, the existence of contractual clauses that delay repayment, such as grace periods for principal, imply that the transaction remains identified as Stage 2 – standard under special monitoring until the criteria described are met. Natural persons’ payment capacity is demonstrated through continued payment of the transaction being cured, similar to transactions of legal persons for amounts of up EUR 300,000. Expert analysis is carried out by the manager for transactions with legal persons over EUR 300,000 to determine the sustained future payment capacity.

d)	That the borrower does not have any other transaction with amounts more than 90 days past due at the end of the probation period.

Once the foregoing requirements are met, the transactions are classified as Stage 1 – standard exposure and removed from the scope of classification, curing and presentation included in the appendix, irrespective of their monitoring for credit risk management purposes.

The table below shows the gross amount of refinancing operations, with a breakdown between their classification as doubtful risk, and their respective coverages of credit risk at 31 December 2019 and 2018:

	31 December 2019
	TOTAL							Of which: DOUBTFUL
	Without collateral		With collateral					Without collateral		With collateral
					Maximum amount of the collateral							Maximum amount of the collateral
	Number of operations	Gross carrying amount	Number of operations	Gross carrying amount	Property-based collateral	Other collateral	Accumulated impairment losses or accumulated fair value losses due to credit risk	Number of operations	Gross carrying amount	Number of operations	Gross carrying amount	Property-based collateral	Other collateral	Accumulated impairment losses or accumulated fair value losses due to credit risk
	(Thousands of euros)
Credit institutions	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Public sector	18	11,056	2,016	37,019	34,121	—	(10,782)	9	740	1,964	25,376	22,488	—	(10,371)
Other financial institutions and natural person	60	9,256	12	1,878	1,860	9	(6,719)	35	6,845	7	543	534	9	(6,632)
Non-financial institutions and natural person entrepreneurs (financial business)	7,720	1,816,917	4,943	1,432,605	1,239,773	96,511	(870,285)	5,298	1,019,968	2,527	664,531	555,530	78,985	(801,026)
Of which: Construction y property development	1,429	28,460	944	184,864	135,892	332	(74,349)	1,382	26,826	295	105,726	62,906	50	(70,348)
Other households	20,654	252,217	25,671	3,173,858	2,630,034	169	(456,128)	8,867	109,441	12,093	1,459,858	1,170,569	101	(398,735)
Total	28,452	2,089,446	32,642	4,645,360	3,905,788	96,689	(1,343,914)	14,209	1,136,994	16,591	2,150,308	1,749,121	79,095	(1,216,764)
Corrections of the collective impairment							(732,185)
Corrections of the specific impairment							(611,729)
ADITIONAL INFORMATION
Financing classified as non-current assets and disposal groups that are classified as held for sale	1	21	1,906	244,747	205,737	—	(34,783)	1	21	1,790	230,909	193,985	—	(34,130)

	31 December 2018
	TOTAL							Del cual: DUDOSOS
	Without collateral		With collateral					Without collateral		With collateral
					Maximum amount of the collateral							Maximum amount of the collateral
	Number of operations	Gross carrying amount	Number of operations	Gross carrying amount	Property-based collateral	Other collateral	Accumulated impairment losses or accumulated fair value losses due to credit risk	Number of operations	Gross carrying amount	Number of operations	Gross carrying amount	Property-based collateral	Other collateral	Accumulated impairment losses or accumulated fair value losses due to credit risk
	(Thousands of euros)
Credit institutions	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Public sector	28	32,902	2,313	63,501	62,360	—	(23,326)	19	4,752	2,308	54,214	53,406	—	(23,326)
Other financial institutions and natural person	44	30,453	15	2,142	2,130	12	(13,767)	27	13,439	9	798	786	12	(13,465)
Non-financial institutions and natural person entrepreneurs (financial business)	7,890	2,504,869	6,876	1,935,955	1,589,344	110,473	(1,533,114)	5,748	1,469,407	3,742	1,123,882	880,217	84,035	(1,418,701)
Of which: Construction y property development	1,620	57,778	1,422	266,233	203,822	263	(114,493)	1,560	47,831	533	156,382	101,919	54	(108,449)
Other households	17,605	231,210	32,462	4,058,799	3,321,633	186	(562,113)	9,594	129,696	15,877	1,930,615	1,548,984	102	(472,457)
Total	25,567	2,799,434	41,666	6,060,397	4,975,467	110,671	(2,132,320)	15,388	1,617,294	21,936	3,109,509	2,483,393	84,149	(1,927,949)
Corrections of the collective impairment							(874,997)
Corrections of the specific impairment							(1,257,323)
ADITIONAL INFORMATION
Financing classified as non-current assets and disposal groups that are classified as held for sale	11	135	5,818	811,753	570,892	7	(375,767)	11	135	5,813	811,034	570,352	7	(375,713)

Movements at the year end of 2019 and 2018 were as follows:

Items	31/12/2019	31/12/2018
	(Thousands of euros)
Opening balance	6,727,511	9,241,383
(+) Refinancing and restructuring	447,236	402,715
(-) Depreciations, transfers, and other changes (1)	(1,600,807)	(2,772,672)
(-) Foreclosure	(88,442)	(95,874)
(-) Disposals (reclassified as written off)	(94,605)	(48,041)
Closing balance (*)	5,390,893	6,727,511

(*)	The acumulated impairment at the year end 2019 was EUR 788,406 thousand (EUR 1,205,229 thousand at the year end 2018).

(1)	In 2019 y 2018 transfers to Disposal Groups. – Loans and real estate assets portfolio are included.

Other requirements of Bank of Spain Circular 4/2017

The table below shows information concerning sector and geographical concentration risk. Total activity (a):

	31 December 2019
ITEM	TOTAL	Spain	Other European Union country	America	Rest of the world
	(Thousands of euros)
Central banks and credit institutions	23,381,264	14,958,913	7,961,942	179,548	280,861
Government agencies	30,938,843	26,246,619	4,568,759	904	122,561
Central Administration	25,569,818	20,920,584	4,568,759	904	79,571
Other	5,369,025	5,326,035	—	—	42,990
Other government agencies and individual companies (financial business activities)	23,765,882	22,345,612	1,353,549	35,148	31,573
Non-financial companies and individual companies (non-financial business activities) (by the purposes)	46,012,815	42,789,057	2,594,041	419,425	210,292
Constructions and property developments (land included) (b)	2,059,474	2,017,745	39,488	2,234	7
Civil engineering construction	1,711,190	1,553,027	97,170	28,290	32,703
Other	42,242,151	39,218,285	2,457,383	388,901	177,582
Large enterprises (c)	23,162,033	21,032,847	1,732,416	265,958	130,812
SMEs and sole proprietors (c)	19,080,118	18,185,438	724,967	122,943	46,770
Other households (d) (by the purposes) (e)	74,484,781	73,122,887	964,570	105,220	292,104
Housing	63,836,929	62,520,655	931,893	100,489	283,892
Consumer	5,547,783	5,529,381	13,973	2,012	2,417
Other	5,100,069	5,072,851	18,704	2,719	5,795
TOTAL	198,583,585	179,463,088	17,442,861	740,245	937,391

(a)	For the purposes of this statement, exposures include: loans and advances, debt securities, equity instruments, derivatives (held for trading and hedging), investments in subsidiaries, joint ventures and associates, and guarantees extended, irrespective of the line item under which they are included in the balance sheet, excluding “Non-current assets and disposal groups classified as held for sale”.

The amount of the assets is the carrying amount of the transactions; i.e. after deducting impairment recognised on specific transactions The amount of guarantees given is their nominal amount.

The breakdown of activity by geographic area is based on the country of residence of the borrowers, the issuers of securities and the counterparties of the derivatives and guarantees given.

(b)	This item includes all activities related to construction and property development, including the financing of land for property development irrespective of the counterparty’s sector and main economic activity.

(c)	Non-financial corporations classified as “Large enterprises” and “SMEs” in accordance with Commission Recommendation 2003/361/CE, of 6 May 2003, concerning the definition of micro, small and medium-sized enterprises. Activity of individual entrepreneurs includes that of natural persons in the exercise of their business activities.

(d)	Households, including non-profit institutions serving households, but excluding business activity of individual entrepreneurs.

(e)	The loans will be classified in accordance with their purpose under the criteria of rule 69.2.e) of Circular 4/2017.

	31 December 2018
ITEM	TOTAL	Spain	Other European Union country	America	Rest of the world
	(Thousands of euros)
Central banks and credit institutions	13,350,707	6,247,450	6,748,969	153,616	200,672
Government agencies	35,011,494	28,520,466	6,377,666	883	112,479
Central Administration	29,601,929	23,143,933	6,377,666	883	79,447
Other	5,409,565	5,376,533	—	—	33,032
Other government agencies and individual companies (financial business activities)	24,918,593	23,316,453	1,565,352	24,239	12,549
Non-financial companies and individual companies (non- financial business activities) (by the purposes)	43,149,769	40,305,361	2,049,170	572,321	222,917
Constructions and property developments (land included) (b)	1,816,778	1,812,591	2,395	1,789	3
Civil engineering construction	1,560,874	1,379,558	109,639	37,832	33,845
Other	39,772,117	37,113,212	1,937,136	532,700	189,069
Large enterprises (c)	21,603,038	19,478,140	1,551,476	432,025	141,397
SMEs and sole proprietors (c)	18,169,079	17,635,072	385,660	100,675	47,672
Other households (d) (by the purposes) (e)	77,053,136	75,644,473	1,004,200	97,452	307,011
Housing	67,213,599	65,847,503	974,288	93,310	298,498
Consumer	4,821,710	4,805,839	13,019	1,300	1,552
Other	5,017,827	4,991,131	16,893	2,842	6,961
TOTAL	193,483,699	174,034,203	17,745,357	848,511	855,628

(a)	For the purposes of this statement, exposures include: loans and advances, debt securities, equity instruments, derivatives (held for trading and hedging), investments in subsidiaries, joint ventures and associates, and guarantees extended, irrespective of the line item under which they are included in the balance sheet, excluding “Non-current assets and disposal groups classified as held for sale”.

The amount of the assets is the carrying amount of the transactions; i.e. after deducting impairment recognised on specific transactions The amount of guarantees given is their nominal amount.

The breakdown of activity by geographic area is based on the country of residence of the borrowers, the issuers of securities and the counterparties of the derivatives and guarantees given.

(b)	This item includes all activities related to construction and property development, including the financing of land for property development irrespective of the counterparty’s sector and main economic activity.

(c)	Non-financial corporations classified as “Large enterprises” and “SMEs” in accordance with Commission Recommendation 2003/361/CE, of 6 May 2003, concerning the definition of micro, small and medium-sized enterprises. Activity of individual entrepreneurs includes that of natural persons in the exercise of their business activities.

(d)	Households, including non-profit institutions serving households, but excluding business activity of individual entrepreneurs.

(e)	The loans will be classified in accordance with their purpose under the criteria of rule 69.ª2.e) of Circular 4/2017.

	31/12/2019
	Autonomous communities
TOTAL (*)	Andalucía	Canarias	Castilla-La Mancha	Castilla y León	Cataluña	Madrid	Comunidad Valenciana	La Rioja	Murcia	Baleares	Other
	(Thousands of euros)
Central banks and credit institutions	14,958,913	387,130	—	—	—	570	13,268,396	159,389	—	—	—	1,143,428
Government agencies	26,246,619	392,370	16,366	48,685	656,697	345,786	1,887,209	414,237	101,181	53,549	341,109	1,068,846
Central Administration	20,920,584	—	—	—	—	—	—	—	—	—	—	—
Other	5,326,035	392,370	16,366	48,685	656,697	345,786	1,887,209	414,237	101,181	53,549	341,109	1,068,846
Other government agencies and individual companies (financial business activities)	22,345,612	19,451	1,452	1,013	2,516	43,998	22,002,504	258,520	294	3,836	3,923	8,105
Non-financial companies and individual companies (non- financial business activities) (by the purposes)	42,789,057	3,313,824	1,372,354	1,022,363	1,239,161	5,248,226	16,656,714	4,762,849	346,035	1,674,918	1,388,799	5,763,814
Constructions and property developments (land included)	2,017,745	246,704	49,301	69,404	45,582	177,324	891,290	260,702	18,111	59,839	69,056	130,432
Civil engineering construction	1,553,027	242,387	11,653	32,699	5,416	252,058	709,676	53,295	1,519	9,045	11,154	224,125
Other	39,218,285	2,824,733	1,311,400	920,260	1,188,163	4,818,844	15,055,748	4,448,852	326,405	1,606,034	1,308,589	5,409,257
Large enterprises	21,032,847	873,560	474,427	233,601	318,939	2,569,517	10,675,261	1,326,314	89,309	516,486	445,287	3,510,146
SMEs and sole proprietors	18,185,438	1,951,173	836,973	686,659	869,224	2,249,327	4,380,487	3,122,538	237,096	1,089,548	863,302	1,899,111
Other households (by the purposes)	73,122,887	9,102,716	3,095,025	2,971,991	2,233,923	8,224,365	23,251,059	11,500,673	638,840	4,292,705	4,029,639	3,781,951
Housing	62,520,655	7,957,679	2,469,008	2,601,268	1,920,791	7,458,702	19,432,912	9,636,041	523,499	3,694,515	3,388,625	3,437,615
Consumer	5,529,381	508,339	461,931	263,775	204,696	289,976	1,818,852	1,107,023	58,334	303,773	291,037	221,645
Other	5,072,851	636,698	164,086	106,948	108,436	475,687	1,999,295	757,609	57,007	294,417	349,977	122,691
TOTAL	179,463,088	13,215,491	4,485,197	4,044,052	4,132,297	13,862,945	77,065,882	17,095,668	1,086,350	6,025,008	5,763,470	11,766,144

(*)	Included the items of the consolidated balance sheet: Deposits in credit institutions, Loans and advances to customers, Debt securities, Equity instruments, Derivatives held for trading, Hedging derivatives, Participation and contingent liabilities. The amounts included in the table are net of impairment losses.

	31/12/2018
	Autonomous communities
TOTAL (*)	Andalucía	Canarias	Castilla-La Mancha	Castilla y León	Cataluña	Madrid	Comunidad Valenciana	La Rioja	Murcia	Baleares	Other
	(Thousands of euros)
Central banks and credit institutions	6,247,450	353,370	252	171	155	21,794	4,848,027	143,369	26	255	26	880,005
Government agencies	28,520,466	278,926	34,055	56,963	582,708	408,566	1,875,269	598,830	121,410	71,009	319,017	1,029,780
Central Administration	23,143,933	—	—	—	—	—	—	—	—	—	—	—
Other	5,376,533	278,926	34,055	56,963	582,708	408,566	1,875,269	598,830	121,410	71,009	319,017	1,029,780
Other government agencies and individual companies (financial business activities)	23,316,453	19,332	1,470	1,177	2,963	42,888	22,909,207	269,660	354	3,389	3,659	62,354
Non-financial companies and individual companies (non-financial business activities) (by the purposes)	40,305,361	3,027,830	1,266,567	971,951	1,197,113	4,927,212	15,350,170	4,675,082	360,609	1,680,389	1,400,550	5,447,888
Constructions and property developments (land included)	1,812,591	203,840	51,086	41,430	49,208	186,866	731,972	260,547	14,025	69,931	70,273	133,413
Civil engineering construction	1,379,558	75,968	11,460	32,035	5,319	253,154	650,691	49,223	1,612	10,938	9,547	279,611
Other	37,113,212	2,748,022	1,204,021	898,486	1,142,586	4,487,192	13,967,507	4,365,312	344,972	1,599,520	1,320,730	5,034,864
Large enterprises	19,478,140	824,534	523,679	223,126	295,043	2,194,557	10,025,470	1,182,873	85,000	544,313	450,334	3,129,211
SMEs and sole proprietors	17,635,072	1,923,488	680,342	675,360	847,543	2,292,635	3,942,037	3,182,439	259,972	1,055,207	870,396	1,905,653
Other households (by the purposes)	75,644,473	9,597,162	3,136,708	3,087,016	2,322,783	8,578,886	23,705,124	11,857,231	659,977	4,539,063	4,191,203	3,969,320
Housing	65,847,503	8,509,121	2,577,578	2,757,069	2,041,440	7,846,113	20,231,537	10,183,210	557,033	3,966,936	3,552,957	3,624,509
Consumer	4,805,839	415,819	412,538	232,222	181,769	257,324	1,632,624	947,767	49,340	233,482	227,914	215,040
Other	4,991,131	672,222	146,592	97,725	99,574	475,449	1,840,963	726,254	53,604	338,645	410,332	129,771
TOTAL	174,034,203	13,276,620	4,439,052	4,117,278	4,105,722	13,979,346	68,687,797	17,544,172	1,142,376	6,294,105	5,914,455	11,389,347

(*)	Included the items of the consolidated balance sheet: Deposits in credit institutions, Loans and advances to customers, Debt securities, Equity instruments, Derivatives held for trading, Hedging derivatives, Participation and contingent liabilities. The amounts included in the table are net of impairment losses.

The following table shows the total amount of secured financing by the percentage of the carrying amount of the financing to the latest available appraisal or the valuation of the available guarantee or collateral at 2019 and 2018 (a)

	31 December 2019
				Secured loans. Carrying amount over last available appraisal value (Loan to value) (c)
ITEM	TOTAL	Of which: Mortgage loans (b)	Of which: Other secured loans (b)	Less than or equal to 40%	More than 40% and less than or equal to 60%	More than 60% and less than or equal to 80%	More than 80% and less than or equal to 100%	More than 100%
	(Thousands of euros)
Government agencies	4,842,252	177,568	112,568	57,164	113,005	46,753	63,003	10,211
Other government agencies and individual companies (financial business activities)	1,215,223	87,680	38,321	30,704	34,417	8,018	3,073	49,789
Non-financial companies and individual companies (non- financial business activities) (by the purposes)	36,134,230	7,312,792	4,904,309	4,288,702	2,518,169	1,296,296	355,888	3,758,046
Constructions and property developments (land included)	719,293	522,552	107,950	287,584	173,679	91,754	33,354	44,131
Civil engineering construction	620,296	69,025	510,999	217,955	180,085	102,719	18,120	61,145
Other	34,794,641	6,721,215	4,285,360	3,783,163	2,164,405	1,101,823	304,414	3,652,770
Large enterprises (d)	17,583,141	1,171,612	3,662,485	1,074,901	450,808	255,840	38,263	3,014,285
SMEs and sole proprietors (d)	17,211,500	5,549,603	622,875	2,708,262	1,713,597	845,983	266,151	638,485
Other households (e) (by the purposes) (f)	74,307,893	66,160,364	65,663	17,819,491	23,587,817	17,118,300	3,643,095	4,057,324
Housing	63,836,929	63,348,461	3,783	16,757,648	22,765,278	16,704,303	3,442,355	3,682,660
Consumer	5,547,783	116,114	8,910	47,536	29,958	14,072	5,321	28,137
Other	4,923,181	2,695,789	52,970	1,014,307	792,581	399,925	195,419	346,527
TOTAL	116,499,598	73,738,404	5,120,861	22,196,061	26,253,408	18,469,367	4,065,059	7,875,370
MEMORANDUM ITEM
Refinancing, refinanced and restructured operations	5,390,892	4,667,829	318,663	948,865	1,146,141	1,192,721	683,036	1,015,729

(a)	The definition of customer loans is that used to prepare the balance sheet. Includes all transactions of this nature, regardless of the heading under which they are present for balance sheet purposes, excluding in “Non-current assets and disposal groups classified as held for sale”. The amount shown for the various figures is the carrying amount of the exposures; i.e. after deducting impairment recognised on the exposures.

(b)	Includes the carrying amount of all transactions secured by properties or other collateral, regardless of their loan-to-value or legal form (e.g. mortgage, finance lease, reverse repurchase agreement.

(c)	The loan-to-value ratio is obtained by dividing the carrying amount of each exposure at the reporting date by the value of the underlying collateral as of the latest appraisal or valuation available.

(d)	Non-financial corporations classified as “Large enterprises” and “SMEs” in accordance with Commission Recommendation 2003/361/EC, of 6 May 2003, concerning the definition of micro, small and medium-sized enterprises. Activity of individual entrepreneurs includes that of natural persons in the exercise of their business activities.

(e)	Households, including non-profit institutions serving households, but excluding business activity of individual entrepreneurs.

(f)	The loans will be classified in accordance with their purpose under the criteria of rule 69.2.e).

	31 December 2018
				Secured loans. Carrying amount over last available appraisal value (Loan to value) (c)
ITEM	TOTAL	Of which: Mortgage loans (b)	Of which: Other secured loans (b)	Less than or equal to 40%	More than 40% and less than or equal to 60%	More than 60% and less than or equal to 80%	More than 80% and less than or equal to 100%	More than 100%
	(Thousands of euros)
Government agencies	5,107,841	213,992	243,759	114,234	173,892	78,892	82,987	7,746
Other government agencies and individual companies (financial business activities)	1,671,783	93,370	35,657	24,952	26,036	6,369	282	71,388
Non-financial companies and individual companies (non- financial business activities) (by the purposes)	33,796,128	8,172,976	5,286,954	4,610,998	2,645,889	1,485,132	596,029	4,121,882
Constructions and property developments (land included)	611,967	443,430	109,756	197,780	135,215	133,585	33,418	53,188
Civil engineering construction	700,510	48,362	605,421	254,549	180,987	116,603	19,366	82,278
Other	32,483,651	7,681,184	4,571,777	4,158,669	2,329,687	1,234,944	543,245	3,986,416
Large enterprises (d)	15,924,653	1,310,648	3,908,444	1,255,651	348,085	163,539	199,450	3,252,367
SMEs and sole proprietors (d)	16,558,998	6,370,536	663,333	2,903,018	1,981,602	1,071,405	343,795	734,049
Other households (e) (by the purposes) (f)	76,854,627	69,499,567	73,841	17,700,167	24,026,793	18,676,710	4,274,254	4,895,484
Housing	67,213,599	66,728,276	5,602	16,680,795	23,217,517	18,262,727	4,120,171	4,452,668
Consumer	4,821,710	131,491	9,648	48,879	34,094	16,640	8,624	32,902
Other	4,819,318	2,639,800	58,591	970,493	775,182	397,343	145,459	409,914
TOTAL	117,430,379	77,979,905	5,640,211	22,450,351	26,872,610	20,247,103	4,953,552	9,096,500
MEMORANDUM ITEM
Refinancing, refinanced and restructured operations	6,727,511	5,240,480	457,212	1,175,206	1,286,278	1,413,581	608,049	1,214,578

(a)	The definition of customer loans is that used to prepare the balance sheet. Includes all transactions of this nature, regardless of the heading under which they are present for balance sheet purposes, excluding in “Non-current assets and disposal groups classified as held for sale”. The amount shown for the various figures is the carrying amount of the exposures; i.e. after deducting impairment recognised on the exposures.

(b)	Includes the carrying amount of all transactions secured by properties or other collateral, regardless of their loan-to-value or legal form (e.g. mortgage, finance lease, reverse repurchase agreement.

(c)	The loan-to-value ratio is obtained by dividing the carrying amount of each exposure at the reporting date by the value of the underlying collateral as of the latest appraisal or valuation available.

(d)	Non-financial corporations classified as “Large enterprises” and “SMEs” in accordance with Commission Recommendation 2003/361/EC, of 6 May 2003, concerning the definition of micro, small and medium-sized enterprises. Activity of individual entrepreneurs includes that of natural persons in the exercise of their business activities.

(e)	Households, including non-profit institutions serving households, but excluding business activity of individual entrepreneurs.

(f)	The loans will be classified in accordance with their purpose under the criteria of rule 69.2.e).

Appendix XI – Detail of agents and disclosures required by Article 21 of Royal Decree 584/2015 of 13 February

Information at 31 December 2019

Bankia, S.A. agents authorised to enter into and/or negotiate transactions on behalf of the entity (under Bank of Spain Circular 4/2010, rule 1, section 1)
Name or corporate name of	Registered address
MAPFRE FAMILIAR, COMPAÑÍA DE SEGUROS Y REASEGUROS, S.A.	CTRA. POZUELO A MAJADAHONDA, 52 – 28220 (MAJADAHONDA - MADRID)
COOPERATIVA COMERCIAL AGRARIA DE TOTANA (COATO)	CTRA. DE MAZARRÓN, S/N 30850 (MURCIA)
OESIA SERVICIOS AGENCIA FINANCIERA, S.L.	AVDA. DEL ESTE, 60 POLÍGONO IND. CABEZO CORTADO 30100 ESPINARDO (MURCIA)

Bankia, S.A. agents authorised only to market products and services; not authorised to enter into and/or negotiate transactions on behalf of the entity (under Bank of Spain Circular 4/2010, rule 1, section 2)

Name or corporate name of	Registered address
MARTORELL Y CANTACORPS SL	AV. CATALUNYA, 64 - CERDANYOLA DEL VALLES (BARCELONA)
GRUPO VALIA	C/ VELAZQUEZ, 86 - MADRID
ESF CONSULTORES 2010 SL	C/ANTONIO BELON, 1 - MARBELLA (MALAGA)
ESPACIO ASESOR	C/CIUTAT DE QUERETARO, 4 - PALMA DE MALLORCA
SOMOS FINANCIEROS SL	AV. M 40, 17 - ALCORCON (MADRID)
ASESORAMIENTO FINANCIERO Y PATRIMONIAL S	C/ ORENSE, 32 - MADRID
INNOSUNS COACHING & CAPITAL S.L.	C/ FELIPE IV, 3 - MADRID
IDF ALL FINANCING SL	C/ JESUS APRENDIZ, 23 - MADRID
INVERSIONES CONFIDENCE CAPITAL, SL	C/ GENERAL ARRANDO, 12 - MADRID
INVERSIONES PEIX	C/ SANT ELIES, 9 DESPATX 95 - BARCELONA
CETAFARMA	AV. MARQUES DE SOTELO 5 P 20, 5 - VALENCIA
FERNANDO HERRERIAS MIER A	C/ LUIS MARTINEZ, 27 - SANTANDER
GASCON BERNABEU SL	C/ DESIDERIO RODRIGUEZ, 19 - TORREVIEJA (ALICANTE)
JCG ALLFINANZ MALLORCA SLU	C/ TAMONER, 1, 2º - PALMA DE MALLORCA
EL IDEALISTA CREDITO Y FINANCIACION SL	C/ CEDACEROS, 11 - MADRID
DANIEL DA CONCEI AO PIRES	C/ FONT I MONTEROS, 6 - PALMA DE MALLORCA
SPANISH BEST HOMES 2010 SL	AV. REYES CATOLICOS, 39 - MAZARRON (MURCIA)
RAVENA RHYS-JONES	URB. AZALEA BEACH, CONJ. EL RÍO, CASA 77 - MALAGA
ADAM DEAN HATTON	C/ OLIVA , 31 - ORIHUELA COSTA (ALICANTE)
GRUPO FINANCIERO 10, SL	C/ ECHEGARAY, 6 - MADRID
FLUENT FINANCE ABROAD S.L.	C/ MARQUES DEL DUERO, 76, 3ºC - SAN PEDRO DE ALCANTARA (MALAGA)
EASYADS SL	C/ MAESTRO TORRALBA, 4 - MURCIA
FIRST CAPITAL SOLUTIONS SL	AV. RICARDO SORIANO, 65 - MARBELLA (MALAGA)
NICOLA KATE BUCHANAN	C/ SANT FELIU, 4 1º - PALMA DE MALLORCA
BETTINA ELISABETH LORENZ	C/ ARPELLA, 32 - SANT JORDI DE SES SALINES (BALEARES)
SEIFERT INVEST SLU	C/ CAMAMIL.LA Nº 3 ESC. A 2º A - PALMA DE MALLORCA
THE RESORTS OF THE WORLD COMPANY SL	C/ ALARCE, 26 - TORRE PACHECO (MURCIA)
DAVID GRONDONA OAKES	AV. PUIG DE SARAGOSSA 1 B - SANTA PONÇA (ILLES BALEARS)
GOLF PROPERTY STORE S.L.	C/ RASPALLON, 3 - ROLDAN (MURCIA)
VILLA NORDIKA S.L.	C/ BENIDORM, 2 - ALICANTE
TIMOTHY FRENCH	C/ MAR ROJO, 13 - TORREVIEJA (ALICANTE)
GREENB3E	C/ MISSER MASCO, 42 - VALENCIA
MORTGAGE DIRECT	C/ CARRER DELS CAVALLERS, 37 - VALENCIA
JORDI OLIVA PRIM	C/ PEDRO I PONS, 12 - BARCELONA
TU SOLUCION HIPOTECARIA	C/ TORRES, 26 - BARCELONA
DR KLEIN FINANCE	GV. PUIG DES CASTELLET, 1 - SANTA PONÇA (BALEARES)

Bankia, S.A. agents authorised only to market products and services; not authorised to enter into and/or negotiate transactions on behalf of the entity (under Bank of Spain Circular 4/2010, rule 1, section 2)

Name or corporate name of	Registered address
RASTREATOR	C/ SANCHEZ PACHECO, 85 - MADRID
HELLOTECA COM	C/ SERRANO, 8 - MADRID
RAPIDO FINANCE & LEGAL	C/ JAEN, 4 - SAN PEDRO DE ALCANTARA (MALAGA)
AGENCIA MEDITERRANEA	C/ COLON, 18 - VALENCIA
HIPOO	C/ MARIA DE MOLINA, 1 - MADRID
SERVICIOS INMOBILIARIOS MENORCA FARO SL	AV. JOSEP ANSEL CLAVE, 38 - MAHON (BALEARES)
IAHORRO	C/ GENERAL RAMIREZ DE MADRID, 8 - MADRID
PERSONAL PROPERTY CONSULT, S.L	C/ GRAN PUIG DES CASTELLET, 1 - SANTA PONÇA (BALEARES)
POLLENSA INVEST SL	C/ CARRER ROSER VELL, 38 - POLLENÇA (BALEARES)
ING BANK	C/ SEVERO OCHOA, 2 - LAS ROZAS (MADRID)
THIMOTHY DYER	C/ RIO GUADALQUIVIR, 10 - SAN JAVIER (MURCIA)
LAW HAWKS	C/ JUAN RAMOS JIMENEZ, 10 - MARBELLA (MALAGA)
CREDIMARKET	PLAZA AUSIAS MARCH, 1 - SAN CUGAT DEL VALLES (BARCELONA)
VALLENOVA CAPITAL SL	C/ PASION, 13 - VALLADOLID
LA ZENIA LEGAL ADVICE S.L.	C/ MALAQUITA LA ZENIA - ORIHUELA (ALICANTE)
ALTRIA	C/ TRAVESSERA DE GRACIA, 15 - BARCELONA
AYUDA T	AV. ISAAC NEWTON POL SALINAS, 287 - PUERTO DE SANTA MARIA (CADIZ)
VALFARMA	C/ 25 DE ABRIL, 23 - RAFELBUNYOL (VALENCIA)
LIONSGATE CAPITAL	PASEO DEL BORNE, 17 - PALMA DE MALLORCA (ILLES BALEARS)
ROCIO LUNA DE TOLEDO	C/ ANACARDO, 45 - TORREPACHECO (MURCIA)
DR. STIFF BERATUNGS GMBH	C/ CATALUNYA, 5 - PALMA DE MALLORCA (ILLES BALEARS)
IBERCREDIT	C/ DOCTOR ESQUERDO, 184 - MADRID
HIPOTECA PRIMERO, S.L.	C/ AGUARON, 27 - MADRID
FINTECA TECH SL	C/ PAU VILA, 1 - BARCELONA
AFINANCE FINANCIAL CONSULTING, S.L	PASEO DE GRACIA, 85 - BARCELONA
T.S. GESTIO, S.L.	C/ BRUTAU, 55 - SABADELL (BARCELONA)

Appendix XII – Annual banking report

On 27 June 2014, Law 10/2014 of 26 June 2014 on regulation, supervision and solvency of credit institutions was published in the Spanish Official State Gazette (Boletín Oficial del Estado), thereby transposing into Spanish law article 89 of Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC (CRD-IV) and repealing Directives 2006/48/EC and 2006/49/EC.

In compliance with article 87 and the Twelfth Transitional Provision of Law 10/2014, credit institutions will be obliged to disclose for the first time, specifying the countries where they have an establishment, the following information on a consolidated basis for the last financial year closed:

a)	Name, nature of activities and geographical location.

b)	Turnover and number of full-time employees.

c)	Gross profit before tax and income tax.

d)	Government grants and assistance received.

Pursuant to the above, the aforesaid required information is set out below:

a)       Name, nature of activities and geographical location

Bankia, S.A. is a private-law entity subject to the legislation and regulations for banks operating in Spain. Its registered office is at calle Pintor Sorolla, 8, Valencia. The company bylaws may be consulted, together with other relevant legal information, at its registered office and on its website (www.bankia.es).

Bankia’s bylaws stipulate the activities it may engage in, which are those commonly carried on by credit institutions and, in particular, satisfy the requirements of Law 26/1988, of 29 July, on the regulation, supervision and solvency of credit institutions.

The company is registered in the Commercial Register of Valencia in volume 9,341, book 6,623, sheet 104, page V-17274, 183rd entry and in the Registry of Banks and Bankers of the Bank of Spain under number 2038.

It holds taxpayer identification number A-14010342.

In addition to the operations it carries out directly, Bankia is a subsidiary of the Grupo BFA Tenedora de Acciones and, in turn, the parent of a business group. At 31 December 2018, the scope of consolidation of the Bankia Group encompassed 63 companies, including subsidiaries, associates and joint ventures. These companies engage in a range of activities, including, among others, insurance, asset management, financing, services and property management.

The consolidated Group fundamentally carries on its activity in Spain. Appendices II, III and IV detail the companies operating in each jurisdiction, along with their name, geographic location and the nature of their business.

b)       Turnover and number of full-time employees

This includes information on turnover and the number of full-time employees at the end of 2019 and 2018, on a consolidated basis. The turnover has been taken to be the gross income as reported in consolidated income statement of the Group for the years ended 31 December 2019 and 2018:

	Turnover		Number of employees (full-time)
	31/12/2019	31/12/2018	31/12/2019	31/12/2018
	(Thousands of euros)
Spain	3,244,405	3,367,595	16,029	15,909
Rest of countries	625	167	6	15
TOTAL	3,245,030	3,367,762	16,035	15,924

c)       Gross profit before tax and income tax

This item discloses information on profit before tax and income tax as they appear in the Group’s consolidated income statement for the years ended 31 December 2019 and 2018:

	Profit before tax		Income tax
	31/12/2019	31/12/2018	31/12/2019	31/12/2018
	(Thousands of euros)
Spain	753,744	920,111	(213,112)	(222,662)
Rest of countries	1,946	2	(289)	—
TOTAL	755,690	920,113	(213,401)	(222,662)

d)       Government grants or assistance received

See Note 1.2 on the BFA-Bankia Group Restructuring Plan.

The Management Report at the year-end 2019 shows the shows relevant indicators and ratios of the Group. The return on assets ratio of year 2019, calculated as net profit on the total balance sheet, was 0.26% (0.34% in year 2018)

Appendix XIII – Other information

Customer care service

Among other aspects, the Regulations stipulate that the Bankia, S.A. Customer Care Service must handle and resolve any complaints or claims submitted by those in receipt of financial services from all BFA Group finance companies – one of which is the Bank – covered by the scope of the service (Bankia, S.A. and Group entities subject to Order ECO/734/2004 of 11 March governing Customer Care Departments and Services and Customer Ombudsmen of Financial Institutions).

Pursuant to Order ECO/734/2004 of 11 March governing Customer Care Departments and Services and Customer Ombudsmen of Financial Institutions, the following BFA Group entities are subject to the obligations and duties required by the Order in this connection, with claim procedures and solutions centralised through the Bankia, S.A. Customer Care Service:

Company
Bankia, S.A.
Bankia Fondos, S.G.I.I.C., S.A.
Bankia Pensiones, S.A., E.G.F.P.
Segurbankia, S.A., Correduría de Seguros del Grupo Bankia

The Bankia Group fulfils these obligations and duties in accordance with Law 44/2002, of 22 November, on Financial System Reform Measures, and with Ministry of Economy Order ECO/734/2004, of 11 March, on Customer Care Departments and Services and Customer Ombudsmen of Financial Institutions.

The main data on customer claims in 2019 and 2018 for Group entities subject to these duties and obligations are as follows:

	31/12/2019
Company	No. of claims received	No. of claims admitted for processing	No. of claims dismissed (1)	No. of claims resolved against the customer	No. of claims resolved in favour of the customer	No. of claims resolved informing the customer
Bankia, S.A.	43,037	41,139	1,898	14,811	16,740	9,651
Bankia Fondos, S.G.I.I.C., S.A.	54	51	3	30	5	15
Bankia Pensiones, S.A., E.G.F.P.	115	114	1	71	11	42
Segurbankia, S.A.	—	—	—	—	—	—

(1)	Claims dismissed in 2019

	31/12/2018
Company	No. of claims received	No. of claims admitted for processing	No. of claims dismissed (1)	No. of claims resolved against the customer	No. of claims resolved in favour of the customer	No. of claims resolved informing the customer
Bankia, S.A.	54,159	51,622	2,537	23,722	15,196	13,254
Bankia Fondos, S.G.I.I.C., S.A.	71	68	3	21	3	25
Bankia Pensiones, S.A., E.G.F.P.	136	133	3	73	4	37
Segurbankia, S.A.	—	—	—	—	—	—

(1)	Claims dismissed in 2018

The breakdown by type of all claims resolved and dismissed in 2019 and 2018 is as follows:

	Number of claims
	31/12/2019 (1)	31/12/2018(1)
Asset transactions	10,400	19,987
Liabilities transactions	15,639	16,953
Other banking products	107	203
Collection and payment services	8,671	7,409
Investment services	577	643
Insurance and pension funds	862	1,074
Miscellaneous	5,120	6,066
Total	41,376	52,335

(1)	Not included claims dismissed.

At last, the claims pending resolution by Group entities subject to these obligations at 31 December 2019 and 2018 are as follows:

	Number of claims pending resolution
Company	31/12/2019	31/12/2018
Bankia, S.A.	1,402	1,451
Bankia Fondos, S.G.I.I.C., S.A.	7	22
Bankia Pensiones, S.A., E.G.F.P.	12	27

Average period of payment to suppliers. Third additional provision. “Disclosure requirement” in Law 15/2010 of 5 July

In compliance with the provisions of Law 15/2010, of 5 July, amending Law 3/2004, of 29 December, establishing measures to combat late payment on commercial transactions, implemented by Spanish Accounting and Audit Institute (ICAC) Resolution of 29 January 2016, on the information to be included in the notes to financial statements with regard to deferred payments to suppliers in commercial transactions, it is disclosed that:

•	Due to the nature the business activities in which the Group mainly engages (financial activities), the information provided in this Note concerning deferred payments exclusively concerns payments to suppliers for the provision of various services and supplies to the Group’s entities resident in Spain and to payments to suppliers made by Spanish Group entities that carry out non-financial activities, other than payments to depositors and holding companies of securities issued by Group entities, which were made, in all cases, in strict compliance with the contractual and legal periods established in each case, irrespective of whether or not they were payable in cash or by instalment. Nor is any information provided concerning payments to suppliers excluded from the scope of this mandatory disclosure pursuant to the provisions of the aforementioned ICAC Resolution, such as suppliers of fixed assets that are not considered to be trade creditors.

•	In connection with the information required by Law 15/2010 of 5 July in relation to Group’s commercial and service providers, and in due consideration the Article 6 of ICAC Resolution of 29 January 2016, there follows the information of 2019 and 2018 required by this regulation, to the scope defined in the preceding paragraph:

	(days)
ITEM	2019	2018
Average payment period (days)	9.35	8.9
Average late-payment (days)	14.77	16.53
Average period of payment to suppliers	9.44	8.88

ITEM	2019	2018
	(Thousands of euros)
Total payments	828,797	1,198,338
Total outstanding payments	14,116	13,967

Payments for payables and receivables among Spanish entities of the Bankia Group have been excluded from the above data.

Merger balance sheet between Bankia S.A. and Bankia Inversiones Financieras, S.A.U, at 31 December 2018

Balance sheet of Bankia S.A. at 31 December 2018

ASSETS	31/12/2018
Cash, cash balances at Central banks and other demand deposits	4,354,390
Financial assets held for trading	6,320,607
Derivatives	6,035,137
Equity instruments	3,901
Debt securities	281,569
Loans and advances	—
Central banks	—
Credit institutions	—
Customers	—
Memorandum item: loaned or advanced as collateral with right to sell or pledged	224,986
Non-trading financial assets mandatorily at fair value through profit or loss	9,348
Equity instruments	—
Debt securities	187
Loans and advances	9,161
Central banks	—
Credit institutions	—
Customers	9,161
Memorandum item: loaned or advanced as collateral with right to sell or pledge	—
Financial assets designated at fair value through profit or loss	—
Debt securities	—
Loans and advances	—
Central banks	—
Credit institutions	—
Customers	—
Memorandum item: loaned or advanced as collateral with right to sell or pledge	—
Financial assets at fair value through other comprehensive income	15,622,815
Equity instruments	66,484
Debt securities	15,556,331
Loans and advances	—
Central banks	—
Credit institutions	—
Customers	—
Memorandum item: loaned or advanced as collateral with right to sell or pledge	6,794,067
Financial assets at amortised cost	156,747,204
Debt securities	33,860,266
Loans and advances	122,886,938
Central banks
Credit institutions	4,432,818
Customers	118,454,120
Memorandum item: loaned or advanced as collateral with right to sell or pledge	22,257,594
Derivatives – Hedge accounting	2,619,883
Fair value changes of the hedged items in portfolio hedge of interest rate risk	—
Investments in subsidiaries, joint ventures and associates	2,713,637
Subsidiaries	2,549,079
Joint ventures	3,818
Associates	160,740
Tangible assets	2,171,142
Property, plant and equipment	1,657,402
For own use	1,657,402
Leased out under an operating lease	—
Assigned to welfare projects (savings banks and credit cooperatives)	—
Investment property	513,740
Of which: leased out under operating leases	513,740
Memorandum item: acquired in leasing	—
Intangible assets	205,523
Goodwill	—
Other intangible assets	205,523
Tax assets	10,449,957
Current tax assets	460,768
Deferred tax assets	9,989,189
Other assets	1,672,042
Insurance contracts linked to pensions	1,034,030
Inventories	—
Other	638,012
Non-current assets and disposal groups classified as held for sale	3,459,184
TOTAL ASSETS	206,345,732

LIABILITIES AND EQUITY	31/12/2018
Financial liabilities held for trading	6,078,800
Derivatives	5,956,719
Short positions	122,081
Deposits	—
Other financial liabilities	—
Financial liabilities designated at fair value through profit or loss	—
Deposits	—
Central banks	—
Credit institutions	—
Customers	—
Debt securities issued	—
Other financial liabilities	—
Memorandum item: subordinated liabilities	—
Financial liabilities at amortised cost	184,060,914
Deposits	165,712,473
Central banks	13,856,000
Credit institutions	21,771,822
Customers	130,084,651
Debt securities issued	16,749,890
Other financial liabilities	1,598,551
Memorandum item: subordinated liabilities	2,989,889
Derivatives – Hedge accounting	182,331
Fair value changes of the hedged items in portfolio hedge of interest rate risk	—
Provisions	1,846,702
Pensions and other post-employment defined benefit obligations	1,080,822
Other long term employee benefits	—
Pending legal issues and tax litigation	183,294
Commitments and guarantees given	373,119
Other provisions	209,467
Tax liabilities	536,194
Current tax liabilities	—
Deferred tax liabilities	536,194
Share capital repayable on demand	—
Other liabilities	1,106,381
Of which: welfare fund (only savings banksand credit cooperatives)	—
Liabilities included in disposal groups classified as held for sale	—
TOTAL LIABILITIES	193,811,322
Own funds	12,421,199
Capital	3,084,963
Paid up capital	3,084,963
Unpaid capital which has been called up	—
Memorandum item: Uncalled capital	—
Share premium	619,154
Equity instruments issued other than capital	—
Equity component of compound financial instruments	—
Other equity instruments issued	—
Other equity	—
Retained earnings	—
Revaluation reserves	—
Other reserves	7,980,060
(-) Treasury shares	(96,646)
Profit or loss	833,668
(-) Interim dividends	—
Accumulated other comprehensive income	113,211
Items that will not be reclassified to profit or loss	51,684
Actuarial gains or (-) losses on defined benefit pension plans	29,939
Non-current assets and disposal groups classified as held for sale	—
Fair value changes of equity instruments measured at fair value through other comprehensive income	21,745
Hedge ineffectiveness of fair value hedges for equity instruments measured at fair value through other comprehensive income	—
Fair value changes of equity instruments measured at fair value through other comprehensive income [hedged item]	—
Fair value changes of equity instruments measured at fair value through other comprehensive income [hedging instrument]	—
Fair value changes of financial liabilities at fair value through profit or loss attributable to changes in their credit risk	—
Items that may be reclassified to profit or loss	61,527
Hedge of net investments in foreign operations [effective portion]	—
Foreign currency translation	(292)
Hedging derivatives. Cash flow hedges [effective portion]	(2,299)
Fair value changes of debt instruments measured at fair value through other comprenhensive income	62,554
Hedging instruments [not designated elements]	—
Non-current assets and disposal groups classified as held for sale	1,564
TOTAL EQUITY	12,534,410
TOTAL EQUITY AND TOTAL LIABILITIES	206,345,732
MEMORANDUM ITEM: OFF-BALANCE SHEET ITEMS	34,048,575
Loan commitments given	21,070,128
Financial guarantees given	427,621
Contingent commitments given	12,550,826

Balance sheet Bankia Inversiones Financieras S.A.U. at 31 December 2018

ASSETS	31/12/2018	LIABILITIES AND EQUITY	31/12/2018
A) NON CURRENT ASSETS	117,422	A) EQUITY	1,281,004
IV. Long term financial investments with group companies and associates	117,422	A-1) Capital and reserves	1,281,004
1. Equity instruments	117,422	I. Capital	998,241
		1. Rgistered capital	998,241
		II. Share premium	—
		III. Reserves	204,849
		1. Legal and statutory reserve	199,648
		2. Other reserves	5,201
		V. Prior years profit and loss	(2,786)
		2. (Prior years losses)	(2,786)
		VII. Profit (loss) for the year	80,700
B) CURRENT ASSETS	1,163,591
		B) NON CURRENT LIABILITIES	—
III. Trade and other receivables	9,378
6. Other receivables Public Administrations	9,378	C) CURRENT LIABILITIES	9
IV. Short term financial investments with group companies and associates	—	III. Current payables	—
3. Debt securities	—	5. Other financial liabilities	—
V. Short term financial investments	1	IV. Short term payables with group companies and associates	—
VII. Cash and cash equivalents	1,154,212	V. Trade and other payables	9
1. Cash	1,154,212	3. Suppliers	9
TOTAL ASSETS (A+B)	1,281,013	TOTAL LIABILITIES AND EQUITY (A+B+C)	1,281,013

This document is a translation of an original text in Spanish. In case of any discrepancy between the English and the Spanish version, the Spanish version will prevail.

BANKIA, S.A. AND SUBSIDIARIES
COMPOSING THE BANKIA GROUP

MANAGEMENT REPORT

DECEMBER 2019

table of contents

Page

1.- KEY HIGHLIGHTS IN 2019	1
2.- ORGANISATIONAL STRUCTURE AND BUSINESS MODEL	3
2.1.- Overview of Bankia Group and its organisational structure	3
2.2.- Corporate governance	4
2.3.- Business model	7
3.- ACTIVITY AND RESULTS	11
3.1.- Economic and financial backdrop	11
3.2- Corporate transactions carried out in 2019	13
3.3.- Key figures data	15
3.4.- Balance sheet highlights and performance	16
3.5.- Income statement performance	22
4.- ALTERNATIVE PERFORMANCE MEASURES	28
5.- FUNDING STRUCTURE AND LIQUIDITY	35
6.- CAPITAL MANAGEMENT, SOLVENCY AND LEVERAGE RATIO	38
7.- RISK MANAGEMENT	42
8.- FORECLOSED REAL ESTATE ASSETS	54
9.- INFORMATION ON CREDIT RATINGS	55
10.- SHARE PRICE PERFORMANCE AND SHAREHOLDER STRUCTURE	56
11.- INFORMATION ON OWN SHARES	57
12.- DIVIDEND POLICY	59
13.- RESEARCH, DEVELOPMENT AND TECHNOLOGY	60
14.- FORECASTS AND BUSINESS OUTLOOK	62
15.- SUBSEQUENT EVENTS AFTER 2019	63
16.- CORPORATE ANNUAL REPORT	63
17.- NON-FINANCIAL INFORMATION STATEMENT	64

This report was prepared in accordance with the criteria set out in Circular 3/2018 of 28 June, of the National Securities Market Commission (CNMV), on period reporting by issuers of securities admitted to trading on regulated markets related to half-year financial reports, interim management statements and, where applicable, quarterly financial reports.

1.- KEY HIGHLIGHTS IN 2019

1.1.- Earnings performance

Net attributable profit in 2019 amounted to EUR 541 million, down 23% from the same period last year, impacted by lower trading income and provisions set aside during the year due to the level of non-performing assets. However, the positive impact of cost savings obtained following the integration of BMN led to a 4.8% fall in administrative expenses compared to 2018, boosting the Group’s core profit (net interest income and fee and commission income less administrative expenses and depreciation) to EUR 1,287 million in 2019 (+3.5% year-over-year).

1.2.- Sound commercial activity, which translates into a stable performing loan portfolio and customer funds.

The Bankia Group maintained a healthy pace of new lending in 2019, mainly in consumer finance. Growth in new loans offset natural maturities of the mortgage portfolio, having a positive impact on the stock of performing loans, which saw the pace of decline ease compared to previous reporting period (-0.02%).

Another positive driver was the increase in customer funds, mainly off-balance sheet customer funds managed, which rose by 12.5% from the end of 2018, underpinned by the good performance of assets managed and marketed in investment funds (+15.1%) and pension funds (+6.3%).

1.3.- Ongoing improvement in asset quality on the back of further declines in the balance of doubtful exposures and foreclosed assets

The Group’s doubtful exposures fell further in 2019, by 23.2% (EUR 1,950 million) from 31 December 2018. This improvement was the result of stronger efforts in monitoring and recovery management, and the continued sale of doubtful assets portfolios in 2019, foreclosure and asset write-offs. As a result, the NPL ratio improved further, to 5% at 31 December 2019, 1.5 percentage points lower than at 31 December 2018. The Group’s strategy for reducing non-performing assets has also resulted in a decrease of foreclosed assets, the net value of which fell by 33.9% during 2019.

As a result, by the end of 2019 the Bankia Group had reached 94% of the 2018-2020 Strategic Plan’s target reduction in non-performing assets.

1.4. – Capital Strength

Bankia’s CET 1 Phase-in ratio at 31 December 2019, stood at 14.32%, up +52 bps compared to 31 December 2018. Once again in 2019, the Bankia Group showed an organic CET 1 generation model (+86 bps), allowing it to offset negative one-off impacts arising in regulations and supervision of credit institutions, while continuing to meet the CET 1 target set in the Corporate Risk Appetite and Tolerance Framework. This level of higher-quality capital shows a capital surplus of 507 bps (EUR 3,939 million) above the minimum capital requirement for CET 1 SREP communicated by the ECB to the Bankia Group for 2019 (9.25%).

1

The Bankia Group’s solvency strength is underpinned by the Group’s organic capital generation model, in which the capitalization of profits and selective growth in the business segments that are considered strategic by Bankia for their higher credit quality are the main cornerstones of its sound solvency position. At the same time, Bankia continues with a gradual process of optimising its risk-weighted assets, which have a positive impact on solvency. This underscores the Bankia Group’s ability to continue generating capital while still paying dividends to shareholders.

Additionally, during 2019 the Group also issued senior and subordinated notes for an aggregate amount of EUR 3,500 million, enabling it to roll over maturities and increase its buffer of liabilities with loss-absorbing capacity ahead of the MREL regulatory requirement. These issues fall under the Group’s funding plan, which sets the issuance of around EUR 5,000 million from 2018 to 2021 to meet the 23.66% MREL target by 1 July 2021.

1.5.- Upgrades to credit ratings

During 2019 the main rating agencies continued to upgrade the Bankia Group’s credit ratings, as a result of the Group’s good business performance, its capacity to generate capital and the reduction of non-performing assets.

On 30 January 2019 Fitch upgraded Bankia’s long-term rating from BBB- to BBB, reflecting its strengthened national franchise following the merger with BMN, the reduction of its exposure to non- performing assets, a sound post-merger capital levels, adequate funding and liquidity and management’s proven record in integrations. On the same date, the agency raised its rating of Bankia’s subordinated debt, from “BB+” to “BBB-”, and ratified its short-term F3 rating.

These rating changes leave Bankia firmly in the “investment grade” category after BMN’s integration, the early realisation of cost synergies, and the reduction of non-performing assets.

1.6.- Shareholder remuneration

Pursuant to the resolutions adopted on 22 March 2019 by the General Meeting of Shareholders, on 11 April 2019 Bankia distributed a EUR 354 million dividend (EUR 0.11576 per share) out of 2018 profit. This amount showed a 4.7% increase in comparison with the dividend paid the previous year (EUR 338 million).

At its meeting held on 21 February 2020, Bankia’s Board of Directors agreed to submit a proposal to the General Meeting of Shareholders for the gross payment of 0.11576 euros cash dividend per share out of 2019 profit.

Underpinned by its organic capital generation ability and an increasingly strong balance sheet, the Bankia Group’s goal is to maintain and improve shareholder remuneration in coming years as another step towards repaying the state aids received.

1.7.- Support of sustainable financing

As part of its pledge to sustainability and curbing climate change, Bankia along with another 130 banks around the world signed the United Nations Principles for Responsible Banking on 22 September 2019. By agreeing to adhere to these principles, the signatories undertake to align their businesses with the commitments made in the Paris Agreement on Climate Change and the Sustainable Development Goals (SDGs), highlighting the need for responsible commercial models geared towards promoting sustainable development and contributing to improving the environment and tackling climate change.

2

Bankia, which has been working towards honoring these pledges through its Sustainability team (under the auspices of the Responsible Management Department), has redoubled its commitment to the environment and sustainable finance by creating the Sustainable Finance and Business Department. The goals of the newly established business unit include encouraging funds to be released as per environmental, social and governance (ESG) criteria, and championing the funding of investments under these same criteria, developing new proposals for products and services that are attractive to its customers.

The principles underlying Bankia support of sustainable financing and the main actions carried out in 2019 to strengthen this commitment are described in more detail in the Non-financial Information Statement, which is part of this management report and is attached as a separate document.

2.- ORGANISATIONAL STRUCTURE AND BUSINESS MODEL

2.1.- Overview of Bankia Group and its organisational structure

Bankia is a financial group with a presence throughout all the national territory, with an activity that is mainly focused on traditional retail banking, corporate banking, asset management and private banking businesses. Bankia does business mainly in Spain. The Group had total assets at 31 December 2019 of EUR 208,468 million. The Group’s branch network at the end of the year comprised 2,275 offices at the year-end. Section 2.3 below provides a breakdown of the branch office network by region.

BFA, Tenedora de Acciones, S.A.U. (“BFA”), is Bankia’s biggest shareholder, with a 61.80% stake at 31 December 2019 (62.25% considering the effect of own shares). Organisationally, Bankia is the Group’s parent company. At 31 December 2019, the scope of consolidation comprised 48 companies between subsidiaries, joint ventures and associates, engaging in a range of activities, including the provision of finance, insurance, asset management, services, and real estate development and management.

The ownership interests in the companies that make up the scope of consolidation of the Bankia group are kept directly in Bankia’s own portfolio or, indirectly, through different holdings, highlighting the following as the most relevant:

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2.2.- Corporate governance

Bankia’s governing bodies are the General Meeting of Shareholders and the Board of Directors.

•	The General Meeting of Shareholders is the highest decision-making authority within the scope attributed to it by law or by the bylaws; e.g. the appointment and removal of directors, the approval of the annual financial statements, the distribution of dividends, the acquisition or disposal of assets under the terms established by the law or the approval of the director remuneration policy, among others.

•	The Board of Directors is responsible for representation of the Company and has the broadest authority to administer the Company except for matters reserved for the General Meeting of Shareholders. Its responsibilities include, inter alia, approving the strategic or business plan, management objectives and annual budgets, and determining the Company’s general policies and strategies, the corporate governance policy for the Company and the Group, the responsible management policy, and supervising the functioning of any committees it may have set up and the actions of the delegate bodies.

There are five Board Committees, whose members are appointed in accordance with their suitability based on their knowledge, aptitudes, experience and the duties of each committee.

Board of directors

The Board of Directors held 15 meetings in 2019

(8 independent directors, 1 other external director and 3 executive directors)

•	Mr. José Ignacio Goirigolzarri Tellaeche. Executive Chairman

•	Mr. José Sevilla Álvarez. Chief Executive Officer

•	Mr. Antonio Ortega Parra. Executive Director

•	Mr. Joaquín Ayuso García. Independent Director

•	Mr. Francisco Javier Campo García. Independent Director

•	Mrs. Eva Castillo Sanz. Lead Independent Director

•	Mr. Jorge Cosmen Menéndez-Castañedo. Independent Director

•	Mr. Carlos Egea Krauel. Other External Director

•	Mr. José Luis Feito Higueruela. Independent Director

•	Mr. Fernando Fernández Méndez de Andés. Independent Director

•	Mrs. Laura González Molero. Independent Director

•	Mr. Antonio Greño Hidalgo. Independent Director

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Audit and Compliance Committee

The Audit and Compliance Committee, among other functions, monitors the effectiveness of internal control, the internal audit, compliance and the risk management systems, and the preparation of regulated financial information. It makes proposals to the Board of Directors for the selection, appointment, re-election and replacement of the statutory auditors. It also conducts the necessary relations with the external auditor and examines and supervises compliance with Bankia’s governance and compliance rules, among other responsibilities.

Five executive directors, four independent directors, and one other external:

•	Mr. Antonio Greño Hidalgo (Chairman)

•	Mr. Francisco Javier Campo García (Committee member)

•	Mr. Carlos Egea Krauel (Committee member)

•	Mr. José Luis Feito Higueruela (Committee member)

•	Mr. Fernando Fernández Méndez de Andés (Committee member)

The Audit and Compliance Committee held 18 meetings during 2019.

Appointments and Responsible Management Committee

This committee has general authority to propose and report on the appointment and removal of directors and senior managers, determines the competencies, abilities, experience, diversity and knowledge required on the Board of Directors, and defines the functions to be performed and the aptitudes required of candidates to fill vacancies. It also assesses the time and commitment required for directors to be able to perform their duties effectively, examines and organises the succession plan in the Board of Directors and reviews the corporate social responsibility policy. In addition, it monitors the strategy and practices for implementing that policy and assesses all aspects of the bank’s social, environmental, political and reputational risks.

Four independent directors:

•	Mrs. Eva Castillo Sanz (Chairwoman)

•	Mr. Joaquín Ayuso García (Committee member)

•	Mr. Francisco Javier Campo García (Committee member)

•	Mrs. Laura González Molero (Committee member)

The Appointments and Responsible Management Committee held 13 meetings during 2019.

Appointments and Responsible Management Committee

This committee has general authority to propose and report on the appointment and removal of directors and senior managers, determines the competencies, abilities, experience, diversity and knowledge required on the Board of Directors, and defines the functions to be performed and the aptitudes required of candidates to fill vacancies. It also assesses the time and commitment required for directors to be able to perform their duties effectively, examines and organises the succession plan in the Board of Directors and reviews the corporate social responsibility policy. In addition, it monitors the strategy and practices for implementing that policy and assesses all aspects of the bank’s social, environmental, political and reputational risks.

Four independent directors:

•	Mrs. Eva Castillo Sanz (Chairwoman)

•	Mr. Joaquín Ayuso García (Committee member)

•	Mr. Francisco Javier Campo García (Committee member)

•	Mrs. Laura González Molero (Committee member)

The Appointments Committee and Responsible Management Committee held 13 meetings during 2019.

Remuneration Committee

The Remuneration Committee has general authority to propose and report on remuneration and other contractual terms and conditions of directors and senior managers, and must periodically review the remuneration programs, considering their appropriateness and utility, and ensuring transparency of remuneration and compliance with the remuneration policy set by the Company, among other responsibilities.

Four independent directors:

•	Mrs. Francisco Javier Campo García (Chairman)

•	Mr. Joaquín Ayuso García (Committee member)

•	Mr. Jorge Cosmen Menéndez-Castañedo (Committee member)

•	Mrs. Laura González Melero (Committee member)

The Remuneration Committee held 9 meetings during 2019.

Risk Advisory Committee

The Risk Advisory Committee advises on the overall propensity of risk and the risk strategy, overseeing the pricing policy, presenting risk policies and proposing to the Board the company’s and Group’s risk control and management policy through the Internal Capital Adequacy Assessment Process (ICAAP). Supervises the internal control and risk management function and proposes the system of credit risk delegation to the Board of Directors, among other responsibilities.

Four independent directors:

•	Mr. Joaquín Ayuso García (Chairman)

•	Mrs. Eva Castillo Sanz (Committee member)

•	Mr. Fernando Fernández Méndez de Andés (Committee member)

•	Mr. Antonio Greño Hidalgo (Committee member)

The Risk Advisory Committee held 29 meetings during 2019.

Board Risk Committee

It is an executive body with responsibility for approving risk-related decisions within the scope of authority delegated by the Board of Directors, and guides and administers the exercise of delegated authority by lower-ranking bodies. It approves important transactions and defines overall risk limits. It is also reports to the Board of Directors on any risks that may affect the Bank’s solvency, recurring results, operations or reputation, among other responsibilities.

An Executive director and two independent directors:

•	Mr. José Sevilla Álvarez (Chairman)

•	Mrs. Eva Castillo Sanz (Committee member)

•	Mr. Fernando Fernández Méndez de Andés (Committee member)

The Board Risk Committee held 31 meetings during 2019.

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The Board’s policy is to delegate ordinary Company management to the management bodies and management team and to concentrate its work on the general supervisory function and consideration of those matters that are particularly important to the Company.

In relation to the above, the Board of Directors defined a Corporate Governance System that ensures healthy, prudent management of the Company and that provides for an appropriate distribution of functions within the organization and the prevention of conflicts of interest. The Board oversees the application of this system and regularly monitors and assesses its effectiveness, taking whatever measures are necessary to resolve possible deficiencies.

One of Bankia’s main priorities is to align its corporate governance with Spanish and international best practices. In particular, in compliance with requirements in domestic and European banking regulations and the recommendations and principles of good governance contained in the Code of Best Practices of supervisors and regulators, Bankia has the corporate governance system as a general framework for internal organization affecting the Bank and all the companies that make up the Bankia Group.

The corporate governance system covers and guarantees the proper functioning of internal governance, thereby assuring healthy, prudent management of the Entity and its Group, the core objective being to satisfy the corporate interest, understood as the common interest of all shareholders of an independent, public limited company focused on the profitable and sustainable pursuit of its objects and the creation of long-term value. The main priorities are:

•	To ensure a correct distribution of functions within the organisation

•	To prevent and resolve conflicts of interest

•	To establish a transparent framework for relations between Bankia and its shareholders

The system embodies the Group’s corporate values with respect to business ethics and corporate social responsibility and is backed by the principles of good governance developed by the Company based on the recommendations of the Good Governance Code of the listed companies.

A key part of the corporate governance system is the set of rules and regulations, which provides a Group- wide internal control framework. They comprise a set of internal rules that regulate the Company’s corporate governance and the operational functioning, basically made up of Corporate Texts (Corporate Bylaws, General Meeting Regulations, Board of Directors Regulations, the Regulations of the Audit and Compliance Committee, the Regulations of the Appointments and Responsible Management Committee and the Regulations of the Remuneration Committee), Internal Procedures and Rules of Conduct (including the Code of Ethics and Conduct, and the Internal Rules of Conduct for Securities Markets activities) and Corporate Policies, (including the Bankia Group Corporate Governance and Organisational Structure Policy, the Policy on Information, Communication and Contacts with shareholders, institutional investors and proxy advisors, the Policy on the selection, diversity, suitability, integration and training of directors and managing directors or similar and other key post holders, the Remuneration Policy for directors, managing directors and persons performing senior management functions, the Risk Control and Risk Management Policies, the Investment and Financing Policy, the Responsible Management Policy, the Investment and Financing Policy, the Responsible Management Policy, the Dividend Policy, the own shares Policy, the Conflicts of Interest Policy).

Turning to director appointments, on 25 February 2019, the Board of Directors agreed to appoint Mrs. Eva Castillo Sanz as Lead Independent Director in place of Mr. Joaquín Ayuso García after his term of office expired.

Also, on 25 February 2019, the Board of Directors, in line with best corporate governance practices, agreed to renew the composition of the various Board committees.

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The appointment of Mrs. Laura González Molero as Company director in the category of independent director was confirmed at the Ordinary General Meeting of Shareholders held on 22 March 2019. She was appointed by co-option under a resolution adopted by the Board of Directors at a meeting held on 25 October 2018.

In addition, as the result of the resignation presented by the director Mr. Carlos Egea Krauel to his executive duties on the Board of Directors on 26 June 2019, retaining his status as director, the Board approved a resolution to assign him the category of other external director, with effect from 28 June 2019. With effect from the same date, Mr. Egea Krauel was also appointed member of the Audit and Compliance Committee.

Pursuant to these resolutions, the Board of Directors of Bankia is now composed of 12 directors, of which eight are independent directors, one is other external and three are executive directors. This means that 66.67% of the members of Bankia’s Board of Directors are independent directors. This level complies with the Good Governance Code of Listed Companies, which recommends that independent directors occupy at least half of board places.

Bankia also has a Management Committee, currently composed of twelve members pursuant to a resolution by the Board of Directors on 24 January 2019 to change to the Bank’s organisation to drive its transformation and that of its businesses, creating five new deputy general directorates -Finance, Credit Risks, People and Culture, Transformation and Digital Strategy and Asset Management and Investees-.

Therefore, the Management Committee was composed of: the Chairman of the Board of Directors, Mr. José Ignacio Goirigolzarri, the Chief Executive Officer, Mr. José Sevilla, the Executive Director and General Manager of People, Resources and Technology, Mr. Antonio Ortega, the Deputy General Director of Business Banking, Mr. Gonzalo Alcubilla, the Deputy General Director of Financial Management, Mr. Leopoldo Alvear, the Deputy General Director of Communication and External Relations, Mrs. Amalia Blanco, , the General Secretary and Deputy General Director of the General Secretariat, Mr. Miguel Crespo, the Deputy General Director of Credit Risks, Mr. Manuel Galarza, the Deputy General Director of People and Culture, Mr. David López, the Deputy General Director of Asset Management and Investees, Fernando Sobrini, the Deputy General Director of Retail Banking, Mr. Eugenio Solla, and the Deputy General Director of Transformation and Digital Strategy, Mr. Carlos Torres.

2.3.- Business model

The Bankia Group is a franchise with a presence throughout Spain, focusing on Retail and Business Banking, and a strategy focused on growing in multi-channel business. The main objective of the Group’s activity is to create sustainable, recurring long-term value, to meet the expectations of its shareholders, customers, employees and society at large. Accordingly, the Bankia Group’s business model is characterised by its customer focus, providing a service that is close to customers, adapted to multi-channels, professional and tailored to customers’ needs at all times.

With this purpose, the commercial model of the Bankia Group, is structured in three main business lines:

•	Retail Banking

•	Business Banking

•	Asset management and investees

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Bankia Group carries out its business through a network of 2,275 branches, distributed geographically as follows:

Autonomous communities	Branches number
Andalucía	321
Aragon	10
Asturias	11
Baleares	146
Canarias	101
Cantabria	20
Castilla – La Mancha	103
Castilla – León	125
Cataluña	135
Ceuta	5
Extremadura	9
Galicia	22
La Rioja	51
Madrid	631
Melilla	1
Región de Murcia	163
Navarra	3
País Vasco	17
Valencia	401
TOTAL BRANCHES	2,275

Note 1.14 of the Bankia Group’s annual consolidated financial statements provides a breakdown of the profit or loss of each business segment at 31 December 2019 and 2018, as well as the key balance sheet items at the end of each period. For the purposes of segment reporting, note 1.14 to the annual consolidated financial statements includes asset management activities in the Retail Banking segment and investees in the Corporate Centre, which, in addition to investees, also includes non-current assets held for sale and the rest of the operations other than those included in the three main business lines described previously.

Retail Banking

Retail Banking includes retail banking activity with legal and natural persons with annual income of less than EUR 6 million, distributed through a large multi-channel network in Spain and operating a customer- satisfaction and asset management profitability business model.

Retail banking is a strategic business for Bankia; it is one of Spain’s leading financial institutions in this segment. The Bank focuses its efforts on traditional banking products, such as mortgages, consumer loans, direct deposit of salary and pension, credit cards, payments of bills, insurance, investment and pension funds, and other financial advisory, in the latter case for high net worth customers requiring specialist financial and tax advice.

This area focuses on retail activity following a universal banking model. Its objective is to achieve customer satisfaction and loyalty, retaining customers and, providing them with added value in products and services, in advisory and service quality, thereby increasing its satisfaction rate with Bankia. For it, it segments his customers offering specialised attention, as well as products and services adapted to each segment that allows it to offer a comprehensive customer advice depending on their depending on the type of client (retail customers, personal banking customers, private banking customers, self-employed workers, SMEs and trades).

The main objectives and future strategies of the Bankia Group to continue driving retail banking activity in the short and medium-term focus on improving margins and profitability, increasing lending to individuals, controlling non-performing loans. And all of this with a customer-focus approach.

Bankia’s distribution network is composed of a finely meshed branch network, a complementary agency network (spearheaded by Mapfre) that gives the bank a valuable competitive advantage, and a low-cost multi- channel distribution network (e.g. ATMs, Internet, Mobile and Telephone Banking). Bankia’s commercial model is based on a segmented branch network with universal branches, agile branches, business branches and private banking centres.

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In line with its multi-channel strategy, the Bank has a complete array of technological channels that allow customers to carry out their transactions, contract and manage products, and the contact with the agent. Amongst these are, the “Conecta con tu Experto” (“connect with your expert”) service, provided though multi- channel managers integrated in the multi-channel branches, which targets to digital customers requiring a personalised service. These customers interact with Bankia mainly through remote channels and, based on their current value and/or commercial upside, require more pro-active selling and personalised service.

Business Banking

Business Banking is the Bankia division in charge of providing service to companies with annual income over EUR 6 million (Company Banking and Corporate Banking), including the operations of Capital Markets and teams specialising in business development, including the recently created Sustainable Business and Financing Division. Customers, legal persons and self-employed with revenues below EUR 6 million are managed by the Retail Banking area.

The customer base is highly diversified across productive and economic sectors, especially commerce, manufacturing and service sector followed by supply and construction.

Bankia Group business model in this segment is customer-oriented and strongly supported by specialist teams, which focuses on long-term profitability and customer management, providing good service to customers, especially financing for their business ventures.

Business model distinguishes between different segments and distribution channels:

•	Business Banking. Business Banking targets growth in the banking business of companies with annual revenue of over EUR 6 million (excluding those belonging to the corporate segment). It has a network of centres throughout Spain, concentrated in the regions with the greatest business activity. A network of specialist managers is responsible for serving customers and bringing in business. They are assigned a limited number of customers -structuring portfolios where the region’s critical mass allows based on the business’s revenues- so that they can provide personalised service. The managers also receive support by teams of experts in legal, tax, risk approval and management, marketing and specialised products.

•	Corporate Banking. This segment caters to Bankia’s largest accounts, which have several common denominators: the size of the businesses (over EUR 300 million in annual sales), groups comprising a large number of companies, and the demand for more complex and sophisticated financial services. Commercial coverage of Corporate Banking customers is provided by three centres, in Madrid and Barcelona, and Palma de Mallorca specialised in dealing with customers from the tourism business. When selling products and services, Corporate Banking managers work alongside Capital Markets product teams.

•	Capital Markets. The Capital Markets segment consists of a number of areas specialised in products, offering specific financial solutions requested mainly by Business Banking and Corporate Banking customers.

These segments and distribution channels come in addition to a powerful online banking service called BOL-E (“Bankia On- Line Empresas”) which allows client companies to carry out practically all their transactional operations.

The commercial strategy is predicated on active management of total returns for clients, combining a price discipline that sets floor prices based on the cost of funds and the client’s risk (assessed using Bank of Spain-approved internal models) and the active search for cross-selling opportunities, efficiency in capital consumption by including the RaR (Risk adjusted Return) approach to transactions.

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Asset management and investees

This segment covers private banking activities, asset management, insurance, strategic partnerships and investees.

The private banking business is geared towards the high-wealth or high-income individual customers, investment companies or foundations. Bankia offers these customers a comprehensive range of products and services with highly personalised, professional and reliable treatment, providing them with solutions that are tailored to their financial or tax needs. The main private banking business lines are wealth management and advisory, the sale of third-party financial products, intermediation in the trading of securities and advisory regarding the securities market.

Bankia Fondos and Bankia Pensiones are responsible for asset management which provide financial products to the retail network.

Bankia owns 100% of Bankia Fondos SGIIC and has marketing agreements with international fund managers for certain niche products. Bankia’s investment fund manager offers a wide range of competitive, high quality products in all categories (money market, fixed income, equity, mixed, guaranteed, global, etc.), in both Spain and abroad. This variety allows it to meet the needs of different customer profiles, from the most conservative, whose priority is capital preservation, to the more adventurous, and who are willing to take certain risks in the interest of a higher return.

Bankia Pensiones, a wholly owned subsidiary of Bankia, is the Group’s pension funds management company. It is engaged in the management of all types of pension plans (individual, employment and related), focusing on meeting unitholders’ needs and offering products that are suitable for their investment profile and the time horizon established by the retirement age. In pension funds, significant efforts have been made to encourage long-term saving, highlighting the need to address the situation of savings to supplement future pensions sufficiently in advance. Pension funds advisory services and simulation tools are the main marketing tools for these retirement saving products.

Bankia’s Bancassurance department is in charge of coordinating and promoting the insurance brokerage activity at Bankia and provides specialised support to the branches for the marketing of insurance product for individuals (life, home, auto, health and saving) and businesses (comprehensive trade, credit insurance, general liability and comprehensive business).

The Bancassurance department defines the framework for relations with partner insurance companies based on the strategic alliances entered, with the aim to boost the contribution from the sale of insurance products to the Entity’s fees and commissions.

The distribution model is under constant development to bring marketing and sales processes in line with customer needs across the main sales channels (physical, assisted distance and digital) as the Bank seeks to unlock the value of an enhanced and more effective single distribution model for the entire network. The Bank is also driving new initiatives in a bid to maximise its results from this business.

The Bankia’s Bancassurance activity focuses on boosting production of insurance, increasing product penetration among Bankia customers and raising the contribution to the Entity’s income statement, simplifying operations in branches to boost productivity per employee, tailoring products to the needs of customers from the bancassurance channel, promoting remote channels for arranging insurance and accompanying the Bank on its digital transformation, maximising its potential.

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In addition to providing support and advice to the distribution networks and employee training, during the last exercises, and mainly in 2019, Bancassurance management is continuing to improve support for in- branch sales and portfolio management, as well as after-sales service. Progress was also made in optimising commercialisation systems and in streamlining procedures for arranging insurance and managing the portfolio, not only through the traditional branch network but also new channels, which now have added features and functionalities to enhance the customer experience.

The Strategic Partnerships and Investees division manages the corporate relationship framework with Bankia’s strategic partners in the insurance and consumer finance businesses at points of sale mainly. Within this activity, it coordinates the supervision and development of agreements entered into with partners (Mapfre and Credit Agricole Consumer Finance), ensuring mutual compliance of the commitments therein. As part of these actions, it coordinates horizontal cooperation projects with partners that drive these strategic businesses.

This division is also tasked with defining, managing and implementing disposal plans and the liquidation of the Group’s investees and investment vehicles, as well as overseeing the ordinary and corporate management of the Group’s subsidiaries. Its duties, in coordination with the business and innovation areas, include the responsible management of promoting, analysing and designing investment projects and to develop new businesses and alliances in areas where the entity aims to strengthen its competitive position. It particularly focuses on digital businesses (Fintech) that can generate earnings for the entity.

Digitalisation and multi-channel network

Bankia’s business model includes a commitment to a multi-channel approach, and digital banking is a pillar of the Group’s commercial positioning. Bankia has made the digital transformation one of the core pillars of its 2018-2020 Strategic Plan.

Digitalisation is one of the key growth drivers for the coming years, above all in the area of payment services. By the strategic plan’s conclusion, over 65% of bank customers will be digital and over 35% of purchases will be made via digital channels.

At the end of December 2019, the bank’s digital customers represented 53.3% of the Entity’s total customer base, while digital sales accounted for 36% of the Group’s total sales, surpassing the 35% target in the Strategic Plan for 2020.

The initiatives undertaken until now, and the advances in the multi-channel strategy to be rolled out in the coming years, are designed to enhance customer satisfaction and attract new customers to the Bankia Group. While the results obtained in recent years are encouraging, more work needs to be done.

3.- ACTIVITY AND RESULTS

3.1.- Economic and financial backdrop

The global economy lost steam during 2019. The trade war and Brexit heightened uncertainty, denting the confidence of agents, investments and international trade, which especially affected the manufacturing sector. The impact of these shocks was partially offset by central banks support at a time of very low inflation (EMU average of 1.2%). The cooling of the economy was widespread and, in some cases, especially intense accompanied by major financial sector tensions (Turkey and Argentina). Global growth slowed to 2.6% in 2019, compared to rates of over 3.0% in 2017 and 2018. This deceleration was most notable in the EMU (1.2%, versus 1.9% in 2018), particularly in Germany which, in extremis, avoided falling into a recession.

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In these complex circumstances, the central banks stepped back from normalising their monetary policies and once again adopted expansionary measures. The ECB cut the deposit facility rate from -0.4% to -0.5%, commenced a new round of QE, introduced a scheme to reduce the cost of bank deposits at the central bank, and began a new long-term lending programme. Along the same lines, the US Federal Reserve approved three quarter-point cuts to its range of rates to 1.50%-1.75%, and once again reinvested all maturing proceeds to hold its balance sheet steady. Despite all this, the money market was hit by liquidity problems in September, forcing the Fed to carry out repos interventions and purchase treasury bills. The relaxing of monetary policy and investor interest in safe-haven assets drove IRRs on debt down to new all-time lows in the EMU, while the volume of bonds with negative yields hit a high (27% of the total).

Nevertheless, the skies cleared somewhat towards the end of the year: business indicators started to be consistent with a stabilisation of growth, the US and China declared a ceasefire in the trade war, and the EU and the United Kingdom avoided a hard Brexit. As a result, the likelihood of further decreases in interest rates and yields on debt began to diminish.

The Spanish economy continued to slow throughout 2019, seeing out the year with a GDP growth rate of 1.9% – half a point lower than in the previous year. Nonetheless, with challenges being faced around the globe, Spain once again outperformed the rest of the EMU. Meanwhile, the labour market continued to create jobs, although in line with the more sluggish economy; the figure (384,373 more people registered with the Social Security) was the lowest in six years.

There was more balanced growth during 2019 in terms of components. Domestic demand contributed less since spending decisions were affected by the global geopolitical instability and uncertainty surrounding domestic policy, coupled with the absorption of demand that was pent up during the crisis. Meanwhile, export demand contributed positively to growth for the first time in three years as imports slowed more quickly than exports. As has been the case through the current expansionary phase, the economy increased its net lending position (2.1% of GDP to the third quarter of 2019), above all due to the improved financial position of households, enabling the trade deficit to be pared back (79.5% of GDP – the lowest level since 2007).

The positive inertia of the Spanish economy was reflected in the banking sector, which continued to lend more and bolster balance sheets by boosting solvency and liquidity and cutting stocks of non-performing assets. Private-sector credit fell for yet another year, although at a slower rate. This decrease mainly involved business loans– partially replaced by fixed-income issues – and home loans, shaped to some extent by the entry into force of the Real Estate Credit Act (Ley de Crédito Inmobiliario).

The quality of the sector’s balance sheet improved for another year as default rates fell and the volume of foreclosed assets shrank. Turning to inflows of funds, there was a sharp rise in the balance of deposits as customers set aside more for a rainy day, which is in keeping with the rate of growth of mutual fund assets that moved into positive territory in YOY terms during the last quarter. The banking sector’s poor profitability, dragged down by the prevailing low interest rates (which are lasting longer than initially expected) and strong competition and significant regulatory pressures, is still one of the main challenges faced by the sector. In this respect, Spanish banks joined other European counterparts in 2019 and introduced negative interest rates for some business deposit accounts.

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3.2- Corporate transactions carried out in 2019

Comparative information for 2019 and 2018 is affected by the corporate transactions carried out in 2019 disclosed in notes 1.15 and 18.5 and 45 to the Bankia Group's consolidated financial statements. These include:

1.       Merger between Bankia, S.A. and Bankia Inversiones Financieras, S.A.U. On 18 November 2019, once all the administrative authorisations were secured, the deed of the merger by absorption between Bankia, S.A., as the absorbing company, and Bankia Inversiones Financieras, S.A.U, as the absorbed company, was executed. Bankia, S.A. was Bankia Inversiones Financieras, S.A.U.’s sole shareholder.

The merger balance sheets were the balance sheets as at 31 December 2018 included in the audited annual financial statements for 2018 of the two entities, closed within six months of the date of the Terms of Merger and approved at the Annual General Meeting of the absorbing company and the sole shareholder of the absorbed company (see Appendix XIII to the Bankia Group's consolidated financial statements for the year ended 31 December 2019). The date of the merger for accounting purposes is 1 January 2019. From that date, the operations of the absorbed company are considered to be carried out by the absorbing company.

2.       Sales of investments in associates classified as “Non-current assets and disposal groups classified as held for sale” (Ferromóvil 3000, S.L., Ferromóvil 9000, S.L. and Plan Azul 07, S.L). The sales generated a gain of EUR 38 million, recognised under “Profit or (-) loss from non-current assets and disposal groups classified as held for sale not qualifying as discontinued operations” in the income statement for 2019.

3.       Agreement with Lone Star in 2018 for the sale of portfolios of non-performing loans and credits, mostly mortgage, and real estate assets. The sale was pending completion until the pertinent administrative authorisations were obtained. On receipt of these authorisations, the transaction was completed in 2019 and the assets, classified as a disposal group held for sale, were derecognised.

Pursuant to the agreement, the foreclosed real estate assets were acquired by Gramina Homes, S.L., incorporated in 2019 to manage, develop and dispose of the assets. At 31 December 2019, the Bankia Group held shares representing 20% of the company’s share capital, with the remaining 80% held by a subsidiary of Lone Star Fund XI. Meanwhile, the economic rights of the portfolio of loans and credits have been transferred through mortgage transfer certificates to a wholly owned vehicle of Lone Star Fund XI, which has transferred them to a mortgage securitisation fund.

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4.       Conclusion of the agreement with Grupo Mapfre for the reorganisation of the bancassurance business. In December 2018, the Bankia Group reached an agreement with Grupo Mapfre and Grupo Caser for the reorganisation of their bancassurance alliances. In the life business, this entailed the sale of 51% stakes in Caja Granada Vida and Caja Murcia Vida y Pensiones to Mapfre Vida. On 29 March 2019, after receiving authorisation by the competent authority and in the absence of opposition by the General Directorate of Insurance and Pensions (Dirección General de Seguros y Pensiones), Bankia completed the sale of its shareholdings in Caja Granada Vida and Caja Murcia Vida y Pensiones to Mapfre Vida, for EUR 110.3 million.

Execution of the sale marked the end of the bancassurance reorganisation undertaken by the Bankia Group following its merger with Banco Mare Nostrum (BMN).

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3.3.- Key figures data

KEY FIGURES DATA – BANKIA GROUP

	Dec-19	Dec-18	Variation
	Balance (Millions of euros) (*)
Total assets	208,468	205,223	1.6%
Loans and advances to customers (net)	117,444	118,295	(0.7%)
Balance sheet customer funds	143,464	144,680	(0.8%)
Customer deposits	124,785	126,319	(1.2%)
Debt securities issued	18,680	18,360	1.7%
Total customer managed funds (1)	171,100	169,254	1.1%
Total turnover (2)	288,544	287,549	0.3%
Equity	13,335	13,189	1.1%
Solvency and leverage (%) (*)
Common Equity Tier I (CET 1) – BIS III Phase In	14.32%	13.80%	+0.52 p.p.
Solvency ratio – Total BIS III Phase In capital	18.09%	17.58%	+0.51 p.p.
BIS III Risk Weighted Assets	77,635	82,381	(5.8%)
Phase In leverage ratio (Delegated regulation No, 62/2015)	5.89%	6.09%	(0.20) p.p.
Risk management (Millions of euros and %) (*)
Total risk	128,156	129,792	(1.3%)
Doubtful loans	6,465	8,416	(23.2%)
Provisions for loans losses	3,491	4,593	(24.0%)
NPL ratio	5.0%	6.5%	(1.4) p.p.
NPL Coverage ratio	54.0%	54.6%	(0.6) p.p.
Profit / Losses (Millions of euros) (*)
Net interest income	2,023	2,049	(1.3%)
Gross income	3,245	3,368	(3.6%)
Operating income /(expenses) before provisions	1,428	1,498	(4.6%)
Operating income /(expenses)	951	1,061	(10.4%)
Profit/ Loss before tax from continuing operations	756	920	(17.9%)
Profit/ Loss	542	703	(22.9%)
Profit/ Loss attributable to owners of the parent	541	703	(23.0%)
Key ratio (%)
Efficiency (3)	56.0%	55.5%	+0.5 p.p.
ROA (4)	0.3%	0.3%	(0.1) p.p.
RORWA (5)	0.7%	0.9%	(0.2) p.p.
ROE (6)	4.2%	5.6%	(1.3) p.p.
ROTE (7)	4.3%	5.7%	(1.3) p.p.
Bankia’s share
Number of shares at the end of the period (millions)	3,070	3,085	(0.5%)
Market price at close	1.90	2.56	(25.7%)
Market Capitalization	5,840	7,898	(26.1%)
Profit for share	0.18	0.23	(22.6%)
Additional information
Number of employees	16,035	15,924	0.7%
Average payment period to suppliers (days)	9.44	8.88	6.3%

(*)	Financial Statement amounts rounded to millions of euros

(1)	Comprises customer deposits marketable debt securities and off balance sheet funds managed

(2)	Comprises net loans and advances to customer, on and off balance sheet client managed funds

(3)	Administration and amortization costs / gross margin.

(4)	Profit/ Loss/ average total assets

(5)	Profit/ Loss / risk weighted assets

(6)	Profit/ Loss/ attributable to owners of the parent / average own funds

(7)	Profit/ Loss attributable to owners of the parent/ average tangible own funds

15

3.4.- Balance sheet highlights and performance

BALANCE SHEET – BANKIA GROUP

			Variation Dec-18
	Dec-19	Dec-18	Amount	%
Cash, cash balances at central banks and other demand deposits	13,203	4,754	8,449	177.7%
Financial assets held for trading	6,691	6,308	383	6.1%
Derivatives	6,519	6,022	496	8.2%
Debt securities	171	282	(111)	(39.3%)
Equity instruments	1	4	(3)	(64.6%)
Non-trading financial assets mandatorily at fair value through profit or loss	35	9	25	271.8%
Debt securities	0.24	0.19	0.05	26.7%
Loans and advances to credit institutions	23	0	23	-
Loans and advances to customers	11	9	2	22.9%
Financial assets at fair value through other comprehensive income	11,982	15,636	(3,654)	(23.4%)
Equity instruments	76	76	(0)	(0.6%)
Debt securities	11,906	15,559	(3,653)	(23.5%)
Financial assets at amortised cost	155,968	156,461	(493)	(0.3%)
Debt instruments	33,068	33,742	(674)	(2.0%)
Loans and advances to credit institutions	5,467	4,433	1,034	23.3%
Loans and advances to customers	117,433	118,286	(853)	(0.7%)
Derivatives – Hedge accounting	2,499	2,627	(128)	(4.9%)
Investments in joint ventures and associates	455	306	149	48.7%
Tangible and intangible assets	3,019	2,487	531	21.4%
Non-current assets and disposal groups classified as held for sale	2,152	3,906	(1,755)	(44.9%)
Other assets	12,465	12,728	(263)	(2.1%)
TOTAL ASSETS	208,468	205,223	3,245	1.6%
Financial liabilities held for trading	6,750	6,047	704	11.6%
Derivatives	6,479	5,925	554	9.4%
Short positions	271	122	149	122.2%
Financial liabilities measured at amortised cost	185,176	181,869	3,308	1.8%
Deposit from central banks	13,809	13,856	(47)	(0.3%)
Deposit from credit institutions	26,460	21,788	4,673	21.4%
Customer deposits	124,785	126,319	(1,535)	(1.2%)
Debt securities issued	18,680	18,360	320	1.7%
Others financial liabilities	1,443	1,545	(103)	(6.6%)
Derivatives – Hedge accounting	87	183	(96)	(52.3%)
Provisions	1,754	1,922	(168)	(8.7%)
Other liabilities	1,365	2,013	(648)	(32.2%)
TOTAL LIABILITIES	195,133	192,033	3,100	1.6%
Minority interests (non-controlling interests)	13	12	1	6.8%
Other comprehensive accumulated income	180	147	33	22.1%
Own funds	13,142	13,030	112	0.9%
TOTAL EQUITY	13,335	13,189	146	1.1%
TOTAL LIABILITIES AND EQUITY	208,468	205,223	3,245	1.6%

(*)	Financial Statement amounts rounded to millions of euros

Summary of Group Activities

The Bankia Group ended December 2019 with EUR 208,468 million of total assets, 1.6% higher than at 31 December 2018 due to the surplus liquidity deposited at the Bank of Spain.

Customer loans fell by 0.7% due to natural maturities of the mortgage portfolio and the sustained reduction in doubtful assets. However, new lending continued to grow at a healthy pace in 2019, helping to stabilise the Group’s performing loans portfolio.

16

In customer funds, there was further growth in the most liquid and lower cost deposits, (i.e. current accounts +9.3%), which continued to attract large proportion of funds withdrawn by customers from term deposits. With reference to the off-balance sheet resources, investment funds and pension funds grow by 15.1% and 6.3% respectively, given the Group strong deposit collection activities and the growing demand for these savings products by clients.

Overview of trends of the Bankia Group’s key balance sheet items in 2019.

Cash, cash balances at central banks and other demand deposits

This item increased by EUR 8,449 million, bearing out the surplus liquidity generated during the year thanks to asset disposals (mainly fixed-income portfolios) and short- and long-term funds raised in the market. This liquidity was deposited in a Bank of Spain treasury account, which is exempt from financing costs for an amount equal to seven times the Entity’s minimum reserve ratio after the ECB’s two-tier system for remunerating reserves (“tiering”) became effective.

Loans and receivables

Note 3 and Appendices IX and X of the notes to the Bankia Group’s consolidated annual accounts provide details on the Group’s loan approval policies, NPL monitoring, debt refinancing and recovery policies with respect to credit risk. Also provided in this note and appendices is the breakdown of credit risk by product and activities, as well as the distribution of Loan to Value (LTV) of secured loans, the maturity profile, the detail of refinancing and restructuring operations, along with additional information on loans for property development, home purchases and property assets foreclosed or received in payment of debts. Therefore, from a management perspective, this item looks at trends in loans and receivables during 2019 and the main movements therein.

Under this item, loans and advances to customers reported as financial assets at amortised cost amounted to EUR 117,433 million, down 0.7% year-on-year, mainly in response to the reduction in doubtful loans and the stock of mortgage loans, still marked by household deleveraging and the entry into force of the new Mortgage Law. However, new lending continued to grow from December 2018, mainly in the consumer segment, driven by the Group’s sound commercial activity after the merger with BMN.

Gross non-performing loans (NPLs) extended the downtrend seen in 2018, falling by EUR 1,864 million (-24.2%). The fall was both organic (lower gross inflows and reduction through recovery activities), and due to credit portfolio sales in the year amounting EUR 410 million, gross, foreclosures, loan write-offs and the reclassification of credit portfolios to non-current assets held for sale of loans, after the agreements for the sale with third parties pending to be closed, (see Note 18.5 of the notes to the Bankia Group’s consolidated annual accounts related to “Assets and liabilities included in disposal groups and discontinued operations”). Stripping out doubtful loans and reverse repurchase agreements, the Group’s portfolio of performing loans included in financial assets at amortised cost remained stable from December 2018 (-0.02%). The increasing impact of new loans is shown in the good performance of commercial credit (+9.9%) and other term loans (+9.6%). These increases offset the decline in secured loans (-4.4%), as maturities of mortgages to households continue to outstrip new lending.

17

LOANS AND ADVANCES TO BANKIA GROUP CUSTOMERS BY MODALITY AND STATUS OF THE CREDIT

			Variation Dec - 18
	Dec-19	Dec-18	Amount	%
	(millions of euros) (*)
Commercial credit	5,765	5,246	519	9.9%
Secured loans	71,626	74,893	(3,267)	(4.4%)
Reverse repurchase agreements	15	14	2	13.1%
Other term debtors	33,588	30,637	2,951	9.6%
Other demand and miscellaneous debtors	2,583	2,949	(366)	(12.4%)
Other financial assets	950	868	82	9.5%
Doubtful assets	5,853	7,716	(1,864)	(24.2%)
Other fair value adjustments	232	173	59	34.0%
Gross loans and customer advances	120,612	122,496	(1,884)	(1.5%)
Impairment loss	(3,179)	(4,210)	1,031	(24.5%)
Loans and advances net	117,433	118,286	(853)	(0.7%)
Less: Doubtful net of provisions	(2,674)	(3,506)	832	(23.7%)
Less: reverse repurchase agreements	(15)	(14)	(2)	13.1%
Healthy loan portfolio	114,744	114,766	(22)	(0.02%)

(*)	Financial Statement amounts rounded to millions of euros.

Debt securities

Debt securities at 31 December 2019, recognised under “Financial assets held for trading”, “Financial assets at fair value through other comprehensive income” and “Financial assets at amortised cost” amounted to EUR 45,145 million compared to EUR 49,583 million at December 2018. Of the total at the end of December 2019, EUR 18,639 million were SAREB bonds received as a result of the asset transfer carried out by the Group in 2012 and 2013. The remainder are comprising sovereign debt, mainly Spanish, and debt from other public and private issuers. The debt securities held in these portfolios- by Bankia Group by type of instrument, at 31 December 2019 and 31 December 2018 are as follows:

DEBT SECURITIES – BANKIA GROUP

	Financial assets held for trading	Financial assets designated at fair value through other comprehensive income	Financial assets at amortised cost	TOTAL
Spanish government debt securities	142	11,156	10,013	21,311
Foreign government debt securities	18	291	4,256	4,566
Financials institutions	—	18	25	43
Other straight fixed income securities (**)	10	442	18,784	19,235
Impairment losses and other fair value adjustments	—	(1)	(10)	(10)
Total portfolio at 31 December 2019	171	11,906	33,068	45,145
Spanish government debt securities	94	12,409	10,817	23,321
Foreign government debt securities	182	2,633	3,559	6,375
Financials institutions	—	28	30	58
Other straight fixed income securities (**)	5	490	19,343	19,839
Impairment losses and other fair value adjustments	—	(1)	(8)	(9)
Total portfolio at 31 December 2018	282	15,559	33,742	49,583

(*)	Financial Statement amounts rounded to millions of euros

(**)	Financial assets at amortised cost includes securities received as consideration for assets transferred to the SAREB in 2012 and 2013.

18

Changes were reported on 2019 in the portfolio of financial assets at fair value through other comprehensive income, which decreased EUR 3,654 million (-23.4%) on the figure reported at 31 December 2018 to reach EUR 11,982 million at 31 December 2019. Meanwhile, the portfolio of assets at amortised cost decreased EUR 674 million to reach EUR 33,068 million. The decreases in both cases were due sales of government bonds, Spanish and foreign, carried out in the period.

Non-current assets and disposal groups classified as held for sale

The balance of this item at the end of 2019 stood at EUR 2,152 million, down EUR 1,755 million from the year before owing to the sale of foreclosed assets during the 2019 and the agreement signed with Lone Star XI in 2018, explained in 18.5 to the consolidated financial statements.

Financial liabilities at amortised cost

Financial liabilities at amortised cost stood at 31 December 2019 EUR 185,176 million, increase EUR 3,308 million (+1.8%) from December 2018. This performance was shaped by the higher volume of liquidity raised through repurchase agreements entered into with credit institutions and new debt issuances in the period.

FINANCIAL LIABILITIES AT AMORTISED COST – BANKIA GROUP

			Variation Dec-18
	Dec-19	Dec-18	Amount	%
	(millions of euros) (*)
Deposits from central banks	13,809	13,856	(47)	(0.3%)
Deposits from credit institutions	26,460	21,788	4,673	21.4%
Customer deposits	124,785	126,319	(1,535)	(1.2%)
Government agencies	4,778	6,608	(1,830)	(27.7%)
Other financial companies	7,328	8,218	(890)	(10.8%)
Non-financial companies	13,335	14,340	(1,006)	(7.0%)
Households	94,063	90,861	3,202	3.5%
Reserve repurchase agreement	46	44	2	3.6%
Single mortgage bonds	5,235	6,248	(1,013)	(16.2%)
Debt securities issued	18,680	18,360	320	1.7%
Other financial liabilities	1,443	1,545	(103)	(6.6%)
Total financial liabilities at amortised cost	185,176	181,869	3,308	1.8%

(*)	Financial liabilities amounts rounded to millions of euros.

Deposits from central banks and deposits from credit institutions

Deposits from central banks totaled EUR 13,809 million at the end of December 2019, similar to the amount at 31 December 2018 (EUR -47 million euros due to cancellation of TLTRO II). All ECB funding (EUR 13,751 million) comprised the amounts acquired at the TLTRO auctions.

Deposits from credit institutions amounted to EUR 26,460 million at 31 December 2019, rise 21.4% since the end of December 2018, caused by the greater volume of reverse repurchase agreements with other entities.

19

Customer deposits

Customer deposits at the Group totaled EUR 124,785 million at 31 December 2019, down EUR 1,535 million (-1.2%) since 31 December 2018. This performance is shaped by the maturity of one-off non- marketable mortgage-backed securities (EUR -1,013 million) and the decline in strict customer deposits during the year (EUR -523 million).

CUSTOMER DEPOSITS – BANKIA GROUP

			Variation Dec-18
	Dec-19	Dec-19	Amount	%
	(millions of euros) (*)
Strict customer deposit	119,504	120,028	(523)	(0.4%)
Public sector	4,778	6,608	(1,830)	(27.7%)
Other financial companies	7,328	8,218	(890)	(10.8%)
Current accounts	4,926	5,731	(805)	(14.0%)
Term deposits (1)	2,402	2,488	(85)	(3.4%)
Non-financial companies	13,335	14,340	(1,006)	(7.0%)
Current accounts	12,168	12,034	134	1.1%
Term deposits	1,167	2,306	(1,139)	(49.4%)
Households	94,063	90,861	3,202	3.5%
Current accounts	67,516	59,632	7,883	13.2%
Term deposits	26,547	31,229	(4,681)	(15.0%)
Single mortgage bonds	5,235	6,248	(1,013)	(16.2%)
Reserve repurchase agreement	46	44	2	—
Total customer deposits	124,785	126,319	(1,535)	(1.2%)
Investment funds (2)	19,809	17,210	2,599	15.1%
Pension funds (2)	7,826	7,364	462	6.3%
Total off balance funds resources	27,635	24,574	3,061	12.5%

(*)	Financial Statement amounts rounded to millions of euros.

(1)	Excluded single mortgage bonds, showed in a separate epigraph.

(2)	Excludes off-balance-sheet customer funds marketed by the Group but managed by third parties outside the Bankia Group.

Within customer deposits, strict customer deposits excluding repurchase agreements, and one-off non- marketable mortgage-backed securities totaled EUR 119,504 million, decreasing 0.4% from 31 December 2018, highlighted in the year by a decrease in funds deposited by the public sector (EUR -1,830 million), non- financial companies (EUR -1,006 million) and other financial companies (EUR -890 million). In private sector there is a growth in the most liquid and lower cost (current accounts) resources of the retail network (households), and financial and non-financial corporations (companies), attracting part of the balances that customers are transferring out of deposits with agreed maturity, whose yields remained constant, in line with the trend of market interest rates. With low interest rates, the Bankia Group remained opting for a commercial policy aimed at offering customers higher-yielding off-balance sheet products, with more attractive yields, driving a 12.5% growth in off-balance sheet funds (EUR 3,061 million). Investment funds continued to deliver the best evolution (EUR +2,599 million) of any product thanks to the good performance to the subscription.

Debt securities issued and subordinated debt

During 2019 the Group featured a successful new issuances amount to EUR 4,135 million, of which EUR 3,500 million were issues of senior and subordinated debt made to roll over maturities and accumulate eligible liabilities ahead of the future regulatory MREL requirement, and EUR 635 million were new mortgage covered bonds issued in the period.

20

Thereby, at 31 December 2019, the balance of debt securities issued by the Group stood at EUR 18,680 million, up EUR 320 million on the figure reported at 31 December 2018. This increase was a product of new issuances, net of maturities and wholesale redemptions during the year.

Provisions

Provisions recognised on the Group’s balance sheet at 31 December 2019 amounted to EUR 1,754 million, down EUR 168 million (-8.7%) from the amount recognised at 31 December 2018. The decrease was due primarily to the reversal of provisions for contingent liabilities in the period and the use of provisions related to litigations in progress, employee pension funds and provisions set aside to meet payment obligations relating to the Group’s integration process following the merger with BMN (mainly for workforce restructuring and the cancellation of contracts).

Total equity

At the end of 2019 amounted to EUR 13,335 million, EUR 146 million more than at year-end 2018. Within equity, share capital at EUR 3,070 million, EUR 15 million lower than at 31 December 2018. The decrease was the result of the capital reduction to cancel own shares carried out on 3 May 2019, as explained in Note 22 to Bankia Group’s consolidated financial statements of 2019.

21

3.5.- Income statement performance

INCOME STATEMENT – BANKIA GROUP

			Variation Dec - 18
	Dec-19	Dec-18	Amount	%
	(millions of euros) (*)
Net interest income	2,023	2,049	(26)	(1.3%)
Dividend income	17	11	7	61.5%
Share of profit/(loss) of companies accounted for using the equity method	60	56	4	6.6%
Total net fees and commissions	1,081	1,065	16	1.5%
Gain and losses on financial assets and liabilities	298	411	(113)	(27.4%)
Gains or (-) losses on derecognition of financial assets and liabilities not measured at fair value through profit or loss, (net)	289	400	(111)	(27.7%)
Gains or (-) losses on financial assets and liabilities held for trading, (net)	20	40	(20)	(50.4%)
Gains or (-) losses on non-trading financial assets mandatorily at fair value through profit or loss, (net)	1	(0)	1	—
Gains or (-) losses from hedge accounting, (net)	(12)	(29)	17	(59.6%)
Exchange differences [gain or (-) loss], (net)	15	15	1	4.2%
Other operating income and other operating expenses, (net)	(249)	(239)	(11)	4.5%
Gross income	3,245	3,368	(123)	(3.6%)
Operating expenses	(1,817)	(1,870)	54	(2.9%)
Administrative expenses	(1,616)	(1,696)	81	(4.8%)
Staff costs	(1,119)	(1,161)	41	(3.6%)
Other administrative expenses	(496)	(535)	39	(7.3%)
Depreciation	(201)	(174)	(27)	15.5%
Pre impairment income	1,428	1,498	(69)	(4.6%)
Provisions or reversal of provisions	(15)	(10)	(5)	45.9%
Impairment or reversal of impairment on financial assets not measured at fair value through profit or loss	(463)	(427)	(36)	8.5%
Total operating income	951	1,061	(11)	(10.4%)
Impairment or reversal of impairment of investments in joint ventures and associates	1	41	(40)	(97.7%)
Impairment or reversal of impairment on non-financial assets	(20)	(31)	10	(33.9%)
Other gains and losses	(176)	(151)	(25)	16.5%
Profit or (-) loss before tax from continuing operations	756	920	(164)	(17.9%)
Tax expense or income related to profit or loss from continuing operations	(213)	(223)	9	(4.2%)
Profit or (-) loss after tax from continuing operations	542	697	(155)	(22.2%)
Profit or (-) loss after tax from discontinued operations	—	6	(6)	(100.0%)
Profit or (-) loss	542	703	(161)	(22.9%)
Attributable to minority interest (non-controlling interests)	1	0	1	196.2%
Profit or (-) loss attributable to owners of the parent	541	703	(162)	(23.0%)
Main indicators
Cost to income ratio (1)	56.0%	55.5%	+0.5 p.p.	0.8%
ROA (2)	0.3%	0%	—	(23.8%)
ROE (3)	4.2%	5.6%	(1.4) p.p.	(24.0%)

(*)	Financial Statement amounts rounded to millions of euros.

(1)	(Administrative expenses + Depreciation) / Gross income.

(2)	Profit or (-) loss / Total assets.

(3)	Profit attributable to owners of the parent / Own funds.

22

INCOME STATEMENT – BANKIA GROUP – QUARTERLY TREND

	4Q 19	3Q 19	2Q 19	1Q 19	4Q 18	3Q 18	2Q 18	1Q 18
	(millions of euros) (*)
Net interest income	503	502	516	502	507	495	521	526
Dividend income	3	1	14	1	3	0	7	1
Share of profit/(loss) of companies accounted for using the equity method	18	13	15	14	13	14	18	12
Total net fees and commissions	284	263	273	260	266	265	270	264
Gain and losses on financial assets and liabilities	62	97	102	37	30	90	152	139
Gains or (-) losses on the derecognition in financial assets and liabilities not measured at fair value through profit or loss, (net)	36	110	107	37	48	82	141	130
Gains or (-) losses on financial assets and liabilities held for trading, (net)	23	(11)	1	7	(7)	14	18	16
Gains or (-) losses on non-trading financial assets mandatorily at fair value through profit or loss, (net)	(0)	0	0	0	(0)	(0)	0	0
Gains or (-) losses from hedge accounting, (net)	3	(2)	(6)	(6)	(10)	(5)	(7)	(7)
Exchange differences [gain or (-) loss], (net)	3	5	4	3	4	5	5	1
Other operating income (-) expenses, (net)	(174)	(5)	(66)	(4)	(160)	(5)	(70)	(3)
Gross income	699	875	858	813	662	865	903	939
Operating expenses	(446)	(458)	(456)	(456)	(468)	(458)	(459)	(485)
Administrative expenses	(394)	(409)	(407)	(407)	(425)	(415)	(419)	(437)
Staff costs	(267)	(282)	(286)	(285)	(278)	(287)	(291)	(305)
Other administrative expenses	(127)	(127)	(121)	(122)	(147)	(128)	(128)	(132)
Depreciation	(53)	(49)	(49)	(50)	(43)	(42)	(40)	(48)
Pre impairment income	252	417	402	357	194	407	444	453
Provisions or reversal of provisions	17	14	(35)	(10)	(46)	(0)	24	13
Impairment or reversal of impairment of financial assets not measured at fair value through profit or loss or modification gain or losses, (net)	(189)	(132)	(86)	(55)	(146)	(73)	(91)	(116)
Total operating income	80	299	281	292	1	334	376	350
Impairment or reversal of impairment of investment in joint-ventures or associates	1	0	0	0	0	0	41	0
Impairment or reversal of impairment on non-financial assets	(6)	(5)	(6)	(4)	(19)	(3)	(5)	(4)
Other gains and looses	(110)	(42)	(4)	(19)	(31)	(43)	(28)	(49)
Profit or (-) loss before tax from continuing operations	(36)	252	271	269	(49)	288	384	297
Profit or (-) loss after tax from discontinued operations (1)	2	(76)	(76)	(64)	7	(63)	(99)	(67)
Profit or loss after tax from continuing operations	(34)	176	196	205	(42)	224	285	230
Profit or (-) loss after tax from discontinued operations	0	0	0	0	1	5	0	0
Profit or loss	(34)	176	196	205	(42)	224	285	230
Profit or (-) loss after tax from discontinued operations	0	0	1	(0)	(0)	0	(0)	0
Attributable to minority interest [non-controlling interests]	(34)	176	195	205	(40)	229	285	229

(*)	Financial Statement amounts rounded to millions of euros.

(1)	Figures for 4Q and 3Q 2018 include the profit/(loss) of Caja Murcia Vida and Caja Granada Vida from the acquisition of the entire share capital of the two companies in July 2018. As of 1Q 2019, the profit or loss of Caja Murcia Vida and Caja Granada Vida are accounted for using the equity method after the sale of 51% stakes in each companies to Mapfre Vida in March 2019.

23

Earnings performance

INCOME STATEMENT – BANKIA GROUP – HIGHLIGHTS

	December 2019			December 2018
	Amount	% of gross income	% of average total net assets	Amount	% of gross income	% of average total net assets
	(millions of euro) (*)
Net income interest	2,023	62.3%	1.0%	2,049	60.8%	1.0%
Gross income	3,245	—	1.6%	3,368	—	1.6%
Operating expenses	(1,817)	(56.0%)	(0.9%)	(1,870)	(55.5%)	(0.9%)
Administrative expenses	(1,616)	(49.8%)	(0.8%)	1,696)	(50.4%)	(0.8%)
Depreciation and amortization charge	(201)	(6.2%)	(0.1%)	174	(5.2%)	(0.1%)
Provisions or reversal of provisions	(15)	(0.4%)	(0.0%)	(10)	(0.3%)	(0.0%)
Impairment or reversal of impairment of financial assets not measured at fair value through profit or loss or modification	(463)	(14.3%)	(0.2%)	(427)	(12.7%)	(0.2%)
Total operating income	951	29.3%	0.2%	1,061	31.5%	0.5%
Impairment or reversal of impairment on non-financial assets Investments in joint ventures and associates	1	0.0%	0.0%	41	1.2%	0.0%
Impairment or reversal of impairment on non-financial assets	(20)	(0.6%)	(0.0%)	(31)	(0.9%)	(0.0%)
Other gains and losses	(176)	(5.4%)	(0.1%)	(151)	(4.5%)	(0.1%)
Profit or Loss before tax from continuing operations	756	23.3%	0.4%	920	27.3%	0.4%
Tax expense or income related to Profit or Loss from continuing operations	(213)	(6.6%)	(0.1%)	(223)	(6.6%)	(0.1%)
Profit or Loss before tax from continuing operations	542	16.7%	0.3%	697	20.7%	0.3%
Profit or (-) loss after tax from discontinued operations	0	0.0%	0.0%	6	0.2%	0.0%
Profit or loss	542	16.7%	0.3%	703	20.9%	0.3%
Attributable to minority interest (non-controlling interests)	1	0.0%	0.0%	0	0.0%	0.0%
Profit or (-) loss attributable to owners of the parent	541	16.7%	0.3%	703	20.9%	0.3%

(*)	Financial Statement amounts rounded to millions of euros

The Bankia Group reported net attributable profit of EUR 541 million in 2019, down 23% from the same period last year. The decrease was due, primarily, to the fall in trading income (lower revenue from rotation and sale of fixed-income portfolios) and allowances associated with the effort to reduce NPAs during the year. However, the positive impact of the merger with BMN and implementation of various cost-containment measures reduced administrative expenses 4.8% year-on-year. Income from the core banking business (net interest income and fee and commission income less administrative expenses and depreciation) was up 3.5%, amounting to EUR 1,287 million by the end of 2019.

Main movements in the Group’s income statement items of the year 2019 are discussed below.

Net interest income

Net interest income for the Bankia Group totaled EUR 2,023 million, down EUR 26 million (-1.3%) due to the impact of the lower yield on fixed income securities following the sales and portfolio rotation carried out in 2019 and 2018, interest expenses due to IFRS 16 application and higher finance costs of the excess liquidity earning negative rates.

The following table shows trends in net interest income in 2019 and 2018, with average balances of income and expenses for the various items comprising total investment and funds, and the impact of changes in volumes and prices on the overall trend in net interest income for years 2019 and 2018.

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INCOME STATEMENT – BANKIA GROUP – HIGHLIGHTS

	December 2019			December 2018			Variation		Effect
	Average balance	Income/ expenses	type	Average balance	Income/ expenses	type	Average balance	Income/ expenses	Type	Volume
	(millions of euros and %) (*)
Finance income
Credit institutions(1)	13,948	99	0.71%	7,351	87	1.19%	6,598	12	(35)	47
Loans and advances to customers (a)	118,373	2,042	1.73%	120,282	2,018	1.68%	(1,909)	25	58	(33)
Debt securities	48,206	305	0.63%	51,818	341	0.66%	(3,612)	(37)	(14)	(23)
Other interest bearing assets	1,021	13	1.31%	449	8	1.77%	573	5	(2)	8
Other non-interest bearing assets	27,203	—	—	26,624	—	—	679	—	—	—
Total assets (b)	208,852	2,459	1.18%	206,524	2,454	1.19%	2,328	5	(22)	27

Financial expenses
Credit institutions(1)	37,800	85	0.22%	37,538	45	0.12%	2562	40	39	1
Customer deposits (c)	127,739	121	0.09%	125,873	153	0.12%	1,866	(31)	(33)	2
Strict customer deposits	121,311	39	0.03%	118,500	61	0.05%	2,811	(22)	(33)	1
Repos	331	2	0.71%	508	2	0.44%	(176)	0	1	(1)
Singular bonds	6,096	79	1.30%	6,865	89	1.30%	(769)	0	1	(1)
Debt securities issued	18,087	202	1.11%	18,470	195	1.06%	(383)	7	11	(4)
Other interest bearing liabilities	1,579	29	1.81%	1,156	12	1.05%	422	7	11	(4)
Other non-interest bearing liabilities	10,365	—	—	10,234	—	—	131	—	—	—
Equity	13,283	—	—	13,253	—	—	30	—	—	—
Total Liabilities and Equity (d)	208,852	436	0.21%	206,524	405	0.20%	2,328	31	26	5

Customers margin (a-c)		1,921	1.63%		1,865	1.56%		56	91	(35)
Balance sheet differential (b-d)		2,023	0.97%		2,049	0.99%		(26)	(49)	23

(*)	Financial Statement amounts rounded to millions of euros

(1)	Includes central banks and credit institutions. Loans and advances to credit institutions includes negative interest arising from deposits from credit institutions (mainly TLTRO II and repo transactions), since, according to accounting regulations, income arising from the application of negative interest rates is recognized in accordance with the nature of the item. The opposite occurs with deposits from credit institutions, which includes remuneration of the negative interest rates of deposits in Bank of Spain, repurchase agreements and collaterals in other financial institutions.

Finance income was stable (+EUR 5 million) compared to 2018, as smaller gains from the rotation and sale of fixed-income portfolios offset the larger contribution of revenue from credit (management of NPA portfolios and increasing weight of more profitable segments), short-term funding in the market granted to other institutions and other interest-bearing assets.

The Group’s finance costs increased by 7.7% (EUR 31 million) from 2018, driven mainly by the higher negative rates earned on the surplus liquidity lent to other institutions and deposited at the Bank of Spain (recorded as interest expenses – credit institutions), the increase in financial costs arising from the update of employee pension commitments and the application of IFRS 16 to rentals from January 2019 (higher expense in “other interest bearing liabilities”).

Nevertheless, the margin on loans and advances to customers improved (+5 basis points to 1.73%) compared to December 2018. This, coupled with the decrease in the finance cost of retail savings (-3 basis points to 0.09%), pushed up the customer margin by 7 bp to 1.63% from 1.56% at the end of December 2018.

The Group’s net interest margin at 31 December 2019 stood at 0.97%, down 2bp below the 0.99% net interest margin seen in December 2018.

Gross income

Gross income for the Bankia Group amounted to EUR 3,245 million, down 3.6% year-on-year mostly due to the lower amount of gains and losses from financial operations. Excluding the gains and losses on financial assets and liabilities, the decrease in gross income would have been 0.3%. Net interest income and fee and commission income accounted for 95.6% of the Group’s gross income at 31 December 2019, compared to 92.5% at 31 December 2018.

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Net fees and commissions totaled EUR 1,081 million, up 1.5% year-on-year. 2019 featured good performances by fees and commissions from security services (+20.3%), structuring and design of corporate operations (+30.4%) and banking financial product sales (+2% in pension funds and insurance). This made up for the slight decrease in fee and commission income from collection and payment services, contingent liabilities and recovered written off assets.

NET FEES AND COMMISSIONS – BANKIA GROUP

			Variation Dec-18
	Dec-19	Dec-18	Amount	%
	(millions of euros) (*)
Traditional banking	514	511	2	0.5%
Contingent liabilities and commitments	99	102	(3)	(2.5%)
Collection and payment services	415	410	5	1.2%
Banking financial product sales	343	336	7	2.0%
Investment funds	130	130	(0)	(0.2%)
Pension funds	69	65	4	6.5%
Insurance and others	145	412	3	2.0%
Total fees and commissions and banking sales	857	848	9	1.1%
Other commissions income	311	302	9	3.0%
Security services	69	57	12	20.3%
Structuring and design operations	38	29	9	30.4%
Recovered written off assets	4	22	(18)	(82.5%)
Claim of debtor positions	128	125	3	2.6%
Others	72	69	3	4.4%
Fees and commission income	1,168	1,150	18	1.6%
Fees and commission expenses	87	85	2	2.9%
Total net commissions	1,081	1,065	16	1.5%

(*)	Financial Statement amounts rounded to millions of euros

Gains and losses on financial assets and liabilities has totaled EUR 298 million, 27.4% less than at 31 December 2018 mainly in response to the lower volume of fixed-income sales during the year.

Other operating income and expenses showed a net expense of EUR 249 million at 31 December 2019, an increase of EUR 11 million from the last year. In 2019, the change in this line item of the income statement included mainly the larger annual contribution to the Deposit Guarantee Fund (FGD) and the Single Resolution Fund (SRF).

The other items comprising gross margin (dividends, share of other recognised income and expense of entities accounted for using the equity method and exchange differences) totaled EUR 93 million at December 2019, up EUR 11 million from the year earlier, thanks mostly to the larger dividend income (Sa Nostra Vida).

Operating expenses

Operating expenses (administrative expenses and depreciation) fell by 4.8% to EUR 1,616 million at 31 December 2019, due to the realisation of the initial cost synergies after the merger with BMN and the implementation of various expense control plans during the year. This decrease was in line with the target of controlling costs and managing efficiency as a core element of the Group’s strategy.

The Group’s efficiency ratio (operating expenses/gross income) at 31 December 2019 stood at 56% opposite to 55.5% registered at 31 December 2018.

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			Variation Dec-18
	Dec-19	Dec-18	Amount	%
	(millions of euros) (*)
Staff costs	1,119	1,161	(41)	(3.6	%0
Wages and salaries	817	882	(65)	(7.4%)
Social security costs	227	219	8	3.6%
Pension plans	50	32	18	55.7%
Others	25	27	(2)	(8.1%)
Other administrative expenses	496	535	(39)	(7.3%)
Real state, facilities, and material	59	120	(60)	(50.4%)
IT and communications	207	192	16	8.1%
Adverting and publicity	54	52	3	5.4%
Technical reports	37	27	9	33.5%
Surveillance services and fund transfer	18	18	(0)	(0.2%)
Levies and taxes	32	30	3	9.3%
Insurance and self-insurance premiums	4	4	(0)	(0.7%)
Other expenses	85	94	(9)	(9.7%)
Total administrative expenses	1,616	1,696	(81)	(4.8%)
Efficiency ratio	56.0%	55.5%	+0.5 p.p.	0.8%

(*)	Financial Statement amounts rounded to millions of euros

Pre-provision operating income

The performance of operating income and expenses placed pre-provision profit´s margin in EUR 1,428 million at 31 December 2019, down EUR 69 million (-4.6%) on the amount reported in December 2018, since the cost savings were not enough to make up for the entire fall in gains and losses on financial assets and liabilities.

Provisions and write-downs

Provisions, which include provisions for pending legal issues, tax litigation, commitments and guarantees given, and other provisions, amounted to EUR 15 million at 31 December 2019, mainly regarding the funds provisioned by the Group for the pending legal issues. Conversely, in 2018 the Group recognised a positive figure of EUR 10 million.

Impairment of financial assets not measured at fair value through profit or loss, which includes mainly provisions for credit losses, increased by EUR 36 million (+8.5%) to EUR 463 million on the amount reported in December 2018, reflecting provisions allocated to cover the costs related the efforts to reduce NPL portfolios.

Impairment of investments in joint ventures and associates which includes a positive impact of EUR 1 million in 2019, whereas last year these impairment tests of the equity investments in associates and joint ventures did not uncover the need to make any additional allowances, giving rise to the reversal of impairment of EUR 41 million for the investment held in Caser. Impairment of non-financial assets, mainly goodwill, property, plant and equipment, investment properties and inventories, amounted to EUR 20 million, down 33.9% year-on-year.

The trends in the various items of provisions and impairments resulted in total charges at 31 December 2019 of EUR 497 million, up 16.5% from the amount provisioned on 2018.

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Other gains and other losses

This item mainly includes impairment of the non-current assets held for sale (mainly, REOs and investments in investees) of the Group results of the sale of property and share stakes. At 31 December 2019, it shows a negative figure of the EUR 176 million, up on EUR 25 million reported in December 2018.

Attributable profit

The Bankia Group obtained profit attributable to the parent in 2019 of EUR 541 million, down 23% year- on-year due to the lower amount of gains and losses for financial operations associated with the doubtful credit reduction effort during the year.

4.- ALTERNATIVE PERFORMANCE MEASURES

In addition to the financial information prepared in accordance with the criteria described in Note 1.3 on the financial statements, the Bankia Group uses certain alternative performance measures (“APMs”) widely used in the banking sector as indicators for monitoring the management of the Group’s assets and liabilities and its financial and economic position. In compliance with the ESMA transparency directive for the protection of investors, published in October 2015, the following tables present breakdowns of all the APMs used in this document, as well as their definition, the relevance of its use and the reconciliation with balance sheet and income statement line items used in their calculation.

4.1.- Activity and business

Customer managed funds

Definition: sum of customer deposits, senior and subordinated wholesale issued notes, off-balance sheet customer resources.

Relevance: the measure is used as an indicator of the total volume of funds raised by the Group on the market.

Calculation method: sum of the following items:

•	Customer deposits

•	Debt securities issued

•	Balances of investment companies and funds and pension funds disclosed in note 27.3 to the consolidated financial statements.

		Dec-19	Dec-18	Dec-17
(millions of euros)
	+ Customer Deposits	124,785	126,319	130,396
	+ Debt securities issues	18,680	18,360	19,785
Sum	+ Investment companies and funds	19,809	17,210	15,726
	+ Pension funds	7,826	7,364	6,738
=	Customer managed funds	171,100	169,254	172,645

Total Turnover

Definition: sum of loans and advances, customer deposits, senior and subordinated wholesale issued and off- balance sheet customer resources.

Relevance: this measure is used as an indicator of the Group’s performance by the total volume of funds loaned and raised in the market.

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Calculation method: sum of the following items:

•	Loans and advances to customers

•	Customer deposits

•	Debt securities issued

•	Balances of investment companies and funds and pension funds disclosed in note 27.3 to the consolidated financial statements.

		Dec-19	Dec-18	Dec-17
			(millions of euros)
	+ Loans and advances to customers (non-trading financial assets)	11	9	0
	+ Loans and advances to customers (financial assets at amortised cost)	117,433	118,286	123,025
Sum	+ Customer Deposits	124,785	126,319	130,396
	+ Debt securities issues	18,680	18,360	19,785
	+ Investment companies and funds	19,809	17,210	15,726
	+ Pension funds	7,826	7,364	6,738
=	Total turnover	288,544	287,549	295,670

4.2.- Profitability and efficiency

Gain and losses on financial assets and liabilities

Definition: sum of the profit/ (loss) from management of financial assets and liabilities and hedge accounting.

Relevance: a figure commonly used in the banking sector to track the trend of revenue obtained from activities outside the typical banking business.

Calculation: sum of the following income statement line items:

•	Gains or (-) losses on derecognition of financial assets and liabilities not measured at fair value through profit or loss, net

•	Gains or (-) losses on financial assets and liabilities held for trading, net

•	Gains or (-) losses on non-trading financial assets mandatorily at fair value through profit or loss, net

•	Gains or (-) losses on financial assets and liabilities designated at fair value through profit or loss, net.

•	Gains or (-) losses from hedge accounting, net

		Dec-19	Dec-18	Dec-17
			(millions of euros)
	+ Gains or (-) losses on derecognition of financial assets and liabilities no measured at fair value through profit or loss, net	289	400	310
	+ Gains or (-) losses on financial assets and liabilities held for trading, net	20	40	87
Sum	+ Gains or (-) losses on non-trading financial assets mandatorily at fair value through profit or loss, net	1	(0.4)	0
	+ Gains or (-) losses on financial assets and liabilities designated at fair value through profit or loss, net	0	0	0
	+ Gains or (-) losses from hedge accounting net	(12)	(29)	(30)
=	Gain and losses on financial assets and liabilities	298	411	367

Pre-provision operating income /expenses

Definition: gross operate income less administrative expenses and depreciation.

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Relevance: a metric commonly used in the banking sector to monitor the performance of the bank’s operating profit or loss excluding expenses arising from provisions for contingencies, credit risk, and impairment of real estate assets and equity investments.

Calculation: the aggregate of the following income statement line items:

•	Gross income

•	Administrative expenses

•	Depreciation

		Dec-19	Dec-18	Dec-17
			(millions of euros)
	+ Gross income	3,245	3,368	3,064
Sum	+ Administrative expenses	(1,616)	(1,696)	(1,852)
	+ Depreciation	(201)	(174)	(174)
=	Pre-provisions operating income / expenses	(1,428)	1,498	1,038

Core profit or loss

Definition: the profit or loss obtained by the Group from its typical business (net interest income and fee and commission income) less operating expenses (administrative expenses and depreciation).

Relevance: used to compare operating costs with the revenue generated by the Bank’s recurring business.

Calculation: the aggregate of the following income statement line items:

•	Net interest income

•	Net fees and commissions (fee and commission income less fee and commission expenses))

•	Administrative expenses

•	Depreciation

		Dec-19	Dec-18	Dec-17
		(millions of euros)
	+ Net interest income	2,023	2,049	1,968
	+ Net fees and commissions (fee and commission income less fee and commission expenses)	(1,616)	(1,696)	(1,852)
Sum	+ Administrative expenses
	+ Depreciation	(201)	(174)	(174)
=	Core profit or loss	(1,428)	1,498	1,038

Customer margin

Definition: difference between the average interest rate charged on loans and advances to customers and the average interest rate paid on customer deposits.

Relevance: a commonly used metric in the banking sector to measure the profitability obtained by the Bank in its ordinary operations with customers.

Calculation: the average interest rate charged on loans and advances to customers is interest income on loans and advances to customers in the period divided by the average month-end balance of loans and advances to customers of the period analysed.

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The average interest rate paid on customer deposits is interest expenses on customer deposits in the period divided by the average month-end balance of customer deposits in period analysed. Where the metric is presented at a date before the end of the reporting period, the numerator of both variables (interest income and interest expenses) is annualised.

		Dec-19	Dec-18	Dec-17
		(millions of euros)
%	A Average interest rate charged on loans and advances to customers (a)(b)	1.73%	1.68%	1.68%
Numerator	(a) Interest income on loans and advances to customers	2,042	2,018	1,746
Denominator	(b) Average month-end balances of loans and advances to customers	118,373	120,282	104,103
%	B Average interest rate paid on customer deposits (c)/(d)	0.09%	0.12%	0.10%
Numerator	(c) Interest expenses on customer deposits	121	153	103
Denominator	(d) Average month-end balances of customer deposits	127,739	125,873	103,818
A-B =	Customer margin (%)	1.63%	1.56%	1.58%

Balance sheet differential

Definition: difference between the average return on assets and the average cost of liabilities and equity.

Relevance: this metric is commonly used by credit institutions to measure the profitability obtained on all their investments in assets.

Calculation: the average return on assets is total interest income for the period divided by the average month- end balance of assets of the period analysed.

The average cost of liabilities and equity is total interest expenses for the period divided by the average month- end balance of total liabilities and equity of the period analysed. Where the metric is presented at a date before the end of the reporting period, the numerator of both variables (interest income and interest expenses) is annualised.

		Dec-19	Dec-18	Dec-17
		(millions of euros)
%	A Average return on assets (a)(b)	1.18%	1.19%	1.26%
Numerator	(a) Total interest income	2,459	2,459	2,454
Denominator	(b) Average month-end balances recognized assets	208,852	206,524	183,228
%	B Average cost of liabilities and equity (c)/(d)	0.21%	0.20%	0.19%
Numerator	(c) Total interest expenses	436	405	341
Denominator	(d) Average month-end balances of total equity and liabilities	208,852	206,524	183,228
A-B =	Balance sheet differential (%)	0.97%	0.99%	1.07%

ROA

Definition: measures the return on assets.

Relevance: this metric is commonly used, not only in the banking sector, but also other industries to measure the entities ‘capacity to generate returns on the assets in which they invest.

Calculation: is profit or loss for the period, as shown in the income statement (numerator) divided by the average month-end balance of assets of the period analysed. Where the metric is presented at a date before the end of the reporting period, the numerator is annualised.

31

		Dec-19	Dec-18	Dec-17
		(millions of euros)
Numerator	(a) Profit/loss	542	703	494
Denominator	(b) Average month-end balances of the period analysed	208,852	206,524	183,228
A-B =	ROA (%)	0.3%	0.3%	0.3%

RORWA

Definition: measures the return obtained from the average risk-weighted assets.

Relevance: this metric is commonly used in the financial sector to measure the return on risk-weighted assets, which includes an adjustment factor according to the risk taken by the Bank in the various types of assets in which it invests.

Calculation: profit or loss for the period divided by risk-weighted assets at the end of the period. Where the metric is calculated at a date before the end of the reporting period, the numerator is annualised.

		Dec-19	Dec-18	Dec-17
		(millions of euros)
Numerator	(a) Profit/loss	542	703	494
Denominator	(b) Regulatory risk-weighted assets	77,635	82,381	86,042
(a)/(b) =	RORWA (%)	0.7%	0.9%	0.6%

ROE

Definition: measures the return obtained from own founds.

Relevance: is a standard measure of profitability in the banking and other business sectors used to measure the return on shareholders’ equity.

Calculation: profit or loss attributable to owners of the parent divided by the average month-end balances of equity for the 12 months preceding the period end, adjusted for expected dividends. Where the metric is calculated at a date before the end of the reporting period, the numerator is annualised.

		Dec-19	Dec-18	Dec-17
		(millions of euros)
Numerator	(a) Profit/loss attributable to owners of the parent	541	703	505
Denominator	(b) Average value of equity adjusted for expected dividends	12,807	12,648	12,286
(a)/(b) =	ROE (%)	4.2%	5.6%	4.1%

ROTE

Definition: measures the return on equity excluding intangible assets.

Relevance: a metric used to measure the return on entities’ tangible equity.

Calculation: profit or loss attributable to owners of the parent divided by the average month-end balances of equity less intangible assets for the 12 months preceding the period-end, adjusted for expected dividends. Where the metric is calculated at a date before the end of the reporting period, the numerator is annualised.

		Dec-19	Dec-18	Dec-17
		(millions of euros)
Numerator	(a) Profit/loss attributable to owners of the parent	541	703	505
Denominator	(b) Average value of equity adjusted for expected dividends	12,454	12,375	12,053
(a)/(b) =	ROTE (%)	4.3%	5.7%	4.2%

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Efficiency ratio

Definition: measures operating costs as a percentage of gross income.

Relevance: this metric is commonly used in the banking sector to compare costs incurred with income generated.

Calculation: operating expenses (administrative expenses and depreciation) for the period divided by gross income, with both taken from the income statement. Where the metric is calculated at a date before the end of the reporting period, operating expenses and gross for last 12 months is taken to eliminate the impact of the temporary lag between the accrual of certain expenses; e.g. the contribution to the Deposit Guarantee Fund, which is usually made in the last quarter of the year.

		Dec-19	Dec-18	Dec-17
		(millions of euros)
Numerator	(a) Operating expenses	1,817	1,870	2,026
	Administrative expenses	1,616	1,696	1,852
	Depreciation	201	174	174
Denominator	(b) Gross income	3,245	3,368	3,064
(a)/(b) =	Efficiency ratio (%)	56.0%	55.5%	66.1%

4.3.- Risk management

NPL ratio (%)

Definition: relationship between non-performing loans and the total balance of customer credit risk and contingent risks. This metric includes insignificant amounts with the public sector, credit institutions and fixed- income securities.

Relevance: is one of the main indicators used in the banking sector to monitor the status and performance of the entities’ credit risk.

Calculation: doubtful risks divided by the Group’s total risks, which mostly comprise loans and advances to customers.

		Dec-19	Dec-18	Dec-17
		(millions of euros)
Numerator	A Doubtful risks(a)+(b)+(c)	6,465	8,416	12,117
	(a) Loans and advances to customers	5,853	7,716	11,304
	(b) Contingent risks	600	684	795
	(c) Credit institutions and fixed income	13	15	17
Denominator	B Total risks (d)+(e)+(f)	128,156	129,792	136,353
	(d) Loans and advances to customers	119,440	121,464	127,456
	(e) Contingent risks	8,703	8,312	8,879
	(f) Credit institutions and fixed income	13	15	17
A/B =	NPL ratio (%)	5.0%	6.5%	8.9%

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NPL coverage ratio

Definition: measures the degree of impairment of NPLs for which impairment allowances have been recognised.

Relevance: a commonly used metric in the banking industry to monitor coverage with provisions for doubtful risks.

Calculation: NPL provisions divided by the Group’s doubtful risks. NPL provisions included all provisions set aside by the Group to cover doubtful risks. Doubtful risks include both loans and advances to customers and contingent risks and non-performing loans and advances to credits institutions and fixed income.

		Dec-19	Dec-18	Dec-17
		(millions of euros)
Numerator	(a) NPL provisions	3,491	4,593	6,151
Denominator	(b) Doubtful risks	6,465	8,416	12,117
(a)/(b) =	NPL coverage ratio (%)	54.0%	54.6%	50.8%

4.4.- Liquidity

Loan to deposits (LTD)

Definition: a metric used to measure the relationship between loans granted to customers and deposits taken from customers.

Relevance: a metric commonly used by financial institutions to measure the level of funding of loans and receivables with customer deposits.

Calculation: net loans and advances to customers divided by the sum of customer deposits in the balance sheet plus funds raised through second-floor loans received from the EIB and ICO. Reverse repurchase agreements are subtracted from the balance of loans and advances to customers, and repurchase agreements are subtracted from customer deposits.

		Dec-19	Dec-18	Dec-17
		(millions of euros)
Numerator	A Loans and advances to customers(a)+(b)+(c)	117,429	118,281	122,769
	(a) Loans and customer advances (non-trading financial assets)	11	9	0
	(b) Loans and customer advances (financial assets at a amortised cost	117,433	118,286	123,025
	(c) Reverse repurchase agreements	(15)	(14)	(256)
Denominator	B Customer deposits and second-floor loans (d)+(e)+(f)	127,892	129,699	130,735
	(d) customer deposits	124,785	126,319	130,396
	(e) Reserve repurchase agreement	(46)	(44)	(2,668)
	(f) Second-floor loans received from the EIB and ICO	3,153	3,424	3,007
A/B =	LTD ratio (%)	91.8%	91.2%	93.9%

4.5.- Share data

Market cap

Definition: economic metric indicating the total value of all shares of a listed company or financial institution.

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Relevance: it is an indicator that reflects the equity value of the company in the market which, unlike book value, fluctuates in accordance with supply and demand of the shares in the market.

Calculation: the number of shares at the period-end times the share price at the period-end.

		Dec-19	Dec-18	Dec-17
	(a) Number of shares at the period-end (millions)	3,070	3,085	3,085
	(b) Share price at period-end (euros)	1.90	2.56	3.99
(a)+(b) =	Market cap (millions de euros)	5,840	7,898	12,300

Earnings per share

Definition: earnings per share (EPS) is the part of profit attributable to each share of a company or financial institution.

Relevance: earnings per share is one of the most widely used measures in the financial and business sector to assess the returns for the company’s or financial institution’s shareholders.

Calculation: profit or loss attributable to owners of the parent (numerator) divided by the number of shares outstanding at the period-end (denominator). Where the metric is calculated at a date before the end of the reporting period, the numerator is annualised.

		Dec-19	Dec-18	Dec-17
Numerator	(a) Profit or loss attributable to owners of the parent (millions)	541	703	505
Denominator	(b) Number of shares at period-end (millions)	3,070	3,085	3,085
(a)/(b) =	Earnings per share (euros)	0.18	0.23	0.16

5.- FUNDING STRUCTURE AND LIQUIDITY

Notes 3.2 and 3.3 to the consolidated annual financial statements for the period ended 31 December 2019 describes Bankia Group’s liquidity management policies and provide details on maturities of financial assets and financial liabilities that allows as to forecast its liquidity balance at different maturities. Accordingly, this section refers to the performance of the Group’s main liquidity indicators and funding sources in 2019.

The Group’s goal is to maintain a long-term financing structure that is in line with the liquidity of its assets and whose maturity profiles are compatible with the generation of stable, recurring cash flows.

According to the retail business model underpinning its banking activity, the Bankia Group’s main source of funding are strict customer deposits, which cover the whole of net loans and advances to customers at 31 December 2019. Funds obtained through customer deposits are complemented by wholesale funding geared towards the medium and long term (issuances), repos arranged in the market, balances with the ECB and (non- marketable), securitisations and single mortgage bonds.

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On 2019, the amount of liquidity raised through external funding sources rose by EUR 3,308 million from 31 December 2018, as shown in the following table:

FUNDING SOURCES – BANKIA GROUP

			Variation Dec-18		% of the total
	Dec-19	Dec-18	Amount	%	Dec-19	Dec-18
	(Millions of euros) (*)
Strict customer deposit	119,504	120,028	(523)	(0.4%)	64.5%	66.0%
Public sector	4,778	6,608	(1,830)	(27.7%)	2.6%	3.6%
Other financial companies	7,328	8,218	(890)	(10.8%)	4.0%	4.5%
Current accounts	4,926	5,731	(805)	(14.0%)	2.7%	3.2%
Term deposits	2,402	2,488	(85)	(3.4%)	1.3%	1.4%
Non-financial companies	13,335	14,340	(1,006)	(7.0%)	7.2%	7.9%
Current accounts	12,168	12,034	134	1.1%	6.6%	6.6%
Term deposits	1,167	2,306	(1,139)	(49.4%)	0.6%	1.3%
Households	94,063	90,861	3,202	3.5%	50.8%	50.0%
Current accounts	67,516	59,632	7,883	13.2%	36.5%	32.8%
Term deposits	26,547	31,229	(4,681)	(15.0%)	14.3%	17.2%
Wholesaler funding	25,547	25,505	42	0.2%	13.8%	14.0%
Deposits and credit institutions (1)	6,867	7,145	(277)	(3.9%)	3.7%	3.9%
Debt securities issued	18,680	18,360	320	1.7%	10.1%	10.1%
Single mortgage bonds	5,235	6,248	(1,013)	(16.2%)	2.8%	3.4%
Repos	19,639	14,687	4,952	33.7%	10.6%	8.1%
Central banks	13,809	13,856	(47)	(0.3%)	7.5%	7.6%
Others	1,443	1,545	(103)	(6.6%)	0.8%	0.8%
Total external funding sources	185,176	181,869	3,308	1.8%	100.0%	100.0%

(*)	Financial Statement amounts rounded to millions of euros

(1)	Includes interbank deposits, collateral posted and other loans and deposits from credit institutions

Customer funds reached EUR 119,504 million, 64.5% of the Group’s funding mix, compared to 66% in December 2018, with the following breakdown: (i) 50.8% households, (ii) 7.2% non-financial corporations, (iii) 4% other financial institutions and (iv) 2.6% public sector deposits. Customers continued to transfer savings to current accounts and short-term deposits during 2019, along with off-balance sheet products under management further illustrating the shift of funds by Bankia customers away from longer-term products earning lower interest.

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Wholesale funding stood at EUR 25,547 million at 31 December 2019, representing 13.8% of external funding (14% at 31 December 2018), and comprising mainly mortgage-backed securities and deposits from credit institutions. The balance increased by EUR 320 million in 2019 on the back of new issues carried out during the year, mostly to bolster the Group’s minimum requirement for eligible liabilities (MREL).

Repos arranged through clearing houses and in the market stood at EUR 19,639 million, representing 10.6% of the Bankia Group’s external funding at December 2019 compared to 8.1% in year end 2018. This activity forms part of the Group’s strategy to diversify its funding sources, to reduce costs, and to maintain alternative external funding secured by liquid assets, other than that of the ECB.

ECB financing has remained stable, amounting EUR 13,809 million on 2019. As a result, the weight of central banks on the Bankia Group’s funding structure stands at 7.5% of external funding compared to 7.6% in December 2018. Practically, the total funding from central banks held by the Bankia Group at 31 December 2019 was related to funds obtained in the TLTRO II and TLTRO III programmes.

Lastly, non-marketable mortgage-backed securities disclosed within customer deposits and other funding sources amounted to a combined EUR 6,678 million at 31 December 2019. They are a residual component of the Group’s funding structure, representing 2.8% and 0.8%, respectively, of the Bankia Group’s borrowings.

Core liquidity metrics remain at comfortable levels. The commercial Gap, i.e. the difference between loans (excluding reverse repos) and strict customer deposits, plus funds received from the EIB and ICO to extend second-floor loans, was a negative EUR 5,228 million at 31 December 2019, in compared to a negative EUR 5,170 million at the end of December 2018. The “Loan to deposits” or LTD ratio (net loans less reverse repos divided by strict customer deposits less reverse repos plus funds received for second-floor loans) ended 2019 in 91.8% (91.2% on December 2018), reflecting the Group’s model in funding through customer deposits.

The Group has a comfortable debt maturity profile, with EUR 420 million in 2020 and EUR 2,235 million in 2021, which are mainly mortgage-backed securities (EUR 2,443 million in 2019 and 2018). To cover these maturities and scheduled redemptions in the coming years, the Group had EUR 33,117 million of available liquid assets at December 2019, equivalent to a 15.9% of the Group’s assets and covers its entire wholesale debt maturities (EUR 22,890 million).

Therefore, with manageable debt maturities in coming quarters and a favourable capital markets environment, Bankia Group has a great deal of flexibility to meet its short- or medium-term funding needs, enabling it to maintain a solid balance sheet structure.

LIQUIDITY RESERVE – BANKIA GROUP

			Variation Dec-18
	Dec-19	Dec-18	Amount	%
	(Millions of euros) (*)
Highly liquid available assets (1)	15,538	17,678	(2,140)	(12.1%)
Undrawn amount on the facility	6,161	11,339	(5,178)	(45.7%)
Cash (2)	11,418	2,921	8,497	290.9%
TOTAL	33,117	31,938	1,179	3.7%

(*)	Financial Statement amounts rounded to millions of euros.

(1)	Market value cut by ECB.

(2)	Bills, coins and Central Banks accounts reduced minimal reserves.

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6.- CAPITAL MANAGEMENT, SOLVENCY AND LEVERAGE RATIO

Capital management geared at all times to complying with minimum regulatory requirements and with the risk appetite target or level established by the Group is a key cornerstone of the Group’s Corporate Risk Appetite and Tolerance Framework.

The entry into force of the solvency requirements known as BIS III on 1 January 2014, which then marked a change and entailed tougher quality and minimum capital requirements, has led to a raft of regulatory changes impacting the solvency of financial institutions. By adequately managing its capital, the Bankia Group has been able to bolster its solvency and minimise the impact of these regulatory changes.

On 7 June 2019, the European Parliament and the Council published a legislative package which contains amendments to (i) CRD IV, (ii) CRR, (iii) Directive 2014/59/EU of the European Parliament and of the Council, of 15 May 2014, establishing a framework for the recovery and resolution of credit institutions and investment firms (the “BRRD”) and (iv) Regulation (EU) 806/2014 of the European Parliament and of the Council (the “SRM regulation”) (collectively the “EU Banking Reform Package”) to reinforce the capital and liquidity positions of banks and strengthen the framework for the recovery and resolution of banks in difficulty. The EU Banking Reform Package has entered into force on 27 June 2019, with a two-year phase-in for implementing certain amendments.

Note 4 to Bankia Group’s financial statements describes the capital management targets and policies, their involvement in the Capital Planning process and their impact on the Group’s Risk Appetite Framework. It also details developments in regulations for calculating solvency ratios and metrics, leverage and MREL. Therefore, from a management perspective, this point looks at trends in solvency and leverage ratios in 2019 and the main impacts affecting their composition and performance.

Solvency levels

In February 2019, the European Central Bank notified the Bank Group of the minimum capital requirements in the SREP applicable to it for 2019. The Pillar 2 Requirement is unchanged from 2018, at 2%. Therefore, in 2019, after the end of the transitional period applicable to capital buffers, a minimum Common Equity Tier I capital ratio of 9.25% (8.563% at December 2018) and a minimum Total Capital ratio of 12.75% (12.063% at 31 December 2018) are required, both measured in relation to its transitional (phase-in) regulatory capital.

Regarding combined capital buffer requirements, bearing in mind the phase-in period provided for in Law 10/2014, which ended on 1 January 2019, the capital conservation buffer applicable in 2019 is 2.5% (1.875% in 2018), corresponding to 100% (75% in 2018).

In addition, Bankia Group was identified by the Bank of Spain as another systematically important institution (0-SII), and a Common Equity Tier I capital buffer was stablished at 0.25% of its total exposure on a consolidated basis. In 2019, 100% of the buffer has been required (75% in 2018), which supposes a 0.25% buffer requirement (0.1875% in 2018).

Finally, the Group’s countercyclical buffer, calculated based on the geographical location of its exposures, is 0%. This is because the Group’s exposures are located in countries (mainly Spain) whose supervisors have established the buffer at 0% for exposures in their territories. The combined buffer requirements applicable for 2019 has been 2.75% (2.5% for the capital conservation buffer and 0.25% for the “other systemically important institution” (O-SII) after the end of the phase-in period, so the phase-in and fully-loaded minimum capital requirements will be the same.

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In December 2019, the European Central Bank notified the Bankia Group of the capital requirements applicable to it in 2020: a minimum Common Equity Tier 1 ratio of 9.25% and a minimum Total Capital ratio of 12.75%, both measured in relation to its transitional (phase-in) regulatory capital. These thresholds include the minimum required under Pillar I (4.5% in terms of common equity tier 1 capital and 8% at the total capital level), the Pillar II requirement (2%) and the combined buffers applicable to the Group (2.75%).

In December 2019, the Bankia Group achieved a Common Equity Tier 1 (BIS III Phase In) ratio of 14.32% and a Total Capital (BIS III Phase) ratio of 18.09%. These capital levels represent a CET 1 surplus of EUR 3,939 million and a Total Capital Ratio surplus of EUR 4,144 million over the minimum regulatory requirements for 2019, as detailed in the following table:

BANKIA GROUP Solvencia Basilea III

	December 2019 (*)(**)		December 2018 (*)
	(Millions of euros and %)
Eligible capital
Common Equity Tier I	11,120	14.32%	11,367	13.80%
Equity tier I	12,370	15.93%	12,617	15.31%
Equity tier II	1,672	2.15%	1,863	2.26%
Total Equity BIS III	14,042	18.09%	14,480	17.58%

	Dec. 2019 (*)	Dec. 2018
Risk weighted assets BIS III
Credit risk (include CVA)	70,990	74,921
Operational risk	5,564	5,881
Market risk	1,080	1,579
Total weighed assets BIS III	77,635	82,381

Excess / (Minimal regulatory defects)	December 2019 (*)(**)		December 2018 (*)
		minimum		minimum
Excess Common equity Tier I Bis III	3,939	9.250%	4,313	8.563%
Total Equity BIS III	4,144	12.750%	4,542	12.063%

(*)	Including the amount of net profit allocated to reserves.

(**)	Estimated at 31/12/2019.

At 31 December 2019, the phase-in Common Equity Tier 1 ratio stood at 14.32%, up by +52 basis points. In 2019, Bankia Group has maintained its organic CET 1 generation model (+86 bp), allowing it to offset negative one-off impacts arising from amendments to regulations and continue meeting the CET 1 target set in its Corporate Risk Appetite and Tolerance Framework.

The main factors explaining CET 1 Phase-in capital performance in 2019:

•	The calendar effect has had an impact of -24 basis points.

•	Adoption of IFRS 16 has had an impact of -10 bp.

•	Organic generation in the year of +86 bps, including mostly profit attributable to the Group (EUR +541 million) net of the regulatory dividend (EUR -355 million), the increase in unrealised gains on financial assets at fair value and the decrease in credit risk-weighted assets.

Bankia Group’s phase-in Total Capital ratio increased by +51 bp in 2019, to 18.09%, mainly because of the trend in Common Equity Tier I and the reduction of the total amount of provisions included in Tier II capital. In February, Bankia issued EUR 1,000 million of subordinated debt eligible as total capital to replace the issue of EUR 1,000 million of subordinated debt redeemed early in May. The following chart shows the trend in capital ratios:

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It also presents reconciliation of equity in the balance sheet to regulatory capital, including dividend income for the year earmarked for reserves.

BANKIA GROUP reconciliation between Equity and Qualifying Capital BIS III

	Dec. 2019 (*) (**)	Dec. 2018 (*)	Variation	% Variation
	(Millions of euros and %)
Qualifying elements
Own funds	13,142	13,030	112	0.9%
Other comprehensive accumulated income	180	147	33	22.1%
Non-controlling interests	13	12	1	6.8%
Total Equity (Public Balance)	13,335	13,189	146	1.1%
Adjustment between public and regulatory balance	(0.0)	0.4	(0.4)	—
Total Equity (Regulatory balance)	13,335	13,190	145	1.1%

Non-qualifying equity elements	(52)	(53)	2	(3.1%)
Ineligible valuation adjustments as CE T-1	(26)	(24)	(2)	6.5%
Non-controlling interests	(13)	(13)	(0)	3.4%
Regulatory auto portfolio adjustments	(12)	(16)	4	(23.3%)
Regulatory capital deductions	(2,164)	(1,770)	(394)	22.2%
Intangible assets and other deductions (regulatory balance	(681)	(530)	(150)	28.3%
Deferred tax assets	(1,089)	(847)	(242)	28.6%
Valuation adjustments due to prudent requirements (AV	(38)	(36)	(2)	6.9%
Dividends	(355)	(357)	2	(0.5%)
Common Equity Tier I	11,120	11,367	(247)	(2.2%)
Additional Equity Tier I	1,250	1,250	0	—
Equity Tier II	1,672	1,863	(191)	(10.2%)
TOTAL REGULATORY EQUITY (*)	14,042	14,480	(437)	(3.0%)

(*)	Including the amount of net profit earmarketed for reserves.

(**)	Estimated at 31/12/2019.

The minimum capital requirements cover credit, foreign currency, market and operational risks.

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At 31 December 2019, the capital requirements for credit risk, including equity and CVA, amounted to EUR 5,679 million (EUR 70,990 million risk-weighted assets). At present, the requirements for credit risk are calculated using both the standardised and internal rating-based approaches. Currency and market risk exposures were calculated using internal models. During 2019, the requirements included an increase related to the calculation model and not merely to market activity. At 31 December 2019 capital requirements for this concept amounted to EUR 86 million (EUR 1,080 million risk-weighted assets).

Finally, the Bankia Group used the standardised approach to calculate the capital requirements for operational risk, totaling EUR 445 million at 31 December 2019 (EUR 5,564 million risk-weighted assets).

Leverage ratio

The leverage ratio was implemented by the December 2010 Capital Framework of the Basel Committee on Banking Supervision (BCBS), which introduced this new metric as a supplementary ratio to solvency requirements but unrelated to risk measurement with the aim of including the leverage ratio as a binding Pillar I requirement.

Since January 2014, there is an indicative 3% of CET 1 which was set by the BCBS. It is important to remark that the EU Banking Reforms established a binding leverage ratio requirement of 3% of tier 1 capital for all banks, and an additional buffer requirement for global systemically important banks, which came into force on 27 June 2020.

At 31 December 2019, the Bankia Group’s leverage ratio (phase-in) stood at 5.89%, above the 3% minimum requirement. In 2019, the leverage ratio decreased by -20 basis points due mainly to exposure of the balance sheet caused by the increased balance of cash, deposits at central banks and credit institutions and the passage of time in the transitional period applicable to Tier I capital, with an impact on the ratio of -18 bp. The impact of the overall decline in the Phase-in Tier 1 Capital on the ratio was -2 bp.

The following table provides a breakdown of the leverage ratio at 31 December 2019 and comparisons to 31 December 2018 along with a reconciliation of total assets on the balance sheet and leverage exposure measure:

BANKIA GROUP leverage ratio

	Dec. 2019 (*) (**)	Dec. 2018 (*)
	(Millions of euros and %)
Items
Tier 1 Capital	12,370	12,617
Exposure	210,098	207,078
Leverage ratio	5.89%	6.09%
Reconciliation between Public Balance sheet and exposure for leverage ratio
Total Assets Public Balance	208,468	205,223
(+/-) Adjustments difference between Public and Regulatory Balance	4	(330)
(-) Items already deducted from Tier 1 capital	(1,773)	(1,385)
(-) On-balance sheet derivatives assets	(9,018)	(8,649)
(+) Derivative exposure	644	721
(+) Add-ons for counterparty risk in securities financing transactions (SFTs)	3,475	3,925
(+) Off-balance sheet items (including use of CCFs)	8,297	7,574
Total exposure leverage ratio	210,098	207,078

(*)	Including the amount of net profit earmarketed for reserves.

(**)	Estimated at 31/12/2019.

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Minimum requirement for own funds and eligible liabilities (MREL)

Regarding the internal loss absorption mechanism provided for in Directive 2014/59/EU of the Parliament and of the Council establishing a framework for the recovery and resolution of credit institutions and investment firms (the BRRD), a minimum requirement for own funds and eligible liabilities (MREL) with loss- absorbing capacity is defined, implying that the entities subject to this requirement must have liabilities with certain characteristics that favour the absorption of losses in the event of resolution of the institution. As noted previously, the EU Banking Reform Package introduces amendments to the BRRD; e.g. regarding minimum requirements of subordination of MREL eligible liabilities and the determination of a maximum distributable amount (MDA); i.e. limit on the discretionary distribution of capital, in terms of MREL.

On 16 May 2019, the Group received formal notification by the Bank of Spain on the decision taken by the Single Resolution Board on its minimum requirement for own funds and eligible liabilities (MREL). In accordance with this notification, the Group has until 1 July 2021 to reach a minimum amount of own funds and eligible liabilities equal to 23.66% of its risk-weighted assets calculated as at year-end 2017. The MREL would be equivalent to 10.02% in terms of total liabilities and own funds (“TLOF” or “Total Liabilities and Own Funds”).

As at 31 December 2019, Bankia Group’s MREL, calculated according to the SRB’s eligibility criteria currently in effect, stood at 21.92% of total risk-weighted assets.

In addition to the EUR 1,000 million subordinated debt issue carried out in February to replace the EUR 1,000 million issue of subordinated debt redeemed early in May. The Group issued EUR 1,250 million of senior debt and EUR 1,250 million of senior non-preferred debt in 2019. Both issues are eligible for the MREL and, together with the increase in total phase-in capital, resulted in an increase in the MREL ratio of + 359 basis points in 2019. These issues fall under the Group’s 2019-2021 funding plan, which calls for the issuance of around EUR 5,000 million to meet the 23.66% MREL target by 1 July 2021.

BANKIA GROUP MREL ratio

	Dec. 2019 (*) (**)	Dec. 2018 (*)
	(Millions of euros and %)
Items
Total capital BIS III	14,042	14,480
Liabilities eligible for MREL	2,976	622
Total own funds and eligible liabilities MREL	17,018	15,102
Total risk-weighted assets BIS III	77,635	82,381
Ratio MREL / RWAs (%)	21.92%	18.33%

(*)	Including the amount of net profit earmarketed for

(**)	Estimated at 31/12/2019.

7.- RISK MANAGEMENT

Risk management is a strategic cornerstone in the organisation which primary objective is to safeguard the Group’s financial stability and asset base, while creating value and developing the business in accordance with the risk tolerance levels set by the governing bodies. It involves the use of tools for measuring, controlling and monitoring the requested and authorised levels of risk, managing non-performing loans and recovering past due exposures.

Note 3 to Bankia Group’s consolidated financial statements for the period ended 31 December 2019 provides details on the governing bodies responsible for supervising and controlling the Group’s risks, as well as the general principles, organisational model, policies and methods to control and measure the risks to which the Group is exposed through its business. Accordingly, this section provides an overview of the performance and main indicators used to assess the trends in risks in 2019.

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7.1.- Credit risk

Credit risk is the risk of loss assumed by Bankia Group in the regular course of its banking business if its customers or counterparties fail to comply with their contractual payment obligations.

Credit risk management is an end-to-end process, running from loan or credit approval to elimination of exposure, either at maturity or through recovery and sale of assets in the event of foreclosure upon default. It involves identifying, analysing, measuring, monitoring, integrating and valuing credit risk-bearing transactions on a differentiated basis for each segment of the Group’s customers.

The variables the Bankia Group uses to measure credit risk are derived from internal models: probability of default, exposure at default and loss given default (severity). These variables allow ex-ante analysis of the credit portfolio’s risk profile by calculating the expected loss and economic capital required.

Risk profile and composition of assets

Given its activity and business model, Bankia Group’s risk profile shows far greater exposure to credit risk than the other risks to which its business is inherently exposed.

The main characteristics of the Group’s credit risk profile and its performance in 2019 according to data from the audited portfolio (does not include positions in financial equities) are as follows:

•	In the breakdown of loans and advances to customers, the weight of the retail segment lies on 66% while weight of the wholesale segment is on 34%.

•	The weight of the real estate portfolio over total loans is on 0.5%.

•	The mortgage portfolio accounts for 56% of total loans and receivables. The second largest portfolio corresponds to companies representing 24% of the total, followed by loans to public institutions and bodies and loans to micro-enterprises and self-employed professionals accounting, retail and credit cards for 5% respectively of the total portfolio.

•	As of December 2019, 37% of non-performing loans was classified as such for subjective criteria or are in the “curing” period. This means that no loans in this portfolio are past-due and imply subjective arrears, or refinancing agreements have been reached with the customers and, therefore, there is an apparent willingness to pay that must be verified over a period of at least twelve months, but can be extended to the entire grace period when applicable.

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The following table shows the distribution by portfolio of expected loss and regulatory capital for credit risk of Bankia Group at 31 December 2019:

	Dec-19
Segment name	Regulatory capital	Expected loss
Entities	38.7	88.8
Banks and financial intermediaries	192.8	7.9
Companies	1,774.1	1,477.3
Real estate	96.7	177.8
Retail:	2,322.4	1,797.7
Mortgage	1,734.8	1,195.9
Consumption	268.0	193.9
Cards	104.8	63.7
Small business and self-employed professionals	214.9	344.2
Equity	68.0	4.8
TOTAL	4,492.6	3,554.2

The maturity profile of credit exposure is detailed in Note 3.3 to the financial statements of 2019 (table on residual maturities). A significant portion of loans and advances to customers (46.6%) mature beyond five years given the large volume of home mortgage loans, which are generally for long periods.

Asset quality: trends in doubtful balances, NPL and coverage.

The Group pro-actively manages and anticipates credit risk with a view to containing the inflow of non- performing loans (NPLs) and maintaining NPL prudent coverage. Management has enabled that during 2019 the key variables related to credit quality of assets has been continued with the positive evolution showed in 2018.

NPL and Coverage – BANKIA GROUP

			Variation Dec-18
	Dec-19 (1)	Dec-18 (1)	Amount	%
	(Millions of euros and %) (*)
NPLs	6,465	8,416	(1,950)	(23.2%)
Total risk	128,156	129,792	1,636	(1.3%)
NPL ratio (2)	5.0%	6.5%	(1.5) p.p.	(22.2%)
Total provisions	3,491	4,593	(1,102)	(24.0%)
Coverage ratio	54.0%	54.6%	(0.6) p.p.	(1.1%)

(*)	Financial Statement amounts rounded to millions of euros.

(1)	NPL ratios and NPL coverage in 2018 discount the transactions reclassified to non-current assets held for sale arising from the sale agreement reached with investors explained in Note 18.5 to the annual financial statements for the year ended 31 December 2019. Including these transactions, the NPL ratio would have been 5.3% in 2019 and 7.4% in 2018 and NPL coverage 52.8% in 2019 and 55.3% in 2018.

(2)	NPL ratio: non- performing loans and advances to customers and contingent liabilities/risk assets consisting of loans and advances to customers and contingent liabilities.

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At 31 December 2019, the Group’s doubtful exposures fell further, by 23.2% (EUR 1,950 million) from the end of 2018 to EUR 6,465 million at the end of 2019. This improvement is explained mainly by the gradual decrease in inflows of NPLs, stronger efforts in monitoring and recovery management and, the process of selling doubtful portfolios that the Group has continued to carry out during the year and the written-off during the year. As a result, the NPL ratio improved further, to 5% at 31 December 2019, 1.5 percentage points lower on a same-scope basis than at 31 December 2018.

At 31 December 2019, Bankia Group had a portfolio of refinanced operations of EUR 6,735 million in gross terms. The 48.8% of the refinanced credits classified as doubtful with a NPL ratio of 37%.

The improvement in the portfolio risk profile and satisfactory levels of provision coverage leave the Group in a good position to achieve one of the main objectives in the Strategic Plan: to increase profitability and curtail risk in the coming years, maintaining the cost of risk under control.

Credit risk of trading in derivatives

The Group is exposed to credit risk through its activity in financial markets, specifically its exposure to OTC (over the counter) derivatives. This exposure is called counterparty risk.

The method used to estimate counterparty risk entails calculating EAD (“exposure at default”) as the sum of the current market exposure and the potential future exposure. This method aims to obtain the maximum expected loss for each transaction.

However, in order to mitigate most of these risks, the Bankia Group has, inter alia, tools that mitigate risk, such as early redemption agreements (break clause), netting of credit and debit positions (netting) and collateralisation for the market value of the derivatives or offsetting of derivatives.

At 31 December 2019, there were 2,380 netting and 237 guarantee agreements (124 derivatives, 75 repos and 38 securities loans). The main figures regarding quantification of the derivatives activity at that date are as follows:

•	Original or maximum exposure: EUR 18,367 million.

•	Exposure applying mitigation techniques through netting: EUR 5,827 million.

•	Net exposure after applying all mitigation techniques: EUR 1,559 million.

As shown, counterparty risk in derivatives trading is reduced by 91.51% by applying derivatives netting and guarantee agreements.

7.2.- Liquidity risk

Liquidity risk can be expressed as the probability of incurring losses through insufficient liquid resources to comply with the agreed payment obligations, both expected and unexpected, within a certain time horizon, and having considered the possibility of the Group managing to liquidate its assets in reasonable time and price conditions.

Note 3.2 and 3.3 Bankia Group’s consolidated interim financial statements of 31 December 2019 provide information on remaining term to maturity of the Bank’s issues by funding instrument, along with a breakdown of financial assets and liabilities by contractual residual maturity at 31 December 2019 and 31 December 2018.

The Entity’s approach to monitoring liquidity risk is based on three cornerstones:

•	The first one is the liquidity gap, classifying asset and liability transactions by term to maturity considering the residual maturity. The liquidity gap is calculated for the recurring retail business, as well as for the funding needs of the Group’s structural portfolios.

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•	The second is the funding structure, identifying the relationship between short- and long-term funding and the diversification of the funding mix by asset type, counterparty and other categorisations.

•	Third, in keeping with the future regulatory approach, the Group uses metrics that enable it to measure the resilience of the bank’s liquidity risk profile in different time horizons of regulatory ratios.

Alongside to the various metrics, the Group has a well-defined Contingency Plan, which identifies alert mechanisms and sets out the procedures to be followed if the plan needs to be activated. It is a question of a frame of action that it allows to anticipate and to manage tension events of liquidity. Liquidity Contingency Plan (LCP), which sets out the committees in charge of monitoring and activating the LCP and the protocol for determining responsibilities, internal and external communication flows, and potential action plans to redirect the risk profile within the Group’s tolerance limits.

The LCP is backed by specific metrics, in the form of LCP monitoring alerts, and by complementary metrics to liquidity risk and regulatory funding indicators, LCR (Liquidity Coverage Ratio) and NSFR (Net Stable Funding Ratio). These ratios have built-in stress scenarios for the ability to maintain available liquidity and funding sources (corporate and retail deposits, funding on capital markets) and allocate them (loan renewal, unprogrammed activation of contingent liquidity lines, etc).

For the LCR, the scenario relates to a survival period of 30 days, and the regulatory assumptions underlying the construction of the ratio are valid exclusively for this period. At 31 December 2019, the regulatory LCR (204.2% for Bankia on a standalone basis) was at levels that are demonstrably higher than the regulatory requirements for 2019 (100%).

Through the net stable funding ratio (NSFR), the Group draws up its funding strategy from a regulatory perspective. The NSFR is currently undergoing a review and will form part of the minimum standards following approval of the new CRR (Capital Requirements Regulation), with a requirement of at least 100%. At 31 December 2019, the NSFR stood at 123.9%, within Bankia’s risk limits and regulatory requirements as of June 2021.

7.3.- Market risk

Market risks arise from the possibility of incurring losses on positions in financial assets caused by changes in market risk factors (interest rates, equity prices, foreign exchange rates or credit spreads). Limits are established in accordance with a number of metrics: value at risk (VaR) calculated using the historical simulation method, sensitivity, maximum loss (stop-loss limit) and the size of the position.

The Markets and Operational Risks Department is an independent area of the business units and it is integrated in the Corporate Risks Department, which with respect to market risk in trading performs the following functions: control and monitoring of positions with market risk and counterparty lines; daily calculation of the results of the various desks and portfolios; independent valuation of all market positions; periodic reporting on the various market risks to the pertinent committee; and, lastly, control of model risk.

Interest rate risk

Interest rate risk in the banking book reflects the probability of incurring losses because of changes in the benchmark interest rates for asset and liability positions (or certain off-balance sheet items) that could have an impact on the stability of the Group’s results. Rate fluctuations affect both the Group’s interest margin in the short and medium term, and its economic value in the long term. The intensity of the impact depends largely on different schedules of maturities and repricing of assets, liabilities and off-balance sheet transactions. Interest rate risk management is designed to lend stability to interest margins, maintaining levels of solvency that are appropriate for the Group’s level of risk tolerance.

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Trends in interest rates depend on certain factors that are beyond the Bankia Group’s control, such as financial sector regulation, monetary policies applied by the ECB, and the political and international environment, like other risks. Structural interest rate risk management is predicated on a clear system of separation of roles and responsibilities. The principles, metrics and limits approved by the Board of Directors are monitored by the Structural Risks Department under the Market and Operational Risks Department, which is part of the Corporate Risk Department.

Each month, information on risk in the banking book is reported to the ALCO in terms of both economic value (sensitivities to different scenarios and VaR) and interest margin (net interest income projections in different interest-rate scenarios for horizons of 1 and 3 years). At least quarterly, the Board of Directors is informed through the Risk Advisory Committee on the situation and monitoring of limits. Any excesses are reported immediately to the Board by the adequate committee. In addition, information prepared by the ALCO is reported by the Global Risk Management Division, along with other risks, to the Group’s Top Management. According to Bank of Spain regulations, the sensitivity of the net interest margin and the value of equity to parallel shifts in interest rates (currently ±200 basis points) is controlled. In addition, different sensitivity scenarios are established based on implied market interest rates, comparing them to non-parallel shifts in yield curves that alter the slope of the various references of balance sheet items.

Other market risks

Other market risks arise from the possibility of incurring losses in value of positions in financial assets caused by changes in market risk factors other than interest rate risk (equity prices, foreign exchange rates or credit spreads). These risks arise from cash and capital markets positions and can be managed by arranging other financial instruments.

Market risk measurement and monitoring

For market risk measurement used two metrics: VaR (value at risk), which provides a prediction of the maximum loss that can suffer in a time interval with a certain level of confidence and sensitivity, which expresses the impact on the valuation of financial instruments to the changes in various risk factors. These metrics are complemented by an analysis of scenarios, which consists of evaluating the economic impact of extreme movements in market factors on trading activity. Control of market risk is based on a system of limits in terms of maximum exposure to market risk, which are approved annually by senior management and distributed across the various business areas and centres.

a)	Value at Risk (VaR) and back-testing

VaR is measured by the historical simulation method using a 99% confidence level and a temporary horizon of one day, with takes at least one year of observations of market data. The accuracy of the model is verified daily through subsequent controls (back-testing). The exercise compares actual losses with the estimated loss measured using VaR. As required by regulations, two tests are conducted, one applying hypothetical changes in the value of the portfolio by comparing the daily VaR with the results obtained, without considering changes in the positions of the portfolio, and one applying actual changes comparing daily VaR with net daily results excluding commissions.

The tests carried out in 2019 confirm the effective operation of the model used by the Bankia Group to measure VaR in accordance with the assumptions used, with no breaches in the period.

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The scope of authorisation by the Bank of Spain of internal models lies in the measurement of market risk of the trading portfolio and exchange risk. The regulatory capital figure is calculated by the internal model as the linear sum of the value at risk (VaR), stressed value at risk (SVaR) and incremental risk (IRC) regulatory capitals.

•	Value at Risk. The calculation method used to measure VaR is historical simulation with 99% confidence level and a time horizon of 1 day. A time window of 250 daily observations is used. On daily basis two calculations of VaR are performed. One applies an exponential decay factor that lends greater weight to observations nearer the date of the calculation. The other applies the same weight to all observations. The total value at risk figure is calculated conservatively as the sum of the VaRs by risk factor (interest rate, exchange rate, equity investments, credit margins, commodity prices and volatility of the foregoing).

•	Stressed Value at Risk. Stressed value at risk (sVaR) uses the same calculation methodology as the VaR, with two differences. The observation period must include a period of market stress and no exponential weights are applied to observations. The stress period is determined for the entire portfolio as the period that provides the highest VaR figure, calculated as the sum of the values at risk by factor.

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•	Incremental risk. The methodology for calculating incremental risk (IRC) considers the risk of default and the risk of migration of the interest rate products contemplated for the calculation of the specific risk within the VaR. It is based on measurements of the distribution of losses. The distribution is generated by Monte Carlo simulation based on the risk parameters deriving from the internal credit risk model (IRB). The IRC is calculated using a confidence level of 99.9%, with a constant level of risk over a time horizon of one year and a liquidity horizon of one year.

b)	Sensitivity

Sensitivity quantifies changes in the economic value of a portfolio due to given movements and determinants of the variables affecting this value.

In the case of non-linear movements, such as derivatives activities, sensitivity analysis is supported by an evaluation of other risk parameters, such as sensitivity to movements in the price of the underlying (delta and gamma), volatility (vega), time (theta) and interest rate (rho). For share or index options, elasticity to changes in dividend yield is calculated. Sensitivity analysis by tranche is also used to measure the impact of non- parallel movements in the term structures of interest rates or volatilities, and to obtain the distribution of risk in each tranche.

c)	Stress-testing

Periodically, stress-testing is performed to quantify the economic impact of extreme movements in market factors on the portfolio. Sensitivity, VaR and IRC measures are supported by stress-testing applying different types of scenarios:

•	Historical scenario: scenarios built based on movements observed in previous crises (e.g. Asian crisis of 1998, the tech bubble of 2000/2001, the financial crisis of 2007/2008). These scenarios are reviewed annually to reflect the key events occurring in the year.

•	Crisis scenario: applies extreme movements in risk factors that may not necessarily have been observed.

•	Last-year scenario: maximum expected daily loss over a 1-year observation period with a 100% confidence level.

•	Sensitivity analysis: designed to measure the impact on the metric of slight changes in the parameters used to calculate the IRC, the estimate of the metric excluding transitions to default and the impact on the metric of parallel movements in loss rates in the event of default and specific scenarios of recovery rates, the impact on the metric of parallel movements in the probabilities of default and the impact on the metric of changes in credit rating of all issuers and changes in the credit rating of issues with the greatest exposure.

•	Credit crisis scenario: devised by two separate analysis; 1) based on a matrix of credit margins built observed, and 2) based on a transition matrix related to credit risk stress scenarios.

•	Worst case: default by all issuers in the portfolio.

Trends and distribution of market risk 2019

Bankia Group maintained an average VaR in 2019 of EUR 0.84 million, with a maximum of EUR 1.31 million and a minimum of EUR 0.52 million.

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VaR	Trading book
(Millions of euros)
Average	0.84
Maximum	1.31
Minimum	0.52

	Distribution of VaR by risk category
Risk category	Punctual	Average	Maximum	Minimum
	(Millions of euros)
Interest rate	0.62	0.43	0.81	0.13
Equity instrument	0.04	0.08	0.27	0.02
Exchange rate	0.19	0.16	0.34	0.07
Credit	0.08	0.17	0.81	0.02

Trading derivatives

Bankia Group’s trading in derivatives arises mainly from the management of market and interest rate risks, and from market making and distribution activities.

Risk of the derivatives trading activity measured in terms of VaR remains extremely low, as this activity is based on transactions with customers carried out in the market under the same terms as opposite transactions. The VaRs for 2019 are as follows:

	VaR of derivatives activity
	Fixed income	Equity investments	Exchange rate	Total
	(Millions of euros)
Average	0.15	0.08	0.18	0.41
Maximum	0.20	0.18	0.70	0.88
Minimum	0.11	0.04	0.11	0.31

7.4.- Country risk

Country risk is defined as the risk of incurring losses on exposures with sovereigns or residents of a country due to reasons inherent to the country’s sovereignty or economic situation; i.e. reasons other than normal commercial risk, including sovereign risk, transfer risk and other risks related to international financial activity (war, expropriation, nationalization, etc.).

The Bankia Group’s country risk management principles are grounded on criteria of maximum prudence, whereby this risk is assumed on a highly selective basis.

Bankia Group’s exposure to country risk at 31 December 2019 was marginal due to the largely domestic nature of its operations, recognising a provision in this connection of EUR 3 million.

7.5.- Operational risks

Customer concentration risk

Bankia is subject to Bank of Spain concentration limits, such that the exposure to any single non- consolidated economic group or borrower must not exceed 25% of eligible capital for borrowers and external economical Groups. In this respect, the Group regularly monitors large exposures with customers, which are reported periodically to the Bank of Spain.

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The Bank uses different tools to analyse and monitor the concentration of risks. First, as part of the calculation of economic capital, it identifies the component of specific economic capital as the difference between systemic economic capital (assuming maximum diversification) and total economic capital, which includes the effect of the concentration. This component provides a direct measure of concentration risk. An approach similar to that used by ratings agencies is applied, paying attention to the weight of the main risks on the volume of capital and income-generation ability.

At 31 December 2019, there were no exposures that exceeded the maximum concentration risk limits allowed by Bank of Spain. Appendix X to the Bankia Group’s consolidated financial statements for the year ended 31 December 2019 provides information on the Group’s risk concentration by activity and geographic area.

Operational risk

Operational risk is the risk of loss due to inadequate or failed internal processes, people and systems of the Group or from external events. This definition includes legal risk but excludes strategic risk and reputational risk.

Bankia Group has the following operational risk management objectives:

•	The Bankia Group’s operational and IT risk management not only covers the recognition of loss events and accounting of the losses, but also promotes control to minimise the potential negative impacts through continuous improvement to processes and the strengthening of operating controls.

•	Promote the implementation of more relevant operational risk mitigation plans as set out in the Risk Appetite Framework.

•	Define and approve the policies and procedures for the management, control and oversight of this risk.

•	Conduct regular reviews of management information.

•	Approve and oversee implementation of operational and IT risk mitigation plans.

•	Operational and IT risk management must be implemented throughout the entity to help achieve the institution’s targets through the management, prevention and mitigation of the related risks.

•	Maintain a control environment and culture that ensures that all groupings are aware of the risks to which they are exposed, establish an adequate control environment and assume the responsibilities in this respect.

•	Supervise on an ongoing basis compliance with the Entity’s risk policies and procedures.

•	Put in place procedures that guarantee compliance with current and future legal requirements.

•	Guarantee that all internal risk information is duly documented and available to the oversight bodies and areas involved.

Operational risk control is overseen by the Non-Financial Control Risk Department, which is part of the Corporate Risks Department. The Non-Financial Control Risk Department took responsibility for acting as the second line of defence in the management of IT and cybersecurity risk, having a specific IT Department.

The Operational and Technological Risk Committee, whose responsibilities include approving policies and methods, is the natural channel for senior management participation in operational risk management. It is an executive committee and meets on a monthly basis. At its meetings, the Committee addresses issues such as the consumption of own resources, the performance of real and expected losses, risks in outsourcing processes, and all actions taken in the operational and technological risk management process.

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The capital requirement to cover operational risk is rooted in Basel II. European Regulation No. 575/2013 of the European Parliament and of the Council, of 26 June 2013 (CRR) regulates the treatment of this type of risk in the area of credit institutions.

The Bankia Group used the standardised approach to measure its operational risk. This approach requires the disaggregation of the relevant revenues of the past three reporting periods by business line and the application of a percentage to each.

The capital charge for operational risk is calculated once a year, after the accounting close. In 2019, Bankia Group uses the standardised approach to measure its operational risk for the seventh consecutive year, consolidating the management aspects associated with the implementation of this method. The Bankia Group’s capital requirement for operational risk at year end 2019 amounted to EUR 445.2 million (EUR 470.5 million at 2018).

Changes in regulatory frameworks and regulatory risk

The financial services industry is characterised by being tightly regulated. Bank operations are subject to specific regulation and Bankia Group’s operations are exposed to risks that could arise from changes in the regulatory framework.

Changes in the regulatory framework due to modifications in government policies, the banking union process or of any other type could give rise to new regulatory requirements that could affect Bankia Group’s solvency levels, other capital indicators, ability to generate future profit, business model, dividend policy, and capital and liability structure.

The Regulatory Monitoring Committee, composed of senior managers, identifies the potential impact and influence of regulatory changes on the Group, anticipating any adverse effect. The Committee pays special attention to certain areas, such as business, accounting, risk management, solvency, liquidity, compliance and internal audit. Meanwhile, it establishes appropriate criteria for adapting the business model to the new regulatory paradigm, subsequently performing periodic and exhaustive monitoring of each adaptation project.

Regulatory developments have been much more profound since the entry into force in January 2014 to the new prudential requirements known as BIS III became effective. For Europe, this consisted of Directive 2013/36/EU, of 26 June 2013 (“CRD IV”) and Regulation (EU) 575/2013, of 26 June 2013 (“CRR”). On 7 June 2019, the European Parliament and the Council published a legislative package which contains amendments to (i) CRD IV, (ii) CRR, (iii) Directive 2014/59/EU of the European Parliament and of the Council, of 15 May 2014, establishing a framework for the recovery and resolution of credit institutions and investment firms (the “BRRD”) and (iv) Regulation (EU) 806/2014 of the European Parliament and of the Council (the “SRM regulation”) (collectively the “EU Banking Reform Package”) to reinforce the capital and liquidity positions of banks and strengthen the framework for the recovery and resolution of banks in difficulty. The EU Banking Reform Package has entered into force on 27 June 2019, with a two-year phase-in for implementing certain amendments.

Other regulatory events occurred in 2019 with an impact on the banking sector in general. In Spain, the new Real Estate Credit Act entered into force. Applicable to all mortgages signed on or after 16 June 2019, it eliminated floor clauses, introduced new rules regarding the sharing of loan arrangement expenses, the early maturity of loans for default and the payment of late payment interest, and limits on early cancellation fees and the marketing of other products linked to loans.

Reputational risk

Following the Board of Directors’ approval and annual review of the Reputational Risk Management Policies and Procedures Manual, Bankia has included reputational risks in its risks model, and meets regulatory and supervisory requirements for the management of this extra financial risk.

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The Basel Committee on Banking Supervision defines reputational risk as “the risk arising from negative perception on the part of customers, counterparties, shareholders, investors or regulators that can adversely affect a bank’s ability to maintain existing, or establish new, business relationships and continued access to sources of funding”.

Since the end of 2015, and in line with the Good Governance Code recommendations included in the Responsible Management Plan 2016-2018 approved by the Board of Directors, the Entity carried out a corporate-wide non-financial risk identification, evaluation and control exercise with a view to improving the management of reputational risk and complying with new regulator and supervisor requirements. The 2019- 2020 Responsible Management Plan reinforces the commitment to managing reputational risk, maintaining the system implemented and performing measurements for monitoring the plan and reporting to the regulator.

Sustainable management of reputational risk is crucial for carrying out the Bankia Group’s long-term plans and achieving its objectives. It considers reputation not only as past performance, but also as a possibility and future opportunity. The Bankia Group attaches great importance to managing its reputation, as one of its objectives, since one of its objectives is to achieve trust, loyalty and the best possible valuation on the part of its interest groups to pass on an improvement of its competitiveness.

Spurred by these requirements, in year 2016, the Board of Directors approved the Reputational Risk Manual which allow Bankia manage actively those events that could result in greatest reputational risk.

By drawing up a reputational risk map, Bankia can manage risk events, which are classified according to probability and financial impact by management centres and reputational risk coordinators. The identification of these centres also enables the reputational risk culture to be prioritised internally in business and management areas that are more sensitive due to their exposure to the events identified.

Bankia also has a synthetic indicator for regular monitoring of reputation capable of identifying the main risk events both within the entity and the sector that could result in a deterioration in reputation, as well as the quality of Bankia’s control environment to prevent or mitigate them. Through this indicator, the Board of Directors is able to assess Bankia’s level of reputational risk and decide whether there is a need to implement measures or make any decisions relating to its internal management processes or its relations with interest groups.

Risks related to the revision of benchmark interest rates

As mentioned in Note 1.3 of the Bankia Group’s consolidated financial statements, several regulators in different jurisdictions are currently revising the indices used as benchmarks for interest rates at which multiple financial transactions are arranged at different terms and using different currencies among the various financial market participants. These benchmark indices will be replaced by other alternative risk-free rates anchored in actual transactions.

The Group has drawn up a project to address the transition for implementing the changes arising directly from the benchmark interest rate reform. As part of this project, an effective governance framework has been designed comprising a set of multi-disciplinary working teams with members from the Risk, Systems, Legal, Business and Regulatory Compliance divisions. The aim is to review and coordinate the impacts and the actions to be taken by all areas of the Entity and the transformation processes required by the benchmark reform. The Deputy General Manager of Finance is overseeing the project, reporting regularly to the Group’s governing bodies on the progress of the implementation.

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Activities under way in the project relate to several issues:

•	Completion of the adaptation of systems for €STR trading.

•	Internal and external communication of market changes.

•	Novation of customer contracts.

•	Assessment of IBOR reform impact.

8.- FORECLOSED REAL ESTATE ASSETS

The net balance of the Bankia Group’s property assets foreclosed or received in payment of debt ended at 31 December 2019 at EUR 1,852 million (EUR 2,600 million gross), representing just 0.9% of the Group’s assets. Part of these assets (EUR 266 million gross) is classified under disposal explained in Note 18.5.1 to the Bankia Group’s consolidated financial statements.

FORECLOSED AND ACQUIRED ASSETS OF BANKIA GROUP – SPAIN BUSINESS

	December 2019
	Gross value	Valuation adjustments	Net value	Coverage (%)
	(Millions of euros) (*)
Real estate assets from construction and development	337	122	215	36.2%
Of which: finished buildings	159	39	120	24.7%
Of which: buildings under constructions	22	9	13	41.0%
Of which: land	156	73	82	47.2%
Property assets from loan for house purchase	1,591	499	1,092	31.4%
Other real estate assets	672	128	545	19.0%
Total foreclosed assets	2,600	749	1,852	28.8%

(*)	Financial Statement amounts rounded to millions of euros

The Group’s policy helps borrowers meet their obligations, so that foreclosure is always the last solution. It has several initiatives in place to ease the impact: adapting debts and renegotiations, offering to extend maturities or grace periods, among many other initiatives. Only when it believes there are no real chances of recovering the amount financed does it acquire the mortgaged asset.

The purpose of remeasuring foreclosed assets is, first, preparing them for the sale, and, secondly, renting them to obtain a return, as well as to meet specific situations related to the Social Housing Fund and/or specific rental agreements. In the case of unique assets (singular buildings, offices, commercial premises, industrial buildings and floors) the general policy is selling them. With this objective, Bankia engaged Haya Real Estate to manage, administer and sell its foreclosed assets including all portfolio from BMN.

Accordingly, the Bankia Group develops an active provisioning policy with respect to these assets based on an internal methodology for estimating the discounts on the reference value and the sale costs of the non- current assets sold in foreclosed real estate. Provisions recognised at 31 December 2019 for foreclosed assets from Bankia Group’s business in Spain amounted to EUR 749 million, implying financial coverage of 28.8% since the adjudication.

The Bankia Group continued to pursue its strategy of reducing problematic assets by selling a total of EUR 475 million in foreclosed real estate assets in 2019, down 22.8% with respect 2018 items.

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9.- INFORMATION ON CREDIT RATINGS

The ratings granted to Bankia Group by different rating agencies include the following:

Note: Related to the ratings assigned to Bankia by Moody’s in October 2013 Bankia informed that had decided to end the contractual relationship with Moody’s. In this sense, the ratings that the agency continues to publish about Bankia have the status of “not requested” (“Unsolicited”) “and” non-equity “(“ Non-participating “), i.e. Bankia does not participate in the review of ratings by the agency, who based their decisions strictly on available public information about the entity. Despite that repeatedly has asked the agency to stop publishing ratings of Bankia, is Moody’s unilateral decision to determine the time at which stop publishing ratings on the Bank.

Along 2019 rating agencies took the following rating actions:

S&P Global Ratings

•	On 6 February, it affirmed Bankia’s long-term rating at “BBB”, outlook stable, reflecting the progress made in strengthening the balance sheet through a sharp reduction in NPAs (“Non-performing assets”) in 2018. On the same date, S&P affirmed Bankia’s short-term rating at “A-2”.

•	Then, on 31 May, after its review of Spain’s economic risk led to an improvement from 5/Positive to 4/Stable (on a scale of 1-10 where 10 is maximum risk and 1 minimum risk), S&P Global Ratings again affirmed Bankia’s long-term rating at “BBB”, outlook stable, and its short-term rating at “A-2”.

•	On 4 October 2019, following the rating upgrade for Spain, S&P Global Ratings upgraded the rating for Bankia’s mortgage covered bonds from “AA”- to “AA”, stable outlook. The outlook for Spanish mortgage covered bonds reflects the outlook for Spain’s sovereign rating.

Fitch Ratings

•	On 30 January 2019, Fitch Ratings (Fitch) upgraded Bankia’s long-term rating from “BBB-” to “BBB”, changing its rating outlook from positive to stable. On the same date, Fitch affirmed Bankia’s short- term rating at “F3” and upgraded its subordinated debt rating from “BB+” to “BBB-”. According to the agency, the upgrade follows the reduction of problem assets basis on the sale of a significant portfolio of NPAs and organic reduction of problem assets in 2018, which have materially reduced the bank’s capital encumbrance from unreserved problem assets. This materially reduced capital encumbrance from unreserved problem assets. It also reflects a strengthened national retail franchise following its merger with BMN, sustained sound post-merger capitalisation, adequate funding and liquidity and management’s proven record in integrations, as demonstrated BMN’s speedy and trouble-free integration.

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•	Subsequently, on 20 December, Fitch Ratings affirmed its long-term BBB rating for Bankia, stable outlook, and upgraded its short-term rating from “F3” to “F2”.

•	On 5 February 2019, Fitch upgraded Bankia’s mortgage cover bonds from “A” to” A+”, changing the outlook to positive from stable. The action was driven mainly by the upgrade of Bankia’s long-term issuer default rating on 30 January and the level of overcollateralisation of the portfolio, which is greater than the level required by the agency for an “A+” rating.

•	Finally, on 18 December, Fitch affirmed its “A+” rating for Bankia’s mortgage covered bonds, outlook stable.

DBRS

•	Turning to the ratings assigned by DBRS, on 2 July 2019, the rating agency confirmed Bankia’s rating at “BBB” (high) and raised its outlook to Positive from Stable after its annual review of Bankia’s credit profile. The rating action stems from the annual review and considers the marked improvement in asset quality shown by the material organic reduction of problem assets, as well as the sale of NPAs to Lone Star XI in December last year. DBRS estimates that completion of the transaction will enable Bankia to achieve NPAs close to those of its domestic and international peers.

•	On 20 September 2019, DBRS affirmed its “AAA” rating of Bankia’s mortgage covered bonds after a review within the agency’s framework of ongoing monitoring.

Scope Ratings

•	On 9 May, as part of its ongoing review, Scope Ratings affirmed Bankia’s long-term rating at “BBB+/Stable outlook”. In the agency’s opinion, the rating acknowledges the strengthened retail franchise following the merger and successful integration of BMN and the good execution track record of a credible management team.

•	After the annual review of Bankia’s mortgage covered bonds, on 12 July 2019 Scope Ratings affirmed its rating of Bankia’s mortgage covered bonds at “AAA”, outlook stable.

10.- SHARE PRICE PERFORMANCE AND SHAREHOLDER STRUCTURE

The banking sector faced an extremely challenging environment in 2019, mostly because of trends in interest rates in the year’s second and third quarters, cuts to interest rates by the European Central Bank and the Fed, and geopolitical tension related to Brexit and, above all, the US-China trade war.

In the euro area, long-term interest rates fell sharply from May to August and short-term rates to October. From August, long-term rates rebounded, but not short-term rates, which ended the year near all-time lows in the wake of confirmation in September by the European Central Bank (ECB) of expectations of greater monetary expansion to counteract the generalised downgrades to growth forecasts in the euro area, especially to exports. The ECB lowered its deposit rate from -0.40% to -0.50%, announced new bond purchases (QE II) starting in November, and announced a Bank Tiering for surplus liquidity risk of banks deposited in the ECB.

Against this backdrop, profit forecasts for the sector were revised down, especially for Spanish banks (which are more sensitive to the yield curve), undermining share price performance. Bankia’s share price plunged by -25.7% in 2019.

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At the end of 2019, a total of 30 equity research firms covered Bankia. Bankia’s average target price at 31 December 2019 was EUR 1.86 per share. Regarding recommendations made, 6.67% of them were to buy, while 46.67% were to sell and a 46.67% to hold. Four equity research firms did not have an analyst or had a new analyst who had yet to initiate coverage of the stock.

The information on analysts’ consensus, broken down by firm, target price, recommendation and analyst, is available on the corporate website under “The share” in “Equity analysts”. More than 300 research reports with references made to Bankia were published during 2019, with analysts updating their target prices over 130 times and their recommendations more than 20 times, for hence they were not included.

The main highlights regarding Bankia’s share price in 2019 were as follows:

•	A cash dividend of EUR 11.576 cents per share was paid out of 2018 profit, giving a total outlay of EUR 354 million among the shares with the right to charge, paid on 11 April 2019.

•	On 20 May 2019, the capital reduction was carried out through the cancellation of own shares. The capital reduction amounted to EUR 15,440,845, with the cancellation of 15,440,845 own shares. As a result, Bankia’s share capital amounted to 3,069,522,105 euros, represented by 3,069,522,105 shares of EUR 1 par value each.

Bankia had 173,949 shareholders at 31 December 2019. BFA was the Group’s main shareholder, with a 61.80% stake.

Share price

11.- INFORMATION ON OWN SHARES

Group trading in own shares pursues the following objectives:

•	To provide liquidity or supply securities to investors, as appropriate, adding breadth and minimising temporary mismatches between supply and demand in trading in Bankia shares.

•	To take advantage, in the benefit of all shareholders, of weakness in share price relative to the medium- term outlook.

•	To implement, as appropriate, share buybacks approved by the Board of Directors or in execution of resolutions adopted by the General Meeting of Shareholders and, in particular, to afford Bankia access to shares that enable it to meet its obligations for the delivery of shares undertaken previously in respect of issuances of convertible or exchangeable securities and other corporate transactions, such as remuneration or loyalty plans for shareholders, directors, managers or employees.

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•	To comply with other legitimate commitments previously undertaken.

•	Any other purposes permitted under applicable regulations.

Discretionary trading over own shares refers to the purchase or sale of own shares on electronic trading platforms of official markets, multilateral trading systems and any other organised trading platform which is ordered by Bankia, directly or indirectly. Transactions in Bankia shares ordered by companies which are controlled by Bankia are also considered in this definition. Discretionary trading over own shares may not be carried out to distort price discovery and may not be carried out if the unit in charge of executing the trade possesses inside or price sensitive information.

Transactions involving own shares are performed by Treasury Share Management, a separate unit protected by the appropriate Chinese walls within the general departments determined by the Board of Directors and the General Meeting of Shareholders, which also list the risk limits for the treasury share policy. No other Group unit may trade in own shares, except for the repurchase of own shares for hedging market risk or to facilitate brokerage or hedging for customers. This may be carried out by units other than Treasury Share Management.

At 31 December 2018, Bankia held 29,543,837 own shares, with a par value of EUR 1 each and a combined carrying amount of EUR 96.6 million. During 2019, the Group has bought 31,664,515 shares and sold 23,436,947 shares. Thank to these transactions and the capital reduction to cancel own shares (15,440,845 shares) carried out in May (See Note 22.1 on the consolidated financial statements on 31 December 2019) the total number of own shares held at 31 December 2019 to 22,330,560, with a par value of EUR 1 each and a combined carrying amount of EUR 50.3 million.

Own shares held at the end of 2019 represented 0.73% of Bankia’s share capital at that date. The following tables show treasury share transactions carried out in 2019:

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OWN STOCK OPERATIONS – BANKIA GROUP

	SHARES ACQUIRED IN 2019
Communication date	Number of shares acquired	Nominal value per share (€)	Nominal value (€ Mn)	% on the share capital (*)
January	1,929,673	1.0	1.9	0.06%
February	2,402,916	1.0	2.4	0.08%
March	4,096,669	1.0	4.1	0.13%
April	2,007,503	1.0	2.0	0.07%
May	3,474,542	1.0	3.5	0.11%
June	1,088,550	1.0	1.1	0.04%
July	1,182,871	1.0	1.2	0.04%
August	1,345,638	1.0	1.3	0.04%
September	3,717,509	1.0	3.7	0.12%
October	3,273,803	1.0	3.3	0.11%
November	4,693,358	1.0	4.7	0.15%
December	2,451,483	1.0	2.5	0.08%
TOTAL	31,664,515		31.7	1.03%

(*)	Percentage calculated on share capital at the close of each month. The percentage of total acquisitions is calculated on the share capital at the end of December.

	SHARES SOLD IN 2019
Communication date	Number of shares acquired	Nominal value per share (€)	Nominal value (€ Mn)	% on the share capital (*)
January	1,329,097	1.0	1.3	0.04%
February	3,307,392	1.0	3.3	0.11%
March	1,821,543	1.0	1.8	0.06%
April	2,294,536	1.0	2.3	0.07%
May	542,905	1.0	0.5	0.02%
June	722,214	1.0	0.7	0.02%
July	1,017,424	1.0	1.0	0.03%
August	725,000	1.0	0.7	0.02%
September	2,918,444	1.0	2.9	0.10%
October	1,160,513	1.0	1.2	0.04%
November	5,119,895	1.0	5.1	0.17%
December	2,477,984	1.0	2.5	0.08%
TOTAL	23,436,947		23.4	0.76%

(*)	Percentage calculated on share capital at the close of each month. The percentage of total acquisitions is calculated on the share capital at the end of December.

12.- DIVIDEND POLICY

The distribution of dividends is voted on by the General Meeting of Shareholders based on proposals made by the Board of Directors.

Pursuant to the decision by the European Commission of 20 July 2012, Bankia suspended dividend payments to shareholders until 31 December 2014. Therefore, the Entity did not pay any dividends in 2011, 2012 or 2013. The restriction on dividend payments ended on 31 December 2014.

Likewise, further to the resolutions adopted at the General Meeting of Shareholders held on 22 March 2019, on 11 April 2019 Bankia paid a total dividend of EUR 354 million out of profit for 2018.

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Later, approval was given at the Board of Directors meeting held on 21 February 2020 to submit a proposal to the General Meeting of Shareholders for the payment of a EUR 11.576 cents gross cash dividend out of 2019 profit, resulting in a total gross amount of EUR 355 million in dividends.

Underpinned by organic capital generation ability and an increasingly strong balance sheet, the Bankia Group’s goal in the coming years is to maintain shareholder remuneration as another step towards getting the business back to normal and repaying the public assistance received.

13.- RESEARCH, DEVELOPMENT AND TECHNOLOGY

On 2019 period, investment in software development at Bankia has been characterised for targeting transformational projects. This has followed the major shift in the financial industry’s activity to adapt to the continuous changes demanded by our customers, regulators, income statements plagued by thin net interest margins, and the arrival of new competitors.

Technology has become a key element of the Bank’s business strategy, with the priorities of software development in 2019 framed within the following scenario:

•	The Bank’s new Digital Transformation Plan, which includes rolling out new technologies in online channels, business processes, customer analytics, products and segments, and the development of core banking applications to properly support the required capabilities.

•	Additional spending on cyber security and technology platform optimisation and evolution to ensure that our facilities are fit for purpose and use resources efficiently in the face of growth in the customer base and activity.

•	Regulatory and supervisory requirements, focusing this year on risk models, management and control.

Considering these priorities, Bankia drew up nine Strategic Technology Lines for 2019-2020. The Entity worked on these throughout the year, launching and carrying out various projects designed to fulfil the requirements of the Strategic Plan. These strategic lines were rounded off with the various regulatory projects and business unit projects to which Bankia geared its efforts in 2019.

Following is an explanation of the nine strategic lines and projects on which Bankia worked during 2019.

13.1.- Strategic lines of Technology

•	Digital Channel Development Plan: gears efforts to offering an excellent user experience in day-to-day usage by adding advanced features, being committed to innovation so Bankia can stand out from its competitors, providing a more comprehensive product offering with 100% digital take-up, and using advanced analytics to improve the Entity’s commercial decision-making.

•	Process redesign: offering excellent service and enhancing customer experience as the key objective, process redesign is based on the “Mobile First, but not only” principle, focusing on the design of processes based on their use through the APP, continuing to address the internal requirements of the rest of the channels (mainly BOL, BOLE and BOLA), and finally considering the needs at branches (NEO).

•	Artificial intelligence: the target of this strategic line is to identify processes where artificial intelligence capabilities can be added to replicate human tasks by applying cognitive capabilities. This initiative entails implementing a cognitive platform, creating the Operational Centre of Excellence in Technological Transformation (commercial, operations, risks), and setting up a specific corporation to identify potential opportunities in the Entity.

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•	CSD and USD development: the objective of this strategic line at Bankia is to develop the customer service department (CSD) and carry out a digital transformation of the user service department (USD) towards a more modern and cognitive model, adding artificial intelligence to manage interactions with a view to improving efficiency, service, and customer experience.

•	Core Banking transformation: to cover the strategic business priorities with a focus on customers, Bankia has concentrated efforts on steering Core Banking towards technologies that can drive the development of the customer vision and data, innovation capabilities, technological and resource scaling, and flexibility and efficiency from upgrading applications. In this line, the Entity is working on evolving Core Banking towards a new layer-based structural model (distribution, production, operation) based on the BIAN model.

•	Informational system: this initiative focuses on implementing measures and capabilities that enable data governance and a quicker, more efficient and functionally richer processing via process automation and application of advanced analytical techniques on a single platform: scalable, flexible and data-centric.

•	Risks: Bankia worked on a variety of risk-related projects in 2019 mainly to comply with regulatory and supervisor requirements.

•	Cyber security: to maintain the trust of customers and investors in the future, Bankia continued to work on the initiatives laid out in the 2016-2018 Cyber Security Transformation Plan in 2019, while adding new targets to meet the Entity’s current and medium-term security and regulatory challenges.

•	Platform optimisation and evolution: the objective in 2019 was to reduce infrastructure costs and improve the platform through a number of lines of work, such as application evolution, obsolescence management, IT management and governance systems, and technological optimisation and enablers.

13.2.- Regulatory projects

Regulatory projects are especially important. In 2019, the focus was on:

•	Producing new regulatory statements and automating some existing reporting to shorten production time and reduce manual processing errors.

•	Reinforcing new developments that support advisory functions, securities dealing and capital markets (operations and reporting).

•	Implementing stricter security standards in payment processes.

•	Finalising developments arising from the Compliance area’s Transformation Plan.

•	Implementing product regulations: Mortgage and insurance directives.

13.3.- Unit projects

The main lines of action in 2019 were:

•	Redesign of risk life insurance and payment protection processes and non-life portfolio management processes.

•	Selection and deployment of a single portfolio management tool.

•	Evolution of mutual and pension fund unitholder management systems.

•	Functional and process evolution of non-recourse finance products.

•	Evolution of the Bankia model developer loan product by lifting restrictions on funding for real estate projects.

•	Improvements to the insurance product catalogue, operating model and marketing systems agreed with Mapfre.

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•	Launch at the end of 2019 of systems adaptations to the new customer loyalty programme, reviewing existing criteria for waiving commissions, reviewing contracts, evaluating compliance terms and vision in channels.

14.- FORECASTS AND BUSINESS OUTLOOK

Economic overview

The most likely scenario in the coming months is that the downturn seen over the past two-and-a-half years will end and world economic growth will stabilise and rebound slightly in 2020, with mixed performances across regions. Average growth rates in 2020 may be slightly lower than in 2019 in the US (1.8% vs. 2.3%), similar in Asia (5.0%) and the EU (1.2%), and higher in certain emerging economies that are coming out of difficult situations, many from Latin America. In Europe, Brexit will become official on 31 January and there will continue to be a great deal of uncertainty; the two economies still have to negotiate the future and whether there will be a soft or hard Brexit once the transition period ends remains to be seen.

If these reasonably upbeat forecasts prove true, both the Federal Reserve and the ECB are likely to leave their monetary policies relatively unchanged. Specifically, the ECB will probably keep rates as they are, unless recovery in Europe takes longer. In this case, its deposit facility rate could be lowered, but by no more than 10 basis points. Meanwhile, the asset purchase programme will remain in place throughout this year, which will help to keep European bond yields contained.

In Spain, GDP growth looks set to continue to moderate to around potential growth, which would indicate average annual growth of 1.5%. If confidence of agents stabilises, if not improves slightly, the decrease in activity should be moderate since the economy does not show any major imbalances. Only a negative external shock could trigger recession. On this front, external risks lie in further weakness in Spain’s export markets, above all the EMU; increased protectionism; potential geopolitical tension that could particularly affect the oil market; and uncertainty over the outcome of Brexit. Internally, there are still questions over the direction of economic policy and whether the necessary reforms will be undertaken, while still-high public debt levels leave little room for fiscal policy to deal with a potential crisis.

Business outlook for the Bankia Group

During 2020, the Bankia Group will continue to work on consolidating the business, with the overriding aim of becoming more competitive and profitable, and expanding the more recurring business so it can generate capital organically. The Group’s objectives are now enshrined in its new 2018-2020 Strategic Plan, which was approved by its Board of Directors on 22 February 2018. The new Strategic Plan seeks to increase the Group’s earnings by driving sales and commercial activity, while continuing to improve quality and the balance sheet and ultimately pay-out to shareholders. To accomplish these objectives, the 2018-2020 Strategic Plan targets four key areas:

•	Revenue growth through increased sales of high-value products. In 2020, the Bankia Group aims to continue growing lending activity in profitable segments, and to generate fees and commissions on high-value products (mutual funds, payment services and insurance) as a means of boosting income and margins. To help it achieve this objective, the Group has begun rolling out new lines of business now that the restrictions set out in the Restructuring Plan no longer apply, since the plan ended in December 2017. These activities include lending to real estate developers, long-term financing to large corporations through placements on the capital markets both in and outside Spain, and other fee-bearing products (project finance and M&A funding).

Bankia’s commercial activity 2019 was aligned with the targets of the Strategic Plan in terms of both funding granted and growth of high-value products and digitalisation of the business, in some cases outperforming the forecasts for growth and market share in the Strategic Plan.

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•	Efficiency and cost control. The new Strategic Plan envisions an improvement in the Group’s efficiency (cost-to-income) to below 47% by 2020 once the cost synergies have been unlocked from the merger with BMN. From the start of the Strategic Plan to the end of 2019, the Group obtained EUR 220 million of cost synergies, achieving the target for 2020 (EUR 190 million) a year earlier.

•	Drive to reduce problem assets. Another pillar of the new Strategic Plan is to continue reducing problem assets organically and via the sale of portfolios. The aim here is to free up liquidity and funds with which to grant loans and new credit in segments where Bankia intends to increase its lending activity and market shares. The increase in lending will be accompanied by further reductions in non-performing loans and foreclosed assets (EUR 8,900 million projected for 2018- 2020). According to the estimates contained in the new Strategic Plan, this will bring the Group’s problem assets ratio (gross NPLs + gross foreclosed assets / total risks + gross foreclosed assets) to below 6% by year-end 2020 and the NPL ratio to 3.9%.

By the end of 2019, the Bankia Group had delivered 94% of the target reduction in problem assets in the Plan, with a problem assets ratio of 6.4% and an NPL ratio of 5%.

Achievement of the objectives set out in the Strategic Plan in 2019 has been satisfactory, and will allow the Bankia Group to continue generating strong organic capital, while keeping its capital adequacy ratio at above 12% (fully-loaded CET 1).

These strengths will be crucial for the Group to rise to the challenge of a new growth stage, against a background that will continue be tough for the banking industry, owing to stiffer capital requirements in response to regulatory pressure, low interest rates, and fierce competition.

15.- SUBSEQUENT EVENTS AFTER 2019

On 23 January 2020, Bankia, S.A. entered into an agreement with Helvetia Schweizerische Versicherungsgesellschaft AG to sell its approximately 15% shareholding in Caja de Seguros Reunidos, Compañía de Seguros y Reaseguros, S.A. (“Caser”). The selling price of Bankia’s stake in Caser is estimated at around EUR 166 million, without considering the impact of Caser’s own shares. The transaction is expected to have a positive impact on the Bankia Group’s capital (Total Solvency) of 12 basis points.

The effectiveness of the sale is subject to certain conditions precedent, such as securing the pertinent regulatory and competition authorities’ approvals.

No other significant events took place between 31 December 2019 and the date of authorisation for issue of the Bankia Group’s consolidated financial statements with a significant impact.

16.- CORPORATE ANNUAL REPORT

The 2019 Annual Corporate Governance Report for 2019, which forms part of this Management Report, was prepared in accordance with article 540 of the Corporate Enterprises Act, with the content outlined in Order ECC/461/2013, of 20 March, and CNMV Circular 2/2018, of 12 June, amending Circular 5/2013, of 12 June, which establishes the formats of the annual corporate governance report of listed companies, attached hereto as a separate document. The report includes a section on the Bank’s level of compliance with corporate governance recommendations in Spain.

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17.- NON-FINANCIAL INFORMATION STATEMENT

In accordance with Law 11/2018, of 28 December, amending Spain’s Code of Commerce, the consolidated text of the Corporate Enterprises Act, enacted by Legislative Royal Decree 1/2010, of 2 July, and Spain’s Audit Act (Law 22/2015) of 20 July of Account Audit, regarding the disclosure of non-financial and diversity information, the Bankia has prepared a non-financial statement, which forms part of this management report and is attached as a separate document. This non-financial statement contains relevant information on environmental, social and employee matters, respect for human rights, anti-corruption and bribery matters, and the company. The information contained therein was verified by E&Y, as independent assurance services provider.

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2019 NON-FINANCIAL
STATEMENT

This document is a translation of an original text in Spanish. In case of any discrepancy between the English and the Spanish version, the Spanish version will prevail.

This document presents the information required by the Spanish Non-financial and Diversity Information Act (Ley de Información no Financiera y Diversidad), of 28 December 2018. It has been assured externally by an independent firm, EY, which also audits the Bankia Group’s financial statements.

Therefore, it describes the key features of the Bankia Group’s business model and risk management; its sustainability plans; environmental, social and employee matters; its policy on human rights; anti-corruption and bribery matters; and the bank’s relationship with society. It describes the main policies pursued, actions taken and their outcome, the principal risks and how they are managed, and non-financial key performance indicators.

The non-financial statement was prepared in accordance with the comprehensive option of the GRI Sustainability Reporting Standards and the Financial Services sector supplement.

The information contained in the non-financial statement covers the Bankia Group’s operations (with the same scope as the annual financial statements) in 2019. It contains information that is presented in greater detail in other Bankia Group reports, such as the Annual Corporate Governance Report and the Remuneration Report. The information contained in the “People and talent management” section was prepared considering the Bankia, S.A. scope, except the “2019 Training plan” which covers the Bankia Group scope.

NON-FINANCIAL STATEMENT 2019 BANKIA GROUP

Page

1 FORWAR		3
a.	Letter from the Chairman	3
2 STRATEGY		4
a.	Backdrop	4
b.	2018-2020 Strategic Plan	6
c.	2019-2020 Responsible Management Plan (RMP)	7
3 ROBUST AND SECURE		14
a.	Solvency and liquidity	14
b.	Internal control and compliance	16
c.	Tax commitment	19
d.	Information security and privacy	20
e.	Risk management	22
4 RESPONSIBLE BANKING		33
a.	Corporate governance	33
b.	Ethics and integrity	44
c.	Sustainable financing	46
d.	Human rights	49
e.	People and talent management	50
f.	Responsible purchasing	73
g.	Transparency of the information	76
5 CUSTOMER FOCUS		76
a.	Responsible marketing	76
b.	Business model	80
c.	Innovation and digitalisation	97
d.	Accessibility and financial inclusion	100
e.	Appropriate management of non-performing loans	102
6 COMMITMENT TO THE ENVIRONMENT		103
a.	Social contribution	103
b.	Direct environmental impact	110
Appendix I: Content index required under Law 11/2018	116
Appendix II: GRI content index	122
Appendix III: Independent assurance report	141

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1.	FORWARD

a.	Letter from the Chairman

For the banking sector, 2019 was a year marked by negative interest rates, confirming the “new status quo”. This has gone on for four years now and directly affects financial institutions’ revenues.

Bankia has several strengths to deal with this challenging situation, such as the strong commercial momentum of its branch network and its sound balance sheet.

It was also a year of strong commercial activity for us, the best year since Bankia was created. Two factors made all this possible: first, the unwavering trust of our customers, and second, the huge efforts made by all Bankia professionals, which helped us to achieve our highest ever customer satisfaction.

Our strong commercial activity is reflected in our ability to deliver growth in high-value products and profitability. We were the market leader in mutual fund inflows and raised our market shares in business and consumer lending.

I particularly wanted to highlight these two factors because I believe they underscore our focus on contributing value to our customers.

We achieved profit of EUR 541 million in 2019, after stabilising recurring revenue and reducing expenses more than expected. This enabled us to improve our “core” result by 3.8%. However, earnings were undermined by lower trading income and the decision to reduce non-performing assets more than originally planned, which required a stronger provisioning effort.

Despite the challenging landscape, our ability to generate capital organically enabled us to raise our capital ratio to above 13% by the end of the year, well over the minimum regulatory capital requirement It also allowed us to propose keeping dividend pay-out at EUR 355 million.

The objective of the entire Bankia team is to offer our customers the best financial products and services, and in a sustainable way.

Over the years, we have embraced the main commitments to social and environmental sustainability as our own. According, Bankia is firmly committed to the 10 principles of the United Nations Global Compact, of which we have been a signatory since 2013. Moreover, with the approval of the 2030 agenda in 2015, our institution has been working on identifying potential threats and new opportunities for improvement in sustainability as they arise to reflect Bankia’s commitment to complying with the Sustainable Development Goals.

I am confident that these commitments are shared by our customers, our shareholders, and everyone at Bankia.

This strategy surely sets us on the right path to serving our customers, generating value for our shareholders, and helping to create a more modern and inclusive society with higher levels of well-being.

Thank you,

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2.	STRATEGY

a.	Backdrop

ECONOMIC, FINANCIAL AND REGULATORY LANDSCAPE

The global economy lost steam in 2019. The trade war and Brexit heightened uncertainty, denting the confidence of agents, investments and international trade. This especially affected the manufacturing sector, which is suffering its worst times since the financial crisis. The impact of heightened political and geopolitical risk was partially offset by central bank support at a time of very low inflation.

The cooling of the economy was widespread, affecting all the leading economies and, in some cases, especially intense accompanied by major financial sector tensions. Bankia Research estimates that world growth eased to 2.6% in 2019, with a more pronounced slowdown in the European Union. However, the skies cleared somewhat towards the end of the year: growth began to stabilise, the US and China declared a ceasefire in the trade war, and the EU and the United Kingdom avoided a hard Brexit.

In these complex circumstances, the central banks stepped back from normalising their monetary policies and once again adopted expansionary measures: 13 of the 20 largest central banks cut their interest rates. The ECB cut the deposit facility rate from -0.4% to -0.5%, commenced a new round of asset purchases (with a monthly volume of EUR 20 billion and no set deadline), introduced a scheme to reduce the cost of bank deposits at the central bank (tiering), and undertook new long-term financing transactions.

The relaxing of monetary policy and investor interest in safe-haven assets caused debt yields to fall to new all-time lows in the European Union (the yield on the German 10-year bond fell to below -0.70% and on the Spanish bond by 0.035%), while the overall volume of bonds with negative yields hit a high (EUR 15 trillion, 27% of the total).

SPAIN IS STILL GROWING, BUT AT LOWER RATES

Deterioration abroad hit the Spanish economy in 2019, with GDP growth slowing to 2%, half a point lower than in 2018 and its lowest pace of growth since 2014. Nonetheless, Spain once again outperformed the rest of the EMU.

The labour market continued to create jobs, but a lower rate, in line with the more sluggish economy. Employment rose by nearly 402,000 people to 19.9 million, while the jobless rate ended the year at 13.8% of the active population. These are its best numbers since 2008.

The downturn in activity was rooted in the slowdown by domestic demand, affected by global geopolitical instability and greater uncertainties. Household consumption was also affected by delays in decisions to purchase automobiles ahead of regulatory changes, the absorption of pent-up demand during the crisis or lower job creation. As a result, household spending lagged the growth of disposable income, resulting in a slight increase in the household saving rate. Downward revisions to expectations for investment in capital goods and construction had a greater impact, leading to a sharp slowdown, but this was still the fastest growing component.

Meanwhile, export demand contributed positively to GDP growth for the first time in three years. While exports resisted despite the less propitious international environment, imports slowed sharply, in line with the fall in domestic demand.

Growth in 2019 was compatible with the generation of financing capacity, helping to improve the financial position of households. Household and corporate debt fell to 15-year lows (152.4% of GDP in 3Q19).

Inflation remained subdued, ending the year at 0.8% amid the absence of external inflationary pressures and the upturn in salaries in Spain.

WORLD AND SPAIN ECONOMIC OUTLOOKS

World growth is expected to stabilise in 2020 at rates in line with or slightly lower than in 2019, but potentially with a slight improvement in Europe and certain emerging economies that are coming out of difficult situations (e.g. Turkey, Argentina or Brazil). Both the Federal Reserve and the ECB are expected to leave their monetary policies relatively unchanged. Specifically, most likely the ECB will keep the rate on its deposit facility at -0.50% and continue with its EUR 20 billion monthly asset purchases. Meanwhile, public bond yields should remain contained.

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The Spanish economy is expected to continue growing in 2020, albeit at a slower pace, with average GDP growth for the year of around 1.7%. If agents’ confidence and expectations begin to stabilise, if not recover slightly, the slowdown will be more moderate.

Only a negative external trigger could lead to recession. External risks to this scenario lie in further weakness in EU export markets; increased protectionism; potential geopolitical tensions that could affect the oil market; and uncertainty over the outcome of Brexit.

Internally, there are still questions over the direction of economic policy and whether the necessary reforms will be undertaken, while still-high public debt levels leave little room for fiscal policy to deal with a potential crisis.

CONTINUED DELEVERAGING IN THE LOW INTEREST-RATE ENVIRONMENT

The positive performance of the Spanish economy fed through to the country’s banking sector, which continued to step up the flow of new lending, while bolstering balance sheets by raising solvency and liquidity and reducing non-performing assets. On the negative side, low interest rates and strong competition kept profitability under pressure.

Private-sector credit fell for yet another year, albeit at a significantly less than a year later. This decrease primarily involved business loans, which were partially replaced by fixed-income issues. For households, the new Real Estate Credit Act (Ley de Crédito Inmobiliario) to some extent undermined the level of new home purchases in the year’s second half.

Trends in lending to households and non-financial corporations were shaped by the significant reduction of prices of new transactions throughout the year.

Balance sheet quality improved as default rates fell and the volume of foreclosed assets shrank. Non- performing loans (NPLs) to the private sector fell further in 2019, to below EUR 60,000 million, while the NPL ratio fell down 5%, with a cumulative decline in the year of 1 p.p. The volume of foreclosed real estate assets decreased to below EUR 40,000 million, more than 50% lower than their 2011 highs.

Deposit-taking rose sharply in the year (5.3%), with positive contributions by both households and companies despite the low interest paid. Demand deposits grew further to the detriment of term deposits and represented 85% of the total volume of deposits. This increase came alongside growth in assets in mutual funds.

Low profitability is one of the Spanish banking sector’s main challenges. It remains above the European average without surpassing cost of capital, although the outlook has worsened due to downward revisions to growth forecasts and interest rates remaining low or negative longer than expected. In this context, the sector must endeavour to boost efficiency through control over operating expenses and the use of new digital technologies.

Institutions have strengthened their solvency, raising their indicators of maximum quality to well above requirements. Meanwhile, the results of the Bank of Spain’s annual stress tests for the 2019-2021 horizon show an adequate solvency position on aggregate relative to the materialisation of the risks identified in the adverse scenario.

On the regulatory front, the key highlight was the approval in June of the “EU Banking Reform Package” presented by the European Commission towards the end of 2016. It comprises a set of rules to complete the banking union, incorporating into European regulations the latest Basel III standards, which have yet to be transposed, and the international loss absorption capacity requirement, or TLAC (“Total Loss Absorption Capacity”). The bulk of the regulation will become effective at the end of 2020 or middle of 2021. In Spain, the Real Estate Credit Agreement Act (Ley Reguladora de los Contratos de Crédito Inmobiliario), which transposes the EU directive, entered into force.

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b.	2018-2020 Strategic Plan

2019 was the second year of the three-year Strategic Plan presented by Bankia in February 2018. The four main cornerstones underlying the entity’s roadmap entail the integration with BMN, efficiency and cost control, growth in revenue through higher value-added product sales, and a faster reduction in NPAs.

The plan’s financial targets were calculated based on forecast growth for Spanish GDP of over 2% in three years, a Euribor rate of 0.73% at the end of the period, and a scenario of gradual recovery in lending. Negative interest rates will affect targets such as achieving profit of EUR 1,300 million by the end of the period.

Bankia’s efforts over the past two years has enabled it to extract synergies from the merger with BMN earlier than expected and to raise the estimated amount from EUR 190 million to EUR 220 million. The bank also raised its pay-out to 65% from 50% in 2018 and continued to generate capital above the fully loaded CET1 ratio of 12%.

Performance of management targets in 2019:

Efficiency and cost control.

	2019	Strategic Plan
Synergies (EUR million)	220	190

Customers

	2019		Strategic Plan
	Retail customers	Business customers	Retail customers	Business customers
Satisfaction	90.3%	93.6%	92%	95%

Digitalisation

	2019	Strategic Plan
Digital customers (% of total customers)	53.3%	65%
Digital sales	36.0%	35%

Share of performing loans and high-value products/segments

	2019	Strategic Plan
Mortgages	12.5%	12.6%
Business credit	7.8%	7.7%
Consumer credit	6.1%	6.6%
Mutual funds	7.0%	7.2%

Mix of stock of performing loans

	2019	Strategic Plan
Home loans	61%	58%
Consumer credit	5%	5%
Business and developer	34%	37%

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Balance sheet quality

	2019	Strategic Plan
Reduction of NPAs (EUR million)	8,400	8,900
NPL ratio	5%	3.9%
NPL coverage ratio	54.0%	56.0%

BUSINESS OUTLOOK FOR THE BANKIA GROUP

Bankia will continue to work during the last year of its strategic plan on consolidating the business, with the overriding aim of becoming more competitive, boosting profitability and growing to generate capital organically.

The bank will seek to boost revenue through increased sales of high-value products and the roll-out of new lines of business now that the restrictions set out in the Restructuring Plan no longer apply as the plan ended in December 2017. These activities include lending to real estate developers, long-term financing to large corporations through placements on the capital markets both in and outside Spain, and other fee-bearing products (project finance and M&A funding). Forecasts also call for double-digit growth in fees and commissions.

Meanwhile, Bankia will continue reducing problem assets to free up liquidity and funds with which to grant loans and new credit in segments where it intends to increase its lending activity and market shares.

Higher lending volume will be accompanied by further decreases in non-performing loans and foreclosed assets (an estimated EUR 8,900 million in the 2018-2020 period).

c.	2019-2020 Responsible Management Plan (RMP)

Since 2016, Bankia has been implementing specific responsible management plans aligned with the institution’s strategic plans. In 2019, it embarked on its 2019-2020 Responsible Management Plan (RMP) designed to drive the entity’s leadership in sustainability. Key areas include preventing social, environmental and good governance risks, and supporting management with greater control over processes to effectively meet stakeholders’ expectations.

2019-2020 RESPONSIBLE MANAGEMENT PLAN

Source: Bankia. 2019-2020 Responsible Management Plan

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The RMP, predicated on sound corporate governance, has four strategic lines of action: Satisfaction and relationship with customers; Sustainable development and transition to a low-carbon economy; Developing talent and employee engagement; and Supporting society. Under these areas, a total of 57 projects or initiatives containing 129 specific goals and involving 17 divisions of Bankia are being carried out.

In 2019, 80.7% of projects have either concluded and achieved the desired target or are on track.

Bankia has a specific dashboard for monitoring the RMP, with quarterly reporting to the Responsible Management Committee and every six months to the Appointments and Responsible Management Committee, composed of four independent directors, so they can take decisions based on the results obtained and draw up actions plans.

RESPONSIBLE MANAGEMENT GOVERNANCE STRUCTURE

The Responsible Management Committee was set up in 2015. Its duties include promoting, coordinating and developing all the bank’s responsible management initiatives. This committee is made up of executives of the bank’s units that have direct contact with stakeholders so it can identify those with the greatest influence on the bank and promote initiatives and projects that are aligned with their interests and needs and included in Bankia’s strategy through the Responsible Management Plan.

The Corporate Social Responsibility Directorate runs the secretariat of the committee, analysing trends, making proposals, and coordinating and driving Bankia’s responsible management.

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Topics analysed, reviewed and approved, where appropriate, by the Responsible Management Committee in 2019 included:

•	The Responsible Management Plan (quarterly follow-up)

•	Implementation, requirements and reporting of the Non-financial and Diversity Information Act

•	Training on climate change and adaptation to TCFD recommendations

•	Human rights due diligence

•	Strategy and reporting on SDG contribution

•	Sustainable financing: signing of the Principles for Responsible Banking

•	Sustainable financing framework

•	Results of the reputational risk assessment

•	Results of the main analysts and sustainability indices

•	Proposals for improvements to projects to be undertaken

•	Signing of the Collective Commitment to Climate Action

•	Agreements reached at the COP25 held in Madrid

MATERIALITY

Listening to stakeholders has long been a priority at Bankia. A new materiality assessment was performed in 2019 to identify the most relevant issues for stakeholders (customers, shareholders, bank professionals, and society) in locations where Bankia has a stronger footprint. An external consulting team, engaged to ensure the confidentiality of the interviews and the accuracy of the findings, carried out more than 2,200 consultations (in-depth interviews, on-line consultations and round table discussions). As a result, the most relevant environmental, social and governance (ESG) topics were prioritised from a dual internal and external perspective.

The stakeholder groups consulted considered that Bankia’s general reputation has improved in recent years. Key aspects related to the improvement in reputation include: the management team, noted for its professionalism, depoliticisation and the commitment to high ethical and social standards; the absence of reputational crises; Bankia’s public nature, guaranteeing greater oversight compared to other institutions; and the efficiency shown in coping with crises affecting the financial sector.

Relevant topics for stakeholders include: information security and privacy, ethics and integrity, transparency of information and corporate governance. Among these, priorities include responsible marketing, and solvency and liquidity.

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2019 MATERIALITY MATRIX

Another feature of the materiality assessments performed is the consideration of the risk variable to identify each topic in accordance with stakeholders’ tolerance, confidence and attitudes if their expectations are not met. This allows the entity to promote actions plans that minimise the potential related risk. The assessment also presented trends in the topics assessed in the previous materiality assessment performed by Bankia in 2017.

The result of the 2019 assessment will enable Bankia to lay the foundations and determine the priority topics and strategic plans of the new Responsible Management Plan to be undertaken starting in 2021, once the current plan is completed.

GLOBAL COMPACT

Bankia is firmly committed to the 10 principles of the UN Global Compact, of which it has been a signatory since 2013.

These universally accepted principles are key values based on declarations by the United Nations in the areas of human rights, labour, environment and anti-corruption.

As part of its involvement, Bankia reports annually to the Global Compact on its progress implementing the related policies and initiatives.

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Moreover, to promote the integration of these principles into business operations, the Global Compact encourages and raises awareness among businesses about the importance of promoting actions in support of the Sustainable Development Goals (SDGs).

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COMMITTED TO THE SDGs

In 2015, the United Nations member countries adopted the 2030 Agenda for Sustainable Development. The Agenda contains 17 Sustainable Development Goals (SDGs) and 169 targets and is a call for action by all countries, organisations and society at large to end poverty, fight inequality, protect the planet and act on climate change, among others.

In its firm commitment to this United Nations initiative Bankia has undertaken to promote the SDGs. As a financial institution, it focuses its efforts on promoting a transition towards a low-carbon economy and carrying out responsible and sustainable banking. Bankia has instrumented set out efforts and challenges in an SDG contribution strategy.

This strategy has enabled the institution to identify specific plans, programmes and measures that promote the bank’s actions towards achieving the 2030 Agenda targets.

In line with its operations, Bankia gears efforts towards four priority SDGs: Climate action (SDG 13), Decent work and economic growth (SDG 8), Quality education (SDG 4) and Sustainable cities and communities (ODS 11), and one cross-cutting target, Partnerships for the goals (SDG 17).

To drive each SDG, Bankia has drawn up strategic lines, with targets and actions laid out in its Responsible Management Plan so it can track progress on implementing the 2030 Agenda.

Sustainable financing: Bankia’s responsible management model includes respect for the environment and combating climate change as two key variables that must be considered in the short and long term. Accordingly, it has drawn up a 2017-2020 Eco-Efficiency and Climate Change Plan with specific targets and indicators, undertaking to achieve CO2 emission neutrality by 2020.

Business-wise, the bank markets sustainable mutual funds and invests in clean infrastructures and technologies. In 2019, Bankia promoted EUR 9,000 million of green financing and created the Business and Sustainable Finance Department to drive and promote the marketing of green products and services, as well as to pave the way for the creation of a Sustainable Financing Framework that will be ready around the middle of 2020.

Firmly committed to decarbonising the economy, in September 2019 Bankia signed the UN’s Principles for Responsible Banking and Collective Commitment to Climate Action.

Inclusive economic growth: As a financial institution, Bankia provides decent employment, guaranteeing decent conditions for both its professionals and its value chain, and encouraging entrepreneurship and career development. Some 268 professionals were promoted internally in 2019, of which 50.4% were women. The entity was recognised as a “Socially Responsible Company with its Workforce” by the Diversidad Foundation and the Alares Foundation.

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Bankia also actively promotes financing for SMEs and self-employed professionals, with SME lending volume in 2019 of EUR 3,456 million. Moreover, through a number of social programmes, the bank offers employment and labour insertion projects that particularly target vulnerable groups (women, unemployed, people with different abilities and migrants), with more than 43,600 direct beneficiaries.

Financial and quality education: Bankia has a firm commitment to the training and financial literacy of Spanish society, an inclusive and quality education that promotes the knowledge and skills necessary for better personal and professional management, as well as improving access to employment and entrepreneurship. It earmarked over EUR 4 million for education projects and projects to improve employability in 2019.

Bankia is the only financial institution with its own dual vocational training programme, enabling it to add 28.6% of students trained in the first three programmes to its staff and making the programme a source of hiring internal talent.

In 2016, it created the Bankia Foundation for Dual Training, designed to be a nexus between the academic and business worlds (739 participating companies) and drive the employability of younger people. This foundation has stepped up its activity since it began, promoting nearly 100 projects and training more than 4,000 students in 2019.

Through Bankademia, Bankia offers free on-line courses to customers and non-customers on basic finance, housing, the family economy and SMEs. The aim is to promote financial literacy and help people to understand the products and services and to take financial decisions.

The bank also develops specific programmes in partnership with NGOs to promote employment in sectors in need and boost employability of the most vulnerable groups.

Sustainable cities and communities: Bankia promotes investment, financing and innovation in infrastructures and services that improve quality of life and sustainability of cities. The bank offers financing to individuals and companies so they have access to sustainable loans and mortgages and to the financial services needed for their personal and professional development, such as the agreement with the EIB to launch a pioneering line in Europe of EUR 300 million for the granting of green mortgages or a specific financing facility for developers to build BREIM energy efficiency certified homes. Bankia also promotes, through 374 branches with agricultural specialists, solutions geared toward agriculture and rural development, funding innovation and energy efficient projects in this sector.

In this area, technology and digital transformation play key roles in finding sustainable solutions that can be applied to cities and rural areas to stop depopulation. In this vein, through social action the entity has invested EUR 6.39 million in local and rural develop programmes of foundations and NGOs with more than 251,000 direct beneficiaries.

Partnerships for the goals: For Bankia, establishing partnerships is key for sharing knowledge and promoting projects that contribute to the development of the SDGs. Through industry groups and public-private partnerships, Bankia defends its stakeholders’ interests in economic, social, environmental and corporate governance matters. These includes alliances with different agents of civil society in Spain and internationally (Global Compact, UN, Spainsif, Forética, Fundación Alares, Fundación Ecodes, Fundación Seres, Fundación Corporate Excellence, Fundación LIMME, COTEC, CECA and CEOE), and collaboration with public financial institutions (e.g. ICO, EIB and Mutual Guarantee Societies, or SGR) to finance SMEs and businesses. An example was the agreement signed last year with the EIB to provide EUR 800 million of finance to SMEs and mid-cap companies, and companies in the agriculture, farming, fishing and livestock sectors.

This priority contribution also enables us to impact other secondary SDGs, such as: Affordable and clean energy (SDG 7); Industry, innovation and infrastructure (SDG 9); Gender equality (SDG 5) and Reduced inequalities (SDG 10) and tertiary SDGs for the entity, such as: Responsible consumption and production (SDG 12); Life below water (SDG 14); No poverty (SDG 1) and Peace, justice and strong institutions (SDG 16).

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3.	ROBUST AND SECURE

a.	Solvency and liquidity

Bankia obtained net profit in 2019 of EUR 541 million, down 23% from 2018 due to lower trading income on the rotation of fixed-income portfolios and higher provisions for the cost of non-performing asset sales.

Stable recurring revenue and a higher-than-expected reduction in costs drove a 3.5% increase in core banking profit to EUR 1,287 million.

Last year was Bankia’s best ever commercially, enabling it to stabilise net interest income, which totaled EUR 2,023 million (-1.3%). Fee and commission income to EUR 1,167 million thanks to year-on-year growth in revenue from payment services (+9.9%) and assets under management (+4.7%).

Gross income amounted to EUR 3,245 million (-3.6%), while operating expenses fell 2.9% to EUR 1,817 million thanks to the approximately EUR 220 million of synergies extracted from the integration of BMN, above the EUR 155 million originally expected.

The customer margin ended the year at 1.64%, up from 1.58% the year before, and the efficiency ratio at 56%.

Provisions and other gains and losses totaled EUR 673 million. The increase from 2018 was due to provisions set aside to cover the costs of selling portfolios of non-performing loans and foreclosed assets, mostly in the year’s second half.

LEADER IN SOLVENCY

Bankia raised its solvency in 2019 and was once again the leader of Spain’s largest banks, ending the year with a fully-loaded CET1 ratio (including unrealised gains at fair value) of 13.02%, an improvement of 63 basis points from 2018. The cumulative capital surplus over 12% was EUR 795 million. The Phase-in CET 1 ratio was 14.32% and the Total Capital ratio was 18.09% at 31 December 2019.

The bank’s solid capital position enables it to maintain the dividend, paying out a total of EUR 355 million to shareholders; i.e. a dividend yield of 6.1% taking the 2019 closing share price.

Shareholders will receive EUR 11.576 cents per share, the same as previously and leaving pay-out of profits to shareholders at 65%. Accordingly, it continues to repay the aid received, of EUR 3,303 million. Of this total, the Fund for Orderly Bank Restructuring (FROB), which has a 61.8% ownership interest in Bankia through BFA, will receive EUR 220 million.

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BUSINESS AND BALANCE SHEET QUALITY

Since the start of the 2018-2020 Strategic Plan, the bank has grown its customer base by 243,000 and the number of customers who deposit income directly by 190,000. The total number of digital customers has also risen, by nearly 13 percentage points over the past two years, and represented 53.3% of all customers at the end of 2019. Digital sales account for 36% of the total at Bankia.

The bank raised customer satisfaction to an all-time high of 90.3 points in 2019, up from 86.9 the year before. In service quality, Bankia cemented its leadership among Spain’s large banks, with a score of 8.28 compared to the sector average of 7.36.

Bankia led the market in net inflows into mutual funds in 2019, with EUR 1,543 million, a 74% increase from 2018. Assets managed and marketed grew by 16.8% to EUR 22,300 million, giving Bankia a 7.05% market share. The bank has signed up 100,000 new unit holders and now has nearly a million. Meanwhile, assets managed and marketed by the Group in pension fund increased by 5.9%.

Retail Banking saw considerable growth in new production in life and non-life risk of 23.6% and 28.7%, respectively, from 2018.

Bankia also fared well in payment services. Revenue growth at shops from debit and credit cards accelerated to 14.7%. Market share in revenue increased to 12.4% through September 2019, and in credit cards to 8.6%.

STRONGER BALANCE SHEET

Bankia has reduced the stock of non-performing assets (NPAs) gross over the past two years by EUR 8,503 million, lowering the NPA ratio to 6.4%, which is closing in on the 6% target in the Strategic Plan for end- 2020. The NPA ratio ended the year at 3.3%, close to the 3% target for 2020.

In just the last year, the volume of unproductive assets (non-performing loans and foreclosed assets) fell by EUR 2,529 million, to a gross EUR 8,350 million at 31 December 2019, a decrease of 23.2% from the year earlier.

Non-performing loans (NPLs) fell by nearly EUR 2,000 million from January to December, to EUR 6,465 million (-23.2%), leaving an NPL ratio at year-end of 5%, 1.5% pp lower than at the end of 2018.

Total assets on consolidated Bankia’s Group balance sheet increased by 1.6% year-on-year to EUR 208,468 million.

GROWTH IN PERFORMING LOANS

The Group’s strong commercial performance led to growth in performing credit (non-doubtful home, consumer, business and developer loans) which, driven by the good performance of new lending, rose by 0.2% or EUR 300 million in 2019 to EUR 106,700 million.

The stock of consumer loans rose by 12.5% over the course of the year, while loans to companies increased by 9%, taking Bankia’s market shares to 6.08% (+50 bp from December 2018) and 7.83% (+41 bp), respectively, at the end of November.

In new lending, mortgages remained stable in 2019 at around EUR 2,900 million, with a third going to new customers. Fixed-rate mortgages accounted for 48% of new mortgages in the year, with an average loan to value (LtV) of 64%.

New loans to companies remained over EUR 14,000 million, while consumer loans increased to EUR 2,647 million amid a prudent approval policy. Over the past year, Bankia’s share of new loans to companies jumped from 7.88% to 9.42%.

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b.	Internal control and compliance

Bankia has internal control and compliance risk management systems that ensure compliances with applicable regulations and good banking practices. Compliance risk management is a strategic pillar to which the entire organisation is committed. In the wake of the myriad regulatory developments, highlights in recent years include projects to implement the new regulations approved in payment methods (PSD2) and markets for financial instruments (MiFID II), not to mention data protection and privacy (General Data Protection Regulation) and the new regulation on real estate credit agreements (LCCI).

CRIMINAL RISK PREVENTION

Bankia has a criminal risk prevention model that identifies activities that must be prevent, and protocols and procedures to avoid conduct that could give rise to criminal liability and ensure compliance with its Code of Ethics and Conduct.

The model is based on the identification of risks, as well as the implementation and regular execution of general and specific controls through software applications that can detect potential circumstances that entail heightened risk. The results of executing these controls are reported annually to the Audit and Compliance Committee and the Board of Directors.

Bankia has a model of system management and control of regulatory compliance risks designed to identify, assess, manage and monitor all risks of complying with prevailing regulations in investment banking services, anti-money laundering and personal data protection. This management and control model is based on both the governance structure and on processes and technology to help improve business processes and performance measurements, as well as to provide the institution with information so it can consider these risks in its decision-making.

No. of employees trained in criminal risk prevention	273

RESPONSIBILITY AND REGULATORY COMPLIANCE PERFORMANCE

The Corporate Regulatory Compliance Directorate is charged with management, performance and control of these matters. It has two of its own executive committees, which meet monthly to address priority issues and those requiring closer supervision.

There is the Bankia Internal Control Body (ICB), which is the Anti-Money Laundering, Terrorist Financing and Sanctions Committee. In addition to ensuring compliance with regulations, its purpose is to enhance the bank’s governance by involving the business areas, raising their awareness, and enabling the institution to take quicker decisions, shortening the time for reporting to Spain’s anti-money laundering supervisory authority, Servicio Ejecutivo de la Comisión de Prevención del Blanqueo de Capitales e Infracciones Monetarias (SEPBLAC).

This committee reports regularly to the Audit and Compliance Committee and the Board of Directors. It comprises members from the entity’s main areas, especially its business areas. They receive appropriate training and the necessary support to perform their duties on the committee.

There is also the Regulatory Compliance Committee, which assesses and manages risks of non-compliance with regulations governing the bank’s operations. Its scope of action includes the following duties:

•	Identifying, assessing and managing compliance risks related to operations, executing the controls in place

•	Proposing the approval of codes of conduct and verifying the level of compliance

•	Drafting internal policies, procedures and rules for its scope of action, overseeing their effective compliance

•	Monitoring regulations of competitors and their implementation

•	Monitoring compliance with supervisors’ requirements

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ANTI-MONEY LAUNDERING AND COUNTER TERRORIST FINANCING

In Spain, the 5th Anti-Money Laundering Directive on preventing the use of the financial system for money laundering or terrorist financing approved by the European Union is expected to be transposed into Spanish law in 2020.

This will amend the current Law 10/2010, and its implementing regulation (RD 304/2014), which has yet to include the developments in the 4th Directive transposed on 31 August 2018 through RD-Law 11/2018.

This regulation will entail changes regarding:

•	Inclusion on the list of obliged entities under the law of providers of exchange services between virtual currencies and fiat currencies and custodian wallet providers, implying their forced registration and reporting and the absence of anonymity.

•	Inclusion of intermediaries in the trade of art, directly or including when this is carried out by art galleries and auction houses, or by free ports, where the value of the transaction or a series of linked transactions amounts to EUR 10,000 or more.

•	Limitations on the use of prepaid instruments, which are widely used in financing terrorist attacks, without previously applying due diligence measures.

•	Prohibition from keeping anonymous accounts, anonymous passbooks or anonymous safe-deposit boxes and without due diligence.

•	List of enhanced due diligence measures and mitigation measures in transactions with higher risk countries.

•	Single European Community list of politically exposed persons (PEPs).

•	Modification of the registry of beneficial owners and beneficial owners of trusts to make it more effective.

•	Access to owners of real estate by competent authorities or Financial Intelligence Units.

•	Effective judicial remedy for reporters of suspicious transactions.

In April 2019, the European Parliament approved new regulations in Europe to strengthen systems of financial supervision granting greater powers to the European Banking Authority (EBA) and better address money-laundering and terrorist financing.

The EBA will gather information from the national authorities, perform risks assessments and facilitate cooperation with non-EU countries. As a last resort, if national competent authorities do not act when they detect links with money-laundering or terrorist financing, the EBA will be able to address decisions directly to the individual financial sector operators.

No. of employees trained on anti-money laundering and counter terrorist financing	999

REGULATORY DEVELOPMENTS IN INVESTMENT SERVICES

The objective of MiFID II is to enhance quality in the distribution of the various investment services, offer greater investor protection and obtain a competitive advantage from its development.

On this front, Bankia continued to work on bolstering its investment product distribution model with a view to offering customers greater protection and quality service. To do so, advances were made on key lines of action:

•	Continuous training of employees. A high percentage of Bankia staff are trained in MiFID, with nearly 100% in certain more specialised segments, such as Private Banking and Business Banking. Certifications of employees and hours required to obtain certification are actively monitored to ensure that specialist managers have in-depth knowledge to offer quality service to customers.

No. of employees trained in MiFID	2,033

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•	Product governance. Senior levels in the organisation were involved launching new products and monitoring their marketing in 2019. Automatic controls were implemented in the bank’s various channels and investment services to ensure that the products and services are only distributed to customers with the right profile.

•	Greater transparency in reporting. To reinforce accurate, truthful and transparent information to customers, operating processes were enhanced for individualised notification of specific costs incurred by customers when taking out an investment product. The various pre-contractual documents were also improved, to make them simpler and easier to understand.

•	Accessible portfolio management. Highlights in 2019 include the reinforcement of the ‘Bankia Gestión Experta’ service in terms of operations and documentation. This service, which has been widely accepted by customers, makes a service that originally targeted high net-worth individual available to all customers.

PREVENTION OF MARKET ABUSE

The entry into force of the European market abuse regulation in 2016 and its implementing regulations brought changes to obligations and requirements. Bankia has adapted to the regulation aimed at strengthening market integrity and complying with the implementing and oversight mechanisms at European level. Adjustments were made to tools and employee training to promote the compliance culture around the detection and prevention of activities that are suspicious of market abuse and to adapt to amendments to Spain’s criminal code.

REGULATION OF REAL ESTATE CREDIT AGREEMENTS (LRCCI)

The regulation of real estate credit agreements plays an important role in economic stability and is a tool for social cohesion. It guarantees a secure, flexible and effective legal regime that protects this type of transaction, is a requirement stemming from the obligations imposed by European Union law and is clearly beneficial for the economy. The legal security afforded by the new regulation to protect these transactions fosters trust and other appropriate guarantees to drive access to credit, which is an economic growth driver.

The regulation provides a specific protection regime for consumers who are borrowers, guarantors or holders of security loans or credits secured by residential immovable property or in acquisitions of residential property. The ultimate objective is to strengthen guarantees for borrowers and prevent legal foreclosures in this type of loan resulting in the loss of the home.

Although the new regulation became effective around the middle of 2019, Bankia’s Regulatory Compliance Directorate participated in the cross-cutting project to implement it throughout the organisation in conjunction with the rest of the groups affected. The work carried out has enabled Bankia to develop and implement the required actions to maintain its real estate lending offer and protect customers’ rights, ensuring compliance with the regulation.

INTERNAL AUDIT AND CONTROL

The Corporate Internal Audit Directorate is in charge of supervising and assessing the effectiveness of the bank’s corporate governance, risk management, internal control and information systems, and verifying compliance with internal and external regulations.

It reports functionally to the Audit and Compliance Committee and hierarchically to the Chief Executive Officer.

The Corporate Internal Audit Directorate reports quarterly to the Board Audit and Compliance Committee and Management Committee through the Audit Follow-up Report on implementation and results of the Annual Audit Plan, and the audit recommendations and their degree of implementation.

To perform its duties, it operates independently both hierarchically and functionally from the rest of Bankia’s directorates and its scope of action covers all Bankia operations. Its work includes the commercial network audit, the markets and structural risks audit, the central services audit, the processes audit, and the systems audit. To do so, it has unlimited access to the information required to perform its duties. In performing its work, it may contact and gather information from any senior manager or employee of the organisation.

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Internal Audit’s functions can be summarised in seven processes that illustrate the scope of its work: preparation of the Audit Plan; execution of business centre audits; execution of process, centre and system audits; follow-up of audit recommendations; development and maintenance of audit function support applications; internal audit communication and reporting; and collaboration with and coordination of external audits.

Bankia’s digital transformation has enabled the Corporate Internal Audit Directorate to streamline its operations, undertaking new initiatives to better gather information for review, increase the volume of verifications, and have more efficient information systems.

No. of audits of processes, products and centres	294
No. of branch audits per audit plan	1,002
No. of fraud prevention alerts	980

c.	Tax commitment

Promoting responsible tax management is crucial for Bankia in carrying out its financial operations. To achieve this, it encourages the development of tools to prevent and combat fraud, and transparency programmes. These initiatives are instrumented in specific tax risk management and control measures.

Bankia’s Board of Directors sets tax strategy, although the Audit and Compliance Committee supervises the tax risk management system. The entity also has internal control systems.

The Board of Directors approves operations in tax havens (although the bank does not operate in tax havens for tax avoidance purposes) and the creation of tax structures that are not used to help avoid taxes or fail to comply with regulations.

Bankia’s activity is governed by three tax principles: transparency, compliance with obligations, and risk exposure.

Accordingly, Bankia adheres to a transparent policy on tax management and the payment of its taxes, applying the tax regulations applicable in Spain, where it does all its business, in addition to following the guidelines of international institutions, such as the Organisation for Economic Cooperation and Development (OECD).

Regarding the principle of risk exposure, Bankia analyses transactions involving specific tax risk according to, inter alia, their impact on corporate reputation, shareholders and customers, and its relationship with tax authorities.

Bankia is a participant in the Large Businesses Forum, aimed at promoting a more cooperative relationship between companies and the Spanish tax authorities (Agencia Española de la Administración Tributaria, or “AEAT”) so that, through mutual trust, general problems that may arise in putting the tax system into effect can be shared. The bank is also a signatory of AEAT’s Code of Best Tax Practices (CBTP), which contains recommendations that both parties agree to follow voluntarily.

This collaboration enables Bankia to do business with increased legal certainty, reducing disputes with the Tax Agency and enhancing the bank’s reputation, all of which feeds though positively to its financial performance.

In 2018, Bankia, as a CBTP member company, drew up its second Annual Tax Transparency Report, with information for financial year 2017. It submitted this report to the AEAT in 2019. Last year, it prepared the report with information on 2018, which it will send in the early months of 2020.

This report contains information on certain aspects of Bankia’s economic activity and funding structure, an explanation of the most significant corporate transactions, details of Bankia’s tax strategy approved by the governing bodies and a list of transactions referred to the Board of Directors. It also establishes the extent to which the bank’s tax policy is consistent with the principles of the OECD’s Base Erosion Profit Sharing (BEPS) package.

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Country-by-country earnings

Bankia has its organisational structure and conducts all of its businesses in Spain. Therefore, the Group obtains all of its profits here.

	2019	2018
Bankia Group profit (EUR million)	542.3	703.5

Income tax paid

Bankia paid EUR 248.84 million of income tax in 2019 (including instalments for 2019 and the financial contribution of 2018).

The Bankia Group reported a total amount of taxes paid in the Total Tax Contribution document published in 2019 of EUR 398,184,665.25 (including the amount of income tax refunded).

	2019	2018
Income tax payments (EUR million)	248.84	226.05

The figures reported for taxes correspond to the income obtained by the Bankia Group in 2018, since the figures for 2019 will not be available until sometime in the first few months of 2020, after the accounting closes of all the Group companies. In 2020, for the first time, figures will include the stamp duty paid by the entity in 2019, which amounted to EUR 38 million.

d.	Information security and privacy

DATA PROTECTION

Bankia considers customer information and security to be crucial asset; protecting this information is one of its top priorities amid continuous technological advances.

Bankia strives to ensure that the principles and rights of customers regarding data protection are applied appropriately based on their privacy and within the bank’s responsible digitalisation process included in its 2018-2020 Strategic Plan.

No. of employees trained in data protection	1,501

Data protection is designed to guarantee and protect the fundamental rights of natural persons and especially their honour, their privacy and that of their families. It is governed by Regulation (EU) 2016/679 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (the ‘GDPR’), and Organic Law 3/2018, of 5 December, on the protection of personal data and the guarantee of digital rights.

These rules are applicable to personal data of any natural person in the EU. Their data must be processed lawfully, fairly and in a transparent manner, respecting customers’ rights and maintaining secrecy of the information accessed as a result of our operations.

They govern the role of the data protection officer as guarantor of compliance with the regulations and to whom any data subject may consult for any doubts.

In 2019, Bankia’s internal regulatory framework was defined by the Personal Data Protection Policy approved by the Board of Directors. The policy is based on principles of lawfulness, transparency and minimisation of data, the duty to secrecy and guarantees for the exercise of rights of access, rectification, erasure, restriction, data portability and objection of data subjects.

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Compliance with the policy is mandatory for all Bankia managers, directors and employees, and especially staff who, because of their function, activity or job, access, process and/or store personal data for which Bankia is responsible.

The Personal Data Protection Policy is supplemented by other policies, such as the Information Security Policy.

INFORMATION SECURITY AND CYBER SECURITY

Technology continues to play a major role in the global risk landscape according to the report presented by the World Economic Forum in 2019.

The risk of cyber-attacks is one of the top five risks, behind extreme weather events, climate-change mitigation and adaptation, natural disasters, large-scale data fraud or theft.

The last few years have witnessed a considerable increase in Spanish and international regulations on information security and e-commerce (e.g. PSD2, NIS directive, Swift, GDP). Adapting to new regulations and based on its technological development plans, Bankia has geared its efforts towards diagnosing relevant gaps and developing of cyber security capabilities in accordance with the international “Cyber Strategy Framework”.

On completion of the 2016-2018 Strategic Security Plan, which has enabled Bankia to certify its security levels with those of the world’s leading banks and improve the company’s maturity in cyber security considerably, the Cybersecurity Committee approved the 2019-2021 Cyber security Strategic Plan.

The plan’s main objective is to enhance risk management and ensure that the controls in place are effective. Thanks to the new big data and artificial intelligence (IA) technologies, implementation of advanced models for detecting new cases and patterns of fraud has been stepped up.

The Cyber Security strategy entails placing customers at the centre in detecting fraud rather than independently controlling the channels through which they operate. This enhances the service and allows for early detection of fraudulent activities.

The plan responds to Bankia’s commitment of security as a key pillar, not only to earn customers’ trust and contribute actively to delivering its strategic objectives, but also to position Bankia as a benchmark in cyber security and the fight against fraud. The main actions of the plan are:

•	Become a benchmark in cyber security and the fight against fraud, contributing to the bank’s sustainable profitability to help earn the loyalty of shareholders and investors.

•	Pre-empt regulatory requirements to boost efficiency in complying with regulations, guaranteeing the bank’s solvency.

•	Leveraging cyber security and innovation as key drivers to increase customer trust and satisfaction.

•	Foster the internal commitment of all Bankia professionals to cyber security, making them the bank’s first line of defence.

•	Carry out cyber security actions for everyone to increase awareness and involvement by society.

The plan consists of a set of 19 initiatives. Many of these are transformational, including changes to the cyber risk management, anti-fraud governance, and protection of information models.

The most important advances in 2019 included transformation of the anti-fraud governance model with the creation of the Global Fraud Unit to address new challenges and comply with emerging regulations. Another was the transformation of the management model with the definition of a comprehensive cyber risk system for quantification of risks arising from threats so they can be prioritised and decisions can be taken to implement security controls. A secure software development model was rolled out during the year to strengthen the construction of applications with optimal security levels.

The security governance model entails action by three committees: the Cyber Security Committee, which is the executive body, and the Security Committee and the Global Fraud Management committee, which are information and consultation bodies. The chief cyber security officer attends meetings of these committees regularly.

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The Cyber Security Committee meets monthly. It is presided over by Bankia’s chief executive officer and is composed of senior officers. It reports to the Management Committee and the Board of Directors.

No. of Cyber Security Committee meetings	8
Investment in cyber security risk prevention (EUR million)	5.78

As a financial institution, Bankia strives to create a corporate cyber security culture through a variety of projects, such as the customer cyber security awareness-raising and information campaign carried out. Bankia, alongside Bankia Foundation and in partnership with the Madrid chapter of ISACA, which addresses issues of cyber security, created a dual vocational training programme on security called “Cibertodos” (cyber all), and promoted cyber security by sponsoring events such as “II Congress on GRC (governance, risk and compliance)” and “II National Meeting of Red Teams”.

The main challenge going forward will be to maintain the ability to adapt and respond to increasingly complex threats and greater cybercrime industrialisation through, for instance, adaptive automation of cyber security controls based on cyber risk, optimisation of physical and logical security integration models, and optimisation of internal and third-party assessment of compliance with information security regulations.

e.	Risk management

Risk management is a strategic pillar for Bankia. Its main objective is to preserve the entity’s financial and capital strength, while driving value creation and business development in line with the risk appetite and risk tolerance levels set by the governing bodies.

To achieve this, Bankia has an internal control framework organised in accordance with three lines of defence model, in which the Board of Directors is charged with setting the risk control and management policies and overseeing the effectiveness of internal control.

This framework is in place to guarantee:

•	Effective and efficient operations.

•	Prudent business management in accordance with the objectives set by the Board of Directors.

•	Appropriate identification, measurement and management of risks in accordance with the strategic and business objectives, with an appetite level defined by the Board of Directors.

•	Sound accounting procedures and reliability of financial and non-financial reporting.

•	Compliance with applicable laws and internal policies and procedures.

To deliver these objectives, the Group’s Internal Control Framework is guided by the following principles:

1.	Independence and enterprise-wide scope, so as to ensure availability of the information required for decision making at all levels

2.	Objective decision making, taking all the relevant risk factors (both quantitative and qualitative) into account.

3.	Active risk management at every stage of the risk life cycle, from pre-approval credit analysis until the debt is extinguished.

4.	Clear processes and procedures, subject to regular review in light of changing needs, with clearly defined lines of responsibility.

5.	Integrated management through identification, quantification and homogenisation of all risks based on a common measure (economic capital).

6.	Differentiated risk treatment, approval levels and management procedures according to risk characteristics,

7.	Development, implementation and diffusion of advanced management support tools to facilitate risk management, with effective use of new technologies.

8.	Decentralisation of decision making, based on the methodologies and tools available.

9.	Inclusion of the risk variable at all levels of business decision-making (strategic, tactical and operational).

10.	Alignment of the risk function’s and risk managers’ objectives with the objectives of the bank as a whole, so as to maximise value creation.

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Bankia has a Risk Appetite Framework and Risk Tolerance approved by the Board of Directors, where the risk appetite statement is the key component in the entity’s risk management: Risk appetite is understood as the amount and type of risk Bankia is willing to take in its activity in order to meet its objectives, complying with regulatory restrictions and the commitments undertaken.

This framework includes a set of indicators that provide a holistic view of the desired and maximum levels of risk for each risk considered significant for Bankia, along with monitoring mechanisms and responsibilities of the various committees and governing bodies involved.

The Board of Directors reviews the framework annually, updating the desired and maximum levels, and the metrics considered most appropriate for monitoring.

Together, the Risk Appetite Framework and the Capital Planning Framework, also approved by the Board of Directors, set out Bankia’s strategic lines of action with respect to risk and capital in normal business situations. Both processes shape the planning of the institution’s activities and businesses.

The Recovery Plan, in contrast, likewise approved by the Board of Directors, specifies the possible measures to be taken in a hypothetical crisis situation. The measures would be triggered if the predefined level of any of the selected indicators in the plan were exceeded. Their definition is consistent with those determined by the tolerance levels in the RAF.

One of the main features of European regulation implementing the capital agreements known as BIS III is the importance of internal governance as a core element of risk management.

In this regard, Bankia answers to the spirit of this regulation, with its governing bodies assuming responsibility for the oversight and control of risks:

•	The Board of Directors is the highest governing body. It determines and approves the general internal control strategies and procedures, as well as the policies for assuming, managing, controlling and reducing the risks to which Bankia is exposed. It has several internal committees, attributed different risk control and monitoring responsibilities. The Board of Directors is also responsible for monitoring the effectiveness of internal control, internal audit, regulatory compliance and systems for risk management, which it carries out through the audit and compliance committee.

•	The Audit and Control Committee’s responsibilities include supervising the effectiveness of internal control, the internal audit, regulatory compliance and the risk management systems. It may issue recommendations or proposals related to these matters to the Board of Directors and verify their monitoring, where appropriate.

•	The Risk Advisory Committee advises the Board of Directors on the entity’s overall propensity of current and future risk and the risk strategies. It also proposes Bankia’s risk control and management policy to the Board of Directors through the ICAAP report.

•	The Board Risk Committee is the body responsible for approving risks within the scope of its authority, and for overseeing and administering exercise of delegated authority by lower-ranking bodies, without prejudice to the supervisory authority legally corresponding to the Audit and Compliance Committee.

Bankia has an organisational model that is consistent with the risk function:

a)	Status of the CRO. In April 2015, the Board of Directors approved the status of the entity’s Chief Risk Officer (CRO), setting the conditions necessary for its performance, its main responsibilities, and the rules and powers for appointment and removal.

b)	The status reinforces the independence of the CRO, which must maintain constant functional reporting with the Risk Advisory Committee and its chairman. The CRO also has regular, direct two- way access to senior management and the governing bodies.

A crucial aspect is internal risk control, organised in accordance with a three lines of defence system.

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The risk management directorates, which own the risk processes and are responsible for executing the established controls, comprise the first line of defence.

The second line of defence consists of the areas that oversee risks and define controls to mitigate them. It comprises the Corporate Risk Directorate and the Corporate Regulatory Compliance Directorate.

The third line of defence is composed of the Corporate Internal Audit Directorate. Internal auditing is an independent, objective assurance and consulting activity designed to add value and improve Bankia’s operations.

CREDIT RISK

The credit risk policies are approved annually by the Board of Directors. The main objectives of these policies are:

•	Responsible lending. Customers must be offered the financing that best meets their needs, matching both the terms and conditions and the amounts to the customer’s ability to pay and providing borrowers who act in good faith with support to overcome possible financial difficulties.

•	Alignment with the Risk Appetite Framework. The credit risk policies must be seen as a set of lines of action and management criteria aimed at achieving compliance with the Risk Appetite statement.

•	Setting of criteria that support good banking practice. Specific policies have been adopted in socially sensitive areas, such as dealings with companies involved in controversial weapons, human rights violations or any activity that could compromise the bank’s integrity.

•	Environment of transparency. An environment of transparency has been created integrating the various systems developed to prevent crimes and combat fraud, with the bank acting at all times in compliance with applicable law.

•	Stability of general rules. While specific circumstances can change, general rules and guidelines are there to stay.

•	Adaptation. The general rules must be supplemented with segment- and product-specific criteria, so as to establish a well-defined, unambiguous framework for action.

•	Risk-adjusted pricing. Each customer must be considered as a whole and each transaction individually in accordance with the bank’s pricing policies to ensure that business objectives are met and that cost of risk is covered.

•	Data quality. To adequately assess risk, the information used must be sufficient in quantity and quality, so data consistency and integrity must be guaranteed.

•	Two-way relationship with internal scoring systems. On the one hand, the internal rating systems must be based on information that is accurate and sufficiently complete to guarantee that they work properly. On the other, lending decisions are influenced by the customer or transaction rating.

•	Continuous monitoring of exposures. For monitoring, specific management responsibilities must be assigned, based on policies, procedures, tools and systems that allow proper identification and assessment of exposures throughout their life cycle.

•	Strengthening the recovery activity. Recovery must be based on policies, procedures, tools and systems that ensure a flexible and early response by the parties concerned, involving actions and decision-making aimed at minimising the loss incurred by the entity from exposures.

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The foundations for the implementation of credit risk management are as follows:

•	Involvement of senior management in decision-making.

•	Holistic view of the credit risk management cycle to:

•	plan on the basis of key credit risk metrics in order to guide the actions of the business and risk-taking;

•	specialise in each stage of risk management with policies, procedures and resources according to each: approval, monitoring and recoveries.

•	Approval policy with criteria to identify minimum transaction and customer requirements, the entity’s desired target profile for each type of material risk in line with the Risk Appetite Framework, and the elements or variables to be considered in the analysis and decision-making.

•	Preventive customer monitoring system that involves all business units and is integrated in the day-to-day management to improve and facilitate the entity’s recovery activity in the event of impairment of exposures.

•	Flexible recoveries model that can be adapted to changes in the regulatory environment.

•	Decision support and risk measurement tools based on the exposures’ credit quality (credit scoring, rating), so as to objectify and maintain a risk management policy attuned with the strategy pursued by the Group at any given time.

•	Clear separation of roles and responsibilities. Bankia understands the risk control function as a function that is spread throughout the organisation and is based on a three-lines-of-defence system.

The policies introduce general lending criteria. The most important are:

•	Responsible lending: It is important to understand customers’ financing needs, taking into account the information and documents provided by customers or obtained from external sources, which must be sufficient. Guarantees must be given to:

•	Offer customers the financing that best meets their needs.

•	Match the facilities and amounts to their ability to pay.

•	Not grant new loans for the purpose of refinancing or restructuring debts to other financial institutions. Subrogations, renewals or renegotiations not due to customers’ financial difficulties are not considered in this category.

•	Appraise real estate collateral properly and independently in collateralised lending.

•	Customers, especially retail customers, must receive the information they need regarding comparative costs with other products and pre-contractual information and appropriate advice to know and understand the risks associated with the proposed financing.

•	Environmental and social risk criteria: the environmental impact of the borrower’s business activity must be taken into account. Companies must comply with applicable environmental laws and regulations, in particular the Environmental Responsibility Act and the financial guarantees contained therein.

•	New operations or projects linked to companies that have violated human rights or which Bankia knows to have been involved in human rights violations will not be financed.

Bankia’s objective is to have a loan book that is as diversified as possible, both across borrowers and across sectors, applying an individual and sector diversification policy in granting loans.

Bankia understands risk monitoring as a set of functions, rules, procedures and tools that enable the prevention, anticipation and management cycle to be carried out efficiently in the event of potential deterioration of risks.

The core mission of risk monitoring units and centres is to manage customers by monitoring the risks taken so measures can implemented that minimise risk when borrowers’ solvency or ability to pay decreases or threatens repayment of the loans. This policy sets out the type of actions required to respond to each type of proactive management performed.

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An important aspect of the credit risk policies concerns loan refinancing and restructuring. The objective is to adapt the financing to customers’ ability to meet their payment obligations, providing sufficient financial stability to enable the borrower or its group to continue to operate, were viable.

Credit risk management is performed in accordance with the limits and instructions established in the credit risk policies, underpinned by a set of tools.

Risk classification

Rating and scoring tools used to classify borrowers and/or transactions by risk level. Practically all lending segments are subject to classification, based mainly on statistical models. Classification not only assists risk decision-making, but also enables the risk appetite and tolerance stipulated by the governing bodies to be introduced through the thresholds established in the policies.

In addition, risk classification includes a system of monitoring levels. The aim of the system is to facilitate early management of impaired exposures linked to business activities through classification into four categories:

Level I, or high risk: to be extinguished in an orderly manner
Level II, or medium-high: to be reduced
Level III, or medium-low: to be maintained
Other exposures considered standard.

The level if determined in accordance with the rating, but there are other factors, including the borrower’s activity, the accounting classification, the existence of default, the situation of the group to which the borrower belongs. The level assigned determines the powers in terms of credit risk.

Risk quantification

Risk is quantified using two measures: expected loss of the portfolio, which reflects the average value of losses and is associated with the calculation of provisioning requirements, and unexpected loss, which is the possibility of substantially higher losses over a period of time than expected, affecting the level of capital considered necessary to meet objectives; i.e. economic capital.

The variables used to measure credit risk, derived from internal models, are exposure at default, probability of default by rating grade, and loss given default (severity).

The expected loss obtained as a result of these represents the average amount expected to be lost on a portfolio at a specific future date. This is a key measure of the underlying risks of a credit portfolio as it considers all the characteristics of the transaction and not only the borrower’s risk profile. Expected loss allows a constrained assessment of a specific, real or hypothetical economic scenario or refers to a long time period during which a full economic cycle may have been observed. Depending on the specific use, it is better to use one or the other expected loss.

With the economic capital model, extreme losses can be determined with a certain probability. The difference between expected loss and value at risk is known as unexpected loss. The entity must have sufficient capital to cover potential losses. Therefore, the higher the cover, the higher the solvency. This model simulates the default events, so it can quantify concentration risk.

Risk projection

Stress models are another key element of credit risk management, allowing for the risk profiles of portfolios and the sufficiency of capital under stressed scenarios to be evaluated. The purpose of these tests is to evaluate the systemic component of risk, while also considering the specific vulnerabilities of the portfolios. The impact of stressed macroeconomic scenarios on risk parameters and migration matrices are assessed, allowing not only expected loss under stress scenarios to be determined, but also the impact on profit and loss.

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Risk-adjusted return

The return on a transaction must be adjusted for the cost of the various risks it entails, not only the credit risk. It must also be compared with the volume of capital that has to be set aside to cover unexpected losses (economic capital) and meet regulatory capital requirements (regulatory capital).

RAR (risk-adjusted return) is a vital tool for risk management. In wholesale banking, pricing powers depend on both the RAR of the new transactions proposed and the RAR of the relationship, considering all the outstanding business with a customer. In retail banking, RAR is taken into account to determine approval criteria (cut-off points) in accordance with the fees in effect at any given time. The Board, through the Risk Advisory Committee, is informed regularly on the RARs of all the lending portfolios, distinguishing between the total portfolio and new loans.

Driving the business

A key function of risk management is to create value and drive the business in accordance with the risk appetite levels establishes by the governing bodies. The Corporate Risk Department is jointly responsible for driving the lending business, providing the tools and issuing criteria to identify potential customers, simplifying decision-making processes, and allocating the lines of risk, all within the defined tolerance levels. It has pre-approval and limit allocation tools and processes for both retail and business banking.

Recovery management

Recovery management is defined as an end-to-end process that begins even before a payment is missed, covering all phases of the recovery cycle until a solution is reached, whether amicable or otherwise.

Early warning models are applied in lending to retail customers. These are designed to identify potential problems and offer solutions, which may entail adjusting the terms of the borrowing. In fact, many of the mortgage modifications granted in the year were in response to proactive proposals by the entity.

With business loans, the system of levels described above pursues the same objective: early management of delinquency. Accordingly, the entire portfolio is monitored, and default is always the result of failed prior negotiations.

Concentration risk management

A set of different tools is used to analyse and monitor risk concentration. First, as part of the calculation of economic capital, it identifies the component of specific economic capital as the difference between systemic economic capital (assuming maximum diversification) and total economic capital, which includes the effect of the concentration. This component provides a direct measure of concentration risk. An approach similar to that used by ratings agencies is applied, paying attention to the weight of the main risks on the volume of capital and income-generation ability.

Credit risk profile

Based on the distribution of risk-weighted assets (RWAs), Bankia’s risk profile shows a predominance of credit risk, with the following distribution:

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Key characteristics of the credit risk profile and trends in 2019:

•	The mortgage portfolio accounts for 56% of total loans and receivables. The business loan portfolio is the second largest, with a 24% weight.

•	The breakdown of loans and advances to customers is 34% wholesale segment, and 66% retail, similar to 2018.

•	The portfolio of real estate development assets represents 0.5% of loans and receivables.

•	The Bankia Group ended 2019 showing a sharp decline in non-performing assets of 23% (EUR 1,950 million), resulting in a reduction in the NPL ratio to 5.0%.

•	The distribution of non-performing loans is 63% due to objective criteria and the remaining 37% due to subjective criteria or are in the curing period. Accordingly, no loans in this portfolio are past- due that imply objective arrears.

•	Regarding the quantification of credit risk at year-end 2019, the distribution by portfolios using exposure at default (EAD), expected loss and regulatory capital would be as explained below.

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	Dec-19
Segment name	Regulatory Capital	Expected Loss
Entities	39.2	88.8
Banks and financial intermediaries	186.3	7.9
Companies	1,774.1	1,477.3
Real Estate	96.7	177.8
Retail	2,322.4	1,797.7
Mortgage	1,734.8	1,195.9
Consumption	268.0	193.9
Cards	104.8	63.7
Small business and self-employed professionals	214.9	344.2
Equity	67.9	2.0
TOTAL	4,486.5	3,551.4

MARKET RISK

Market risk arises from adverse movements in the value of financial assets in the entity’s held for trading portfolio. Specifically, the risk is due to variability in the underlying market value, the liquidity of the assets or the effectiveness of the measurement models used.

A general framework is in place for integrated, prudent and consistent management of market risk to preserve solvency and prevent earnings from being heavily affected by the complexity and scale of the risks taken.

Market risk is measured using mainly two metrics:

•	VaR: the maximum loss that can be incurred in a given period with a given confidence level. SVaR (stressed VaR) is the VaR calculated in an extreme market situation.

•	Sensitivity: measures the change arising in the economic value of a portfolio in response to predetermined, fixed movements in underlying market factors affecting the value (interest rates, exchange rates, equities, spread, credit spreads, commodity prices and their respective volatility).

Stress-testing is performed regularly to quantify the economic impact of extreme movements in market factors on the portfolio.

The following initiatives were undertaken in 2019:

•	Development of an alternative engine for calculating the incremental risk component of the internal capital model for market risk.

•	Integration in the risk tool and validation of the component of the revised standardised approach based on sensitivity of the curve and default risk for calculating minimum capital requirements for market risk.

•	Adaptation of the revised standardised approach for calculating minimum capital requirements for market risk.

•	Integration of additional valuation adjustments (AVAs) in reporting processes.

•	Integration of hedge effectiveness tests in the risk tool.

•	Development and roll-out of new products.

•	Improvements to statistical data quality in the risk tool.

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•	Substitution of benchmark indices in the risk tool.

•	Responses to requests and participation by Bankia in different exercises from the European Banking Authority (EBA) and the European Central Bank.

COUNTERPARTY RISK IN FINANCIAL MARKETS

Counterparty risk is the risk that a counterparty will fail to meet its contractual obligations, giving rise to a loss for the bank in its financial market activity.

The risk policy control and management stems from several of the bank’s decision-making bodies, with the Board of Directors responsible for approving the Policy Manual for Credit Risk in Market Activities. All financial market activity is covered by this manual, which includes policies for financial and non-financial institutions, and treasury departments, setting overall limits that function as action frameworks.

The manual covers mainly:

•	Definition of counterparty risk and the type of authorised products, including credit and fixed- income transactions.

•	Definition of authorised holders and criteria for allocating limits for financial and non-financial institutions.

•	Metrics used to calculate counterparty risk.

•	Measures to mitigate counterparty risk. The bank mainly uses the following mitigation tools:

•	Early repayment clauses (break clauses) in derivative products.

•	Offsetting of debit and credit positions with the same counterparty (netting).

•	Posting of collateral at the net market value of the positions.

•	Replacement of derivative multiples between two counterparties with a smaller number and a smaller notional amount, lowering the credit exposure (compression).

During the year, Bankia developed models and systems related to the new EMIR regulation – initial margin, on integration of tools to calculate margins, the creation of new counterparties, signing agreements and limits as a result of Brexit, report automation, and the securities lending project.

INTEREST RATE RISK IN THE BANKING BOOK

Interest rate risk in the banking book is the risk of loss resulting from adverse movements in market interest rates. Interest rate fluctuations affect both net interest income and equity. The intensity of the impact depends to a large extent on the different schedule of maturities and repricing of assets, liabilities and off- balance sheet transactions. Like other risks, management of interest rate risk in the banking book is based on a clear system of separation of roles and responsibilities.

Interest rate risk is monitored and managed in accordance with criteria approved by the governing bodies. The risk measures relating to regulatory scenarios are incorporated into the entity’s Risk Appetite Framework. The limits are adapted to the tolerance and appetite levels set by the Board of Directors. To oversee and monitor these limits, the Assets and Liabilities Committee receives monthly reports on the situation of risk in the banking book both in terms of economic value (sensitivity to different scenarios and VaR) and in terms of net interest margin (net interest income projections in different interest rate scenarios over horizons of one to three years). At least quarterly, the Board of Directors is informed through the Risk Advisory Committee on the situation and monitoring of limits and is notified immediately if the high-level limits are breached.

The institution prepares various sensitivity scenarios in line with regulations including both parallel (currently ±200 basis points) and non-parallel shifts and shifts affecting the slope of the curve, in line with EBA guidelines.

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In 2019, the entity focused on implementing metrics related to the new EBA guidelines on interest rate risk. Key actions included:

•	Further improvements to the model’s architecture and greater process efficiency related to the calculation engines.

•	Development of the risk model based on information and data quality.

•	Adaptation to the European Banking Federation’s approach to credit spread risk the banking book (CSRBB).

•	Development of the baseline risk model.

LIQUIDITY AND FUNDING RISK

Bankia aims to maintain a long-term funding structure in line with the liquidity of its assets and maturity profiles that are compatible with the generation of stable and recurring cash flows, so that the balance sheet can be managed without liquidity strains in the short term.

To that end, its liquidity position is identified, controlled and monitored daily. In line with the retail business model underpinning the Bankia’s banking activity, the main funding source is customer deposits. To cover any additional liquidity requirements Bankia raises funds in the domestic and international capital markets and has sizeable funding activity in the repo markets

For reasons of prudence and to protect itself against possible strains or crisis situations, the bank also holds various assets as collateral at the European Central Bank (ECB), which allow it to obtain immediate liquidity. Constant monitoring of collateral identifies the assets that can be used immediately as a liquidity reserve in times of market stress, differentiating between those that are accepted by the ECB and those that are accepted by the clearing houses or other financial counterparties (insurance companies, mutual funds, etc.).

Regarding the structure of roles and responsibilities, the Assets and Liabilities Committee (ALCO) is charged with monitoring and managing liquidity risk based on recommendations, mainly by the Corporate Finance Directorate and within the Liquidity Risk Appetite and Funding Framework approved by the Board of Directors. The ALCO proposes rules for raising funding, for each instrument and maturity, to ensure the availability at all times of funds at reasonable prices to meet obligations and finance the growth of its lending activity.

At the same time, the Markets and Operational Risks Directorate operates as an independent unit, monitoring and analysing liquidity risk, among other responsibilities. It promotes the integration of liquidity risk in management by developing metrics and methodologies to ensure that the level of liquidity risk remains within the tolerance limits over the defined risk appetite. Specific targets are set for these metrics in managing liquidity risk in both business-as-usual and stress situations, with the primary objective of achieving adequate self-financing of on-balance sheet credit activity. Secondly, there are efforts to promote appropriate diversification in the wholesale funding structure, limiting the use of capital markets in the short term, as well as in the funding mix, maturity terms and concentration of assets in the liquidity buffer.

Alongside the monitoring of liquidity risk in normal market conditions, action guidelines have been designed to prevent and manage situations of liquidity stress. This pivots around the Liquidity Contingency Plan (LCP), which sets out the committees in charge of monitoring and activating the LCP and the protocol for determining responsibilities, internal and external communication flows, and potential action plans to, where appropriate, redirect the risk profile within the Bank’s tolerance limits. The LCP is backed by specific metrics, in the form of LCP monitoring alerts, and by complementary metrics to liquidity risk and regulatory funding indicators.

The entity continued to work on strengthening its liquidity and funding risk management framework in 2019. For that purpose, through the internal liquidity adequacy assessment process (ILAAP) it assessed a series of qualitative aspects to verify the extent to which the management framework built around liquidity and funding risk complied with the supervisor’s regulatory principles and guidelines in accordance with the bank’s size and complexity. These assessment uncovered weaknesses and areas of improvement, paving the way for further improvements in the quality of the risk management framework. The following actions were taken to address the weaknesses:

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•	Improvement, within the ILAAP management framework, was made on a series of recommendations aimed at enhancing governance of the process and better adapting to the approach of the European Central Bank (ECB).

•	The asset encumbrance ratio (% AE) was included in the Risk Appetite Framework.

•	Necessary developments were made to address the registration and harmonised information requirements for issues of ECB-eligible territorial covered bonds (cédulas territoriales), raising the entity’s issuance capacity.

•	IT developments were made to meet the registration, information and data quality requirements of the various agents (Bank of Spain, ESMA, European Data Warehouse and rating agencies). These are requirement for securitised issues to meet ECB eligibility requirements.

•	Improvements in automation of regulatory reporting.

•	Improvements in liquidity metric assessment processes under stress events with inclusion of the LiST-2019 approach.

OPERATIONAL RISK

Operational risk is the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. This definition includes legal risk, but excludes reputational risk.

To manage operational risk, Bankia promotes an operational risk management culture, with a particular emphasis on awareness-raising, accountability and commitment, and service quality. It also aims to ensure that operational risk is identified and measured reliably, to implement systems for continuous improvement in processes, the control structure and mitigation plans, and to promote new risk transfer mechanisms that limit exposure, while also ensuring that contingency and business continuity plans are in place.

The internal risk assessment was carried out in 2019, reviewing the entity’s level of exposure and the applicability of the controls over the most important risks. Additionally, further work was done on the plan for new roles and responsibilities in the operational risk unit in line with the three lines-of-defence model implemented. Over the last four months of the year, the operational risk and internal risk control functions were unified under a single Non-Financial Risk Control Directorate in a bid to leverage synergies, approaches and common tools so as to strengthen the entity’s control framework and expand the role as a second line of defence in the areas of technology and cyber security. Information reported in the Risk Appetite Framework was also strengthened with the addition of the IT risk control metric, complementing the information already reported on cyber risk.

In regulatory reporting, automation of the operational risk statements was completed, generating the pertinent information with respect to the Chief Data Officer (CDO). As for outsourcing by the entity, an update to the Policy on outsourcing services and functions was approved to adapt to EBA/GL/2019/02 “EBA Guidelines on outsourcing”. The roles and responsibilities of managing and controlling outsourcing service arrangements is complemented with the General Outsourcing Model and the Outsourcing Handbook.

REPUTATIONAL RISK

Bankia continued to devote major efforts to managing reputational risk, in line with regulatory and supervisory requirements. One of the most important steps was to integrate reputational risk in the entity’s risk model, using an approach for quantifying reputational risks through a monitoring indicator within the Risk Appetite Framework.

The number of departments involved increased further during the year, practically covering the entity’s entire organisation and providing a more comprehensive and accurate view that facilitates decision-making.

These measures completed a project that in 2017 resulted in the design of a synthetic indicator to monitor changes in Bankia’s reputation that determines the main (internal or sector) risk events and analyse the quality of the control environment in place in Bankia to prevent or mitigate them. With this indicator, the

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Board of Directors knows the level of Bankia’s reputation and the related risk map, enabling it to identify actual or potential problems and lay down basic principles and guidelines in this respect.

EMERGING RISKS

In the supervisory review and evaluation process (SREP), it is acknowledged that a good internal capital adequacy assessment process (ICAAP) reduces an institution’s and its supervisor’s uncertainty concerning the risks that the institution is or may be exposed to, and gives supervisors an increased level of confidence in the institution’s ability to continue operating by maintaining adequate capitalisation and by managing its risks effectively. This requires the institution, in a forward-looking manner, to ensure that all material risks are identified, effectively managed (using an appropriate combination of quantification and controls) and covered by a sufficient amount of high quality capital.

On this premise, Bankia has a dynamic and continuous risk identification and measurement procedure involving all areas related to potential risks, within their remit, with the objective of measuring risks that bank incurs, or may incur, in carrying out its operations.

This process is updated at least annually from both a regulatory and economic perspective to measures risks already identified and emerging risks. The Board of Directors, as the senior body, decides which risks are considered material and which it will cover with capital, incorporating them into Bankia’s risk map.

FINANCING OF CONTROVERSIAL ACTIVITIES

Bankia’s Loan Approval Policy, approved by the Board of Directors, contains a series of principles that set out the guidelines defined by the bank for financing operations, considering environmental criteria and controversial sectors, specifically:

•	Environmental impact of business activity. Bankia considers, in general and in sectors with the greatest impact in particular (e.g. the chemical industry, the energy industry) the company’s development of an ISO 140001 or European EMAS certified environmental management system.

•	Compliance with applicable environmental laws. Given the increasing volume of legislation from European to local level, this warrants detailed analysis of the company’s various centres and branches of activity. Application of the Environmental Responsibility Act and compliance with the financial guarantees contained therein are considered. The longer the term of the operation, the more important this aspect is.

•	New operations or projects linked to companies that have violated human rights or which Bankia knows to have been involved in human rights violations will not be financed.

•	For lending projects. Environmental and social aspects that may be affected are considered jointly. Where necessary, compliance with the Equator Principles is required.

•	For assets received as collateral, the related environmental or social risks are assessed.

4.	RESPONSIBLE BANKING

a.	Corporate governance

Bankia’s governing bodies are the General Shareholders Meeting and the Board of Directors.

•	The General Shareholders Meeting is the highest decision-making authority within the scope attributed to it by law or the bylaws; e.g. the appointment and removal of Directors, the approval of the annual financial statements, the distribution of dividends or the acquisition or disposal of core assets, and the approval of the director remuneration policy.

•	The Board of Directors is responsible for representation of Bankia and has the broadest authority to administer the Company except for matters reserved for the General Shareholders Meeting. Its responsibilities include approving the strategic or business plan, management objectives and annual budgets; determining the Company’s general policies and strategies, such as the corporate governance policy for Bankia and the Bankia Group and the responsible management policy; and supervising the operation of any committees it may have set up and the actions of the delegate bodies.

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BOARD OF DIRECTORS

Bankia’s Board of Directors comprises 12 directors: three executive directors, eight independent directors and one other external director.

NAME	POSITION	CATEGORY	DATE OF 1ST APPT.	DATE OF RE- ELECTION
Mr. José I. Goirigolzarri Tellaeche	Chairman	Executive	09.05.2012	24.03.2017
Mr. José Sevilla Álvarez	CEO	Executive	25.05.2012	15.03.2016
Mr. Joaquín Ayuso García	Director	Independent	25.05.2012	15.03.2016
Mr. Francisco Javier Campo García	Director	Independent	25.05.2012	15.03.2016
Mrs. Eva Castillo Sanz	Lead Independent Director	Independent	25.05.2012	15.03.2016
Mr. Jorge Cosmen Menéndez-Castañedo	Director	Director	25.05.2012	24.03.2017
Mr. Carlos Egea Krauel	Director	Other external	14.09.2017
Mr. José Luis Feito Higueruela	Director	Independent	25.05.2012	24.03.2017
Mr. Fernando Fdez. Méndez de Andés	Director	Independent	25.05.2012	24.03.2017
Mrs. Laura González Molero	Director	Independent	25.10.2018	22.03.2019
Mr. Antonio Greño Hidalgo	Director	Independent	15.03.2016
Mr. Antonio Ortega Parra	Director	Executive	25.06.2014	24.03.2017

The Board of Directors met 15 times in 2019.

	2019	2018
% attendance by directors to board meetings	98.33%	100%
Average tenure of independent directors	5.7 years	4.7 years
Percentage of women directors	16.67%	16.67%

Bankia’s Board of Directors have five committees, whose members are appointed based on their suitability, knowledge, aptitudes, experience and the duties of each committee.

Audit and Compliance Committee

The Audit and Compliance Committee is composed of five directors, of which four are independent and one is an external director. It held 18 meetings in 2019.

Its responsibilities include monitoring the effectiveness of internal control, the internal audit, regulatory compliance and risk management systems, as well as the statutory financial reporting process; making proposals to the Board of Director on the selection, appointment, re-election and replacement of the statutory auditors, and conducting relations with the auditors; and examining and supervising compliance with the Company’s governance and compliance rules.

Appointments and Responsible Management Committee

The Appointments and Responsible Management Committee is composed of four directors, all independent. It held 13 meetings in 2019.

Its authority includes proposing and reporting on the appointment and removal of directors and senior managers; assessing the competencies, knowledge, ability, diversity and experience required on the Board of Directors; defining the functions and aptitudes required of candidates to fill vacancies; assessing the time and commitment required for directors to be able to perform their duties effectively; and examining and organising the succession plan in the Board of Directors, reporting on the plan applicable to senior executives. It also reviews the corporate social responsibility policy and monitors the corporate social responsibility strategy and practices, and assesses all aspects of Bankia’s social, environmental, political and reputational risks.

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Remuneration Committee

The Remuneration Committee is composed of four directors, all independent. It held 9 meetings in 2019

It has general authority to propose and report on directors’ and senior managers’ remuneration and other terms of their contracts; reviews remuneration programmes, assessing their appropriateness and results; ensures transparency in remuneration; and monitors adherence to Bankia’s remuneration policy, among other responsibilities.

Risk Advisory Committee

The Risk Advisory Committee is made up of four directors, all independent. It held 29 meetings in 2019.

Its duties include advising the Board of Directors on Bankia’s overall risk propensity and risk strategy; ensuring the asset and liability pricing policy offered to customers considers the risk strategy; presenting risk policies to the Board of Directors; proposing Bankia’s and the Bankia Group’s risk control and risk management policy to the Board of Directors through the Internal Capital Adequacy Assessment Process report; supervising the internal risk control and risk management function; and proposing the credit risk authority framework to the Board of Directors.

Board Risk Committee

The Board Risk Committee is composed of three directors, of which two are independent and one is an executive director. It met 31 times in 2019.

The Board Risk Committee is an executive body with responsibility for approving risk-related decisions within the scope of the authority delegated to it by the Board of Directors. Its remit includes guiding and administering the exercise of delegated authority by lower-ranking bodies; approving important transactions; and defining overall exposure limits. It also reports to the Board of Directors on any risks that may affect Bankia’s solvency, recurring results, operations or reputation.

MANAGEMENT COMMITTEE

Bankia also has a Management Committee, which is the bank’s highest management body, composed of 12 directors: José Ignacio Goirigolzarri, Chairman of Bankia’s Board of Directors; José Sevilla, CEO; Antonio Ortega, executive director and director of people, organisation and technology; Gonzalo Alcubilla, deputy general director, business banking; Leopoldo Alvear, deputy general director, finance; Amalia Blanco, deputy general director, communication and external relations; Miguel Crespo, deputy general director, generate secretary and secretary of the Board of Directors; Manuel Galarza, deputy general director, credit risk; David López, deputy general director, people and culture; Fernando Sobrini, deputy general director, asset management and investees; Eugenio Solla, deputy general director, retail banking; and Carlos Torres, deputy general director, transformation and digital strategy.

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CORPORATE GOVERNANCE SYSTEM

Bankia has a system of corporate governance approved by the Board of Directors and based on the bank’s corporate values with respect to business ethics and corporate social responsibility.

This system is also underpinned by the principles of good governance assumed and set out in the Bankia Group Corporate Governance and Organisational Structure Policy regarding internal governance, approved by the Board of Directors based on the recommendations of the Good Governance Code for Listed Companies approved by the board of the Spanish National Securities Market Commission (Comisión Nacional del Mercado de Valores).

The ultimate aim of Bankia’s system of corporate governance it to satisfy the corporate interest, understood as the common interest of all shareholders of an independent, public limited company (sociedad anónima) focused on the profitable and sustainable pursuit of its objects and the creation of long-term value and with a broad base of institutional and retail shareholders.

Its main priorities are to establish an appropriate distribution of functions within the organisation, prevent and resolve conflicts of interest, and establish an appropriate and transparent framework for relations between the bank and its shareholders that safeguards their rights and fully respects the principle of equal treatment.

Bankia’s corporate governance system is made up essentially of:

•	Corporate documents: Corporate Bylaws, General Meeting Regulations, Board of Directors Regulations, and the Regulations of the Audit and Compliance Committee, the Appointments and Responsible Management Committee, and the Remuneration Committee.

•	Internal rules of conduct and procedures: The Code of Ethics and Conduct; the Internal Rules of Conduct in the Securities Market, and other provisions and internal procedures in the areas of anti- money laundering and counter terrorist financing, the Customer Protection Rules of Bankia and its Group, and the Whistleblowing Channel Regulations.

•	Corporate policies: are approved by the Board of Director taken legal requirements and good governance recommendations into account, to determine the general principles for the governing bodies and the functions, activities and processes of Bankia and the Bankia Group, establishing an action framework that preserves legal certainty. These include:

•	Bankia Group Corporate Governance and Organisational Structure Policy

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•	Policy on Information, Communication and Contacts with Shareholders, Institutional Investors and Proxy Advisors

•	Remuneration Policy for directors, managing directors and persons performing senior management functions

•	Suitability Policy for Directors and General Managers or similar, and other holders of Bankia’s key functions and Selection, Diversity, Integration and Training Policy for Directors

•	Senior management selection and appointment policy

•	Risk control and management policies

•	Lending and funding policies

•	Responsible Management Policy

•	Dividend Policy

•	Treasury Shares Policy

•	Conflicts of Interest Policy

•	Regulatory Compliance Policy

•	New Products Policy

Bankia remains committed to the Good Governance Code for Listed Companies and the level of compliance with its recommendations. Of the 64 recommendations included in the Code, the institution complies fully with all 58 that are applicable to it.

PROGRESS IN CORPORATE GOVERNANCE

Bankia worked hard over the year to further entrench its corporate governance model.

At Board level, Eva Castillo Sanz was appointed independent coordinator director, replacing Joaquín Ayuso, who ended his term in office, while Carlos Egea was assigned the category of other external director, having resigned from his executive duties on the Board.

As for renewals in the composition of various committees attached to the Board of Directors, Javier Campo, Fernando Fernández Méndez de Andés and Carlos Egea were appointed members of the Audit and Compliance Committee, while Joaquín Ayuso and Antonio Greño were appointed to the Risk Advisory Committee. Joaquín Ayuso was also appointed chairman of this committee.

Eva Castillo was also appointed member and chairman of the Appointments and Responsible Management Committee, while Javier Campo and Laura González Molero were appointed members of the Remuneration Committee. Javier Campo was appointed Chairman of this committee and stepped down from the Risk Committee.

Bankia continued to review its corporate polices in 2019 in a bid to ensure that its corporate governance system remains compliant at all times with regulatory requirements, recommendations and best practices. These policies include the Policy on the suitability of directors, general managers and other key function holders at Bankia, the Policy on the selection, diversity, integration and training of directors, the Policy on corporate governance and the structure of the Bankia Group and the Policy on conflicts of interest.

Bankia has also changed its internal structure to further consolidate its corporate governance model and to support its own transformation and that of its businesses by making them more customer-centric, agile, autonomous and ambitious.

This remodeling included the creation of various sub-divisions to support Finance, Credit Risk, People and Culture, and Transformation and Digital Strategy, whose senior officers now sit on the Management Committee. As a result, the Bank’s supreme governing body has now climbed from eight members to 12.

ANNUAL ASSESSMENT

The 2018 evaluation of the Chairman of Bankia’s Board of Directors, the Chief Executive Officer and the Lead Independent Director was duly completed in 2019. The operation of the Board of Directors, its committees and the chairmen of the committees were evaluated and an individual assessment of each director was conducted.

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The Chairman of the Board of Directors works closely with the Chairman of the Audit and Compliance Committee and the Chairman of the Appointments and Responsible Management Committee in organising the annual evaluation of the Board of Directors and its committees.

Meanwhile, the performance of the Chairman of the Board of Directors is assessed on the basis of a preliminary report drawn up by the Appointments and Responsible Management Committee, with the process coordinated and supervised by the Lead Independent Director.

ANNUAL SUITABILITY ASSESSMENT

Bankia carries out an annual assessment of the suitability of its directors, general managers or similar positions and key function holders at the Bank.

Directors must be people of good name and sound commercial and professional renown, possess suitable levels of knowledge and experience for the performance of their duties and be able to exercise good governance at the institution. This suitability is not only assessed on an individual basis, but also as regards the Board of Directors as a whole.

Failure to satisfy these suitability requirements constitutes a valid ground for the director’s removal from office.

All persons subject to this assessment have confirmed that they meet the commercial and professional suitability requirements set out in the Bankia Group’s Suitability Handbook.

DIRECTOR COMPETENCY MATRIX

Among other duties, the Appointments and Responsible Management Committee is responsible for drawing up a matrix showing the necessary skills and competencies of the Board of Directors. This matrix defines the skills and knowledge required of nominees for directorships, especially executive and independent directors, and helps the committee define the functions and duties associated with each position to be filled, as well as the skills, knowledge and experience best suited to that position.

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REVIEWED AND UP-TO-DATE SUCCESSION PLANS

Bankia has a Company Succession Plan in place in accordance with regulatory requirements, recommendations and best corporate governance practices, which is updated regularly.

Its scope of application includes the Chairman, Chief Executive Officer, members of the Management Committee and corporate managers.

The aim is to ensure business and leadership continuity and identify suitable successors for the main positions at the entity. It is also used to create development and career plans to ensure that candidates for top positions at the Bank will be ready to take responsibility when the time comes.

CONTINUOUS TRAINING OF THE BOARD OF DIRECTORS

Bankia delivers a regular training programme to expand the knowledge of Board members on economic and social matters and concerns. Course content is updated annually in response to the changing needs of directors, regulatory requirements and international best practices.

A total of 10 training sessions were held in 2019 on the following subjects:

•	Internal capital adequacy assessment process (ICAAP), stress scenarios and the Board’s self- assessment.

•	Internal liquidity adequacy assessment process (ILAAP), including possible measures to be taken under different scenarios.

•	RDA – Risk Data Aggregation: an overview of the regulations and of what is being done in this regard.

•	Cyber Security Plan and Business Continuity Plan.

•	Agile methodologies.

•	New Mortgage Law: changes in the behavioural model of mortgages and their potential impacts.

•	Supervisory activity by the ECB: overview of supervisory actions (two training sessions).

•	Governance and oversight procedures for retail banking products: regulatory context, requirements for the manufacturer and distributor, and responsibilities of senior management.

•	Anti-Money Laundering and Counter-Financing of Terrorism (AMLCFT): application of the 4th European Directive and the impending 5th Directive, including the internal management tools put in place to monitor how these regulations are applied.

•	New Internal Risk Control project.

Board members also receive a regular flow of current news and information in relation to economics and finance, responsible management (corporate social responsibility) and trends, risks and opportunities in non- financial matters (environmental, social and good governance), technological innovation and banking and regulatory standards.

CONFLICTS OF INTEREST

Spotting and managing potential conflicts of interest is one of Bankia’s top priorities when it comes to corporate governance. The Bank has a number of reporting and decision-making mechanisms to aid it here, notably:

•	All directors must make an initial declaration of potential conflicts at the time they take office. This declaration must be updated immediately in the event of a change in any of the circumstances declared or if new circumstances emerge.

•	Directors must take steps to avoid any situation in which their own interests or those of their principal may conflict with those of Bankia or with their duties to the Bank. They must also discharge their duties in accordance with the principle of personal responsibility, exercising their own judgement, independently of any instructions from or ties to third parties.

•	Directors must promptly notify the Board of Directors of any direct or indirect conflict that they themselves, or persons related to them, may have with the interests of Bankia. They must also refrain from attending meetings or taking part in discussions on matters that concern them directly or indirectly, whether personally or through related persons.

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Bankia has drawn up a Conflicts of Interest Policy, which sets out the general rules on how to manage and resolve conflicts of interest. These are implemented and supplemented by the provisions of each of the rules and procedures that make up the internal rules governing potential conflict of interest. In this respect, the main internal rules covering aspects related to the system applicable to conflicts of interest are, but not limited to, the following:

•	Regulations of the General Meeting of Shareholders of Bankia

•	Regulations of the Board of Directors

•	Regulations of the Audit and Compliance Committee

•	Regulations of the Appointments and Responsible Management Committee

•	Regulations of the Remuneration Committee

•	Bankia Group Corporate Governance and Organisational Structure Policy

•	Internal Rules of Conduct in the Securities Markets

•	Bankia Group Code of Ethics and Conduct

BOARD REMUNERATION

The remuneration policy for members of Bankia’s Board of Directors and senior management is based on various principles, including shareholder engagement, customer orientation, gender equality, a proper balance of remuneration components and balance of remuneration with adequate and effective risk management.

The director remuneration policy is approved at the General Meeting of Shareholders on the recommendation of the Board of Directors. The fixed remuneration of the Bank’s executive directors may not exceed EUR 500,000 per year, while their variable remuneration is subject to a cap of 60% of their annual fixed remuneration.

This policy is there to encourage the sustainable achievement of the Bank’s strategic objectives. It also aims to bring the remuneration system in line with the recommendations of the supervisory bodies, uphold the interests of shareholders and ensure sound and prudent risk management.

The variable remuneration system applicable to executive directors has a series of safeguards in place for accrual and payment. Variable remuneration will accrue only to the extent that it is sustainable, based on Bankia’s overall situation, and only if it is justified on the basis of the Bank’s earnings and results. In addition, the industry supervisor must expressly authorise the amount, accrual and payment of such remuneration.

Meanwhile, directors who do not discharge executive functions receive annual maximum pay of EUR 100,000 and do not receive any amount as variable remuneration.

Bankia’s directors do not receive any further amount as attendance fees or remuneration for seats held on the Board’s committees.

The Chairman of Bankia’s Board of Directors, José Ignacio Goirigolzarri, received a fixed salary of EUR 500,000 in 2019, the same amount as the previous year. The same fixed remuneration of EUR 500,000 was also paid to José Sevilla and Antonio Ortega.

These three executive directors each generated variable remuneration of EUR 270,000 per director. This amount includes both annual variable remuneration and multi-year variable remuneration, which must be authorised and approved in accordance with the law and which is conditional on the attainment of multi- year objectives in the case of the multi-year variable remuneration. They will start to receive this remuneration in 2023, ending in 2025. Half of this amount will be paid in cash, while the other 50% will be received in Bankia shares. Shares delivered will be retained for one year following delivery.

Overall, Bankia’s Board of Directors received a total of EUR 3,308 million in 2019. Meanwhile, the Group’s senior managers received a total of EUR 5.25 million.

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Name	Salaries[1]	Fixed Compensation[1]	Short-term variable remuneration[1,3]	Long- term variable remuneration[3]	Remuneration for membership on Board committees[1]	Termination benefits[1]	Total 2019[1]
Mr. José Ignacio Goirigolzarri Tellaeche	500	0	213	57	0	0	770
Mr. José Sevilla Álvarez	500	0	213	57	0	0	770
Mr. Antonio Ortega Parra	500	0	213	57	0	0	770
Mr. Carlos Egea Krauel 2	147	51	0	0	0	0	198
Mr. Joaquín Ayuso García	0	100	0	0	0	0	100
Mr. Francisco Javier Campo García	0	100	0	0	0	0	100
Mrs. Eva Castillo Sanz	0	100	0	0	0	0	100
Mr. Jorge Cosmen Menéndez-Castañedo	0	100	0	0	0	0	100
Mr. José Luis Feito Higueruela	0	100	0	0	0	0	100
Mr. Fernando Fernández Méndez de Andés	0	100	0	0	0	0	100
Mr. Antonio Greño Hidalgo	0	100	0	0	0	0	100
Mrs. Laura González Molero	0	100	0	0	0	0	100

1.	In thousand euros.

2.	On 26 March 2019, Mr. Carlos Egea Krauel stepped down from his executive duties on Bankia’s Board of Directors, retaining his director status. The impact of his resigning from his executive duties resulted in an adjustment to the terms and conditions of the commercial contract entered into between Bankia and Mr. Egea Krauel, leaving him with the status of other external director as of 28 June 2019. The amounts shown correspond to the period from 1 January to 27 June 2019 as executive director and from 28 June to 31 December 2019 as other external director.

3.	The amount of annual bonuses for 2019 of Mr. Goirigolzarri, Mr. Sevilla and Mr. Ortega is pending both definitive assessment and the permits and approvals contemplated in prevailing legislation.

	Short-term remuneration[2]	Long-term remuneration[2]	Post- employment benefits[3]	Termination benefits	Total[4]
Senior Executives 1	4,558	405	287	0	5,250

1.	In thousand euros.

2.	Includes information on all members of the Management Committee except for the three who are members of the Board of Directors.

2.	Target variable remuneration for period 2019 is subject to the definitive assessment and approval.

3.	Corresponds to contributions made in respect of pensions and life insurance premiums.

4.	Remunerations of Mr. Alvear, Mr. Galarza, Mr. López, Mr. Solla and Mr. Torres for the period from 23 January 2019 to 31 December 2019 have been considered, as well as the amount accrued by Mr. Cánovas for the period from 1 January to 23 January 2019. In addition, Mr. Cánovas has not received any compensation amount by having a post-contractual non-compete agreement for a period of two years for the equivalent amount of two years fixed remuneration.

Information for 2018:

Name	Salaries[1]	Fixed Compensation[1]	Short-term variable remuneration[1,4]	Long-term variable remuneration[5]	Remuneration for membership on Board committees[5]	Termination benefits[1]	Total 2018[1]
Mr. José Ignacio Goirigolzarri Tellaeche	500	0	228	72	0	0	800
Mr. José Sevilla Álvarez	500	0	236	64	0	0	800
Mr. Antonio Ortega Parra	500	0	235	65	0	0	800
Mr. Carlos Egea Krauel 2	203	29	0	0	0	0	232
Mr. Joaquín Ayuso García	0	100	0	0	0	0	100
Mr. Francisco Javier Campo García	0	100	0	0	0	0	100
Mrs. Eva Castillo Sanz	0	100	0	0	0	0	100
Mr. Jorge Cosmen Menéndez-Castañedo	0	100	0	0	0	0	100
Mr. José Luis Feito Higueruela	0	100	0	0	0	0	100
Mr. Fernando Fernández Méndez de Andés	0	100	0	0	0	0	100
Mr. Antonio Greño Hidalgo	0	100	0	0	0	0	100
Mrs. Laura González Molero 3	0	15	0	0	0	0	15

1.	In thousand euros.

2.	Carlos Egea was appointed director of Bankia, in the category of “other external director”, via a resolution passed at the General Meeting of Shareholders held on 14/09/2017, and included in the Bank of Spain’s Register of Senior Officers on 12/01/2018. This carries annual remuneration for all items of EUR 100,000. Subsequently, he was appointed executive director, and on 27 April 2018, his executive director contract became effective, with total annual remuneration for all items of EUR 300,000. The amounts show are for the period from 1 January to 26 April 2018 as external director and from 27 April to 31 December 2018 as executive director.

3.	On 6 November 2018, Laura González was appointed director, which carries annual remuneration for all items of EUR 100,000. The amounts shown correspond to the period from 6 November to 31 December 2018.

4.	The data corresponding to the annual bonuses accrued by Mr. Goirigolzarri, Mr. Sevilla and Mr. Ortega in 2018 is pending the permits and approvals contemplated in prevailing legislation.

5.	The data corresponding to the long-term bonuses accrued by Mr. Goirigolzarri, Mr. Sevilla and Mr. Ortega in 2018 is pending the definitive assessment and the permits and approvals contemplated in prevailing legislation.

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	Short-term remuneration[2]	Long-term remuneration[2]	Post- employment benefits[3]	Termination benefits	Total[4]
Senior Executives 1	2,535	260	135	0	2,930

1.	In thousand euros

2.	Includes the target variable remuneration for 2018 of the five Management Committee members, which amounts to EUR 719 thousand, although the definitive assessment and approval is pending.

3.	The target amount of long-term bonuses for the five members of the Management Committee was EUR 350 thousand in 2018; note, however, that the sum of that remuneration and the annual bonus may not exceed 60% of their fixed remuneration. The data corresponding to the long-term bonuses accrued in 2018 is pending both definitive assessment and the permits and approvals contemplated in prevailing legislation.

4.	Corresponds to contributions made in respect of pensions and life insurance premiums.

5.	Mr. Cánovas’ remuneration relates to the period from 7 May 2018, the date of his inclusion in the Bank of Spain’s registry of senior officers, until 31 December 2018.

b.	Ethics and integrity

Bankia has a Code of Ethics and Conduct that sets out the rules and guidelines of professional conduct that must be adhered to and applied by all the entity staff and officers and across all the Group’s activities and businesses. Enforcement of ethical standards of behaviour and corporate integrity is essential in order to preserve trust in, and respect for, the entity.

The objectives of the code are to specify the conduct that is permitted and the conduct that is prohibited by the entity, and to establish the ethical principles and general rules that must govern the behaviour of the Group and its professionals towards one another and towards customers, shareholders, suppliers and all the individuals and institutions with which the entity, directly or indirectly, has relations.

The Code that is available in Bankia’s corporate web and the employee intranet, revolves around the entity’s principles and values: commitment, integrity, professionalism, closeness and achievement orientation. These principles are implemented in several ways:

•	Corporate. Establishes the values that should guide the Group’s relations with its professionals, customers, suppliers and society at large. In particular, it is intended to prevent institutional conflicts of interest by barriers which aim to avoid non-public information on its investment decisions and other activities from being used abusively or unlawfully.

•	Integrity in the markets. Various procedures and controls have been designed and implemented to ensure compliance with international standards in this area. In particular, policies have been put in place to prevent market manipulation and misuse of inside information and to foster free market competition and transparency. Policies have also been developed to prevent corruption crime. Bankia has various control mechanisms for this purposes and training plans for managers and other staff. There are also specific recommendations to prevent corruption in supplier contracting, incentives and credit risk.

•	Personal. Accepting gifts, presents, money or commissions of any kind for operations carried out by Bankia and influencing matters in which there are actual or potential conflicts of interest is expressly prohibited.

The Group’s professionals have an obligation to know, comply with and help to enforce the Code of Ethics and Conduct. Bankia is committed to disseminating the code and sends regular reminders to employees to raise awareness and facilitate compliance. In addition, the entity has channels available through which they can report any evidence or proof of infringement of the code.

Bankia’s Ethics and Conduct Committee is in charge of overseeing compliance with the Code, and promoting ethical behaviour within the entity. To that end, it carries out cross-organisational actions to raise employee awareness of the need to prevent situations that could potentially lead to breaches of the code.

	2019	2018
Duties of Ethics and Conduct Committee	10	11

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The duties of the Ethics and Conduct Committee include: taking the necessary measures to address ethically questionable conduct, processing reports received through the whistle-blowing channel and possible conflict of interest, and communicating any circumstances that may give rise to material risks. It also responds to queries and concerns and suggestions raised regarding compliance with the Code of Ethics.

The Ethics and Conduct Committee evaluates the degree of compliance with the Code of Ethics each year and reports to senior management, while also proposing any changes that may be needed to bring the code in line with the performance of the business.

When it comes to disciplinary action, it takes decisions based on the powers and authorisations conferred in terms of human resources and organisation, especially where the proposal or resolution entails dismissal for disciplinary reasons.

Without prejudice to the responsibilities ascribed to the Audit and Compliance Committee, the committee submits a report on its activities to the Appointments and Responsible Management Committee, doing so at least once a year, if not more often.

	2019	2018
Percentage of employees under the obligation to know and comply with the Code of Ethics and Conduct	100%	100%
Percentage of employees trained in the Code of Ethics and Conduct (cumulative historical figures)	90%	92%
No. of employees trained in the Code of Ethics and Conduct	433	2,543
Percentage of new hires trained in the Code of Ethics and Conduct (cumulative historical figures)	58%	35%

REINFORCEMENT OF THE CONFIDENTIAL WHISTLEBLOWING CHANNEL

Bankia has set up a confidential/anonymous Whistleblowing Channel to help enforce its Code of Ethics and Conduct. This channel, available through Bankia’s corporate website and Intranet system, facilitates the flow of information and the internal detection of bad practices by allowing users to report issues via the digital platform or by e-mail.

The channel comes with its own set of regulations, approved by the Audit and Compliance Committee, which establish mechanisms for receiving, filtering, sorting and resolving reports or incidents in accordance with Spanish Data Protection Agency standards.

The channel is managed externally by a specialised company (currently PwC), under the oversight of the Ethics and Conduct Committee, which guarantees that all reports received are assessed independently and that the information is shared only with people whose collaboration is strictly necessary to investigate and resolve the matter.

A new feature was introduced in February 2019, whereby the whistleblowers can choose to report confidentially or anonymously if they prefer.

A total of eight reports were received through the Confidential Whistleblowing Channel in 2019. Of these, seven cases were resolved without incident and the whistleblower was informed of the decision and the reasons why, while one led to minor disciplinary action.

	2019	2018
Reports received through the Confidential Whistleblowing Channel since its creation in 2013	70	62

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Type of reports received via the Confidential Whistleblowing Channel in	2019	2018
Market abuse	0	0
Workplace bullying	4	2
Irregular conduct with suppliers	0	0
Misappropriation or syphoning off of resources	0	2
Accounting and auditing aspects	1	3
Confidentiality or use of insider information	0	0
Conflicts of interest	0	0
Question/Suggestion	0	1
Falsification of contracts, reports or records	0	0
Infringements regarding securities or equities trading	0	0
Environmental protection	0	0
Information security	0	0
Physical security	0	0
Bribery or corruption	0	0
Infringement of employee rights	0	0
Other	3	3

c.	Sustainable financing

Bankia is firmly committed to the inclusion of environmental, social and good corporate governance (ESG) criteria across all areas of its business, based on a sensible and prudent combination of policies, standards and guidelines to steer its responsible management.

The bank has worked hard in recent years to define an extensive framework for doing sustainable business, as shown in the following timeline, which shows the principles adopted and the steady and progressive inclusion of ESG criteria in Bankia’s policies and regulations.

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Meanwhile, Bankia has been showing its strong support over the last two years for the recommendations on financing and climate change promoted by the Financial Stability Board through the Task Force on Climate- related Financial Disclosures (TCFD), and the Bank has also announced its adherence to UNEP FI and the Principles for Responsible Banking, as well as the Collective Commitment to Climate Action, promoted by the United Nations, all of which were ratified in September 2019 at the United Nations General Assembly.

Bankia also aspires to align its activity with the new regulatory landscape emerging in the European Union and incoming domestic law and regulations, in a bid to accelerate the region’s transition towards a sustainable, emission-free economy that effectively contributes to the fight against global warming.

On an organisational scale, and as part of its business structure, Bankia set up a Sustainable Business and Financing Department in 2019 so as to better mobilise its resources under a framework of action committed to ESG criteria, while promoting the financing of investments under these same criteria. This latest decision is a further show of Bankia’s ongoing commitment to sustainable finance, to cushioning the environmental impact of its activity and to becoming a benchmark in sustainable financing.

With this new structure, the Bank aims further improve its cross-cutting and integrated approach to sustainability and not only in terms of customer segments and products, but also the bank’s various central support units.

Along similar lines, the Sustainable Financing Master Plan was presented to the Management Committee in late September 2019. This plan sets out specific objectives at the main areas of the bank most heavily involved in acting on the recommendations of the Task Force on Climate-related Financial Disclosures (TCFD) in order to address the risks and opportunities of climate change. Here, Bankia has been building an internal project for sustainable business development, with the involvement of several key departments: systems, risks, business, financial management, sustainability, and organisation, among others, with the aim of making environmental, social and good governance (ESG) criteria part of the process of identifying business opportunities, granting loans and financing and managing the associated risks.

To respond to the objectives defined in the Master Plan and to make further progress in implementing measures to put the TCFD recommendations into practice, five working groups have been set up, each tasked with specific objectives:

•	When it comes to metrics and objectives, the Reporting Working Group aims to identify sustainable operating brands (including progress in EU Taxonomy), with the goal of putting in place a centralised information system that will enable the Bank to trace and report sustainable operations (taking into account what Scope 3 reporting entails) and establish concrete metrics to be monitored through specific scorecards.

•	Meanwhile, the Risk Management Working Group, which includes members of the risk acceptance, global risk management and non-financial risk teams, has been tasked with devising a system to make ESG risks part of the transaction assessment and acceptance process, and also to include ESG considerations within the risk appetite framework.

•	The Governance Working Group seeks to ensure that the Bank’s various policies, which constitute the internal body of regulations, include ESG criteria to the extent that they are relevant.

•	The objectives of the Business Strategy Working group include that of identifying and flagging business opportunities associated with sustainable financing, designing commercial solutions in response to those opportunities, and ensuring that the product base meets the technical characteristics needed to adequately monitor the activity.

•	Lastly, there is the Funding Working Group, whose main mission is to devise a sustainable debt issuance framework that is in line with best market practices regarding its governing principles and that will enable the bank to issue sustainable debt as and when strategically needed and in line with its financial planning.

Another of the initiatives included in the Bank’s 2019-2020 Responsible Management Plan is the process of defining a sustainable financing framework, which will be the bedrock for the creation and promotion of products and services that respond to sustainable customer demand, while analysing the financing opportunities now emerging from the transformation towards a low-carbon economy that will impact businesses and households’ consumption, savings and investment habits.

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Bankia is also seeking to make climate risk management an integral part of its governance and its risk maps. The Risk Acceptance Policy, the last review of which was approved by the Board of Directors in May 2019, regulates granting of financing that embraces good banking practices. Credit limits have been put in place and acceptance criteria established for transactions in sectors or involving borrowers considered sensitive. This area includes transactions that carry environmental risk. Here, Bankia is drawing up a series of sector- specific guides to impose financing restrictions in sectors which, due to their nature or characteristics, could have a potentially adverse environmental or social impact. In 2018, Bankia approved the Energy Sector Guide and new sets of guidelines for the agriculture and defence sectors are due to be approved in 2020.

Bankia’s catalogue includes products that champion sustainable consumption and investment among individuals, the self-employed and businesses. For instance, Bankia offers the Sustainable Credit and the Sustainable Business Loan to finance the purchase of sustainable goods and services, such as hybrid or electric vehicles, low-consumption appliances and energy-efficient machinery, or the financing of facilities or renovation work to improve energy efficiency. The entity also offers customers hybrid or zero-emission vehicle rental services. Bankia also has a range of special insurance policies for solar photovoltaic facilities and agricultural insurance.

To further improve its unique range of sustainable financing products and services, in 2019 Bankia signed a pioneering agreement with the EIB to co-finance the construction of nearly zero-energy housing in Spain. Under this agreement, people who decide to purchase these homes will enjoy special financing conditions through the ‘green mortgages’ offered by Bankia, with favourable financing conditions from the EIB, which can knock up to 0.25% off the final interest rate.

Bankia also offers sustainable financing solutions tailored to the needs of micro, SME and large business clients. In 2019, the Bank signed various financing arrangements that encourage customers to achieve sustainable goals by including financial clauses linked to the achievement of specific sustainability targets or indicators. These clauses may grant customers improved borrowing terms if they successfully meet the objective set, or conversely penalise them with a higher interest rate if they fail to meet the terms of the objective.

The Bank also financed numerous investments in renewable wind, photovoltaic and solar thermal energy over the period under the project finance modality, in compliance with the Equator Principles, of which Bankia has been a signatory since 2018 and which are the international reference framework for financial institutions when assessing and managing the social and environmental risks deriving from project financing. The institution was also involved in underwriting the sustainable bond issuances of our customers and is an underwriting member of the ICMA Green Bonds Principles Network.

Overall, Bankia financed operations worth over EUR 900 million in 2019 in the form of corporate finance, project finance and developer finance, helping to mobilise sustainable financial resources of close to EUR 9,000 million.

For the corporate and SME segment, Bankia launched two new free digital tools in late 2019 through Soluciona Empresas, allowing companies to find out how energy efficient they are so they can then begin to optimise their facilities and become more sustainable; while also enabling them access to voluntary certification schemes in the realm of energy and environmental management. Soluciona Empresas also features a responsible management tool that lets companies find out how they perform when it comes to ESG aspects and identify possible areas for improvement.

Using these tools, companies can conduct a self-assessment to help them make decisions that will positively impact their performance in terms of energy savings, productivity and competitiveness, care for the natural environment, and ultimately improve their reputation.

Regarding savings and investment products, Bankia Asset Management (Bankia AM) offers pension plans and investment funds that incorporate ESG criteria, with a total of EUR 1,068.27 million in assets managed under these criteria.

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d.	Human rights

Bankia is firmly committed to sustainable development at both the business and social levels. Showing and enforcing respect for human rights is therefore part and parcel of the Bank’s business and guides its relations with stakeholders. Bankia, as a provider of financial products and services, operates within the regulatory framework of human rights and complies with applicable international standards.

As a further show of this commitment and in line with the Code of Ethics and Conduct and the Responsible Management Policy, Bankia’s Board of Directors approved a clearer and more descriptive policy in 2019 to provide added protection on the subject of human rights, superseding and replacing the existing policy. This policy is inspired by the premises enshrined in the UN Guiding Principles on Business and Human Rights and will be reviewed annually to keep it in line with the strategy and future needs of Bankia’s business.

With this new control policy now in effect, Bankia has effectively defined its responsibilities in terms of:

•	Respect for human rights when dealing with employees, customers, suppliers and business partners and the wider community, through the implementation of prevention, communication and sanctioning mechanisms.

•	Pledging its commitment to human rights, focused on:

•	Assessing and understanding the social and economic environment.

•	Recognising and respecting the identities of individuals and their communities.

•	Establishing a system of proactive dialogue with stakeholders.

•	Promoting knowledge and ensuring compliance with this commitment

•	Conducting due diligence processes to identify and evaluate potential impacts; making the conclusions of the assessment processes part of internal processes so that appropriate measures can then be taken to prevent and mitigate possible impacts; monitoring and benchmarking the effectiveness of those measures; and, last but not least, disclosing the measures taken to the outside world.

In implementing the new Policy of Protection and Respect for Human Rights, Bankia is working to develop a due diligence process that will allow it to:

•	Make human rights part of its risk management, decision-making and governance procedures, under the responsibility and with the full commitment of the senior management.

•	Expand the scope of its existing due diligence procedures to embrace human rights issues.

•	Track risks through relationships with customers, suppliers and business partners.

•	Ensure transparency when it comes to the policies and procedures put in place to manage human rights risks across all the different areas and departments of the Bank by reporting on their performance.

•	Involve and engage clients, companies within the sector and other stakeholders to share good practices, address common problems and offer real solutions.

This procedure will take the form of an analytical tool that will link or associate Bankia’s processes and activities with potential risks in the realm of human rights and integrate current monitoring indicators under a single reporting system.

Bankia has split its human rights risk assessment process into the following stages:

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This enables the Bank to delimit the risks and define the criteria to be used when evaluating, prioritising and managing the risks.

Bankia relies on guiding source material such as its Policy on Protection and Respect for Human Rights, as well as international conventions and frameworks for human, civil and political rights and international treaties, especially on labour matters, and has devised a process to identify those human rights it can positively impact and to generate a list of risks (and opportunities) for the Bank’s various business units and corporate areas. This risk identification analysis factors in the risks inherent to the financial sector, along with Bankia’s own risk profile and control environment, in aspects such as policies and plans, internal procedures, management indicators, training, communication channels and remediation mechanisms, in order to focus directly on the most severe and likely negative impacts as a priority.

Ultimately, this due diligence procedure helps prevent incidents from arising, while also ensuring that control mechanisms are in place and guaranteeing the proper management of opportunities for continuous improvement.

e.	People and talent management

Following the rapid and successful integration of BMN completed in the previous year, in 2019 the Bank’s corporate Human Resources Department was restructured to embrace the cultural transformation the Bank is undergoing and introduce a much more agile and customer-centric organisation, while at the same time promoting the search for talent based on merits and increasing levels of aspiration and autonomy among teams.

With this restructuring now complete, among other changes, the Corporate Human Resources Department is now known as the Deputy General People and Culture Directorate, featuring two new directorates: the Agile and New Approaches to Work Directorate and the Strategy and Cultural Transformation Directorate.

Thanks to this transformation, the Bank has adapted its values and culture to this new reality, with the aspiration of “becoming everyone’s favourite bank” and has reframed its values to bring them closer to how the bank and its employees relate with their stakeholders:

We show integrity – We conduct ourselves at all times in an honest and upright manner, both in external relations with clients and institutions and in our internal relations with everyone else at Bankia, in accordance with the principles enshrined in our Code of Ethics.

We are close to people – We are always attentive to the needs of our customers and everyone at Bankia and we communicate with all of them proactively, while keeping things simple, listening, talking and building relationships of mutual trust.

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We are professional – We transparently apply the bank’s guidelines and regulations at all times in our dealings with customers, whether external or internal, placing their interests and those of the institution ahead of any personal interest.

We are passionate – We always deliver on our commitments to both customers and the entity itself and make every effort to achieve this.

We are bold – We embrace challenges and take positive action, undertaking new, ambitious and transformative projects that will allow us to flourish as individuals and as a Bank, to cater to the interests and needs of our customers in the best possible way.

We make things possible – We are both agile and efficient in seeking to achieve the objectives and goals we have set ourselves.

The main challenges of the year were therefore to support the cultural and digital transformation of the group by managing talent and diversity as the main drivers of change. Key projects carried out in the period included the following:

• Talent Review Group: in the second quarter of the year, our pre-picked talented staff group was reviewed and expanded in order to strengthen internal identification, development and succession processes. This process, which has been carried out jointly with the heads of each functional group at Bankia, has allowed us to broaden the organisation’s talent horizons to more than 1,200 employees.

- Mobilisation Plan and Acelera Plan: after identifying the Talent Review professionals, we made up the groups to take part in the Revitalisation and Acelera plans for talented professionals.

Both plans are there to support and enhance the professional development of the almost 600 people who make up both groups so as to ensure that the Bank has professionals who are ready to assume greater responsibility down the line. Note that the Acelera Plan is aimed exclusively at women.

Under the plans, subjects will work at other departments and areas of the bank while completing development workshops and internal tutoring given by senior Bank executives, who will help guide and steer the participants towards further professional and personal growth.

• Internal vacancies: a new process was launched in April to have internal vacancies posted through the Intranet so as to provide a closer and more transparent manner of announcing vacancies to the group’s employees.

This process opens up new development opportunities and allows us to harness the knowledge, skills and expectations of the people who make up Bankia. It is also a further step forward in the development of a meritocratic culture, while facilitating internal mobility.

A total of 400 vacancies were announced in 2019 (26% managerial and 74% non-managerial), distributed equally between the commercial network and central services. A total of 1,032 people applied for the positions. At year-end, 64.25% of the vacancies to have been published had been filled, while a further 16.5% were still under consideration.

• Communication systems: Workshops were held to analyse and improve the internal communication system by guaranteeing a proper flow of information and communication needed for the best possible performance and growth of the business and to make teams more engaged and committed by placing their work in a broader context and giving it meaning.

• Internal mobility: To achieve the best possible match between employee profiles and existing positions, a total of 3,366 changes of position were carried out during the year, both for non-managerial and managerial positions.

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Employment indicators

Number of dismissals by gender, age and professional category

Gender	Headcount at 31.12.19	Headcount at 31.12.18
Men	6,834	6,771
Women	8,775	8,715
Total Bankia	15,609	15,486

Age brackets	Headcount at 31.12.19	Headcount at 31.12.18
Less than 30	159	38
Between 30 and 50	11,022	11,707
Over 50	4,428	3,741
Total Bankia	15,609	15,486

Country	Headcount at 31.12.19	Headcount at 31.12.18
Spain	15,603	15,481
China	3	3
Cuba	2	2
Morocco	1	0
Total Bankia	15,609	15,486

Pay Level	Headcount at 31.12.19	HEADCOUNT at 31.12.18
Executive directors	3	4
Management Committee	9	5
Level I to Level IV	3,425	3,439
Level V to Level VII	6,414	5,994
Level VIII to Level XIV	5,754	6,036
Other*	4	8
Total Bankia	15,609	15,486

*	According to the Collective Labour Agreement for Savings Banks and Savings Financial Institutions for 2015-2018, this professional category covers employees holding positions or providing unskilled trade or speciality services not related to the financial business, lending, or any other specific activity of savings banks; e.g. concierge, surveillance, cleaning, telephone assistance, conservation and maintenance, and other similar services.

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Types of employment contract at 31 December 2019

	Headcount at 31.12.19
	Permanent		Permanent part time		Temporary		Total
	2019	2018	2019	2018	2019	2018	2019	2018
Total Bankia	15.608	15.485	1	1	0	0	15.609	15.486
Percentage	99.99%	99.99%	0.01%	0.01%	0.00%	0.00%	100.00%	100.00%

Annual average of permanent, temporary and part-time contracts by gender, age and professional category (to improve the quality of information and make further progress towards Spanish Act 11/2018, on non- financial and diversity information, the reporting criteria used in 2018 have now been modified.

	Headcount at 31.12.19
Gender	Permanent	Permanent part time	Temporary	Total
Male	6,832	0	0	6,832
Female	8,662	1	0	8,663
Total Bankia	15,494	1	0	15,495
Percentage	99.99%	0.01%	0.00%	100.00%

	Headcount at 31.12.19
Age	Permanent	Permanent part time	Temporary	Total
Under 30	134	0	0	134
Between 30 and 50	10,917	1	0	10,918
Over 50	4,444	0	0	4,444
Total Bankia	15,494	1	0	15,495

	Headcount at 31.12.19
Pay level	Permanent	Permanent part time	Temporary	Total
Executive directors	3	0	0	3
Management Committee	9	0	0	9
Level I to Level IV	3,437	0	0	3,437
Level V to Level VII	6,408	0	0	6,408
Level VIII to Level XIV	5,633	1	0	5,634
Other	4	0	0	4
Total Bankia	15,494	1	0	15,495

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Number of dismissals by gender, age and professional category

Gender	Permanent	Permanent	Temporary	Total part time
Men	146	0	0	146
Woman	116	0	0	116
Total Bankia	262	0	0	162
Percentage	100.00%	0.00%	0.00%	0.00%

Age	Permanent	Permanent part	Temporary	Total time
Under 30	132	0	0	132
Between 30 and 50	128	0	0	128
Over 50	2	0	0	2
Total Bankia	262	0	0	262

Classification	Permanent	Permanent part time	Temporary	Total
Level I to Level IV	7	0	0	7
Level V to Level VII	10	0	0	10
Level VIII to Level XIV	245	0	0	245
Total Bankia	262	0	0	262

Number of dismissals by gender, age and professional category

	Disciplinary dismissal		Objective dismissal and other		Collective redundancy 1
Gender	2019	2018	2019	2018	2019	2018
Men	20	8	19	3	0	1,268
Women	10	10	18	4	0	732
Total Bankia	30	18	37	7	0	2,000

1	In accordance with the Labour Agreement of 15/02/2018 on the collective redundancy procedure arising from the merger between Bankia and BMN, signed by Bankia and its worker representatives.

	Disciplinary dismissal		Objective dismissal and other		Collective redundancy 1
Age	2019	2018	2019	2018	2019	2018
Under 30	0	0	0	0	0	0
Between 30 and 50	21	11	19	5	0	355
Over 50	9	7	18	2	0	1,645
Total Bankia	30	18	37	7	0	2,000

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	Disciplinary dismissal		Objective dismissal and other		Collective redundancy 1
Age	2019	2018	2019	2018	2019	2018
Level I to Level IV	6	5	13	2	0	805
Level V to Level VII	12	3	7	1	0	796
Level VIII to Level XIV	12	10	17	4	0	392
Other	0	0	0	0	0	7
TOTAL BANKIA	30	18	37	7	0	2,000

CULTURAL TRANSFORMATION AND ACTIVE LISTENING

In December 2018, all Bankia employees were asked to complete a culture survey, with almost 52% completing the survey (8,097 people), in order to listen and find out what aspects of our culture should be improved upon.

After analysing the overall results, they were presented to each of the corporate heads in relation to their specific areas of action, focusing particularly on how these results match Bankia’s management style.

A number of further activities were carried out last year to explore critical aspects of Bankia’s leadership model:

•	Bankia Management Style Conference: Conferences were held in May and July to reflect on how our culture has evolved at the entity and how we transmit this culture through leadership. In November, an internal survey was launched to gauge changes in the management style at each department.

Within this wider process of cultural transformation, coaching has emerged as a key tool for turning managers into active leaders of change. In recognition of the activities carried out by Bankia in this area in 2018 and 2019, Bankia was awarded third prize for “Coaching Culture at the Company” by the Spanish Association of Executive and Organisational Coaching (AECOP).

•	Management communication framework: In a bid to improve managerial communication across the institution’s central services departments, a project to implement a management communication framework was launched in 2018. This project was carried out with the heads of the Deputy Directorate of Transformation and Digital Strategy and of the Corporate Directorate of Technology and Operations. In 2019, this framework was put in place at the Corporate Directorate of Legal Services and at the Deputy General Directorate of Finance. During all the actions undertaken in 2018 and 2019, personal interviews were held with 54 managers from the Top 300 group and 63 workshops were staged, involving a total of 538 people.

•	Internal Recognition Programme: to make recognition part of the institution’s day-to-day activities by valuing and appreciating its employees’ work and sound management practices. Two main milestones were reached in 2019: delivery of awards and accolades by the Management Committee at various corporate headquarters and the introduction of a new category of recognition for the concept of Digital Partner, showing the importance of this function as part of the Bank’s culture.

•	Defining the Employee Value Proposition: A project has been developed as part of this process of cultural transformation to define the employee value proposition through various initiatives, but focusing on active listening to people. Numerous interviews and focus groups were arranged as part of the process of defining the value proposition, involving more than 100 employees from different areas and departments of the organisation, who came together to discuss and analyse best practices at top tier companies. The project was developed by an internal multidisciplinary team comprising people from different departments, using the Agile methodology.

The proposition has been structured around the following four pillars, which embrace all the benefits and are growing and expanding with the incorporation of the new initiatives to have been identified:

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•	“We reward your commitment”, with information on remuneration and employee benefits.

•	“We support your growth”, with direct access to training, grants and scholarships, vacancies, etc.

•	“We improve your well-being”, with information on health and wellness programs, vacations, leaves of absence, etc.

•	“At our core”, with information on management style, code of ethics, diversity policies, responsible management.

The Employee Value Proposition was launched on the Bank’s Intranet in April 2019 and is available to all Bank employees at a specific site called ACTITUD Bankia.

Thanks to this initiative, Bankia was short-listed for an award under the Large Companies category at the International “Healthy Company” Awards organised by the Human Resources Observatory (ORH). The panel held a positive view of the Bank’s decision to include corporate welfare in its employee value proposition and of the activities carried out by the Bank in this direction.

TALENT MANAGEMENT

The Talent Review process was a key highlight of Bankia’s talent management activity in 2019, with a total of 653 interviews conducted to help identify new employees eligible for the talent group.

Progress was made in managing internal diversity and in consolidating the achievements made in previous years.

The process of identifying and developing talented employees entailed 268 promotions in 2019: 38 within the top 300 group, 56 within the top 600, 108 branch managers and 66 deputy branch managers.

	2019	2018
No. of appointments to management positions filled internally	268	555
No. of employees promoted internally (men)	133	325
No. of employees promoted internally (women)	135	230

A total of 48 initiatives were carried out to foster and develop internal talent, involving a total of 1,018 participants, most notably:

•	Senior Management Programme (SMP): The fifth edition of the program was held between May 2019 and February 2020 for the Top 300 group. A total of 305 people took part in the event. This edition focused on both strategic aspects —putting the customer at the centre— and personal aspects, such as offering new pathways to hone and develop and leadership skills.

•	Leading in Complexity: two executives from the Top 300 attended the events staged in 2019 by the International Center for Leadership Development (ICLD) of the CEDE Foundation.

•	Workshops on the culture of regulatory compliance: five workshops were held with the Top 300 in the first half of the year to further entrench a culture of regulatory compliance across the group. A total of 297 people took part in the events.

•	“Take the Initiative” programme: leadership programme involving 20 female talent managers from the sales and central services network. Among the various initiatives planned, perhaps the flagship programme is the first edition of the Diversity Mentoring Program, in which 20 executives from the Top 300 also take part as mentors.

•	Central services manager development programme: the seventh edition of the programme was completed in the last quarter of the year, involving 15 talent managers from various Bankia Group central services departments.

•	Development programme for commercial network managers: two new calls for applications under the programme were announced in the fourth quarter, involving some 30 talent managers from the different commercial networks.

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•	Development programme for newly appointed commercial network managers: a new call for applications was launched in 2019 under this programme, in which 15 commercial network managers are taking part.

•	Development programme for newly appointed central services managers: the first two calls for applications were announced in 2019 under this new programme, attracting some 30 managers from the group’s different central services departments.

•	Digital eSports development program: A total of 132 participants were given the opportunity to develop a variety of digital skills, including critical thinking, future vision, decision-making, confidence, drive, autonomy and communication. All this in an innovative and disruptive environment to take full advantage of the new digital technologies. Overall, seven new calls for Talent professionals were announced within the group: five for managers and three for executive-track juniors.

•	LideraT workshops on digital change: continuing with the success of the workshops held in 2018, a fresh bunch of talented professionals joined the workshops in 2019, which focus on developing the skills needed to manage digital change. A total of five workshops were held for managers (54 participants) and five for executive-track juniors (59 participants).

•	Development programme for executive-track juniors attached to the commercial network and central services: four new editions of these programmes were held during the period; two under the programme for executive-track Talent juniors from the commercial network (in which 30 people took part), and a further two calls for executive-track Talent juniors from central services (attracting a total of 32 people).

•	Excellence Scholarships: continuing with the project that began three years ago, a total of 30 new Excellence Scholarships were awarded in 2019. With this program, Bankia is aiming to promote the Bank’s digital transformation and to have people’s positions and duties evolve in response to a constantly changing environment, in which adaptation and expertise play an increasingly important role. This initiative focuses on both the internal potential of the teams and their future career opportunities. Once again, the Bank received a large number of applications from excellent candidates, showing that the project has continued to generate considerable interest among employees.

•	Bankia Dual Vocational Training Programme: Bankia remains the only financial institution to have its own Dual VT program, which has allowed it to onboard 42 students as customer managers, making this program one of the main sources used to channel talent into the commercial network. Some of these individuals already provide financial advice to customers as part of their professional development plan. On occasion of fifth Dual VT program to be held over the course of 2020, two new centres will be added to the scheme in the province of Castellón, where the program has been extended due to its success. Dual VT Bankia is a further show of Bankia’s six year-long commitment to promoting education, in the conviction that only through training can we hope to forge a more socially cohesive society. This commitment is expressed through the Bank’s support for vocational training and the dual function it plays, since it is the primary weapon for increasing the job prospects of students while making businesses more competitive.

2019 TRAINING PLAN

Bankia has an annual training plan in place to steer and adapt employees’ knowledge and learning about prevailing strategic needs and enable them to further their professional careers. The main aim is to help develop the knowledge, competencies and skills of participants through a continuous learning process that lets them swiftly adapt to change and grow and evolve in their jobs.

Upwards of 1.3 million training hours were given in 2019, more than 70% of which were completed using digital or blended channels and training resources that feature cutting-edge technology, such as webinars, microlearning and video learning.

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	2019	2018
Annual investment in training (EUR million)	6.15	6.66
No. of employees to have received training	15,577	15,173
No. of training initiatives completed	1,135	1,092
% of online training to total training hours	77%	62%

Average number of training hours

	2019	2018
No. of training hours per employee	86	67.5
No. of training hours delivered to men	607,725	422,530
No. of training hours delivered to women	774,894	601,881
No. of training hours delivered to senior managers	5,773	10,653
No. of training hours delivered to middle managers	383,708	265,890
No. of training hours given to other employees	993,138	747,868

1.	The breakdown of the hours of training by professional category is based on functional criteria, as the categories set out in the Collective Labour Agreement for Savings Banks and Savings Financial Institutions for 2015-2018, which governs staff of Bankia, S.A., no longer applies to the Bankia Group.

Consolidating digital knowledge and skills

A wide range of hugely relevant initiatives were launched during the year in a bid to consolidate the digital knowledge and skills of all Bank employees.

Driving digital transformation

First and foremost, the Individual Digital Training Plan was launched during the period, aimed at all employees. As an initial step, this training involves a test of the subject’s digital knowledge and skills, which allows us to offer fully customised training in response to the results obtained. Participants are then added to a ‘gamified’ training environment, which includes a collaborative learning community and a raft of online resources that respond to the needs identified during the knowledge test.

Another initiative that has been launched is training on “How to become a digital salesperson”, aimed at 5,500 in-branch sales representatives. This training showcased the practical aspects of the digital transformation at Bankia and taught the digital behaviours that must now be put into practice in dealings with customers of the commercial network.

Meanwhile, a new edition of the Digital Talent Program was launched, aimed at 600 people from the Bank’s central services divisions. The program aims to enhance their knowledge in specialised areas of the digital world, focusing on how that knowledge that can brought to bear in the financial sector.

The Agile Methodology Training Plan was also implemented and is split into three modules:

•	Core module: providing a general overview, this module has been made available to all Bankia employees to show them the main features and benefits of agile methodologies as a means of developing new ways of working.

•	Specialised module: this technical training module is aimed at over 300 employees, enabling them to discover and explore the main drivers and pillars for working on Agile projects.

•	Certification module: advanced training process that ends with a Scrum Master certification exam, effectively allowing the user to perform that role on Agile teams. A select group of just 15 people has been included in this module.

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Driving cultural transformation

A total of 44 management style conferences have now been held with the aim of fostering cultural transformation, involving upwards of 890 managers. All managers belonging to the same group have taken part in this training, making it a first for the Bank, allowing them to reflect together on how the culture has evolved and on how it is shaping the way they lead their teams.

Five leadership factors were discussed in depth during the event, all of which act as drivers to improve engagement: the importance of communication, recognition, fostering the involvement of employees, management style as a means of providing greater value to teams, and people development tools.

At the end of the conference, a joint action plan is drawn up for the group and an individual action plan drawn up for each manager on the factors they need to incorporate, strengthen or adapt in the way they lead their teams.

Advisory services and marketing

Bankia training activities also focus on advisory services and product marketing. Here, the Investment Fund Advice programme has now been launched, aimed at all 2,589 of the Bank’s financial advisers to make them more adept at providing advice on investment funds. As a new feature, theory-based sessions are complemented with gamification techniques, whereby participants learn about the process of giving advice on investment funds in a practical, hands-on scenario.

To support the agricultural business —a hugely important segment for the entity— a training process was deployed for managers of branches who handle this type of business. During this learning cycle, participants worked on their strategic key priorities, while also learning about new developments in risk management and bonus management and receiving guidance on how to deal with customers.

Meanwhile, more than 500 branch managers have now received training in the commercial management of micro-enterprises and self-employed customers, including practical case studies to improve the way they manage the needs of these segments.

Bankia training also focuses on commercial insurance. In 2019, a learning process was carried out to hone the skills of managers, assistant managers and SME managers in providing advice on insurance products.

Risk management

Risk management is a key part of all financial activity, and risk decision training has been implemented to support best practices. This training, aimed at branch managers, covers the ten steps to approving an operation, ranging from basic concepts such as the purpose of the financing, the parties and collateral, to more advanced concepts such as means of repayment or impact on the portfolio.

A new and exciting initiative has been the launch of an advanced programme in recovery management, which comes with its own university qualification. The aim of this programme is to provide advanced education and high impact training for people who manage recovery processes at the Bank.

Regulatory training

A number of training plans have been put in place in response to prevailing regulatory requirements on training, certification and re-certification. These plans account for a significant part of the total number of training hours delivered during the year. Key highlights in this regard include:

•	Cycle to provide training and certification in financial advice to new groups of employees under the MiFID II Directive. A total of 2,700 employees took the certification exams during the year, having previously completed the training process.

•	MIFID II re-certification process, in which more than 9,200 people completed the 30-hour training course.

•	New 50-hour training cycle to cover new regulatory requirements following the entry into force of the new law on lending to real estate developers, involving some 2,500 employees.

•	Training to cover new legal and regulatory requirements under the insurance mediation law. All employees attached to the commercial network took part in this specific training cycle during the year.

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Specific training for central services

Specific training and learning plans were also drawn up for the people attached to central services departments and units. These training plans are there to strengthen the technical skills and competencies needed for each group, combining them with transversal learning processes that are more geared towards reinforcing their personal skills.

All this training activity is complemented by our Excellence Scholarship Programme to support high-level specialised training.

SELECTION

Most of the vacancies to have arisen at the Bank during the year were filled internally. However, the Bank’s ongoing transformation —both in the digital realm and at an organisational and cultural level— sometimes requires it to bring in external talent to cover specific positions that demand a highly technology-based profiles (121 recruitments in the period, 19 of them for managerial positions). Meanwhile, to provide the entity with junior talent, a total of 141 commercial managers were added to the retail and business networks.

EQUALITY AND DIVERSITY

On 19 July 2016, the Bankia Equality Plan was signed with the majority of the workers’ representatives. The plan sets out the following objectives and measures for achieving equal treatment and opportunities among men and women, while eliminating all forms of gender discrimination:

•	Transmit the governing principles of equal opportunities to all managers or heads directly or indirectly involved in decision-making on promotions through specific equality modules.

•	Promote the effective enforcement of equality among women and men, guaranteeing the same opportunities for hiring and career advancement in the workplace and carrying out affirmative action measures to achieve this objective.

•	Ensure that people management systems guarantee equality between men and women at all times.

•	Raise awareness across the organisation about the measures available for work-like balance, so employees can make use of them, no matter their gender.

To accomplish these objectives, specific actions have been undertaken in relation to selection and recruitment, professional promotion, training and remuneration.

The Equality Plan also includes the pledge to promote further access to managerial positions by the most under-represented gender. The aim is to guarantee that at least 40% of new appointments to managerial positions through to 2020 are covered by persons of the most under-represented gender, thus ensuring that the promotion system does not discriminate against any segment or group on the basis of gender, but rather that the suitability of candidates for the position is assessed on the basis of their individual merits.

The Equality Plan also includes an annex titled Protocol on the Prevention of Workplace, Sexual or Gender- Based Harassment, which prohibits any action or conduct that might impair the dignity of any Bankia employee. This protocol extends to all premises and sites on which Bankia employees work. It also applies to employees of external companies subcontracted by Bankia and temporary employment agencies that assign workers to work on the Bank’s premises.

Bankia insists that all staff members, particularly those who lead and manage work teams, disseminate and raise awareness of this protocol.

The active management of diversity at Bankia allows for more inclusive leadership. The Bank defends gender balance by raising awareness and involving both women and men in the promotion of equality, introducing the gender perspective into daily life, strengthening women’s leadership during promotion processes, tutoring them to support their professional development and, in a nutshell, ensuring that both women and men enjoy a level playing field at the Bank and harnessing the capabilities, potential and talent of all employees.

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As part of its ongoing commitment to closing the gap between men and women at different levels of management, Bankia’s Management Committee approved the Gender Diversity Plan 2018-2020 with a twofold objective: firstly, to achieve a more balanced presence of women in managerial positions and secondly, to ensure sustainability in the mid run by implementing programmes to identify and develop talent.

The objectives and actions envisioned under the Diversity Plan are based on best practices and recommendations to improve gender diversity.

The plan monitors certain activity indicators, which will be used to assess progress in diversity management across the various people management processes (selection, identification and development of talent, training, etc.).

It also includes numerous initiatives whereby female employees can flag and analyse the barriers they themselves have encountered within the organisation, giving the Bank a permanent thermometer to gauge how its different actions are faring and to help design new ones.

The Bank works hard to implement real and effective measures that promote more inclusive leadership and allow women to access more positions of responsibility. Highlight actions and initiatives for 2019 include:

•	Diversity Plan presented to the different corporate departments attached to the commercial network and central services (seven actions carried out in the last quarter of 2018 and 23 in 2019).

•	Equivalency Program (launched in late 2018): milestones have been published internally over the course of a year on different topics related to diversity in a bid to raise awareness, generate debate and improve the Bank’s position and awareness of the diversity paradigms currently existing within society, thus facilitating a change of habits and generating more tolerant, supportive and inclusive behaviours.

•	Awareness workshops for people managers: three workshops on diversity and inclusive leadership were held in June, in which all people and talent managers took part due to their status as the main agents of cultural change. These events included the Atrévete (Dare to) and Inclusive Leadership workshops.

•	Atrévete (Plan Acelera) and Inclusive Leadership workshops: plans aimed at talented professionals at the Bank to raise levels of awareness and reflect on diversity. A total of 14 Atrévete workshops were held in 2019, aimed exclusively at women and attended by 200 people, along with nine Inclusive Leadership workshops, with 125 male and female participants from all functional areas of the Bank.

•	Working breakfasts and coffee breaks focused on diversity, held with women from the talent segment across different fields and functions: Four breakfasts held in the last quarter of 2018 and eight in 2019, with a total of 157 female participants.

•	Internal document drawn up (in question and answer format) to raise awareness of diversity within the organisation.

Bankia also adhered to various external initiatives in 2019 to promote the subject of equality:

•	Adherence to the Eje&Con code of good practices for talent management and to create more competitive businesses. This code was designed to provide Spanish companies with effective measures for becoming more competitive and improving their results. In doing so, they should rely on their available talent — drawing no gender distinctions— and by facilitating the access of women to senior management positions, management committees and boards of directors on a level playing field and in similar proportion to men. The Spanish Association of Female Executives and Board Members was set up in 2015 to make women more visible and grant them access to more senior management and board positions.

•	Renewal through to 2021 of the Diversity Charter badge, promoted by Fundación Diversidad (Alares), which contains a set of fundamental principles on equal opportunity and anti-discrimination.

•	2019 Diversa Award handed to Bankia in recognition of its efforts in supporting and fostering diversity in all its aspects.

•	Bankia joins Closingap – Women for a Healthy Economy, a benchmark platform that analyses the economic and social opportunity cost of gender gaps, supported by eleven large companies, which between them have close to 900,000 employees worldwide. The platform was set up to explore the economic impact on society as a whole of the fact that women are not given the same opportunities and their talents are not fully harnessed.

•	New 2019 Catalogue of Good Equality Practices, in partnership with the Woman’s Week Foundation and the ECOFIN Forum. The only document of its kind in Spain on equality, setting out measures to improve and promote equality and encourage laggards to follow suit and embrace the concept.

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•	Signing of the #CEOPorLaDiversidad Alliance, promoted by Fundación Adecco and Fundación CEOE. This initiative is the first of its kind in Europe in expressing the commitment of the most senior corporate officers to becoming drivers of change and accelerating the implementation and development of diversity and inclusion policies.

•	Forbes Women’s Summit Forum: Bankia took part in the round table to discuss “Fostering female leadership and talent” at the third Forbes Women’s Summit.

•	Bronze Sponsorship of TEDxBarcelonaWomen 2019, held in December with the aim of empowering, connecting and making female talent more visible.

Percentage of people on the Bank’s governing bodies and by professional category in each of the following diversity categories:

	Workforce at 31/12/2019
Gender	Men		Women
Professional category	No.	%	No.	%	Total
Executive directors	3	100.0%	0	0.0%	3
Management Committee	8	88.9%	1	11.1%	9
Level I to Level IV	2,231	65.1%	1,194	34.9%	3,425
Level V to Level VII	2,744	42.8%	3,670	57.2%	6,414
Level VIII to Level XIV	1,845	32.1%	3,909	67.9%	5,754
Other	3	75.0%	1	25.0%	4
Total – Bankia	6,834	43.8%	8,775	56.2%	15,609

	Headcount at 31/12/2018
	Men		Women
Professional category	No.	%	No.	%	Total
Executive directors	4	100.0%	0	0.0%	4
Management Committee	4	80.0%	1	20.0%	5
Level I to Level IV	2,245	65.3%	1,194	34.7%	3,439
Level V to Level VII	2,585	43.1%	3,409	56.9%	5,994
Level VIII to Level XIV	1,926	31.9%	4,110	68.1%	6,036
Other	7	87.5%	1	12.5%	8
Total – Bankia	6,771	43.7%	8,715	56.3%	15,486

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	Headcount at 31/12/2019
Age group	Under 30		Between 30 and 50		Over 50
Professional category	No.	%	No.	%	No.	%	Total
Executive directors	0	0.0%	0	0.0%	3	100.0%	3
Management Committee	0	0.0%	4	44.4%	5	55.6%	9
Level I to Level IV	0	0.0%	1,690	49.3%	1,735	50.7%	3,425
Level V to Level VII	1	0.0%	4,063	63.3%	2,350	36.6%	6,414
Level VIII to Level XIV	158	2.7%	5,263	91.5%	333	5.8%	5,754
Other	0	0.0%	2	50.0%	2	50.0%	4
Total – Bankia	159	1.0%	11,022	70.6%	4,428	28.4%	15,609

	Headcount at 31/12/2018
Age group	Under 30		Between 30 and 50		Over 50
Professional category / Gender	No.	%	No.	%	No.	%	Total
Executive directors	0	0.0%	0	0.0%	4	100.0%	4
Management Committee	0	0.0%	1	20.0%	4	80.0%	5
Level I to Level IV	0	0.0%	1,941	56.4%	1,498	43.6%	3,439
Level V to Level VII	1	0.0%	4,032	67.3%	961	32.7%	5,994
Level VIII to Level XIV	37	0.6%	5,729	94.9%	270	4.5%	6,036
Other	0	0.0%	4	50.0%	4	50.0%	8
Total – Bankia	38	0.2%	11,707	75.6%	3,741	24.2%	15,486

	2019	2018
Average age of the workforce	45 years-old	45 years-old
Average length of service	19 years-old	19-years-old

WORK-LIFE BALANCE AND MEASURES TO ENSURE A SUITABLE SHARING OF RESPONSIBILITIES BETWEEN BOTH PARENTS

Annual working hours are set out in the collective bargaining agreement, while internal labour agreements contain working hours by group.

Beyond the regulatory provisions in place to help ensure a healthy work-like balance among employees, Bankia has enabled a broad range of measures to improve the work-life balance and the sharing and balance of family responsibilities between parents. Specifically, Bankia employees may apply for the following types of leaves of absence and/or similar measures:

•	Daily absence of one hour or reduction in working hours of up to two hours for a maximum of one month, with no reduction in salary, in the case of premature childbirths and children hospitalised at birth.

•	15 calendar days per year for hospitalisation of a child under 14 years of age. If this situation occurs during the maternity or paternity leave, the employee may take these days immediately after that leave ends.

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•	Extension of paternity or other leave other than that pertaining to the biological mother to 20 calendar days for the birth of a child with a disability equal to or exceeding 33%. Where the child’s disability is 65% or more, the non-biological mother parent will be entitled to 30 calendar days of leave during the first 24 months of the child’s life, starting from the date of birth or the date of the adoption or foster care ruling.

•	Three business days for accident or serious illness, hospitalisation or surgery without hospitalisation that requires recovery at home affecting family members up to the first degree of consanguinity or affinity. This leave is extended by a further two calendar days if travel is required.

•	Two business days for accident or serious illness, hospitalisation or surgery without hospitalisation that requires recovery at home affecting family members up to the second degree of consanguinity or affinity. This leave is extended to four calendar days if travel is required.

•	Three business days for the death of any family member up to the first degree of consanguinity or affinity. If the workers need to travel for that purpose, this leave is extended by a further two calendar days.

•	Two business days for death of a family member up to the second degree of consanguinity or affinity. If the workers need to travel for that purpose, this leave is extended to a total of four calendar days.

•	Paid leave of 30 hours per year to accompany a child, spouse, mother or father, and registered domestic partner to medical appointments, medical treatments involving radiation, chemotherapy, dialysis or similar treatments and rehabilitation.

•	Leave for infant feeding: Absence from work lasting one hour (which may be split into two fractions of one hour), or reduction in daily working hours of half an hour, or otherwise 10 calendar days off work to be taken immediately after the maternity leave ends, plus five calendar days off work to be taken within the first 12 months of life of the child, which may not be added to the previous leave.

•	Leave to feed infants in multiple births: The leave or reduction in working hours may be replaced with paid leave of 20 calendar days to be taken right after the maternity leave ends, plus a further 10 business days to be taken over the first 12 months of life of the child, which may not be added to the previous leave. For the birth of three or more children, this leave is extended to 25 calendar days following on from the end of the maternity leave, and 15 business days to be taken over the first 12 months of life of the child, which may not be added to the previous leave.

•	Unpaid leave of one week to one month to cover family needs, overseas adoption, or assisted reproduction techniques.

•	Unpaid leave of one week to six months in the event of a serious accident or illness affecting family members up to the first degree of consanguinity or affinity.

•	Unpaid leave of one week to six months in the event of the hospitalisation or palliative care of family members up to the first degree of consanguinity or affinity.

•	Unpaid leave of one month to six months to complete higher education qualifications or doctorates.

•	Unpaid leave of up to 10 days in the event of the serious illness of a spouse or registered domestic partner and children and family members up to the first degree of consanguinity or affinity.

•	Reduction in working hours to care for children under the age of 12 or with a physical or mental disability from 1/8 to 1/2 of working hours. This 1/8 reduction may be accumulated in days. In these situations, the employee may ask the Bank not to consider the wage reduction due to the reduction in working hours when calculating that person’s financial support, with Bankia undertaking to assess and study this on a case-by-case basis.

•	Advance on holiday entitled for serious illness of a family member. In the event of the serious illness of family members up to the first degree of consanguinity or affinity, the employee may take up to five days of their holiday leave for the following year.

•	Leave of absence to perform services to a renowned charitable organisation with a right to reinstatement on conclusion.

•	During the first year of childcare leave, the employee may ask their employer to suspend payment of contributions for certain financial aid and maintain contributions to the pension plan, as well as childcare support and child education support.

•	Flexible work start and end times for certain employee segments.

•	Employees have access to the Virtual Classroom and training programmes while on leave for child or family care.

•	In the event of temporary incapacity, the Bank makes up the difference to ensure that the affected worker receives 100% of his or her fixed annual remuneration during the first 12 months of their time off work, and 87.5% of their total annual remuneration from months 12 to 18.

•	Solidarity support for victims of harassment and gender violence, who have priority when applying for transfers, working hour changes and leaves of absence. In addition, during the entire period of leave of absence or suspension of contract due to harassment or gender violence, the worker will remain entitled to the special financial aid stipulated in their contract

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•	Preferential treatment of transfer requests received from workers with children who have a disability of 33% or greater.

•	Increase of 20% in the educational aid for disabled children aged under 23, and 10% increase for disabled children aged 23 years and over.

•	Bankia, in partnership with Fundación Adecco, offers a Family Plan to all Bank employees. More precisely, the Family Plan is aimed at Bankia employees who have children with a disability (equal to or greater than 33%), offering them advice, guidance and a personalised support plan to maximise the development of the skills needed for the social and labour market integration of the disabled child.

•	Bankia has launched a new suite of services aimed at people who work at the Bank, including their family members: Bankia Facilita. Through this service, Bankia employees and their family members can enjoy a wide range of benefits and support services, many of which are free or available at lower- than-market prices, 24 hours a day, 365 days a year, anywhere in Spain, notably: home help for housework following the birth of a child or otherwise, a personal manager, support with administrative processes, consultations on medication, second medical opinion, travel planning, or finding a nearby vet. In April 2019 Bankia received the Alares certificate and SRC badge as a “Socially Responsible Company with its Staff”, in recognition of the numerous services the Bank offers to all employees and their family members.

Good practices for responsible and time-efficient management

Bankia has made available to all Bank employees, via the Intranet, a series of basic principles to help them better organise their work and which are essentially a set of good practices regarding the effective and efficient management of meetings, rational use of the corporate e-mail service and teamwork.

These good practices are embodied in three documents offering concrete proposals for action in three key areas:

•	Effective meetings: with tips on how to manage meetings and optimise the time spent on them.

•	Use of e-mail: with recommendations on the rational and responsible use of e-mail.

•	Teamwork: with advice on how to ensure better collaboration and teamwork.

Bankia therefore offers its employees a whole host of useful recommendations to improve the working environment and so that they and their co-workers can optimise their time.

Digital switch-off measures are also being negotiated with the workers’ representatives.

MEASURES TO INTEGRATE DISABLED PEOPLE AND ENABLE UNIVERSAL ACCESSIBILITY

All Bankia employees are given the technical and/or material resources needed for them to perform their jobs.

The Bank’s exemption certificate awarded by the State Employment Service attached to the Spanish Ministry of Employment remains valid, showing that the Bank complies with the “alternative measures” provided for in article 2.1, sections a) and b) of Royal Decree 364/2005, of 8 April, governing exceptional alternative compliance with the reserve quota for disabled employees.

Bankia has devised a Family Plan as part of its pledge to reconcile the work and family life of disabled people. The plan is aimed at Bankia employees who have a disabled child (33% or more) and provides a fully customised programme to maximise their child’s development and enable their social and labour market integration. Workers with disabled children are also entitled to a 20% increase in educational support until the child reaches 23 years of age, and a 10% increase from 23 years of age upward.

Bankia is acutely aware of the integration and accessibility of people with disabilities and therefore arranges the services of various special employment centres for the provision of various professional services.

Meanwhile, Bankia has material, technological and accessible devices in place at its branches and public support centres so that the disabled people are fully able to access the Bank’s services.

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Disabled employees	Headcount at 31/12/2019	Headcount at 31/12/2018
Disability >=33% and <65% with reduced mobility	8	7
Disability >=33% and <65%	162	156
Disability >=65%	13	17
TOTAL BANKIA	183	180

REMUNERATION POLICY

Bankia has a remuneration policy predicated on complying with regulations and upholding the following principles:

•	Balance of components of remuneration

•	Orientation to results and recognition of excellence

•	Strategy and timeframe

•	Engagement of the Bank with shareholders and customers

•	Simplicity of regulation and communication

•	Risk and management

•	Internal fairness

•	External competitiveness

•	Gender equality

Remuneration of each professional is for all their actions in performing their duties both within the Bank and at other group entities or investees. The components are as follows:

Fixed remuneration. This is the main component of total remuneration and is set on the basis of the level of responsibility, the function performed and the principles of internal fairness and external competitiveness.

Variable remuneration. Linked to additional or extraordinary contributions to the job, the amount of which will depend on the level of achievement of the targets set. Main features:

•	It takes into consideration the overall earnings and results of the entity and of the unit to which the employee belongs and also an individual performance assessment, which all employees must undergo.

•	Amounts are fully commensurate with the date of hiring, promotion or rotation, and the results achieved.

•	No amounts of variable remuneration are guaranteed.

	2019	2018
Percentage of employees eligible to receive variable remuneration	100%	100%

The variable remuneration policy ensures that no conflicts of interest will arise that could hurt customers and compliance with rules of conduct for the provision of investment services, and prevents any incentives from inducing employees from placing their own interests (or those of the company) ahead of customers’.

In determining variable remuneration, employee performance assessments not only consider sales volumes, but also other qualitative factors; e.g. compliance with regulatory requirements regarding conduct, equal treatment of customers or customer satisfaction.

A review is carried out annually to ensure that variable remuneration does not limit Bankia’s ability to maintain a sound capital base and safeguard the interests of shareholders, customers and other stakeholders.

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Remunerations

The following information was calculated taking headcount at year-end 2019 at Bankia and considering as annual remuneration, the fixed remuneration, the complementary pension contribution, and remuneration in kind received in 2019 and the annual and multi-year bonuses. To improve the quality of information and make further progress towards Spanish Act 11/2018, on non-financial and diversity information, the reporting criteria used in 2018 have now been modified.

Gender	Average remuneration in 2019	Median remuneration in 2019
Men	58,338	52,904
Women	48,032	46,168
Total Bankia	52,543	49,106

Age brackets	Average remuneration in 2019	Median remuneration in 2019
Less than 30	24,857	17,783
Between 30 and 50	48,654	44,975
Over 50	63,226	57,191
Total Bankia	52,543	49,106

Pay level	Average remuneration in 2019	Median remuneration in 2019
Management Committee1	588,989	569,886
Level I to Level IV	74,236	65,945
Level V to Level VII	52,349	51,602
Level VIII to Level XIV	39,018	38,525
Other	39,377	36,896

1	Includes information on all members except for three members of the Board of Directors. As there is a woman on the Management Committee, no breakdown by gender is provided to protect the privacy of personal data.

	2019	2018
Average employee remuneration (excluding the total annual remuneration of the highest-paid individual)	52,543	€51,862	€
Median annual total compensation for all employees (excluding the highest- paid individual)	49,106	€48,426	€
Percentage increase in average annual employee remuneration (excluding the total annual remuneration of the highest-paid individual)	1.31%	1.25%
Annual remuneration of the highest-paid individual	770,000	€800,000	€
Percentage increase in the annual remuneration of the highest-paid individual	0%	0%
Ratio of annual total compensation of the highest-paid individual to the median annual total compensation for all employees	15.7	16.5

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Salary gap

The gender pay gap measures the differences between women’s and men’s salaries and is calculated as the difference between men’s and women’s salaries expressed as a percentage of men’s earnings.

The following information has been calculated taking the headcount at year-end 2019 at Bankia and considering, as their annual remuneration, all fixed remuneration, complementary pension contributions and remuneration in kind received in 2019, plus annual and multi-year bonuses. To improve the quality of information and make further progress towards Spanish Act 11/2018, on non-financial information and diversity, the reporting criteria used in 2018 have now been modified.

Information on the gender pay gap is provided by job classification/professional category and in terms of average and median compensation.

Information for 2019:

	Gender pay gap
Job / Professional category	Average	Median
Executive Director 1	—	—
Non-executive Director	0.0%	0.0%
Executives 2	15.3%	8.0%
Others
Level I – Level IV	7.4%	5.3%
Level V – Level VII	2.6%	1.4%
Level VIII – Level XIV 3	2.3%	2.4%

1.	Not applicable because all executive directors of Bankia are men.

2.	Includes the compensation of members of the Management Committee who do not have a seat on the Board of Directors and branch office and central services managers, irrespective of their professional category as defined in the Collective Labour Agreement for Savings Banks and Savings Financial Institutions for 2015- 2018.

3.	Includes all staff who do not perform executive functions and the category of “Other”. According to the Collective Labour Agreement for Savings Banks and Savings Financial Institutions for 2015-2018, this latter category covers employees holding positions or providing unskilled trade or speciality services not related to the financial business, lending, or any other specific activity of savings banks; e.g. concierge, surveillance, cleaning, telephone assistance, conservation and maintenance, and other similar services.

For information on the gender pay gap between similar or the same roles, Bankia has calculated an adjusted pay gap, understood as a linear regression model using only gender and similar or the same roles as the only variables. The result is a gap of 4.16%.

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Information for 2018:

	Male		Female
Professional Category	Average Age	Average Wage	Average Age	Average Wage	%Gap
Executive Director	65	675,000	—	—	—
Non-executive Director	61	100,000	55	100,000	0.0%
Executives1	46	83,329	45	70,119	15.9%
Others	46	53,364	45	48,187	9.7%
Level I – Level IV	51	69,399	49	64,520	7.0%
Level V – Level VII	49	55,648	48	54,669	1.8%
Level VIII – Level XIV2	40	41,794	41	40,842	2.3%

1	Includes the compensation of members of the Management Committee who do not have a seat on the Board of Directors and branch office and central services managers, irrespective of their professional category as defined in the Collective Labour Agreement for Savings Banks and Savings Financial Institutions for 2015-2018.

2	Includes all staff who do not perform executive functions and the category of “Other”. According to the Collective Labour Agreement for Savings Banks and Savings Financial Institutions for 2015-2018, this latter category covers employees holding positions or providing unskilled trade or speciality services not related to the financial business, lending, or any other specific activity of savings banks; e.g. concierge, surveillance, cleaning, telephone assistance, conservation and maintenance, and other similar services.

HEALTH AND SAFETY

The Occupational Risk Prevention policy is approved by the Management Committee and updates to the policy are reviewed annually by the Deputy General Directorate for People and Culture.

The scope of the occupational health and safety system includes all activities aimed at reducing or controlling occupational risks. These activities come under the annual preventive activity programming, which is approved by the National Health and Safety Committee.

In 2019, Bankia received the “Healthy Company” runners-up award under the Large Companies Category at the international awards event staged by the Human Resources Laboratory (ORH), in recognition of the “Your well-being” programme, which was designed and deployed across the group to generate a healthy, collaborative and open company culture fully aligned with corporate strategy.

A transversal working group was set up in a bid to unify all the initiatives emanating from the different departments and units of Bankia, operating under the premise of health as a lifestyle, endeavouring to change habits while treating the workplace as a health scenario. It would later evolve into a laboratory with the aim of becoming a tool to accelerate transformation. Known as Bienestar Lab, it provides space/time for experimenting and designing initiatives associated with indicators closely related to the Bank’s Strategic Plan and where the impact on their degree of progress and permeability is continuously appraised.

Another of these newer initiatives to have been launched in 2019 was the Bankia Facilita service in partnership with Fundación Alares. Through this initiative aimed at employees and their family members, the Bank is offering numerous free services to improve and facilitate its employees’ day-to-day lives, improve their work-life balance and give them more free time. Further highlights include the special home help services and transfers for ill employees or those looking after a sick family member, all of which have been welcomed by employees.

Thanks to these initiatives, Bankia is generating a culture of internal wellness and is committed to shared responsibility between company and employee, as we continue to work towards their physical and emotional well-being.

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Key occupational health and safety indicators

	MEN		WOMEN		TOTAL
	2019	2018	2019	2018	2019	2018
Number of hours lost to Absenteeism 1	263,755	263,703	644,970	603,369	908,725	867,072

	2019	2018
Absenteeism rate	3.53%	3.24%
Work absenteeism rate	0.10%	0.17%
No. of instances of medical leave for non-work related illness	4,771	4,852

2019[2]	At work		Travelling to and from work		Total
Type of accident with medical leave	Women = 15	Men = 1	Women = 51	Men = 13	80
	16		64
Frequency rate[3]	Women = 0.62	Men = 0.04	—	—	0.66
	0.66		—
Severity rate[4]	Women = 0.0166	Men = 0.0088	—	—	0.025
	0.025		—
Occupational diseases	Women = 0	Men = 0	—	—	0
Work-related fatalities	Women = 0	Men = 0	Women = 0	Men = 1	1

2018[2]	At work		Travelling to and from work		Total
Type of accident with medical leave	Women = 23	Men = 5	Women = 63	Men = 31	122
	28		94
Frequency rate[3]	Women = 0.93	Men = 0.20	—	—	1.13
	1.13		-
Severity rate[4]	Women = 0.020	Men = 0.007	—	—	0.027
	0.027		-
Occupational diseases	Women = 0	Men = 0	—	—	0
Work-related fatalities	Women = 1	Men = 0	Women = 0	Men = 0	1

1	Non-work related contingencies and occupational accidents

2	Accident figures do not include relapses from previous years.

3	The number of accidents at work is during working hours (excluding in itinere). When calculating hours worked, the effective working hours during which the workers in question were “exposed to the risk” of suffering an occupational accident are included. Hours not worked due to medical or other leave, holiday, absenteeism, and so on, are excluded from this calculation. Overtime also counts towards total hours worked.

4	Lost hours (working days) between the medical leave start and end date are counted.

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LABOUR AGREEMENTS, COLLECTIVE BARGAINING AND FREEDOM OF ASSOCIATION

Bankia maintains ongoing and smooth dialogue with worker representatives, signing a host of labour agreements on matters affecting employees in areas outlined in legislation and others considered important by the Bank and unions for both the business and working environment.

Bankia supports the right to freedom of association and collective bargaining. The institution respects the right of all workers to form and join a trade union of their choice and exercise union activity within the company, which seeks to eradicate all forms of discrimination towards employees who engage in such union activity.

Bankia also guarantees enforcement of the Spanish Freedom of Association Act (Ley Orgánica de Libertad Sindical) through its own labour agreement, the provisions of which guarantee the effective right to freedom of association of worker representatives and are actually an improvement on the protection provided for at law.

KEY PEOPLE INDICATORS

Workforce profile

Geographic distribution of Bankia employees

	2019	2018
Total number of people who work at Bankia S.A.	15,609	15,486
No. of people working in Spain	15,603	15,481
No. of people posted abroad (representative offices in Cuba, Shanghai and Casablanca)	6	5

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Distribution by business and management performance

	2019	2018
No. of business employees	13,355	13,358
No. of central services employees	2,254	2,128

	2019 [1]		2018 [1]
	Number	Percentage	Number	Percentage
Employees with management functions (women)	1,721	42.68%	1,788	42.76%
Employees with management functions (men)	2,311	57.32%	2,393	57.24%

1	Includes heads of Central Services and managers and deputy managers of the commercial network.

Working conditions

	2019	2018
Percentage of workforce covered by a collective agreement	100%	100%
Percentage of professionals with an open-ended contracts	100%	100%
Percentage of professionals entitled to receive variable remuneration	100%	100%
No. of professionals working flexible hours	7,440	7,226
Percentage of employees represented on safety and health committees	100%	100%
No. of elected union representatives	477	468
No. of hours dedicated to union activity by affiliated employees	54,955	146,760

Employee benefits

	2019	2018
Percentage of professionals who receive a contribution from Bankia to the employee pension plan	99.97%	99.97%
No. of employees and family members (spouses or partners and children up to 25 years of age) covered by the employee health insurance policy	28,046	30,053
No. of employees with advances, loans and/or mortgages subject to subsidised interest rates during the year	13,357	14,752

	Employees		Amount (EUR million)
	2019	2018	2019	2018
No. of professional receiving study grants/aid	406	319	0.31	0.27
No. of professionals who receive educational support for disabled children who sleep away from home	914	962	0.97	1.01
No. of professionals who receive grants for children’s schooling	10,804	11,657	10.61	10.92

	2019	2018
No. of professionals on leave of absence for personal reasons	85	74
No. of professionals to have taken maternity leave	387	456
No. of professionals to have taken paternity leave	192	241

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Unwanted external churn

	2019	2018
Unwanted external churn rate	0.83%	0.64%

By gender

	2019	2018
Percentage of unwanted external churn: men	0.51%	0.36%
Percentage of unwanted external churn: women	0.32%	0.28%

By age

	2019	2018
Percentage of unwanted external churn: under 30 years-old	0.08%	0.01%
Percentage of unwanted external churn: 30 to 50 years-old	0.47%	0.48%
Percentage of unwanted external churn: over 50 years-old	0.28%	0.15%

f.	Responsible purchasing

Bankia’s Board of Directors has approved a Purchasing Policy, which is inspired by and rooted in the principles of independence, transparency, ethical and responsible conduct, objectivity and diversification as the Bank seeks to generate balanced and sustainable wealth, well-being and efficiency, among other goals.

Bankia’s global purchasing model is there to assess and control any risks that may arise from our supply chain and is based on the following Responsible Purchasing Principles:

1.	Ensuring the continuous improvement of the supply process, based on the principles of corporate responsibility.

2.	Stimulating demand for socially responsible products, services and projects.

3.	Establishing a single purchasing procedure for all Bankia Group companies, while optimising the impact of its purchasing decisions on the local communities in which the Group operates.

4.	Providing complete, accurate and transparent information on the Bank’s purchasing process.

5.	Ensuring that all stakeholders comply with applicable legal requirements when it comes to human rights, labour and the environment and getting them involved in the fight against corruption.

6.	Ensuring that the process of selecting and arranging the services of suppliers complies with internal regulations in effect from time to time and, in particular, with the values enshrined in Bankia’s corporate culture, management style and Code of Ethics and Conduct.

7.	Monitoring suppliers with which Bankia has dealings to verify compliance with CSR commitments.

8.	Raising awareness of CSR (regulations, dissemination, training) among all parties involved in the purchasing process.

9.	Ensuring that the Responsible Purchasing Principles are consistent with Bankia’s other policies.

10.	Working alongside suppliers in developing the economic, social, environmental and good governance side of their business and helping them improve their performance while ensuring full compliance with these principles.

The Purchasing Policy and Responsible Purchasing Principles apply to all Bankia Group companies and employees, especially those involved in the procurement of goods and services.

Aside from its own Code of Ethics and Conduct, Bankia has a specific set of rules of conduct for the purchasing function, based on the rules of the International Federation of Purchasing and Supply Management.

These rules are rooted in the principles and values of loyalty and honesty, objective decision-making, transparency and equal opportunities, confidentiality, integrity, independent relations and corporate social responsibility, among others.

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Supplier approval

Suppliers must be approved before entering into a business relationship with Bankia. Certain suppliers may be exempt from this requirement, such as those included on the Forbes 2000 ranking and whose quality is therefore certified, or suppliers who are used only occasionally for non-material transaction amounts.

The assessment process includes ethical, social and environmental performance, with priority given to suppliers that meet the highest standards and practices of responsible management.

We require our suppliers to comply with the laws and regulations prevailing wherever the bank operates. We place value on suppliers’ alignment with the principles of the UN Global Compact, the Universal Declaration of Human Rights and the fundamental conventions of the International Labour Organization (ILO).

We therefore give a higher score to suppliers who show a genuine commitment to their employees, quality, the environment and human rights. Meanwhile, we avoid dealing with suppliers who break the law or fail to meet their tax, employment, environmental or employee obligations.

The certification process assesses economic, social and environmental risks and suppliers must achieve a satisfactory economic risk score and provide all the information required of them.

Supplier profile

Approved suppliers

	2019	2018
Total number of active suppliers	2,132	2,768
Total number of assessed and approved suppliers	896	792
No. of active approved suppliers in Spain (local scope)	1,927	2,576
No. of active approved suppliers outside Spain (outside local scope)	205	192
No. of new suppliers incorporated	203	231
No. of suppliers approved under CSR criteria	571	1.12
Percentage of new suppliers approved under CSR criteria	23.65%	—
No. of suppliers carrying ESG risk	26	26

SME suppliers

	2019	2018
Total number of active suppliers that are SMEs	1,569	1,831
No. of active SME suppliers in the Bank’s main areas of activity	1,310	1,509
No. of active SME suppliers outside the Bank’s main areas of activity (54 national and 205 foreign)	259	322

Active national suppliers by sector

	2019	2018
No. of active suppliers in the legal sector	148	143
No. of active suppliers in the real estate/construction sector	142	350
No. of active suppliers in the general services sector	211	251
No. of active suppliers in the associations, groupings and NGO sector	146	118
No. of active suppliers in the IT sector	279	230
No. of active suppliers in the consulting, auditing and advisory services sector	188	185
No. of approved suppliers active in other sectors (advertising/marketing, financial and banking, financial reporting services, etc.)	1,018	1,299

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Supplier relationship model

As part of its ongoing transformation, Bankia is developing a digital relationship model with its suppliers to generate transparency, fairness, equal opportunities and active listening.

Bankia’s Supplier Portal is a collaborative and easy-to-use online environment whereby suppliers can securely provide all the information required by Bankia during the supplier approval process. In the interests of transparency, suppliers are able to view their score or rating, which is automatically awarded based on the information they provide. Suppliers can also use this portal to take part in various negotiation processes, ensuring ensure equal opportunities in the bidding process.

As part of the purchasing process, suppliers can sign contracts and issue their invoices online, while also having a useful platform for approval and negotiation.

	2019	2018
Total invoicing (total purchasing volume) (EUR million)	828.79	1,198.3
Invoicing with national suppliers (local scope) (EUR million)	792.74	1,158.8
Invoicing with foreign suppliers (outside local scope) (EUR million)	36.05	39.5
Average supplier payment period	9.44 days	8.88 days
Percentage of invoices paid within the maximum legal period (30 days)	98.66%	97.07%

Bankia also provides its suppliers with various tools to find out what they think about their relationship with the Bank. Suppliers can use the confidential Whistleblowing Channel (managed by an independent third party) to report suspected breaches of the Bank’s Code of Ethics and Conduct.

They can also approach the Supplier Service Department to file grievances and complaints, make claims or suggestions in relation to the payment of invoices and the provision of contractually agreed services, and voice their disagreement with supplier selection processes.

Meanwhile, satisfaction surveys, which are summarised in the Supplier Perception Study, are used to gather the opinions of both suppliers that have been awarded contracts and those that have not, assessing aspects such as friendliness, the negotiation process, flexibility in ordering, and fulfilment of payment obligations.

	2019	2018
Supplier satisfaction index (with a score above 7 in the satisfaction survey)	81.6%	88.30%

Best practices

In 2019, Bankia successfully renewed its certification under UNE 15896, illustrating the excellence of Bankia’s procurement management system and demonstrating that it is in line with best business practices at European level.

Bankia was the first financial institution to obtain this supranational certification, which sets a standard for continuous improvement, minimises risks and ensures that sustainability is taken into account in procurement management.

In 2019, Bankia held its Suppliers Day for the four year in a row, which was attended by some 300 suppliers. Bankia uses initiatives such as this to convey its commitment to its suppliers as it aims to build a relationship based on communication and involve the value chain in its plans for the future.

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Bankia also sponsors and collaborates with the Spanish Association of Purchasing, Procurement and Supply Professionals (AERCE), which seeks to transmit, publish and share knowledge and conduct valuable research in the realm of corporate purchasing.

In 2020, the Bank plans to renew its UNE 15896 assurance for purchasing and to stage Supplier Day 2020, while continuing to implement continuous improvements aligned with best management practices within the industry and building relationships of trust and transparency with its suppliers.

g.	Transparent communication

Bankia is acutely aware that the complex landscape in which it operates requires solutions, initiatives and commitments that must be addressed through joint dialogue with its various stakeholders.

In this task, transparency is a key requirement in enabling the relationship with stakeholders to develop and take shape on an equal footing. For Bankia, transparency is a permanent commitment and attitude ultimately there to provide reliable, truthful, clear and up-to-date information that ensures accountability and shows that the Bank practices what it preaches. This has the effect of building solid and lasting relationships of trust with stakeholders.

This transparency requires the Bank to maintain constant dialogue tailored to each stakeholder so that the parties can find solutions suited to their mutual needs.

Bankia faces its challenges with the full support of its stakeholders and builds relationships of trust by relying on dialogue as a proactive mechanism to help improve strategy and operational excellence, undertake innovative initiatives and strengthen alliances.

To this end, Bankia has different communication channels in place for interacting with stakeholders:

5.	CUSTOMER FOCUS

a.	Responsible marketing

Customers are Bankia’s main asset and forging lasting relationships with them based on mutual trust is of paramount important to the Bank. With this in mind, not only does Bankia comply with current law and regulations on the marketing of banking products and the supervision and control of regulatory bodies, it also seeks to strengthen this bond of trust with customers through the excellent commercial demeanour and conduct of all Bank employees. This approach is embodied in Bankia’s internal regulations and is compulsory for all people who make up the Bank. This commitment to responsibility with customers is enshrined in Bankia’s Code of Ethics and Conduct, in its Responsible Management Policy and in its Code of Responsible Marketing, which explains how these behaviours should manifest in a tangible way in the Bank’s day-to-day operations. The Bank must strive to offer and market products and services that are suitable for each customer profile and tailored to their needs, with customer satisfaction remaining a priority indicator and a product of responsible action.

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CUSTOMER-CENTRIC APPROACH

Customer satisfaction is one of the strategic pillars of the 2018-2020 Strategic Plan. Accordingly, the Bank puts great effort into learning customers’ opinions and implements measures to improve their opinion and loyalty and ensure positive word of mouth.

More than 300,000 customer surveys were conducted in 2019. The feedback received will ultimately allow the Bank to improve the customer experience at key moments in their relationship with the Bank.

This information also allows the Bank to launch unique initiatives aimed at each customer segment: young people, high-income customers, private banking, SMEs, micro-enterprises, etc.

Making technology part of the relationship with customers and in gauging their opinions is an immensely useful tool in ensuring agile and immediate communication with them. Using mobile phones to provide and store assessments and opinions made by customers allows for an almost entirely online management of any incidents that may arise, in that the Bank is able to immediately contact a customer who has given a low score. This early management of alerts has led to a significant increase in the positive assessment of customers, who appreciate the Bank’s proactive management and willingness to listen.

Digitisation permeates all areas of the organisation and all relevant quality information is available in the Digital Quality Scorecard, which is enriched every year with new studies and reports. The information that can be viewed in this scorecard is both quantitative and qualitative, so that we can analyse not only what customers say but, above all, how they say it.

In 2019, Bankia was the top ranked entity in its industry in the mystery shopper ranking, outperforming all its main competitors. The results showcase the high standards of quality offered by Bankia (source: EQUOS STIGA 2019).

	2019	2018
Retail customer satisfaction index	90.3%	86.9%
Business customer satisfaction index	94.7%	94.7%
“Connect with your expert” customer satisfaction index	92.2%	93.1%
No. of customers to have taken part in all surveys	284,288	262,990
No. of after-sales product surveys	61,169	65,388
Overall mystery shopper rating	8.28	7.79

CUSTOMER EXPERIENCE

Customer experience and quality relations are core aspects supporting Bankia’s position, which champions behaviours that entrench and strengthen corporate values and culture and takes regular measurements to ensure satisfactory customer experiences across all channels. The main focal points here are:

Customer Experience Certification Program

For the third straight year, Bankia has differentiated itself from its banking peers by certifying its employees in customer experience, a model that extends across all the Bank’s business departments and focuses on two central pillars: intensity and perception. Both elements are key to a sustainable business model that will enable record highs in terms of customer perception.

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Training in customer experience management continued over the period at the Lasalle IGS Business School. More than 150 managers have already obtained this certification. The training also serves as an innovation laboratory for new projects related to customer experience and employee experience, some of which have already become a commercial reality.

Improving the internal customer experience

Various departments and areas of the Bank are involved in internal customer experience, notably Risks, Bancassurance, Legal Advisory and Private Banking, to better understand the internal customer in the context of their job and to respond to their main needs. This has generated an exponential improvement in internal customer satisfaction.

Segments, services and priority activities

The Customer Experience and Quality of Relations Department is actively involved in numerous forums in the realm of customer experience, notably DEC (Association for the Development of Customer Experience) and AEC (Spanish Association for Quality). In April 2019, Bankia opened its doors to the “Brands that Inspire” event, an AES initiative providing first-hand knowledge about success stories involving leading companies, including Bankia, in relation to customer experience.

For the third straight year, Bankia was one of the star performers at the III EMOtional Friendly Banks Awards held by Emo Insights International, which named it the bank to have earned the largest number of fans in the last year. This award reflects our success in becoming everyone’s preferred bank, since the positive emotional impact on customers generates positive word of mouth and makes them influencers, opinion leaders and an important driver of growth.

Bankia has easily seen the highest growth in the EMO INDEX indicator of any financial institution over the last four years. This is undoubtedly the result of our commitment to placing the customer at the heart of everything we do.

Systematic sales approach

The systematic sales approach during the period focused on developing and implementing a diagnostic and work model to ensure standardised commercial activity and to develop and hone capabilities. This has been key in a number of fundamental aspects, including the task of applying the relationship model and management models.

Highlight projects in 2019 undertaken alongside the Customer Experience and Relational Quality department included:

•	Increasing customer digitisation, driven by the growth in the concept of digital employee within a gamified environment.

•	Optimisation of the mortgage commercial process.

•	Diagnosis and analysis of commercial processes at specialised businesses such as Agro and Recoveries to standardise processes and make them more efficient.

•	Improvements to the insurance marketing process by implementing a standardised commercial management model for Bancassurance.

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•	Implementing the commercial system for the business with the aim of achieving a clear, systemic and consistent commercial management model.

Business intelligence

To grow the business, Bankia must continue to improve its analytical capabilities in carrying out accurate customer segmentation so that it can detect their needs at key points in their life and tailor its products and services accordingly based on their social and economic circumstances.

The Bank is also working to develop and improve the process of arranging products and services leading up to the time of sale, by making its products and services available through the customer’s choice of channel and improving the customer experience within the multi-channel commercial relationship.

Bankia plans to have more than 50 processes up and running by 2020, focused on the products that provide the most value to customers and the Bank. The Bank has also been applying the Agile methodology, which allows products to be designed and launched within a suitable time frame in response to prevailing market demand, thus ensuring excellent results. This is a pioneering project in terms of analytics applied to commercial action.

Bankia has also continued to detect events in the life of its customers that will allow it to respond commercially and financially in real time (or in a very short period of time) to all any needs they may have. This includes detecting customers who, based on one or other transaction, seem to require financing, so that the Bank can offer the best product to cover that need. Upwards of 150 events have already been spotted. Thanks to all this heavy analytical work, the Bank is able to offer all its customers a product that meets their needs as and when they need it.

Meanwhile, progress continues to be made in developing activities to provide a 360º vision of the customer, which will further improve the customer experience in their interactions with Bankia across all channels.

CUSTOMER SERVICE

Bankia has a Customer Service Policy in place (approved by the Board of Directors), which is there to foster a healthy relationship with customers, maintain their trust and offer them appropriate levels of protection by handling and resolving grievances and claims in the most satisfactory manner possible.

For Bankia, customer protection and a fully-fledged grievances system are both essential preventing, detecting, correcting and minimising any risk of non-compliance with the Bank’s obligations.

The Customer Service Policy is based on a set of principles fully aligned with the Bank’s values. These principles guide and steer the actions of the Customer Service Department to ensure a responsible management model, based on the independence of the Bank’s other services, including a single criterion and approach for reaching decisions, legal compliance, efficient management, objective decision-making, mandatory compliance, and full cooperation.

Bankia has one bank-wide Customer Service Department. It deals with grievances and claims submitted by any natural or legal person in relation to the services provided by the Bank or its member companies, so that they can be resolved in full compliance with applicable law and regulations.

In particular, the department must: verify compliance with the duty to disclose information to customers on the existence of the customer service department, on the relevant deadlines for issuing a decision on grievances and claims and on providing forms so that users can submit their claim in the first place; ensure that claims and grievances are submitted, processed and resolved in accordance with the department’s rules and regulations; and ensure that deadlines are met and that the necessary information and documentation is duly provided on how customers can submit their claim or grievance to the relevant supervisory body, including how the matter is then handled and resolved.

The main initiatives and projects undertaken by Bankia’s Customer Service Department in 2019 were as follows:

•	continuing to shorten response times in accordance with applicable law and regulations and improving average times to resolution;

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•	implementing actions to reduce the volume of grievances and claims following the integration of BMN;

•	continuously reviewing procedures for handling grievances to ensure more consistent and reliable decisions and closer empathy for the customer’s stance;

•	implementing training actions related to legislative and case law changes.

The department aims to continue making IT enhancements to respond to the needs and preferences of digital customers and to improve communication models with internal and external customers in the interests of information transparency, among other objectives.

In 2020, the Customer Service Department will have to contend with new changes and developments in the case law, possibly including retroactive decisions on consumer contracts and regulatory changes pending approval.

Bankia views these challenges as an opportunity to improve the perceived quality of treatment that the Bank offers in the eyes of its customers. Highlights here include the implementation of various recommendations received through the Customer Service Department on matters such as information transparency (such as incorporating documentary accreditation of preliminary information on signing the digital tablet), the implementation of communications to customers on the preventive measures in place to avoid fraud in payment services, or improvements in the treatment of physical documentation.

	2019	2018
No. of complaints received from customers	43,206	54,366
No. of complaints accepted for investigation	41,304	51,823
No. of complaints resolved in favour of the customer	16,756	15,203
Total compensation paid for customer complaints (EUR million)	5.1	6.3
Average response time for accepted customer complaints	9.46 days	19.8 days

b.	Business model

Bankia’s business model reflects its strategic priorities, with the customer at the heart of the business. The priorities of the business model are improved positioning based on active listening, enhanced processes to provide an unrivalled response to the needs of customers and constant adaptation of distribution models to provide the best possible service.

People and technology are the pillars of the business and customer satisfaction is our key management objective in differentiating Bankia from its peers within the financial system.

Bankia’s distribution model reflects its focus on customer needs, where digitisation and innovation are making services and products increasingly accessible, more agile and easier than ever to use. Only through technology can we achieve the high levels of efficiency needed to ensure excellent and sustainable service.

Bankia’s distribution network is a multi-channel model that features a mixed system of face-to-face and remote service and support, allowing the Bank to constantly adapt to changing customer behaviours, depending on how they want to relate with their bank. The distribution model is flexible, quick to respond and personalised, allowing each customer to maintain the same contact person for all their affairs. Extending the use of digital media among customers is one of the objectives of the 2018-2020 Strategic Plan.

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Bankia’s business model is structured into seven main lines of business:

•	Retail Banking

•	Bankia Private Banking

•	Corporate Banking

•	Business Banking

•	Bankia Asset Management

•	Bancassurance

•	Real Estate Assets

STRUCTURE AND BUSINESS MAP

Total turnover

	2019	2018
Total market share in Spain[1]	9.97%	10.12%

1	Figures for September 2019. Source: Bank of Spain

Market share by autonomous region1

1	Figures for September 2019. Source: Bank of Spain

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Market shares

	2019	2018
Branches[2]	9.15%	8.69%
Mortgages	12.46%	13.23%
Loans to households	10.91%	11.47%
Household deposits	11.01%	11.22%
Card turnover[2]	11.79%	11.29%
Mutual funds	7.05%	6.55%
Individual pension plans	7.93%	8.17%
Risk insurance[2]	6.56%	6.53%

2	Figures for September each year. Source: Bank of Spain, Inverco and ICEA

Physical branches

2019
No. of universal (traditional) branches	1,656
No. of perimeter branches	374
No. of agile branches	125
No. of recovery centres (specialised in defaults and late payments)	29
No. of business centres	65
No. of Corporate Banking centres	3
No. of Private Banking branches	16

Multi-channel

2019
No. of Bankia Online users	3,217,298
No. of transactions completed through Bankia Online[1]	26,971,084
No. of business Internet users	191,190
No. of app users	2,881,310
No. of transactions completed through the Bankia app[1]	32,147,738
No. of Conecta con tu Experto branches	61
No. of +Valor branches	13

1.	More complete information is provided for 2019: equivalent to the volume of transactions completed for operations tagged in BOL, which are those that can be monitored through web analytics.

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ATM network

2019
No. of ATMs	5,361
No. of modernised ATMs installed during the year	358
No. of transactions completed through ATMs	268,454,631
No. of ATMs featuring NFC technology	4,494
No. of accessible ATMs (audio system)	5,080
No. of ATMs in sparsely populated areas	535

RETAIL BANKING

Retail Banking offers a wide range of borrowing and lending banking products under a universal banking model. It encompasses retail banking activity with individuals and legal persons with annual income of less than EUR 6 million. It aims to achieve satisfaction and loyalty among customers, providing them with added value in the products, services and advice we offer and in quality of care. It divides its customers into various segments, offering each segment customised service and support and tailored products and services, including end-to-end advice in response to their needs.

To improve this level of attention and personalisation, the portfolio model was evolved in 2019 to provide more customers with a personal manager: a financial advisor at the branch nearest to their home or workplace, a Conecta con Tu Experto (Connect with your Expert) personal manager, whom they can contact from any device, or a Bankia manager. In this way, the customer enjoys personalised management, close monitoring of their products, information of interest based on their preferences, bespoke advice and access to special promotions, while also able to contact their manager by phone and/or online.

The customer is free to choose how and when they want to deal with the Bank. This option to interact through different service models and channels is a Bankia hallmark and sets it apart from other financial institutions.

Depending on their specific needs, customers can choose:

•	Universal Branches: offering traditional face-to-face service.

•	Agile Branches: also intended for face-to-face dealings, these branches come with extended opening hours and are designed for rapid transactions.

•	Conecta con tu Experto (Connect with your Expert): offering remote customer service through the channel chosen by the customer, allowing them to arrange any product, even mortgage loans, and providing personalised advice always by the same manager and with the added benefit of longer opening hours.

•	+Valor Branches: offering access to products and services to less digitally-inclined customers, to gauge their needs and steer them toward the service model they are after.

2019
No. of Conecta con tu Experto customers	749,881
No. of +Valor customers	450,517
No. of Conecta con tu Experto specialised managers	571

New projects undertaken in 2019 include the Digital Management Office, which manages lending transactions received from digital influencers (including the Bankia portal). It allows the new online breed of customer to manage their financial needs via remote channels only.

Rounding off this comprehensive framework of customer relations are the services provided via the Bank’s digital channels: Bankia Online (BOL), Bankia App and Bankia Online Autónomos (BOLA) for the self-employed segment, all of which offer the utmost usability, contactability and customer orientation and provide a wealth of value-added services. Bankia has more than 3.7 million digital customers.

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The digital channel evolution plan was unveiled in 2019, incorporating new products and services to complete the range of products available via digital channels, notably car insurance, income and expense sorting app Personal Finance Management (PFM), which features customised alerts to help users manage the household economy and lets them add information on their accounts and spending, including accounts held at other Spanish banks; as well as online renting and the account transfer service, for those customers who want to transfer their account from another bank to Bankia and where Bankia managers take care of the entire process, including transfers and changing direct debit set-ups for income and bill payments associated with the account.

New features have been added to the app, such as the option to check your PIN, the SOS button to freeze your cards with just one click, and personalised management of contactless spending limits for in-store purchases using VISA cards. We have also improved the way payments are made abroad and international transfers and we have changed the messages users see for some of the services and features to make general improvements to the user experience when navigating the Bankia app.

Turning to investment products, Bankia Gestión Experta online is a discretionary and individualised investment fund management service, allowing customers to access the very best domestic and international investment funds, based on their preferences and investment objectives, with continuous monitoring of their investments. More than 150 portfolios are already under management since the online launch of the service in November 2019.

The recent arrival of our investment fund comparison tool, which analyses and compares the range of national funds with those of international fund managers, along with our new pension plan benefits simulator and our periodic fund contribution plans are further examples of the wide range of products and services available via digital channels for investment products.

Retail customer profile

2019
No. of active retail customers	7,386,168
No. of customers using financial advisory portfolios	2,243,345
No. of financial advisers	2,581

	Men	Women
Percentage of customers	48.3%	51.7%
Average customer age	49 years-old	51 years-old
Percentage of highly loyal customers	17.3%	13.6%

Main business initiatives with retail customers

Bankia’s relationship with customers takes shape through two value propositions, which are the result of ongoing dialogue with customers and which we use to feed their expectations and demands into the Bank’s commercial activities, with the aim of further improving satisfaction and loyalty and tailoring the range of products and services to market demands.

•	Así de facil (It’s that easy): Bankia’s new pledge to making day-to-day life easier for its customers by improving its relationship with customers in a bid to understand them better, offer them better services and financing options and make their lives easier. It includes a range of services available through all management channels, both face-to-face and online, to broaden the communication options between customer and manager, allow payments to be made via the method best suited to their needs (Bizum, Google Pay, Samsung Pay, Apple Pay or PayPal) and allow users to cancel products without incurring additional costs.

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•	Por ser Tú (As it’s you) programme: nearly 4.3 million retail customers now enjoy zero fees, and in recent years the Bank has continued to report higher numbers of new customers who have their salary or wages paid directly into their account. By 2020 this program will have evolved to include more and more customers, while continuing to offer excellent levels of customer experience and building profitable and sustainable relationships.

2019
Number of customers who pay no fees	4,266,441
No. of new direct deposits of salary and unemployment benefits acquired	439,443
Total number of customers who have their salary paid into their account	3,491,855
No. of new credit cards issued to retail customers under the zero-fees programme	608,373
No. of new debit cards issued to retail customers under the zero-fees program	711,340

When it comes to products and services for attracting customers, Bankia offers a wide range of products that cater to all customer profiles and are mindful of the close relationship between risk and return, including demand and term deposits and investment instruments such as mutual funds and pension plans.

Against a backdrop of negative interest rates, where it is increasingly difficult to make oneself noticed against all the other competitors, Bankia has brought added value to its range of products and services. For more traditional products, we have added emotional elements and/or ethical, environmental and/or social components to strengthen the bond between bank and customer, while also generating positive impacts on the communities and environments in which we operate. Notable examples here include: Bankia is the first “Dog Friendly” bank, with specific products and services within the “Dog Friendly Pack”; our basic payment offers zero fees for particularly vulnerable segments of society; zero fees on products for customers with a digital profile, such as Cuenta On and our accounts for the Mi Primera Cuenta and Cuenta Joven children and young adults segments; and investment funds with socially responsible investment criteria, such as the Bankia Futuro Sostenible family of funds or the Bankia Garantizado Valores Responsables fund.

Moving to investment funds, Bankia Gestión Experta has cemented its status as one of our most outstanding services, reaching assets under management of over EUR 3,400 million and offering high returns for all portfolio profiles. With this discretionary and individualised management service for mutual fund portfolios, our customers have access to the finest national and international investment funds.

With regard to financing products and services, there are two main lines at Bankia: consumer loans and mortgages.

When it comes to consumer loans, the Bank continues to improve its range of face-to-face, digital and hybrid marketing products so that customers have easy, simple and clear access to the financing they need, which is always tailored to their needs, risk profile and debt capacity. In 2019, new products have been incorporated and others consolidated, such as the salary advance under a pre-approved credit facility (of up to three payslips or EUR 6,000 at a term of up to 12 months) for customers who have their salary or pension paid directly into their account; the Préstamo On loan for ordinary consumer purposes and featuring sustainable criteria and price personalisation based on credit profile for customers with pre-approved loans, in line with the efforts now being made by the Bank to increase this type of financing.

For home loans, Bankia has prioritised the need to bring its mortgages in line with the legal requirements of the new Real Estate Credit Act. An example of this is the Bank’s early-bird commitment (three months ahead of schedule) of the new obligation upon banks to meet mortgage arrangement costs (notary or public registry expenses).

At Bankia, this change has not had the effect of pushing up customer fees; in fact quite the contrary. For instance, Bankia actually lowered its prices for its fixed rate mortgage, by offering a flat rate for customers, no matter the term of the mortgage. Nor has it meant that the products are now more complex or demanding. The Hipoteca ON mortgage has been created, allowing the entire process to be carried out without having to go to a branch, and the Hipoteca Sin Comisiones zero-fee mortgage has consolidated is status as one of the best on the market. In 2019, this mortgage accounted for 80% of total mortgage origination, which exceeded EUR 2,400 million.

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2019
Number of new mortgages arranged	25,223
No. of new mortgages arranged under the zero-fee programme	20,651
Volume of mortgages arranged (EUR million)	2,937
Volume of mortgages arranged under the zero-fee programme (EUR million)	2,402
Number of mortgage simulations run through bankia.es	877,060

Insurance and services

In the realm of insurance, intensive work was carried out in 2019 on the new insurance splitting service Iqual Tarifa Plana, which customers can use to group and split their policies into easy monthly instalments. This effectively provides the commercial network with a tool for retaining the current portfolio, while also enabling it to earn new insurance contracts, especially for policies with higher premiums (auto, health, funeral). It is currently available at a limited number of pilot branches and is expected to be available to the entire commercial network in the early months of 2020.

As part of the Bank’s digitisation process, developments have been made to allow customers to take out their policies via digital channels (BOL and Bankia App), while auto insurance will soon be available from May 2019. Meanwhile, home insurance and single premium personal loan repayment insurance have been heavily developed and enhanced, both now in the testing phase and expected to be available in the first quarter of 2020.

Our new home insurance policy is also available. Not only is it easier than ever to arrange, it now includes new features, such as technology all-risk and platinum home insurance, as well as a specific modality — much more basic and affordable— known as Hogar Tú Eliges.

Further highlights include the improvements made to our securities service. As of 1 January, a new flat rate for buying and selling national securities is now available through Bankia Online and Bankia App, which is more competitive than ever and reinforces Bankia’s image as a modern and fully digitised bank.

Lastly, 2019 was a very active year for Bankia in bringing existing tariffs and rates in line with new market conditions.

Payment methods

Within the range of banking services, payment methods continued to grow throughout 2019, as shown by the business figures achieved, which revealed an increase in the number of Bankia credit and debit cards in circulation, in-store billing volume and high levels of online buying.

2019
Total number of cards issued (millions)	9.31
Total number of contactless cards (millions)	7.16
Amount of card billing for e-commerce (EUR million)	3,434.9
Total number of POS terminals	170,327
Total number of Bankia Wallet app downloads	712,411

Mobile payments really took off in 2019. Over 660,000 customers already have their cards linked to one of the platforms available at Bankia: Bankia Wallet, Apple Pay, Samsung Pay and Google Pay. This mobile technology now accounts for 6.6% of total card purchases.

Meanwhile, the agreement reached with PayPal has continued to perform admirably and customers who have linked their PayPal account through Bankia now account for 11% of total PayPal purchases made with Bankia cards and this is steadily on the rise.

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As for Bizum, Bankia has 780,000 users who can send and receive money just by knowing the mobile phone number of the other user, who now number around 6 million. Furthermore, e-commerce payment with Bizum has now been added as a new simple and secure payment method.

A key regulatory development has been the entry into force of the Payment Services Directive (PSD2), which aims to improve security and strengthen the level of consumer protection by increasing PIN transactions for in-store purchases. Purchases below EUR 20 are authorised with no authentication required, subject to a maximum of EUR 150 for consecutive transactions without entering a PIN. Once this limit has been reached, the next transaction must be validated with a PIN.

As for e-commerce, new forms of strong authentication will be introduced over the course of 2020, combining the use of biometrics with other authentication methods as a further security measure, while also helping to create a good user shopping experience.

Bankia also offers an immediate transfer service, allowing customers to transfer up to EUR 15,000 to another account in Spain in a matter of seconds. This service has seen a steady increase in users and already accounts for 54% of all transfers made at the Bank.

BANKIA PRIVATE BANKING

Early 2019 was a difficult time for the investment market, as the previous year had seen negative returns across nearly all investor portfolio assets. Against this backdrop, it has become more important than ever to enhance the value of the advice and portfolio management services provided by Bankia Private Banking (BPB).

Thanks to its personalised advice, customers have been able to recover lost returns and generate very attractive results, all fully adapted to their risk profile. Interest rates have fallen to levels that were not expected when the year began, generating considerable revaluations in the most conservative profiles in response to the significant rise in yields on fixed income securities; and equities also fared well over the period. However, this welcome situation for well-diversified investors has meant a change of fortunes for more traditional savers, seeing as though interest rates and therefore returns have fallen on the bank deposits available to savers.

BPB has focused its efforts on providing customers with a full range of investments to alleviate this situation: open architecture when it comes to investment funds, management of multi-asset portfolios, continuous offer of structured bonds and different private equity options for customers who have the right profile.

Bankia Private Banking has also developed products related to responsible and sustainable investment. The new breed of investor is not only concerned about diversification by geography, currency, and so forth, when making a decision on where to invest, but also looks to incorporate sustainable investment issues, extra- financial considerations and specific topics that can command significant returns, such as the environment, climate, technology and innovation, and demographics, among others. In response to this demand, which represents a clear business opportunity, the Bankia Megatendencias fund was launched for Bankia Private Banking customers.

Business volume increased significantly throughout 2019, the customer experience improved, advice was given to a larger number of customers, and many customers were invited to join Private Banking without having to shift their position at the commercial branch network.

Bankia Private Banking has continued its geographical expansion by opening a new branch on the Canary Islands. It has also moved its headquarters to Calle Marqués de Villamejor 7, in Madrid, next to Plaza 53, Bankia’s flagship building.

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2019
Total number of Bankia Private Banking customers	10,628
No. of portfolios	7,938
Business volume (EUR million)	7,313
No. of managers	83

The challenge for 2020 is now to improve systems to provide more complete and even higher quality information, while developing new platforms to launch more specialised investment services as part of the wider portfolio management service. Meanwhile, the Bank will continue to develop specialised products and services to offer customers the very best advice and service and command the best returns on their investments.

BUSINESS BANKING

Another of Bankia’s strategic areas is business banking. The customers we support range from small and medium businesses to large corporations.

In 2019, the Bank continued to demonstrate its firm commitment to financing Spain’s whole business fabric.

We achieved a market share of 7.83%, an increase of 41 bp in the year.

The entity signed EUR 17,042 million in loans to the self-employed, SMEs and large companies through 47,155 transactions.

Self-employed and retailers

These priority segments require specific expertise and monitoring so that we can identify and understand their needs and meet them effectively. We increased the number of specialised managers who call on clients at their own workplaces, raising service quality and client loyalty.

Our specialists focus on different areas: SME managers deal with businesses with annual revenue of over one million euros; general business managers cater to clients that turn over up to one million euros a year; some branch managers focus on private individuals and other business customers; and some managers specialise in finance for retailers in shopping districts.

Self-employed customers continue to benefit from the Por Ser Tú programme, which has enabled more than 270,000 customers to get free banking on all their accounts in exchange for meeting a few easily satisfied requirements.

Customer service for self-employed customers is also provided through Conecta con tu Experto. At year-end 2019, the platform had a user base of 46,301 self-employed customers.

2019
No. of self-employed customers	533,738
No. of self-employed customers in the free banking programme	273,447
Financing granted to self-employed customers (millions of euros)	230.2
Market share of self-employed customers	16.20%

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Card payment processing and e-commerce

Revenue from card payment processing for retail merchants rose by 12.8%, and the number of merchants using our service grew steadily.

Bankia’s retail merchant clients get value-added services that increase their sales from year to year: Divisa Elección currency choice service and CrediTPV terminals. In 2019, CrediTPV added an option for self- employed and corporate merchants to draw on their credit accounts using Bankia’s online services.

We enhanced customer service by making our support specialised: for virtual point-of-sale terminals and PC technical solutions on one hand, and for conventional point-of-sale terminals on the other. Both services are attracting high levels of branch office and customer use.

In the e-commerce segment, revenue rose 22%, growing faster than bricks-and-mortar. We are now adapting to Payment Services Directive II requirements to offer merchants a robust frictionless solution that maximises transaction completion.

SMEs

In 2019 we continued to work towards becoming the bank of choice for small and medium-sized enterprises.

One of our main efforts is to provide SMEs with the funds they need to get their projects off the ground, and we have achieved a large increase in the volume of approved credit. This year, we closed SME deals for a combined total of EUR 3,456 million.

We rolled out new products and initiatives tailored to SMEs, such as cyber risk insurance and Bankia Forward, providing conferences and events to help SMEs and the self-employed move forward on the path to innovation and growth. Activities such as our ADN Pymes-La neurona event have proved extremely popular, serving as a meeting point for leading SMEs in a range of different industries.

In 2019, we re-segmented our customer base. Customers billing more than EUR 6 million were migrated to Business Banking to optimise Bankia’s SME business and improve the sizing of the advisory service. We now have more managers specialising in SMEs – being on the frontline, they are closest to the customer and can accurately identify their needs and offer the right support.

2019
No. of SME customers	201,423
No. of SME customers in the free banking programme	44,553
Market share of SME segment	13.30%
Financing granted to SMEs (EUR millions)	3,456
Total number of specialised SME managers	259

Farmers

Bankia is committed to sustainably supporting farmers, a strategic group. 374 of our branches have a resident agricultural expert who advises farmers on the best financial solutions available. In 2019, we implemented a new agricultural support structure by posting farming experts to 6 of our 12 regional head offices where business with farmers is most significant.

The teams that specialise in banking for farmers advise, support and promote farming businesses within their regions to provide expert personalised service for each specific type of crop. This approach enhances the quality of customer service and effectively tracks the farming cycle by tailoring the Bank’s financial solutions to the real needs of the specific farm. Each kind of crop or livestock requires a specific solution. Our experts seek out the right arrangement: for example, in the face of adverse weather or pest events that damage a harvest our customers are advised on how to cover the cost, plan for future growing seasons and find the right farming insurance in the light of risks and impacts.

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2019
No. of agriculture customers (business activity)	67,030
No. of agriculture customers in the free banking programme	32,778
Financing granted (EUR millions)	4,265.08
Total number of managers specialising in agriculture customers	381

The farming segment continues to benefit from the Por ser tú programme, which enables 48.9% of customers in the agricultural sector to get free banking on all their accounts in exchange for meeting a few easily satisfied requirements: setting up standing orders for social security, taxes and farm subsidies.

Bankia also advises farmers on Common Agricultural Policy subsidies and helps them process applications. Customers can apply for subsidies in any of the Autonomous Communities where Bankia has branches specialising in the agricultural sector. This service will soon be extended with the launch of a subsidy search engine tailored to the customer’s profile. We have streamlined our processes for granting advances on upcoming subsidies so that customers can draw on the funds immediately.

Bankia Empresas

Bankia Empresas cemented its value proposition in 2019 by focusing on customer satisfaction with the Bank. Our product experts provide high quality comprehensive coverage for customers’ day-to-day needs, tailoring financial schemes to their business plans and providing certainty, responsiveness, advice and support for businesses’ financial planning.

In the closing quarter of 2019, we evolved our service model facing the business segment by reclassifying companies with more than EUR 6 million in revenue to our specialist business and corporate banking networks. These companies were offered migration and advice with specialised business banking managers to better serve their needs.

2019
Total number of business banking customers	29,697
Total number of managers specialising in business banking	216
Penetration rate in business banking	39%
Volume of credit granted (completed transactions) to business customers (EUR millions)	12,629
Volume of customer funds managed in Business Banking (EUR millions)	5,370

Bankia provides service to Corporate Banking customers via a robust specialised structure, with a wide- ranging product catalogue, services tailored to the needs of large corporations, risk pre-classification through financial programmes, comprehensive coverage of the business and optimal transactional services.

Companies were cautious in their expenditures over the year and non-banking sources of finance are increasingly tough competitors. However, Bankia achieved a strong increase in the balance of its credit granted to Corporate Banking customers and in its market share.

2019
Stock of loans granted to Corporate Banking customers (EUR million)	16,963

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Bankia Empresas continues to improve its product and service offering. In 2019, Soluciona Empresas added three new tools to the existing ten to continue providing value-added services to customers and non- customers. Two of the new tools are part of Bankia’s commitment to the sustainability of the business fabric:

1.	Radar Bankia Forward offers content on innovation and industry trends to inspire companies to discover new opportunities to innovate in their business models.

2.	Certifica helps companies identify suitable voluntary certifications - often in the field of energy and environmental management - so that they can optimise their internal processes.

3.	Eficiencia Energética detects energy improvements in gas and electricity consumption and evaluates options to optimise systems for energy efficiency.

At Bankia Renting, operations have been digitised through a simulator available to business customers and non-customers and to individuals. This forward step helped us double our volume in 2019 with respect to last year.

Bankia cemented its leadership in managing payments for business customers, with a high market share of immediate transfers.

In December 2019 we opened new representative office in Casablanca, Morocco. The move is part of Bankia’s strategy to support our customers’ foreign trade in key markets. The Bank also has overseas offices in Havana and Shanghai. Our overseas offices do not offer lending or banking services and hence do not contribute revenue to Bankia; rather, their role is to support and advise business customers and channel the flows of their international operations.

In foreign trade, Bankia worked closely on the communications plan of the Spanish Export Credit Agency (CESCE) in raising awareness of its risk mitigation hedges at conferences and events with customers. This enabled us to identify a large number of export business opportunities. These hedging arrangements optimised customers’ credit risk with less capital consumption while enhancing customers’ funds under management in the course of these deals. Over the year, we completed more than 40 transactions for a total value of over EUR 80 million, while enhancing customer loyalty with value-added services.

A highlight of our cooperation with government bodies was our partnership with the Instituto de Crédito Oficial (ICO), Spain’s State lender. Bankia is the market leader in marketing the ICO Exportadores export finance line, with a market share of 70.34% in the year and total credit granted of EUR 747 million. Hence the Bank provides significant support to its customers’ export business. Bankia is the second largest bank in terms of financing granted to Spanish businesses through ICO-backed credit lines as a whole, with powerful growth of 29% with respect to 2018.

In mediation with multilateral organisations, Bankia has a strong presence in project finance funded by the European Investment Bank through the EIB SME, mid-caps and agro-food financing lines, which offer customers competitive prices. In 2019, we continued to market the new EIF Innovfin financing line, launched in mid-2018. The initiative finances innovation projects in partnership with the European Investment Fund (EIF). Over the year, we granted EUR 127 million of financing.

2019 also saw the launch of the “EIB Youth Employment” line, which a strong social component: we finance companies that create jobs for young people, thus providing strong support to this segment.

In support of green financing, we launched a line aimed at the hotels and hospitality industry to fund investment in energy saving technologies or use of renewable energy sources. Financiación Sostenible-Sector Hotelero is partly funded by the EIB and hence offers especially attractive terms.

In 2019, Bankia created a new business unit specialising in sustainable financing as part of our firm commitment to sustainability and the environment. With an end-to-end, cross-cutting approach, we rolled out an internal project that brings together efforts and initiatives across different areas of the Bank in terms of products, risks and information systems, with the goal of taking the lead in the field of sustainable financing.

To further improve its unique range of sustainable financing products and services, in 2019 Bankia signed a pioneering agreement with the EIB to co-finance the construction of near-zero-energy housing in Spain. Bankia allocated EUR 207 million to finance projects certified by an independent agency. Under this agreement, people who decide to purchase these homes will enjoy special financing conditions through the ‘green mortgages’ offered by Bankia, with favourable financing conditions from the EIB, which can knock up to 0.25% off the final interest rate. We extended 9 developer loans for a total value of EUR 207 million.

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Bankia’s product catalogue also includes financing solutions tailored to sustainability-conscious individuals and businesses, promoting responsible use of resources and helping to mitigate climate change.

INVESTMENT BANKING

Corporate finance

In 2019, we reinforced our origination, structuring and specialised asset placement capabilities to attract alternative investment and enter the non-bank financing space. This supplements Bankia’s traditional financial services for corporations and small and medium businesses. Hence fixed-income origination, market-making, debt advisory, mergers and acquisitions and special transactions were brought together within the Corporate Finance division.

Bankia was the book runner for 17 bond issues by Spanish companies and government bodies, placing EUR 8,650 million of debt among domestic and international institutional investors. Highlights included large public issues aimed at the entire market, such as the multi-tranche bond issue by Abertis in March and July and the deals signaling the return to the capital markets of Autonomous Communities such as Castilla y León and the Balearic Islands. As to private placements, we led attractive deals - several of them in a sustainable format - for customers such as the Autonomous Community of Madrid, the Principality of Asturias, ACS and Acciona.

In financial advisory services, the M&A and alternative financing teams were highly active, closing 5 deals in the renewable energy, nursing home, railway equipment leasing and food sectors, and successfully structuring and placing long-term debt tranches in acquisition financing transactions for international institutional investors.

Derivatives

In April 2019, Bankia registered as a member of the Madrid Stock Exchange, Barcelona Stock Exchange, Valencia Stock Exchange, Latin American Stock Market (LATIBEX) and the Spanish Alternative Stock Market (MAB) after successfully meeting the relevant corporate, documentary and technical adequacy requirements.

This enables us to send our customers’ domestic market securities buy and sell orders directly to the exchange, dispensing with outside brokerage services. Bankia thus enhanced its services to customers, offering closer cooperation by directly executing all processes in the value chain in the field of national equity securities: trading, execution, clearing, settlement and custody.

Special loans

The Bank took part in more than 100 syndicated loan transactions in 2019. We continue to be a leading bank in this mode of project finance and a benchmark in financing infrastructure and renewable energy ventures. Bankia contributed to financing 1,527 MW of renewable energy, including wind, photovoltaic and solar thermal projects, extending credit of EUR 276 million.

In acquisition finance, in 2019 Bankia led the structuring and underwriting of deals to acquire medium-sized companies. We positioned ourselves as the benchmark financial institution for banking services to this customer segment.

Property finance

Bankia actively financed residential and non-residential property transactions (shopping centres, offices, student halls of residence, etc.).

As to residential assets, Bankia strengthened its strategy of working with the leading Spanish developers in the sector. We financed the construction of more than 3,500 homes throughout Spain in 2019, as well as several built-to-rent projects.

In non-residential property, we financed projects in the shopping centre, hotel, office, student hall of residence and logistics sectors.

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BANKIA ASSET MANAGEMENT

Bankia Asset Management (Bankia AM) is the trade name that encompasses all Bankia’s collective management activities, including portfolio and asset management for retail and institutional clients.

Bankia bolstered the Bankia AM outfit in 2019 with hires to the Investment and Sales teams. Bankia AM is structured into two divisions. Global Investment handles all investment activities, including investment funds, employer-sponsored and individual pension plans, open-ended collective investment schemes (SICAVs) and portfolio management. The Sales division, for its part, caters to fund and pension plan unitholders to support the Bank’s after-sales service.

Bankia Fondos

Bankia Fondos manages investment funds and open-ended collective investment schemes (SICAVs).

In the current scenario of low interest rates, investment funds are one of the main tools investors and savers can use to find attractive returns. 2019 was an excellent year for investment funds: almost all asset classes contributed positively to portfolio returns.

Bankia Fondos’ products and services, as medium- and long-term investment catalysts, offer several advantages: To be able to access a wide range of commercial offers that allow us to find the product that best suits the needs and expectations of each investor, to access a broad portfolio of assets, allowing us to diversify risks, to generate lower transaction costs for the participant and to have a professional management team specialized in making investment decisions, which results in better returns.

In 2019, Bankia pass the EUR 19 billion mark in assets under management in investment funds, having added EUR 2,639 million euros last year. Bankia ended the year as the industry leader in net fundraising after attracting EUR 1,543 million. We now manage funds for more than 368,000 investment fund unitholders.

2019
Total number of investment fund unitholders	368,692
Volume of assets under management in investment funds (EUR million)	19,497

Over the year as a whole, Bankia Fondos grew 15.7%, well above the industry average, which was 7.4%.

As a result of this strong performance in 2019, Bankia Fondos enlarged its market share by 50 basis points to 7.05%. Bankia AM thus entrenched its position as the fourth-largest domestic manager in the Inverco league table.

Much of this growth was driven by the new Bankia Gestión Experta portfolio management service. This service manages customers’ assets according to their investment profile through a diversified portfolio of investment funds that adapt to market opportunities at each given time. Since its launch via the marketing network, Bankia Gestión Experta had total assets under management of EUR 3,433 million across 80,420 portfolios, becoming the most in-demand product/service for customers in the collective investment domain.

Strong returns were achieved by the four types of Bankia Gestión Experta portfolio: we ended the year with returns of 5.94% for the “peace of mind” portfolio, 10.62% for the “balanced” portfolio, 15.74% for the “growth” portfolio and 19.42% for the “advanced” portfolio.

Bankia Gestión Experta is also available through Bankia Online and the Bankia mobile app: customers can sign up the service with a starting investment of just EUR 1,000. Customers can track their investment at all times over our online channels.

Another mainstay of the business is risk-profiled funds. These fund ranges offer different risk levels so that customers can determine their risk aversion and choose the product that best suits their profile accordingly. Three features are common to all risk-profiled funds: global investment universe, wide diversification and flexible management.

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At Bankia there are two ranges of risk-profiled funds: Bankia Evolución and Bankia Soy Así, each made up of three funds for three risk profiles: conservative, moderate and dynamic.

At year-end, they had assets under management totaling EUR 8.5 billion, or 43.6% of total assets.

Socially Responsible Investing (SRI) according to environmental, social and governance (ESG) criteria is another area of collective investment to which Bankia is strongly committed. Socially responsible investment embraces environmental, social and governance criteria within the decision-making process, supplementing the traditional financial criteria of liquidity, return and risk.

In 2019, Bankia Fondos expanded its SRI product offering with the launch of Bankia Mixto Futuro Sostenible, a mixed fund that invests up to 30% of its portfolio in equities and seeks a positive impact on six of the UN’s Sustainable Development Goals (SDGs): end poverty, zero hunger, health and well-being, clean water and sanitation, decent work and economic growth and climate action.

In 2020, Bankia Fondos will continue its commitment to improving products and services under standards of prudence and risk control, focusing on three key topics in the current environment: widening the portfolio management service, strengthening and promoting socially responsible investing, and providing the tools for customers to continue choosing the best products and services.

Bankia Pensiones

Bankia manages assets worth EUR 8,243 million across individual, employer and associated pension plans to preserve and increase retirement savings. We have a wide range of plans that can be tailored to all timelines and investment profiles.

To widen our range of savings products, we launched VIVE plans during the year: Bankia Soy de los 60, Bankia Soy de los 70 y Bankia Soy de los 80. Life-cycle pension plans offer customers a financial solution in line with their current age. The plans are managed so that the risk of the investment portfolio adjusts as the product’s maturity approaches, i.e., the customer’s retirement age.

Fund capture in individual plans was driven forward by the launch of three guaranteed pension plans: Bankia Protegido Rentas Premium XI, Bankia Protegido Rentas Premium XII and Bankia Protegido Rentas Premium XIV, with total assets under management of EUR 45 million.

A new benefit simulator came online in 2019 to further improve service by enabling customers to analyse different methods of collecting benefits from their pension plan. The tool lets you view the after-tax results, and by default indicates the redemption method that optimises your return.

Financial year 2019 brought forth excellent returns on all Bankia Pensiones products. A conservative pension plan such as Bankia Moderado achieved an annual return of 5.57%, while an equity pension plan such as Bankia Bolsa Internacional made a return of 21.55% over the year.

At year-end 2019, our market share in individual pension plans was 7.93%.

2019
Total number of pension plan unitholders	856,141
Volume of assets under management in pension plans (EUR million)	8,243

Since 2018, Bankia Pensiones has in place a Socially Responsible Investing Policy that applies to all products and assets managed by us. The goal is to establish a frame of action guided by environmental, social and governance (ESG) principles for investments approved by Bankia Pensiones.

The strategy is concerned to comply with the United Nations Principles for Responsible Investment, excluding companies that are not considered “best in class” or are involved in controversial activities. The topics assessed take into account the 10 Principles of the United Nations Global Compact, as they are a common, globally recognised framework for all sectors and covering specific issues of human rights, labour standards, environmental management and the fight against corruption.

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Commitment to responsible management

The asset management business plays a key role in channeling capital flows to sectors and companies that contribute to a more sustainable economy, from an environmental, social and governance (ESG) point of view.

Bankia AM remains committed to Socially Responsible Investing (SRI) and continues to work to integrate non-financial criteria with investment decisions and risk management, to fight climate change and contribute to the United Nations Sustainable Development Goals as key objectives.

2019
Volume of assets of employment funds managed under Socially Responsible Investing criteria (EUR million)	880

Bankia’s asset management division is serious about its ability to influence decision-making at the companies we invest in. We use our voting power and direct contact to set up an active dialogue and raise the profile of our investees’ ESG practices.

Therefore, Bankia AM is widening its frame of action in proxy voting beyond statutory requirements. It also seeks engagement with companies and their management teams to influence their decision-making in the environmental, social and governance domains.

Regulatory pressure is driving financial institutions – and asset managers specifically – to consider non- financial risks as a further element of the risk-return dichotomy within investment decision-making.

A key project in Bankia AM’s Strategic Plan is to deploy responsible and sustainable management. In order to undertake these far-reaching and complex changes, the management company is assisted by a specialised consultant who will support the process of transformation towards an integrated model of sustainable management: governance, non-financial risk management (ESG criteria) and development of investment solutions.

More and more investors are considering socially responsible investing and incorporating ESG considerations to their investment decisions as key elements in selecting products to invest in. That is why we have launched Bankia Futuro Sostenible, a product range that provides customers with responsible and innovative investment solutions.

Hence in 2017 we rolled out the first impact-driven thematic fund in Spain that pursues the Sustainable Development Goals (SDGs): the Bankia Futuro Sostenible equity fund, which already has EUR 24 million under management. In 2019, we launched our hybrid fund for conservative risk-profiled customers, Bankia Mixto Futuro Sostenible, which now has EUR 7.5 million under management. The fund invests in equities, social-impact bonds, green bonds, sovereign bonds and bonds issued by companies that have a positive impact towards our sustainability goals.

In 2019, it also launched Bankia Valores Responsables, which guarantees 100% of the investment at maturity plus a payout of 0.15% annually, in addition to the upside potential of a basket of sustainable equities selected under the “best in class” criterion.

Reflecting our commitment to socially responsible products as a way to create value for investors, the environment and the wider community – while doing so sustainably and with our eyes on the future – Bankia Fondos is on Citywire’s Avant-gardist list as one of the 36 most advanced fund management firms in applying ESG criteria, mainly as a result of pioneering our Bankia Futuro Sostenible fund.

Bankia AM has created a cross-cutting ESG Coordination Committee that encompasses the management firm’s multidisciplinary teams, meeting monthly. The Committee’s functions are to coordinate Bankia AM’s ESG project, conduct product analysis, identify opportunities, evaluate the business environment in terms of ESG, and make ESG-filtered investment decisions, thus providing a forum for discussion of publications and developments in the field.

In line with compliance with the rules of conduct (resources and experience) and the fiduciary duty of the management firm, and taking into account the cross-cutting scope of socially responsible investing, a Training Plan was introduced, with a twofold purpose: to gradually certify our experts to the ESG analyst standard by EFFAS (CESGA), mainly focusing on the risk and investment management teams, and to plan more general internal ESG training for other employees.

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As initiatives for dissemination and collaboration with stakeholders, Bankia AM attended debates and trade forums, such as the Spainsif Annual Meeting, held this year at Bankia’s headquarters, and Citiwire. Bankia AM is a member of the Inverco ESG working group, alongside other asset management companies.

For the next few years, the challenges that Bankia AM will face include: to evaluate the need for organisational changes and functions of Bankia AM’s departments and units; to update internal policies and procedures to move forward with the integration of ESG topics; alignment with regulatory requirements; adherence to international standards; and the launch of new socially responsible products.

BANCASSURANCE

As a strategic line of business, Bankia has a bancassurance division that sells life and general insurance and provides specialised support to the Bank’s network in the areas of risks to individuals (life, home, car, health and savings) and businesses (commercial, credit insurance, civil liability and multi-risk).

The integration of BMN in 2018 required a significant effort to incorporate processes, operations and supply chains that needed to be standardised. As a result, in 2019 the two bancassurance operators were integrated, with BMN Mediación merging with Bankia Mediación.

At the business level, several actions provided the branch network with suitable tools for selling insurance. Highlights included forward steps in marketing systems for home insurance and in car and health insurance portfolio maintenance.

In 2019, we launched the first fully digital operation in the vehicle sector, letting customers simulate and arrange their car insurance directly on the Bankia website.

We started to market new insurance products to widen the Bank’s catalogue, specifically for residential property owners’ associations, leisure boats and farm machinery.

In 2020, priorities focus on increasing insurance by penetration leveraging Bankia customer loyalty, embracing individuals and businesses; improving commercial dynamics within teams, enhancing online insurance signups in various household-related domains, and bolstering commercial tools and actions to increase Bankia employee productivity in this area.

As to the performance of the insurance business in 2019, net premiums issued came to EUR 530 million, thanks to the 23% rise in new production.

New production was highly significant in life assurance and household -related insurance, growing 23.6% and 28.7%, respectively, versus 2018. In 2019, we also made a strong bid to increase business insurance, the standout areas being civil liability credit insurance (+28% and +59%, respectively).

At 31 December 2019, there were almost 2.6 million policies in force and mathematical life savings provisions amounted to EUR 5,770 million.

2019
Number of bancassurance risk and savings customers	1,605,286
Total number of risk and savings policies in effect	2,576,529
Net premiums issued (EUR millions)	530

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PROPERTY

Bankia’s property divestment programme requires extensive industry knowledge and professional management. Our main goal is to obtain the highest possible return, clean up the balance sheet and support our share price, in accordance with regulators’ requirements.

All repossessed assets are managed and marketed through Haya Real Estate, which is responsible for technical maintenance and all commercial activities (customer service, dealing with brokers, presence at events, publication of offers, etc.).

Since its creation in May 2016, the mission of the Property Management division is to reduce the balance committed to strategic plans for problem assets while minimising impact on profit or loss, by coordinating sales and bundling assets that can be placed outside the retail circuit.

We have therefore improved information quality, made our stock more transparent, and partnered with other areas of the Bank to speed up the sale of newly repossessed property.

At 31 December 2019, this business had brought in EUR 808 million, with the sale of 9,946 properties, including 7,399 housing units.

c.	Innovation and digitalisation

For Bankia, innovation is a lever that supports the entire organisation, generating new business models and helping us to develop products and services that make customers’ lives easier, while seeking profitability and sustainable development for the Bank and enabling it to contribute to society and the environment.

Innovation has a direct or indirect presence in all the Bank’s projects and all areas, from people management through customer relations to the development of management models and new value-added services.

Bankia’s Innovation and Cyber Security corporate division is developing a Teacher Innovation Plan. Most innovation challenges arise from our analysis of trends and the competition: Artificial Intelligence, Chatbots, Virtual Assistants, Roboadvisoring, Robo4Advisoring, Agile, Neo-banking, Payments, P2P Lending, etc. are areas we have examined and in many cases decided to explore, scaling throughout the whole organisation.

Blockchain, IoT, 5G, Quantum Computing, advanced AI and NLP, or digital ethics are still technologies and trends we continue to study so as to understand their implications for Bankia and their consequences for other sectors.

The ongoing emergence of new technologies and their related evolved forms means that the innovation team must work constantly to identify trends and new challenges facing areas of interest to the Bank.

Key projects backed by Bankia in 2019 include start-ups that aim to create new ventures in the banking domain, support for fintech companies via investment products, new customer communication models that improve the Bank’s responsiveness and performance, and use of new technologies – such as the blockchain– in the sustainable development of innovative projects.

Bankia Fintech by Innsomnia

The project promoted by Bankia and managed by Innsomnia, “Bankia Fintech by Innsomnia”, has emerged as the largest open innovation center in Spain. The venture is a benchmark in its innovative approach and its success in its structured efforts to promote start-ups.

Bankia Fintech by Innsomnia, founded in 2016 as a start-up incubator and accelerator, creates solutions for strategic business segments such as SMEs and the self-employed.

From its headquarters in the Marina Real in Valencia, in 2019 Bankia Fintech widened its reach by opening a new office in central Madrid. Its ongoing programmes include specific mentoring tailored to the technological and business development needs of the project in hand. The company also has twofold support from Innsomnia in the form of successful senior mentors in the fintech field.

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Bankia Fintech by Innsomnia has so far issued five domestic and international requests for proposals. With a total of 493 applications submitted and 65 domestic and international projects selected for development.

The goal of the programme is to encourage a model of partnership between startups and Bankia to rise to strategic challenges, facing technological change as an opportunity and developing proofs of concept and minimum viable products that can be incorporated into the production and management of the Bank.

For seven months, the Bank’s innovation and business teams are involved in the development of the project, culminating in the “Partners Day” ceremony with the presentation of results that are decisive for continuity.

In terms of investment, Bankia has created Bankia Fintech Venture, a fund through which we shall invest up to EUR 20 million over a period of five years in fintech projects developed by financial start-ups.

The launch of this tool will enable many emerging companies to make their initiatives a reality and partner with the Bank in the development of new services for customers. The platform will channel their financing needs by enabling them to implement services relating to innovation and technology, which are highly complementary to Bankia’s core business.

Bankia, the first Spanish bank with an official WhatsApp account

To provide the best possible service to our customers, one of the innovations introduced by the company this year was availability on WhatsApp.

Bankia opened the first official account for a bank in Spain on this platform so that our customers can contact us in an easy and straightforward way. At first, the Bank will handle queries on mortgages, but our goal is to widen the service offered on this channel and cover other products.

Bankia’s WhatsApp channel is a customer service channel and will not be used to contact customers or send them unsolicited advertising or messages.

Talk to Bankia using Google Assistant

On the other hand, Bankia adapts and uses natural language processing technology to transcribe what the user is saying into text. This simplifies direct communication with the customer. Google Assistant understands the user’s query and offers the answer in natural language using an artificial intelligence system.

This service is now available to any user, including non-customers. You can locate branches and cash machines nearby or at a certain address or location simply by asking Bankia over Google Assistant. Google Assistant locates the nearest office or cash machine and links to Google Maps for directions.

Bankia works to reduce carbon emissions

Innovation is one of the key catalysts of Bankia’s commitment to help improve society and the environment. The Innovation and Cybersecurity corporate division ran several initiatives relating to the Sustainable Development Goals (SDGs): the highlight was a platform in support of reducing greenhouse gas (GHG) emissions.

In partnership with Aenor and Everis Ingeniería, the Bank unveiled a project at the UN climate change conference (COP25) in Madrid to create a national carbon credit generation and trading exchange. The platform enables individuals and companies who want to offset their carbon footprint to access carbon credits generated by national projects.

Bankia’s contribution to the project is its Stockmind asset tokenisation platform, which uses blockchain technology to create an incorruptible ledger that prevents double counting of GHG emission reductions, thus providing transparency to the process of trading and offsetting verified credits.

In addition to being a financial intermediary and the provider of the carbon marketplace tool, Bankia can create specific financial products for developers who support the energy transition through emission reduction projects in Spain.

Thanks to the momentum of this innovative project, the World Bank has inducted Bankia into its Advisory Group to lay the foundations for an international voluntary market in carbon credits.

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Bankia’s initiative is expected to be operational and officially launched next May 2020 at the Innovation4Climate event to be held in Barcelona.

Bankia promotes blockchain initiatives in partnership with Bankia Fintech startups

Digital assets are an increasingly important part of our wealth, especially in younger generations who are living new experiences that connect directly with their emotions.

Among the projects presented in response to requests for proposals launched by Bankia Fintech by Innsomnia, a highlight is our partnership with DoNext, a tech startup, to develop apps for collectors and for sharing experiences. For this project, we used asset tokenisation technology through Stockmind, a blockchain-based technology platform that Bankia offers free of charge to startups and corporate clients. Stockmind enables customers to create their own digital currencies and tokens for use in proof of concept and innovation projects Bankia provides the platform as an open innovation tool to access innovation opportunities and projects.

A token is a digital currency created using blockchain technology. Unlike crypto-currencies, tokens are created and backed by a specific business to represent ownership of an asset, such as bonds, money or real property. Tokens enable transfer of ownership of the asset they represent and trading on digital markets.

PROJECTS DRIVING THE BANK’S DIGITAL TRANSFORMATION PROCESS

Bankia is constantly striving to improve the way it interacts with its customers. We use cutting-edge technological solutions, evolve our business and transform our processes.

The Digital Transformation and Strategy division has launched major initiatives requiring close cooperation across Bank departments.

To transform spaces for customer interactions, Bankia created a new branch office template equipped with the latest technology and new collaborative spaces. Called Plaza 53 and located in Madrid’s Calle Serrano, it is now the Bank’s flagship branch office.

Plaza 53 supports digitalization by providing customers with simple devices that enable them to manage their banking according to their own preferences. The customer experience and learning curve is supported by an expert team. Customers have available collaborative spaces that accommodate new ways of working and provide a venue for companies and individuals to host events and meetings. The Bank’s highly qualified advisers support customers’ financial decision-making. In 2020, Bankia will continue plans to extend this branch office template to other key areas.

Over the year, the Bank started to equip the branch network with advanced devices, IT systems, tablets and totems to enable customers to handle their banking requirements independently and in a user-friendly way, while encouraging a more interactive conversation with their financial advisers.

Bankia introduced cutting-edge technological solutions for distance services, such as the “Bianka” conversational assistant, so that customers and employees can optimise their experience in dealing with queries and requests.

“Bianka” answers queries about insurance, charges, collections, payments, transfers and securities. Thanks to machine learning, in future Bianka will be able to handle increasingly complex requests and transactions. In clear natural language, Bianka will answer questions, tell customers about new account entries since they last logged in, order transfers or payments through Bizum and support many new functionalities that will be introduced over time.

As part of its digital business strategy, Bankia significantly widened its range of digital products. The entire life cycle of a product, from signup to termination, can be implemented online. There is no need to set foot in a branch office. Examples include products and services such as Préstamo On, Hipoteca On, car insurance and, for investment, Bankia Gestión Experta Online, for model-driven portfolio management.

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As regards online channels, we continued to evolve and improve Bankia Online with new services such as aggregation of products from other banks. We launched a new Bankia Online version for self-employed customers, providing a comprehensive view of their personal and business banking affairs and new options such as point-of-sale terminals, file management and tax and social security payments. The new online channel caters to almost 300,000 self-employed customers.

Bankia’s process of transformation involves moving forward with the Bank’s multi-channel architecture. Since the cloud platform was rolled out in 2018, Bankia has relied on the leading public cloud providers and its own data centre resources. The cloud platform optimally combines responsiveness, scalability and cost reduction for online channels while assuring data security and regulatory compliance. In addition, based on an API (Application Programming Interfaces) platform, the cloud service allows for extending the open business model.

In 2019, Bankia made forward strides in its artificial intelligence (AI) development efforts to enhance efficiency and customer service. The development drive starts with identifying specific Bank admin processes that can be automated to free up time for our employees or to better understand customer needs and requirements.

This drive has enabled us to reinforce the cognitive platform that runs AI-based processes and automate the management of key lending products, thus cutting down on response time.

The new cognitive capabilities focus on artificial vision and natural language processing to create a unique and robust system that can meet customers’ needs, built on deep learning and alternative analytical models tailored to the Bank’s requirements. These expanded capabilities enabled us to better understand the problems surrounding interactions at the customer service centre, thus enhancing customer service and raising satisfaction scores.

To tackle AI projects, the Bank has formed new data science teams who specialise in rolling out artificial intelligence systems. In 2020, their goal will be to enhance operational efficiency and customer service.

To understand Bankia’s digital transformation, the impact of advanced analytics on big data technologies is a key consideration. Since 2016, Bankia has followed a strategy to create differential value in the transformation of our marketing process, using advanced analytics to leverage new knowledge generated from existing data and then interact with customers at the right time, the right channel and in the right context.

In 2019, we implemented new online marketing tools in the cloud. Using customer data and intelligence, we create “user journeys” and interact with them so as to respond to their actions. This approach generates distinctive experiences in the relationship with a customer, based on knowledge and support.

Other practical applications of AI in the Bank include a system for analysing online user behaviour to understand and learn from what they do, and analytical models that help to profile customers more accurately.

d.	Accessibility and financial inclusiveness

EASE OF ACCESS TO BANKING SERVICES

Through its ofibuses (“bus branches”), Bankia offers banking services to rural populations at risk of unbanking. Ofibuses are highly effective and have a beneficial social impact in extending banking services to small villages where the population has aged. The service protects the right to access to banking services as a key factor in preserving quality of life and welfare in rural areas.

Bankia’s ofibuses are mobile branch offices that enable users, whether they are bank customers or not, complete standard banking transactions: withdraw cash, make deposits or pay bills and taxes. They are open from 8 a.m. to 6 p.m., Monday to Thursday, and on Fridays from 8 a.m. to 3 p.m. The bus branches serve almost 250,000 people living in 373 small municipalities at risk of financial exclusion in six Autonomous Communities. Bankia has five ofibuses in Castile and Leon, two in the Community of Valencia and La Rioja, and one in the Community of Madrid, Castile-La Mancha and Andalusia, covering almost 43,000 kilometres a month.

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Bankia’s ofibuses also provide coverage at cultural and sporting events such as the Madrid Book Fair and the Motorcycle World Championship Grand Prix held in Cheste, Valencia. A highlight in 2019 was public recognition for the role played by our ofibus service at the COP25 climate summit held in Madrid, where we made banking services available to delegates and attendees.

	2019	2018
No. of ofibuses operating in the territory	14	11
Number of municipalities where the ofibus service is provided	373	341
No. of kilometres travelled (monthly)	43,000	39,600

Percentage of municipalities with a Bankia branch

	2019	2018
Number of branches in sparsely populated areas	115	498

Distribution of the branch network by population centres

	2019	2018
< 2,000 inhabitants	5.34%	7.29%
<= 5,000 inhabitants	6.64%	6.81%
<= 10,000 inhabitants	8.03%	87.91%
<= 20,000 inhabitants	7.70%	7.69%
<= 50,000 inhabitants	12.48%	12.42%
<= 100,000 inhabitants	11.04%	10.69%
<= 500,000 inhabitants	25.01%	24.22%
> 500,000 inhabitants	23.76%	22.98%

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FINANCIAL LITERACY: BANKADEMIA

Another key topic surrounding suitable access to banking services and mitigating the risk of exclusion is financial literacy. To provide a clear, simple, accurate and reliable understanding of banking products and services and how they work is a firm commitment for Bankia, which we pursue through our financial literacy programmes, specifically Bankademia.

This initiative is an online multiplatform for financial literacy where educational content is presented in multiple formats that each user can view and use according to his or her own preferences. Infographics, videos and podcasts address day-to-day situations and real-life scenarios so as to make knowledge transferable to people’s real-life needs.

Bankademia is structured into ten courses, focusing on basic finance, housing, savings and investment, aid and subsidies, taxes, employment, household finances, SMEs and the agricultural sector, with specific teaching modules for each.

The initiative is part of the Funcas Financial Literacy Stimulus Programme, launched in 2018 by Funcas and CECA.

e.	Effective management of non-performing loans

Against a backdrop of moderate improvement in the economy and in the disposable income of Spanish households, Bankia continues to operate policies that protect borrowers who have had their financial situation severely impaired by unforeseen circumstances. As part of its policy of preventing social risk, the Bank offers negotiated solutions to help defaulting borrowers pay off their debts.

Since 2012, when a range of legislative measures were taken to protect mortgage borrowers, the Bank has been sensitive to the vulnerability of many Spanish households, and has introduced initiatives and solutions in line with the spirit of that change in the law.

Bankia became a signatory of the Code of Good Practice created by Royal Decree-Law 6/2012 of 9 March on urgent measures to protect mortgagors undergoing hardship and its subsequent amendments.

In addition, Bankia voluntarily makes efforts to resolve situations that might otherwise involve home repossession and to prevent vulnerable families from being left without any housing options.

These measures are available at the request of customers and through social actors (local government services, non-profit organisations, charitable bodies, etc) with which we have a relationship of trust.

Under this policy, in 2019 we rescheduled 387 mortgages, granting more flexible terms to adapt loan repayments to households’ ability to pay, with a combined value of EUR 40.10 million. 1,127 mortgages were similarly modified in 2018.

In addition, we accepted 2,464 transfers of title in lieu of money payment, under agreements to discharge the mortgage in exchange for surrender of the property, with a combined value of EUR 311.66 million. In 2018, we signed 991 agreements of this kind. In all cases, we negotiated solutions to avoid evictions and repossessions affecting vulnerable groups, while preserving the bank’s interests as far as possible.

Since 2012, Bankia has accepted 12,047 transfers of title in lieu of payment, and has modified the terms of 77,025 mortgage loans. In this way, the bank has helped mitigate the loss of main dwellings for many households and vulnerable groups.

In 2019, the Bank was awarded 1.395 repossessions and foreclosures in the courts, as compared to 2,170 in 2018.

Bankia’s support to its customers who undergo hardship also extends to other financial products, such as unsecured loans. In 2019, the terms of 7,003 consumer loans were renegotiated (4,671 in 2018), for an amount of EUR 96.70 million, as were the terms of 1,449 loans to self-employed workers and companies (1,085 in 2018), for EUR 98.59 million. The cumulative figures since 2012 now come to 73,498 consumer loans and 20,466 loans to self-employed workers and companies

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6.	COMMITMENT TO THE ENVIRONMENT

a.	Social contribution

In 2019, Bankia reinforced its social action strategy, methods and priorities so as to uphold its commitment to the realities closest to the Bank.

The social investment strategy focuses on meeting the most urgent needs of the community through an innovative intervention approach that seeks sustainable solutions.

We also continue to localise our social aid on a territorial basis and encourage our people to detect needs and engage in each year’s projects.

For the seventh year running, we bolstered job creation as the backbone of all our programmes, supported by local development as a collateral focus. In 2019, we moved forward with the environmental line of action, which grew in budget and scope, and with support for social housing, the “working poor” and the differently abled.

PRIORITY AREAS	2019		2018
	Investment (euros)	%	Investment (euros)	%
Jobs	981,825	4.4%	938,625	4.32%
Education	3,102,681	14.0%	3,104,681	14.29%
Local development	6,387,327	28.9%	5,819,906	26.78%
Disabilities	2,481,368	11.2%	1,444,622	6.65%
Employee projects	1,691,235	7.6%	2,289,519	10.53%
Housing	3,387,363	15.3%	3,097,356	14.25%
Working poor	73,794	0.3%	168,000	0.77%
Environment	619,331	2.8%	507,000	2.33%
Corporate sponsorship	1,148,846	5.2%	1,698,471	7.82%
Business sponsorship	2,243,839	10.1%	2,664,922	12.26%
Total[1]	22,117,608	100.00	21,733,102	100.00

1	Of the total amount for 2019, EUR 9,628,380 went directly to charities and non-profits. Includes the contribution to the FPDual Foundation. In 2018, the direct contribution was EUR 10,013,983.

	2019	2018
Number of foundations and associations supported by Social Action programmes	846	815
No. of beneficiaries	608,499	600,821

Jobs

Job creation and employability is a priority for Bankia’s social investment programme. With a total investment of EUR 0.98 million and more than 43,600 beneficiaries, the Bank supported large employability programmes with a range of different special features and classes of beneficiaries.

Bankia built partnerships to achieve the goal - in line with SDG 17 - and to strengthen its support for SDG 8, “decent work and economic growth”.

Alongside the Spanish Red Cross, Bankia supported two employment programmes: a retraining programme for people who are still affected by the crisis, which helped provide vocational training to 209 people; and an initiative aimed at people over 45 and supported by European Union funds, with 2,798 beneficiaries.

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In 2019, also in partnership with the Red Cross, Bankia launched a new employment programme specifically for women victims of gender-based violence. More than 100 women received support and attended workshops for job-related and personal orientation. Some involved Bankia volunteers who provided financial literacy training.

This group also benefited from programmes run in partnership with the Integra Foundation and the Konecta Foundation. Bankia volunteers were likewise involved. Specifically, the first edition of the Bankia-Konecta Foundation School trained 15 women victims of gender violence. The initiative trained women at risk of exclusion for work at customer service call centres, with an official occupational certificate of successful course completion.

As for the Integra Foundation, Bankia supported programmes for labour market inclusion of ex-convicts, women who have suffered gender violence and people with disabilities.

Projects supported by Bankia focused on promoting employment for vulnerable groups, in line with SDG 5, gender equality.

The Bank also aimed its support for employment at entrepreneurs, with guidance programmes such as the one conducted alongside the SECOT association and, more broadly, Cáritas. In 2019, Cáritas helped more than 1,400 people through guidance, job-finding and business start-up courses.

In a more cross-cutting way and in line with its responsible management approach, for the seventh consecutive year Bankia continued to run a special customer service programme for unemployed customers and their family members in partnership with the Randstad Foundation. Through training, guidance and counselling, Empleo en Red has helped 1,493 people since its creation. 693 of them went on to successfully find jobs. In 2019, 86 Bankia customers joined the programme.

	2019		2018
Number of employment and job-finding projects	151		69
Number of direct beneficiaries employment and job-finding projects	43,363	[1]	6,325
Number of customers joining Empleo en Red	86		70
Percentage of customers in Empleo en Red successfully finding work since its creation	46.42%		46%

1	From 2019, the calculation is made by an independent expert. Whereas formerly the figure would reflect the number of beneficiaries by budget line, the new method itemises the type of project and its beneficiaries.

Education: FP Dual

Since the creation of the Fundación Bankia por la Formación Dual in 2016, activity has intensified. In 2019, the foundation cemented its role, and supported almost one hundred new projects. The foundation undertakes four specific lines of action:

1.	Support for and improvement of Dual Occupational Training.

This line of action seeks supports dual vocational training and enhances training quality, increases students’ employability and helps businesses become more competitive.

Our efforts take the form of public-private initiatives. Programmes and activities involve a range of actors, including government bodies, schools, businesses, Chambers of Commerce and other agents involved in vocational training.

Highlights include:

1.	A call for applications for Dualiza grants, in partnership with the Asociación de Centros FPempresa. The programme supports vocational training projects involving schools and businesses. Grant awards are made on the basis of innovativeness, local impact, sustainability and knowledge transfer. More than 200 candidacies were received in 2019. Thanks to this initiative, many students had a first experience of the working environment and even a first job offer from their host business.

2.	Further training actions to improve the job qualifications of teachers and employability of young people in high-demand industries. Key actions included:

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•	COMEX programmes: training on economic and financial management of international trade provided to more than 200 students from eight Autonomous Communities.

•	DITEC programmes: training to improve digital competence, with a total of 140 attendees, including students and teachers.

3.	Initiatives to promote innovation in the field of occupational training. Highlights include:

•	2nd edition of the Dualiza Challenge in the Community of Madrid, aimed at schools, companies and dual vocational training students, to encourage innovation and an entrepreneurial culture among students, lending higher visibility to the impact of their work on the processes of innovation and continuous improvement at the companies where they train.

•	1st edition of 24h d’Innovació in Barcelona, with more than 200 vocational training students in attendance.

•	Call for SANEC bursaries to help vocational training students join top-level biomedical research teams. This year, almost 40 bursaries were awarded to students from the Comunidad Valenciana, Catalonia and Castilla y León.

4.	Pilot projects in strategic sectors: e.g., the first intermediate level training cycle in agricultural production in dual mode, with a focus on pig farming in Castilla y León; a special skills course on cybersecurity for higher level vocational training students in Madrid.

5.	Support for associations, business organisations and Chambers of Commerce that promote occupational and on-the-job training as a way of improving the employability of young people and business competitiveness, especially SMEs and micro-SMEs.

2.	Support, promotion and awareness

The aim of this line of action is to improve the public perception of vocational training in general and dual training in particular, and to help dispel the prejudice that vocational training is ‘second best’.

Key actions included:

•	Dualiza events: conferences involving vocational training centres and companies, to review the situation of vocational training in a given territory and/or industry - with a special focus on the dual mode - and arrive at specific proposals and suggestions for improvement. Events were held in Albacete, Avila, Burgos, Logroño and Tarragona.

•	Dual Vocational Training Fairs: events hosted in partnership with the Spanish Chamber of Commerce. Spaces were available for advice to companies, meeting points between students and businesses (“marketplace”), demonstrating good practices, orientation workshops for students, etc. In 2019, fairs were held in Ceuta, Granada, Ciudad Real and Murcia.

•	Hosting of and/or presence at conferences, events and meetings at the regional, national and international levels in connection with vocational training in general and the dual mode in particular. Attendance at the 6th Congress of FPempresa, in Gijón; 2nd National Meeting on FP SUMA, in Murcia; Ist Congress of FP Dual, in Castilla-La Mancha; 5th Forum of the Alianza para la FP Dual, in Barcelona; Difunde FP Dual, in Valencia; La Formación + Profesional, in Salamanca; and 4th Logistic Talent Forum, in Valencia.

•	Further development of the corporate website www.dualizabankia.com, which was created to encourage discussion and information on vocational training. The website aims to provide a visible forum for all students, teachers and professionals involved in the activities hosted by the Bankia Foundation.

3.	Research and innovation

Within the Foundation, research and innovation work takes place at our Knowledge and Innovation Centre. The aim is to gain a better understanding of vocational training and encourage debate based on scientific data, in aid of useful and effective decision-making.

Actions this year included research and technical studies on the state of vocational training in Autonomous Communities such as La Rioja or Valencia, a “Research diagnosis of initial vocational training in Spain” to find out how many academic papers on vocational training have been produced in Spain, and “Vocational training and industrial companies in Spain”, published with the support of the SEPI Foundation, analysing the weight of vocational training in Spanish industry for the first time.

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4.	Vocational, academic and personal guidance

We seek to enhance the quality of guidance from a broad-ranging standpoint that embraces academic, occupational and personal perspectives and helps young people choose a career path that makes a good fit with their personal preferences, in the light of recent labour market trends. Our activities include undertaking plans and strategies in partnership with government bodies and producing educational materials on career guidance that raise awareness of vocational training for primary, secondary and sixth-form pupils: for instance, our game “Don’t run away from industry” is designed to arouse interest in industry among young people.

Local and rural development

Bankia remains committed to proximity and involvement with the community. This is one of our hallmarks, which we implement through our local and rural development line. In partnership with the 11 foundations that gave rise to the Bank, we reached 373 social entities through the calls for applications for social aid that Bankia conducted with each of the foundations in ten Autonomous Communities.

We also support foundations’ social and cultural ventures at their own premises, lending them the venues for charity events, and aid for assistance programs, social and cultural initiatives, local enterprise and mitigation of depopulation.

Foundation	No. of projects	No. of beneficiaries
Fundación Montemadrid	79	90,090
Fundación Bancaja	56	20,791
Fundación Caja Rioja	26	4,093
Fundación La Caja de Canarias	35	12,114
Fundación Ávila	26	2,788
Fundación Caja Segovia	22	2,474
Fundación Iluro	11	1,442
Fundación Caja Castellón	41	17,339
CajaGranada Fundación	81	11,380
Fundación Caja Murcia	63	18,359
Fundación Sa Nostra	33	48,142
Total	373	229,012

Besides investing directly in social intervention, Bankia continued to support the Lo Que De Verdad Importa foundation’s conferences on values aimed at more than 12,000 young people aged 16 to 25, in the form of free certificates of education in values, solidarity and volunteer work.

Disability

The strategic focus of our disability aid line is to help the differently abled to achieve a normal situation in society by enhancing their employability and thus contribute to SDG 10, reducing inequality.

A highlight was the Capaces call for proposals, in partnership with the Bancaja Foundation. In its sixth edition, it awarded EUR 150,000 to 15 non-profits in the Comunidad Valenciana, five more than in 2018. All the beneficiary non-profits run job-finding and social inclusiveness projects for differently abled people.

The Bank took part in the Randstad foundation’s Integrados programme: 52 users (unemployed people who have been certified as having a disability of 33% or above) took personalised job-finding courses to help them find work in the general labour market.

Bankia granted EUR 30,000 of aid to the ONCE foundation’s Oportunidad al talento call for applications, which awards 60 scholarships in a variety of categories: international mobility, master’s and postgraduate degrees, studies and sport, doctoral studies and research.

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In 2019, Bankia encouraged procurement decision-makers to engage services from Special Employment Centres (where at least 70% of employees are disabled). For instance, we engaged telephone marketing services from Grupo Konecta, premises and building cleaning services provided by GELIM (Grupo ISS) and social and health care support from Alares Social.

The amount billed by these three Special Employment Centres combined came to more than EUR 1.3 million. We have also gradually stepped up our use of direct marketing and event catering services.

	2019	2018
Number of supported NGOs that run programmes for labour integration of people with disabilities	408	36
Investment in NGOs to conduct disability programmes (EUR million)	2.49	1.445
Number of disabled people benefiting from labour integration programmes	172,021	20,832

The cross-cutting vector: employee engagement

The hallmark of Social Action at Bankia is the involvement and engagement of all our people.

At the beginning of the year, all our employees are involved in selecting 250 foundations or non-profits. Our divisions and departments then link donations to the extent of achievement of their business targets. The better our results, the larger the donations to our supported charities.

The 250 charities were selected after a poll of 5,982 employees. All our teams met and shared experiences with the non-profits to which they linked their performance, and supported them with more than EUR 1.43 million, as follows:

Bankia employees are offered many opportunities over the year to get involved in the Bank’s Social Action through voluntary work, with a special focus on financial literacy and environment-related events. In total, Bankia hosted 175 volunteering days in 2019, which drew more than 930 volunteers.

Voluntary work involves different areas of the Bank and is very varied:

•	Calls for proposals: employees sit on local juries for calls for proposals.

•	Empleo en Red: a job-finding programme for unemployed customers.

•	Planta tu Proyecto: veteran volunteers submit applications for financial aid on behalf of non-profits of which they are members. Last year, five non-profits were selected, for total aid worth EUR 50,000.

•	Voluntariado en Red: employees organise volunteering events to involve other Bank people, with financial aid from the Bank. In 2019, 18 conferences were successfully sponsored; Bankia provided support of EUR 9,000.

•	Charitable sports: We provide financial aid to sports teams that take part in charitable tournaments. This year, 16 sports events were held, involving 174 volunteers.

•	Donations of equipment and computers to non-profits sponsored by employees.

•	Responsible service procurement: employees across different Bank areas and activities are encouraged to seek bids for services from providers who support labour inclusiveness.

	2019	2018
Number of beneficiaries of voluntary work	17,087	30,558

Bankia met its targets for engagement of its network of people and branches in the Bank’s Social Action, in an approachable and grass-roots way. New challenges await us in future in connection with our environmental commitment. We shall support projects that aid innovation and sustainable development.

The Bank now faces the challenge of getting employees even more closely involved in 2020 by reinforcing our volunteering and financial literacy programs through Bankademia. Furthermore, to ensure all our social investments are traceable and transparent, we shall continue to measure the impact of the projects we support as a further boost to those initiatives and their goals.

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Housing

In 2019, Bankia kept housing stock available for vulnerable people who were provided with means-tested social leases on terms adapted to their ability to pay. During the past year, the Bank signed 377 means- tested social leases1. Total means-tested protected housing leases came to 3,766.

The Bank earmarks a significant budget for repair and maintenance of protected housing so that the homes remain in good condition, thereby lowering the cost for tenants. The Bank allocated EUR 3.29 million to maintain the protected housing programme, covering the cost of housing maintenance and repairs.

Bankia has agreements in place to speed up protected housing award processes in Madrid, Castilla-La Mancha, the Canary Islands, Catalonia, Valencia and La Rioja. Agreements with local authorities help improve the process of awarding housing to households through social services.

Environment

In line with our goals, we bolstered our environmental spending strategy to support innovation, sustainable development, biodiversity protection and climate action projects.

In 2019, we increased our environmental budget by 22 % and published our first calls for environmental proposals in Valencia, Comunidad de Madrid and Castilla La Mancha. As a result of these calls for proposals, aid was awarded to 22 entities for widely diverse projects: some had a direct environmental impact, such as the conservation of native terrapins and repopulation of the Turia River Natural Park (Valencia); others related to environmental education and mitigation of environmental impact at universities in Madrid; while others were tied to innovation and development efforts.

Bankia selected and helped execute environmental and sustainable development projects with all our foundations of origin, including initiatives for the circular economy and territorial stewardship.

As a new initiative, in 2019 Bankia set up an environmental emergency line: it was used in the course of two of the most serious crises arising that year in Spain. First, the severe fire on the island of Gran Canaria in August, for which a partnership was formed of three entities, Foresta, Red Cross and SEO Birdlife, to help restore a total of 10 hectares in the most affected areas by planting 5,000 trees. Secondly, the torrential rains that hit Murcia, the south of the Valencia region and Castilla-La Mancha in September 2019.

For the second year in a row, Bankia helped address another great climate-related crisis in the Tablas de Daimiel natural park, with WWF Adena, to restore 60 hectares of forest and wetlands.

These contribute to SDG 13 Climate Action.

[1] 108 protected homes rented under the regional Catalan Ley 4/2016.

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Sponsorships

Bankia is involved in a range of projects in support of the community from a cultural, sporting and business perspective:

Cultural sponsorship	Sports sponsorship	Business sponsorship
• Orquesta Sinfónica de Bankia • Bankia Escolta València • Gran Teatro Bankia Príncipe Pío • Feria del Libro de Madrid (Madrid Book Fair) • Las Edades del Hombr

•   Youth sports: Club de Baloncesto Gran Canaria, Valencia Basket, Club de Baloncesto Óbila, CB Estudiantes, CB Granada, Joventut de Badalona, TAU Castellón, UCAM Murcia, CB B The Travel Brand Mallorca, Club El Pozo Fútbol Sala, Bathco- Fusodeba youth rugby teams and Rubgy Pozuelo.

•   Charitable “triples” contest involving the A teams of Valencia Basket, CB Gran Canaria and CB Estudiantes.

•   Charitable match against CB Gran Canaria to support the Food Bank.

•   Charitable match against CB Gran Canaria to support the Food Bank.

•   Sponsorship of the Sierra Nevada ski school adapted for the differently abled.

•   Women in Black (Estudiantes)

•   Pilota Valenciana.

•   Fairs: Fenavin, Fuit Attraction, ExpOliva

•   Forums and conferences:

•  Premios Éxito Empresarial, Premio In4NBankia, Premios Competitividad Digital, Premios Innobankia, Premios Tu Economía, Premios Comprendedor, Premios Andaluces del Futuro, Premios Talento Joven

•   Bankia Forward.

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b.	Direct environmental impact

Bankia shows its commitment to sustainability in its business model and works to achieve growth with full respect for the environment. To do so, it mainstreams environmental management in the organisation’s decision-making, aligning it with its business strategy and including environmental governance in its overall management. Our environmental policy involves:

•	Commitment in the fight against climate change

•	Professionalism in employee training and awareness-raising

•	Achievement orientation, seeking continuous improvement of environmental management and establishing specific targets and systems of indicators

•	Integrity based on transparent action

•	Closeness to suppliers, so as to involve them in joint management of environmental challenges and opportunities.

In line with this commitment to the environment, in 2017, Bankia’s Responsible Management Committee approved the 2017-2010 Eco-efficiency and Climate Change Plan. The plan sets out the pathway towards carbon neutrality (scope 1 and 2) by 2020.

The plan is structured based on six lines of strategic action, each of which, in turn, is designed to achieve specific quantitative and qualitative objectives:

•	Increase to seven the number of Bankia’s emblematic buildings with an environmental management system certified to the ISO 14001:2015 standard.

•	Reduce greenhouse gas emissions by 20%, through policies and investments that favour direct reduction, as well as offsetting unavoidable emissions.

•	Achieve a 19% decrease in energy consumption and a 5% reduction in the consumption of water, paper and toner.

•	Reduce waste generation by 5% and search for new alternatives to the main types of waste generated by the Bank within the context of the circular economy.

•	Promote environmental protection and transition towards a low-carbon economy via sustainable procurement of goods and services.

•	Spread a culture of environmental commitment across the organisation through environmental training and awareness-raising.

	2019	2018
Total environmental expenditure in 2019 for implementation of the Eco-efficiency and Climate Change Plan 2017 - 2020 (EUR million)	7.6	6.3

Within the framework of the Eco-efficiency and Climate Change Plan, the following progress was achieved in 2019:

Five of Bankia’s buildings are certified for their environmental management systems. In 2019, the Bank achieved ISO 14001:2015 certification for the building located at called Miguel Villanueva, 9, Logroño. This certification comes in addition to those already held for the buildings at Pintor Sorolla, 8 in Valencia, Paseo de la Castellana, 189, and in Las Rozas in Madrid and Triana¡, 20 in Las Palmas. Moreover, the latter three have noise assessments as a measure to manage noise pollution in carrying out the business. Issues related to noise pollution are not considered material in the bank’s operations. These certifications expire on 31 May 2021.

One of the key targets under the plan is a 20% reduction in carbon emissions by 2020. Despite the fact that integration with BMN raised our footprint overall (as the scope of managed sites widened), Bankia worked on corrective measures to reverse this trend. Hence in 2019 we achieved significant reductions in carbon emissions of up to 40% through actions such as:

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•	Switching electricity subscriptions at former BMN sites, which from April 2018 onwards started to use certified green electricity, thus saving 2,419 t of carbon emissions. Since 2013, Bankia uses electricity from 100% renewable energy sources in its buildings and branch network.

•	In 2018, due to the process of integration with BMN, business travel emissions increased considerably. However, in 2019 this trend slowed down, and we achieved a 19.8% reduction in emissions, thanks to measures such as:

•	New technologies at all workstations so that employees can communicate by video call and give presentations online, without having to travel.

•	Hybrid fleet vehicles: 86% of the vehicles in Bankia’s pool are hybrids with low carbon emissions.

•	Specific campaigns via the intranet promoting alternatives to the use of private vehicles as a means of transport.

•	Innovative technologies such as co-generation systems attached to climate control equipment, thus reducing carbon emissions by 63.4 t as a result of lower natural gas consumption.

Bankia was awarded the Ministry for Ecological Transition’s Calculo/Compenso seal (for 2016, 2017 and 2018) for calculating and offsetting its carbon footprint. In addition, Bankia already voluntarily registered its carbon footprint for 2014 and 2015, which was recognised with the Calculo seal.

In 2019, the Bank offset 51.4% of its carbon emissions (scope 1 and 2) by acquiring carbon credits from the Spanish Refo-resta CO2 project, which is included in the Ministry’s Carbon Footprint, Offsetting and Carbon Capture Projects Register, and by two international projects with Gold Standard guarantees.

These accolades and projects underscore Bankia’s commitment in the area of climate change, confirming the effectiveness of the measures taken in recent years to minimise greenhouse gas emissions and help to achieve the UN’s Sustainable Development Goals.

In 2019, Bankia specified its internal strategy for setting an internal carbon price for 2020. Setting this price will be an essential tool for further reducing our carbon footprint, mitigating risks and identifying climate- related opportunities to prepare the Bank for a low-carbon economy.

Given the type of operations carried out by the entity and the location of all Bankia’s work centres in urban areas, the potential impact on protected areas or the probability of damaging biodiversity in carrying out its operations is not considered material for the bank. In any event, the comply with potential legal responsibilities arising from its operations, Bankia has a civil liability policy for branches that covers accidental pollution. The policy covers claims up to EUR 30 million

Bankia’s efforts have made it into a green company and a world leader in this domain, as recognised by the analysts of CDP Climate Change with the highest possible rating (A-).

Eco-efficiency

In 2019, the Bank invested over EUR 7.6 million to enhance the efficiency of its facilities. Thus, for example, continuing with the plan to replace climate control systems in offices, more than 119 units were replaced, bringing significant energy savings and avoiding 508.7 t of carbon emissions in the form of refrigeration gas leakage.

To reduce paper consumption, paper correspondence with digital customers was eliminated, with efforts going to boost use of the digital signature. Double-sided printing and personalised printing at head office have become general policies throughout the Bank.

Waste management

With efforts under way in Europe to promote the circular economy for the reuse of waste, Bankia continued with its furniture, electrical and electronic equipment, and office material donation campaigns, supporting social non-profits and schools. The Bank believes these donations are an important contribution to the charity work of non-profits and prevent the generation of waste.

Bankia’s waste reclaim projects include recycling writing materials – ballpoint pens, mechanical pencils and highlighters. Plastics and metals are extracted from these office materials and given a second life by reintroducing to the economy as another input material. They can be used to manufacture elements street furniture, for instance.

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Another of Bankia’s projects in this area is selective collection of plastic stoppers and caps for a twofold purpose: environmental, via recycling, and social, by supporting the Phelan-McDermid Syndrome Association for children suffering from this rare disease. In 2019 a volume of 790 kg has been collected, or approximately 790,000 plastic caps.

Besides recycling plastic and metal, in 2019 the Bank launched an initiative to sort and compost pruning waste at the Las Rozas site, transforming this waste into fertiliser for the facility’s own gardens. Implementing actions to combat food waste is not a material issue for the bank, so no initiatives are under way considered significant.

Sustainable procurement

In 2019, Bankia gained a deeper understanding of the environmental impact associated with its value chain.

To encourage suppliers with the greatest environmental impacts to collaborate more, Bankia hosts training and awareness-raising workshops. The sessions cover environmental regulations and management information and discuss best practices.

Environmental awareness

Bankia runs a specific section on the environment in Somos Bankia magazine. This specific in-house communication outlet provides practical environmental information to all Bank employees. Among other topics, in 2019 we looked at efficient water use, the circular economy, energy savings and climate change.

Alliances and initiatives

Bankia believes it is vital to become involved in domestic and international initiatives and forge alliances to raise environmental awareness and share experiences, successes and concerns in the fight against climate change and in biodiversity conservation. Key alliances include:

•	Spain: The Bank is a member of the Climate Change Cluster of Forética, the Spanish Green Growth Group, and the Spanish Platform for Climate Action, and continues to be a strategic ally of the Climate Community promoted by the ECODES foundation. In 2019, at the COP25 climate summit, the Bank signed a collective agreement for Climate Action in the banking sector, sponsored by the Spanish Banking Association (AEB) and CECA, in line with commitments made within the UN.

•	Internationally: Bankia was one of the 30 financial institutions that signed the Collective Commitment to Climate Action promoted by the UN and embedded in the Principles of Responsible Banking. At the European Union level, Bankia adhered to the European CEOs’ undertaking titled A New Deal for Europe, which calls for a global strategy towards a sustainable Europe by 2030 and for rising to the challenge of climate change.

The Bank participates in initiatives such as Earth Hour, promoted by the WWF, and RE100, created by CDP and The Climate Group to bring together the world’s most influential companies that are committed to renewable energy.

Since July 2019, the Bank is a member of the World Bank’s Advisory Group for Article 6, created specifically for the ‘Climate Markets’ project, which aims to implement an international carbon market in accordance with Article 6 of the Paris Agreement.

One of the technologies being considered and developed is blockchain. Progress achieved by Bankia in blockchain technology and our project for tokenisation of carbon emissions using the Stockmind platform aroused the interest of the World Bank, prompting it to invite Bankia to join the Advisory Group and share experience in this field.

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Challenges for 2020

The environmental challenges for 2020 include: the targets of the Eco-Efficiency and Climate Change Plan, including environmental certification of two new sites; extension of environmental training to employees who joined Bankia as a result of the latest merger and integration; and direct carbon footprint (scope 1 and 2) neutrality through reduction and offset (for unavoidable emissions). We shall continue to work on implementing our internal carbon pricing strategy and gaining a better understanding of our scope 3 emissions.

Environmental indicators

Consumption of materials 1

	2019	2018	2017	2016
Recycled paper (DIN A4) (t)[2]	627.52	869.97	736.92	651.39
White paper made from virgin pulp with a low environmental impact (DIN A4) (t)[3]	1.59	1.83	1.66	1.55
% of consumption of paper produced using ECF-certified virgin pulp (DIN A4)	100%	100%	100%	100%
% of paper used that is recycled (DIN A4)	99.75%	99.79%	99.77%	99.76%
Consumption of printer cartridges (units)	14,417	20,084	13,871	15,057
Percentage of printer cartridges used that are recycled	6.98%	12.48%	24.34%	88.38%

1.	Data for Bankia, S.A.

2.	Recycled paper has the following guarantees: European Ecological Label, Ángel Azul and CradletoCradle (Silver).

3.	Paper supplied by manufacturers with FSC and PEFC certifications, which guarantee materials used come from sustainably-managed forests.

Energy and water consumption 1

	2019	2018	2017	2016
Total water consumption (cubic metres)[2]	317,490.8	464,393.0	240,537.5	244,516.0
% of electricity acquired from renewable energy sources (green energy)	100%	94.27%	100%	100%
Total primary energy consumption (GJ)	13,181	19,566	15,580	15,550
Total natural gas consumption (GJ)[3]	9,344	15,501	10,465	10,841
Total liquid fuel (diesel and petrol) consumption (GJ)	3,837	4,065	5,115	4,709
Total electricity consumption (GJ)4 5	357,357	381,152	312,950	26,127

1.	Data for Bankia, S.A.

2.	Total water supplied by mains networks. Actual consumption for the Las Rozas, P. Castellana, 189 buildings in Madrid, the Pintor Sorolla building in Valencia, Triana 20 in Las Palmas, Miguel Villanueva 9 in Logroño, the El Cubo building in Granada and the General Salzillo building in Murcia. Other facilities: Consumption estimated based on bills.

3.	Figures for gas consumption in 2018 and 2019 include a new building (El Cubo in Granada) in Bankia’s scope following the integration of BMN.

4.	100% of the electric energy acquired comes from renewable energy sources (green energy with guarantees of origin). The BMN offices were added to Bankia’s green energy supply contract in April 2018.

5.	The 2018 figure has been corrected: the information was originally published based on an estimate of consumption in the last quarter due to a change of supplier.

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Emissions (tCO2) 1

	2019	2018	2017	2016
Scope 1 emissions (Total)2 3	3,527.8	4,364.0	4,545.7	4,448.5
Direct CO2e emissions from natural gas consumption	534.2	886.2	595.2	616.6
Direct CO2e emissions from fuel consumption	246.8	265.1	354.3	316.8
Direct CO2e emissions from refrigerant gas recharging	2,103.0	2,611.8	2,914.5	2,810.1
Direct CO2e emissions from business travel [4]	643.8	600.9	681.7	705.0

1.	Data for Bankia, S.A. In 2018, Bankia integrated Banco Mare Nostrum. This resulted in a general increase in CO2 emissions due to the larger number of offices and buildings managed, and in the total number of employees. However, Bankia is working on corrective measures to reverse this trend since the integration. The result of these efforts is shown in this table.

2.	Sources of emissions factors used: GHG Inventory Report 1990-2017 (2019), DEFRA 2019, Carbon Footprint, Offset and Carbon Dioxide Absorption Project Register. MITECO 2019; GHG emissions calculation guide (2019) - Catalan Office for Climate Change, and Carbon Impact Studies: Toner Refills at Cartridge World – Comparative Carbon Footprints (2008).

3.	Figures based on the 100-year global warming potentials published in the Fifth Assessment Report of the Intergovernmental Panel on Climate Change (IPCC) (2013).

4.	Includes emissions from employees’ business travel in lease vehicles. In 2017, following the criteria laid by MITECO for the registration of Bankia’s carbon footprint, these emissions were reclassified from Scope 3 to Scope 1.

	2019	2018	2017	2016
Scope 2 emissions (Total)	0.0	2,418.7	0.0	0.0
Indirect CO2e emissions from electricity consumption[1]	0.0	2,418.7	0.0	0.0

1.	In 2019, 100% of the electric energy acquired comes from renewable energy sources (green energy with guarantees of origin). Bankia has prevented the emission of 40,699 tonnes of CO2. Source: Sistema de Garantía de Origen y Etiquetado de la Electricidad (Electricity Labelling and Source Guarantee System) (2018). National Markets and Competition Commission.

	2019	2018	2017	2016
Scope 3 emissions (Total)	3,717.0	5,326.0	4,001.2	3,866.5
Indirect CO2e emissions from business travel[1]	2,689.8	3,353.7	2,352.0	2,366.5
Indirect CO2e emissions from commutes (Ofibus shuttle service)	324.4	300.2	298.2	294.4
Indirect CO2e emissions from commutes (shared transport)	7.5	8.1	7.9	8.2
Indirect CO2e emissions from consumption of paper (DIN A4) and printer cartridges	559.9	1,481.8	1,236.5	1,087.1
Indirect CO2e emissions from water consumption	116.1	159.7	82.7	84.1
Indirect CO2e emissions from waste management	19.3	22.5	23.9	26.2

1.	This includes emissions from employees’ business trips by plane, train, coach and ship, and from employees’ travel in their own vehicle for work purposes.

	2019	2018	2017	2016
Other emissions[1]
CO emissions	0.16	0.24	0.19	0.19
NOx emissions	1.19	1.82	1.40	1.41

1.	Source: CORINAIR 2007.

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Waste management (Tn)1

Non-hazardous waste sent for reuse and/or recycling	2019	2018	2017	2016
Paper waste	454.56	596.80	613.93	688.99
Electronic waste	384.45	370.73	419.01	498.32
Toner waste	36.19	51.21	35.37	38.39
Battery waste	0.00	0.00	0.10	0.21
Packaging waste	29.95	33.17	26.91	19.75
Glass waste	0.88	0.89	0.86	0.46
Vegetable oil waste	0.03	0.05	0.06	0.05

NON-HAZARDOUS WASTE SENT TO LANDFILL	2019	2018	2017	2016
Portable electronic device waste	0.00	0.09	0.67	0.06

Hazardous waste generated	2019	2018	2017	2016
Hazardous waste handled by an authorised waste management company and recycled	0.703	0.10	0.53	0.65
Hazardous waste handled by an authorised waste management company and sent to a secure landfill	0.004	0.02	0.04	0.03
Data for Bankia, S.A.

1	Data for Bankia, S.A.

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APPENDIX I

Table of contents required under Law 11/2018, of 28 December, amending Spain’s Code of Commerce, the consolidated text of the Corporate Enterprises Act, enacted by Legislative Royal Decree 1/2010, of 2 July, and Spain’s Audit Act (Law 22/2015), regarding the disclosure of non-financial and diversity information.

General issues

Contents		Reporting criteria	Chapter reference	Comments / reason for omission
Business model	Description of the business model • Geographical presence • Organisation and structure • Markets served • Objectives and strategies • Key factors and trends that affect future performance	GRI 102-2	• Strategy • Customer focus: • Business model 11
Key risks and impacts identified	Risk management	GRI 102-15	• Strategy: • 2019-2020 RMP • Responsible banking • Sustainable financing • Human rights • Robust and secure: • Risk management
	Assessment of risks and impacts related to key topics	GRI 102-44	• Strategy: • 2019-2020 RMP • Responsible banking • Sustainable financing • Human rights • Robust and secure: • Risk management

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Environmental issues

Contents		Reporting criteria	Chapter reference	Comments / reason for omission
Environmental management	Current and foreseeable effects of the company’s operations	Internal framework: qualitative description of current and foreseeable impacts of the company’s operations	• Commitment to the environment: • Direct environmental impact
	Environmental assessment or certification procedures	Internal framework: qualitative description of the environmental assessment or certification procedures	• Commitment to the environment: • Direct environmental impact
	Resources dedicated to the prevention of environmental risks	Internal framework: qualitative description of the resources allocated to preventing environmental risks.	• Commitment to the environment: • Direct environmental impact
	Application of the precautionary principle	GRI 102-11	• Commitment to the environment: • Direct environmental impact
	Amount of provisions and safeguards for environmental risks	Internal framework: qualitative description of the amount of provisions and guarantees for environmental risks.	• Commitment to the environment: • Direct environmental impact
Pollution	Measures to prevent, reduce or repair carbon emissions (also includes noise and light pollution)	Internal framework: qualitative description of measures to prevent, reduce or repair carbon emissions.	• Commitment to the environment: • Direct environmental impact
Circular economy and waste prevention and management	Waste prevention, recycling and reuse measures and other forms of waste recovery and disposal	GRI 306-2	• Commitment to the environment: • Direct environmental impact: Waste management
	Actions to combat food waste	Internal framework: qualitative description of actions to prevent food waste.	• Commitment to the environment: • Direct environmental impact: Gestión de residuos e Indicadores medioambientales
Sustainable use of resources	Responsible water consumption and supply based on local restrictions	GRI 303-5	• Commitment to the environment: • Direct environmental impact: Environmental indicators
	Consumption of raw materials and measures taken to make more efficient use of them	GRI 301-1	• Commitment to the environment: • Direct environmental impact: Environmental indicators
	Direct and indirect energy consumption	GRI 302-1	• Commitment to the environment: • Direct environmental impact: Environmental indicators
	Measures in place to improve energy efficiency	Internal framework: qualitative description of measures in place to improve energy efficiency.	• Commitment to the environment: • Direct environmental impact: Eco-efficiency
	Use of renewable energies	Internal framework: qualitative description of the use of renewable energies.	• Commitment to the environment: • Direct environmental impact: Environmental indicators
Climate change	Material aspects relating to the greenhouse gas emissions generated	GRI 305-1 GRI 305-2 GRI 305-3 GRI 305-6 GRI 305-7	• Commitment to the environment: • Direct environmental impact: Environmental indicators
	Measures in place to adapt to the consequences of climate change	Internal framework: qualitative description of measures taken to adapt to the consequences of climate change	• Responsible banking • Sustainable financing • Commitment to the environment: • Direct environmental impact
	Voluntary reduction targets	Internal framework: qualitative description of voluntary reduction targets.	• Commitment to the environment: • Direct environmental impact
Protection of biodiversity	Measures in place to preserve or restore biodiversity	Internal framework: qualitative description of measures in place to preserve or restore biodiversity.	• Commitment to the environment: • Direct environmental impact
	Impacts caused by activities or operations in protected areas	GRI 304-2	• Commitment to the environment: • Direct environmental impact

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Social and employee-related matters

Contents		Reporting criteria	Chapter reference	Comments / reason for omission
Employment	Total number of employees and distribution by gender, age, country and professional category	GRI 102-7	• Responsible banking • People and talent management: Employment indicators
	Total number and distribution of types of employment contract	GRI 102-8	• Responsible banking • People and talent management: Employment indicators
	Average annual number of permanent, temporary and part-time contracts by gender, age and professional category,	Internal framework: qualitative description of average of contracts and breakdowns.	• Responsible banking • People and talent management: Employment indicators
	Number of dismissals by gender, age and professional category	Internal framework: qualitative description of number of dismissals and breakdowns.	• Responsible banking • People and talent management: Employment indicators
	Gender pay gap	Internal framework: description of gender pay gap at the company.	• Responsible banking • People and talent management: Remuneration policy
	Average remuneration by gender, age and professional category	Internal framework: qualitative description of average remuneration of employees by gender, age and professional category.	• Responsible banking • People and talent management: Remuneration policy
	Average remuneration of directors, by gender	GRI 102-35	• Responsible banking • Corporate governance: Board remuneration
	Average remuneration of executives, by gender	GRI 102-35	• Responsible banking • People and talent management: Remuneration policy
	Implementation of policies on disconnecting from work	Internal framework: qualitative description of the implementation of policies on disconnecting from work.	• Responsible banking • People and talent management: Work- life balance and measures to ensure a suitable sharing of responsibilities between both parents
	Employees with disabilities	GRI 405-1	• Responsible banking • People and talent management: Measures for the integration and universal access of people with disabilities
Work organisation	Organisation of working time	Internal framework: qualitative description of the organise on working time	• Responsible banking • People and talent management: Work- life balance and measures to ensure a suitable sharing of responsibilities between both parents
	Number of hours of absenteeism	Internal framework: qualitative description of number of hours of absenteeism.	• Responsible banking • People and talent management: Health and safety
	Measures aimed at improving the work-life balance and to ensure a suitable balance between both parents	GRI 401-2 GRI 401-3	• Responsible banking • People and talent management: Work- life balance and measures to ensure a suitable sharing of responsibilities between both parents
Health and safety	Health and safety conditions in the workplace	Internal framework: qualitative description of health and safety conditions in the workplace	• Responsible banking • People and talent management: Health and safety
	No. of work-related injuries and illnesses by gender, their frequency and seriousness	GRI 403-2	• Responsible banking • People and talent management: Health and safety
Social relations	Organisation of social dialogue, including procedures for informing and consulting with staff and negotiating with them	Internal framework: Qualitative description of the organisation of social dialogue	• Responsible banking • People and talent management: Labour agreements, collective bargaining and freedom of association
	Percentage of employees covered by collective bargaining agreements, by country	GRI 102-41	• Responsible banking • People and talent management: Key people indicators
	Description of collective bargaining agreements, particularly in the field of occupational health and safety	GRI 403-4	• Responsible banking • People and talent management: Key people indicators
Training	Policies put in place in relation to training	GRI 404-2	• Responsible banking • People and talent management: 2019 Training plan
	Total number of training hours by job category	Internal framework: qualitative description of total hours of training, by professional category	• Responsible banking • People and talent management: 2019 Training plan
Universal accessibility for people with disabilities		GRI 405-1	• Marco interno: descripción cualitativa de medidas sobre accesibilidad universal de las personas con discapacidad
Equality	Measures put in place to foster equal treatment and opportunities for women and men	Internal framework: qualitative description of measures adopted to promote equal treatment and opportunities among men and women.	• Responsible banking • People and talent management: Equality and diversity
	Equality plans and measures taken to promote employment, protocols to combat sexual and gender-based harassment	Internal framework: qualitative description of equality plans.	• Responsible banking • People and talent management: Equality and diversity
	Integration and universal accessibility for persons with disabilities	GRI 405-1	• Responsible banking • People and talent management: Measures for the integration and universal access of people with disabilities
	Anti-discrimination policy and, where applicable, diversity management policy	Internal framework: qualitative description of anti-discrimination policies	• -Responsible banking • Ethics and integrity • People and talent management: Equality and diversity

118

Information on respect for human rights

Contents	Reporting criteria	Chapter reference	Comments / reason for omission
Implementation of human rights due diligence processes	GRI 102-16 GRI 102-17	• Responsible banking • Human rights
Prevention of risks of human rights violations and, where applicable, measures to mitigate, management and redress any such violations;	GRI 102-16 GRI 102-17

•   Responsible banking

•   Ethics and integrity

•   Human rights

•   People and talent management

•   Responsible purchasing

•   Customer focus

•   Accessibility and financial inclusion

•   Appropriate management of non- performing loans

•   Commitment to the environment:

•   Social contribution

Reports of human rights violations	Internal framework: qualitative description of reports of human rights violations	• Responsible banking • Ethics and integrity: Reinforcement of the confidential whistleblowing channel
Promotion of and compliance with provisions in the International Labour Organization’s fundamental conventions on respect for freedom of association and the right to collective bargaining; the elimination of job and workplace discrimination; the elimination of forced or compulsory labour; and the effective abolition of child labour	GRI 407-1 GRI 408-1 GRI 409-1	• Responsible banking • Ethics and integrity • Human rights • People and talent management

119

Information on the fight against corruption and bribery

Contents	Reporting criteria	Chapter reference	Comments / reason for omission
Measures to prevent corruption and bribery	GRI 102-16 GRI 102-17 GRI 205-2	• Robust and secure: • Internal control and compliance • Responsible banking • Ethics and integrity
Anti-money laundering measures	GRI 205-2	• Robust and secure: • Internal control and compliance
Contributions to foundations and not-for-profit associations	Internal framework: qualitative description of contributions to foundations and not-for-profit associations	• Commitment to the environment: • Social contribution

120

Social commitment

Contents		Reporting criteria	Chapter reference	Comments / reason for omission
Commitments of the company to sustainable development	Impact of the company’s operations on local employment and development	Internal framework: qualitative description of the impact of the company’s operations on local employment and development	Customer focus: • Business model • Commitment to the environment: • Social contribution
	Impact of the company’s operations on local populations and territories	Internal framework: qualitative description of the impact of the company’s operations on local populations and territories	Customer focus: • Business model • Accessibility and financial inclusion • Commitment to the environment: • Social contribution
	Relationships with key members of local communities and the various forms of engaging them	GRI 102-43	• Strategy • 2019-2020 RMP • Responsible banking • Transparency of information • Commitment to the environment: • Social contribution
	Association or sponsorship actions	GRI 102-12 GRI 102-13	• Commitment to the environment: • Social contribution
Subcontracting and suppliers	Inclusion of social, gender equality and environmental concerns in the procurement policy	GRI 308-1 GRI 414-1	• Responsible banking • Responsible purchasing
	Consideration of social and environmental responsibility concerns in relations with suppliers and subcontractors	GRI 308-1 GRI 414-1	• Responsible banking • Responsible purchasing
	Supervision and audit systems and the results of those systems	Internal framework: qualitative description of supervision and audit systems and the results of those systems	• Responsible banking • Responsible purchasing
Consumers	Consumer health and safety measures	Internal framework: qualitative description of consumer health and safety measures	• Robust and secure: • Internal control and compliance Customer focus: • Responsible marketing
	Complaint systems	Internal framework: qualitative description of complaint systems.	Customer focus: • Responsible marketing
	Complaints received and their resolution	Internal framework: qualitative description of complaints received and their resolution	Customer focus: • Responsible marketing
Tax information	Country-by-country earnings	Internal framework: qualitative description of country-by- country earnings	• Robust and secure: • Tax commitment
	Income tax paid	Internal framework: qualitative description of income tax paid	• Robust and secure: • Tax commitment
	Public assistance and aid received	Internal framework: qualitative description of public assistance and aid received.

This information is included in Note 1.2 to the Bankia Group’s 2019 consolidated financial statements. In 2012, several capital management actions were carried out and public aid was received, after which the Fund for Orderly Bank Restructuring (FROB) became BFA’s sole shareholder. Then, on 28 November 2012, the BFA– Bankia Group received approval from the European Commission, the Bank of Spain, and the FROB for its 2012-2017 Restructuring Plan. As at 31 December 2017, the Group had completed the measures and commitments set out in the Restructuring Plan

•   Robust and secure:

•   Tax commitment

121

APPENDIX II

GRI content

The scope of the independently reviewed non-financial information in this report is based on the comprehensive option of the Global Reporting Initiative Sustainability Reporting Standards (GRI Standards) and the GRI supplement for the Financial Services sector.

GRI STANDARD	CONTENT		REFERENCE	Comments / reason for omission
GRI 102: GENERAL DISCLOSURES	ORGANIZATIONAL PROFILE
	GRI 102-1	Name of the organization	Bankia, S.A.
	GRI 102-2	Activities, brands, products, and services	Customer focus: Business model
	GRI 102-3	Location of headquarters	Pintor Sorolla, 8. 46002 Valencia
	GRI 102-4	Location of operations	Bankia carries out all its banking operations in Spain. Customer focus: Business model
	GRI 102-5	Ownership and legal form

Bankia is on file at the Valencia Companies Register, Tome 9.341, Book 6.623, Folio 104, Sheet V-17.274.

It is a credit institution under the supervision of the Bank of Spain and is included in the Bank of Spain-s Administrative Register under BE code 2038 and BIC code CAHMESMMXXX

	GRI 102-6	Markets served	Customer focus: Business model Soundness and security: Solvency and liquidity
	GRI 102-7	Scale of the organization	Responsible banking People and talent management: Employment indicators
	GRI 102-8	Information on employees and other workers	Responsible banking People and talent management: Employment indicators
	GRI 102-9	Supply chain	Responsible banking Responsible purchasing

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GRI 102-10	Significant changes to the organization and its supply chain	Responsible banking Corporate governance: Management Committee
GRI 102-11	Precautionary Principle or approach	Commitment to the environment Strategy: 2019-2020 RMP Robust and secure Tax commitment
GRI 102-12	External initiatives

Responsible banking:

People and talent management

Equality and diversity

Commitment to the environment:

Direct environmental impact

Alliances and initiatives

Strategy:

2019-2020 RMP

Robust and secure

Tax commitment

GRI 102-13	Membership of associations	Responsible banking: People and talent management Equality and diversity Commitment to the environment: Direct environmental impact Alliances and initiatives
STRATEGY
GRI 102-14	Statement from senior decision-maker	Forward: Letter from the Chairman Robust and secure: Tax commitment Risk management Responsible banking: Sustainable financing Human Rights Responsible purchasing
GRI 102-15	Key impacts, risks, and opportunities	Customer focus: Responsible marketing Accessibility and financial inclusion Appropriate management of non-performing loans Commitment to the environment:
ETHICS AND INTEGRITY
GRI 102-16	Values, principles, standards, and norms of behavior	Responsible banking Ethics and integrity

123

GRI 102-17	Mechanisms for advice and concerns about ethics	Responsible banking: Corporate governance: Corporate governance system Ethics and integrity Customer focus: Responsible marketing
GOVERNANCE
GRI 102-18	Governance structure	Responsible banking: Corporate governance Robust and secure: Risk management
GRI 102-19	Delegating authority	Responsible banking: Corporate governance
GRI 102-20	Executive-level responsibility for economic, environmental, and social topics	Robust and secure: Risk management Responsible banking Corporate governance Sustainable financing
GRI 102-21	Consulting stakeholders on economic, environmental, and social topics	Strategy: 2019-2020 RMP Materiality Responsible banking: Transparency of information
GRI 102-22	Composition of the highest governance body and its committees	Responsible banking Corporate governance: Board of Directors
GRI 102-23	Chair of the highest governance body	Responsible banking Corporate governance: Board of Directors
GRI 102-24	Nominating and selecting the highest governance body	Responsible banking Corporate governance: Board of Directors Corporate governance system
GRI 102-25	Conflicts of interest	Responsible banking Corporate governance: Conflict of interest
GRI 102-26	Role of highest governance body in setting purpose, values, and strategy	Responsible banking Corporate governance

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GRI 102-27	Collective knowledge of highest governance body	Responsible banking Corporate governance: Annual suitability assessment Director competency matrix
GRI 102-28	Evaluating the highest governance body’s performance	Responsible banking Corporate governance: Annual assessment
GRI 102-29	Identifying and managing economic, environmental, and social impacts	Robust and secure: Tax commitment Risk management Credit risk Financing of controversial sectors Responsible banking 2019-2020 RMP
GRI 102-30	Effectiveness of risk management processes	Responsible banking Corporate governance: Board of Directors Robust and secure: Risk management
GRI 102-31	Review of economic, environmental, and social topics	Responsible banking 2019-2020 RMP Robust and secure: Risk management
GRI 102-32	Highest governance body’s role in sustainability reporting	Approval of the content of the 2019 Non-Financial Statement by the Board of Directors.

GRI 102-33	Communicating critical concerns	Strategy: 2019-2020 RMP Materiality Responsible banking: Ethics and integrity
GRI 102-34	Nature and total number of critical concerns	Strategy: 2019-2020 RMP Materiality Responsible banking: Ethics and integrity Reinforcement of the confidential whistleblowing channel
GRI 102-35	Remuneration policies	Responsible banking Corporate governance: Board of remuneration People and talent management Remuneration policy
GRI 102-36	Process for determining remuneration	Responsible banking Corporate governance: Board of remuneration People and talent management Remuneration policy

125

GRI 102-37	Stakeholders’ involvement in remuneration	Strategy: 2019-2020 RMP Responsible management governance structure Responsible banking: Corporate governance: Board remuneration
GRI 102-38	Annual total compensation ratio	Responsible banking: People and talent management Remuneration policies
GRI 102-39	Percentage increase in annual total compensation ratio	Responsible banking: People and talent management Remuneration policies
ETHICS AND INTEGRITY
STAKEHOLDER ENGAGEMENT
GRI 102-40	List of stakeholder groups	Strategy: 2019-2020 RMP Materiality
GRI 102-41	Collective bargaining agreements Responsible banking	Responsible banking: People and talent management Labour agreements, collective bargaining and freedom of association
GRI 102-42	Identifying and selecting stakeholders	Strategy: 2019-2020 RMP
GRI 102-43	Approach to stakeholder engagement	Strategy: 2019-2020 RMP Responsible banking: Transparency of information
GRI 102-44	Key topics and concerns raised	Strategy: 2019-2020 RMP Materiality

126

REPORTING PRACTICE
GRI 102-45	Entities included in the consolidated financial statements	The information contained in the Non-Financial Statement covers the Bankia Group’s operations (with the same scope as the annual financial statements) in 2019 in Spain, where it conducts all its business. It contains information that is presented in greater detail in other Bankia Group reports, such as the Annual Corporate Governance Report and the Report and Remuneration of Directors. The information contained in the “People and talent management” section was prepared considering the Bankia, S.A. scope, except the “2019 Training plan” which covers the Bankia Group scope.
GRI 102-46	Defining report content and topic Boundaries	Introduction Strategy 2019-2020 RMP Materiality
GRI 102-47	List of material topics	Strategy: 2019-2020 RMP Materiality
GRI 102-48	Restatements of information	Commitment to the environment: Direct environmental impact: Environmental indicators (energy consumption 2018)
GRI 102-49	Changes in reporting	Responsible banking: People and talent management Employment indicators Remuneration policy (gender pay gap)
GRI 102-50	Reporting period	2019
GRI 102-51	Date of most recent report	2018
GRI 102-52	Reporting cycle	Annual
GRI 102-53	Contact point for questions regarding the report	rse@bankia.com
GRI 102-54	Claims of reporting in accordance with the GRI Standards	The 2019 Non-Financial Statement was prepared in accordance with the comprehensive option of the GRI Sustainability Reporting Standards and Financial Services sector supplement.

127

	GRI 102-55	GRI content index	2019 Non-Financial Statement, Appendix II: GRI content index
	GRI 102-56	External assurance	2019 Non-Financial Statement. Appendix III: Independent assurance of the Consolidated Non-Financial Statement
INFORMATION SECURITY AND PRIVACY
GRI 103: MANAGEMENT APPROACH	GRI 103-1	Explanation of the material topic and its Boundary	Strategy: 2019-2020 RMP Materiality Robust and secure: Information security and privacy
	GRI 103-2	The management approach and its components	Robust and secure: Information security and privacy
	GRI 103-3	Evaluation of the management approach	Robust and secure: Information security and privacy
GRI 418: CUSTOMER PRIVACY	GRI 418-1	Substantiated complaints concerning breaches of customer privacy and losses of customer data	No complaints on this topic were identified in 2019.
ETHICS AND INTEGRITY
GRI 103: MANAGEMENT APPROACH	GRI 103-1	Explanation of the material topic and its Boundary	Strategy: 2019-2020 RMP Materiality Robust and secure: Ethics and integrity
	GRI 103-2	The management approach and its components	Responsible banking: Ethics and integrity
	GRI 103-3	Evaluation of the management approach	Responsible banking: Ethics and integrity
GRI 102: GENERAL DISCLOSURES	GRI 102-16	Values, principles, standards, and norms of behavior	Responsible banking: Ethics and integrity
	GRI 102-17	Mechanisms for advice and concerns about ethics	Strategy: 2019-2020 RMP Global Compact Responsible banking: Ethics and integrity Human rights

128

GRI 205: ANTI-CORRUPTION	GRI 205-1	Operations assessed for risks related to corruption	Robust and secure: Internal control and compliance Internal audit and control
	GRI 205-2	Communication and training about anti-corruption policies and procedures	Robust and secure: Internal control and compliance Responsible banking Ethics and integrity
	GRI 205-3	Confirmed incidents of corruption and actions taken	Responsible banking: Ethics and integrity Reinforcement of the confidential whistleblowing channel
GRI 206: ANTI- COMPETITIVE BEHAVIOR	GRI 206-1	Legal actions for anti-competitive behavior, anti-trust, and monopoly practices	No legal actions related to these topics were identified.
TRANSPARENCY OF INFORMATION
GRI 103: MANAGEMENT APPROACH	GRI 103-1	Explanation of the material topic and its Boundary	Strategy: 2019-2020 RMP Materiality Responsible banking: Transparency of information
	GRI 103-2	The management approach and its components	Responsible banking: Transparency of information
	GRI 103-3	Evaluation of the management approach	Responsible banking: Transparency of information
CORPORATE GOVERNANCE
GRI 103: MANAGEMENT APPROACH	GRI 103-1	Explanation of the material topic and its Boundary	Strategy: 2019-2020 RMP Materiality Responsible banking: Corporate governance
	GRI 103-2	The management approach and its components	Responsible banking: Corporate governance
	GRI 103-3	Evaluation of the management approach	Responsible banking: Corporate governance

129

SOLVENCY AND LIQUIDITY
GRI 103: MANAGEMENT APPROACH	GRI 103-1	Explanation of the material topic and its Boundary	Strategy: 2019-2020 RMP Materiality Responsible banking: Solvency and liquidity
	GRI 103-2	The management approach and its components	Responsible banking: Solvency and liquidity
	GRI 103-3	Evaluation of the management approach	Responsible banking: Solvency and liquidity
GRI 201: ECONOMIC PERFORMANCE	GRI 201-1	Direct economic value generated and distributed (in EUR thousand)
		Gross income	EUR 3,245,030.00
		Profit or loss after tax from discontinued operations	EUR 0.00
		Gains or losses of derecognition of assets not classified as non-current assets held for sale	EUR 4,414.00
		Direct economic value generated	EUR 3,249,444.00
		Dividends	EUR 355,327.88
		Operating expenses	EUR 464,065.00
		Staff expenses	EUR 1,119,420.00
		Social investment	EUR 22,117.61
		Income tax and taxes other than income	EUR 245,644.00
		Direct economic value distributed	EUR 2,206,992.68
		Direct economic value retained	EUR 1,042,869.51
	GRI 201-2	Financial implications and other risks and opportunities due to climate change	Responsible banking: Sustainable financing Commitment to the environment: Direct environment impact
	GRI 201-3	Defined benefit plan obligations and other retirement plans

Note 38.2 to the 2019 consolidated financial statements for describes the features of the fund for pensions and similar obligations (employment obligations) and insurance contracts linked to pensions.

As described in Note 2.13, the Group has post-employment defined benefit obligations assumed with certain employees.

	GRI 201-4	Financial assistance received from government	This information is included in Note 1.2 to the Bankia Group’s 2019 consolidated financial statements. In 2012, several capital management actions were carried out and public aid was received, after which the Fund for Orderly Bank Restructuring (FROB) became BFA’s sole shareholder. Then, on 28 November 2012, the BFA–Bankia Group received approval from the European Commission, the Bank of Spain, and the FROB for its 2012-2017 Restructuring Plan. As at 31 December 2017, the Group had completed the measures and commitments set out in the Restructuring Plan.

130

RESPONSIBLE MARKETING
GRI 103: MANAGEMENT APPROACH	GRI 103-1	Explanation of the material topic and its Boundary	Strategy: 2019-2020 RMP Materiality Customer focus: Responsible marketing
	GRI 103-2	The management approach and its components	Customer focus: Responsible marketing
	GRI 103-3	Evaluation of the management approach	Customer focus: Responsible marketing
GRI 416: CUSTOMER HEALTH AND SAFETY	GRI 416-1	Assessment of the health and safety impacts of product and service categories	Robust and secure: Internal control and compliance: Customer focus: Responsible marketing Appropriate management of non-performing loans
	GRI 416-2	Incidents of non-compliance concerning the health and safety impacts of products and services	No incidents of non-compliance were detected in 2019.
GRI 417: MARKETING AND LABELING	GRI 417-1	Requirements for product and service information and labeling	Robust and secure: Internal control and compliance: Customer focus: Responsible marketing
	GRI 417-2	Incidents of non-compliance concerning product and service information and labeling	No incidents of non-compliance related to this topic was identified.
	GRI 417-3	Incidents of non-compliance concerning marketing communications	No incidents of non-compliance related to this topic was identified.
APPROPRIATE MANAGEMENT OF NON-PERFORMING LOANS
GRI 103: MANAGEMENT APPROACH	GRI 103-1	Explanation of the material topic and its Boundary	Strategy: 2019-2020 RMP Materiality Robust and secure: Risk management

131

	GRI 103-2	The management approach and its components	Robust and secure: Risk management
	GRI 103-3	Evaluation of the management approach	Robust and secure: Risk management Customer focus: Appropriate management of non-performing loans
GRI 203: INDIRECT ECONOMIC IMPACTS	GRI 203-1	Infrastructure investments and services supported	Information not available. Bankia cannot guarantee the accuracy of the information available since the loans granted to customers do not always consider the purposes of the loan application.
	GRI 203-2	Significant indirect economic impacts	Responsible banking Sustainable financing Customer focus: Business model Accessibility and financial inclusion Commitment to the environment: Social contribution
INNOVATION AND DIGITALISATION
GRI 103: MANAGEMENT APPROACH	GRI 103-1	Explanation of the material topic and its Boundary	Strategy: 2019-2020 RMP Materiality Customer focus: Innovation and disgitalisation
	GRI 103-2	The management approach and its components	Customer focus: Innovation and disgitalisation

132

	GRI 103-3	Evaluation of the management approach	Customer focus: Responsible marketing Business model Innovation and digitalisation
COMPLIANCE AND RISK MANAGEMENT
GRI 103: MANAGEMENT APPROACH	GRI 103-1	Explanation of the material topic and its Boundary	Strategy: 2019-2020 RMP Materiality Robust and secure: Risk management
	GRI 103-2	The management approach and its components	Robust and secure: Risk management
	GRI 103-3	Evaluation of the management approach	Robust and secure: Risk management
TALENT MANAGEMENT
GRI 103: MANAGEMENT APPROACH	GRI 103-1	Explanation of the material topic and its Boundary	Strategy: 2019-2020 RMP Materiality Responsible banking: People and talent management
	GRI 103-2	The management approach and its components	Responsible banking: People and talent management
	GRI 103-3	Evaluation of the management approach	Responsible banking: People and talent management
GRI 401: EMPLOYMENT	GRI 401-1	New employee hires and employee turnover	Responsible banking: People and talent management Employment indicators Key people indicators
	GRI 401-2	Benefits provided to full-time employees that are not provided to temporary or part-time employees	Responsible banking: People and talent management Key people indicators
	GRI 401-3	Parental leave	Responsible banking: People and talent management Key people indicators
GRI 404: TRAINING AND AWARENESS- RAISING	GRI 404-1	Average hours of training per year per employee	Responsible banking: People and talent management 2019 Training Plan
	GRI 404-2	Programs for upgrading employee skills and transition assistance programs	Responsible banking: People and talent management
	GRI 404-3	Percentage of employees receiving regular performance and career development reviews	100%

133

ACCESSIBILITY AND FINANCIAL INCLUSION
GRI 103: MANAGEMENT APPROACH	GRI 103-1	Explanation of the material topic and its Boundary	Strategy: 2019-2020 RMP Materiality Customer focus: Accessibility and financial inclusion
	GRI 103-2	The management approach and its components	Customer focus: Business model Accessibility and financial inclusion
	GRI 103-3	Evaluation of the management approach	Customer focus: Responsible marketing Accessibility and financial inclusion
GRI 203: INDIRECT ECONOMIC IMPACTS	GRI 203-1	Infrastructure investments and services supported	Information not available. Bankia cannot guarantee the accuracy of the information available since the loans granted to customers do not always consider the purposes of the loan application.
	GRI 203-2	Significant indirect economic impacts	Responsible banking: Sustainable financing Customer focus: Business model Accessibility and financial inclusion Commitment to the environment: Social contribution
SOCIAL CONTRIBUTION
GRI 103: MANAGEMENT APPROACH	GRI 103-1	Explanation of the material topic and its Boundary	Strategy: 2019-2020 RMP Materiality Commitment to the environment: Social contribution
	GRI 103-2	The management approach and its components	Commitment to the environment: Social contribution
	GRI 103-3	Evaluation of the management approach	Commitment to the environment: Social contribution
GRI 413: LOCAL COMMUNITIES	GRI 413-1	Operations with local community engagement, impact assessments, and development programs	The percentage is not reported since this does not apply to Bankia’s business model. This indicators is address in the following report content: Commitment to the environment: Social contribution

134

	GRI 413-2	Operations with significant actual and potential negative impacts on local communities	Customer focus: Accessibility and financial inclusion Appropriate management of non-performing loans
INCLUSION OF ENVIRONMENTAL AND SOCIAL TOPICS IN THE BUSINESS
GRI 103: MANAGEMENT APPROACH	GRI 103-1	Explanation of the material topic and its Boundary	Strategy: 2019-2020 RMP Materiality Responsible banking: Sustainable financing
	GRI 103-2	The management approach and its components	Responsible banking: Sustainable financing Customer focus: Business model Bankia Asset Management Commitment to responsible management
	GRI 103-3	Evaluation of the management approach	Responsible banking: Sustainable financing Customer focus: Business model Bankia Asset Management Commitment to responsible management
RESPONSIBLE PURCHASING
GRI 103: MANAGEMENT APPROACH	GRI 103-1	Explanation of the material topic and its Boundary	Strategy: 2019-2020 RMP Materiality Responsible banking: Responsible purchasing
	GRI 103-2	The management approach and its components	Responsible banking: Responsible purchasing
	GRI 103-3	Evaluation of the management approach	Responsible banking: Responsible purchasing
GRI 308: SUPPLIER ENVIRONMENTAL ASSESSMENT	GRI 308-1	New suppliers that were screened using environmental criteria	Responsible banking: Responsible purchasing Supplier profile

135

	GRI 308-2	Negative environmental impacts in the supply chain and actions taken	Responsible banking: Responsible purchasing Supplier approval and rating
DIRECT ENVIRONMENTAL IMPACT
GRI 103: MANAGEMENT APPROACH	GRI 103-1	Explanation of the material topic and its Boundary	Strategy: 2019-2020 RMP Materiality Commitment to the environment: Direct environment impact
	GRI 103-2	The management approach and its components	Commitment to the environment: Direct environment impact
	GRI 103-3	Evaluation of the management approach	Commitment to the environment: Direct environment impact
GRI 301: MATERIALS	GRI 301-1	Materials used by weight or volume	Commitment to the environment: Direct environment impact Environmental indicators
	GRI 301-2	Recycled input materials used	Commitment to the environment: Direct environment impact Environmental indicators	Not applicable. Not relevant for Bankia’s business.
	GRI 301-3	Reclaimed products and their packaging materials	Commitment to the environment: Direct environment impact Waste management	Not applicable. Not relevant for Bankia’s business.
GRI 302: ENERGY	GRI 302-1	Energy consumption within the organization	Commitment to the environment: Direct environment impact Environmental indicators
	GRI 302-2	Energy consumption outside of the organization		Not applicable. Not relevant for Bankia's business.
	GRI 302-3	Energy intensity	23.74 GJ / employee
	GRI 302-4	Reduction of energy consumption	Commitment to the environment: Direct environment impact Environmental indicators
	GRI 302-5	Reductions in energy requirements of products and services	Commitment to the environment: Direct environment impact Ecoefficienty	Not applicable. Not relevant for Bankia’s business.

136

GRI 305: EMISSIONS	GRI 305-1	Direct (Scope 1) GHG emissions	Commitment to the environment: Direct environment impact Environmental Indicators
	GRI 305-2	Energy indirect (Scope 2) GHG emissions	Commitment to the environment: Direct environment impact Environmental Indicators
	GRI 305-3	Other indirect (Scope 3) GHG emissions	Commitment to the environment: Direct environment impact Environmental Indicators
	GRI 305-4	GHG emissions intensity	0.8834 tCO2 / EUR mn
	GRI 305-5	Reduction of GHG emissions	Commitment to the environment: Direct environment impact Environmental Indicators
	GRI 305-6	Emission of ozone-depleting substances (ODS)	Commitment to the environment: Direct environment impact Environmental Indicators	Not applicable. Not relevant for Bankia’s business.
	GRI 305-7	Nitrogen oxides (NOX), sulfur oxides (SOX), and other significant air emissions	Commitment to the environment: Direct environment impact Environmental Indicators
GRI 306: EFFLUENTS AND WASTE	GRI 306-1	Water discharge by quality and destination	100% of Bankia’s buildings and branches are in urban areas, with a drainage and distribution service provided by water supply companies. Bankia has waste authorisation for the building at Paseo de la Castellana, 189, in Madrid.
	GRI 306-2	Waste by type and disposal method	Commitment to the environment: Direct environment impact Environmental Indicators
	GRI 306-3	Significant spills	By the nature of its activity, Bankia does not produce any significant spills.
	GRI 306-4	Transport of hazardous waste	Bankia does not transport, import or export hazardous waste.
	GRI 306-5	Water bodies affected by discharges of water and/or runoff	Not applicable. Because of the nature of its operations, Bankia does not have discharges of water or runoff.
GRI 307: ENVIRONMENTAL COMPLIANCE	GRI 307-1	Non-compliance with environmental laws and regulations	No incidents of non-compliance related to this topic was identified.

137

FINANCIAL SERVICES SECTOR SUPPLEMENT
CATEGORY: ECONOMIC
GRI 201: ECONOMIC PERFORMANCE	GRI 201-1	Direct economic value generated and distributed (in EUR thousand)
		Gross income	EUR 3,245,030.00
		Profit or loss after tax from discontinued operations	EUR 0.00
		Gains or losses of derecognition of assets not classified as non-current assets held for sale	EUR 4,414.00
		Direct economic value generated	EUR 3,249,444.00
		Dividends	EUR 355,327.88
		Operating expenses	EUR 464,065.00
		Personnel expenses	EUR 1,119,420.00
		Social investment	EUR 22,117.61
		Income tax and taxes other than income	EUR 245,644.00
		Direct economic value distributed	EUR 2,206,992.68
		Direct economic value retained	EUR 1,042,869.51
CATEGORY: ENVIRONMENTAL
GRI 305: EMISSIONS	GRI 305-1	Direct (Scope 1) greenhouse gas emissions	Commitment to the environment: Direct environment impact Environmental Indicators
	GRI 305-2	Energy indirect (Scope 2) greenhouse gas emissions	Commitment to the environment: Direct environment impact Environmental Indicators
	GRI 305-3	Other Indirect (Scope 3) greenhouse gas emissions	Commitment to the environment: Direct environment impact Environmental Indicators
GRI 306: EFFLUENTS AND WASTE	GRI 306-2	Waste by type and disposal method	Commitment to the environment: Direct environment impact Environmental Indicators
SOCIAL ASPECTS FOR THE FINANCIAL SERVICES SECTOR
RESPONSIBLE PRODUCTS

138

GRI 103: MANAGEMENT APPROACH	GRI 103-1	Explanation of the material topic and its Boundary	Strategy: 2019-2020 RMP Materiality
	GRI 103-2	The management approach and its components	Responsible banking: Sustainable financing Customer focus: Business model Accessibility and financial inclusion
	GRI 103-3	Evaluation of the management approach	Responsible banking: Sustainable financing Customer focus: Business model Accessibility and financial inclusion
	FS-6	Percentage of the portfolio for business lines by specific region, size (e.g. micro/SME/large) and by sector	Responsible banking: Sustainable financing Customer focus: Business model
	FS-7	Monetary value of products and services designed to deliver a specific social benefit for each business line broken down by purpose	Responsible banking: Sustainable financing Customer focus: Business model	Information not available. Information related to the GRI standard can be found in the references. A specific division in the bank was created to enhance management of this information and provide it in future reports.
	FS-8	Monetary value of products and services designed to deliver a specific environmental benefit for each business line broken down by purpose	Responsible banking: Sustainable financing Customer focus: Business model	Information not available. Information related to the GRI standard can be found in the references. A specific division in the bank was created to enhance management of this information and provide it in future reports
	FS-10	Percentage and number of companies held in the institution’s portfolio with which the reporting organization has interacted on environmental or social issues	Responsible banking: Sustainable financing	Information not available. Information related to the GRI standard can be found in the references. A specific division in the bank was created to enhance management of this information and provide it in future reports

139

	FS-11	Percentage of assets subject to positive and negative environmental screening	Responsible banking: Sustainable financing Customer focus: Business model Bankia Asset Management: Commitment to responsible management	Information not available. Information related to the GRI standard can be found in the references. A specific division in the bank was created to enhance management of this information and provide it in future reports
	FS-15	Policies for the fair design and sale of financial products and services	Strategy: 2019-2020 RMP Customer focus: Responsible marketing
	FS-16	Initiatives to enhance financial literacy by type of beneficiary	Customer focus: Accessibility and financial inclusion Bankademia
LOCAL COMMUNITIES
GRI 103: MANAGEMENT APPROACH	GRI 103-1	Explanation of the material topic and its Boundary	Strategy: 2019-2020 RMP Materiality
	GRI 103-2	The management approach and its components	Commitment to the environment: Social contribution
	GRI 103-3	Evaluation of the management approach	Commitment to the environment: Social contribution
	FS-13	Access points in low-populated or economically disadvantaged areas by type	Commitment to the environment: Accessibility and financial inclusion
	FS-14	Initiatives to improve access to financial services for disadvantaged people	Customer focus: Business model Innovation and dititalisation Accessibility and financial inclusion

140

APPENDIX III

Independent assurance of the Consolidated Non-Financial Statement

141

ANNUAL CORPORATE GOVERNANCE REPORT FOR LISTED COMPANIES

This document is a translation of and original text in Spanish. In case of any discrepancy between the English and the Spanish version, the Spanish version will prevail

ISSUER IDENTIFICATION:

Year-end Date:	[12/31/2019]

CIF:	[A-14010342]

Corporate Name:

BANKIA, S.A.

Registered office:

PINTOR SOROLLA Nº 8, 46002, VALENCIA

A.       Ownership structure

A.1.       Complete the table below with details of the share capital of the company:

Date of last change	Share Capital(€)	Number of shares	Number of voting rights
03/22/2019	3,069,522,105.00	3,069,522,105	3,069,522,105

Please state whether there are different classes of shares with different associated rights:

[ ]	Yes
[√]	No

Following authorisation from the European Central Bank, on 25 April 2019 the Board of Directors resolved to partially implement the capital reduction through redemption of treasury shares that had been approved at the General Meeting of Shareholders held on 22 March 2019. As a result, share capital was reduced by the amount authorised by the European Central Bank, EUR 15,440,845 euros, by redemption of 15,440,845 treasury shares. The share capital resulting from the reduction was set at EUR 3,069,522,105, corresponding to 3,069,522,105 shares of EUR 1 par value each.

On 3 May 2019 the deed of reduction of share capital was filed at the Companies Register of Valencia. And, effective 20 May 2019, the 15,440,845 redeemed shares were removed from trading on the stock exchanges.

A.2.	Please provide details of the company’s significant direct and indirect shareholders at year end, excluding any directors:

1

Personal or corporate name of shareholder	% of shares carrying voting rights		% of voting rights through financial instruments		% of total voting rights
	Direct	Indirect	Direct	Indirect
ARTISAN PARTNERS ASSET MANAGEMENT INC.	0.00	3.07	0.00	0.00	3.07
FROB	0.00	61.80	0.00	0.00	61.80

Breakdown of the indirect holding:

Personal or corporate name of indirect shareholder	Personal or corporate name of direct shareholder	% of shares carrying voting rights	% of voting rights through financial instruments	% of total voting rights
ARTISAN PARTNERS ASSET MANAGEMENT INC.	ARTISAN PARTNERS LIMITED PARTNERSHIP	3.07	0.00	3.07
FROB	BFA, TENEDORA DE ACCIONES, S.A.U.	61.80	0.00	61.80

State the most significant shareholder structure changes during the year:

Most Significant movements

BFA, TENEDORA DE ACCIONES, S.A.U.:

On 20 May 2019, Bankia reduced capital by EUR 15,440,845 through redemption of 15,440,845 treasury shares with a par value of EUR 1 each, leaving share capital at EUR 3,069,522,105. Following the capital reduction, the stake of BFA TENEDORA DE ACCIONES S.A.U. (BFA) in the share capital of Bankia increased by +31 bp.

Furthermore, the change in the number of voting rights held by BFA as a result of Bankia shares coming into BFA’s hands by virtue of execution of judgments and out-of-court settlements to avoid or end litigation had the effect that BFA’s stake increased during the year by +42 bp to 61.80%.

Also reported is that State Street Bank and Trust and Chase Nominees Ltd., as international custodian/depositary banks, appear in the Company’s shareholder registry as at 31 December 2019, with shareholdings of 6.43% and 5.15%, respectively, in Bankia’s share capital. Nevertheless, the Company understands that these shareholdings are held on behalf of third parties, none of which, to the best of the Company’s knowledge, has a shareholding equal to or greater than 3% of the share capital or voting rights.

2

A.3.       In the following tables, list the members of the Board of Directors with voting rights in the company:

Personal or corporate name of director	% of shares carrying voting rights		% of voting rights through financial instruments		% of total voting rights	% voting rights that can be transmitted through financial instruments
	Direct	Indirect	Direct	Indirect		Direct	Indirect
MR. JOSÉ IGNACIO GOIRIGOLZARRI TELLAECHE	0.01	0.00	0.00	0.00	0.01	0.00	0.00
MR. JOSÉ SEVILLA ÁLVAREZ	0.00	0.00	0.00	0.00	0.00	0.00	0.00
MR. JOAQUÍN AYUSO GARCÍA	0.00	0.00	0.00	0.00	0.00	0.00	0.00
MR. FRANCISCO JAVIER CAMPO GARCÍA	0.00	0.00	0.00	0.00	0.00	0.00	0.00
MRS. EVA CASTILLO SANZ	0.00	0.00	0.00	0.00	0.00	0.00	0.00
MR. JORGE COSMEN MENÉNDEZ-CASTAÑEDO	0.00	0.00	0.00	0.00	0.00	0.00	0.00
MR. CARLOS EGEA KRAUEL	0.00	0.00	0.00	0.00	0.00	0.00	0.00
MR. JOSÉ LUIS FEITO HIGUERUELA	0.00	0.00	0.00	0.00	0.00	0.00	0.00
MR. FERNANDO FERNÁNDEZ MÉNDEZ DE ANDÉS	0.00	0.00	0.00	0.00	0.00	0.00	0.00
MRS. LAURA GONZÁLEZ MOLERO	0.00	0.00	0.00	0.00	0.00	0.00	0.00
MR. ANTONIO GREÑO HIDALGO	0.00	0.00	0.00	0.00	0.00	0.00	0.00
MR. ANTONIO ORTEGA PARRA	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Total percentage of voting rights held by the Board of Directors							0.01

3

Breakdown of the indirect holding:

Personal or corporate name of Director	Personal or corporate name of direct shareholder	% of shares carrying voting rights	% of voting rights through financial instruments	% of total voting rights	% voting rights that can be transmitted through financial instruments
MR. JORGE COSMEN MENÉNDEZ- CASTAÑEDO	QUINTORGE, S.L.	0.00	0.00	0.00	0.00

By 31 of December 2019 the directors of Bankia held the following shares of the Entity:

Mr. José Ignacio Goirigolzarri direct owner of 259,170 shares of the Company (representativ e of a 0.008% of the share capital);

Mr. José Sevilla Álvarez direct owner of 55,012 shares of the Company (representative of a 0.002% of the share capital); Mr. Antonio Ortega Parra direct owner of 75,000 shares of the Company (representative of a 0.002% of the share capital); Mr. Joaquín Ayuso García direct owner of 55,015 shares of the Company (representative of a 0.002% of the share capital); Mr. Francisco Javier Campo García direct owner of 50,315 shares of the Company (representative of a 0.002% of the share capital);

Mrs. Eva Castillo Sanz direct owner of 25,000 shares of the Company (representative of a 0.001% of the share capital); Mr. Jorge Cosmen Menéndez-Castañedo direct owner of 21 shares and indirect owner of (through Quintorge, S.L.) of 30,268 shares of the Company (representative of the 0.001% of the share capital);

Mr. Carlos Egea Krauel direct owner of 15,595 shares of the Company (representative of a 0.001% of the share capital); Mr. José Luis Feito Higueruela direct owner of 49,452 shares of the Company (representative of a 0.002% of the share capital);

Mr. Fernando Fernández Méndez de Andés direct owner of 16,358 shares of the Company (representative of a 0.001% of the share capital);

Mrs. Laura González Molero direct owner of 5,000 shares of the Company (representative of a 0.002% of the share capital); Mr. Antonio Greño Hidalgo direct owner of 20,750 shares of the Company (representative of a 0.001% of the share capital);

A.4. If applicable, state any family, commercial, contractual or corporate relationships that exist among significant shareholders to the extent that they are known to the company, unless they are insignificant or arise in the ordinary course of business, except those that are reported in Section A.6:

Personal or corporate name of related Party	Nature of relationship	Brief description
Without data

A.5. If applicable, state any commercial, contractual or corporate relationships that exist between significant shareholders and the company and/or group, unless they are insignificant or arise in the ordinary course of business:

4

Personal or corporate name of related Party	Nature of relationship	Brief description
BFA, TENEDORA DE ACCIONES, S.A.U.	Contractual	Framework agreement governing the relations between BFA, Tenedora de Acciones S.A.U. (BFA) and Bankia, setting out the mechanisms necessary to, within the legal limits, ensure at all times an appropriate level of coordination between Bankia and BFA and group companies, and to manage and minimize any situations that may give rise to potential conflicts of interest between the two entities, while ensuring due observance and protection of the rest of the shareholders in an atmosphere of transparency in relations between the two entities.
BFA, TENEDORA DE ACCIONES, S.A.U.	Contractual	Service level agreement, development of the framework agreement, enabling BFA to manage its activity adequately using Bankia’s human and material resources to prevent duplications.
BFA, TENEDORA DE ACCIONES, S.A.U.	Contractual	Cost-sharing agreement for lawsuits related to preferred participating securities and subordinated bonds.
BFA, TENEDORA DE ACCIONES, S.A.U.	Contractual	Agreement establishing an access mechanism allowing BFA, through Bankia, to avail of the liquidity and funding mechanisms set up by the ECB for credit institutions, as well as private deals inherent in the business of credit institutions.
BFA, TENEDORA DE ACCIONES, S.A.U.	Contractual	Cost-sharing agreement for lawsuits related to the IPO.
BFA, TENEDORA DE ACCIONES, S.A.U.	Contractual	Master Agreement between BFA and Bankia. Article 11 (2) of the CRR, to govern the relations between BFA and Bankia with respect to defining and implementing the necessary mechanisms and procedures so that Bankia can comply with the obligations laid down in 11.2 of Regulation (EU) number 575/2013 and, in particular, verify that BFA complies with the capital requirements imposed in applicable legislation.

5

BFA, TENEDORA DE ACCIONES, S.A.U.	Corporate	Agreement regarding the management of the FROB’s indirect shareholding in Bankia, S.A., through BFA Tenedora de Acciones, S.A.U.

A.6.   Describe the relationships, unless insignificant for the two parties, that exist between significant shareholders or shareholders represented on the Board and directors, or their representatives in the case of proprietary directors.

Explain, as the case may be, how the significant shareholders are represented. Specifically, state those directors appointed to represent significant shareholders, those whose appointment was proposed by significant shareholders and/or companies in its group, specifying the nature of such relationships or ties. In particular, mention the existence, identity and post of directors, or their representatives, as the case may be, of the listed company, who are, in turn, members of the Board of Directors or their representatives of companies that hold significant shareholdings in the listed company or in group companies of these significant shareholders:

Personal or corporate name of related director or representative	Personal or corporate name of related significant shareholder	Company name of the group company of the significant shareholder	Description of relationship/post
MR. JOSÉ IGNACIO GOIRIGOLZARRI TELLAECHE	BFA, TENEDORA DE ACCIONES, S.A.U.	BANKIA, S.A.	REPRESENTATIVE PHYSICAL PERSON - PRESIDENT (FROB)
MR. ANTONIO ORTEGA PARRA	BFA, TENEDORA DE ACCIONES, S.A.U.	BANKIA, S.A.	DIRECTOR
MR. JOSÉ SEVILLA ÁLVAREZ	BFA, TENEDORA DE ACCIONES, S.A.U.	BANKIA, S.A.	DIRECTOR

6

There are no proprietary directors on Bankia S.A.’s Board of Directors. The Board of Directors was made up of 12 directors at 31 December 2019, 3 executives, 8 independent and 1 external.

BFA Tenedora de Acciones S.A.U. held shares representing 61.80 % of Bankia’s share capital at 31 December 2019.

Since 27 June 2012, BFA is wholly owned by FROB, an institution under public law with its own legal personality and full public and private capacity to pursue its objectives, which is to manage credit institution restructuring and re solution processes.

At any rate, at the General Meeting of Shareholders of Bankia, S.A. held on 29 June 2012, on item 3 of the Agenda, the proposed appointments and ratification of directors were approved with 95% votes in favour of all valid votes and abstentions, equivalent to 57% of Bankia, S.A.’s share capital at the date of the meeting.

At the General Meeting of Shareholders held on 15 March 2016, resolutions were adopted to appoint a new independent director and to re-elect 4 directors: 3 independent and 1 executive.

In addition, at the General Meeting of Shareholders held on 24 March 2017, to continue with the partial renovation of members of the Board of Directors during the year before, resolutions were adopted to re-elect 6 directors: 2 executive and 4 independent.

In addition, at the Extraordinary General Meeting of Shareholders held on 14 September 2017, pursuant to the Common Terms of Merger between Bankia, S.A. and Banco Mare Nostrum, S.A., a resolution was adopted to appoint a new external director, Mr. Carlos Egea Krauel. He was included in the Bank of Spain’s Register of Senior Offices (Registro de Altos Cargos or RAC) on 12 January 2018. On 25 January 2018, this director changed category after being designated executive director. In 2019, Mr. Egea resigned from his executive duties. On 28 June 2019 he thus became an external director.

Finally, to fill the vacancy arising in October 2017 from the departure of an independent director, on 25 October 2018, the Board of Directors, after obtaining the pertinent regulatory authorisations, agreed to appoint, by the co-option, Mrs. Laura González Molero as independent director. The appointment of Ms. González Molero was ratified by the shareholders at the General Meeting of 22 March 2019.

Agreement on the management of the FROB’s indirect interest in Bankia, S.A. through BFA, Tenedora de Acciones, S.A.U:

On 25 January 2019, the FROB (holder of 100% of BFA’s share capital), BFA (controlling shareholder of Bankia) and Bankia signed an agreement on the management of the FROB’s indirect interest in Bankia (through BFA). Under the agreement, the FROB undertook not to take part in the ordinary management of Bankia, which is the responsibility of Bankia’s governing bodies and will be freely and independently exercised by Bankia’s directors. Hence the FROB, through BFA, will not nominate proprietary directors for appointment to Bankia’s Board of Directors as provided for in Article 529 duodecies (3) of Royal Legislative Decree 1/2010, of 2 July, introducing the consolidated text of the Corporate Enterprises Act.

A.7.	State whether the company has been notified of any shareholders’ agreements that may affect it, in accordance with Articles 530 and 531 of the “Ley de Sociedades de Capital” (“Corporate Enterprise Act” or “LSC”). If so, describe these agreements and list the party shareholders:

[ ]	Yes
[√]	No

State whether the company is aware of any concerted actions among its shareholders. If so, provide a brief description:

[ ]	Yes
[√]	No

If any of the aforementioned agreements or concerted actions have been modified or terminated during the year, please specify expressly:

Not applicable.

A.8. State whether any individual or company exercises or may exercise control over the company in accordance with Article 5 of the Ley de Mercados de Valores (“Spanish Securities Market Act” or “LMV”). If so, please identify them:

[√]	Yes
[ ]	No

Name of individual or company name
BFA, TENEDORA DE ACCIONES, S.A.U.

BFA Tenedora de Acciones, S.A.U held shares representing 61.80% of Bankia, S.A.’s share capital by 31 December 2019. The FROB held 100% of BFA, Tenedora de Acciones, S.A.U’s shares by 31 December 2019.

A.9.       Complete the following table with details of the company’s treasury shares:

At the close of the year:

Number of direct shares	Number of indirect shares (*)	Total percentage of share capital
22,350,560	-	0.73

The number of shares includes shares traded until 12/31/2019. Regarding settlement at the Spanish Central Securities Depository (Iberclear), the settlement records of the transactions of 30 December (sale of 210,000 shares) and 31 December (acquisition of 90,752 shares) were 01/02/2020 and 01/03/2020, respectively.

(*)Through:

Personal or corporate name of direct shareholder	Number of direct shares
Without data

Explain any significant changes during the year:

Explain significant changes

On 20 May 2019, the capital reduction was carried out through the cancellation of treasury shares. The capital reduction amounted to EUR 15,440,845, with the cancellation of 15,440,845 treasury shares (representing 0.50% of share capital). As a result, Bankia’s share capital amounted to EUR 3,069,522,105, represented by 3,069,522,105 shares of EUR 1 par value each. The purpose of the capital reduction was to cancel treasury shares.

Notification to the CNMV dated 22 May 2019: Modification of the number of voting rights of the issuer dated 20 May 2019 as a result of this capital reduction. At that date, the total position in treasury shares amounted to 0.595% of share capital.

7

A.10. Provide a detailed description of the conditions and terms of the authority given to the Board of Directors to issue, repurchase, or dispose of treasury shares:

On 22 March 2019, a resolution was adopted at the General Shareholders’ Meeting of Bankia, S.A. to grant “Authorisation to the Board of Directors for the derivative acquisition of treasury stock in accordance with the limits and requirements established in the Corporate Enterprises Act. Delegation of authority to the Board of Directors to implement this resolution, rendering without effect the delegation granted by the previous General Meeting”:
Authorisation for the Board of Directors, in the broadest terms, to engage in the derivative acquisition of own shares of Bankia, directly or through companies in its Group, subject to the following limits and requirements:

a.       Forms of acquisition: acquisition by way of purchase, by way of any other “inter vivos” act for consideration or any other transaction permitted by law, including out of profits for the fiscal year and/or unrestricted reserves.

b.       Maximum number of shares to be acquired: the acquisitions may be made, from time to time, on one or more occasions, up to the maximum permitted by law.

c.       The price or countervalue will vary from a minimum equal to the lesser of par value or 75% of the stock market price on the date of acquisition, and a maximum equal to up to 5% more than the maximum price achieved by the shares in free trading (including the block market) in the Continuous Market session on the date of acquisition.

d.       Duration of the authorisation: five (5) years from the date of this resolution.

The conduct of these transactions also will be in compliance with the rules in this regard contained in Bankia’s Internal Rules of Conduct for Securities Markets.

To authorise the Board of Directors so that it may sell the shares acquired or use the own shares acquired, in whole or in part, for implementation of remuneration schemes that have delivery of shares or option rights on shares as their purpose or result therein, in accordance with the provisions of section 1 a) of article 146 of the Corporate Enterprises Act.

This delegation of authority to the Board of Directors replaces the delegation granted by the General Meeting of Shareholders of the Company held on 10 April 2018, which will therefore be rendered void.

The Board of Directors is authorised, in the broadest terms, to use the authorisation covered by this resolution for full implementation and development thereof, being entitled to delegate this authority, without distinction, to the Executive Chairman, to any of the directors, to the General Secretary and to the Board Secretary or any other person the Board expressly authorises for this purpose, with such breadth as it deems to be appropriate.

A.11.  Estimated working capital:

%
Estimated working capital	37.45

The percentage free float reported was calculated after subtracting the percentage of capital at 31 December 2019 held by BFA (61.798%), as controlling shareholder, by members of the Board of Directors (0.023%) and held in treasury shares (0.727%).

As to significant shareholders, only BFA has been considered as a major shareholder (core). Other shareholders do not qualify as they are not major shareholders, their stakes have varied widely over time and their exact ownership interest cannot be ascertained because they buy shares through nominees.

However, for information purposes only, the free float that results from also subtracting the interest owned by the other shareholder that as at 31 December 2019 had disclosed a significant shareholding to the CNMV (Artisan Partners Asset Management Inc., holding - 3.070%) is 34.382%.

The response to section B.4 reflects this same view.

A.12. State whether there are any restrictions (article of associations, legislative or of any other nature) placed on the transfer of shares and/or any restrictions on voting rights. In particular, state the existence of any type of restriction that may inhibit a takeover attempt of the company through acquisition of its shares on the market, and those regimes for the prior authorisation or notification that may be applicable, under sector regulations, to acquisitions or transfers of the company’s financial instruments.

8

[√]	Yes
[ ]	No

Description of restrictions

There are no restrictions on the transfer of securities of the entity except for legal restrictions.

Pursuant to article 17 of Law 10/2014 of 26 June 2014, on Governance, Supervision and Solvency of Credit Institutions any natural person or body corporate which, acting alone or in collaboration with others, decides to directly or indirectly acquire a significant share in a Spanish credit institution or directly or indirectly increase its interest therein whereby the percentage of voting rights or capital held therein equals or exceeds 20%, 30% or 50%, or where control of the credit institution is gained through the acquisition, must first notify the Bank of Spain, indicating the amount of the expected investment and any other information required by regulations. This information must be relevant for the evaluation, and proportional and appropriate to the nature of the potential acquirer and the proposed acquisition.

There are no legal or bylaw restrictions on the exercise of voting rights. Article 32.2 of the Bylaws states that those attending the General Meeting will be entitled to one vote for each share entitled or represented.

A.13.	State if the shareholders have resolved at a meeting to adopt measures to neutralise a take-over bid pursuant to the provisions of Act 6/2007.

[ ]	Yes
[√]	No

If so, please explain the measures approved and the terms under which such limitations would cease to apply:

A.14.       State if the company has issued shares that are not traded on a regulated EU market.

[ ]	Yes
[√]	No

If so, please list each type of share and the rights and obligations conferred on each.

9

B.	GENERAL SHAREHOLDER’S MEETING

B.1.	State whether there are any differences between the quorum established by the LSC for General Shareholders’ Meetings and those set by the company and if so, describe them in detail.

[ ]	Yes
[√]	No

B.2.	State whether there are any differences in the company’s manner of adopting corporate resolutions and the manner for adopting corporate resolutions described by the LSC and, if so, explain:

[ ]	Yes
[√]	No

B.3.	State the rules for amending the company’s Articles of Association. In particular, state the majorities required for amendment of the Articles of Association and any provisions in place to protect shareholders’ rights in the event of amendments to the Articles of Association.

The rules governing amendments to the Company’s Bylaws are those set forth in the Corporate Enterprise. Any amendment to the Bylaws is the responsibility of the General Meeting of Shareholders and will require, at first call, shareholders holding at least fifty percent of the share capital conferring voting rights to be present in person or by proxy. At second call, shareholders representing twenty-five percent of the share capital shall be sufficient.

In particular, adoption of resolutions to amend by the Bylaws requires an absolute majority if over fifty percent of the share capital is present or represented by proxy at the General Meeting. However, a favourable vote of a two -thirds majority of the share capital present or represented at the meeting is required when, at second call, at least twenty- five percent but less than fifty percent of the subscribed capital with voting rights is in attendance.

In addition, according to 31.1 of the Bylaws, in line with article 197 bis of the Corporate Enterprises Act, that separate votes must be held on matters regarding amendment of the Bylaws, that of each article or group of articles that are independent of each other, even if they appear in the same agenda item.

Moreover, article 3.1 of the Bylaws states that the Board of Directors has authority to resolve to change the registered address within the same municipality.

B.4.	Give details of attendance at General Shareholders’ Meetings held during the year of this report and the previous year:

Date of General Meeting	Attendance data
	% physically present	% Present By Proxy	% Electronic Voting	Other Voting	Total
03/24/2017	66.97	12.21	0.00	0.61	79.79
Of which, free float	0.06	12.21	0.00	0.61	12.88
09/14/2017	67.81	14.25	0.01	0.41	82.48
Of which, free float	0.04	14.25	0.01	0.41	14.71
04/10/2018	61.84	16.07	0.01	0.38	78.30
Of which, free float	0.04	16.07	0.01	0.38	16.50
03/22/2019	62.87	17.09	0.01	0.35	80.32
Of which, free float	0.45	17.09	0.01	0.35	17.90

The percentage free float reported was calculated after subtracting the percentage of capital held by BFA, as controlling shareholder, that held by members of the Board of Directors, and that held in treasury shares, at the date of the General Meetings indicated in the heading.

B.5.	State whether any point on the agenda of the General Shareholders’ Meetings during the year has not been approved by the shareholders for any reason:

[ ]	Yes
[√]	No

B.6.	Indicate whether there are any restrictions in the Bylaws establishing a minimum number of shares needed to attend the General Shareholders’ Meetings, or to vote absentee:

[√]	Yes
[ ]	No

Number of shares required to attend General Meetings	500
Number of shares required for distance voting	1

B.7.	State whether it has been established that certain decisions other than those established by law exist that entail an acquisition, disposal or contribution to another company of essential assets or other similar corporate transactions that must be subject to the approval of the General Shareholders’ Meeting.

[ ]	Yes
[√]	No

B.8.	State the address and manner of access to the page on the company website where one may find information on corporate governance and other information regarding General Shareholders’ Meetings that must be made available to shareholders through the company website.

The Company´s website address is: www.bankia.com, the domain name of which is entered at the Mercantile Registry.

In accordance with article 52 of the Bylaws of Bankia, S.A., the Company will have, for the purposes envisaged in the applicable laws, a website (www.bankia.com) through which its shareholders, investors and the market will be generally advised of material or significant matters related to the Company, and the notices legally required to be published.

On the Company´s website, upon call of general meetings, there must be an electronic shareholder forum, to which both individual shareholders and such voluntary associations as they may establish on the terms contemplated by law may have appropriately secure access, to facilitate their communication prior to the holding of general meetings.

In this respect, the www.bankia.com home page includes a menu entitled “Shareholders and Investors” with a “Corporate Governance and Remuneration Policies” section containing information on the entity’s corporate governance. This section contains a specific sub-section providing access to the entity’s annual corporate governance reports, and one providing access to documentation regarding the General Meeting of Shareholders.

The Company’s website is available in Spanish and English.

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C.	COMPANY ADMINISTRATIVE STRUCTURE

C.1.	Board of Directors

C.1.1	Maximum and minimum number of directors established in the Articles of Association and the number set by the general meeting:

Maximum number of directors	15
Minimum number of directors	5
Number of directors set by the general meeting	12

C.1.2	Please complete the following table on directors

Personal or corporate name of director	Natural person	Director Category	Position on the board	Date first Appointed to Board	Las re- election date	Method of selection to Board
MR. JOSÉ IGNACIO GOIRIGOLZARRI TELLAECHE		EXECUTIVE	CHAIRMAN	05/09/2012	03/24/2017	SHAREHOLDER MEETING AGREEMENT
MR. JOSÉ SEVILLA ÁLVAREZ		EXECUTIVE	CHIEF EXECUTIVE OFFICER	05/25/2012	03/15/2016	SHAREHOLDER MEETING AGREEMENT
MR. JOAQUÍN AYUSO GARCÍA		INDEPENDENT	DIRECTOR	05/25/2012	03/15/2016	SHAREHOLDER MEETING AGREEMENT
MR. FRANCISCO JAVIER CAMPO GARCÍA		INDEPENDENT	DIRECTOR	05/25/2012	03/15/2016	SHAREHOLDER MEETING AGREEMENT
MRS. EVA CASTILLO SANZ		INDEPENDENT	LEAD INDEPENDENT DIRECTOR	05/25/2012	03/15/2016	SHAREHOLDER MEETING AGREEMENT
MR. JORGE COSMEN MENÉNDEZ- CASTAÑEDO		INDEPENDENT	DIRECTOR	05/25/2012	03/24/2012	SHAREHOLDER MEETING AGREEMENT

11

MR. CARLOS EGEA KRAUEL	OTHER EXTERNAL	DIRECTOR	09/14/2017	09/14/2017	SHAREHOLDER MEETING AGREEMENT
MR. JOSÉ LUIS FEITO HIGUERUELA	INDEPENDENT	DIRECTOR	05/25/2012	03/24/2017	SHAREHOLDER MEETING AGREEMENT
MR. FERNANDO FERNÁNDEZ MÉNDEZ DE ANDÉS	INDEPENDENT	DIRECTOR	05/25/2012	03/24/2017	SHAREHOLDER MEETING AGREEMENT
MRS. LAURA GONZÁLEZ MOLERO	INDEPENDENT	DIRECTOR	10/25/2018	10/25/2018	CO-OPTION
MR. ANTONIO GREÑO HIDALGO	INDEPENDENT	DIRECTOR	03/15/2016	03/15/2016	SHAREHOLDER MEETING AGREEMENT
MR. ANTONIO ORTEGA PARRA	EXECUTIVE	DIRECTOR	06/25/2014	03/24/2017	SHAREHOLDER MEETING AGREEMENT
Total number of directors					12

State if any directors, whether through resignation, dismissal or any other reason, have left the Board during the period subject to this report:

Personal or corporate name of director	Director type at time of leaving	Date of last appointment	Date director left	Specialised committees of which he/she was a member	Indicate whether the director left before the end of the term
Without data

C.1.3	Complete the following tables regarding the members of the Board and their categories:

12

EXECUTIVE DIRECTORS
Personal or corporate name of director	Post in organisational chart of the company	Profile
MR. JOSÉ IGNACIO GOIRIGOLZARRI TELLAECHE	EXECUTIVE CHAIRMAN

Born in 1954, Mr. Goirigolzarri holds a degree in Economics and Business Studies from the Universidad Comercial de Deusto (Bilbao). Finance and Strategic Planning from the University of Leeds (United Kingdom). He is Chairman of Bankia and of BFA, Tenedora de Acciones, S.A.U. since 9 May 2012.

He is Vice Chairman of CECA, trustee of CEDE, Pro Real Academia Española Foundation and honorary trustee of the Spain-USA Board Foundation, Chairman of the Deusto Business School, Chairman of the Advisory Board of the Instituto Americano de Investigación Benjamin Franklin and Chairman of Garum Foundation. He is also Chairman of the Fundación Bankia por la Formación Dual.

He began his professional career in Banco de Bilbao in 1977, where he served as general director of BBV and member of the Management Committee, with responsibilities in commercial banking in Spain and operations in Latin America. Mr. Goirigolzarri was responsible for Retail Banking at BBVA and served as Chief Executive Officer there until 2009.

During that period he also held directorships in BBVA- Bancomer (Mexico), Citic Bank (China) and CIFH (Hong Kong). He furthermore served as Vice Chairman at Telefónica and Repsol and Spanish Chairman of the Spain-USA Foundation.

MR. JOSÉ SEVILLA ÁLVAREZ	CHIEF EXECUTIVE OFFICER

Born in 1964, Mr. Sevilla holds a degree in Economics and Business Studies from CUNEF. He is Chief Executive Officer of Bankia and Chairman of the Board Risk Committee. He is also a member of the Board of Directors of BFA, Tenedora de Acciones, S.A.U.

Before joining Bankia he held various management positions in BBVA, where he served as general manager of Risks and member of the Management Committee, head of the Office of the Chairman and of the Division of Strategy and Finance for the Americas in BBVA and a directorship in BBVA Bancomer. He is a director of the Asociación para el Progreso de la Dirección (APD).

He began his professional career in the investment banking field, working in Merrill Lynch and FG Inversiones Bursátiles.

13

MR. ANTONIO ORTEGA PARRA	EXCUTIVE DIRECTOR, AND GENERAL MANAGER OF PEOPLE, RESOURCES AND TECHNOLOGY

Born in 1947, Mr. Ortega has a PhD in Business Studies from the Antonio de Nebrija University and holds a degree in Law from the Universidad Nacional de Educación a Distancia. He is general director of People, Resources and Technology at Bankia since 16 May 2012. He is a member of the Board of Directors of BFA, Tenedora de Acciones, S.A.U. since June 2012.

Before joining the bank, he was director of the Master’s Degree in Human Resources at Centro de Estudios Garrigues and a member of its academic council. At the same time, he provided business consultancy services and was director of the School of Banking at the Universidad Virtual of the Instituto Tecnológico de Monterrey (Mexico).

A large part of his career has been spent at the BBVA Group, where he held various management positions. He has been a director of BBVA Bancomer and BBVA Continental, Vice Chairman of Banca Nazionale del Lavoro, general director of Human Resources and Quality at BBVA and a member of the Group’s Management Committee.

He is a trustee of the Fundación Bankia por la Formación Dual. He is also a director of Cecabank, S.A.

Total number of executive directors	3
Percentage of Board	25.00

PROPIETARY DIRECTORS

Personal or corporate name of Director	Company, director or shareholder to whom the director is related	Profile
Without data

14

INDEPENDENT DIRECTORS

Name of the director	Profile
MR. JOAQUÍN AYUSO GARCÍA

He was born in 1955, he holds a degree in Civil Engineering from Universidad Politécnica de Madrid.

He is a member of the Board of Directors of Bankia and until March 2019 he was Lead Independent Director. He is Chairman of its Risk Advisory Committee and a member of its Appointments and Responsible Management Committee and of its Remuneration Committee. Further, he was vice-Chairman of Ferrovial and member of its Executive Committee, where he worked his entire career, and is a member of its Executive Committee. Currently, he is chairman of Adriano Care Socimi. He was Chairman of Autopista del Sol, Concesionaria Española, and a member of the boards of directors of National Express Group PLC and Hispania Activos Inmobiliarios. He is a member of the Advisory Board of the Instituto Benjamin Franklin at the Universidad de Alcalá de Henares and of the advisory board of AT Kearney. He is also vice-Chairman of the management board of the Real Sociedad Hípica Española Club de Campo.

MR. FRANCISCO JAVIER CAMPO GARCÍA	He was born in 1955, he holds a degree in Industrial Engineering from Universidad Politécnica de Madrid. He is a member of Bankia’s Board of Directors, Chairman of the Remuneration Committee and a member of the Appointments and Responsible Management Committee and Audit and Compliance Committee. He is president of Asociación Española del Gran Consumo (AECOC) operators, and director in Meliá Hotels International. He is also a member of the Advisory Board of Kearney (senior advisor) and of the Advisory Board of the Palacios Food Group and IPA Capital S.L. (Pastas Gallo). He is a director of the Asociación para el Progreso de la Dirección (APD), and a trustee of the Fundación Bankia por la Formación Dual, the Fundación F. Campo and the Fundación Iter. Mr. Campo began his professional career in Arthur Andersen and served as worldwide Chairman of the Día Group and as a member of the Worldwide Executive Committee of the Carrefour Group and Chairman of Zena Group and Cortefiel Group.
MRS. EVA CASTILLO SANZ

She was born in 1962, she holds a degree in Law and Business Studies from Universidad Pontificia de Comillas (E-3) in Madrid. She is a member of Bankia’s Board of Directors, chairwoman of the Appointments and Responsible Management Committee, member of its Board Risk Committee and its Risk Advisory Committee and Lead Independent Director.

She is an independent director of Zardoya Otis and a member of the Boards of Trustees of Fundación Comillas-ICAI, and Fundación Entreculturas.

She has been a director of Telefónica, S.A., and chairwoman of the Supervisory Board of Telefónica Deutschland. Previously Ms. Castillo worked in Merrill Lynch, where she became chairwoman of its Spanish subsidiary.

MR. JORGE COSMEN MENÉNDEZ- CASTAÑEDO	He was born in 1968, he holds a degree in Business Administration and a Master MBAI from Instituto de Empresa. He is a member of the Board of Directors of Bankia and of its Remuneration Committee. Chairman of ALSA and vice-Chairman of National Express Group, PLC, he is also a member of the Fundación Consejo España- China and of Fundación Integra. Previously he worked in companies in tourism, banking and international trade in Spain, Switzerland, Hong Kong and China.

15

MR. JOSÉ LUIS FEITO HIGUERUELA

He was born in 1952, he holds a degree in Economics and Business from Universidad Complutense de Madrid. He is a member of the Board of Directors of Bankia and of its Audit and Compliance Committee since June 2012. Qualified as a State Trade Expert and Economist and former ambassador of the Kingdom of Spain, at present he is member of the Economic and Financial Policy Commission of the CEOE and Chairman and general manager of the Institute for Economic Studies (IEE). He is also an independent director of Red Eléctrica Corporación and he is a trustee of the Fundación Carlos III.

Previously he worked in the Spanish Ministry of the Economy, the International Monetary Fund, the OECD, the Banco de España and AB Asesores Bursátiles.

MR. FERNANDO FERNÁNDEZ MÉNDEZ DE ANDÉS

He was born in 1956, he holds a doctorate in Economics. He is a member of the Board of Directors of Bankia and of its Board Risk Committee, Risk Advisory Committee and a member of its Audit and Compliance Committee. He has been a member of the Board of Directors of BFA, Tenedora de Acciones, S.A.U.

He is a lecturer in economic at the IE Business School specialized in Macroeconomics, International Economics and Financial Stability. He has served as Chief Economist of the International Monetary Fund and as Chief economist and head of the Research Service at Banco Central Hispano and Banco Santander and Director of Red Eléctrica.

MRS. LAURA GONZÁLEZ MOLERO	Born in 1965, she holds a degree in Pharmacy, specializing in Industrial Pharmacy, from the Complutense University in Madrid, an Executive MBA from the IE Business School, and higher Course in Marketing from the CECO and in innovation in IMD Lousanne. She is a member of the Board of Directors of Bankia and a member of its Appointments and Responsible Management Committee and its Remuneration Committee. She has spent her career in major international corporations in the health and chemical sectors; she was Chairwoman of Bayer HealthCare Latin America, Chairwoman of Merck Serono Latin America, Chief Executive Officer of Merck Group Spain, and Vice-Chairwoman of Serono Iberia & Scandinavia. She is currently an independent director of Acerinox, Grupo Ezentis and Viscofan. She is chairwoman of the Asociación para el Progreso de la Dirección (APD), and a Trustee of the Adecco Foundation and a member of the Advisory Board of ISS in Spain.
MR. ANTONIO GREÑO HIDALGO

He was born in 1956, he holds a degree in Business Science and is a Certified Public Accountant. He is a member of the Board of Directors of Bankia and Chairman of the Audit and Compliance Committee, having been appointed the committee’s Financial Expert, and member of its Risk Advisory Committee. Previously, he was a member of the Board of Directors of BFA, Tenedora de Acciones, S.A.U.

He has made his career at PricewaterhouseCoopers (PwC), where in 1995 he was appointed International Partner and from 2003 to 2010 was the partner responsible for the financial sector at PwC in Spain and he was a member of the PwC EMEA (Europe, Middle East and Africa) Financial Sector Management Committee. He is also an independent director of Liberty Seguros. He has served as a director representing the Deposit Guarantee Fund in Catalunya Bank.

Total number of other external directors	8
Percentage of the Board	66.67

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State whether any independent director receives from the company or any company in the group any amount or benefit other than compensation as a director, or has or has had a business relationship with the company or any company in the group during the past year, whether in his or her own name or as a significant shareholder, director r senior executive of a company that has or has had such a relationship.

In this case, include a statement by the Board explaining why it believes that the director in question can perform his or her duties as an independent director.

Personal or corporate name of the director	Description of the relationship	Statement of the Board
MR. JOAQUÍN AYUSO GARCÍA	Financing agreements between Bankia and the Ferrovial Group and Service agreements between Bankia and the Group Alsa (Group National Express) Financial Agreements between Bankia and Fundación Create and the Real Sociedad Hípica Española Club de Campo.

The Board of Directors of Bankia, S.A., based on a report by the Appointments and Responsible Management Committee considers that Joaquín Ayuso García, member of the Board of Directors of Ferrovial, S.A (until September 2019), Autopista del Sol Concesionaria Española S.A. -AUSOL- (Ferrovial Group) (until October 2019), National Express Group PLC (until December 2019), member of the Trustee of Fundación Créate (until June 2019), and member of the management board of the Real Sociedad Hípica Española Club de Campo can continue to be classified as an independent director of Bankia S.A. despite the commercial relations between Bankia, S.A. and the Ferrovial Group , the Alsa Group (National Express Group), Fundación Créate and la Real Sociedad Hípica Española Club de Campo given (i) the ordinary nature of the relations, with business conducted under general market terms; (ii) Bankia, S.A.’s generally rigorous procedures for engaging construction and services, which were applied in this case; (iii) the nonintervention by this director in the negotiations and decision making processes of either party; and (iv) in this case, the express intervention of the Board of Directors and the Audit and Compliance Committee given the related- party nature of the relationship.

17

MR. FRANCISCO JAVIER CAMPO GARCÍA	Financing agreements between Bankia and the Group Meliá Hotels International, Group Empresarial Palacios Alimentación and guarantee agreement between Bankia and AECOC.	The Board of Directors of Bankia, S.A., based on a report by the Appointments and Responsible Management Committee, considers that Francisco Javier Campo García, a member of the Board of Directors of Meliá Hotels International and senior advisor and minoritary partner of Grupo Empresarial Palacios Alimentación and Chairman of AECOC on behalf of Bankia, can continue to be classified as an independent director of Bankia, S.A. despite the commercial relations between Bankia, S.A. and Meliá Hotels International, Grupo Empresarial Palacios Alimentación and AECOC, and/or their group companies, given (i) the ordinary nature of the relations, with business conducted under general market terms; (ii) Bankia, S.A.’s generally rigorous procedures for engaging construction and services, which were applied in this case; (iii) the non- intervention by this director in the negotiations and decision-making processes of either party; and (iv) the express intervention of the Board of Directors and the Audit and Compliance Committee given the related-party nature of the relationship.
MRS. EVA CASTILLO SANZ	Financing and services agreements between Bankia and Zardoya Otis.

The Board of Directors of Bankia, S.A., based on report by the Appointments and Responsible Management Committee considers that Mrs. Eva Castillo Sanz, member of the Board of Directors of Zardoya Otis, S.A., can continue to be classified as an independent director of Bankia, S.A. despite the commercial relations between Bankia and Zardoya Otis, S.A.,or group companies, given i) that they entail agreements and/or transactions arranged before he joined the board of Zardoya Otis, whose terms and conditions have not been modified since; (ii) the ordinary nature of the relations, with business conducted under general market terms; (iii) Bankia, S.A.’s generally rigorous procedures for engaging construction and services, which were applied in this case; and(iv) the nonintervention by this director in the negotiations and decision making processes of either party.

18

MR. JORGE COSMEN MENÉNDEZ- CASTAÑEDO	Financing and services agreements between Bankia and Grupo Alsa (Grupo National Express).	The Board of Directors of Bankia, S.A., based on a report by the Appointments and Responsible Management Committee, considers that Jorge Cosmen Menéndez-Castañedo, a member of the Board of Directors of the National Express Group PLC, can continue to be classified as an independent director of Bankia, S.A. despite the commercial relations between Bankia, S.A. and the ALSA Group (National Express Group), given (i) the ordinary nature of the relations, with business conducted under general market terms; (ii) Bankia, S.A.’s generally rigorous procedures for engaging construction and services, which were applied in this case; (iii) the non-intervention by this director in the negotiations and decision-making processes of either party; and (iv) the express intervention of the Board of Directors and the Audit and Compliance Committee given the related-party nature of the relationship.
MR. JOSÉ LUIS FEITO HIGUERUELA	Financing and service agreements between Bankia and Red Eléctrica Corporación.	The Board of Directors of Bankia, S.A., based on a report by the Appointment and Responsible Management Committee considers that Mr. José Luis Feito Higueruela, a member of the Board of Directors of Red Eléctrica, can continue to be classified as an independent director of Bankia, S.A. despite the commercial relations between Bankia, S.A. and Red Eléctrica, given (i) the ordinary nature of the relations, with business conducted under general market terms; (ii) Bankia, S.A.’s generally rigorous procedures for engaging construction and services, which were applied in this case; (iii) the non-intervention by this director in the negotiations and decision-making processes of either party; and (iv) the express intervention of the Board of Directors and the Audit and Compliance Committee given the related-party nature of the relationship.

19

MRS LAURA GONZÁLEZ MOLERO	Financing agreements between Bankia and the Group Acerinox and between Bankia and the Group Ezentis, and between Bankia and the Group Viscofan and service agreements between Bankia and the group Integrated Service Solutions (ISS).	The Board of Directors of Bankia, S.A., based on a report by the Appointments and Responsible Management Committee, considers that Laura González Molero, member of the boards of directors of Acerinox, S.A., Exentis, S.A. and Viscofan, S.A. and of the advisory board of Integrated Service Solutions, S.L. (ISS), may continue to be classified as an independent director of Bankia, S.A. despite the relations with Bankia, S.A. and Acerinoz, Ezentis, Viscofan and Group ISS given (i) that they entail agreements and/or transactions arranged before she joined the board whose terms and conditions have not been modified since; (ii) the ordinary nature of the relations, with business conducted under general market terms; (iii) Bankia, S.A.’s generally rigorous procedures for engaging construction and services, which were applied in this case; and(iv) the nonintervention by this director in the negotiations and decision making processes of either party.
OTHER EXTERNAL DIRECTORS
Identify the other external directors and state the reasons why these directors are considered neither proprietary nor independent, and detail their ties with the company or its management or shareholders:
Personal or corporate name of the director	Reason	Company, director or shareholder to whom the director is related	Profile
MR. CARLOS EGEA KRAUEL

On 26 March 2019, Mr. Egea tendered his resignation from his executive duties on the Bankia Board of Directors, while remaining a director. Mr. Egea explained that his resignation from his executive duties was prompted by the completion of the integration of Banco Mare Nostrum, S.A. with Bankia, S.A., and by strictly personal reasons. The effects of Mr. Egea’s resignation from his executive duties were in accordance with the terms of the contract under commercial law between Bankia and Mr. Egea.

As a result of this resignation from executive duties, on 26 June 2019, in accordance with Article 529 duodecies of the Corporate Enterprises Act, the Board of Directors, after seeing a report by the Appointments and Responsible Management Committee in favour of the measure, resolved to classify Mr. Egea to the status “other external director”, with effect from 28 June 2019.

BANKIA, S.A.

Born in 1947, he has an Industrial Engineering degree from Escuela Técnica Superior de Ingenieros Industriales de Madrid and a PhD in Economics and Business from Universidad Autónoma de Madrid. He is a member of Bankia’s Board of Directors and member of Audit and Compliance Committee.

He was vice-president of Ahorro Corporación, S.A.Member of the boards of directors of CASER, Enagás, S.A. and Iberdrola Renovables, S.A. and Secretary of the board of directors of the Spanish Confederation of Savings Banks (Confederación Española de Cajas de Ahorros, CECA). He started his career in the industrial sector, with the company Fraymon. From there, he joined the financial sector through Banco Atlántico. In 1976, he joined Caja de Ahorros de Murcia, where he was appointed General Manager in 1983 and President in 2008. Since June 2008, he has been President of Fundación Caja Murcia, of which he had previously (since its creation in 2001) been Vice-President.

He was the chairman of the board of directors of Banco Mare Nostrum, S.A. from 2010 and until the merger with Bankia.

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Total number of other external directors	1
% Percentage of the Board	8.33

State any changes in status that has occurred during the period for each director:

Personal or corporate name of the director	Date of change	Previous status	Current status
MR. CARLOS EGEA KRAUEL	06/28/2019	EXECUTIVE	OTHER EXTERNAL DIRECTOR

C.1.4	Complete the following table with information relating to the number of female directors at the close of the past 4 years, as well as the category of each:

21

	Number of female directors				% of directors for each category
	Year 2019	Year 2018	Year 2017	Year 2016	Year 2019	Year 2018	Year 2017	Year 2016
Executive	0	0	0	0	0.00	0.00	0.00	0.00
Proprietary	0	0	0	0	0.00	0.00	0.00	0.00
Independent	2	2	1	1	25.00	25.00	14.29	12.50
Other external	0	0	0	0	0.00	0.00	0.00	0.00
Total:	2	2	1	1	16.67	16.67	10.00	9.09

C.1.5	State whether the company has diversity policies in relation to the Board of Directors of the company on such questions as age, gender, disability and training and professional experience. Small and medium-sized enterprises, in accordance with the definition set out in the Accounts Audit Act, will have to report at least the policy they have implemented in relation to gender diversity.

[ √ ] Yes

[     ]       No

[     ]       Partial policies

Should this be the case, describe these diversity policies, their objectives, the measures and way in which they have been applied and their results over the year. Also state the specific measures adopted by the Board of Directors and the appointments and Remuneration Committee to achieve a balanced and diverse presence of directors.

In the event that the company does not apply a diversity policy, explain the reasons why.

Description of policies, objectives, measures and how they have been implemented, including results achieved

In 2018, Bankia’s Board of Directors approved the Selection, Diversity, Suitability, Integration and Training Policy for Directors, which brings together the various policies in place at the Bank until then.

In 2019, the Board reviewed and updated the Policy.

With this policy, Bankia ensures that the members of its Board of Directors are suitable and have the right knowledge, skills and experience necessary to carry out their duties. It also promotes diversity in nationality, gender, knowledge and experience to enrich decisions and provide a broad range of viewpoints. Moreover, it seeks a diversity of profiles in the Board of Directors.

Therefore, the Board of Directors and the Appointments and Responsible Management Committee have set an objective of ensuring that the following areas of diversity are upheld at all times:

a)       Academic and profesional profile.

b)       Gender.

c)       Age.

d)       Geographical origin.

e)       Non-discrimination.

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In addition, to achieve the gender diversity target Bankia has established (i.e. having at least 30% of total board places occupied by women directors before the year 2020) the Board of Directors and the Appointments and Responsible Management Committee shall ensure, when new vacancies arise, that the selection procedures do not interfere with the selection of persons of the least represented gender. In this respect, it shall not establish any requirements and/or apply any criteria that in any way could result in any type of discrimination.

Bankia operates a policy on replacements on the Board based on balancing the principles of representativeness, diversity and independence in the light of domestic and international good governance recommendations, ensuring stability in the composition of the Board of Directors and its Committees, and complying with the duration of directors’ mandates in accordance with appointments, re-elections and ratifications.

C.1.6	Describe the means, if any, agreed upon by the appointments committee to ensure that selection procedures do not contain hidden biases which impede the selection of female directors and that the company deliberately seeks and includes women who meet the target professional profile among potential candidates and which makes it possible to achieve a balance between men and women:

Explanation of means

Article 15 of the Board of Directors Regulations of Bankia stipulates that the Appointments and Responsible Management Committee is responsible for setting a goal of representation for the gender under-represented on the Board of Directors and develop guidance on how to increase the number of the under-represented gender to achieve this objective.

In this respect, the Board of Directors, on a proposal by the Appointments and Responsible Management Committee, has approved the Policy of Suitability for Directors, General Managers and Similar, and other key holders positions in Bankia and the and the Selection, Diversity, Integration and Training Policy for Directors to ensure that the Bankia director selection procedure favours a diversity of gender, experience and knowledge, facilitating the selection of women directors and, in general, does not have implicit biases that could imply any discrimination, seeking a diversity of profiles in the Board of Directors.

To encourage the presence of women directors, in 2019 it was decided to begin the process of searching for and selecting new women directors. Real progress was made in evaluating the suitability of female candidates for appointment to the Board, thus making strides in achieving the objective outlined in the gender diversity policy.

In the event that there are few or no female directors in spite of any measures adopted, please explain the reasons that justify such a situation:

Explanation of means

In 2018, the number of women directors on the Board of Directors of Bankia increased with the incorporation of Mrs. Laura Gonzalez Molero.

At year-end 2019, the Board of Directors of Bankia was composed of three executive directors, one other external director, and eight independent directors, of which two were women. Therefore, women occupied 16.7% of board seats and represented 25% of independent directors. A woman was chair of one of the five Board of Directors’ committees and there were women members of four of the committees.

Accordingly, the presence of women in the Board of Directors’ delegate bodies stood at 25% of the Appointments and Responsible Management Committee, 25% of the Remuneration Committee, 25% of the Risk Advisory Committee, and 33 % of the Board Risk Committee.

As noted previously, to achieve the target gender diversity, it was agreed in 2019 to begin the process for search for and selecting two new women directors. Real progress was made in evaluating the suitability of female candidates for appointment to the Board.

The Entity will continue this search to achieve its diversity objectives.

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C.1.7	Describe the conclusions of the appointments committee regarding verification of compliance with the selection policy for directors; in particular, as it relates to the goal of ensuring that the number of female directors represents at least 30% of the total membership of the Board of Directors by the year 2020.

Pursuant to the Board of Directors Regulations, the Appointments and Responsible Management Committee is the body responsible for periodically reviewing the policy, submitting to the Board of Directors its findings or making the proposals for amendments or improvements it deems appropriate. The Appointments and Responsible Management Committee is also responsible for running an annual check, based on the report submitted to the People, Resources and Technology Department, on compliance with the Policy.

As a result, in 2018, the Board of Directors approved an amendment to Bankia, S.A.’s Director Selection Policy which, at the request of the Appointments and Responsible Management Committee, was expanded in 2018. At the meeting held on 26 June 2019, Policy of Suitability for Directors, General Managers and Similar, and other key holders positions in Bankia and the the Selection, Diversity, Suitability, Integration and Training Policy for Directors was approved. It guarantees that the bodies overseeing the director selection process at Bankia must ensure that the selection procedure favours a diversity of gender, experience and knowledge, facilitating the selection of women directors and promoting a diversity of profiles

This ensures a diverse composition of directors with varying professional and personal profiles (e .g. age, gender, nationality) that enriches and provides different viewpoints to the debates and decision-making of the governing bodies.

It has maintained the diversity objective pursued by the previous selection policy of having at least 30% of total boa rd places occupied by women directors before the year 2020.

C.1.8	If applicable, please explain the reasons for the appointment of any proprietary directors at the request of shareholders with less than a 3% equity interest:

Personal or corporate name of the director	Reason
Not applicable

State whether the Board has failed to meet any formal requests for membership from shareholders whose equity interest is equal to or higher than that of others at whose request proprietary directors have been appointed. If this is the case, please explain why the aforementioned requests were not met:

[     ]       Yes

[ √ ] No

C.1.9	State the powers delegated by the Board of Directors, as the case may be, to directors or Board committees:

Personal or corporate name of the director	Brief explanation
MR. JOSÉ IGNACIO GOIRIGOLZARRI TELLAECHE	The Chairman of the Board of Directors has broad powers of representation and administration in accordance with the characteristics and requirements of the position of executive Chairman of the Company, with all authority vested in him except for those that cannot be delegated by law or the Bylaws.

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MR. JOSÉ SEVILLA ÁLVAREZ

Mr. Sevilla has been delegated jointly and severally all authorities than can be delegated to him by law or the Bylaws in the areas of financial and risk management, financial control and internal audit, as well as real estate and investees, and legal, tax and regulatory compliance advice.

The Company also granted Mr. Sevilla general powers of attorney, subject in any event, to the Bankia Group’s Catalogue of General Powers, which shall be discharged exercised in accordance with the system in place for each class of legal representative approved by the Board of Directors.

MR. ANTONIO ORTEGA PARRA	The Company also granted Mr. Ortega general powers of attorney, subject in any event, to the Bankia Group’s Catalogue of General Powers, which shall be exercised in accordance with the system in place for each class of legal representative approved by the Board of Directors.
BOARD RISK COMMITTEE	The Board Risk Committee has operational authority and, therefore, may adopt the corresponding decisions within the scope of authority delegated by the Board of Directors. The Board Risk Committee has the following functions: - Make decisions within the scope of the authority delegated by the Board of Directors in risk matters specifically provided for in the Board’s current delegation resolution. - Within its scope of authority, set the overall preclassification limits for account holders or customer groups in relation to exposures by risk class. - Report to the Board of Directors on risks that may affect the Company’s capital adequacy, recurring results, operations or reputation. - With respect to the approval of risk types other than credit risk, the authorities of the Board Risk Committee will be those delegated by the Board of Directors at any given time. - Pursuant to the resolution for the delegation of authorities to the Board Risk Committee adopted on 29 June 2012, the Board Risk Committee has authority to rule on credit risk proposals within its remit and authorities. This delegation is for amounts between EUR 300 million, for transactions with the lowest rating level, and EUR 1,300 million for those with the highest, above which approval by the Board of Directors is required in all cases. There is a specific rule for major borrowers with reputational risk, in which the maximum amount authorised is EUR 10 million. The Board Risk Committee has operational authority and, therefore, may adopt the corresponding decisions within the scope of authority delegated by the Board of Directors. The Board Risk Committee has the following functions: - Make decisions within the scope of the authority delegated by the Board of Directors in risk matters specifically provided for in the Board’s current delegation resolution. - Within its scope of authority, set the overall preclassification limits for account holders or customer groups in relation to exposures by risk class. - Report to the Board of Directors on risks that may affect the Company’s capital adequacy, recurring results, operations or reputation. - With respect to the approval of risk types other than credit risk, the authorities of the Board Risk Committee will be those delegated by the Board of Directors at any given time. - Pursuant to the resolution for the delegation of authorities to the Board Risk Committee adopted on 29 June 2012, the Board Risk Committee has authority to rule on credit risk proposals within its remit and authorities. This delegation is for amounts between EUR 300 million, for transactions with the lowest rating level, and EUR 1,300 million for those with the highest, above which approval by the Board of Directors is required in all cases. There is a specific rule for major borrowers with reputational risk, in which the maximum amount authorised is EUR 10 million.

C.1.10	Identify any members of the Board who are also directors or officers in other companies in the group of which the listed company is a member:

Personal or corporate name of director	Personal or corporate name of Group member	Position	Does the director have executive powers?
Not applicable

C.1.11	List any legal-person directors of your company who are members of the Board of Directors of other companies listed on official securities markets other than group companies, and have communicated that status to the Company

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Personal or corporate name of director	Personal or corporate name of listed Company	Position
MR. JOAQUÍN AYUSO GARCÍA	NATIONAL EXPRESS GROUP, PLC	DIRECTOR
MR. FRANCISCO JAVIER CAMPO GARCÍA	MELIÁ HOTELS INTERNATIONAL, S.A.	DIRECTOR
MRS. EVA CASTILLO SANZ	ZARDOYA OTIS, S.A.	DIRECTOR
MR. JORGE COSMEN MENÉNDEZ- CASTAÑEDO	NATIONAL EXPRESS GROUP, PLC.	VICE-CHAIRMAN
MRS. LAURA GONZÁLEZ MOLERO	GRUPO EZENTIS, S.A.	DIRECTOR
MRS. LAURA GONZÁLEZ MOLERO	ACERINOX, S.A.	DIRECTOR
MRS. LAURA GONZÁLEZ MOLERO	VISCOFAN, S.A.	DIRECTOR

Effective as of 31 December 2019, Joaquín Ayuso García stepped down as member of the Board of Directors of National Express Group, PLC.

C.1.12	State whether the company has established rules on the number of boards on which its directors may hold seats, providing details if applicable, identifying, where appropriate, where this is regulated:

[ √ ] Yes

[     ]       No

Explanation of the rules and identification of the document when this is regulated

Bankia, S.A., as a credit institution, is subject to the restrictions contained in Law 10/2014, of 26 June, on the regulation, supervision and solvency of credit institutions, which sets out the rules for incompatibilities and restrictions to which members of the Board of Directors and general managers or similar of a credit institution are subject, and which regulates the number of Boards on which the directors of credit institutions may sit at the same time.

In this respect, article 8 of the Board of Directors Regulations states that the number of Boards on which directors may sit at the same time shall not exceed that set out in banking and company laws applicable at any given time.

C.1.13	State total remuneration received by the Board of Directors:

Board remuneration in financial year (thousand euros)	3,308
Amount of vested pension interests for current members (thousand euros)	0
Amount of vested pension interests for former members (thousand euros)	1,538

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In relation to the caption “Board remuneration in financial year”:

It includes the remuneration of both, executive and non-executive directors.

On 26 March 2019, Carlos Egea Krauel stepped down from his executive duties on Bankia’s Board of Directors, retaining his director status. The impact of his resigning from his executive duties prompted an adjustment to the terms of the commercial contract entered into between Bankia and Mr. Egea Krauel, leaving him with the status of “other external director” as of 28 June 2019. The amounts shown correspond to the period from 1 January to 27 June 2019 as executive director and from 28 June to 31 December 2019 as other external director.

The data corresponding to the annual bonuses accrued by Mr. Goirigolzarri, Mr. Sevilla and Mr. Ortega in 2019 is pending the authorisations and approvals contemplated in prevailing legislation.

In relation to the caption “Amount of vested pension interests for former members”:

Total amount related to accumulated and updated pension interests as at 31 December 2019 of Rodrigo de Rato Figaredo, Francisco Verdú Pons, José Luis Olivas Martínez and José Manuel Fernández Norniella. The latest contribution by Bankia was in 2012.

C.1.14	Identify senior management staff who are not executive directors and their total remuneration accrued during the year:

Name	Position
MR. GONZALO ALCUBILLA POVEDANO	DEPUTY GENERAL MANAGER OF BUSINESS BANKING
MR. LEOPOLDO ALVEAR TRENOR	DEPUTY GENERAL DIRECTOR OF FINANCIAL MANAGEMENT
MRS. AMALIA BLANCO LUCAS	DEPUTY GENERAL MANAGER OF COMMUNICATION AND EXTERNAL RELATIONS
MR. MIGUEL CRESPO RODRÍGUEZ	DEPUTY GENERAL MANAGER OF GENERAL SECRETARY
MR. MANUEL GALARZA PONT	DEPUTY GENERAL DIRECTOR OF CREDIT RISKS
MR. DAVID LÓPEZ PUIG	DEPUTY GENERAL DIRECTOR OF PEOPLE AND CULTURE
MR. FERNANDO SOBRINI ABURTO	DEPUTY GENERAL DIRECTOR OF ASSET MANAGEMENT AND INVESTEES
MR. EUGENIO SOLLA TOMÉ	DEPUTY GENERAL DIRECTOR OF RETAIL BANKING
MR. CARLOS TORRES GARCÍA	DEPUTY GENERAL DIRECTOR OF TRANSFORMATION AND DIGITAL STRATEGY
MR. IÑAKI AZAOLA ONAINDIA	CORPORATE DIRECTOR OF INTERNAL AUDIT
Total senior manager remuneration (thousand euros)	5,705

In relation to the caption “total senior management remuneration”:

With respect to 2018 the number of senior management members increased as disclosed at C.1.14. Hence total remuneration was higher in 2019 than in 2018.

Includes the target variable remuneration for 2019 of the nine Management Committee members, although the final assessment and approval is pending.

Includes the remuneration of Mr. Alvear, Mr. Galarza, Mr. López, Mr. Solla and Mr. Torres for the period from 24 January to 31 December 2019 and the amount accrued by Mr. Cánovas for the period from 1 January to 23 January 2019. Mr. Cánovas was not paid any amount as severance indemnity. He is subject to a post-contractual non-competition undertaking for a period of two years, in exchange for an amount equivalent to two years’ fixed remuneration.

- Clarification about “senior managers”:

Mr. Iñaki Azaola Onaindia, Corporate Director of Internal Audit, is included in this group following the instructions to fill in this document.

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C.1.15	State whether the Board rules were amended during the year:

[ √ ] Yes

[     ]       No

Description of amendment

On 24 July 2019, the Board of Directors, following a favourable report from the Audit and Compliance Committee, the Appointments and Responsible Management Committee and the Remuneration Committee, approved amendments of Articles 15 (the Appointments and Responsible Management Committee) and 15 bis (the Remuneration Committee) of the Regulations of the Board of Directors to accommodate recommendations and guidelines set out in the Guía Técnica 1/2019 (Technical Guide) issued by the Spanish National Securities Market Commission (CNMV) on appointments and remuneration committees and, specifically, to establish that the provisions of these articles may be further implemented in the Regulations of the Appointments and Responsible Management Committee and in the Regulations of the Remuneration Committee.

Therefore, on the same day, the Board of Directors approved the Regulations of the Appointments and Responsible Management Committee and the Regulations of the Remuneration Committee.

C.1.16	Specify the procedures for selection, appointment, re-election and removal of directors: the competent bodies, steps to follow and criteria applied in each procedure.

Directors shall be appointed, re-elected and ratified by the General Meeting of Shareholders or by the Board of Directors in conformity with the provisions set forth in prevailing legislation and in articles 37 to 40 of the Company’s Bylaws and (article 21) of the Board of Directors Regulations, in the Appointments and Responsible Management Committee Regulation(articles 12 and 13)and applying the policy of Selection, Diversity, Suitability, Integration and Training of Directors of the Entity.

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In particular, the Board of Directors may appoint directors by the cooption system to cover vacancies arising during the term of office of the directors. Directors appointed by co-option shall provisionally hold the post until the date of the first General Meeting of Shareholders after being appointed by co-option, inclusive, which may resolve to ratify their appointment, whereby the appointment as director shall become permanent. In any event, from the date of appointment, directors appointed by co-option shall have the same rights and obligations as directors appointed directly by the General Meeting of Shareholders.

Directors appointed by co-option shall immediately stand down if their appointment is not ratified in the first General Meeting of Shareholders after they are appointed. Moreover, should any vacancies arise once a General Meeting is called but before it is held, the Board of Directors may appoint a director to fill the vacancy until the new General Meeting of Shareholders.

Any proposals for the appointment, re-election and ratification of directors which the Board of Directors submit the General Meeting of Shareholders and any appointment decisions made by the Board itself under its powers of co-option are the responsibility of the Appointments and Responsible Management Committee, in the case of independent directors, or the Board itself, in the case of all other directors, and must be preceded by a Board report assessing the competence, experience and merits of the proposed candidate, which will be attached to the general meeting or Board meeting minutes.

In selecting directors, care will be taken to select persons of recognised business and professional good standing, competence, reputation and experience in the financial sector who are equipped to exercise good governance of the Company, in accordance with applicable laws and regulations in the matter.

The persons appointed as directors must satisfy the conditions imposed by Law or the Bylaws, at the time of taking office formally covenanting to fulfil the obligations and duties contemplated therein and in the Board of Directors Regulations.

Any legal person who is appointed a director must appoint a single natural person to perform the director’s functions on a permanent basis. Any revocation of such an appointment by the legal person director will have no effect until a replacement is appointed. In addition, the appointment of a natural person to act as representative will be subject to a report by the Appointments and Responsible Management Committee.

A natural person who is permanently appointed to perform the functions of a legal person director will meet the same suitability requirements, is subject to the same rules of incompatibility, has the same duties and is jointly and severally liable with the legal person director.

There is no age limit for appointment to or serving in this position.

According to article 23 of the Board of Directors Regulations, directors will cease to serve as such when the term for which they were appointed elapses, when so decided by the General Meeting or when they are to resign.

Directors who give up their place before their tenure expires, through resignation or otherwise, shall state their reasons in a letter to be sent to all members of the Board of Directors. The motivating factors shall be explained in the annual corporate governance report.

In the event that the Board of Directors proposes the removal of any external director before the end of the bylaws term for which the director was appointed, the proposal must be motivated and have the corresponding report of the Appointments and Responsible Management Committee. The Board of Directors will not propose the removal of any independent director before the expiry of that director’s tenure as mandated by the bylaws, except where just cause is found much appreciated by the Board of Directors, after a report from the Appointments and Responsible Management Committee. The removal of independent directors may also be proposed when a takeover bid, merger or similar corporate transaction produces changes in the capital structure of the Board, in order to meet the proportionality criterion referred to in the good corporate governance recommendations.

Without prejudice to the foregoing, directors must place their directorships at the Board of Directors’ disposal and, if the board deems it appropriate, tender their resignation in the cases stated in article 23.4 of the Regulations of the Board of Directors, as described in section C.1.19 of this report.

C.1.17	Explain how the annual evaluation of the board has given rise to significant changes in its internal organisation and to procedures applicable to its activities:

Description of changes

It has not given rise to any relevant change.

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Describe the evaluation process and the areas evaluated by the Board of Directors with the help, if any, of external advisors, regarding the function and composition of the board and its committees and any other area or aspect that has been evaluated.

Description of the evaluation process an evaluated areas

The Board of Directors engaged an external advisor as facilitator and promoter in the self-evaluation of the performance of the Board of Directors. For the Board’s self-evaluation, an interview script was prepared in line with international best corporate governance practices.

The external facilitator conducted individual interviews with each member of the Board of Directors in which it analysed various aspects of the operations and composition of the Board of Directors, its committees and the positions. In this respect, the following were evaluated:

•	the structure, composition, education, operation and competencies of the Board of Directors;

•	the structure, composition, education, operation and competencies of the board committees;

•	the performance of the Chairman, the Chief Executive Officer, the Lead Independent Director and the Secretary of the Board; and

•	the performance and contribution of each director.

The findings were presented to the Appointments and Responsible Management Committee and the Board of Directors.

C.1.18	Describe, in those years in which the external advisor has participated, the business relationships that the external advisor or any group company maintains with the company or any company in its group.

At present, the external expert is only still engaged to evaluate the overall performance of the Board of Directors.

C.1.19	State the situations in which directors are required to resign.

According to article 23 of the Board of Directors Regulations, directors will cease to serve as such when the term for which they were appointed elapses, when so decided by the General Meeting or when they are to resign.

Without prejudice to the above, directors must place their offices at the Board of Directors’ disposal and, if the Board deems it appropriate, tender their resignation in the following cases:

a)       When they are affected by any of the rules on incompatibility or prohibition or unsuitability prescribed by law.

b)       When they are tried for alleged criminal offenses or subject to disciplinary proceedings for serious or very serious infractions brought by the supervisory authorities.

For these purposes, any director of the Company must report to the Board of Directors of the existence of circumstances that could be detrimental to the credit and reputation of the Company, in particular of criminal actions in which the director is an accused, as well as subsequent procedural developments.

If a director is indicted or tried for any of the crimes specified in article 213 of the Co rporations Act, the Board will examine the matter as soon as possible and, in view of the particular circumstances, decide whether or not it is appropriate for the director to remain in the position.

c)       When they are seriously admonished by the Audit and Compliance Committee for violating their duties as directors.

d)       When their remaining as Directors could present a reputation risk to the interests of the Company.

e)       When they cease to hold the positions, offices or functions with which their appointment as execu tive directors was associated.

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f)       In the case of proprietary directors, when the shareholder at whose initiative they were appointed disposes of its interest in the Company or reduces its interest to a level that requires a reduction in the number of proprietary directors.

g)       In the case of independent directors, when they no longer satisfy the conditions for being considered independent directors.

If a natural person representing a legal person director is in any of the situations described in the previous s ection, that person will be disqualified from acting as representative.

Under Article 12 of the Regulations of the Appointments and Responsible Management Committee, when a director resigns or for any other reason leaves his or her position before the end of his or her mandate, the Committee shall ensure that the Company acts transparently with regard to the process and its causes. When the director’s departure is due to resignation, the Committee shall consider any information provided in the letter submitted by the outgoing director to the Board. If the Committee believes such information is insufficient, it shall approach the director to ascertain the reasons for his or her resignation (whether personal - health, family commitments, excess work, etc. - or of another nature, for example, disagreement with the Company’s strategy, with other members of the Board or senior management, with significant shareholders or with any other party involved in the Company’s corporate governance).

Moreover, the Committee shall ensure that the Board of Directors suitably discloses the reasons and circumstances of the director’s departure and provides an explanation of the reasons for the departure in the annual corporate governance report.

C.1.20	Are qualified majorities other than those established by law required for any specific decision?

[     ]       Yes

[ √ ] No

If so, please describe any differences:

C.1.21	Explain whether there are any specific requirements, other than those relating to directors, to be appointed as Chairman of the Board of Directors.

[     ]       Yes

[ √ ] No

C.1.22	State whether the articles of association or the board rules establish any limit as to the age of directors:

[     ]       Yes

[ √ ] No

C.1.23	State whether the articles of association or the board rules establish any term limits or other stricter limits for independent directors other than those required by law:

[     ]       Yes

[ √ ] No

C.1.24	State whether the articles of association or board rules establish specific proxy rules for votes at board meetings, how they are to be delegated and, in particular, the maximum number of delegations that a director may have, as well as if any limit regarding the category of director to whom votes may be delegated and whether a director is required to delegate to a director of the same category. If so, please briefly describe the rules.

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According to article 18.1 of the Board of Directors Regulations, the directors will do everything possible to attend meetings of the Board. When they cannot do so in person, they will arrange to grant voting proxies to another member of the Board. Proxies will be granted on a special basis for the meeting of the Board of Directors in question, when possible with instructions. Notice thereof may be given in any of the ways contemplated in the section 2 of article 17 of the Board of Directors Regulations, although non-executive directors may only grant proxies to another director in accordance with applicable legislation.

Similarly, article 30.4.b) of the Board of Directors Regulations states that a director is required to attend the meetings of the bodies of which he is a member and actively participate in the deliberations so that his judgment effectively contributes to decision-making. If, for a justified reason, a director is unable to attend meetings to which he has been called, he to the extent possible must instruct the director who will represent him.

According to article 17.6 of the Board of Directors Regulations, the agendas of Board meetings shall clearly indicate on which points directors must arrive at a decision, so they can study the matter beforehand or ga ther together the material they need to make a decision.

C.1.25	State the number of meetings held by the Board of Directors during the year, and if applicable, the number of times the Board met without the Chairman present. Meetings where the Chairman sent specific proxy instructions are to be counted as attended.

Number of Board meetings	15
Number of Board meetings without the Chairman	0

State the number of meetings held by the coordinating director with the other directors, where there was neither attendance nor representation of any executive director:

Number of meetings	0

Please specify the number of meetings held by each committee of the Board during the year:

Number of meetings held by the Risk Advisory Committee	29
Number of meetings held by the Appointments and Responsible Management Committee	13
Number of meetings held by the Remuneration Committee	9
Number of meetings held by the Board Risk Committee	31
Number of meetings held by the Audit and Compliance Committee	18

C.1.26	State the number of meetings held by the Board of Directors during the year and the details of members’ attendance:

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Number of Board meetings attended by at least 80% of the board members	15
% of attendance over total votes during the year	98.33
Number of meetings in situ or representations made with specific instructions of all directors	15
% of votes issued at in situ meetings or with representations made with specific instructions out of all votes cast during the year	100.00

C.1.27	State if the individual and consolidated financial statements submitted to the Board for preparation were previously certified:

[ √ ] Yes

[     ]       No

Identify, where applicable, the person or persons who certified the company’s individual and consolidated financial statements, for their authorisation by the Board:

Name	Position
MR. LEOPOLDO ALVEAR TRENOR	DEPUTY GENERAL DIRECTOR OF FINANCIAL MANAGEMENT

C.1.28	Explain any measures established by the Board of Directors to prevent the individual and consolidated financial statements prepared by the Board from being submitted to the General Shareholders’ Meeting with a qualified audit opinion.

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Article 53.3 of the Bylaws of Bankia, S.A. states that the Board of Directors will arrange for definitive preparation of the accounts in a manner that will not result in qualifications by the statutory auditor. Nevertheless, when the Board believes it must maintain its position, it will, through the Chairman of the Audit and Compliance Committee, publicly explain the substance and scope of the difference and, also, will arrange for the statutory auditor also to state its comments in this regard. .

Through the Audit and Compliance Committee, the Board of Directors oversees the entire process of preparing and issuing the financial statements of the Bank and its Group, and any quarterly and half-yearly financial reports that are prepared. One of the aims of this control and on-going contact with the auditor is to avoid qualifications in the audit report.

Bankia’s Audit and Compliance Committee, all of whom will be non-executive directors and a majority, independent, shall perform all the duties set forth in applicable legislation. In particular, without limitation, its basic responsibilities include the following:

- Review the Company’s accounts to ensure compliance with legal requirements and proper application of generally accepted accounting principles and report on any proposals for changes to accounting standards and principles put forward by management, basing its opinion on internal audit reports, other expert reports, and management analysis and opinion, as well as information about the results of the statutory audit, although the Committee must use its judgement to draw its own conclusions. The committee must also consider in what cases it makes sense and is feasible to involve the statutory auditors in the review of reports other than the financial statements.

Additionally, in the interests of effective supervision the Committee must hold individual meetings with management and internal audit and maintain fluid communication with the statutory auditor for the purpose of analysing the following matters:

(i)	The appropriateness of the scope of consolidation.

(ii)	Any judgements, criteria, valuations or estimates that have a material impact on the finan cial statements and related non-financial reports.

(iii)	Any changes in the significant criteria applied.

(iv)	Where applicable, the reasons why in its public reports the Company uses certain alternative performance measures (APMs) instead of the measures defined directly by the accounting standards, the extent to which those APMs provide useful information to investors and the extent to which the Company complies with international recommendations and best practice in this regard.

(v)	Any material weaknesses in internal control.

(vi)	Any material adjustments identified by the statutory auditor or resulting from reviews performed by internal audit, and management’s position on such adjustments, taking into account any demands sent in the current or a previous period by the Comisión Nacional del Mercado de Valores (CNMV), in order to ensure that the same incidents identified in those demands are not repeated in future financial statements.

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The Committee’s independence must be respected in all meetings and communications. In particular, the statutory auditor must not be invited to take part in the decision-making part of Committee meetings.

The Committee must carry out this supervisory task continuously but also on an ad hoc basis at the request of the Board of Directors.

- Report to the General Meeting of Shareholders on questions that are posed regarding matters within the competence of the committee and, in particular, on the audit findings, explaining how the audit has contributed to the integrity of the financial information and the Committee’s role in this process.

- Supervise the effectiveness of the internal control of the Company, the internal audit, the regulatory compliance and risk management systems, and discuss with the statutory auditor any material weaknesses of the internal control system that may have been detected in the audit, without jeopardizing its independence. To this end, where appropriate the Committee may make recommendations or submit proposals to the Board of Directors, along with the related follow-up period.

- Supervise the preparation and filing of regulatory financial information and submit to the Board of Directors recommendations or proposals designed to safeguard the integrity of the financial information and, in particular:

•	Report to the Board of Directors, in advance, on the financial information that the Company must publish periodically;

•	Review the Company’s accounts

•	Review issue prospectuses and any periodic financial information the Board is required to provide to the markets and market supervisory bodies.

- Propose to the Board of Directors for the selection, appointment, reelection and removal of the statutory auditor, and oversee the selection process in accordance with EU legislation and the terms and conditions of engagement.

- Establish appropriate relations with the external auditors so as to receive information on matters that could jeopardise the external auditor’s independence, so that they may be examined by the Committee, and on any other matters arising from the auditing of the Company’s accounts and, as appropriate, authorise the services permitted under the terms of EU legislation and regulations regarding independence, and make any other disclosures required under applicable legislation and auditing standards. In particular:

•	Act as a communications channel between the Board of Directors and the auditors, evaluating the results of each audit and the responses of the management team to its recommendations and mediating in the event of disputes between the former and the latter regarding the principles and criteria applicable to the preparation of the financial statements. In particular, the committee must ensure that the statutory auditor holds at least one meeting each year with the full board of directors to report on the work carried out and any changes in the Company’s accounting situation and risks.

•	Request regular information from the external auditor on the audit plan and the results of the audit and ensure that senior management acts on the external auditor’s recommendations;

•	Ensure that the external auditor meets, at least once a year, with the Board in full to inform it of the work undertaken and developments in the Company’s risk and accounting positions;

•	Supervise compliance with the audit contract, seeking to ensure that the opinion on the annual accounts and the principal content of the auditor’s report are drafted clearly and accurately;

•	Ensure the independence of the external auditor in the exercise of its functions, as set out in section C.1 .30 of this Report.

- Issue a report each year, prior to the release of the auditors’ report, expressing an opinion on whether the independence of the external auditor or audit firms has been compromised. This report will contain a reasoned assessment of any additional non-audit services provided considered individually and in the aggregate, other than that of the legal audit and in relation to the auditors’ independence and compliance with auditing standards.

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C.1.29	Is the secretary of the Board also a director?

[     ]       Yes

[ √ ] No

If the secretary is not a director, please complete the following table:

Personal or corporate name of the secretary	Representative
MR. MIGUEL CRESPO RODRÍGUEZ	-

C.1.30	State, if any, the concrete measures established by the entity to ensure the independence of its external auditors, financial analysts, investment banks, and rating agencies, including how legal provisions have been implemented in practice.

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Specific mechanisms implemented by the company to preserve the independence of the external auditors:

As stipulated in article 14 of the Board of Directors Regulations, and in article 13 of the Audit and Compliance Committee Regulation, the Audit and Compliance Committee of Bankia S.A. has among other competencies to ensure the independence of the external auditor and therefore:

- Request and receive from the external auditors a declaration of their independence as regards the Company or entities directly or indirectly related thereto, as well as detailed and individualised information on additional services of any kind provided to and the corresponding fees perceived from such entities by the external auditor or persons or entities related thereto, pursuant to the rules regulating the activity of auditing accounts.

- Annually, prior to the issue of the audit report, issuing a report stating an opinion as to whether the independence of the auditors of the accounts or audit companies has been compromised. This report in any event must contain a reasoned evaluation of the provision of each and every one of the additional services referred to in the preceding section that have been provided, taken individually and as a whole, other than the legal audit, as regards the scheme of independence of the auditors and regulations governing the activity of auditing accounts.

- Conduct relations with the statutory auditor in order to receive information about any matters that might jeopardise the auditor’s independence and assess the effectiveness of the safeguards put in place. Also, understand and assess, in aggregate, all the relationships between the Company and its related entities, on the one hand, and the statutory auditor and its network, on the other, that involve the provision of non-audit services or any other type of relationship.

- Ensure that the Company and the auditor comply with current regulations on the provision of non-audit services, the limits on the concentration of the auditor’s business and, in general, other requirements designed to safeguard auditors’ independence.

- Ensure that the remuneration of the statutory auditor for its work does not compromise its quality or independence, taking into account the rules on fees set out in auditing standards.

- In the event of resignation of the external auditor, investigate the reasons for the resignation.

- Ensure that the Company notifies any change of external auditor as a material disclosure, accompanied by a statement of any disagreements arising with the outgoing auditor and the reasons for the same.

- Establish internal sources, within the Company, to obtain relevant information on the independence of the statutory auditor, from financial management, other executive functions, internal audit, or other assurance functions such as regulatory compliance or risks, or external sources such as information supplied by the statutory auditor itself.

- Seek explanations from the statutory auditor about the internal quality control system it has in place to safeguard its independence, as well as information on internal practices regarding the rotation of the audit partner and audit team and whether those practices comply with applicable Spanish and EU regulations in this respect.

- Analyse any changes in the overall remuneration of the statutory auditor.

The Bankia Group has a Policy on Monitoring the Independence of the External Auditor, approved by the Board of Directors and reviewed annually. The Policy specifies control actions designed to ensure compliance with current laws and regulations on provision of non-audit services, limits on the concentration of the auditor’s business and other specific requirements in relation to the independence of the statutory auditor, in accordance with Ley 22/2015 (the Audit Act) and its implementing regulations (Royal Decree 1517/2011) and the recommendations issued by the CNMV in Guía Técnica 3/2017 (Technical Guide) on audit committees at public interest entities.

Policy on Monitoring the Independence of the External Auditor

In particular, the Policy for Monitoring the Independence of the External Auditor, approved annual ly by the Board of Directors, sets out the mechanisms in place for overseeing the independence of the external auditor. Those mechanisms are:

- Conflicts of interest arising from personal situations:

•	The external auditor’s own Quality and Independence Manual summarising the internal control procedures designed and implemented by the external auditor to ensure strict compliance with the independence rules applicable to audit firms.

•	The Corporate Internal Audit Department requests the current Manual from the external auditor every six months. The Manual is then submitted to the Audit and Compliance Committee alongside the half-yearly independence report.

•	Half-yearly confirmation of the external auditor’s independence entails compliance with this requirement.

•	At the beginning of the period to be audited, the external auditor is asked to fully identify the team and confirm, with respect to a reference date, that team members are aware of the regulatory restrictions. The team list is updated on completion of the engagement.

•	The list is sent to the Corporate Human Resources Department for reference in selection and hiring processes.

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- Prohibited services:

•	The external auditor informs the Corporate Internal Audit Department of proposals submitted to the Bank before they are signed.

•	The Corporate Internal Audit Department reviews proposals for services to be provided by the external auditor prior to their approval.

•	The requesting department is asked to explain why the audit firm is best suited to provi de the services by reason of its knowledge and experience.

•	The Audit and Compliance Committee authorises services on a monthly basis.

•	The authorisation of some engagements (“no risk to independence”) is delegated to the Corporate Internal Audit Department.

•	Where required or allowed by law and/or the supervisor.

•	Agreed-upon procedures and other review engagements relating to accounting and financial reporting.

•	Translations.

These proposals are ratified by the Audit and Compliance Committee.

•	Once the Assistant Secretary confirms that the Audit and Compliance Committee authorised the proposal, the situation is reported to the external auditor and the Procurement Department for an appropriate contract to be signed, as the case may be.

•	The audit firm identifies the members of its team so that any previously unscreened proposals can be retrieved from our systems.

•	Conflicts of interest arising from providing otherwise non-prohibited services to relations of the principal auditor come within the scope of “conflicts of interest arising from personal situations”.

•	The provision of services referred to in Article 5.3 (EU Regulation 537/2014) shall be limited, in its effect on the financial statements, to 5% of the materiality determined by the auditor or 10% of the account item affected. However, if lower limits are set by law, those lower limits apply.

(Keep in Note H)

C.1.31	State whether the company changed its external auditor during the year. If so, please identify the incoming and outgoing auditor:

[     ]       Yes

[ √ ] No

If there were any disagreements with the outgoing auditor, please provide an explanation.

[     ]       Yes

[ √ ] No

C.1.32	State whether the audit firm provides any non-audit services to the company and/or its Group and, if so, the fees paid and the corresponding percentage of total fees invoiced to the company and/or Group:

[ √ ] Yes

[     ]       No

38

	Company	Group Companies	Total
Amount invoiced for non-audit services (thousand euros)	527	0	527
	Company	Group Companies	Total
Amount invoiced for non- audit services/Amount for audit work (in %)	24.00	0.00	24.00

Non-audit work includes services related to auditing accounts (Asset Protection Report) Clients, Agreed Procedures Report on the information submitted to the FUR, etc.), as well as the review of non-financial information, the issuance of comforts letters, the agreed procedures report on the report with prudential relevance, expert reports and external expert report on money laundering prevention.

C.1.33	State whether the auditors’ report on the financial statements for the preceding year contains a qualified opinion or reservations. If so, please explain the reasons given by the Chairman of the audit committee to explain the content and extent of the aforementioned qualified opinion or reservations.

[     ]       Yes

[ √ ] No

C.1.34	State the number of consecutive years the current audit firm has been auditing the financial statements of the company and/or group. Furthermore, state the number of years audited by the current audit firm as a percentage of the total number of years that the financial statements have been audited:

	Individual	Consolidaded
Number of consecutive years	7	7
	Individual	Consolidated
Number of years audited by the current audit firm/number of fiscal years the company has been audited (by %)	29.17	77.78

The separate financial statements, considering that Bankia, S.A., as a business enterprise started in 1995 under the name Altae Banco, S.A., have been audited for 24 years. Banco Altae, S.A. is not considered to have come from the former Banco de Crédito y Ahorro, S.A.

Respect to the Consolidated Financial Statements 9 years have been taken into account.

C.1.35	State whether there is a procedure whereby directors have the information necessary to prepare the meetings of the governing bodies with sufficient time and provide details if applicable:

[ √ ] Yes

[     ]       No

39

The procedure for the Directors of Bankia, S.A. to count with the necessary information to prepare the meetings of the governing bodies with sufficient time is governed in Article 17.2 of the Regulation of the Board of Directors. This Regulation establishes that the Board of Directors will be called by individual notice, stating the agenda for the meeting in sufficient detail. This notice will be sent by fax, e-mail or letter to each of the directors, at least five days in advance of the date contemplated for the meeting, unless, in the judgment of the Chairman, the urgency of the matters to be considered requires an urgent call, which may be made by telephone, fax, e-mail or any other remote means, sufficiently in advance to allow the directors to fulfil their duty to attend.

Agendas for meetings will clearly indicate those points in respect of which the Board of Directors must adopt a decision or resolution, so that the directors may, in advance, study or collect the information necessary for adoption thereof, in accordance to the Regulations of the Board of Directors.

When, exceptionally, by reason of urgency, the Chairman wishes to submit decisions or resolutions not appearing on the agenda for approval of the Board of Directors, express prior consent of the majority of the directors present will be required, with that consent to be reflected in the minutes.

The directors can gather all the additional information they consider necessary for the matters which compete the Board of Directors. Under the duty of directors to demand, and a right to request, from the Company all the information they need in order to perform their obligations, article 26 of the Regulations of the Board of Directors states that directors have the broadest authority to seek information on any aspect of the Company, to examine its books, records, documents and other evidence of the Company’s transactions, and to inspect all its facilities.

In order not to interfere with ordinary management of the Company, exercise of information rights will be channelled through the Chairman or secretary of the Board of Directors. They will respond to director inquiries by providing the information directly, making the appropriate spokesmen within the organisation available as appropriate, or arranging for appropriate on-site review and inspection.

C.1.36	State whether the company has established rules whereby directors must provide information regarding and, if applicable, resign, in circumstances that may damage the company’s standing and reputation. If so, provide details:

[ √ ] Yes

[     ]       No

Eplain the rules

According to article 40 of the Bylaws, the members of the Board of Directors of Bankia, S.A. must satisfy the requirements of banking regulation to be considered to be honourable persons, suitable for exercise of that function. In particular, they must be of high commercial and professional integrity, have knowledge and experience appropriate to the performance of their duties and be willing to exercise good governance of the Company. Supervening failure to satisfy th ose requirements will be grounds for removal of the director.

40

As per article 23 of the Board of Directors Regulations, directors must place their directorships at the disposal of the Board of Directors and formally tender their resignations, if the Board deems it to be desirable, in the following circumstances:

a)       When they are affected by any of the rules on incompatibility or prohibition or unsuitability prescribed by law.

b)       When they are tried for alleged criminal offenses or subject to disciplinary proceedings for serious or very serious infractions brought by the supervisory authorities.

For these purposes, any director of the Company must inform the Board of Directors of the existence of circumstances that could be detrimental to the credit and reputation of the Company, in particular of criminal actions in which the director is an accused, as well as subsequent procedural developments.

If a director is indicted or tried for any of the crimes indicated in article 213 of the Corporations Act “Ley de Sociedades de Capital”, the Board will examine the matter as soon as possible and, in view of the particular circumstances, decide whether or not it is appropriate for the director to remain in the position.

c)       When they are seriously admonished by the Audit and Compliance Committee for violating their duties as directors.

d)       When their remaining as directors could present a reputation risk to the interests of the Company.

e)       When they cease to hold the positions, offices or functions with which their appointment as executive directors was associated.

f)       In the case of proprietary directors, when the shareholder at whose initiative they were appointed disposes of its interest in the Company or reduces its interest to a level that requires a reduction in the number of proprietary directors.

g)       In the case of independent directors, when they no longer satisfy the conditions for being considered independent directors.

In addition, if a natural person representing a legal person director is in any of the situations described in the previous sections, that person will be disqualified from acting as representative.

C.1.37	State whether any member of the Board of Directors has notified the company that he or she has been tried or notified that legal proceedings have been filed against him or her, for any offences described in Article 213 of the LSC:

[     ]       Yes

[ √ ] No

C.1.38       Detail any material agreements entered into by the company that come into force, are modified or are terminated in the event of a change in control of the company following a public takeover bid, and their effects.

Not applicable.

C.1.39	Identify individually for director, and generally in other cases, and provide detail of any agreements made between the company and its directors, executives or employees containing indemnity or golden parachute clauses in the event of resignation or dismissal or termination of employment without cause following a takeover bid or any other type of transaction.

41

Number of beneficiaries	22
Type of beneficiary	Description of agreement
EXECUTIVE DIRECTORS, MEMBERS OF THE MANAGEMENT COMMITTEE AND OTHER DIRECTORS.

EXECUTIVE DIRECTORS: The contracts of Mr. Goirigolzarri, Mr.Sevilla y Mr. Ortega contain a termination benefit of one year of fixed remuneration if the Company decides to terminate their employment unilaterally or in the event of a change of control of the Company. The contracts also contain a post-contractual non-compete clause, as well as a three-month notice period in the contracts of Mr. Sevilla and Mr. Ortega. Pursuant to prevailing legislation, Bankia has amended these contracts, establishing that any compensation and/or amounts received by these executive directors must comply with Royal Decree-Law 2/2012, Law 3/2012 and Law 10/2014.

MEMBERS OF THE MANAGEMENT COMMITTEE: The contracts of the nine senior executives included clauses that set compensation for all items if they are dismissed for legal reasons, except for disciplinary reasons considered legally valid, equivalent to two years’ fixed compensation. Pursuant to prevailing legislation, Bankia has amended these contracts, establishing that any compensation and/or amounts received by senior executives must comply with Royal Decree-Law 2/2012, Law 3/2012 and Law 10/2014.

OTHER DIRECTORS: It states that in no circumstances may the maximum severance recognised in the case of dismissal for legal reasons, except for disciplinary reasons considered legally valid, exceed two years’ fixed compensation.

State if these contracts have been communicated to and/or approved by management bodies of the company or of the Group. If they have, specify the procedures, events and nature of the bodies responsible for their approval or for communicating this:

	Board of Directors	General Shareholders’ Meeting
Body authorising the severance clauses	√
	Yes	No
Are these clauses notified to the General Shareholders’ Meeting?	√

42

Indemnity or golden parachute clauses are authorised by several bodies:

- Executive directors: Authorised by the Board of Directors and reported at the General Shareholders’ Meeting.

- Members of the Management Committee: Authorised by the Board of Directors at the proposal of the Remuneration Committee.

- Other senior managers: Authorised in accordance with delegated powers and authorities regarding Bankia Human Resources approved by the Board of Directors.

C.2.	Committees of the Board of Directors.

C.2.1	Provide details of all committees of the Board of Directors, their membership, and the proportion of executive, proprietary, independent and other external directors that comprise them:

RISK ADVISORY COMMITTEE
Name	Post	Category
MR. JOAQUÍN AYUSO GARCÍA	CHAIRMAN	Independent
MRS. EVA CASTILLO SANZ	COMMITTE MEMBER	Independent
MR. FERNANDO FERNÁNDEZ MÉNDEZ DE ANDÉS	COMMITTE MEMBER	Independent
MR. ANTONIO GREÑO HIDALGO	COMMITTE MEMBER	Independent
% of executive directors	0.00
% of proprietary directors	0.00
% of independent directors	100.00
% of external directors	0.00

On 25 February 2019, following a favourable report from the Appointments and Responsible Management Committee, the Board of Directors resolved to appoint Mr. Joaquín Ayuso García, replacing Mr. Francisco Javier Campo García, and Mr. Antonio Greño Hidalgo as members of the Risk Advisory Committee. The Board of Directors also resolved t o appoint Mr. Joaquín Ayuso García as Chairman of the Risk Advisory Committee, replacing Mr. Francisco Javier Campo García.

43

Explain the duties exercised by this committee, describe the rules and procedures it follows for its organisation and function. For each one of these functions, briefly describe its most important actions during the year and how it has exercise in practice each of the functions attributed thereto by law, in the Articles of Association or other corporate resolutions.

FUNCTIONS:

The Risk Advisory Committee of Bankia has attributed to it all the duties required in by law, especially banking regulations. Given their length, they are presented in section H of this Report.

RULES OF ORGANISATION AND FUNCTIONING:

With respect to its rules of organisation and functioning, article 47 ter of the Bylaws and article 16 of Board of Directors Regulations states that the Risk Advisory Committee will be comprised of a minimum of 3 and maximum of 5 directors, who may not be executive directors, without prejudice to attendance, when so expressly resolved by the members of the Committee, of other directors, including executive directors, senior managers and any employee. In any event the number of members of the Risk Advisory Committee will be determined directly by way of establishment of that number by express resolution, or indirectly by way of filling vacancies or appointment of new members within the established máximum.

The members of the Risk Advisory Committee must have the appropriate knowledges, skills and experience to fully understand and control the risk strategy and risk tolerance of the Company. At least one third of its members must be independent directors. In any event, the Chairman of the Committee will be an independent director. The Chairman of the Committee must be replaced every four years, and may be re-elected one or more times for terms of the same length.

The members of the Risk Advisory Committee will be appointed by the Board of Directors, taking into account the directors’ knowledge, skills and experience and the Committee’s duties.

There will be a quorum for the Committee when the majority of the directors that are a part thereof are in attendance, in person or by proxy. It will adopt its resolutions by absolute majority of the members of the Committee, present at the meeting in person or by proxy. In the event of a tie, the Chairman will have a casting vote.

For the proper performance of its duties, the Risk Advisory Committee will have unrestricted access to the informatio n on the risk status of the Company and, if necessary, to the risk management unit and specialised external advisors.

The Director of the risk unit will be a senior manager, meeting the requirements set forth in the applicable regulations and in the performance of his/her duties having direct access to both the Board of Directors and the Board and Advisory Risk Committees, that Director being removable in accordance with the provisions of applicable regulations.

ACTIONS:

Regarding the main actions carried out in 2019, the Risk Advisory Committee advised the Board of Directors on the following key matters:

- Advice on the definition of the Company’s and Group’s overall propensity of risk, set out in the Risk Appetite and Tolerance Framework and in the Risk Budget.

- Advice on the approval of the Company’s and the Group’s risk control and management policy, identifying the various types of risk assumed by the Company and the Group, the levels of risk they are willing to take and the necessary corrective measures to limit their impact.

- Advice on the approval of Risk Manuals and Policies.

- Regular monitoring of the loan portfolio and the risks assumed by the Company and the Group, in the broadest sense, proposing to the Board the necessary corrective measures to adapt the risk assumed to the approved risk profile.

- Regular monitoring of projects and activities related to the supervisory bodies.

(Keep in Note H)

44

APPOINTMENTS AND RESPONSIBLE MANAGEMENT COMMITTEE
Name	Post	Category
MRS. EVA CASTILLO SANZ	CHAIRMAN	INDEPENDENT
MR. JOAQUÍN AYUSO GARCÍA	COMMITTE MEMBER	INDEPENDENT
MR. FRANCISCO JAVIER CAMPO GARCÍA	COMMITTE MEMBER	INDEPENDENT
MRS. LAURA GONZÁLEZ MOLERO	COMMITTE MEMBER	INDEPENDENT
% of executive directors	0.00
% of propietary directors	0.00
% of independent directors	100.00
% of external directors	0.00

On 25 February 2019, following a favourable report from the Appointments and Responsible Management Committee, the Board of Directors resolved to appoint Mrs. Eva Castillo Sanz as a member of the Appointments and Responsible Management Committee, replacing Mr. Fernando Fernández Méndez de Andés. The Board of Directors resolved to appoint Mr. Eva Castillo Sanz as Chair of the Appointments and Responsible Management Committee, replacing Mr. Joaquín Ayuso García, who remains a member of the Committee.

Explain the duties exercised by this committee, describe the rules and procedures it follows for its organisation and function. For each one of these functions, briefly describe its most important actions during the year and how it has exercise in practice each of the functions attributed thereto by law, in the Articles of Association or other corporate resolutions.

FUNCTIONS:

The Appointments and Responsible Management Committee of Bankia has attributed to it all the duties required in company law and banking regulations, as well as those set out in the Good Governance Code of Listed Companies and in the Guía Técnica 1/2019 (Technical Guide), of the Spanish National Securities Market Commission (CNMV), on appointments and remuneration committees, which, given their length, are presented in section H of this Report.

The main role of the Appointments and Responsible Management Committee is to contribute to attracting and retaining talent, ensuring that the Company has the best professionals in its governing bodies and senior management. The Committee is also responsible for reviewing the Company’s Corporate Social Responsibility Policy, seeing that it is aimed at the creation of value, and monitoring the corporate social responsibility strategy and practices and evaluating the degree of compliance thereof. In addition to any other tasks assigned to it by the Board, the Committee has general powers to report on and propose the appointment and removal of directors and senior managers, on matters relating to responsible management and, in particular, without limitation, on the responsibilities within the scope of the Committee’s Regulations.

RULES OF ORGANISATION AND FUNCTIONING:

The Committee’s rules of organisation and functioning are set forth in Article 47 of the Bylaws and Article 15 of the Regulations of the Board of Directors and, specifically, in the Regulations of the Appointments and Responsible Management Committee.

The rules provide that the Appointments and Responsible Management Committee shall be made up of non-executive directors and a majority of independent directors, with a minimum of 3 and a maximum of 5 directors.

45

The members of the Appointments and Responsible Management Committee shall be appointed by the Board of Directors, having regard to their knowledge, skills and experience and the duties of the Committee. The members of the Committee, as a whole, must have knowledge and experience in the following areas:

a)       Corporate governance;

b)       Analysis and strategic evaluation of human resources;

c)       Selection of directors and senior managers, including assessment of any suitability requirements that may be required under the regulations applicable to the Company; and

d)       Performance of senior management duties.

Efforts will be made to ensure that the membership of the Committee is diverse, taking into account gender, career record, skills, personal capabilities and expertise. When the Company appoints a Lead Independent Director, it shall endeavour to appoint him/her as a member of the Appointments and Responsible Management Committee.

The Committee shall be chaired by an independent director appointed by the Board of Directors. Previous experience as a member of appointment committees or as an executive director or member of senior management in comparable companies by reason of size and complexity will be particularly valued. The Chairman of the Committee must be replaced every four years, and may be re-elected one or more times for terms of the same length.

The Chairman of the Committee shall act as its spokesperson at the meetings of the Board of Directors and, where appropriate, the General Meeting of Shareholders of the Company.

The Chairman of the Committee shall ensure that the members of the Committee receive sufficient information to perform their duties, and the members may request any additional information they require.

The Committee will have a Secretary and, optionally, an Assistant Secretary, who need not be directors a nd may be other than the Secretary and Assistant Secretary of the Board of Directors, respectively.

The Committee shall meet suitably in advance of Board meetings whenever convened by a resolution of the Committee itself or its Chairman, and at least four times a year. Further, it shall also meet whenever the Board of Directors or its Chairman requests the issue of a report or adoption of proposals.

Coordination mechanisms shall be established with the Remuneration Committee to ensure consistency of the policies and criteria applied by the Committee to attract talent. In particular, joint meetings shall be held when warranted by the situation and when thought appropriate. A member may form part of both committees.

There will be a quorum for the appointments and responsible management committee when the majority of the directors that are a part thereof are in attendance, in person or by proxy.

The Committee shall adopt resolutions by absolute majority of the members present at the meeting in person or by prox y. In the event of a tie, the chairman will have a casting vote.

The Committee shall consult with the Company’s Chairman and, where appropriate, the Chief Executive of the Company on matters relating to executive directors and senior officers.

The Chairman and any director may submit suggestions to the Committee regarding matters that fall within its remit and, in particular, may put forward candidates to fill vacancies on the Board.

(Keep in Note H)

REMUNERATION COMMITTEE
Name	Post	Category
MR. FRANCISCO JAVIER CAMPO GARCÍA	CHAIRMAN	Independent
MR. JOAQUÍN AYUSO GARCÍA	COMMITTE MEMBER	Independent
MR. JORGE COSMEN MENÉNDEZ-CASTAÑEDO	COMMITTE MEMBER	Independent
MRS. LAURA GONZÁLEZ MOLERO	COMMITTE MEMBER	Independent
% of executive directors	0.00
% of propietary directors	0.00
% of independent directors	100.00
% of external directors	0.00

46

On 25 February 2019, following a favourable report from the Appointments and Responsible Management Committee, the Board of Directors resolved to appoint Mr. Francisco Javier Campo García and Mrs. Laura González Molero as members of the Remuneration Committee, replacing Mrs. Eva Castillo Sanz and Mr. Fernando Fernández Méndez de Andés. The Board of Directors also resolved to appoint Francisco Javier Campo García as Chairman of the Remuneration Committee, replacing Mrs. Eva Castillo Sanz.

Explain the duties exercised by this committee, describe the rules and procedures it follows for its organisation and function. For each one of these functions, briefly describe its most important actions during the year and how it has exercise in practice each of the functions attributed thereto by law, in the Articles of Association or other corporate resolutions.

FUNCTIONS:

The Remuneration Committee of Bankia has attributed to it all the duties required in company law and banking regulations, as well as those set out in the Good Governance Code of Listed Companies and in the Guía Técnica 1/2019 (Technical Guide), of the Spanish National Securities Market Commission (CNMV), on appointments and remuneration committees, which, given their length, are presented in section H of this Report.

In addition to any other tasks assigned to it by the Board, the Remuneration Committee has general powers to report on and propose remuneration for directors and senior managers, and, in particular, without limitation, the responsibilities within the scope of the Committee’s Regulations.

RULES OF ORGANISATION AND FUNCTIONING:

With respect to the rules on functioning and organization in the article 47 of the Bylaws and, article 15 bis of the Board of Directors Regulations and, specifically, in the Regulations of the Remuneration Committee.

The rules provide that the Remuneration Committee shall be made up of non-executive directors and a majority of independent directors, with a minimum of 3 and a maximum of 5 directors.

The members of the Appointments and Responsible Management Committee shall be appointed by the Board of Directors, having regard to their knowledge, skills and experience and the duties of the Committee. The members of the Committee, as a whole, must have knowledge and experience in the following areas:

a)       Corporate governance;

b)       Analysis and strategic evaluation of human resources;

c)       Performance of senior management duties; and

d)       Design of policies and remuneration plans for directors and senior managers.

Efforts will be made to ensure that the membership of the Committee is diverse, taking into account gender, career record, skills, personal capabilities and industry expertise. When the Company appoints a Lead Independent Director, it shall endeavour to appoint him/her as a member of the Remuneration Committee.

The Committee shall be chaired by an independent director appointed by the Board of Directors. Previous experience as a member of remuneration committees or as an executive director or member of senior management in comparable companies by reason of size and complexity will be particularly valued. The Chairman of the Committee must be replaced every four years, and may be re-elected one or more times for terms of the same length.

The Chairman of the Committee shall act as its spokesperson at the meetings of the Board of Directors and, where appropriate, the General Meeting of Shareholders of the Company.

The Chairman of the Committee shall ensure that the members of the Committee receive sufficient information to perform their duties, and the members may request any additional information they require.

The committee will have a secretary and, optionally, an assistant secretaryx, who need not be directors and may be other than the secretary and assistant secretary of the Board of Directors, respectively.

47

The Committee shall meet suitably in advance of Board meetings whenever convened by a resolution of the Committee itself or its Chairman, and at least four times a year. Further, it shall also meet whenever the Board of Directors or its Chairman requests the issue of a report or adoption of proposals.

Coordination mechanisms shall be established with the Appointments and Responsible Management Committee to ensure consistency of the policies and criteria applied by the Committee to attract and retain talent. In particular, joint meetings shall be held when warranted by the situation. A member may form part of both committees.

There will be a quorum for the Remuneration Committee when the majority of the directors that are a part thereof are in attendance, in person or by proxy.

In addition to the attendance of all members of the Committee at its meetings, the presence at meetings of other directors, executive or otherwise, of senior managers or of any third party may only occur at the invitation of the Chairman of the Committee and shall be limited to the specific business on the agenda in connection with which they are invited.

The Committee shall adopt resolutions by absolute majority of the members present at the meeting in person or by proxy. In the event of a tie, the chairman will have a casting vote.

The Committee shall consult with the Company’s Chairman and, where appropriate, the Chief Executive of the Company on matters relating to executive directors and senior officers.

To perform its functions more effectively, the Committee may use whatever resources it considers appropriate, including taking advice from outside professionals in matters within its remit, ensuring suitable alignment of interests and ensuring that no potential conflicts of interest compromise the independence of the external advice given to the Committee. The Committee shall receive adequate funds for this purpose and shall submit to the Board for approval an annual budget, or alternative mechanisms.

If advisors are retained to assist the Committee in its remuneration policy role, they shall be different from any advisors who might assist the Appointments and Responsible Management Committee in its selection, appointment and assessment roles.

(Keep in Note H)

BOARD RISKS COMMITEE
Name	Post	Category
MR. JOSE SEVILLA ALVAREZ	CHAIRMAN	Executive
MRS. EVA CASTILLO SANZ	COMITTEE MEMBER	Independent
MR. FERNANDO FERNÁNDEZ MÉNDEZ DE ANDÉS	COMITTEE MEMBER	Independent
% of executive directors	33.00
% of proprietary directors	0.00
% of independent directors	66.67
% of external directors	0.00

On 25 February 2019, following a favorable report from the Appointments and Responsible Management Committee, by a resolution of the Board of Directors Mr. Francisco Javier Campo García stepped down from the Board Risk Committee, having been appointed a member and Chairman of the Remuneration Committee and a member of the Audit and Compliance Committee.

Explain the duties exercised by this committee, describe the rules and procedures it follows for its organisation and function. For each one of these functions, briefly describe its most important actions during the year and how it has exercise in practice each of the functions attributed thereto by law, in the Articles of Association or other corporate resolutions.

48

FUNCTIONS:

The Board Risk Committee is governed by article 48 of the Bylaws and article 16 bis of the Board of Directors Regulations. The Board Risk Committee is the body responsible for approving risks within the authority delegated to it and for overseeing and administering the exercise of the authority delegated to lower-ranking bodies, all this without prejudice to the oversight authority vested by law in the Audit and Compliance Committee. A list of this Committee’s functions is provided in section H of this Report.

RULES OF ORGANISATION AND FUNCTIONING:

As regards the rules of organisation and functioning, article 48 of the Bylaws and and article 16 bis of the Board of Directors Regulations states that the Board Risk Committee will be made up of no fewer than 3 and no more than 7 directors. The Chairman of the Committee will be a director appointed by the Company’s Board of Directors

The Board Risk Committee shall be validly constituted when a majority of the directors forming part of it are present, in person or by proxy. Committee resolutions shall be adopted by an absolute majority of members pres ent at the meeting, in person or by proxy. In the event of a tie, the Chairman will have a casting vote.

The Board Risk Committee will have operational authority and, therefore, may adopt the corresponding decisions within the scope of authority delegated by the Board.

The Board Risk Committee will have the specific delegated authority contemplated in the delegation resolution. Also, copies of the minutes of meetings of this Committee will be made available to all directors.

ACTIONS:

Regarding the main actions carried out in 2019, the Board Risk Committee’s principle activity is the approval of risks within the authority delegated to it and overseeing and administering the exercise of the authority delegated to lower -ranking bodies.

Given the executive nature of the Board Risk Committee, at its meeting the Committee analyses and, where appropriate, approves all specific risk transactions, finance programmes and the overall limits of prequalification attributed to it within the scope of authority delegated by the Board of Directors. It shall also assess and put forward, as appropriate, proposals of this nature, which must be approved by the Board of Directors.

(Keep in Note H)

AUDIT AND COMPLIANCE COMMITTEE
Name	Post	Category
MR. ANTONIO GREÑO HIDALGO	CHAIRMAN	Independent
MR. FRANCISCO JAVIER CAMPO GARCÍA	COMMITTE MEMBER	Independent
MR. CARLOS EGEA KRAUEL	COMMITTE MEMBER	Other external
MR. JOSE LUIS FEITO HIGUERUELA	COMMITTE MEMBER	Independent
MR. FERNANDO FERNÁNDEZ MÉNDEZ DE ANDÉS	COMITTEE MEMBER	Independent
% of executive directors	0.00
% of propietary directors	0.00
% of independent directors	80.00
% of external directors	20.00

49

On 25 February 2019, following a favourable report from the Appointments and Responsible Management Committee, the Board of Directors resolved to appoint Francisco Javier Campo García and Fernando Fernández Méndez de Andés as members of the Audit and Compliance Committee, replacing Joaquín Ayuso García and Jorge Cosmen Menéndez-Castañedo.

At its meeting of 26 June 2019, following a favourable report from the Appointments and Responsible Management Committee, the Board of Directors resolved to appoint Carlos Egea Krauel as a member of the Audit and Compliance Committee, with effect from 28 June 2019.

All the members of the Audit and Compliance Committee were appointed by the Board of Directors with regard to their knowledge and experience in accounting, auditing, or both, and the duties of the Committee.

Therefore, overall, the members of the Committee have the appropriate knowledge and experience, and the technical expertise regarding the banking industry.

According to the Regulations of the Audit and Compliance Committee, a member of the Committee is considered to have knowledge and experience in accounting, auditing or both, when he or she has.

a)       Knowledge of the Accounting regulation, auditing regulation, or both.

b)       Ability to value and interpret the implementation of Accounting regulation.

c)       Experience in preparing, auditing, analysing or evaluating the financial statements with a certain level of complexity, similar to the Entities one, or experience supervising one or more individuals performing such tasks.

d)       Understanding of the internal control mechanisms related to the elaboration process of financial information.

Explain the duties exercised by this committee, describe the rules and procedures it follows for its organisation and function. For each one of these functions, briefly describe its most important actions during the year and how it has exercise in practice each of the functions attributed thereto by law, in the Articles of Association or other corporate resolutions.

FUNCTIONS:

The Audit and Compliance Committee of Bankia has attributed to it all the duties required in company law and bank ing regulations, and in the technical Guide 3/2017 of the CNVM, on as well as those set out in the Good Governance Code of Listed Companies which, given their length, are presented in section H of this Report.

RULES OF ORGANISATION AND FUNCTIONING:

With respect to its rules of organisation and functioning, article 14 of the Board of Directors Regulations states that the Audit and Compliance Committee will have no fewer than three 3 and no more than five 5 members, all of whom will be non-executive directors and a majority, independent. Where the members of the committee expressly so agree, its meetings may also be attended by other directors, including executive directors, senior managers and any other employee. The members of the Audit and Compliance Committee will be appointed by the Board of Directors taking account of their knowledge, aptitudes and experience in accounting or auditing or both, and the overall technical expertise in relation to the banking industry.

The Committee will be chaired by a non-executive director that, in addition, has knowledge, skills and experience in accounting, auditing or risk management and, in general, any tasks of the committee. The Chairman of the Committee must be replaced every four years, and may be re-elected after the term of one year elapses since he left office. The Chairman of the Committee may, at any time, apply to the senior manager responsible for the Company’s internal audit for information on internal audit activities. Also, independently of organisational reporting lines, the head of internal audit will maintain a functional relationship with the Audit and Compliance Committee and its Chairman. In any event, the Committee shall oversee the performance of the internal audit unit.

The Committee will have a Secretary and, optionally, an Assistant Secretary, who need not be directors and may be other than the Secretary and Assistant Secretary of the Board of Directors, respectively.

The committee must meet as many times as it is convened by resolution of the committee itself or its Chairman and no less than four times per year. The members of the committee have an obligation to be properly informed and prepared for meetings. Any members of the Company’s management team or staff who are called upon to do so are obliged to attend the meetings of the committee and to cooperate with it and make available any information they may have at their disposal. The committee may also call upon the statutory auditor to attend, but he must not be invited to take part in the decision-making part of Committee meetings. always in accordance with the provisions of these Regulations. The committee must always meet on the occasion of the publication of annual or interim financial information and in these cases may request the presence of the internal auditor and, if it has issued any review report, the statutory auditor to provide input on any agenda item for which they have been invited to attend. At least part of these meetings with the internal or statutory auditor must take place without the management team being present, so that any specific issues arising from the audit reviews can be discussed exclusively with the auditor.

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One of the committee’s meetings must be used to assess the efficiency of the Company’s governance rules and procedures and the extent of the Company’s compliance with them and to prepare the information the board must approve and include in the annual public documentation.

At least twice a year, the committee must hold joint sessions with the Risk Advisory Committee to discuss common concerns and any other matters that fall within the remit of both committees and so must be examined and supervised by both.

Meetings of the Audit and Compliance Committee will be validly held when a majority of the Committee’s members are present in person or by proxy. Resolutions will be adopted by absolute majority of the members present at the meeting in person or by proxy. In the event of a tie, the Chairman will have a casting vote. The members of the Committee may extend prox ies to other members. The resolutions of the Audit and Compliance Committee will be maintained in a minutes book, each entry in which will be signed by the Chairman and the Secretary.

Before they attend their first meeting, new members of the audit committee must complete an orientation programme that will quickly equip them with sufficient knowledge of the Company to be able to participate actively from the outset.

(Keep in Note H)

Identify the directors who are member of the audit committee and have been appointed taking into account their knowledge and experience in accounting or audit matters, or both, and state the date that the Chairperson of this committee was appointed.

Name of directors with experience	MR. ANTONIO GREÑO HIDALGO / MR. FRANCISCO JAVIER CAMPO GARCÍA / MR. CARLOS EGEA KRAUEL / MR. JOSÉ LUIS FEITO HIGUERUELA / MR. FERNANDO FERNÁNDEZ MÉNDEZ DE ANDÉS
Date of appointment of the chairperson	03/31/2016

C.2.2	Complete the following table with information regarding the number of female directors who were members of board committees at the close of the past four years:

	Number of female directors
	Year 2019		Year 2018		Year 2017		Year 2016
	Number	%	Number	%	Number	%	Number	%
RISK ADVISORY COMMITTEE	1	25.00	1	33.33	1	33.33	1	33.33
APPOINTMENTS AND RESPONSIBLE MANAGEMENT COMMITTEE	2	50.00	1	25.00	0	0.00	0	0.00
REMUNERATION COMMITTEE	1	25.00	1	25.00	1	25.00	1	25.00
BOARD RISK COMMITTEE	1	33.33	1	25.00	1	25.00	1	25.00
AUDIT AND COMPLIANCE COMMITTEE	0	0.00	0	0.00	0	0.00	0	0.00

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C.2.3	State, where applicable, the existence of any regulations governing Board committees, where these regulations may be found, and any amendments made to them during the year. Also state whether any annual reports on the activities of each committee have been voluntarily prepared.

AUDIT AND COMPLIANCE COMMITTEE

The regulation of the Audit and Compliance Committee is set forth in the Bylaws (articles 44 and 46),in the Board of Directors Regulations (articles 12 and 14) and in the Audit and Compliance Committee Regulations.

In the 2019 period, the Audit and Compliance Committee regulations were not amended.

The Audit and Compliance Committee presented the Board of Directors with a report on its activities, highlighting the tasks performed by the Committee in relation to its own duties for 2018. This report was made available to all shareholders for the General Meeting of Shareholders held on 22 March 2019.

APPOINTMENTS AND RESPONSIBLE MANAGEMENT COMMITTEE

The regulation of the Appointments and Responsible Management Committee is included in the Bylaws (articles 44 and 47), in the Board of Directors Regulations (articles 12 and 15) and in the Appointments and Responsible Management Regulations

In 2019, article 15 of the Regulations of the Board of Directors was amended via a resolution passed by the Board on 24 July 2019 in order to include the recommendations and guidelines of Technical Guide 1/2019, of the Spanish National Securities Market Commission (CNMV) on nomination and remuneration committees and, among them, state that the rules governing the Audit and Responsible Management Committee may be implemented in the Regulations of the Audit and Responsible Management Committee, which were approved the same day, 24 July 2019.

The Appointments and Responsible Management Committee also presented the Board with a report on its activities, highlighting the tasks performed by this committee in relation to its own duties for 2018. This report was made available to all shareholders for the General Meeting of Shareholders held on 22 March 2019.

REMUNERATION COMMITTEE

The regulation of the Remuneration Committee is included in the Bylaws (articles 44 and 47 ter), in the Regulations of the Board of Directors (articles 12 and 15 bis) and in the Remuneration Committee Regulations.

In 2019, article 15 of the Regulations of the Board of Directors was amended via a resolution passed by the Board on 24 July 2019 in order to include the recommendations and guidelines of Technical Guide 1/2019, of the Spanish National Securities Market Commission (CNMV) on nomination and remuneration committees and, among them, state that the rules governing the Remuneration Committee may be implemented in the Regulations of the Remuneration Committee, which were approved the same day, 24 July 2019.

The Remuneration Committee presented the Board with a report on its activities, highlighting the tasks performed by this committee in relation to its own duties for 2018. This report was made available to all shareholders for the General Meeting of Shareholders held on 22 March 2019.

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RISK ADVISORY COMMITTEE

The regulation of the Risk Advisory Committee is included in the Bylaws (articles 44 and 47 ter) and the Regulations of the Board of Directors (articles 12 and 16).

In the 2019 period, the Risk Advisory Committee regulations were not amended.

The Risk Advisory Committee presented the Board with a report on its activities, highlighting the tasks performed by this committee in relation to its own duties for 2018.

BOARD RISK COMMITTEE

The regulation of the Board Risk Committee is set forth in the Bylaws (articles 44 and 48) and the Board of Directors Regulations (articles 12 and 16 bis).

In the 2019 period, the Board Risk Committee regulations were not amended.

The Board Risk Advisory Committee presented the Board with a report on its activities, highlighting the tasks performed by this committee in relation to its own duties for 2018.

The Bylaws, the Regulations of the Board of Directors, the Regulations of the Audit and Compliance Committee, the Regulations Appointments and Responsible Management and the Regulations of the Remuneration Committee,in addition to the compositions of the aforementioned committees, are permanently available on Bank’s website: www.bankia.com (in the Corporate Governance and Remuneration Policy” section of “Shareholders and Investors”).

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D.       RELATED-PARTY AND INTRAGROUP TRANSACTIONS

D.1.	Describe, if applicable, the procedure for approval of related-party and intragroup transactions.

Article 35 of the Regulations of the Board of Directors

According to article 35 of the Board of Directors Regulations of Bankia, S.A., the Board of Directors shall review the transactions the Company engages in, directly or indirectly, with directors, shareholders or persons related to them.

Engaging in such transactions will require authorisation of the Board, after a favourable report from the Audit and Compliance Committee. The aforesaid transactions will be evaluated from the point of view of equal treatment and market terms, and will be included in the periodic public reporting on the terms contemplated in applicable regulations.

There will be no obligation to advise the Board, or seek the authorisation contemplated in the preceding section, in the case of transactions with shareholders that simultaneously satisfy the following three conditions:

a)	they are pursuant to contracts the terms of which are basically standardised and customarily are applied to customers contracting for the type of product or service in question;

b)       they are at prices or tariffs established on a general basis by the one acting as the supplier of the goods or services in question or, when the transactions relate to goods or services for which there are no established tariffs, they are on customary market terms, comparable to those applied in commercial relationships maintained with customers having similar characteristics; and

c)       the amount is no more than 1% of the Company’s annual revenue.

Transactions with directors in any event will be subject to the authorisation referred to in this article, except in the case of credit, loan or guarantee transactions the amount of which is not more than the amount determined by the Board of Directors, simultaneously satisfying conditions (a) and (b) as set forth in section above.

A director violates his duty of loyalty to the Company if, with prior knowledge, he allows or does not disclose the existence of transactions related thereto, undertaken by the persons indicated in Article 35 of the Board of Directors Regulations.

In 2019, the Audit and Compliance Committee reported, prior to approval by the Board of Directors, on the transactions that, in accordance with article 35 of the Regulations of the Board of Directors, are considered related-party transactions.

Framework agreement

With respect to relations between Bankia and BFA, signed a Framework Agreement in 2011, which was updated on 28 February whereby the relations between Bankia and BFA in effect at that time and any relations, services or transactions that might be arranged in future are referred to as the “Related-Party Transactions”. For the purposes of the Framework Agreement, “related-party transactions” means the performance, between the parties, of any financial or non -financial transaction, service, transfer, acquisition or investment or disposal concluded directly between them or through any companies belonging to their consolidated groups. Bankia and BFA undertook that any intra-group service or transaction shall always have a contractual basis and, subject to the provisions of each individual contract, all related-party transactions are governed by the general principles set out in the Framework Agreement

The Framework Agreement is available at the corporate website (www.bankia.com).

D.2.	Describe any transactions that are significant, either because of the amount involved or subject matter, entered into between the company or entities within its group and the company’s significant shareholders:

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Name of significant shareholder	Name of Company within the group	Nature of the relationship	Type of transaction	Amount (Thousand of euros)
Without data				N.A.

No significant shareholder or any party related to it concluded transactions with the Bank outside the ordinary course of business or not at arm’s length, in accordance with Orden EHA/3050/2004, de 15 de septiembre, on related- party transactions to be disclosed in half-yearly reporting by issuers of securities listed on official secondary markets.

D.3.	Describe any transactions that are significant, either because of their amount or subject matter, entered into between the company or entities within its group and directors or managers of the company:

Name of director or senior manager	Name of related party	Relationship	Type of transaction	Amount (Thousand of euros)
Without data				N.A.

See note 43 of the separate financial statements and note 46 of the consolidated financial statements for 2019 of Bankia, S.A. as a supplement to this section and notwithstanding that they are not related-party transactions for the purposes of the provisions of Orden EHA/3050/2004 (Ministerial Order), on related-party transactions to be disclosed in half-yearly reporting by issuers of securities listed on official secondary markets.

None of the members of the Board of Directors or other member of the Bank’s senior management, or company in which these individuals are directors, members of senior management, significant shareholders, or any related parties thereto have carried out any transactions that were outside the Company’s ordinary course of business, not performed on an arm’s length basis or relevant to the Bank, as far as the Bank is aware, pursuant to Orden EHA/3050/2004 (Ministerial Order), on related-party transactions to be disclosed in half-yearly reporting by issuers of securities listed on official secondary markets.

D.4.	Report any material transactions carried out by the company with other entities belonging to the same group, provided that these are not eliminated in the preparation of the consolidated financial statements and do not form part of the company’s ordinary business activities in terms of their purpose and conditions.

In any event, note any intragroup transaction conducted with entities established in countries or territories which are considered to be tax havens:

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Name of entity within the group	Brief description of the transaction	Amount (Thousand of euros)
Without data		N.A.

There have been no transactions with such characteristics.

D.5.	State the amount of any transactions conducted with other related parties that have not been reported in the previous sections:

Name of entity within the group	Brief description of the transaction	Amount (Thousand of euros)
Without data		N.A.

There have been no transactions with such characteristics.

D.6.	Describe the mechanisms in place to detect, determine and resolve potential conflicts of interest between the company and/or its group and its directors, senior management or significant shareholders.

Article 32 of the Board of Directors Regulations regulates the situation of conflicts of interest. This article place the obligation for directors to notify the Board of director’s any situations of direct or indirect conflict of interest they, or persons related to them, may have with the interests of the Bank. Also, article 31 of the Board of Directors Regulations, directors must refrain from deliberating or voting on resolutions or decisions in which they, or persons related to them, have a direct or indirect conflict of interest.

In addition, under the scope of the Internal Rules of Conduct for Securities Markets activities (RIC), article 37 establishes the duties of covered persons and article 38 the general rules for managing conflicts. The mechanisms for detecting conflicts of interest are based fundamentally on the obligation to disclose to Regulatory Compliance Department any situation of conflict of covered persons.

On the other hand, the Bankia Group has a Code of Ethics and Conduct which must be complied with by all pers ons who have any type of professional relation with the group. The purpose of the Code of Ethics is to establish ethical principles and general rules that shall shape the Group’s activities and the individuals subject to the Code, both within the Group and in relations with clients, partners, suppliers and any individuals and public and private companies with which the Group has direct or indirect relations.

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The Group has a Confidential Whistleblowing Channel, where the staff can report any irregularitie s they detect in the compliance with the Code of Ethics and Conduct, involving directors, employers or suppliers. The Ethics and Conduct Committee are ultimately responsible for resolving conflicts of interest and its decisions are binding.

To resolve possible conflicts of interest between BFA and other group companies, efforts have been made to promote best practices in good governance in respect of relations between BFA and Bankia, including the signing of a Framework Agreement in 2011, which was updated on 28 February 2014. The objectives of this agreement are (i) to establish relations between both entities and between their respective group companies and ensure an adequate level of coordination, thereby minimizing and regulating each company’s areas of activity - at arm’s length - and potential conflicts of interest that could arise in the future, (ii) to regulate the procedure to be followed should the members of Bankia’s Board of Directors find themselves in a situation that conflicts directly or indirectly with the interests of BFA, establishing the obligation to declare this situation of conflict and refrain from taking part in the deliberation and discussion of issues at the heart of the conflict, (iii) to regulate information flows between Bankia and BFA to ensure both parties comply with their statutory accounting, tax and reporting obligations. In the event that a director is a member of the Boards of both BFA and Bankia, they shall refrain from being involved in the matters set forth in the Framework Agreement.

Regarding related-party transactions, the Framework Agreement establishes that related party transactions will be governed by the principles of transparency and the undertaking or render thereof on reasonable and equitable market terms, preferred treatment, and following diligence and confidentiality criteria. Bankia’s Audit and Compliance Committee shall formally issue its opinion, by means of a report to the Company’s Board of Directors, on whether the related-party transactions are at arm’s length. Following a favourable report from the Audit and Compliance Committee, the Board of Directors shall aprove all related-party transactions. Section 6.6 of the aforementioned Framework Agreement establishes the requirements to be met in the event of Bankia were to grant financing to BFA.

In addition, on 17 December 2015, the Board of Directors approved the Conflict of Interests Policy of Bankia, S.A., which sets forth the procedures for preventing conflicts of interests.

The Conflict of Interest Policy was updated by the Board of Directors on 24 July 2019. In conformity with said Policy, a conflict of interest is understood to exist when a there is a direct or indirect contradiction, clash and/or incompatibility between the social interests of Bankia or any other Group company and the interest of its (i) directors; (ii) senior management personnel, (iii) shareholders, (iv) employees, (v) suppliers; or (vi) clients; or third parties directly or indirectly related thereto; or between clients.

D.7.	Is more than one company in the group listed in Spain?

[     ]       Yes

[ √ ] No

E.       RISK MANAGEMENT AND CONTROL SYSTEMS

E.1.	Explain the scope of the company’s Risk Management and Control System, including tax compliance risk.

Risk management is a strategic pillar in the Organisation. The primary objective of risk management is to safeguard the Group’s financial stability and asset base, while creating value and developing the business in accordance with the risk appetite and risk tolerance levels set by the Governing Bodies To this end, the Organization provides tools that allow for the assessment, control and monitoring of the requested and approved risk, delinquency management and the recovery of non - payment risks. The Group’s risk strategy is implemented with the aim to guarantee stable and recurring earnin gs, with an overall medium-low risk profile. To this effect, the key pillars of this strategy are as follows:

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1.       An effective internal control framework based on the three lines of defence approach governed by general principles, covering all types of relevant risks for the Group as a whole, independence of the risk function and the commitment of senior management, bringing behaviour to the highest ethical standards and strict compliance with laws and regulations.

2.       Efficient risk governance.

3.       An organisational model that is consistent with the general principles of this domain and based on a transparent organisational structure that includes clear allocation of duties and responsibilities, from senior management down to the Company’s lowest levels. It has a responsible management team and an active internal control system, in which the Board of Directors is charged with setting the risk control and management policies and overseeing the effectiveness of internal control.

Accordingly, the Group’s risk management and control model is based on the three lines of defence approach, the main functions and responsibilities of which are:

•	The risk management departments, which own the risk processes and are responsible for executing the established controls, comprise the first line of defence. Specifically, the first line comprises the business units and any Company unit that takes risks. These units carry out their activities in compliance with the Group’s risk profile base on the approved risk appetite and policies.

To perform its day-to-day risk management function within the scope of its activity and responsibility, the first line of defence has resources to identify, measure, address and reports the risks taken. It applies appropriate control and reporting procedures in accordance with the internal control framework in place and the procedures for monitoring the risk limits approved in the Group’s RAF and policies.

•	The second line of defence consists of the areas that oversee risks and define controls to mitigate th em. It comprises the Corporate Risk Department and the Corporate Compliance Department.

In April 2015, the Board of Directors appointed the Group’s Chief Risk Officer (“CRO”), setting the conditions necessary for performance, its main responsibilities, and the rules and powers for appointment and removal. The position reinforces the independence of the Chief Risk Officer, which must maintain constant functional reporting to the Risk Advisory Committee and its Chairman. The CRO has two-way direct access to Senior Management and the governing bodies. Under the CRO’s oversight, the Corporate Risk Department’s main task is to monitor, control and oversee all the Group’s risks from a comprehensive and forward-looking vision. Accordingly, there is ongoing dialogue between the department and the Board of Directors through the Risk Advisory Committee.

The Corporate Compliance Directorate is in charge of identifying and assessing compliance risk by checking compliance with the internal policies and procedures in place and exercising appropriate controls, and coordinating the preparation and execution of action plans to mitigate compliance risk. It reports to Senior Management on the results of this activity. It is also responsible for liaising with regulatory and supervisory agencies.

•	The third line of defence is composed of the Corporate Internal Audit Department. Internal Audit is an independent, objective assurance and consulting activity designed to add value and improve the Group’s operations. The role of Internal Audit is to enhance and protect value in Bankia and its Group by providing objective assurance, risk -based advice and expertise, helping the Group to meet its goals by providing a systematic and disciplined approach to assess and improve the effectiveness of governance, risk management and control processes.

(KEEP IN SECTION H)

E.2.	Identify the bodies within the company responsible for creating and executing the Risk Management and Control System, including tax compliance risk.

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On 26 June 2013, the European Council approved a regulation which, from 1 January 2014, made application of the capital agreements known as BASEL III effective for the entire European Union. This regulation is articulated in a capital requirements directive and a capital requirements regulation, known as CRD IV and CRR, respectively.

One of the main features of this regulation compared to previous regulations is the introduction of Corporate Governance as a core element of risk management. In this regard, Bankia answers fully to the spirit of the new regulation, with its Governing Bodies assuming responsibility for the oversight and control of risks:

•	The Board of Directors is the highest governing body. It determines and approves the general internal control strategies and procedures, as well as the policies for the assumption, management, control and reduction of risks to which the Group is exposed. It has several internal Committees, attributed different risk control and monitoring responsibilities.

•	The basic responsibilities of the Audit and Compliance Committee include overseeing the efficiency of the internal control of the entity, the internal audit, where appropriate, and the risk management systems. Specifically, it is responsible for regularly reviewing internal control and risk management systems in order to properly identify, manage and report the main risks.

•	Risk Advisory Committee. Article 38 of the Law on the Regulation, Supervision and Solvency of Credit Institutions (LOSSEC) establishes the need to create a Risk Committee whose members do not have executive duties. Therefore, in 2014, the Board Risk Committee was relieved of functions not related to authorisation of transactions (non -executive). These have been transferred to the new Risk Advisory Committee, whose functions included those from the Board Risk Committee and those in the draft Royal Decree 84/2015 implementing the LOSSEC. The Risk Advisory Committee is currently the body responsible for overall risk management, taking the related decisions in accor dance with the authorities delegated to it and being responsible for establishing and supervising compliance with the control mechanisms for the various types of risk, without prejudice to the supervisory authority legally corresponding to the Audit and Compliance Committee.

•	The Board Risk Committee, with executive power and authority to approve the most significant transactions, may establish, as authorised by the Board of Directors, the overall limits in order for lower-ranking bodies to approve the others. With respect to credit risk, the risk approval structure and the risks, which due to their amount, are reserved for the Board Risk Committee are determined by the existing risk segments at any given time and the levels catalogued in accordance with their credit rating (“rating” or “scoring”) based on models endorsed by the supervisor.

The organisational model described is rounded off with a number of committees, including:

a)	Management Committee. This committee is presented with the documentation analysed at previous meetings by the organisation’s various units. Under the scope of the Risk Appetite Framework, this committee is in charge of proposing the pertinent measures when limits are approached.

b)	Capital Committee. Among this committee’s responsibilities are the monitoring of the regulatory framework and its potential impact on the Group’s regulatory capital, and the monitoring and analysis of the main capital ratios and their components, as well as the leverage ratio. It also monitors capital initiatives being carried out within the Group and the main changes in RWAs.

c)	Assets and Liabilities Committee. This committee is charged with monitoring and managing structural balance sheet and liquidity risks, reviewing the balance sheet structure, business and market performance, the overall financial landscape, product profitability, earnings, and so on, with due regard to the policies and powers approved by the Board of Directors. It must also decide on investment and hedging strategies to keep risks within the approved limits and the budget for the year.

d)	Risk Committee. This committee oversees the operation under its remit and performs a preliminary analysis and assessment of all credit risk which must be resolved by high-ranking levels (Board of Directors and the Board Risk Committee). It is also in charge of designing a risk authorisation system and interpreting regulations to improve operations in accordance with general criteria approved by the Board of Directors.

e)	Provisioning Committee. Its responsibility is to ensure compliance with prevailing standards for recognising impairments for credit risk; approve the framework of risk classification policies, criteria and approaches and allowances under the general framework of policies established by the Board of Directors.

f)	Models Committee. Its main function is to lay before the Board of Directors proposals for approval of new models and the extension/modification of existing models, and the proposed plan for implementing the models.

(KEEP IN SECTION H)

E.3.	State the primary risks, including tax compliance risks, and those deriving from corruption (with the scope of these risks as set out in Royal Decree Law 18/2017), to the extent that these are significant, which may affect the achievement of business objectives.

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Using the conventional classification of risks generally used in the financial sector, Bankia analyses, measures and manages the following risks:

Credit risk

Understood as the risk of loss arising from the failure of a counterparty to meet its contractual obligations. This is the Entity’s main risk.

The loans and advances to customers continuing the trend of the last year, 34% in the wholesale segment (including public sector), 66% in the retail segment.

Personal mortgages account for 56% of gross lending.

The credit risk affecting the total loan investment in the property development portfolio is 0.5% and highly provisioned. Market risk

Market risk is the risk of loss caused by adverse fluctuations in prices of the financial i nstruments in which Bankia operates. Another risk related to market risk is liquidity risk.

Activity in financial markets also exposes the entity to market liquidity risk, which arises from difficulties closing or covering positions due to an absence of counterparties in the market which can cause the price to be negatively affected in the case of sale.

Structural balance sheet interest rate risk

Structural balance sheet interest rate risk relates to potential losses in the event of adverse trends in market interest rates. Interest rate fluctuations affect both net interest income and equity. The intensity of the impact depends to a large extent on the different schedule of maturities and repricing of assets, liabilities and off -balance sheet transactions.

Liquidity and financing risk

Structural liquidity risk is defined as uncertainty, in adverse conditions, regarding the availability of reasonably- priced funds that allow for punctual compliance with commitments undertaken by the entity and for the fina ncing of investing activity growth. In addition to the various metrics, the entity has a clearly established a Contingency Plan, which identifies the alarm mechanisms and the procedures to follow in the event said plan is activated.

Operational risk

Operational risk is the risk of loss due to inadequate or failed internal processes, people and systems or from external events. This definition includes legal risk, but not reputation risk.

IT and cybersecurity risk

A business risk arising from the use, ownership, operation, participation in and influence and adoption of IT systems in the Bank. Within IT risk, cybersecurity risk is the risk of breaches of confidentiality, completeness or availability of the Bank’s data and IT systems.

Reputational risk

Reputational risk is expressed as the probability of incurring losses due to the occurrence of any event that fails to meet stakeholder expectations to the point that this undermines the level of recognition obtained or prevents the desired level from being reached, resulting in an adverse attitude and/or behaviour that could have a negative impact on the business.

The Entity’s approach includes mechanisms to assess, measure and manage new risks, enabling the Entity to respond quickly and efficiently to adverse situations that could pose reputational risk and result in financial losses. In this respect, the new corporate risk culture has led to a more demanding and rigorous risk management model embedded in the Entity’s strategy and organisation that ensures comprehensive treatment of risks.

Tax risk

In view of the possibility of sustaining a higher-than-expected tax effect on transactions, the reform to the Corporations Act included a series of measures designed to improve corporate governance, such as Tax Ris k Management (TRM). Listed companies are obliged to manage tax risk appropriately and the Board of Directors of these companies is ultimately responsible in this respect.

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Crime risk

Crime risk arises from the infringement by directors, employees or third parties of criminal regulations in carrying out their business that could result in potential sanctions that give rise to a liability for the Entity.

E.4.	State whether the entity has a risk tolerance level, including tolerance for tax compliance risk.

The entity has a Risk Appetite Framework that was approved by the Board of Directors.

Risk appetite is understood to be the level and type of risk that the Entity is prepared to accept in the course of its business to achieve its objectives, respecting regulatory restrictions and any commitments made. The Risk Appetite Framework establishes a set of elements that provide a complete view of the levels of appetite, tolerance and capacity for each of the risks and the comparison between same and the Entity’s risk profile.

Furthermore, the Board of Directors approved the Capital Planning Framework which, together with the Risk Appetite Framework, sets out the Entity’s strategic lines of action with respect to risk and capital in normal business circumstances. Both processes shape the planning of the Entity’s activities and businesses.

The Recovery Plan (also approved and effective since February 2015) establishes the potential measures to be adopted in a hypothetical crisis situation. The measures would be triggered if the predefined level of any of the selected indicators in the plan were exceeded. They are consistent with those determined by the tolerance levels in the RAF.

Thus, the Board of Directors approved the necessary changes to the Risk Appetite statement, developing the relationship between the RAFT and the Strategic Plan, Business Model, Capital Planning, Recovery Plan and Budget, as well as the adaption of indicators, in order to adjust same to the various Supervisor requirements and to the risk control and monitoring needs.

E.5.	State which risks, including tax compliance risks, have materialised during the year.

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The Bankia Group has reduced doubtful exposures during 2019 in the amount of EUR 1,866 million. With a total amount by

31 December 2019 of EUR 5,869 million.

The decrease in the doubtful portfolio led to a reduction in the NPL ratio for loans and receivables to 4.91%.

Also worth noting is the breakdown of doubtful assets. At 31 December 2019, 37% of assets were classified in the doubtful category for subjective criteria or are in the “curing” period. Accordingly, no loans in this portfolio are past-due that imply subjective arrears, or refinancing agreements have been reached with the customers and, therefore, there is an apparent willingness to pay. This must be verified over a period of at least six months, but can be extended to the entire grace period where applicable.

Counterparty risk

To mitigate the risk of trading in derivatives with financial and non-financial institution counterparties, Bankia has entered into CMOF or ISDA framework contracts, which enable it to net negative and positive positions of the same counterparty. At 31 December 2019, there were 2,381 netting agreements. In adittion, Bankia has collateral agreements (Appendix III of CMOF and CSA) to mitigate exposure of collateralisation to the market value of positions with the contribution of cash or bonds. There are currently 237 collateral agreements signed (124 derivatives, 75 repos and 38 securities loans). These agreements reduced the credit risk of the derivatives activity by 91.48%.

The valuation adjustment as at 31 December 2019 was EUR 96.710 million. Market risk

Bankia’s average VaR in 2019 was EUR 0.84 million, with a maximum of EUR 1.31 million and a minimum of EUR 0.52 million.

Interest rate VaR (EUR 0.43 million, including volatility) accounted for the largest share of average VaR, followed by credit spread VaR (EUR 0.17 million).

Structural balance sheet interest rate risk

In adverse movement in the yield curve could have a negative effect on the value of the Entity’s assets and liabilities and its net interest margin. The rest of sensitivity measures calculated during the year were within the regulatory limits, which establish risk levels consistent with prudent management.

Liquidity and financing risk

The average liquidity and funding position by volume of liquid assets and status of regulatory ratios remained strong throughout the year and compatible with a low risk profile.

Operational risk

The operational risks materializing in the 2019 period is EUR 48.3 million. The most important operational risks relate to “execution, delivery and process management” (EUR 21.4 million) and “client practice” (EUR 12.4 million) and “external fraud” (EUR 7.1 million). These data do not include non-recurring losses relating to past behavioural risks (Annulled Shares, Preference Shares, Floor Clauses, etc.) with legal proceedings that are still in progress and are exceptional in nature.

Losses from operational events include penalties, interest or surcharges arising from proceedings against the Bank in the tax realm.

Crime risk

Bankia has in place a crime risk prevention model in line with best practice in the industry that identifies activities to be monitored. We implement protocols and procedures to prevent conduct that could lead to criminal offences and ensure compliance with our Code of Ethics and Conduct.

The model reflects Bankia’s Crime Prevention Policy and the governance model for the prevention, management and control of crime risks, both of which were approved by the Board of Directors.

The model is based on the identification of risks, as well as the implementation and regular execution of general and specific controls through software applications that can detect potential circumstances that entail heightened risk. The results of executing these controls are reported annually to the Audit and Compliance Committee and the Board of Directors.

E.6.	Explain the response and monitoring plans for all major risks, including tax compliance risks, of the company, as well as the procedures followed by the company in order to ensure that the Board of Directors responds to any new challenges that arise.

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The entity operates a Risk Appetite Framework that sets the desired and maximum levels of risk that the Group is willing to accept. The Risk Appetite Framework is approved annually by the Board of Directors, while the Risk Advisory Committee is responsible for advising the Board on the Company’s current and future overall risk appetite and strategy. With advice from the Risk Advisory Committee, the Board approves policies for the various risks to which the Bank is exposed. The Risk Appetite Framework and the Policies are reviewed annually to update the desired and maximum levels of risk indicators, add any further suitable tracking metrics and cover any new topic required by regulations or new risk trends and challenges.

Credit Risk. Credit risk is managed within the limits and guidelines established in the credit risk policy. It is supported by a set of tools that can be classified according to their functionality into the following categories:

•	Risk classification.

•	Risk quantification.

•	Risk projection.

•	Risk-adjusted return (RAR).

•	Business revitalisation.

•	Recovery management.

•	Concentration risk management.

Counterparty risk. The following overall limits are established to control Counterparty Risk:

Overall Risk Limit (risk ceiling from all of Bankia’s operations with Financial Institutions), Fixed-income Underwriting Framework (covers underwriting for different issuers assuming final assumption of zero), Limit on Trading in Government Debt (ceiling on all Bankia’s trading with an issuer that is a state-owned entity), Alco Portfolio Limit (structural portfolio allowing for fixed-income investment), and Derivatives Lines for Non-Financial Institutions (individual limits per counterparty).

To mitigate counterparty risk, the Entity performs daily analysis of exposures to counterparties in order to asses s cumulative risk and control potential excesses, reconciles the derivative portfolios of each counterparty regularly and calculates daily the margins to be exchanged with counterparties that have a collateral agreement signed. In addition, it calculates, on a daily basis, the credit value adjustment (CVA), which measures the adjustment we must make to the value of derivatives assuming that they are risk-free to obtain their value adjusted for the risk of the counterparty’s default.

Market risk. Market risk is controlled through the establishment of limits based on VaR, calculated using the historical simulation method, sensitivity, maximum loss and size of the position. These limits are established according to maximum exposure approved annually by Senior Management and distributed among the different areas and business centres.

The main tools used to measure and control market risk are VaR with a 1 -day time horizon and a 99% confidence level and sensitivity. The main movements in market factors used in sensitivity analysis are interest rates, equity prices, exchange rates, volatility and credit spreads.

Structural interest rate risk. The Entity has a structural risk management policies and procedures framework under which it monitors regulatory and other, stricter internal limits. Based on this, it controls and monitors the sensitivity of the interest margin and the value of its assets and liabilities by simulating different interest -rate scenarios to complement regulatory scenarios. The measurement scheme covers the entire balance sheet (focusing on the impact of changes in interest rates on profit or loss) and on portfolios of held-to-maturity financial assets (mainly fixed- income).

Liquidity and financing risk. To monitor this risk, the Entity has management policies and procedures in place that enable it to identify, measure, monitor and control the risks inherent in the management of liquidity and financing. The analysis includes different approaches, the liquidity gap in accordance with maturity and the financial structure, including the current/non-current ratio, as well as the calculation of different liquidity coverage ratios, underpinned by the regulatory liquidity ratio, based on different assumptions.

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In addition, the Entity has appropriate liquidity contingency plans in place it may use in the hypothetical event of a liquidity crisis.

(KEEP IN SECTION H)

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F.	INTERNAL RISK MANAGEMENT AND CONTROL SYSTEMS RELATED TO THE PROCESS OF PUBLISHING FINANCIAL INFORMATION (ICFR)

Describe the mechanisms comprising the System of Internal Control over Financial Reporting (ICFR) of your company.

F.1.	Control environment

Report on at least the following, describing their principal features:

F.1.1.	The bodies and/or departments that are responsible for (i) the existence and maintenance of an adequate and effective ICFR; (ii) their implementation; and (iii) their supervision.

Article 4 of the Board of Directors Regulations expressly states the Board of Directors shall provide the markets with prompt, accurate and reliable information (“particularly on ownership structure, substantial amendments to governance rules, trading in treasury shares and particularly significant related-party transactions”, and approve financial reporting the Company must regularly publish.

In addition, article 36.2 of the Board of Directors Regulations stipulates that “The Board will adopt the measures necessary to guarantee that quarterly, semi-annual and any other financial information that is disclosed to the markets is prepared in accordance with the same professional practices, principles and policies as the annual financial statements and is equally reliable”.

Meanwhile, the Audit and Compliance Committee’s responsibility include, inter alia, supervising the preparation and filing of regulatory financial information and, in particular, reviewing the Company’s accounts.

The Board of Directors has delegated in the Audit and Compliance Committee responsibility for overseeing that ICFR operates correctly.

In relation to its risk management and control oversight duties, the Audit and Compliance Committee considers the criteria of supervisory bodies regarding anti-corruption and other irregular practices and the identification, management and control of the potential related impacts, acting with the utmost rigour.

Senior Management is responsible for designing and implementing the ICFR through the Deputy General Directorate of Finance, which performs any activities required to ensure that ICFR operates correctly, and through the other directorates involved, which must cooperate with this directorate.

The Group has an Internal Control over Financial Reporting Policy (the “ICFR Policy”) approved by the Board of Directors that describes the tools and internal risk management and control systems related to the process of publishing financial information and its oversight.

F.1.2.	State whether the following are present, especially if they relate to the creation of financial information:

•	Departments and/or mechanisms in charge of: (i) design and review of corporate structure; (ii) clear definition of lines of responsibility and authority with an adequate distribution of tasks and functions; and (iii) assurance that adequate procedures exist for proper communication throughout the entity.

Organisation Management is responsible for defining and proposing for adoption, in accordance with established regulatory requirements, strategic guidelines and policies, structure, size and functions of the Bank’s different organizational groupings, as well as the operational procedures that regulate the performance of these functions in order to achieve the most efficient distribution of functions and resources possible.

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It is also responsible for defining and making any changes to the functions attributed to the Bank’s groupings, upholding the principles of segregation of duties and organisational efficiency, as well as preparing and keeping up to date the Bank’s Operations Manual and publishing the organisational chart on the website, both the org anisational structure, the Process Map, which provides an overall view of the Bank’s key processes. Specifically, the latter provides information on the activities carried out, the parties involved in carrying them out and the tools used in the different p rocesses.

Such updates are duly approved by the pertinent authorised party in accordance with the prevailing system of Authorities and Delegated responsibilities in place for Human Resources and Organisational matters and and properly communicated to the organization.

•	Code of conduct, the body approving this, degree of dissemination and instruction, including principles and values, (state if there is specific mention of transaction recording and creation of financial information), a body charged with analysing breaches and proposing corrective actions and sanctions.

The Bankia group has a Code of Ethics and Conduct, approved by the Board of Directors constituting one of the essential pillars of its System of Corporate Governance to create a corporate culture and extend behavior patterns based on corporate values: integrity, professionalism, commitment, and achievement orientation.

The Code of Ethics and Conduct is mandatory for all Bankia professionals and governs their relationships both within the Company and with customers, suppliers, shareholders and others that have dealings with Bankia. It sets the standards that must their behaviour in their daily work and in their decision making. It sets forth the rules and guidelines of professional conduct applicable to all employees and directors of the Entity and all the Bankia Group’s businesses and activities.

The objective of the Code of Ethics and Conduct is to regular permitted and prohibited conduct and set out the ethical principles and general rules that must guide the actions of the Group and the people within the scope of application.

Bankia’s Board of Directors and governing bodies are responsible for ensuring all activities focus on this goal, dealing with potential breaches and, if needed, taking corrective measures as and when required through the competent bodies.

All people to whom the Code of Ethics and Conduct applies have received a copy. It has also been published on the corporate intranet and on the Company’s website. In addition, a specific training programme sets up for all professionals of the Entity. The objectives of this programme include teaching these professionals how to apply Code of Ethics and Conduct correctly and report any behaviour that breaches the Code by using the Confidential Whistleblowing Channel.

Bankia has an Ethics and Conduct Committee, whose functions are decided by the Board of Directors. These include operating the measures necessary to handle ethically questionable conduct; overseeing compliance with the Code of Ethics and Conduct; as well as performing annual assessments of the degree of compliance with the Code and drafting reports for Senior Management.

•	•Whistleblower channel, that allows notifications to the audit committee of irregularities of a financial and accounting nature, in addition to potential breaches of the code of conduct and unlawful activities undertaken in the organisation, reporting, as the case may be, if this is of a confidential nature.

The Bankia Group has a Confidential Whistleblowing Channel provided for by the Code of Ethics and Conduct, which all Entity employees and suppliers may use to file a confidential, and anonymous, if requested, written report on any possible financial or accounting irregularities that may potentially relevant or on any other behavior breaching the Code of Ethics and Conduct, found in any of the entities of the Group.

The Confidential Whistleblowing Channel has a set of regulations approved by the Audit and Compliance Committee setting out the mechanisms for receiving, filtering, classifying and handling reports submitted, all in accordance with the criteria issued by the Spanish Data Protection Agency in this respect, and guaranteeing confidentiality as it is managed by an external firm with broad experience in the field which refers complaints, queries or suggestions to the Ethics and Conduct Committee.

Both the Code of Ethics and Conduct and the Confidential Whistleblowing Channel are core elements of the crime prevention and detection model.

The Committee on Ethics and Conduct provides, within its competencies, the Audit and Compliance Committee an activity report at the end of each period, and regularly reports on the functioning of the Whistle-Blowing channel, in particular on the number of reports received, their origin, type, the results of the inquiries and the proposed actions.

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•	Training and periodic refresher programmes for staff involved in the preparation and revision of financial information, as well as assessment of the ICFR (Internal Control System for Financial Information), that covers at least accounting rules, audits, internal control and risk management.

Bankia has established mechanisms to ensure individuals involved directly in collating financial information and preparing and reviewing financial reporting have the professional skills and competence to perform such duties. In this respect, these individuals are continuously updated on prevailing legal requirements and are sufficiently able to efficiently perform their tasks and duties.

The Personnel Strategy and Policy Department of Bankia’s oversees the Group’s training activities and programmes, and keeps an up-to-date record of all training courses provided and the content thereof. Specifically, regular training and refresher courses are provided to personnel involved in the ICFR and its oversight that cover at least accounting standards, auditing, internal control and risk management.

Presently, the Internal Control System for Financial Information Policy can be found in the Corporate Intranet available to every employee, as well as an online learning module specific of the ICFR.

As well as induction training, during the year further training may be provided to attend to specific training needs not envisaged at the offset, such as training in response to regulatory changes or in response to specific requests from departments for certain courses.

In this respect, the Deputy General Directorate of Finance is in charge of dissemination and updating, so that staff involved in ICFR have the necessary knowledge to perform their duties and responsibilities. Actions relate to the addition or modification of ICFR officers and identification of changes in processes, risks or controls arising both internally and externally. In addition, in 2019 the Controller Department has provided a training on ICFR, within the scope of the Deputy General Directorate of Finance.

F.2.	Assessment of financial information risks

Report on at least the following:

F.2.1. The main characteristics of the risk identification process, including error and fraud risk, as regards:

•	·Whether the process exists and is documented.

Bankia has developed a procedure to identify material areas and relevant processes that provide for potential risk events (including the risk of errors and fraud) that may significantly affect the Group’s financial information.

This process is documented, setting out the frequency, methodology, types of risks, controls performed, and the frequency and supervisors of such controls, where the Deputy General Directorate of Finance is responsible for implementing and updating said process, counting with the collaboration of the rest of Departments involved in the ICFR.

•	If the process covers all of the objectives of financial information, (existence and occurrence; completeness; valuation; delivery; breakdown and comparability; and rights and obligations), whether it is updated and with what frequency.

This procedure, it has been designed taking into account all financial reporting object ives (existence, occurrence integrity, valuation, presentation and disclosures, and rights and obligations), it is up dated once a year, using the latest financial information. As well as when there are material changes in processes or transaction flows du e to internal changes in changes outside the Entity that may uncover material risks not identified previously that require implementation of the pertinent mitigating controls.

•	The existence of a process for identifying the scope of consolidation, taking into account, among other factors, the possible existence of complex company structures, shell companies, or special purpose entities.

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The Company therefore avails of a monthly procedure for updating and verifying the scope of consolidation performed by the – Deputy General Directorate of Finance. This procedure is based on the Group’s consolidation tool and enables Bankia to ensure any variations in the scope of consolidation in the different reporting periods are correctly included in the Group’s consolidated financial statements. The Groups scope is monthly reported in the corporate intranet.

The Regulations of the Board of Directors also authorise the Board to approve resolutions concerning the creation or acquisition of shares in special purpose vehicles or entities resident in countries or territories considered tax havens, and any other transactions or operations of a comparable nature whose complexity might impair the transparency of the Company and the Group.

•	If the process takes into account the effects of other types of risk (operational, technological, financial, legal, tax, reputational, environmental, etc.) to the extent that they affect the financial statements.

The risk identification process takes account of the impact of other types of risks (e.g. operational, technological, financial, legal, tax, reputational, and environmental) to the extent that these could affect the Bank’s financial reporting.

•	The governing body within the company that supervises the process.

The Audit and Compliance Committee’s duties include supervising the effectiveness of internal control and, specifically, periodically reviewing the internal control and risk management systems, so that the principal risks are identified, managed and appropriately disclosed.

F.3.	Control activities

Report on whether the company has at least the following, describing their main characteristics:

F.3.1. Review and authorisation procedures for financial information published by the stock markets and a description of the ICFR, indicating those responsible, as well as documentation describing the flow of activity and controls (including those relating to the risk of fraud) of the various types of transactions which may materially affect the financial statements, including financial closing procedures and the specific review of judgements, estimates, valuations and relevant forecasts.

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As stated in section F.1.1, the Board of Directors has delegated the authority to oversee the correct functioning of the ICFR to the Audit and Compliance Committee.

The powers conferred on the said Committee are as follows:

1.- Supervise the effectiveness of the Company’s internal controls, internal audit, regulatory compliance and risk management systems, financial and non-financial, and discuss with the statutory auditor any material weaknesses of the internal control system that may have been detected in the audit, all while safeguarding independence. To this end, where appropriate the Committee may make recommendations or submit proposals to the Board of Directors, along with the related follow-up period. In particular, regarding internal reporting and control systems:

•	Verify the appropriateness and integrity of internal control systems and review the appointment and replacement of those responsible for them.

•	Review and supervise the preparation and integrity of the financial information regarding the Company and, where appropriate, the Group, reviewing compliance with regulatory requirements and the proper application of accounting principles.

•	Periodically review the internal control and risk management systems, so that the principal risks are identified, managed and appropriately disclosed.

•	Establish and supervise a mechanism whereby staff can confidentially report any irregularities with potentially serious implications they detect within the Company, in particular financial or accounting irregularities.

•	Establish and supervise a system for preventing and detecting crimes that may result in criminal liability for the Company.

2.- Supervise the preparation and filing of regulatory financial information and make recommendations or submit proposals to the Board of Directors to safeguard the integrity of the financial information, and in particular:

•	Report to the Board of Directors, in advance, on the financial information that the Company must publish periodically; especifially considering its completeness and accuracy.

•	Review the Company’s accounts, to ensure compliance with legal requirements and proper application of generally accepted accounting principles, and report on changes to accounting principles and criteria proposed by management

In the interests of effective supervision the committee must hold individual meetings with management and internal audit and maintain fluid communication with the statutory auditor for the purpose of analysing the following matters: (i) The appropriateness of the scope of consolidation ; any judgements, criteria, valuations or estimates that have a material impact on the financial statements and related non-financial reports; any changes in the significant criteria applied; where applicable, the reasons why in its public reports the Company uses certain alternative performance measures (APMs) instead of the measures defined directly by the accounting standards, the extent to which those APMs provide useful information to investors and the extent to which the Company complies with international recommendations and best practice in this regard; any material weaknesses in internal control, any material adjustments identified by the statutory auditor or resulting from reviews performed by internal audit, and management’s position on such adjustments, taking into account any demands sent in the current or a previous period by the Comisión Nacional del Mercado de Valores (CNMV), in order to ensure that the same incidents identified in those demands are not repeated in future financial statements.

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- review issue prospectuses and any periodic financial information the Board is required to provide to the markets and market supervisory bodies.

Deputy General Directorate of Finance include, inter alia, overseeing accounting and tax management, and the preparation of the Group’s periodic financial statements, as well as the financial information disclosed to the markets and regulatory bodies.

The Controller’s Department is in charge of designing, implementing, ensuring, regularly updating and fostering the System of Internal Control Over Financial Reporting (ICFR) with the collaboration of the rest of departments involv ed.

Responsibility for regulated financial information published within the time limits required by the regulations lies with the Directorate-General Deputy Financial

•	The preparation of regulatory half-yearly and annual financial information is the responsibility of the Controller’s Department,

•	The preparation of quarterly financial information as well as the Management report included in the regulated financial information semi-annual and annual, it is the responsibility of the Directorate of Planning and Financial Management

•	The Annual Corporate Governance Report and the Non-Financial Statement attached to the Management Report within statutory annual financial reporting are produced by the Office of the Company Secretary and by the External Communications and Relations Department, respectively.

When preparing this information, the Deputy General Directorate of Finance call on the support of the departments and/or units responsible for collating certain supporting information that has to be disclosed in the periodic financial reports. In addition, once the information has been prepared, and before it is published, these departments and units are also required to review and give final approval of the information under their responsibility.

As part of the process of preparing half-yearly and annual reporting, the Controller’s Department is responsible for designing the accounting circuits for recording transactions in the Bank and for applying key controls as specified in the accounting close process on the basis of defined materiality thresholds. In this preparation, control procedures have been defined and implemented that guarantee the quality of information and its reasonableness ahead of its presentation to management.

In this respect, the Corporate Internal Audit Department is in charge of the proper functioning of the internal control and risk management system, as well as compliance with regulations and procedures, issuing any recommendati ons for improvement it deems appropriate.

The Audit and Compliance Committee is also involved in this review, notifying the Board of Directors, previously, of its conclusions on the financial information that the Company must publish periodically.

Ultimately, the Board of Directors approves the financial information that the Company must periodically disclose. These duties are set forth in the Board of Directors Regulations, as described in point F.1.1 above. This approval is formalised in the minutes of the various Board and Committee meetings.

The description of the ICFR is examined by the Deputy General Directorate of Finance and the Corporate Internal Audit Department.

Within the framework of the specific controls and activities regarding transactions that may significantly affect the financial statements, the Bankia Group has identified material areas and specific risks, as well as significant processes in these areas, differentiating between business processes and transversal processes, and has documented in detail each of the processes, flows of activities, existing risks, mitigate controls, the frequency thereof, and those responsible for carrying out these activities.

Critical areas and meaningful processes are determined by applying quantitative criteria, complemented by qualitative criteria, to the main figures of the consolidated public financial statements, taking into account the defined materiality thresholds.

The business processes identified affect the following critical areas:

•	Loans and receivables.

•	Financial liabilities at amortised cost.

•	Debt securities and equity instruments.

•	Derivatives (hedging and trading).

•	Non-current assets held for sale.

•	Investments.

•	Tax assets and liabilities.

•	Provisions.

•	Fees and comisions for service transactions.

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•	Active and non-active treasury.

The transversal processes identified are as follows:

•	Accounting close.

•	Consolidation.

•	Judgements and estimates.

•	General IT controls.

Accordingly, the accounting close process includes the following phases:

•	Accounting close. The accounting close entails review, analysis and control over the close of the separate financial statements, followed by the consolidation process.

•	Preparation of financial statements and other relevant information based on public statutory statements.

•	Process of planning, preparation and review of statutory public financial reporting.

The estimate and assumption process is supported by a specific Policy approved by the Board of Directors, the purpose of which is to address the most relevant elements subject to judgements and estimates, the classification thereof, generally used hypotheses and/or estimates (be they objective or subjective) and the individuals responsible for making them. This policy applies to balances and transactions identified as significant within the Bankia Group and that entail estimates or assumptions to an extensive degree due to the various tiers of the Group as a part of the process of preparing financial information, these mainly refer to the following:

•	The fair value of certain financial and non-financial assets and liabilities.

•	Impairment losses on certain financial assets, considering the value of the guarantees or collateral received and non-financial assets (mainly real estate), as well as the contingent liabilities.

•	Financial assets classification, according to the evaluation to determine if the contractual cash flows are solely payments of principal and interest.

•	The assumptions used in the actuarial calculation of post-employment benefit liabilities and obligations and another long term obligations.

•	The estimate of costs to sell and the recoverable amount of non-current assets held for sale, investment properties and inventories acquired by the Group in payment of debt, by nature, condition and purpose.

•	The useful life, fair value and recoverable amount of tangible and intangible assets.

•	The recoverability of recognised tax assets.

•	The estimate, at each date, of the potential impacts of legal proceedings and claims lodged against the Group in the course of its business.

The supervisor of each of the affected areas is responsible for preparing the estimates. The Directorate-General Deputy Financial is responsible for gathering said estimates and presenting them to the relevant bodies for the notification and approval thereof.

Said estimates are presented at least on an annual basis to the Management Committee, prior to being included in the Group’s Annual Accounts, where ultimately the Board of Directors is the body responsible therefor, as indicated in the Annual Accounts.

The Bank has in place a certification model for key controls within the system of Internal Control over Financial Reporting based on a “bottom-up” approach, which starts at the lower levels of the organisational structure and then rises to the Deputy General Directorate of Finance, thus ensuring that half-yearly/annual financial reporting is reliable when released to the market. In this process, each person in charge of the key controls identified certifies, for the given period, the effective execution of the controls.

The Certification Model, coupled with self-assessment of key controls, evolves by leveraging the risk management and internal control system and interdepartmental synergies, continuously monitoring business processes and creating a common language for both processes.

The Controller’s Department, which is a section of the Deputy General Directorate of Finance, is responsible for launching the Certification Process every six months and for monitoring timely compliance in the proper form so that the Finance Department can finally certify the ICFR system prior to the release date of public financial reporting.

The Bank carried out two certification processes in 2019 for the preparation of the half-yearly and annual financial statements. No significant incidents were uncovered that could have a material effect on the reliability of the financial information.

For the preparation of financial statements, the Deputy General Directorate of Finance presents the results of the certification process to the Board of Directors and the Audit and Compliance Committee.

Moreover, the Corporate Internal Audit Department carries out supervisory functions, as described in sections F.5.1 and F.5.2.

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F.3.2	Policies and procedures for the internal control of the information systems (including, access security, change control, operational aspects, continuous operability and segregation of functions) that support the relevant processes of the company in relation to the drafting and publication of the financial reporting.

The Deputy General Directorate of Finance prepares specifications for the policies and procedures concerning IT systems that are used to prepare and publish financial information.

The Information Security General Policy and Regulations rolled out across the Entity’s IT systems are applied to the systems on which financial reporting is based and those used for its preparation and control.

The General Directorate of People, Resources and Technology is responsible for the Bank’s IT and telecommunication systems. Its duties include defining and monitoring the security policies, circular and guides, and standards for applications and infrastructures, including the IT internal control model.

The key tasks assumed by this department in relation to IT systems are as follows:

•	Surveillance and control data access and physical security systems.

•	Surveillance and control data access and logical security systems.

•	Back-up management.

•	Management of scheduled tasks.

•	Incident management.

•	Systems incident management.

The Bankia Group has set of rules regulations, including the Information Security General Policy and Regulations, which are mandatory for all persons who process information, within which the General policy and the General safety regulations of information are integrated. These documents are available to all employees on the Corporate intranet.

The Information Security General Policy constitutes the general regulatory framework, setting for the responsibilities with respect to data protection and covering the general philosophy, the goals, the principles and the acceptable ways of proceeding with respect to information security, and constituting the first level of this set of rules and regulations. The objective is to adequately protect the information of the Bankia Group.

The General Security Regulations detail the actions and controls applied to protect the Bankia Group’s information. Its aim is to support and facilitate the Policy. In this respect, it sets out governance of information security, defining the access-protection measures and controls, and implementation of the documented operational procedures and guidelines, which are reviewed periodically in order to manage security in applications. It defines the principles of segregation of duties, the management of back-up copies, the definition of responsibilities and functions regarding security, training and raising awareness among those who process data, as well as issues regarding confidentiality, integrity and availability of information and assets.

The Company’s development process, which broadly encompasses the development of new applications or modification of existing applications and appropriate management of these projects, is based on maturity models that guarantee software quality and, especially, the appropriate processing of transactions and the reliability of information.

The Entity has a Business Continuity Policy that sets out the lines of action to prevent or minimize the potential losses for the Entity caused by a disruptive event. This policy also guarantees the Bankia has defined and tested strategies for each critical function that ensure its business processes are restored and recovered. These lines of action are reviewed periodically through a test plan to ensure that all continuity preparations are performed adequately and produce optimal results in the recovery of business processes.

Bankia also has eight information security operating processes and another five business continuity processes considered internal control procedures.

The Company has back-up architecture in its main processing centers. Back-up policies and procedures also ensure information is available and can be recovered in the event of a loss.

Back-up procedures and recovery plans are evaluated by independent units to ensure they are effective and that transactions involving financial information are appropriately processed and registered.

F.3.3	Internal control policies and procedures for the supervision of the activities subcontracted to third parties, as well as the assessment, calculation or valuation aspects thereof that are commissioned to independent experts, that may substantially affect the financial statements.

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The Bankia Group has a delegation policy for outsourcing services and functions approved by the Board of Directors, along with a governance model for outsourcing management of the delegation functions and services.

The delegation Policy for services and functions, understood as delegating to a third party the provision of services and/or exercise of functions inherent in the normal or typical provision of banking or investment services, outlines the criteria and guidelines necessary to address specific aspects of delegation to: comply with applicable legislation; identify, measure, control and management the inherent outsourcing risks (operational, reputational and cyberrisk); and adopt appropriate measures to prevent or mitigate exposure to potential risks, in particularly when essential services or functions are outsourced.

The Bankia Group’s outsourcing Delegation Policy for the services and functions is supplemented with information and monitoring procedures, which are applied until the outsourcing arrangement is concluded (including the preparation on reasons underlying the outsourcing, the arrangement of the outsourcing agreement, completion of the agreement until its conclusion, contingency plans, exit strategy).

Before delegation outsourcing essential functions and services, the Entity conducts a feasibility study of the service or function, and selects and evaluates providers.

The prior analysis of the delegation of service or functions takes into account, among others, the following factors: cost-benefit analysis of the delegation; policy aspects that could be conditional on delegation; the impact of the delegation on the Company’s business and the evaluation of the risks incurred by the entity, as well as the requirements on internal control mechanisms provided for in the current regulations resulting from implementation; the entity’s capacity and experience to effectively monitor delegated functions and to adequately manage risk sassociated with such delegation, especially where such delegation is an essential service or function and/or involves the use of new technologies; and the development, implementation and maintenance of an emergency plan for disaster recovery and verification computer security mechanisms, where necessary in view of the delegated role or service.

Meanwhile, the selection and assessment of third parties is carried out taking into consideration several factors to ensure that the provider to which the function or provision of services is outsourced: has the appropriate competence, ability, experience, quality and stability, and that, depending on the characteristics of the service or function, the appropriate resources and organisational structure; the necessary authorisation required by applicable legislation to perform the outsourced function or services reliably and professionally; complies with the main laws and regulations applicable to it, especially anti-money laundering and customer protection laws; performs the outsourced function or service effectively and in accordance with applicable legislation; cooperates with the supervisory authority in all matters relating to the activities outsourced to it; protects all confidential information related to the entity and its customers and, if it accesses, processes and/or stores personal data that are responsibility of the Bankia Group, offers sufficient guarantees that it applies appropriate technical and organisational measures so that such access, processing and/or storage complies with prevailing data protection regulations. And, in particular, for services or functions considered essential: supervises the correct performance of the outsourced functions; adequately manages the outsourcing risks and, in this respect, has the appropriate measures for this, such as the performance of regular data back-ups and security checks, and has, applies and keeps up to date an emergency and contingency plan to enable it to continue its activity and limit losses in the event of serious incidents in the business.

The organisational unit that receives the services is responsible for the monitoring and continuing control over the services or functions performed by the outsourcing services provider, regarding both fulfilment of the contract and the effective performance of the outsourced service. For critical services or functions, the Outsourcing Control Centre prepares regular monitoring reports and, after their content is reviewed by the Corporate Internal Audit Department, which assesses both the risks and rewards of the outsourcing, presents them to the Board of Directors. For adequate control and monitoring of the service and depending on its nature, meetings are held regularly throughout the year with the outsourcing service provider. The arrangement sets out the frequency, the issues to be addressed and the persons attending these meetings.

In any event, no functions that are relevant or could materially affect the Group’s financial information are currently outsourced by Bankia.

The entity engages independent experts to obtain certain evaluations, calculations and estimates used to prepare the financial statements published on the securities markets. In general, the main areas that outsource these services are related to actuarial calculations, real estate appraisals, and the measurement of financial instruments and investments/disposals. In this regard, the individual person in charge of each area affected monitors the results of the reports produced to determine their consistency and reasonableness. The Deputy General Directorate of Finance checks the consistency of the findings within the framework of preparing regulatory reporting, as do es the external auditor under the framework of its review engagement, in addition to any review procedures that may be implemented by the Corporate Internal Audit Directorate in accordance with the approved engagement planning.

F.4.	Information and communication:

Report on whether the company has at least the following, describing their main characteristics:

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F.4.1A	specific assigned function for the purpose of defining and keeping the accounting policies (accounting policy area or department) up-to-date and for resolving doubts or disputes in relation to the interpretation thereof, while maintaining fluid communication with the persons and units responsible for operations within the organisation, as well as an updated accounting policies manual that is provided to the units pursuant to which the company operates.

Amongst the duties of General Directorate Deputy Financial, dependant of the Chief Executive Officer, would be the following:

•	Analysing the accounting standards issued by the various pertinent authorities that could have an impact on the Group’s financial statements.

•	Maintaining and updating existing accounting manuals and plans.

•	Analysing and calculating the accounting impacts of the Group’s new products, businesses and operations.

•	Referring to and interpreting accounting standards in order to draft basic announcements, policies, judgments and estimates for subsequent practical application.

•	Coordinating communication with the supervisory accounting authorities.

•	Coordinating work schedules and liaising with external auditors.

•	Preparing reports on and developing specific rules.

The General Directorate Deputy Financial is also responsible for receiving and resolving any doubts or disputes over interpretation of the accounting treatment of specific transactions in the Group (both the parent company and the subsidiaries included in the scope of consolidation).

The Bank has an Accounting Policies Manual, which is the responsibility of the Corporate Financial Controller’s Department. The policy is approved by the Board of Directors and updated at least once a year to include any applicable amendments to accounting standards. All areas affected are notified and the policy is published on the Corporate Intranet.

The Bank rounds off the Accounting Policies Manual with several policies and manuals for certain matters that include specific issues requiring more in-depth development.

Indeed, as a complement to the Manual, there is a Financial Disclosure Policy, approved by the Board of Directors, which sets out the main disclosures required in regulated financial reporting and establishes the principles governing consistency between the information disclosed in the Entity’s regulated financial reports and that of other regulatory information (e.g. Basel Pillar III disclosures).

F.4.2	Mechanisms for the capture and preparation of financial reporting with homogeneous formats, that are applicable and used by all of the units of the company or group, that support the main financial statements and the notes, as well as the detailed information out regarding the ICFR.

The General Directorate Deputy Financial is responsible for define accounting policies and procedures to be applied generally in the preparation of individual financial statements by companies that are majority owned by Bankia (subsidiaries hereinafter “companies” or “investees”) for their reporting to the Group so it can prepare its consolidated financial statements, and compiling and listing Bankia’s reporting obligations. It also regulates the minimum content and deadlines of the reporting to be provided by Group companies and the deadlines for submitting such information.

The Bankia Group boasts IT systems and applications that enable it to aggregate and standardise the indiv idual accounting records of the Group’s business areas and subsidiaries to the required level of detail, in order to prepare the individual and consolidated financial statements disclosed to the markets.

Likewise, Bankia has a procedure in place for centralising the compiling of information corresponding to companies that compose the Group which includes the criteria and models to assure receipt of consistent information. There are also a series of controls implemented that allow the reliability and accuracy of the information received from the subsidiaries to be ensured.

The General Directorate Deputy Financial is responsible for preparing public financial information of a regulatory nature.

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F.5.	Supervision of system performance

Describe at least the following:

F.5.1	The activities of the audit committee in overseeing ICFR as well as whether there is an internal audit function that has among its mandates support of the committee and the task of supervising the internal control system, including ICFR. Additionally, describe the scope of ICFR assessment made during the year and the procedure through which the person responsible prepares the assessment reports on its results, whether the company has an action plan describing possible corrective measures, and whether its impact on financial reporting is considered.

Bankia’s Board of Directors Regulations establishes that the internal audit function shall fulfil the information requirements of the Audit and Compliance Committee needed to perform its duties.

Bankia’s Corporate Internal Audit Department, which reports functionally to the Audit and Compliance Committee and organically to the Chief Executive Officer. At 31 December 2018, the Corporate Internal Audit Department had 99 employees.

The functions of Bankia’s Corporate Internal Audit Department include supporting the Audit and Compliance Committee in ensuring the internal control system operates correctly, by performing financial reviews of reporting procedures.

The Bankia Group’s Corporate Internal Audit Department has annual audit plans which are submitted to the Committee of Audit and Compliance, for its favorable report, and which are subsequently approved by the Bo ard of Directors. The reports issued refer, inter alia, to the assessment of risk management, internal control, corporate governance and IT systems processes, including an analysis of assets and their appropriate financial accounting classification.

The audit for the year 2019 Plan includes assessment activities that have covered aspects related with the process of preparation of the financial information. Furthermore, in the 2019 period, within the established rotation plan for the supervision of the internal financial information control system (SCIIF) and pursuant to the 3-year period recommended by CNMV, 7 of the processes identified at the Entity were reviewed. The scope for each of the reviewed periods is as follows:

•	The sufficiency of the controls implemented to mitigate the identified risks.

•	Evidence of execution of the controls identified in the ICFR documentation.

•	The result of the self-assessment of controls defined and certifications corresponding to the processes analized.

The outcome of the review is set out in a report which is circulated to the groups responsi ble for control execution and to the Controller´s Department (which ensures that the controls continue to work as intended). Recommendations in support of an action plan are proposed and approved by the areas involved to resolve any weakness detected, which defines responsibilities and deadlines for implementing the action.

The Corporate Internal Audit Department regularly provides the Audit and Compliance Committee with outcomes of the verification and validation procedures performed by the internal audit team, which also includes the action plans designed to correct the most significant weaknesses detected.

The minutes of the meetings of the Audit and Compliance Committee set out the activities performed in relation to supervision, planning (approval of the annual operations plan, allocation of responsibilities to implement the plan, etc.) and the review of the results obtained.

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F.5.2	If there is a discussion by which the accounts auditor (in accordance with the provisions of the NTA), internal auditor and other experts may communicate senior management and the audit committee or senior managers of the company of the significant internal control weaknesses identified during the review of the annual accounts or during any other processes carried out thereby. Furthermore, state whether an action plan exists for the correction or mitigation of the weaknesses detected.

Bankia’s auditor has direct access to Bankia’s senior management, holding regular meetings to obtain the information needed for it to conduct its engagements and to communicate any control weaknesses detected during the audit.

In addition, the auditor regularly informs the Audit and Compliance Committee of the findings of its audit and review of Bankia’s financial information, including any aspect that it deems relevant, and assists this Committee when it presents financial information.

The Corporate Internal Audit Directorate, with the frequency set out in the Internal Audit Policy approved by the Board of Directors, presents to Senior Management and the Audit and Compliance Committee the results of the assurance and validation engagements arising from the Annual Audit Plan or those arising from specific reviews requested by the Audit and Compliance Committee, supervisory bodies or other associations, and the related action plans to address the most significant deficiencies uncovered.

The minutes of the meetings set out the activities performed in relation to supervision, planning (approval of the annual operations plan, allocation of responsibilities to implement the plan, etc.) and the review of the results obtained.

F.6.	Other relevant information

N/A

F.7.	External auditor’s report

Report from:

F.7.1	If the ICFR information submitted to the markets has been subject to review by the external auditor, in which case the entity shall include its report as an attachment. If not, reasons why should be given.

In 2019, Bankia’s external auditor reviewed the information contained in section F of the annual corporate governance report regarding ICFR in accordance with generally accepted professional standards in Spain regarding the engagement of the agreed procedures and, in particular, as provided for in the guidance document on the audit report on information provided by listed companies on their ICFR issued by professional bodies and auditors, and published by the CNMV on its website.

The external auditors’ report will be included as an appendix to the annual corporate governance report.

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G       EXTENT OF COMPLIANCE WITH CORPORATE GOVERNANCE RECOMMENDATIONS

Specify the company’s level of compliance with recommendations from the Code of Good Governance of listed companies.

In the event that a recommendation is not followed or only partially followed, a detailed explanation should be included explaining the reasons in such a manner that shareholders, investors and the market in general have enough information to assess the company´s actions. General explanations are unacceptable.

1.	That the Articles of Association of listed companies do not limit the maximum number of votes that may be cast by one shareholder or contain other restrictions that hinder the takeover of control of the company through the acquisition of shares on the market.

Complies [ X ] Explanation [ ]

2.	That when the parent company and a subsidiary are listed on the stock market, both should publicly and specifically define:

a)	The respective areas of activity and possible business relationships between them, as well as those of the listed subsidiary with other group companies.

b)	The mechanisms in place to resolve any conflicts of interest that may arise.

Complies [ ] Complies Partially [ ] Explanation [ ] Not applicable [ X ]

3.	That, during the course of the ordinary General Shareholders’ Meeting, complementary to the distribution of a written Annual Corporate Governance Report, the Chairman of the Board of Directors makes a detailed oral report to the shareholders regarding the most material aspects of corporate governance of the company, and in particular:

a)	Changes that have occurred since the last General Shareholders’ Meeting.

b)	Specific reasons why the company did not follow one or more of the recommendations of the Code of Corporate Governance and, if so, the alternative rules that were followed instead.

Complies [ X ] Complies Partially [ ] Explanation [ ]

4.	That the company has defined and promoted a policy of communication and contact with shareholders, institutional investors and proxy advisors that complies in all aspects with rules preventing market abuse and gives equal treatment to similarly situated shareholders.

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And that the company has made such a policy public through its web page, including information related to the manner in which said policy has been implemented and the identity of contact persons or those responsible for implementing it.

Complies [ X ] Complies Partially [ ] Explanation [ ]

5.	That the Board of Directors should not propose to the General Shareholders’ Meeting any proposal for delegation of powers allowing the issuance of shares or convertible securities without pre-emptive rights in an amount exceeding 20% of equity at the time of delegation.

And that whenever the Board of Directors approves any issuance of shares or convertible securities without pre-emptive rights the company immediately publishes reports on its web page regarding said exclusions as referenced in applicable company law.

Complies [ X ] Complies Partially [ ] Explanation [ ]

6.	That listed companies which draft reports listed below, whether under a legal obligation or voluntarily, publish them on their web page with sufficient time before the General Shareholders’ Meeting, even when their publication is not mandatory:

a)	Report regarding the auditor’s independence.

b)	Reports regarding the workings of the audit committee and the appointments and Remuneration Committee.

c)	Report by the audit committee regarding related-party transactions

d)	Report on the corporate social responsibility policy.

Complies [ X ] Complies Partially [ ] Explanation [ ]

7.	That the company reports in real time, through its web page, the proceedings of the General Shareholders’ Meetings.

Complies [ X ] Explanation [ ]

8.	That the audit committee ensures that the Board of Directors presents financial statements in the audit report for the General Shareholders’ Meetings which do not have qualifications or reservations and that, in the exceptional circumstances in which qualifications may appear, that the Chairman of the audit committee and the auditors clearly explain to the shareholders the content and scope of said qualifications or reservations.

Complies [ X ] Complies Partially [ ] Explanation [ ]

9.	That the company permanently maintains on its web page the requirements and procedures for certification of share ownership, the right of attendance at the General Shareholders’ Meetings, and the exercise of the right to vote or to issue a proxy.

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And that such requirements and procedures promote attendance and the exercise of shareholder rights in a non-discriminatory fashion.

Complies [ X ] Complies Partially [ ] Explanation [ ]

10.	That when a verified shareholder has exercised his right to make additions to the agenda or to make new proposals to it with sufficient time in advance of the General Shareholders’ Meeting, the company:

a)	Immediately distributes the additions and new proposals.

b)	Publishes the attendance card credential or proxy form or form for distance voting with the changes such that the new agenda items and alternative proposals may be voted upon under the same terms and conditions as those proposals made by the Board of Directors.

c)	Submits all of these items on the agenda or alternative proposals to a vote and applies the same voting rules to them as are applied to those drafted by the Board of Directors including, particularly, assumptions or default positions regarding votes for or against.

d)	That after the General Shareholders’ Meeting, a breakdown of the results of said additions or alternative proposals is communicated.

Complies [ ] Complies Partially [ ] Explanation [ ]Not applicable [ X ]

11.	That, in the event the company intends to pay for attendance at the General Shareholders’ Meeting, it establish in advance a general policy of long-term effect regarding such payments.

Complies [ ] Complies Partially [ ] Explanation [ ]Not applicable [ X ]

12.	That the Board of Directors completes its duties with a unity of purpose and independence, treating all similarly situated shareholders equally and that it is guided by the best interests of the company, which is understood to mean the pursuit of a profitable and sustainable business in the long term, and the promotion of continuity and maximisation of the economic value of the business.

And that in pursuit of the company’s interest, in addition to complying with applicable law and rules and in engaging in conduct based on good faith, ethics and a respect for commonly accepted best practices, it seeks to reconcile its own company interests, when appropriate, with the interests of its employees, suppliers, clients and other stakeholders, as well as the impact of its corporate activities on the communities in which it operates and the environment.

Complies [ X ] Complies Partially [ ] Explanation [ ]

13.	That the Board of Directors is of an adequate size to perform its duties effectively and collegially, and that its optimum size is between five and fifteen members.

Complies [ X ] Explanation [ ]

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14.	That the Board of Directors approves a selection policy for directors that:

a)	Is concrete and verifiable.

b)	Ensures that proposals for appointment or re-election are based upon a prior analysis of the needs of the Board of Directors.

c)	Favours diversity in knowledge, experience and gender.

That the resulting prior analysis of the needs of the Board of Directors is contained in the supporting report from the appointments committee published upon a call from the General Shareholders’ Meeting submitted for ratification, appointment or re-election of each director.

And that the selection policy for directors promotes the objective that by the year 2020 the number of female directors accounts for at least 30% of the total number of members of the Board of Directors.

The appointments committee will annually verify compliance with the selection policy of directors and explain its findings in the Annual Corporate Governance Report.

Complies [ X ] Complies Partially [ ] Explanation [ ]

15.	That proprietary and independent directors constitute a substantial majority of the Board of Directors and that the number of executive directors is kept at a minimum, taking into account the complexity of the corporate group and the percentage of equity participation of executive directors.

Complies [ X ] Complies Partially [ ] Explanation [ ]

16.	That the percentage of proprietary directors divided by the number of non-executive directors is no greater than the proportion of the equity interest in the company represented by said proprietary directors and the remaining share capital.

This criterion may be relaxed:

a)	In companies with a high market capitalisation in which interests that are legally considered significant are minimal.

b)	In companies where a diversity of shareholders is represented on the Board of Directors without ties among them.

Complies [ X ] Explanation [ ]

17.	That the number of independent directors represents at least half of the total number of directors.

Nonetheless, when the company does not have a high level of market capitalisation or in the event that it is a high cap company with one shareholder or a group acting in a coordinated fashion who together control more than 30% of the company’s equity, the number of independent directors represents at least one third of the total number of directors.

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Complies [ X ] Explanation [ ]

18.	That companies publish and update the following information regarding directors on the company website:

a)	Professional profile and biography.

b)	Any other Boards to which the director belongs, regardless of whether the companies are listed, as well as any other remunerated activities engaged in, regardless of type.

c)	Statement of the director class to which they belong, in the case of proprietary directors indicating the shareholder they represent or have links with.

d)	The date of their first appointment as a director of the company’s Board of Directors, and any subsequent re-election.

e)	The shares and options they own.

Complies [ X ] Complies Partially [ ] Explanation [ ]

19.	That the Annual Corporate Governance Report, after verification by the appointments committee, explains the reasons for the appointment of proprietary directors at the proposal of the shareholders whose equity interest is less than 3%. It should also explain, where applicable, why formal requests from shareholders for membership on the Board meeting were not honoured, when their equity interest is equal to or exceeds that of other shareholders whose proposal for proprietary directors was honoured.

Complies [ ] Complies Partially [ ] Explanation [ ]Not applicable [ X ]

20.	That proprietary directors representing significant shareholders must resign from the Board if the shareholder they represent disposes of its entire equity interest. They should also resign, in a proportional fashion, in the event that said shareholder reduces its percentage interest to a level that requires a decrease in the number of proprietary directors representing this shareholder.

Complies [ X ] Complies Partially [ ] Explanation [ ]Not applicable [ ]

21.	That the Board of Directors may not propose the dismissal of any independent director before the completion of the director’s term provided for in the Articles of Association unless the Board of Directors finds just cause and a prior report has been prepared by the appointments committee. Specifically, just cause is considered to exist if the director takes on new duties or commits to new obligations that would interfere with his or her ability to dedicate the time necessary for attention to the duties attendant to his post as a director, fails to complete the tasks inherent to his or her post, or enters into any of the circumstances which would cause the loss of independent status in accordance with applicable law.

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The dismissal of independent directors may also be proposed as a result of a public share offer, mergers or similar transaction entailing a change in the shareholder structure of the company, provided that such changes in the structure of the Board are the result of the proportionate representation criteria provided for in Recommendation 16.

Complies [ X ] Explanation [ ]

22.	That companies establish rules requiring that directors inform the Board of Directors and, where appropriate, resign from their posts, when circumstances arise which may damage the company’s standing and reputation. Specifically, directors must be required to report any criminal acts with which they are charged, as well as the consequent legal proceedings.

And that should a director be indicted or tried for any of the offences set out in company law legislation, the Board of Directors must investigate the case as soon as possible and, based on the particular situation, decide whether the director should continue in his or her post. And that the Board of Directors must provide a reasoned written account of all these events in its Annual Corporate Governance Report.

Complies [ X ] Complies Partially [ ] Explanation [ ]

23.	That all directors clearly express their opposition when they consider any proposal submitted to the Board of Directors to be against the company’s interests. This particularly applies to independent directors and directors who are unaffected by a potential conflict of interest if the decision could be detrimental to any shareholders not represented on the Board of Directors.

Furthermore, when the Board of Directors makes significant or repeated decisions about which the director has serious reservations, the director should draw the appropriate conclusions and, in the event the director decides to resign, explain the reasons for this decision in the letter referred to in the next recommendation.

This recommendation also applies in the case of the secretary of the Board of Directors, despite not being a director.

Complies [ X ] Complies Partially [ ] Explanation [ ]Not applicable [ ]

24.	That whenever, due to resignation or any other reason, a director leaves before the completion of his or her term, the director should explain the reasons for this decision in a letter addressed to all the directors of the Board of Directors. Irrespective of whether the resignation has been reported as a relevant fact, it must be included in the Annual Corporate Governance Report.

Complies [ X ] Complies Partially [ ] Explanation [ ]Not applicable [ ]

25.	That the appointments committee ensures that non-executive directors have sufficient time in order to properly perform their duties.

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And that the Board rules establish the maximum number of company Boards on which directors may sit.

Complies [ X ] Complies Partially [ ] Explanation [ ]

26.	That the Board of Directors meet frequently enough so that it may effectively perform its duties, at least eight times per year, following a schedule of dates and agenda established at the beginning of the year and allowing each director individually to propose items which do not originally appear on the agenda.

Complies [ X ] Complies Partially [ ] Explanation [ ]

27.	That director absences only occur when absolutely necessary and are quantified in the Annual Corporate Governance Report. And when absences occur, that the director appoints a proxy with instructions.

Complies [ X ] Complies Partially [ ] Explanation [ ]

28.	That when directors or the secretary express concern regarding a proposal or, in the case of directors, regarding the direction in which the company is headed and said concerns are not resolved by the Board of Directors, such concerns should be included in the minutes, upon a request from the protesting party.

Complies [ X ] Complies Partially [ ] Explanation [ ]Not applicable [ ]

29.	That the company establishes adequate means for directors to obtain appropriate advice in order to properly fulfil their duties including, should circumstances warrant, external advice at the company’s expense.

Complies [ X ] Complies Partially [ ] Explanation [ ]

30.	That, without regard to the knowledge necessary for directors to complete their duties, companies make refresher courses available to them when circumstances require.

Complies [ X ]Complies Partially [ ] Explanation [ ]

31.	That the agenda for meetings clearly states those matters about which the Board of Directors are to make a decision or adopt a resolution so that the directors may study or gather all relevant information ahead of time.

When, under exceptional circumstances, the Chairman wishes to bring urgent matters for decision or resolution before the Board of Directors which do not appear on the agenda, prior express agreement of a majority of the directors shall be necessary, and said consent shall by duly recorded in the minutes.

Complies [ X ] Complies Partially [ ] Explanation [ ]

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32.	That directors shall be periodically informed of changes in equity ownership and of the opinions of significant shareholders, investors and rating agencies of the company and its group.

Complies [ X ] Complies Partially [ ] Explanation [ ]

33.	That the Chairman, as the person responsible for the efficient workings of the Board of Directors, in addition to carrying out his duties required by law and the Articles of Association, should prepare and submit to the Board of Directors a schedule of dates and matters to be considered; organise and coordinate the periodic evaluation of the Board as well as, if applicable, the chief executive of the company, should be responsible for leading the Board and the effectiveness of its work; ensuring that sufficient time is devoted to considering strategic issues, and approve and supervise refresher courses for each director when circumstances so dictate.

Complies [ X ] Complies Partially [ ] Explanation [ ]

34.	That when there is a coordinating director, the Articles of Association or the Board rules should confer upon him the following competencies in addition to those conferred by law: Chairman of the Board of Directors in the absence of the Chairman and deputy chairmen, should there be any; reflect the concerns of non-executive directors; liaise with investors and shareholders in order to understand their points of view and respond to their concerns, in particular as those concerns relate to corporate governance of the company; and coordinate a succession plan for the Chairman.

Complies [ X ] Complies Partially [ ] Explanation [ ]Not applicable [ ]

35.	That the secretary of the Board of Directors should pay special attention to ensure that the activities and decisions of the Board of Directors take into account the recommendations regarding good governance contained in this Code of Good Governance and which are applicable to the company.

Complies [ X ] Explanation [ ]

36.	That the Board of Directors meet in plenary session once a year and adopt, where appropriate, an action plan to correct any deficiencies detected in the following:

a)	The quality and efficiency of the Board of Directors’ work.

b)	The workings and composition of its committees.

c)	Diversity of membership and competence of the Board of Directors.

d)	Performance of the Chairman of the Board of Directors and the chief executive officer of the company.

e)	Performance and input of each director, paying special attention to those in charge of the various Board committees.

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In order to perform its evaluation of the various committees, the Board of Directors will take a report from the committees themselves as a starting point and for the evaluation of the Board, a report from the appointments committee.

Every three years, the Board of Directors will rely upon the assistance of an external advisor for its evaluation, whose independence shall be verified by the appointments committee.

Business relationships between the external adviser or any member of the adviser’s group and the company or any company within its group shall be specified in the Annual Corporate Governance Report.

The process and the areas evaluated shall be described in the Annual Corporate Governance Report.

Complies [ X ] Complies Partially [ ] Explanation [ ]

37.	That if there is an executive committee, the proportion of each different director category must be similar to that of the Board itself, and its secretary must be the secretary of the Board.

Complies [ ] Complies Partially [ ] Explanation [ ]Not applicable [ X ]

38.	That the Board of Directors must always be aware of the matters discussed and decisions taken by the executive committee and that all members of the Board of Directors receive a copy of the minutes of meetings of the executive committee.

Complies [ ] Complies Partially [ ] Explanation [ ]Not applicable [ X ]

39.	That the members of the audit committee, in particular its Chairman, are appointed in consideration of their knowledge and experience in accountancy, audit and risk management issues, and that the majority of its members be independent directors.

Complies [ X ] Complies Partially [ ] Explanation [ ]

40.	That under the supervision of the audit committee, there must be a unit in charge of the internal audit function, which ensures that information and internal control systems operate correctly, and which reports to the non-executive Chairman of the Board or of the audit committee.

Complies [ X ] Complies Partially [ ] Explanation [ ]

41.	That the person in charge of the group performing the internal audit function should present an annual work plan to the audit committee, reporting directly on any issues that may arise during the implementation of this plan, and present an activity report at the end of each year.

Complies [ X ] Complies Partially [ ] Explanation [ ]Not applicable [ ]

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42.	That in addition to those contemplated in the applicable law, the audit committee should be responsible for the following:

1.	With regard to information systems and internal control:

a)	Supervise the preparation and integrity of financial information relative to the company and, if applicable, the group, monitoring compliance with governing rules and the appropriate application of consolidation and accounting criteria.

b)	Ensure the independence and effectiveness of the group charged with the internal audit function; propose the selection, appointment, re-election and dismissal of the head of internal audit; draft a budget for this department; approve its goals and work plans, making sure that its activity is focused primarily on material risks to the company; receive periodic information on its activities; and verify that senior management takes into account the conclusions and recommendations of its reports.

c)	Establish and supervise a mechanism that allows employees to report confidentially and, if appropriate, anonymously, any irregularities with important consequences, especially those of a financial or accounting nature, that they observe in the company.

2.	With regard to the external auditor:

a)	In the event that the external auditor resigns, examine the circumstances which caused said resignation.

b)	Ensure that the remuneration paid to the external auditor for its work does not compromise the quality of the work or the auditor’s Independence.

c)	Monitor that the company communicates relevant facts with the CNMV when there is a change of auditor, along with a statement on any differences that arose with the outgoing auditor and, if applicable, the contents thereof.

d)	Ensure that the external auditor holds an annual meeting with the Board of Directors in plenary session in order to make a report regarding the tasks accomplished and regarding the development of its accounting and risks faced by the company.

e)	Ensure that the company and the external auditor comply with applicable rules regarding the rendering of services other than auditing, proportional limits on the auditor’s billing, and all other rules regarding the auditor’s independence.

Complies [ X ] Complies Partially [ ] Explanation [ ]

43.	That the audit committee may require the presence of any employee or manager of the company, even without the presence of any other member of management.

Complies [ X ] Complies Partially [ ] Explanation [ ]

44.	That the audit committee be kept abreast of any corporate and structural changes planned by the company in order to perform an analysis and draft a report beforehand to the

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Board of Directors regarding economic conditions and accounting implications and, in particular, any exchange ratio involved.

Complies [ X ] Complies Partially [ ] Explanation [ ]Not applicable [ ]

45.	That the risk management and control policy identify, as a minimum:

a)	The various types of financial and non-financial risks (among those operational, technological, legal, social, environmental, political and reputational) which the company faces, including financial or economic risks, contingent liabilities and other off balance sheet risks.

b)	Fixing of the level of risk the company considers acceptable

c)	Means identified in order to minimise identified risks in the event they transpire.

d)	Internal control and information systems to be used in order to control and manage identified risks, including contingent liabilities and other off balance sheet risks.

Complies [ X ] Complies Partially [ ] Explanation [ ]

46.	That under the direct supervision of the audit committee or, if applicable, of a specialised committee of the Board of Directors, an internal control and management function should exist delegated to an internal unit or department of the company which is expressly charged with the following responsibilities:

a)	Ensure the proper functioning of risk management and control systems and, in particular, that they adequately identify, manage and quantify all material risks that may affect the company.

b)	Actively participate in the creation of the risk strategy and in important decisions regarding risk management.

c)	Ensure that the risk management and control systems adequately mitigate risks as defined by policy issued by the Board of Directors.

Complies [ X ] Complies Partially [ ] Explanation [ ]

47.	That members of the appointment and Remuneration Committee -or of the appointments committee and the Remuneration Committee if they are separate– are chosen taking into account the knowledge, ability and experience necessary to perform the duties they are called upon to carry out and that the majority of said members are independent directors.

Complies [ X ] Complies Partially [ ] Explanation [ ]

48.	That high market capitalisation companies have formed separate appointments and Remuneration Committees.

Complies [ X ]Complies Partially [ ] Explanation [ ]

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49.	That the appointments committee consult with the Chairman of the Board of Directors and the chief executive of the company, especially in relation to matters concerning executive directors.

And that any director may ask the appointments committee to consider potential candidates he or she considers appropriate to fill a vacancy on the Board of Directors.

Complies [ X ] Complies Partially [ ] Explanation [ ]

50.	That the Remuneration Committee exercises its functions independently and that, in addition to the functions assigned to it by law, it should be responsible for the following:

a)	Propose to the Board of Directors basic conditions of employment for senior management.

b)	Verify compliance with company remuneration policy.

c)	Periodically review the remuneration policy applied to directors and senior managers, including remuneration involving the delivery of shares, and guarantee that individual remuneration be proportional to that received by other directors and senior managers.

d)	Oversee that potential conflicts of interest do not undermine the independence of external advice rendered to the Board.

e)	Verify information regarding remuneration paid to directors and senior managers contained in the various corporate documents, including the Annual Report on Director Remuneration.

Complies [ X ] Complies Partially [ ] Explanation [ ]

51.	That the Remuneration Committee consults with the Chairman and the chief executive of the company, especially in matters relating to executive directors and senior management.

Complies [ X ] Complies Partially [ ] Explanation [ ]

52.	That the rules regarding composition and workings of supervision and control committees appear in the rules governing the Board of Directors and that they are consistent with those that apply to mandatory committees in accordance with the recommendations above, including:

a)	That they are composed exclusively of non-executive directors, with a majority of them independent.

b)	That their chairmen be independent directors.

c)	That the Board of Directors select members of these committees taking into account their knowledge, skills and experience and the duties of each committee; discuss their proposals and reports; and detail their activities and accomplishments during the first plenary session of the Board of Directors held after the committee’s last meeting.

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d)	That the committees be allowed to avail themselves of outside advice when they consider it necessary to perform their duties.

e)	That their meetings be recorded and the minutes be made available to all directors.

Complies [ X ] Complies Partially [ ] Explanation [ ]Not applicable [ ]

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53.	That verification of compliance with corporate governance rules, internal codes of conduct and social corporate responsibility policy be assigned to one or split among more than one committee of the Board of Directors, which may be the audit committee, the appointments committee, the corporate social responsibility committee in the event that one exists, or a special committee created by the Board of Directors pursuant to its powers of self- organisation, which at least the following responsibilities shall be specifically assigned thereto:

a)	Verification of compliance with internal codes of conduct and the company’s corporate governance rules.

b)	Supervision of the communication strategy and relations with shareholders and investors, including small- and medium-sized shareholders.

c)	The periodic evaluation of the suitability of the company’s corporate governance system, with the goal that the company promotes company interests and take into account, where appropriate, the legitimate interests of other stakeholders.

d)	Review of the company’s corporate social responsibility policy, ensuring that it is orientated towards value creation.

e)	Follow-up of social responsibility strategy and practice, and evaluation of degree of compliance.

f)	Supervision and evaluation of the way relations with various stakeholders are handled.

g)	Evaluation of everything related to non-financial risks to the company, including operational, technological, legal, social, environmental, political and reputational.

h)	Coordination of the process of reporting on diversity and reporting non-financial information in accordance with applicable rules and international benchmarks.

Complies [ X ] Complies Partially [ ] Explanation [ ]

54.	That the corporate social responsibility policy include principles or commitments which the company voluntarily assumes regarding specific stakeholders and identifies, as a minimum:

a)	The objectives of the corporate social responsibility policy and the development of tools to support it.

b)	Corporate strategy related to sustainability, the natural environment and social issues.

c)	Concrete practices in matters related to: shareholders, employees, clients, suppliers, social issues, the natural environment, diversity, fiscal responsibility, respect for human rights, and the prevention of unlawful conduct.

d)	Methods or systems for monitoring the results of the application of specific practices described in the immediately preceding paragraph, associated risks, and their management.

e)	Mechanisms of supervising non-financial risk, ethics, and business conduct.

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f)	Communication channels, participation and dialogue with stakeholders

g)	Responsible communication practices that impede the manipulation of data and protect integrity and honour.

Complies [ X ] Complies Partially [ ] Explanation [ ]

55.	That the company reports, in a separate document or within the management report, on matters related to corporate social responsibility, following internationally recognised methodologies.

Complies [ X ] Complies Partially [ ] Explanation [ ]

56.	That director remuneration be sufficient in order to attract and retain directors who meet the desired professional profile and to adequately compensate them for the dedication, qualifications and responsibility demanded of their posts, while not being so excessive as to compromise the independent judgment of non-executive directors.

Complies [ X ] Explanation [ ]

57.	That only executive directors receive remuneration linked to corporate results or personal performance, as well as remuneration in the form of shares, options or rights to shares or instruments whose value is indexed to share value, or long-term savings plans such as pension plans, retirement accounts or any other retirement plan.

Shares may be given to non-executive directors under the condition that they maintain ownership of the shares until they leave their posts as directors. The forgoing shall not apply to shares that the director may be obliged sell in order to meet the costs related to their acquisition.

Complies [ X ] Complies Partially [ ] Explanation [ ]

58.	That as regards variable remuneration, the policies incorporate limits and administrative safeguards in order to ensure that said remuneration is in line with the work performance of the beneficiaries and are not based solely upon general developments in the markets or in the sector in which the company operates, or other similar circumstances.

And, in particular, that variable remuneration components:

a)	Are linked to pre-determined and measurable performance criteria and that such criteria take into account the risk undertaken to achieve a given result.

b)	Promote sustainability of the company and include non-financial criteria that are geared towards creating long term value, such as compliance with rules and internal operating procedures and risk management and control policies.

c)	Are based upon balancing short-, medium- and long-term objectives, permitting the reward of continuous achievement over a period of time long enough to judge creation of sustainable value such that the benchmarks used for evaluation are not comprised of one-off, seldom occurring or extraordinary events.

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Complies [ X ] Complies Partially [ ] Explanation [ ]Not applicable [ ]

59.	That a material portion of variable remuneration components be deferred for a minimum period of time sufficient to verify that previously established performance criteria have been met.

Complies [ X ] Complies Partially [ ] Explanation [ ]Not applicable [ ]

60.	That remuneration related to company results takes into account any reservations which may appear in the external auditor’s report which would diminish said results.

Complies [ X ] Complies Partially [ ] Explanation [ ]Not applicable [ ]

61.	That a material portion of variable remuneration for executive directors depends upon the delivery of shares or instruments indexed to share value.

Complies [ X ] Complies Partially [ ] Explanation [ ]Not applicable [ ]

62.	That once shares or options or rights to shares arising from remuneration schemes have been delivered, directors are prohibited from transferring ownership of a number of shares equivalent to two times their annual fixed remuneration, and the director may not exercise options or rights until a term of at least three years has elapsed since they received said shares.

The forgoing shall not apply to shares which the director may need to sell in order to meet the costs related to their acquisition.

Complies [ X ] Complies Partially [ ] Explanation [ ]Not applicable [ ]

63.	That contractual arrangements include a clause which permits the company to seek reimbursement of variable remuneration components in the event that payment does not coincide with performance criteria or when delivery was made based upon data later deemed to be inaccurate.

Complies [ X ] Complies Partially [ ] Explanation [ ]Not applicable [ ]

64.	That payments made for contract termination shall not exceed an amount equivalent to two years of total annual remuneration and that it shall not be paid until the company has verified that the director has fulfilled all previously established criteria for payment.

Complies [ X ] Complies Partially [ ] Explanation [ ]Not applicable [ ]

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H.       FURTHER INFORMATION OF INTEREST

1.	If there is any aspect regarding corporate governance in the company or other companies in the group that have not been included in other sections of this report, but which are necessary in order to obtain a more complete and comprehensible picture of the structure and governance practices in the company or group, describe them briefly below.

2.	This section may also be used to provide any other information, explanation or clarification relating to previous sections of the report, so long as it is relevant and not redundant.

Specifically, state whether the company is subject to any corporate governance legislation other than that prevailing in Spain and, if so, include any information required under this legislation that differs from the data requested in this report.

3.	The company may also state whether it voluntarily complies with other ethical or best practice codes, whether international, sector-based, or other. In such a case, name the code in question and the date the company began following it. It should be specifically mentioned that the company adheres to the Code of Good Tax Practices of 20 July, 2010.

H. 1.-OTHER INTEREST INFORMATION

Bankia has a System of Corporate Governance approved by the Board of Directors and inspired by the Bankia Group’s corporate values with respect to business ethics and corporate social responsibility: integrity, professionalism, commitment, closeness and focus on achievement.

This system is also underpinned by the principles of good governance assumed and developed by the Company in t he Corporate Governance Policy and Definition of the Bankia Group Structure, and as regards internal governance approved by the Company’s Board of Directors based on the recommendations of the Good Governance Code for Listed Companies approved by the Board of the CNMV in 2015.

Bankia’s System of Corporate Governance comprises a set of internal policies, standards and procedures in accordance with prevailing legislation and the scope of corporate autonomy supported therein, ultimately aimed at satisfying the corporate interest, understood as the common interest of all shareholders of an independent, public listed company (sociedad anónima) focused on the profitable and sustainable pursuit of its objects and the creation of long-term value, which in the case Bankia entails a broad institutional and retail shareholder base.

Bankia’s System Of Corporate Governance comprises mainly (i) Corporate Texts, (ii) Internal Procedures and Rules of Conduct and (iii) Corporate Policies.

(i)       Corporate texts:

•	Bylaws.

•	General Meeting of Shareholders Regulations.

•	Board of Directors Regulations.

•	Audit and Compliance Committee Regulations.

•	Appointments and Responsible Management Regulations.

•	Remunerations Committe Regulations.

(ii)Internal Procedures and Rules of Conduct:

The Company and the Group also have other internal procedures and rules of conduct that comply with regulatory requirements in legal or statutory provisions, or those arising from good governance recommendations.

These include, among others, the following rules and procedures:

•	Code of Ethics and Conduct.

•	Internal Rules of Conduct for Securities Markets.

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Said basic texts within the scope of codes of conduct are developed and complemented through other internal procedures and provisions, such as the Client Protection Regulations and the Confidential Whistleblowing Channel Regulations, as well as others addressing issues like of the prevention of money laundering and terrorist financing, all of which falls within the framework of Bankia’s commitment to promote an ethical corporate culture and the fulfilment and advancement of the Entity’s responsible behavior.

(iii)       Corporate Policies:

These policies determine the general principles and guidelines that regulate the governing bodies, duties, activities and processes of the Company and its Group, establishing a framework for action that grants legal security to the company and its Group. They are general in nature and permanent. They were approved by the Board of Directors, taking into account the relevant legal requirements, such as good governance recommendations.

Specifically, Bankia’s System of Corporate Governance includes, inter alia, the following:

•	Bankia Corporate Governance Policy and Definition of the Bankia Group Structure.

•	Information, communication and contacts policy with shareholders, institutional investors and voting advisors.

•	Policy of Suitability of Directors General or Similar, and other holders of key bankia functions and Selection Policy,Diversity, Integration and Training of Directors.

•	Policy of Selection and Appointment of the members of the Senior Management of Bankia.

•	Remuneration policy of directors and directors-general or those who develop their senior management functions.

•	Risk management and control policies.

•	Investment and financing policy.

•	Responsible management policy.

•	Dividend policy.

•	Policy on treasure shares.

•	Conflicts of interest policy.

•	Compliance policy.

•	Policy of new products.

In 2019, the Board of Directors updated the corporate governance system and several policies; e.g., the Group Corp orate Governance and Organisational Structure Policy, the Policy on the Suitability of Directors, General Managers and Other Key Function Holders, the Policy on the Selection, Diversity, Suitability, Integration and Training of Directors, the Policy on the Selection and Appointment of Senior Managers, and the Conflicts of Interest Policy.

H.2.-OTHER INTEREST INFORMATION SECTION A5

SECTION A.5.

On 25 January 2019, was subscribed an agreement related to the management of the indirect ownership of the FROB through BFA Tenedora de Acciones, S.A.U. in Bankia S.A.

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SECTION C.1.30 (continuation)

•	Engagement under contract, rotation of appointment:

•	Monitoring of contract expiry dates, signing of audit reports, submission of replacement options/competition in October.

•	The external auditor’s Quality and Independence Manual sets out their policy on rotation of partners and key personnel.

•	Fees and transparency:

•	Monthly monitoring of the 70% limit on each new proposal submitted to the Audit and Compliance Committee.

•	Six-monthly reconciliation of billing recorded on Bankia’s systems to proposals reviewed, accounting records and billing reported by the external auditor.

•	Six-monthly review of billing for services provided to Bankia in proportion to the external auditor’s total revenue.

Specific mechanisms established by the Company to safeguard the independence of financial analysts, investment banks and credit rating agencies:

Moreover, article 38 of the Regulations of the Board of Directors states that the Board of Directors will establish mechanisms for the regular sharing of information with institutional investors who are among the Company’s shareholders, and that the relations between the Board of Directors and institutional shareholders may not result in delivery to such shareholders of information that could give them a privilege or advantage over other shareholders.

Article 36(5) of the Regulations of the Board of Directors states that the Board of Directors shall define, promote and publish on its website a policy for communication with shareholders, institutional investors and proxy advisors that is fully consistent with the rules against market abuse and gives similar treatment to shareholders that are in the same position.

This policy is applicable to information and communications provided by the Company to financial analysts, investment banks and rating agencies. For financial analysts, regulatory compliance recommendations are adhered to. For investment banks, where they are advisors to the Bank, the relationship is governed by non-disclosure agreements and all parties involved are included on the lists of insiders as applicable in accordance with prevailing law. For rating agencies, the relationship is governed by non-disclosure agreements. Credit rating agency analysts are subject to the specific regulations of the ESMA (European Securities and Markets Authority) that apply to them.

In this respect, the Policy of Information, Communication and Contacts with shareholders, institutional investors and proxy advisors approved by the Board of Directors and which forms part of the Company’s corporate governance system, aims to engage and encourage permanent dialogue with the Company’s stakeholders, particularly its shareholders, institutional investors and proxy advisors, in order to generate stable and sound relations and promote transparency within the framework of corporate interest, acting in accordance with the following principles: (i) transparent communication, (ii) information and ongoing dialogue, (iii) equal treatment and non-discrimination, (iv) commitment and integrity in the dissemination, communication and management of corporate information, (v) innovation, sustainability and development in the use of new technologies, and (vi) compliance with the law and the corporate governance system.

SECTION C.2.1. (continuation)

FUNCTIONS OF THE RISK ADVISORY COMMITTEE (continued)

The Risk Advisory Committee will perform the following functions:

a)       Advise the Board of Directors on the Company’s general risk appetite, now and in the future, and its strategy in this respect, and assist the Board in overseeing the implementation of that strategy. Nevertheless, the Board of Directors will have ultimate responsibility for the risks taken by the Company.

b)       Ensure that the pricing of the assets and liabilities offered to customers takes the Company’s business model and risk strategy fully into account. Where this is not the case, the Risk Advisory Committee will present the Board of Directors with a plan to remedy the situation.

c)       Determine, together with the Board of Directors, the nature, quantity, format and frequency of the risk reports the Risk Advisory Committee and the Board of Directors are to receive.

d)       Collaborate to establish rational remuneration policies and practices. For this purpose, without prejudice to the functions of the Remuneration Committee, the Risk Advisory Committee will monitor the incentives provided by the remuneration system to ensure that it gives proper consideration to risk, capital, liquidity and the probability and timing of profits.

e)       Present risk policies to the Board of Directors.

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f) Propose the Company’s and the Group’s risk control and risk management policy to the board of directors through the internal capital adequacy assessment (ICAAP) report, which must identify in particular: - The different types of financial and non-financial risk the Company and Group are exposed to (including operational, technological, financial, legal, social, environmental, political and reputational risks), with the inclusion under financial or economic risks of contingent liabilities and other off-balance-sheet risks.

•	The internal reporting and control systems of the Company or the Group for the management and control of risks, including contingent liabilities and off-balance-sheet risks.

•	The risk levels assumed by the Company.

•	The corrective measures to limit the impact of the identified risks, should they materialise.

g)       Refer to the Board of Directors proposals regarding:

•	Approval of policies for assumption, management, control and reduction of risks to which the Company is or may be exposed, including those arising from the macroeconomic environment in relation to the current stage of the economic cycle.

•	Approval of the general internal control strategies and procedures, on the status of which it periodically will be advised.

•	Periodic reports of the results of verification and control functions undertaken by the Company’s units.

h)       Periodically monitor the credit quality of the Company and the Group to make proposals to the Board of Directors on control of matching the risks taken to the established risk profile, paying particular attention to the main customers of the Company and Group and the distribution of risk by business sector, geographical area and risk type.

i)       Periodically check the systems, processes, assessment methods and criteria for approving transactions.

j)       Make proposals to the Board of Directors for the assessment, monitoring and implementation of instructions and recommendations issued by supervisory bodies in the exercise of their function and, where applicable, refer to the Board of Directors any proposals for actions to be taken, while following the instructions received.

k)       Verify that the Company’s risk reporting processes are appropriate for managing the risks taken and, wheren appropriate, propose any improvements that may be considered necessary to correct them.

l)       Make proposals to the Board of Directors in relation to the Company’s credit risk authority framework.

m)       Supervise the internal control and risk management function. The officer in charge of this year shall provide the Committee, at at the end of each year, with a report of activities, evaluating whether the risk unit has the processes, technical resources and personnel necessary for proper performance of its duties in an independent manner, consistent with the Company’s risk profile.

In particular, the the Risk Advisory Committee shall supervise the functions of the risks unit with respect to:

•	Ensure that risk control and management systems are functioning correctly and, specifically, that major risks the Company is exposed to are correctly identified, managed and quantified.

•	Participate actively in the preparation of risk strategies and in key decisions about their management.

•	Ensure that risk control and management systems are mitigating risks effectively in the frame of the policy drawn up by the Board of Directors.

APPOINTMENTS AND RESPONSIBLE MANAGEMENT COMMITTEE (CONTINUATION)

To perform its functions more effectively, the Committee may use whatever resources it considers appropriate, including taking advice from outside professionals in matters within its remit, ensuring suitable alignment of interests and scrutinising, at the time of engagement, any potential conflicts of interest that might exist. The Committee shall receive adequate funds for this purpose and shall submit to the Board for approval an annual budget, or alternative mechanisms.

If advisors are retained to assist the Committee in its selection, appointment and assessment roles, they shall be different from any advisors who might assist the Remuneration Committee in its remuneration policy work. The above is subject to the principle of proportionality and the specific circumstances of each case.

The Committee shall record any potential conflict of interest affecting the external advisors, the detail of the fees earned by each advisor over the year and the actions taken to safeguard their independence. External advisors shall be required to disclose in their service provision proposals any conflicts of interest they may have with the Company, with the directors or with potential candidates for Chairman, CEO or director.

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In the performance of its duties, the Appointments and Responsible Management Committee shall take into account, inasmuch as possible and on a continuing basis, the need to ensure that the Board of Directors’ decision -making is not dominated by one individual or by a small group of individuals such as could harm the interests of the Bank as a whole.

ACTIONS:

In 2019, the Appointments and Reponsible Management Committee’s key actions focused on:

•	Annual verification of the status of directors: The Committee verified the status of directors and was briefed on business relations between the Bank and the independent directors. Such relations are disclosed in the annual corporate governance report.

•	Reports on appointments: In 2019, the Committee submitted reports and proposals to the Board of Directors for the appointment and ratification of directors and their specific positions, and regarding senior management. The Committee reported on replacements of Board Committee members and the appointment of the Lead Independent Director.

•	Policy for the selection of directors and senior managers: In 2019, the Committee reported favourably on the proposal to update the policy on the suitability of directors, general managers and other key function holders at Bankia and the policy on the selection, diversity, integration and training of directors, and on the proposal to update the policy on selection and appointment of members of senior management. The Committee was briefed on the annual verification of compliance with the policy for the selection of directors, the report on the annual verification of compliance with the policy for the selection and appointment of senior managers and the report on the annual verification of compliance with the Board diversity policy. The Committee was informed at several meetings of the steps taken to meet the gender diversity target and of the start of the process of assessing the suitability of the selected female candidates.

•	Assessment: The Committee was informed of the 2019 Suitability Assessment Report, which covers some 80 people, including directors, general managers or similar positions and key personnel of Bankia, and of the proposal to update the Group’s suitability manual. The Committee was also informed of the membership of t he management bodies of Group companies and the suitability of their members. The Committee was briefed on the evaluation of the Board and its Committees, and on performance assessment of the Chairman, the Chief Executive Officer, the Lead Independent Director and individual directors.

•	Responsible management: In 2019, the Committee reviewed, monitored and evaluated the Responsible Management Policy and Plan. The Committee was informed about the sponsorship and social action policy and the results of proxy advisors’ evaluations, the proposed policy for the protection of human rights and the activity report of the Ethics and Conduct Committee. The Committee was also informed about the management of responsible and sustainable investments and the ESG criteria (Environmental, Social and Governance).

•	Succession plans: At meetings throughout the year, the Committee was informed of the Company’s succession plans and their updates, which are intended to ensure the continuity of the business and its leadership.

•	Annual Board Training Plan and New Directors Orientation Plan: The Committee was informed about the 2020 Board Training Plan. The Committee was also informed of the New Directors Orientation Plan.

•	Other activities in 2019: Monitoring and assessment to determine the identified group, amendment of the Regulations of the Board of Directors and approval of the Regulations of the Appointments and Responsible Management Committee, contracts of the members of the Management Committee, voting recommendations for the General Meeting of Shareholders, the consolidated statement of non-financial information, relations with supervisory bodies, modification of the management structure of the Bank and the Annual Corporate Governance Report within the scope of its remit, among other activities.

The Appointments and Responsible Management Committee produces a detailed annual activity report. The report is made available to shareholders when the General Meeting of Shareholders is called and is accessible on the corporate website (www.bankia.com).

FUNCTIONS OF THE APPOINTMENTS AND RESPONSIBLE MANAGEMENT COMMITTEE (CONTINUATION)

The Appointments and Responsible Management Committee will have general authority to propose and report on the appointment and removal of directors and senior managers. In particular, without prejudice to other tasks assigned to it by the Board, the Appointments and Responsible Management Committee shall have all the functions assigned to it by applicable legislation and, in particular and without limitation, the core responsibilities under Chapter III of the Regulations of the Committee, including:

•	Assess the competencies, knowledge, diversity and experience required on the Board of Directors and, in light of that assessment, define the roles and capabilities required of the candidates to fill each vacancy, and estimate the time and commitment that will be needed for them to perform their duties effectively, ensuring that non -executive directors have sufficient time available to discharge their responsibilities effectively;

•	Identify candidates and make recommendations and proposals to the Board of Directors for the appointment of independent directors by co-option or, if applicable, by vote of the shareholders in general meeting, and make proposals for the re-election or removal of such directors by the general meeting;

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•	Identify candidates, make recommendations and submit reports to the Board of Directors on proposals for the appointment of the remaining directors by co-option or by vote of the shareholders in General Meeting, and make proposals for their re-election or removal at the General Meeting;

•	Advise, at the request of the Chairman and on a non-binding basis, to the Board on the appointment or removal of senior managers of the Group and the basic terms and conditions of their contracts, without prejudice to the powers of the Remuneration Committee with regard to remuneration, and conduct regular reviews of the Board’s policy on the selection and appointment of senior managers of the Group, offering recommendations;

•	Examine and organise the succession plan for the Chairman, the Deputy Chairman, as appropriate, and the Chief Executive Officer and, where appropriate, submit proposals to the Board of Directors with a view to ensuring orderly, planned succession;

•	To safeguard the independence, impartiality and professionalism of the Secretary and Assistant Secretary of the Board of Directors, submit reports on their appointment and removal for approval by the full Board;

•	Set a target for the level of representation of the less well represented gender on the Board of Directors and draw up guidelines on how to increase the number of people of the less well represented gender so as to meet that target. The Committee will also take steps to ensure that the selection procedures used to fill vacancies do not have implicit biases that prevent the selection of people of the less well represented gender;

•	At regular intervals and at least once a year, assess the structure, size, composition and perfor mance of the Board of Directors, making recommendations to the Board in respect of possible changes;

•	At regular intervals and at least once a year, assess the suitability of the various members of the Board of Directors and of the Board as a whole and report the results to the Board;

•	Report to the Board of Directors on matters of good corporate governance in areas within the Committee’s remit (objectives, talent management, liability insurance, etc.) and make proposals for improvement;

•	Propose the director selection policy to the Board of Directors and run an annual check on compliance with the policy;

•	Without prejudice to the responsibilities attributed to the Audit and Compliance Committee, the Ethics and Conduct Committee will submit to the Appointments Committee periodically, and at least at the end of each year, a report of activities regarding the performance of the duties assigned to it and, in particular, on the oversight and monitoring of the Code of Ethics and Conduct;

•	Review the Company’s corporate social responsibility policy, ensuring that it is geared to value creation;

•	Monitor corporate social responsibility strategy and practices and assess compliance with them;

•	Oversee relations with the various stakeholder groups;

•	Evaluate all matters related to social, environmental, political and reputational risks of the Company, independently of the powers that rest with the Risk Advisory Committee and other committees for supervising risks;

•	Coordinate the process of reporting non-financial and diversity information, in accordance with applicable regulations and international standards of reference, independently of the powers that rest with other committees;

The duties and responsibilities of the Appointments and Responsible Management Committee are set out in Article 15 of the Regulations of the Board of Directors, and are further implemented by the Regulations of the Appointments and Responsible Management Committee. Both sets of regulations are available at the corporate website (www.bankia.com).

REMUNERATION COMMITTEE (CONTINUATION)

The Committee shall record any potential conflict of interest affecting the external advisors, the detail of the fees earned by each advisor over the year and the actions taken to safeguard their independen ce. External advisors shall be required to disclose in their service provision proposals any conflicts of interest they may have with the Company, with the directors or with potential candidates for Chairman, CEO or director.

ACTIONS:

The main actions carried out in 2019 by the Remuneration Committee addressed the following:

•	Remuneration policy for directors and senior managers: In 2019, the Committee regularly reviewed the remuneration policy for directors and senior managers, reported on the modification of the remuneration policy for directors, updated the remuneration policy for Bankia’s employees and was informed on the alignment of the 2019 objectives with the Risk Appetite Framework (RAF), variable remuneration for 2018, the remuneration of the new members of the Management Committee, multi-year variable remuneration for 2019 and the disclosures on remuneration to be included in the financial statements for 2018 and in the half-yearly financial statements for 2019. The Committee was also briefed on authorisation from the European Central Bank as to payment of variable remuneration.

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•	2018 Annual Report on Directors’ Remuneration and Annual Corporate Governance Report: The Committee reported favourably on the 2018 Annual Corporate Governance Report regarding matters within its scope of concern and on the 2018 Annual Report on Directors’ Remuneration.

•	Other actions: In 2019, the Committee was briefed on, among other matters, the identification and updating of the Identified Group, the process of setting targets for 2019 and performance review for 2018, the Group’s consolidated statement of non-financial information, voting recommendations for the 2019 General Meeting of Shareholders issued by the main proxy advisors, and the amendment of the Regulations of the Board of Directors and approval of the Regulations of the Remuneration Committee. The Committee was informed about the amendments under CRD V (Directive EU 2019/878 of the European Parliament and of the Council) regarding remuneration, and the impact on the Company’s remuneration policy of Ley 5/2019, on mortgage lending.

The Remuneration Committee produces a detailed annual activity report. The report is made available to shareholders when the General Meeting of Shareholders is called and is accessible on the corporate website (www.bankia.com)).

FUNCTIONS OF THE REMUNERATION COMMITTEE (continued)

In addition to any other tasks assigned to it by the Board, the Remuneration Committee has general powers to repor t on and propose remuneration for directors and senior managers. In particular, and without limitation, the Committee shall have the powers under Chapter III of its Regulations, including but not limited to:

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•	Submit proposals to the Board of Directors for the policy on the remuneration of directors and general managers or senior managers who report directly to the Board, an executive committee or the CEO, as well as the individual remuneration and other contractual terms of executive directors, and oversee compliance;

•	Report on senior management remuneration. The Committee will oversee the remuneration of the heads of Internal Audit, Risks and Compliance;

•	Periodically review the Company’s remuneration programmes, assessing their appropriateness and effectiveness, the remuneration policy applied to directors and senior officers, including share-based remuneration systems and their application, and ensure that their individual compensation is proportionate to the amounts paid to other directors and senior officers in the Company;

•	Ensure transparency in remuneration and the inclusion of information about directors’ remuneration in the annual report on directors’ remuneration and the annual corporate governance report, submitting such information as may be necessary to the Board for that purpose;

•	Monitor compliance with the remuneration policy set by the Company;

•	Submit proposals to the Board on any remuneration decisions to be made by the Board that may have an impact on risk and the Company’s risk management, taking the long-term interests of shareholders, investors and other stakeholders into account, as well as the public interest, all this without prejudice to the functions assigned to the Risk Advisory Committee in this matter;

•	Ensure that conflicts of interest do not undermine the independence of any external advice the Committee engages;

•	Verify the information on director and senior managers’ pay contained in corporate documents, including the annual report on directors’ remuneration, which shall require a report to the Board of Directors.

The duties and responsibilities of the Remuneration Committee are set out in Article 15 bis of the Regulations of the Board of Directors, and are further implemented by the Regulations of the Remuneration Committee. Both sets of regulations are available at the corporate website (www.bankia.com).

FUNCTIONS OF THE BOARD RISK COMMITTEE (continued)

The Board Risk Committee shall have the following functions, among others:

a)       Make decisions within the scope of the authority delegated by the Board of Directors in risk matters specifically provided for in the Board’s current delegation resolution.

b)       Within its scope of authority, set the overall preclassification limits for account holders or customer groups in relation to exposures by risk class.

c)       Report to the Board of Directors on risks that may affect the Company’s capital adequacy, recurring results, operations or eputation.

d)       With respect to the approval of risk types other than credit risk, the authorities of the Board Risk Committee will be those delegated to it by the Board of Directors at any given time.

AUDIT AND COMPLIANCE COMMITTEE (CONTINUATION) ACTIONS:

In 2019, the Audit and Compliance Committee’s key actions focused on:

•	Financial and non-financial reporting and related internal control mechanisms: In 2019, the Committee oversaw the preparation and fairness of the Company’s separate and consolidated financial statements and the Bankia Group’s consolidated non-financial statement. The Committee was briefed on the proposals and update reports on accounting policies and manuals (Financial Disclosure Policy, Accounting Policies Manual, IFRS 9 Business Models Manual (an implementation of the Accounting Policies Manual), IFRS 9 SPPI Test Manual (an implementation of the Accounting Policies Manual) and Internal Methodology Manual for Repossessed Assets. Over the year, the Committee regularly oversaw the effectiveness of the Company’s internal control, internal audit and risk management systems and, in particular, the system of Internal Control over Financial Reporting (ICFR) and the ICFR Policy update. The Committee was briefed on the activities of the Ethics and Conduct Committee and the Whistleblowing Channel and their updated Regulations.

The Committee was briefed on the activities of the Ethics and Conduct Committee and the Whistleblowing Channel and their updated Regulations.

•	Regulatory Compliance: The Committee is the oversight body for our compliance risk control systems and monitors the Compliance function. The Committee was informed on the progress of the Annual Compliance Plan for 2018 and the content and monitoring of the Plan for 2019, which it regularly monitors, and the Compliance Transformation Plan. The Committee was briefed on the progress of compliance control activities, including: activity reports on crime risk and the updating of Bankia’s Crime Prevention Policy, anti-money laundering and terrorist financing and reports by external experts, reports on the Internal Rules of Conduct in the Securities Market, compliance with the Market Abuse Prevention Policy, personal data protection and related compliance initiatives, the updating of the Outsourcing Policy, the Conflicts of Interest Policy, monitoring of requirements and inspections by supervisory bodies, quarterly reports on investment and banking services, reports on related-party transactions, the Order Execution Policy and the Customer Asset Protection Policy, inter alia.

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•	Corporate governance: The Committee oversaw the effectiveness of and compliance with governance rules and procedures, review and updating of the Company’s Corporate Governance System and Corporate Policies, the 2018 Corporate Governance Report, the suitability of the content that the Board of Directors includes in annual public documentation, the amendment of the Regulations of the Board of Directors and the approval of the Regulations of the Appointments and Responsible Management Committee and the Regulations of the Remuneration Committee.

•	Related-party transactions: In 2019, the Committee reported on related-party transactions involving members of the Board and transactions with significant shareholders, supervised the Framework Agreement between Bankia and BFA and wa s briefed on the agreement for the management by the FROB of its indirect interest in Bankia (through BFA).

•	Risk management and control: Within its sphere of concern, the Committee took part in the management and control of the Bank’s risks, supervising risk management systems in the financial reporting process, including tax risks. The Committee also evaluated the Company’s regulatory and litigation risks and was briefed on Bankia’s Lending and Funding Policy over the year and on the report on protection of customer assets. As part of its risk management and control duties, in 2019 the Committee held two joint meetings with the Risk Advisory Committee.

•	Internal audit activity: Bankia’s Corporate Internal Audit Department reports to the Audit and Compliance Committee. The Chairman of the Committee may approach the department at any time to request information on its activities. In this domain, the Committee was briefed on the progress of the 2018 Audit Plan and the 2019 Plan, the assessment of the performance of the internal audit unit, and the department’s budget and resource plan. Furthermore, the Committee received monthly reports on the independence of the external auditors, on the reviews associated with the appointment of the external auditor and the follow-up report on the external auditor’s recommendations.

•	External audit activity: The external auditors were invited to attend 7 meetings of the Committee in 2019, at which they confirmed their independence, presented the conclusions of the audit of the 2018 financial statements and the planning, scope and conclusions of the audit engagement as at 30 June 2019 and for the financial statements for 2019. The Committee verified the fees paid to the external auditor for its engagements. The Committee received written confirmation from the external auditor of its independence from the Bankia Group and from entities directly or indirectly related to the Bank. The external auditor also presented the Committee with a report supplementing the audit report and t he annual report on customer asset protection. Among other activities in this domain, the Committee was informed of the survey on the external auditor’s performance. In compliance with Bankia’s External Auditor Selection Policy, the Committee was briefed on a timely basis on the progress of the selection process.

Having analysed the proposals, verified compliance with the External Auditor Selection Procedure and examined the proposals submitted within the competitive process, the Audit and Compliance Committee stated that it had been properly informed, and, free from any third-party influence, expressed a preference for the audit firm KPMG to audit the financial statements for 2020, 2021 and 2022. The Committee resolved to lay this recommendation before the Board of Directors for consideration and, as the case might be, submission to the shareholders at a General Meeting.

•	Follow-up to the Committee’s action plans: The Audit and Compliance Committee received reports throughout 2019 on the schedule of planned and recurring matters to be examined, and regularly followed up action plans, meeting on a monthly schedule, in addition to ad hoc meetings convened as appropriate over the year.

•	Other activities: In 2019, the Committee examined and supervised the following matters, inter alia: tax information, supervision of dividend policy, treasury share transactions, policy on signing powers, registration documents and issuance programmes, documentation relating to the 2018 year-end and the annual report of the Customer Service Department.

In 2019, the Bank did not create or acquire shares in special purpose vehicles or entities domiciled in countries or territories listed as tax havens. Therefore the Audit and Compliance Committee did not report to the Board of Directors on this matter.

The Audit and Compliance Committee produces a detailed annual activity report. The report is made available to shareholders when the General Meeting of Shareholders is called and is accessible on the corporate website (www.bankia.com).

FUNCTIONS OF THE AUDIT AND COMPLIANCE COMMITTEE (CONTINUATION)

Without prejudice to any other tasks that may be assigned to it by the Board of Directors, and in accordance with article 14 of the Regulations of the Board of Directors and the Regulation of the Audit and Compliance Committee, the Audit and Compliance Committee has all the functions assigned to it under applicable law and, in particular and without limitation:

•	Report to the General Meeting on issues that fall within its remit and, in particular, on the audit findings, explaining how the audit has contributed to the integrity of the financial information and the Committee’s role in this process.

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•	Supervise the effectiveness of the internal control of the Company, the internal audit (where applicable), and risk management systems, and discuss with the statutory auditor any material weaknesses of the internal control system that may have been detected in the audit, without comprising its independence. To this end, where appropriate the Committee may make recommendations or submit proposals to the Board of Directors, along with the related follow -up period.

•	Supervise the preparation and filing of regulatory financial information and make recommendations or submit proposals to the Board of Directors to safeguard the integrity of the financial information.

•	Make recommendations to the Board of Directors for the selection, appointment, re-election and removal of the statutory auditor, and oversee the selection process in accordance with EU legislation and the terms and conditions of engagement.

•	Establish appropriate relations with the external auditors so as to receive information on matters that could jeopardize the external auditor’s independence, so that they may be examined by the committe e, and on any other matters arising from the auditing of the Company’s accounts and, as appropriate, authorise the services permitted under the terms of EU legislation and regulations regarding independence, and make any other disclosures required under applicable legislation and auditing standards. In any event, the Committee will also receive an annual statement from the external auditors certifying their independence in relation to the Company or entities directly or indirectly related to it, as well as detailed information about any additional services of any kind provided and the fees received from these entities by the independent auditor, or by individuals or entities related to it, in accordance with the laws on auditing.

•	Issue a report each year, prior to the release of the auditors’ report, expressing an opinion on whether the independence of the external auditor or audit firms has been compromised. This report will contain an assessment of any additional non-audit services provided, as referred to in the previous section, considered individually and in the aggregate, in relation to the auditors’ independence and compliance with auditing standards.

•	Examine and supervising compliance with the Regulations of the Board of Directors, the internal regulations on the Company’s conduct in securities markets, the anti-money laundering manuals and procedures and, in general, the Company’s governance and compliance rules, making the necessary proposals for improvement thereof.

•	Report to the Board on the creation or acquisition of shares in special purpose vehicles or entities resident in countries or territories classified as tax havens, and any other transactions or operations of a comparable nature the complexity of which could impair the transparency of the group.

•	Report in advance to the Board of Directors on any matters within its remit under the law, the Bylaws or the Regulations of the Board.

•	Any other functions which have been assigned to it, or for which it has been granted authority, by the Board.

•	The Audit and Compliance committee will also report to the Board on related-party transactions, before the Board makes any decision in this respect.

•	The Audit and Compliance Committee shall be informed of any fundamental changes or corporate tran sactions the Company is planning, so the Committee can analyse the operation and report to the Board of Directors beforehand on its economic conditions and accounting impact and, when applicable, the exchange ratio proposed.

The duties and responsibilities of the Audit and Compliance Committee are set out in Article 14 of the Regulations of the Board of Directors, and are further implemented by the Regulations of the Audit and Compliance Committee. Both sets of regulations are available at the corporate website (www.bankia.com).

SECTIONS E.1 (CONTINUATION)

The Board of Directors of the Company is consistently committed to ensure that the risk control and management model, especially with regard to crime prevention, prevents or minimises the probability of irregular practices and ensures, when any such conduct is detected, that it is stopped and the persons responsible are brought to account, to the strictest standards. The Audit and Compliance Committee takes the above into account as part of its role of monitoring the effectiveness of internal control and internal audit, in accordance with the criteria of the supervisory bodies and mandatory disclosures to the markets via the Non-Financial Statement and this Annual Corporate Governance Report.

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Tax risk:

A tax risk control procedure has been in place since 2015. The associated process describing this control is documented. In accordance with this procedure, all transactions approved by Centralised Committees or Gover ning Bodies are backed, where necessary, by an opinion from a tax advisor or, in his absence, a certified, external tax advisor. This is also required by the New Products Committee for the launch of each new product or service. For the remaining Committees, the groups responsible for making proposals must verify whether a tax opinion has been issued if so required in accordance with the established criteria.

Work will continue on the planned activities in the Entity’s transformation process in 2020.

SECTION E.2. (CONTINUATION)

g)       Contingency Committee. This committee meets quarterly and its duties include identifying, monitoring and measuring legal and tax contingencies, analysing their probability of occurrence and adopting mitigation measures, as well as analysing the sufficiency of the provisions set aside for the contingencies.

h)       Risk Control and Oversight Committee. Its risk-related functions include controlling, overseeing and exercising effective challenge to trends in the Group’s risk profile, the risk appetite approved by the Board of Directors, and the business model from a holistic and forward-looking perspective, analysing any deviations affecting the Group’s risk profile, solvency and/or liquidity, proposing, where necessary, any measures considered appropriate

i)       Regulatory Compliance Committee. This committee meets monthly. Its duties related to risk include mainly identifying, assessing and managing compliance risks related to the Group’s operations; updating and managing codes of conduct; and drafting, maintaining and overseeing compliance manuals and policies.

j)       Operational and Technological Risk Committee. Its functions related to risk include knowing the Group’s operational risk profile through a qualitative self-assessment, analysing actual operational losses and monitoring various indicators. It must also propose the annual operational and technological risk appetite and tolerance framework and approve the implementation of specific policies and procedures affecting operational and technological risk.

k)       Cybersecurity Committee. Its functions include monitoring the status of cybersecurity and reporting regularly to the Board of Directors. In addition, its competencies include strategic decision-making on cybersecurity investments and deciding the Cybersecurity Risk Appetite Framework.

SECTION E.6. (CONTINUATION)

Operational risk. In 2013, the Entity chose the standardized approach for calculating its capital requirements, subsequently making improvements in operational risk management on several fronts, including the real loss database and the extension of the self-assessment to all Group companies.

For the follow-up of this risk, the Entity counts with management policies and procedures established which allow us to identify, measure, monitor and control the operational risks of the Entity.

Bankia’s operational risk management objectives are to foster a culture of operational risk management, especially with regard to risk awareness, assume responsibility and commitments, and service quality, ensure operational risks are identified and measured in order to prevent possible damages that could affect results.

Bankia performs Operational and Technological Risk Management that not only covers the recognition of events that generate losses and the accounting thereof, but also promotes the control thereof, in order to minimize potential negative effects through the continuous improvement of the processes and the reinforcement of operational controls.

Operational and Technological Risk Management must be implemented throughout the entity to contribute to the realisation of the institutional objectives, through the management, prevention and mitigation of associated risks.

Reputational risk. To monitor this risk, the entity has procedures in place that enable it to identify, measure, monitor and control its reputational risks. Based on these policies, the entity is able to identify and quantify this type of risk and to identify potential additional sources of reputational risk.

Tax risk. Tax risk control was first implemented in 2015 and the associated process describing this control was documented. Where required, all transactions approved by centralized committees or governing bodies are backed by an opinion from a tax advisor or, in his absence, an certified, external tax advisor. This is also required by the New Products Committee for the launch of each new product or service. For the remaining Committees, the groups responsible for making proposals must verify whether a tax opinion has been issued if so required in accordance with the established criteria.

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SECTION G.6.

The Company publishes the reports indicated in the recommendation sufficiently in advance of the General Meeting of Shareholders. In particular, the Audit and Compliance Committee’s annual report is included in the information on auditor independence, related-party transactions and the functioning of the Audit and Compliance Committee.

SECTION G.37 Y G.38

The Bylaws and the Board of Directors Regulations allow the Board of Directors to create an Executive Committee. However, one has not been set up and no members to it have been appointed. Therefore, in accordance with article 45 of the Bylaws, when the Executive Committee is not constituted, the Board of Directors will retain its authority.

SECTION G.62

To date, no executive directors have received shares from remuneration schemes because they have expressly waived their entitlement to the variable remuneration system or because the deferral period has not elapsed.

In addition, for Bankia, based on the restrictions to variable remuneration provided in Ministerial Order ECC/1762/2012, the variable remuneration that may be awarded each year to executive directors may not exceed 60% of their annual fixed remuneration; i.e. a maximum of EUR 300,000, of which 50% is received in shares (maximum of EUR 150,000 gross), over a deferral and retention period of 4-6 years.

H.3.- OTHER INTEREST INFORMATION

In terms of Corporate Governance, the Company is not subject to other than Spanish Legislation.

Institutional initiatives adhered to by Bankia:

•	Code of Best Tax Practices of the Spanish Tax Authorities (CBPT). In 2016, the Board of Directors of Bankia agreed to adhere to the Code of Best Tax Practices of the Spanish Tax Authorities (CBPT). The Code of Best Tax Practices contains recommendations, which are undertaken voluntarily by the Spanish Tax Authorities and signatories, to enhance the application of the Spanish tax system by increasing legal security, mutual cooperation based on g ood faith and legitimate trust between the Tax Authorities and companies, and the application of responsible tax policies at companies with the knowledge of the Board of Directors.

Date of adhesion: March 31, 2016

•	The Code of Best Practices for the able restructuring of mortgage loans for normal residence. Adhesion to the Code is voluntary and implies accepting a series of mechanisms designed to enable the restructuring of mortgage loans of borrowers experiencing extraordinary difficulties in meeting their payment obligations, as set forth in Royal Decree- Law 6/2012, of 9 March, on urgent measures to protect mortgagors without funds.

Date of adhesion: April 10, 2012.

•	Housing Social Fund. The fund was created pursuant to an agreement spearheaded by the Economy and Competitiveness Ministry, the Health, Social Services and Equality Ministry, the Development Ministry, the Bank of Spain, the Spanish Federation of Towns and Provinces (FEMP), the Third Sector Platform (non-governmental organisations), the banking employers’ association and 33 credit institutions. The Social Housing Fund provides housing to families in a particularly vulnerable situation that have been evicted since 1 January 2008 for non-payment of a mortgage loan or other regulated circumstances. Bankia has contributed 2,921 homes to the Fund.

Date of adhesion: January 17, 2013.

•	United Nations Global Compact. Bankia promotes and embraces the 10 universal principles in the areas of Human Rights, Labour, Environment and Anti-Corruption.

Date of adhesion: November 15, 2013.

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•	SpainSIF. Platform created in Spain to promote socially responsible investment (SRI). The platform includes financial institutions, fund managers, SRI service providers and not-for-profit organisations.

Date of adhesion: January 1, 2011.

•	Forética (Forum for the Assessment of Ethical Management). A multi-stakeholder organisation that works together with companies to promote ethical and socially responsible policies based on the engagement and participatio n of all stakeholders through decision forums.

Date of adhesion: November 2012.

•	Diversity Charter. Initiative framed under European Union non-discrimination policies implying a voluntary commitment to support diversity and non-discrimination in the workplace.

Date of adhesion: April 23, 2014.

•	Fundación SERES (Responsible Society and Businesses). Spanish non-governmental organisation (NGO) comprising more than 100 companies set up to foster commitment of companies to improve society through responsible a ctions aligned to the strategy of each company that creates value for everyone.

Date of adhesion: July 29, 2014.

•	Fundación LEALTAD. A not-for-profit organisation that offers individuals and companies independent, objective and consistent information on NGOs to help them decide which one to collaborate with, and guide them in monitoring their donations. This information is based on free analysis of transparency by the foundation of NGOs that request it voluntarily.

Date of adhesion: July 2, 2014.

•	Fundación ETNOR (foundation for ethics in business and organisations). Non-profit organisation founded in 1991 to promote acknowledgement, dissemination and respect for the ethical values inherent to economic activity and the quality of public and private organisations and institutions.

Date of adhesion: November 5, 2015.

•	Plan de Educación Financiera (financial literacy plan) of the CNMV and the Bank of Spain. Plan to spread a financial culture in society, providing tools and knowledge to aid in financial decisión-making. Date of adhesion: January 1, 2011.

•	Asociación para la Autorregulación de la Comunicación Comercial (Autocontrol). Platform comprising self-regulation systems, as industry’s response to the demands of society for guarantees of confidence and credibility in advertising, without intending to replace legal control, but rather to complement this was co-regulation.

Date of adhesion: January 1, 2011.

•	The Spanish Association of Advertisers is the non-profit professional association that represents advertising companies in the defence of their interests in all matters affecting commercial communication. It represents advertising companies (more than 200 associates) so that they can communicate and dialog with society ethically, responsibly and efficiently. The association defends the freedoms of communication and competition and seeks the recognition of the value of their brands’ communication.

Date of adhesion: January 1, 2011.

•	Spanish Association of Social Responsibility Directors (DIRSE). The purpose of this association is to know, define and demarcate the status of the profession of CSR managers with rigour and, accordingly, dignify their management function and professional performance. It also aims to identify and transfer to Spain the trends of similar associations in other countries that have provided inspiration.

Date of adhesion: December 16, 2015.

•	The Spanish Green Growth Group is an association that promotes public-private collaboration to make joint progress regarding environmental challenges, through solutions regarding climate change mitigation and adaptation, the decarbonisation of the economy and the promotion of a circular economy. This association encourages companies to participate in national and international debate forums and shares information to point out opportunities for Spanish companies.

Date of adhesion: November 2, 2017.

•	The Company and Society Foundation is an organization that drives social change through business innovation and promotes innovative ideas through studies, collaborative forums and services. It works through a permanent observatory on business, economy and society, and provides associative services to identify business solutions and contents, form part of innovation committees and collaborate with business work groups.

105

Date of adhesion: September 6, 2017.

•	Dow Jones Sustainability Index (DJSI). Bankia was included in this index 2016, which recognises it as one of the most sustainable companies in the world. Only 28 banks in the world (of which 11 are European, including three Spanish banks) are included in the index. The DSJI evaluates companies’ economic, environmental and social performance. Bankia left the index in 2018, but on recognition by analyst RobecoSam, it rejoined the Dow Jones Sustainability Index Europe in September 2019

Date of adhesion: September 9, 2016.

•	FTSE4Good Index. This is an internationally renowned index, in which Bankia was included for the first time in 2016. It is designed to facilitate investment in companies that manage their businesses in accordance with ESG (environmental, social and Corporate Governance) criteria and that are international benchmarks for sustainability (understood as corporate social responsibility).

Date of adhesion: December 30, 2016.

•	CDP is an independent organization, not-for-profit organisation with the world’s largest database of corporate information on climate change and representing more than 820 institutional investors. It provides the only global system for companies to report on their environmental impacts and the measures adopted to reduce them.

Date of participation: January 1, 2012.

•	Fundación Ecología y Desarrollo (ECODES) It promotes achievement of a sustainable economic and social development model by generating, implementing and disseminating activity models that factor in environmental and social costs in institutional, business and personal decision-making processes. Moreover, through ECODES, Bankia has become a strategic ally in the #PorElClima community, whose objective is to help and facilitate pro-climate actions and raise awareness about the efforts of social agents to stop climate change.

Date of adhesion: April 4, 2018.

•	Corporate Excellence – Centre for Reputation Leadership. Fundación Excelencia Corporativa en Comunicación y Reputación (Fundación ECCR), under the brand name “Corporate Excellence – Centre for Reputation Leadership”, whose purpose is to develop and encourage initiatives and actions that can help enhance corporate and business reputation. Its main objectives are: to boost organisations’ competitiveness and legitimacy through excellent management of their reputation, brand, communication, public affairs, sustainability, metrics and training; to demonstrate the economic impact of intangible assets and resources; to promote long-term strategies with a multi-stakeholder vision; and to promote cooperation between different social actors as a means of regaining trust and generating economic, social and environmental value.

Date of adhesion: 11 July, 2018.

•	TCFD. Bankia has undertaken to abide by the recommendations on financing and climate change of the Task Force on Climate-related Financial Disclosure (TCFD) promoted by the UN Financial Stability Board. Bankia will follow the recommendations of the UN Financial Stability Board (FSB) in assessing its climate -related risks and opportunities to promote its transition to a low-carbon economy. The recommendations of the Task Force on Climate-related Financial Disclosure focus on four thematic areas: governance, strategy, risk management, and metrics and targets. Addressing these recommendations will help Bankia to measure and manage its climate-related risks.

Date of adhesion: 5 June, 2018.

•	UNEPFI. UN Environment Programme Finance Initiative (UNEP FI) is a partnership between UNEP and the global financial sector to mobilize private sector finance for sustainable development. Bankia has signed up for two initiatives promoted by UNEPFI:

•	Principles for Responsible Banking. This commitment implies that signatories of the principles recognise their active role in creating a sustainable economy and their commitment to integrating environmental and social considerations in their operations to achieve a sustainable banking industry.

•	Collective Commitment to Climate Action. The entity is committed to developing products and services that facilitate the economic transition required to achieve climate neutrality. The signatories undertake to align their operations with the Paris Agreement and the United Nations Sustainable Development Goals (SDGs).

Date of adhesion: 22 September, 2019.

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This Annual Corporate Governance Report was approved by the Company’s Board of Directors at its meeting held on:

[ 21/02/2020 ]

Indicate whether Board Members voted against or abstained from voting for or against the approval of this Report.

[ ] Yes

[ √ ] No

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Statement to certify that the Board of Directors of BANKIA, S.A., at its meeting of 21 February 2020, has formulated the consolidated Annual Accounts and consolidated Management Report for the period from 1 January 2019 to 31 December 2019, comprising: financial statements and notes thereto on 195 pages, numbered from 1 to 195, and Management Report on 64 pages, numbered 1 to 64, to which the Annual Corporate Governance Report and the consolidated Statement of Non-Financial Information of the Bankia Group are attached as schedules. These documents have been approved with the signatures affixed below of the members of the Board of Directors of BANKIA, S.A., and have been flourished on all pages by the Secretary of the Company. The directors declare that, to the best of their knowledge, said accounts have been prepared in accordance with the applicable accounting principles and give a true and fair view of the net assets, of the financial position and of the earnings of the Company and of the entities in the consolidation taken as a whole. The Management Report also includes true and fair analysis of the performance and earnings and of the position of the Company and of the entities in the consolidation taken as a whole, together with a description of the main risks and uncertainties that they face.

Madrid, 21 February 2020.

By:			By:
	Name:	Mr. José Ignacio Goirigolzarri Tellaeche		Name:	Mr. José Sevilla Álvarez
	Title:	Chairman		Title:	Chief Executive Officer

By:			By:
	Name:	Mr. Joaquín Ayuso García		Name:	Mr. Francisco Javier Campo García
	Title:	Director		Title:	Director

By:			By:
	Name:	Ms. Eva Castillo Sanz		Name:	Mr. Jorge Cosmen Menéndez-Castañedo
	Title:	Director		Title:	Director

By:			By:
	Name:	Mr. Carlos Egea Krauel		Name:	Mr. José Luis Feito Higueruela
	Title:	Director		Title:	Director

By:			By:
	Name:	Mr. Fernando Fernández Méndez de And		Name:	Ms. Laura González Molero
	Title:	Director		Title:	Director

By:			By:
	Name:	Mr. Antonio Greño Hidalgo		Name:	Mr. Antonio Ortega Parra
	Title:	Director		Title:	Director

By:
				Name:	Mr. Miguel Crespo Rodríguez
				Title:	Secretary of the Board

Independent Assurance Report on the Consolidated Non-Financial
Statement for the year ended 31 December 2019

BANKIA, S.A. AND SUBSIDIARIES

Ernst & Young, S.L. Calle de Raimundo Fernández Villaverde, 65 28003 Madrid	Tel: 915 727 200 Fax: 915 727 238 ey.com

INDEPENDENT ASSURANCE REPORT ON THE CONSOLIDATED NON-FINANCIAL STATEMENT

Translation of a report originally issued in Spanish. In the event of discrepancy, the Spanish-language version prevails

To the shareholders of Bankia, S.A.:

Pursuant to article 49 of the Commercial Code, we have performed a verification, with a limited assurance scope, of the accompanying Consolidated Non-Financial Statement (hereinafter NFS) for the year ended December, 31 2019 of Bankia, S.A. and subsidiaries (hereinafter, Bankia Group), which is part of the Bankia Group 2019 Consolidated Management Report.

The content of the NFS includes additional information to that required by prevailing mercantile regulations in relation to non-financial information statement that has not been subject to our verification. In this regard, our review has been exclusively limited to the verification of the information shown in “Index of Contents required by Spanish Law 11/2018” and “GRI Content Index”, included in the accompanying NFS.

Responsibility of the Board of Directors

The preparation of the NFS included in the Consolidated Management Report of Bankia Group, as well as its contents, is the responsibility of the directors of Bankia, S.A. The NFS was prepared in accordance with the content required by prevailing company law and in conformity with the criteria outlined in the Global Reporting Initiative Sustainability Reporting Standards (GRI standards) according to comprehensive option, as well as other criteria, including Financial Services Sector Disclosures, described in the section provided for each subject matter in “Index of Contents required by Spanish Law 11/2018” and “GRI Content Index”, included in the accompanying NFS.

The Board of Directors are also responsible for the design, implementation and maintenance of such internal control as they determine is necessary to enable the preparation of a NFS that is free from material misstatement, whether due to fraud or error.

They are further responsible for defining, implementing, adapting and maintaining the management systems from which the information necessary for the preparation of the NFS is obtained.

Our independence and quality control

We have complied with the independence and other Code of Ethics requirements for accounting professionals issued by the International Ethics Standards Board for Accountants (IESBA), which is based on the fundamental principles of integrity, objectivity, professional competence, diligence, confidentiality and professionalism.

Our Firm complies with the International Standard on Quality Control No. 1 and thus maintains a global quality control system that includes documented policies and procedures related to compliance with ethical requirements, professional standards, as well as applicable legal provisions and regulations.

The engagement team consisted of experts in the review of Non-Financial Information Statement and, specifically, in information about economic, social and environmental performance.

Domicilio Social: Calle de Raimundo Fernández Villaverde, 65. 28003 Madrid - Inscrita en el Registro Mercantil de Madrid, tomo 9.364 general, 8.130 de la sección 3ª del Libro de Sociedades, folio 68, hoja nº 87.690-1, inscripción 1ª. C.I.F. B-78970506.

A member firm of Ernst & Young Global Limited.

Our responsibility

Our responsibility is to express our conclusions in an independent limited assurance report. Our review has been performed in accordance with the requirements established in prevailing International Standard on Assurance Engagements 3000 “Assurance Engagements Other than Audits or Reviews of Historical Financial Information” (ISAE 3000 Revised) issued by the International Auditing and Assurance Standards Board (IAASB) of the International Federation of Accountants (IFAC) and the guidelines for verifying Non-Financial Statement, issued by the Spanish Official Register of Auditors of Accounts (ICJCE).

The procedures carried out in a limited assurance engagement vary in nature and timing and are smaller in scope than reasonable assurance engagements, and therefore, the level of assurance provided is likewise lower.

Our work consisted in requesting information from Management and the various Group units of Bankia Group participating in the preparation of the NFS, reviewing the process for gathering and validating the information included in the NFS, and applying certain analytical procedures and sampling review tests as described below:

●	Meeting with Bankia Group personnel to know the business model, policies and management approaches applied, the main risks related to these matters and obtain the necessary information for our external review.

●	Analyzing the scope, relevance and integrity of the content included in the NFS based on the materiality analysis made by Bankia Group and described in chapter 2, considering the content required by prevailing mercantile regulations.

●	Analyzing the processes for gathering and validating the data included in the 2019 NFS.

●	Reviewing the information on the risks, policies and management approaches applied in relation to the material aspects included in the NFS.

●	Checking, through tests, based on a selection of a sample, the information related to the content of the 2019 NFS and its correct compilation from the data provided.

●	Obtaining a representation letter from the Board of Directors and Management.

Conclusions

Based on the limited assurance procedures conducted and the evidence obtained, no matter has come to our attention that would cause us to believe that Bankia Group NFS for the year ended December 31, 2019 has not been prepared, in all material respects, in accordance with the contents required by prevailing company law and the criteria outlined in the Global Reporting Initiative Sustainability Reporting Standards (GRI standards) according to comprehensive option, as well as other criteria, including Financial Services Sector Disclosures, described in the section provided for each subject matter in “Index of Contents required by Spanish Law 11/2018” and “GRI Content Index”, included in the accompanying NFS.

2

Use and distribution

This report was prepared in response to the requirement established by prevailing company law in Spain and may not be appropriate for other uses and jurisdictions.

ERNST & YOUNG, S.L.

(signed in the original version)

Alberto Castilla Vida

February 24, 2020

3

Report for 2019 on the Information Relating to the System of Internal Control over Financial Reporting (ICFR)

BANKIA, S.A.

Ernst & Young, S.L. Calle de Raimundo Fernández Villaverde, 65 28003 Madrid	Tel: 915 727 200 Fax: 915 727 238 ey.com

Translation of a report originally issued in Spanish. In the event of discrepancy, the Spanish-language version prevails.

AUDITOR’S REPORT ON THE INFORMATION RELATING TO THE SYSTEM OF INTERNAL CONTROL OVER FINANCIAL REPORTING (ICFR) OF BANKIA, S.A.

To the Board of Directors of Bankia, S.A.:

As requested by the Board of Directors of Bankia, S.A. (“the Company”) and in accordance with our engagement letter dated 23 September 2019, we have applied certain procedures to the “Information relating to the ICFR system” contained in the Section “F. Internal control over financial reporting (ICFR) risk control and management systems” of Bankia, S.A.’s 2019 Annual Corporate Governance Report, which summarises the internal control procedures of the Company in relation to its annual financial reporting.

The Board of Directors is responsible for adopting the appropriate measures in order to reasonably guarantee the implementation, maintenance and supervision of an adequate internal control system and for making improvements to that system and for preparing and establishing the content of the accompanying information relating to the system of ICFR.

It should be noted in this regard, irrespective of the quality of the design and operating capacity of the internal control system adopted by the Company in relation to its annual financial reporting, the system can only permit reasonable, but not absolute, assurance in connection with the objectives pursued, due to the limitations inherent to any internal control system.

In the course of our audit work on the financial statements and pursuant to Auditing Standards generally accepted in Spain, the sole purpose of our assessment of the internal control of the Company was to enable us to establish the scope, nature and timing of the audit procedures to be applied to the Company’s financial statements. Therefore, our assessment of internal control performed for the purposes of the aforementioned audit of financial statements was not sufficiently extensive to enable us to express a specific opinion on the effectiveness of the internal control over the regulated annual financial reporting.

For the purpose of issuing this report, we applied exclusively the specific procedures described below and indicated in the Guidelines on the Auditors’ report relating to information on the Internal Control over Financial Reporting on Listed Companies, published by the Spanish National Securities Market Commission (CNMV), on its website, which sets out the work to be performed, the minimum scope of this work, and the content of this report. Since the work resulting from such procedures has, in any case, a reduced scope that is significantly less extensive than that of an audit or a review of the internal control system, we do not express an opinion on the effectiveness thereof, or on its design or operating effectiveness, in relation to the Company's annual financial reporting for 2019 described in the accompanying information relating to the system of ICFR. Therefore, had procedures additional to those provided for in the engagement letter been applied or an audit or a review of the system of internal control over the regulated annual financial reporting been performed, other matters or aspects might have been disclosed which would have been reported to you.

Also, since this special engagement does not constitute an audit of financial statements and is not subject to the Consolidated Spanish Audit Law, we do not express an audit opinion in the terms provided for in that Law.

Domicilio Social: Calle de Raimundo Fernández Villaverde, 65. 28003 Madrid - Inscrita en el Registro Mercantil de Madrid, tomo 9.364 general, 8.130 de la sección 3ª del Libro de Sociedades, folio 68, hoja nº 87.690-1, inscripción 1ª. C.I.F. B-78970506.

A member firm of Ernst & Young Global Limited.

The procedures applied were as follows:

1.	Understanding of the information prepared by the Company in relation to the system of ICFR - disclosure information included in the managements’ report- and assessment of whether this information addresses all the information required in section F, relating to the description of the system of ICFR, of the Annual Corporate Governance Report model established in Circular nº 5/2013 of the National Securities Market Commission, dated June 12, 2013 as modified by Circular nº 7/2105 of the National Securities Market Commission, dated December 22, 2015 and by Circular nº 2/2018 of the National Securities Market Commission, dated October 12, 2018.

2.	Inquiries of personnel in charge of preparing the information detailed in point 1 above for the purpose of achieving: (i) familiarisation with the preparation process; (ii) obtainment of the information required in order to assess whether the terminology used is adapted to the definitions provided in the reference framework; (iii) obtainment of information on whether the aforementioned control procedures have been implemented and are in use at the Company.

3.	Review of the explanatory supporting documentation for the information detailed in point 1 above, including the documentation furnished directly to the personnel in charge of preparing the ICFR descriptive information. In this respect, the aforementioned documentation includes reports prepared by the Internal Audit Department, senior executives or other internal or external experts providing support functions to the Audit and Compliance Committee.

4.	Comparison of the information detailed in point 1 above with the Company’s knowledge of the system of ICFR obtained as a result of the application of the procedures carried out as part of the audit of its financial statements.

5.	Reading the minutes of meetings of the Board of Directors, the Audit and Compliance Committee and of other Company committees in order to assess the consistency between the ICFR issues addressed therein and the information detailed in point 1 above.

6.	Obtainment of the representation letter concerning the work performed, duly signed by the personnel in charge of the preparation of the information detailed in point 1 above.

The procedures applied to the Information relating to the system of ICFR did not disclose any inconsistencies or incidents that might affect the Information.

This report has been prepared exclusively under the framework of the requirements established by article 540 of the Consolidated Text of the Corporates Act (Ley de Sociedades de Capital) and Circular nº 5/2013 of the National Securities Market Commission, dated June 12, 2013 as modified by Circular nº 7/2105 of the National Securities Market Commission, dated December 22, 2015 and by Circular nº 2/2018 of the National Securities Market Commission, dated October 12, 2018 for the purposes of describing ICFR in Annual Corporate Governance Reports.

ERNST & YOUNG, S.L.

(signed in the original version)

Jaume Pallerols Cat

February 24, 2020

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